As filed with the Securities and Exchange Commission on June 22, 2026.

Registration No. 333-295563

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ATII Holdings Inc.*

(Exact name of Registrant as Specified in its Charter)

For Co-Registrants, see “Table of Co-Registrants” below.

Delaware	6770	41-2980280
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2093 Philadelphia Pike #1968

Claymont, DE 19703

(725) 312-2430

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Long Long

Chief Executive Officer

2093 Philadelphia Pike #1968

Claymont, DE 19703

(725) 312-2430

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4000	Curtis Zimmermann Chief Legal Counsel Forge Nano, Inc. 12300 Grant St. #100 Thornton, CO 80241 (720) 259-8579	Benjamin M. Goodchild Timothy Cruickshank Christodoulos Kaoutzanis Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

*

Prior to the consummation of the Business Combination described herein, Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (“ATII”), intends to merge with and into its wholly owned subsidiary, ATII Holdings Inc., a Delaware corporation (“Pubco”), with Pubco continuing as the surviving company (the “Domestication Merger”) pursuant to the Companies Act (as revised) of the Cayman Islands and the Delaware General Corporation Law, as amended. Upon effectiveness of the Domestication Merger, Pubco, as the surviving entity in the Domestication Merger, will be incorporated under the laws of the State of Delaware. All securities being registered will be issued by Pubco. In connection with the Business Combination, Pubco intends to change its name to “Forge Nano Holdings Inc.”

The registrant and co-registrant hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant and co-registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S.Employer
	Incorporation or	Classification	Identification
Exact Name of Co-Registrant as Specified in its Charter(1)(2)	Organization	Code Number	Number
Forge Nano, Inc.	Delaware	3569	45-239850
(1)	The Co-Registrant has the following principal executive office: 12300 Grant St. #100, Thornton, CO 80241
(2)	The agent for service for the Co-Registrant is: Forge Nano, Inc., Attn: Paul Lichty, CEO, 12300 Grant St. #100, Thornton, CO 80241

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The co-registrants may not issue the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the securities and exchange commission, of which this preliminary proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED June 22, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

ARCHIMEDES TECH SPAC PARTNERS II CO.

(a Cayman Islands exempted company)

PROSPECTUS FOR UP TO 251,510,000 SHARES OF COMMON STOCK AND
11,920,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

OF

ATII Holdings Inc.

(to be renamed “Forge Nano Holdings Inc.” in connection with the Business Combination described herein)

The board of directors of Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (“ATII” or the “Company”), has unanimously approved: (1) the merger of ATII with and into ATII Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATII (“Pubco”), with Pubco surviving such merger (the “Domestication Merger”) pursuant to the Merger Agreement attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; (2) at least one day after the effective time of the Domestication Merger (the “Domestication Merger Effective Time”), (i) the merger of ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of ATII (“Merger Sub I”) with and into Forge Nano, Inc., a Delaware corporation (“Forge Nano”), with Forge Nano surviving (the “Initial Surviving Corporation”) such merger (the “First Company Merger”), pursuant to the Merger Agreement and as more fully described elsewhere in this proxy statement/prospectus and (ii) immediately following the effective time of the First Company Merger (the “First Effective Time”), the merger of the Initial Surviving Corporation with and into ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of ATII (“Merger Sub II”), with Merger Sub II surviving (the “Surviving Company”) such merger (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”), pursuant to the Merger Agreement and as more fully described elsewhere in this proxy statement/prospectus; and (3) the other transactions contemplated by the Merger Agreement and documents related thereto (such transactions, together with the Domestication Merger, the Company Mergers, collectively, the “Proposed Transaction” or “Business Combination”).

On April 20, 2026, ATII, Pubco, Merger Sub I, Merger Sub II and Forge Nano entered into the Merger Agreement. Capitalized terms used in this proxy statement/prospectus but not otherwise defined herein have the meanings given to them in the Merger Agreement.

The Domestication Merger

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, ATII will re-domicile and become a Delaware corporation by merging with Pubco, following which the separate corporate existence of ATII will cease and Pubco will continue as the surviving corporation. At the Domestication Merger Effective Time, Pubco will adopt Delaware organizational documents, which will provide, among other things, that the name of Pubco will be changed to “Forge Nano Holdings Inc.”

Immediately prior to the Domestication Merger Effective Time, each then issued and outstanding unit of ATII (an “ATII Unit”) will separate and convert automatically into one ordinary share, par value $0.0001 per share, of ATII (an “ATII Ordinary Share”) and one-half of one warrant of ATII, each whole warrant entitling the holder thereof to acquire one ATII Ordinary Share at a purchase price of $11.50 per share (the “ATII Warrants”), and all ATII Units will cease to be outstanding and will cease to exist. At the Domestication Merger Effective Time, each then issued and outstanding ATII Ordinary Share (which, for the avoidance of doubt, includes ATII Ordinary Shares held as a result of the separation of the ATII Units) will be cancelled in exchange for the right to receive one share of common stock, par value $0.0001 per share, of Pubco (each, a share of “Pubco Common Stock”) and each ATII Warrant that is outstanding and unexercised shall convert automatically into a warrant to acquire one share of Pubco Common Stock at a purchase price of $11.50 per share (each, a “Pubco SPAC Warrant”), pursuant to the terms of the Warrant Agreement, dated as of February 10, 2025, by and between the Purchaser and Odyssey Transfer and Trust Company, as warrant agent (the “ATII Warrant Agreement”).

For more information, please see the section of this proxy statement entitled “Proposal No. 2 – The Domestication Merger Proposal.”

First Company Merger

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, at least one day following the Domestication Merger Effective Time, Merger Sub I will merge with and into Forge Nano, with Forge Nano surviving as the Initial Surviving Corporation and as a result of which the holders of the issued and outstanding capital stock of Forge Nano will receive shares of Pubco Common Stock in exchange for the issued and outstanding capital stock of Forge Nano. As a result of the First Company Merger, Forge Nano will become a wholly-owned subsidiary of Pubco.

At the First Effective Time: (i) each share of each class of Forge Nano’s preferred stock, par value $0.0001 per share (the “Forge Nano Preferred Stock”), that is issued and outstanding immediately prior to the First Effective Time shall be converted into shares of Forge Nano Common Stock (as defined below) pursuant to Forge Nano’s organizational documents as in effect immediately prior to the First Effective Time; (ii) each share of Forge Nano’s common stock, par value $0.0001 per share (the “Forge Nano Common Stock”), that is issued and outstanding immediately prior to the First Effective Time (including shares of Forge Nano Common Stock issued upon conversion of the shares of Forge Nano Preferred Stock, but not including treasury shares which will be canceled immediately prior to the First Effective Time) will be cancelled and automatically converted into the right to receive, without interest, the applicable pro rata portion of the Closing Payment Shares (as defined below) for such number of shares of Forge Nano Common Stock (the “Applicable Per Share Merger Consideration”); (iii) each outstanding warrant of Forge Nano (a “Forge Nano Warrant”) that is issued and outstanding and unexpired immediately prior to the First Effective Time will be assumed by Pubco and become a corresponding Pubco warrant (a “Pubco Forge Nano Warrant”), subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Forge Nano Warrant immediately prior to the First Effective Time; and (iv) each option or other right to acquire securities of Forge Nano and/or its affiliates held by Ascent Funds International Management LLC, including those specified in the Amended and Restated Consulting Agreement between Ascent Funds International Management LLC and the Company dated September 1, 2025 (the “Forge Nano Ascent Options” and together with the Forge Nano Warrants, the “Forge Nano Convertible Securities”), that is issued and outstanding and unexpired immediately prior to the First Effective Time will be cancelled and converted into one warrant to purchase shares of Pubco Common Stock (a “Pubco Ascent Warrant” and together with the Pubco Forge Nano Warrants, the “Pubco Convertible Securities”) pursuant to the Pubco Ascent Warrant Agreement, substantially in the form attached to the Merger Agreement. Under the Merger Agreement, “Closing Payment Shares” means such number of shares of Pubco Common Stock equal to (a)(i) $1,200,000,000 divided by (ii) $10.00 minus (b) the Pubco Common Stock issuable upon exercise of any Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any.

At the First Effective Time, each option to purchase shares of Forge Nano Common Stock (each, a “Forge Nano Option”) that is issued and outstanding and unexpired immediately prior to the First Effective Time will be converted into an option to purchase shares of Pubco Common Stock (each, a “Pubco Option”) on substantially the same terms and conditions, including with respect to vesting and termination-related provisions (as applicable, except that such Pubco Options will relate to the number of whole shares of Pubco Common Stock (rounded down to the nearest whole share) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Forge Nano Common Stock subject to such Forge Nano Option immediately prior to the First Effective Time and (b) the quotient of (1) the Applicable Per Share Merger Consideration divided by (ii) the Equity Award Conversion Amount (as defined in the Merger Agreement), with an exercise price per Pubco Option (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Forge Nano Option by (ii) the Equity Award Conversion Amount.

Earn-Out

Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities will be entitled to receive a proportional amount of up to an aggregate of 90,000,000 additional shares of Pubco Common Stock (the “Earn-Out Shares”), issuable upon achievement of certain milestones during the five (5) year period following the Closing Date (the “Earn-Out Period”). The Earn-Out Shares will be issued at or prior to the Closing to the Escrow Agent and will be disbursed therefrom upon achievement of the applicable milestones as follows:

●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP (as defined in the Merger Agreement) of Pubco Common Stock equals or exceeds $15.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”) for the preceding twelve months equals or exceeds $400,000,000;

●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP of Pubco Common Stock equals or exceeds $20.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $600,000,000; and
●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP of Pubco Common Stock equals or exceeds $25.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $800,000,000.

The milestones applicable to the Earn-Out Shares operate on a cumulative basis, such that if a higher milestone is achieved, the lower milestones are deemed achieved as well and the Earn-Out Shares attributable to such achieved milestone and each lower milestone will be disbursed. The Earn-Out Shares attributable to holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities pursuant to the Merger Agreement will only be disbursed by the Escrow Agent if an applicable milestone is achieved upon the exercise, conversion or settlement of any Pubco Convertible Securities in accordance with their terms.

Second Company Merger

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, immediately following the First Effective Time, the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the Surviving Company and Pubco acquiring one membership interest in Surviving Company and such membership interest will constitute the only outstanding equity of the Surviving Company.

Consummation of the Business Combination is conditioned on the approval of each of the Condition Precedent Proposals. If any of the Condition Precedent Proposals are not approved at the extraordinary general meeting (or any adjournment or postponement thereof), then unless certain conditions in the Merger Agreement are waived by all parties to the Merger Agreement, the Merger Agreement may be terminated and the Business Combination may not be consummated.

For more information, please see the section of this proxy statement entitled “Proposal No. 1 – The Business Combination Proposal – Merger Consideration.”

After careful consideration, the board of directors of ATII (the “ATII Board”) has (1) approved and declared advisable the Business Combination and the transactions contemplated thereby, (2) declared that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of ATII and the holders of ATII Ordinary Shares, (3) determined that the Merger Agreement be submitted to the holders of ATII Ordinary Shares for the approval and adoption of the Business Combination and the transactions contemplated thereby, and (4) determined to recommend to the holders of ATII Ordinary Shares the adoption of the Merger Agreement and the approval of the Business Combination and the transactions contemplated thereby, including the election of six (6) directors to a staggered board of directors of Pubco following the Closing.

PIPE Financing

Concurrently with the execution of the Merger Agreement, ATII, Pubco and Forge Nano entered into a subscription agreement (the “PIPE Subscription Agreement”) with a certain accredited investor (the “PIPE Investor”), pursuant to which, subject to the terms and conditions thereof, Pubco will, substantially concurrently with, and contingent upon, the consummation of the Business Combination, sell an aggregate of 10,000,000 shares of Pubco Common Stock (the “PIPE Subscribed Shares”) to the PIPE Investor at a subscription price of $10.00 per share and warrants (the “PIPE Warrants”) to purchase an aggregate of 15,000,000 shares of Pubco Common Stock to the PIPE Investor, each with an exercise price of $10.00 (subject to adjustments as described below), for an aggregate purchase price of $100,000,000 (the “PIPE Financing”). A copy of the PIPE Subscription Agreement is attached to this proxy statement/prospectus as Annex H and a copy of the PIPE Warrant Certificate is attached to this proxy statement/prospectus as Annex I.

In addition, concurrently with the execution of the Merger Agreement, ATII and Forge Nano entered into the Purchaser Support Agreement (as defined herein) with the Sponsor, a copy of which is attached to this proxy statement/prospectus as Annex C. Pursuant to the Purchaser Support Agreement, the Sponsor will transfer an aggregate of 3,000,000 Founder Shares (or the 3,000,000 shares of Pubco Common Stock into which such Founder Shares are converted in the Domestication Merger) held by them to the PIPE Investor at the Closing in connection with the PIPE Financing for no additional cash consideration.

In the event that on the 21st trading day following the six-month anniversary of Closing, the VWAP (as defined in the PIPE Warrant Certificate) of the Pubco Common Stock is less than the Exercise Price (as defined in the PIPE Warrant Certificate), Pubco will issue to the PIPE Investor the additional warrants entitling the PIPE Investor to purchase up to 10,000,000 shares of Pubco Common Stock (the “Reset PIPE Warrants”), in an amount equal to (i) the product of (x) 5,000,000, multiplied by (y) the Exercise Price then in effect divided by the PIPE Reset Price minus (ii) 5,000,000. In addition, if, on the 24-month anniversary of the Closing Date, the PIPE Investor certifies in writing that the PIPE Investor beneficially owns 5,000,000 shares of Pubco Common Stock, Pubco will issue to the PIPE Investor the additional warrants entitling the PIPE Investor to purchase 5,000,000 shares of Pubco Common Stock (the “Additional PIPE Warrants”).

The PIPE Subscription Agreement contains customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the PIPE Investor and are subject to customary closing conditions and termination rights. The closing of the PIPE Financing (the “PIPE Closing”) is conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the PIPE Subscription Agreement (subject to certain bring-down standards).

Prior to Closing, ATII, Pubco and Forge Nano intend to enter into subscription agreements (the “Additional PIPE Subscription Agreements”) with certain other accredited investors (collectively, the “Additional PIPE Investors” and together with the PIPE Investor, the “PIPE Investors”), pursuant to which and subject to the terms and conditions thereof, Pubco will sell in a private placement to close immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Business Combination, an aggregate of 2,100,000 shares of Pubco Common Stock (the “Additional PIPE Subscribed Shares”) to the Additional PIPE Investors at a subscription price of $10.00 per share, for an aggregate purchase price of $21,000,000 (the “Additional PIPE Financing”). ATII, Pubco and Forge Nano expect that definitive documentation relating to the Additional PIPE Financing will be executed in June 2026.

The Additional PIPE Subscription Agreements are expected to contain customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the Additional PIPE Investors and be subject to customary closing conditions and termination rights. The closing of the Additional PIPE Financing (the “Additional PIPE Closing”) is expected to be conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the Additional PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the Additional PIPE Subscription Agreements (subject to certain bring-down standards).

Conflicts of Interests of the Sponsor, the Insiders and the Initial Shareholders

Since the Sponsor and ATII’s directors and officers (collectively, the “Insiders”), their respective affiliates and representatives and certain initial shareholders of ATII (the “Initial Shareholders”), as well as Forge Nano’s directors and executive officers, on the one hand, have interests that are different from, or in addition to (and which may conflict with), the interests of the unaffiliated security holders of ATII, on the other hand, material conflicts of interest may exist in determining whether the Business Combination with Forge Nano is appropriate and may influence ATII’s directors in making their recommendation that you vote in favor of the proposals presented in the accompanying proxy statement/prospectus.

These conflicts of interest include, among other things, the interests listed below:

●	In June 2024, prior to the IPO (as defined herein), Archimedes Tech SPAC Sponsors II LLC (the “Sponsor”), which includes among its members ATII’s directors and officers (the “Insiders”), its affiliates and representatives and certain initial shareholders of ATII (collectively, the “Initial Shareholders”) acquired an aggregate of 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share.
●	In February 2025, the Sponsor, the Insiders and the Initial Shareholders purchased in a private placement that closed simultaneously with the closing of the IPO, an aggregate of 530,000 ATII Private Units at a price of $10.00 per unit, consisting of 530,000 ATII Private Shares and 265,000 ATII Private Warrants with an exercise price of $11.50 per share subject to the terms and conditions of the ATII Warrant Agreement.
●	As disclosed in the IPO prospectus, in order to finance transaction costs in connection with an initial business combination, the Sponsor or certain of ATII’s directors and officers may, but are not obligated to, loan ATII funds as may be required (the “Working Capital Loans”). If ATII completes an initial business combination by November 12, 2026 (or such later date that may be approved by holders of ATII Ordinary Shares in accordance with the Current Charter) (the “Completion Window”), ATII would repay the Working Capital Loans out of the proceeds of the Trust Account released to ATII in connection with its initial business combination. In the event that the Business Combination is not completed during the Completion Window, ATII may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loan but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of the Working Capital Loans may be convertible into private units of ATII, at a price of $10.00 per private unit, at the option of the lender. The units and their underlying securities would be identical to the ATII Private Units sold in a private placement that closed concurrently with the closing of the IPO. As of the date of this proxy statement/prospectus, ATII has no outstanding borrowings under Working Capital Loans.
●	The continued indemnification of the directors and current officers of ATII and the continuation of directors’ and officers’ liability insurance after the Business Combination is consummated.
●	The Sponsor and the Insiders will be reimbursed for out-of-pocket expenses incurred in connection with activities performed on our behalf, such as identifying potential target businesses and performing due diligence on suitable target businesses for purposes of completing an initial business combination during the Completion Window.
●	The fact that the Sponsor, the Insiders and the Initial Shareholders will lose their entire investment in ATII in the event ATII does not complete an initial business combination during the Completion Window. Additionally, after the Closing, certain ATII and Forge Nano officers and directors will be appointed as officers and directors of Pubco. Furthermore, ATII intends to use substantially all of the funds held in the Trust Account (as defined herein) to complete the Business Combination, after the payment to ATII Public Shareholders exercising Redemption Rights (as defined herein) in respect of ATII Public Shares held by them upon Closing, and any remaining amount will be used for future working capital and other corporate purposes of the combined entity following the Closing.

Additionally, pursuant to the Insider Letter entered into in connection with the IPO, the Sponsor, the Insiders and the Initial Shareholders have agreed to waive their rights to any liquidation distributions with respect to such Founder Shares, ATII Private Shares and ATII Private Warrants in the event the Business Combination (or any other initial business combination) is not consummated during the Completion Window. Accordingly, if ATII does not consummate the Business Combination during the Completion Window, each such Founder Share, ATII Private Share and ATII Private Warrant would become worthless and the Sponsor and the Initial Shareholders would lose their entire investment with respect to such Founder Shares, ATII Private Shares and ATII Private Warrants. Additionally, after the Closing, certain of ATII’s and Forge Nano’s officers and directors will be appointed as officers and directors of Pubco. Furthermore, ATII expects to use substantially all of the funds held in the Trust Account to complete the Business Combination, after the payment to ATII Public Shareholders electing to exercise redemption rights upon the Closing, and any remaining amount will be used for future working capital and the other corporate purposes of the combined entity. See “Questions and Answers about the Business Combination and the Extraordinary General Meeting — Q: What happens to the funds deposited in the Trust Account after consummation of the Proposed Transaction?” on page [     ].

No compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, or any of its affiliates, for services rendered prior to or in connection with the completion of the Business Combination. However, the Sponsor and ATII’s directors and officers will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

When you consider the recommendation of the ATII Board in favor of approval of the Business Combination Proposal and each of the other proposals presented to the holders of ATII Ordinary Shares in the accompanying proxy statement/prospectus, you should keep in mind that the Sponsor, the Insiders, the Initial Shareholders and Forge Nano’s directors and executive officers have interests in such proposals that are different from, or in addition to (and which may conflict with), those of the holders of ATII Ordinary Shares generally.

Ownership of Pubco after the Closing

Upon consummation of the Business Combination, the post-Closing share ownership of Pubco under (1) the No Additional Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, excluding the dilutive effect of Pubco SPAC Warrants, Pubco Forge Nano Warrants, Pubco Ascent Warrants, Pubco Options, PIPE Warrants, Reset PIPE Warrants, Additional PIPE Warrants and Earn- Out Shares, would be as follows:

	Voting Interests in Pubco
	No Additional		25%		50%		75%		Maximum
	Redemptions(1)		Redemptions(2)		Redemptions(3)		Redemptions(4)		Redemptions(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ATII Public Shareholders	23,000,000	15.3%	17,250,000	11.9%	11,500,000	8.3%	5,750,000	4.3%	—	0.0%
Initial Shareholders(6)	3,590,000	2.4%	3,590,000	2.5%	3,590,000	2.6%	3,590,000	2.7%	3,590,000	2.8%
Forge Nano Stockholders(7)	108,612,422	72.3%	108,612,422	75.1%	108,612,422	78.2%	108,612,422	81.6%	108,612,422	85.3%
PIPE Investors(8)	15,100,000	10.0%	15,100,000	10.5%	15,100,000	10.9%	15,100,000	11.4%	15,100,000	11.9%
Total	150,302,422	100.0%	144,552,422	100.0%	138,802,422	100.0%	133,052,422	100.0%	127,302,422	100.0%
(1)	Assumes that no ATII Public Shareholders exercise redemption rights with respect to their redeemable ATII Public Shares in exchange for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable ATII Public Shares, or 5,750,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $60.5 million from the funds in the Trust Account based on a redemption price of approximately $10.52 per share, which is based on the value of the funds in the Trust Account as of March 31, 2026 (the “Assumed Redemption Price”).
(3)	Assumes that 50% of maximum redeemable ATII Public Shares, or 11,500,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $121.0 million from the funds in the Trust Account based on the Assumed Redemption Price.
(4)	Assumes that 75% of maximum redeemable ATII Public Shares, or 17,250,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $181.5 million from the funds in the Trust Account based on the Assumed Redemption Price.
(5)	Assumes that 100% of maximum redeemable ATII Public Shares, or 23,000,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $242.0 million from the funds in the Trust Account based on the Assumed Redemption Price.
(6)	Consists of (i) the 2,750,000 shares of Pubco Common Stock issued to the Sponsor and the Initial Shareholders in exchange for 2,750,000 Founder Shares (assuming that 3,000,000 shares of Pubco Common Stock issued in exchange for 3,000,000 Founder Shares are transferred by the Sponsor to the PIPE Investor upon the Closing pursuant to the Purchaser Support Agreement, and that the Sponsor retains the remaining 300,000 Founder Shares subject to transfer under the Purchaser Support Agreement), (ii) the 530,000 ATII Private Shares held by the Sponsor and (iii) the 310,000 ATII Private Shares held by BTIG.
(7)	Consists of (i) the 108,612,422 shares of Pubco Common Stock issuable in respect of 3,773,525 shares of Forge Nano Common Stock (including shares of Forge Nano Common Stock issued upon conversion of Forge Nano Preferred Stock immediately prior to the First Effective Time (including all outstanding shares of Forge Nano Series D Preferred Stock issued following December 31, 2025)) based on an estimated exchange ratio of 28.78 (the “Exchange Ratio”). The Exchange Ratio is based on the Forge Nano Common Stock, Forge Nano Preferred Stock and Forge Nano Common Stock underlying the Forge Nano Convertible Securities, in each case, outstanding as of , 2026, and does not reflect any issuances of Forge Nano Common Stock, Forge Nano Preferred Stock or Forge Nano Convertible Securities after such date.

(8)	Consists of (i) the 10,000,000 PIPE Subscribed Shares acquired by the PIPE Investor pursuant to the PIPE Subscription Agreement at a subscription price of $10.00 per share, (ii) the 3,000,000 Founder Shares transferred by the Sponsor to the PIPE Investor in connection with the PIPE Financing for no additional cash consideration pursuant to the Purchaser Support Agreement, and (iii) the 2,100,000 Additional PIPE Subscribed Shares to be acquired by the Additional PIPE Investors pursuant to the Additional PIPE Subscription Agreements at a subscription price of $10.00 per share. After giving effect to the transfer of the 3,000,000 Founder Shares from the Sponsor, the PIPE Investor’s effective purchase price for shares of Pubco Common Stock received in connection with the PIPE Financing is approximately $7.69 per share, which is lower than the approximately $10.52 per share that ATII Public Shareholders would otherwise receive based on the Assumed Redemption Price.

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination on a fully diluted basis(1):

	Voting Interests in Pubco
	No		25%		50%		75%		Maximum
	Redemption		Redemptions		Redemptions		Redemptions		Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ATII Public Shareholders(2)	34,500,000	11.8%	28,750,000	10.0%	23,000,000	8.2%	17,250,000	6.2%	11,500,000	4.2%
Initial Shareholders(3)	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.5%	4,010,000	1.5%
Forge Nano Stockholders(4)	210,000,000	71.5%	210,000,000	73.0%	210,000,000	74.4%	210,000,000	76.0%	210,000,000	77.6%
PIPE Investor (5)	45,100,000	15.3%	45,100,000	15.6%	45,100,000	16.0%	45,100,000	16.3%	45,100,000	16.7%
Total	293,610,000	100.0%	287,860,000	100.0%	282,110,000	100.0%	276,360,000	100.0%	270,610,000	100.0%
(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects certain dilutive issuances as described in the following footnotes. This table excludes any ATII Ordinary Shares issuable upon exercise of the Pubco Options.
(2)	Includes the 11,500,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Public Warrants.
(3)	Includes the 420,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Private Warrants.
(4)	Includes (i) the 9,012,656 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants, consisting of (a) the 1,883,617 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 65,430 shares of Forge Nano Common Stock issuable upon exercise of the penny warrants to purchase shares of Forge Nano Common Stock (the “Forge Nano OIC Penny Warrants”) issued in connection with the OIC Credit Facility at an exercise price of $0.01 per share, as of immediately prior to the First Effective Time, based on the Exchange Ratio, (b) the 6,779,776 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 235,550 shares of Forge Nano Common Stock issuable upon exercise of the warrants to purchase shares of Forge Nano Common Stock (the “Forge Nano OIC Warrants”) issued in connection with the OIC Credit Agreement at an exercise price of $76.4167 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (c) the 89,169 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 3,098 shares of Forge Nano Common Stock underlying the warrants to purchase shares of Forge Nano Common Stock issued to Silicon Valley Bank (the “Forge Nano SVB Warrants”) at an exercise price of $15.88 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, and (d) the 260,455 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 9,049 shares of Forge Nano Common Stock underlying the warrants to purchase shares of Forge Nano Common Stock issued to Saoradh Energy Partners LLC (the “Forge Nano SEP Warrants”) at an exercise price of $15.80 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (ii) the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants issued in exchange for the 82,512 shares of Forge Nano Common underlying the Forge Nano Ascent Options, at an exercise price of $ per share as of immediately prior to the First Effective Time expiring on December 31, 2028, subject to extension to December 31, 2029 at the holder’s election, in which case the exercise price per share applicable to any exercise occurring between January 1, 2029 and December 31, 2029 will increase by 25%, from $ to $ per share, based on the Exchange Ratio and (iii) the 90,000,000 Earn-Out Shares to be distributed to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Forge Nano Convertible Securities upon achievement of certain milestones during the Earn-Out Period pursuant to the Merger Agreement.

(5)	Includes (i) the 15,000,000 shares of Pubco Common Stock underlying the PIPE Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus), (ii) the 5,000,000 shares of Pubco Common Stock underlying the Additional Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus) and (iii) the 10,000,000 shares of Pubco Common Stock underlying the Reset Warrants, with an initial exercise price equal to the PIPE Reset Price (subject to adjustments as described in this proxy statement/prospectus).

The table above excludes the dilutive impact of shares of Pubco Common Stock that will be available for issuance under Pubco’s incentive award plan immediately following completion of the Business Combination. Pubco Shareholders will experience additional dilution to the extent Pubco issues additional shares of Pubco Common Stock after the Closing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions by holders of ATII Public Shares will increase the dilutive effect of these issuances on non-redeeming holders of the ATII Public Shares.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 1 — The Business Combination Proposal — Ownership of Pubco After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. For more information, including the ownership percentages in the No Additional Redemptions Scenario and the effect of certain dilutive securities, see the section entitled “Proposal No. 1 – The Business Combination Proposal — Ownership of Pubco After the Closing”.

The ATII Units, ATII Ordinary Shares and ATII Warrants, in each case, that were issued in the initial public offering (“IPO”) pursuant to the final prospectus of ATII, dated as of February 10, 2025, and filed with the SEC on February 11, 2025, are currently listed on Nasdaq under the symbols “ATIIU,” “ATII” and “ATIIW,” respectively. Pubco intends to apply to obtain the listing of (1) the Pubco Common Stock and (2) the Pubco SPAC Warrants that were originally issued as part of the ATII Units in the IPO on Nasdaq under the proposed symbols “NANO” and “NANOW,” respectively, upon the Closing. Pubco will not have publicly traded units following the Closing. Pursuant to the terms of the Merger Agreement, as a closing condition, ATII is required to cause the Pubco Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by all of the parties to the Merger Agreement. It is important for you to know that, at the time of the extraordinary general meeting, ATII may not have received from Nasdaq confirmation of the listing of the Pubco Common Stock. As a result, you may be asked to vote to approve and adopt the Business Combination Proposal and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received, and the Business Combination could still be consummated if such condition is waived by all of the parties to the Merger Agreement and therefore the Pubco Common Stock would not be listed on any nationally recognized securities exchange.

After careful consideration, the ATII Board has unanimously approved the Merger Agreement and the other proposals described in this proxy statement/prospectus. The ATII Board has also determined that it is advisable to consummate the Business Combination and that the Business Combination is in the best interests of the holders of ATII Ordinary Shares and unanimously recommends that you vote or give instruction to vote “FOR” each proposal described in this proxy statement/prospectus. When you consider the ATII Board’s recommendation of these proposals, you should keep in mind that ATII’s directors and officers, as well as the Sponsor, have interests in the Business Combination that may conflict with the interests of holders of ATII Ordinary Shares generally. The ATII Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Proposed Transaction and in recommending to holders of ATII Ordinary Shares that they vote in favor of the proposals presented at the extraordinary general meeting.

ATII will hold an extraordinary general meeting of the holders of ATII Ordinary Shares (the “extraordinary general meeting”) to consider proposals to approve matters relating to the Business Combination at          Eastern Time, on         , 2026. The extraordinary general meeting will be a virtual meeting conducted via live webcast. For the purposes of Cayman Islands law and the Current Charter, the physical location of the meeting will be at. You or your proxyholder will be able to attend and vote at the extraordinary general meeting online by visiting          and using a control number assigned by Odyssey Transfer and Trust Company (the “Transfer Agent”). To register and receive access to the extraordinary general meeting, registered holders of ATII Ordinary Shares and “beneficial owners” of ATII Ordinary Shares (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

If you have any questions or need assistance voting your ATII Ordinary Shares, please contact           , our proxy solicitor, by email at         . Individuals may also call          toll free at         ; banks and brokers can call         . The notice of the extraordinary general meeting and the proxy statement/prospectus relating to the Business Combination will be available at         .

This document is (i) a prospectus related to the issuance by Pubco of Pubco Common Stock and Pubco Warrants in the Business Combination and pursuant to the terms of the Merger Agreement, and (ii) a proxy statement for ATII to use in soliciting proxies for the extraordinary general meeting.

This proxy statement/prospectus provides shareholders of ATII with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of ATII. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 78.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

ARCHIMEDES TECH SPAC PARTNERS II CO.

Cayman Islands Exempted Company

(Company Number 410717)

2093 Philadelphia Pike #1968

Claymont, DE 19703

(725) 312-2430

NOTICE OF EXTRAORDINARY GENERAL MEETING TO BE HELD ON         , 2026

To the Holders of Ordinary Shares of Archimedes Tech SPAC Partners II Co.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (including any adjournments or postponements thereof, the “extraordinary general meeting”) of holders of ordinary shares, par value $0.0001 (each, an “ATII Ordinary Share”), of Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (“ATII”, the “Company”, “we”, “us” and “our”), will be held virtually via live webcast at          Eastern Time on         , 2026 (unless the extraordinary general meeting is adjourned or postponed). Holders of ATII Ordinary Shares will be able to virtually attend and vote at the extraordinary general meeting by visiting         (the “extraordinary general meeting website”). To attend the extraordinary general meeting, you must pre-register at          by         Eastern Time on         , 2026. For purposes of attendance at the extraordinary general meeting, all references in the enclosed proxy statement to “present” shall mean virtually present at the extraordinary general meeting. For the purposes of the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and the Amended and Restated Memorandum and Articles of Association of ATII (as may be amended from time to time, the “Current Charter”), the physical location of the extraordinary general meeting will be at the offices of ATII at. The extraordinary general meeting is being held for the following purposes:

(1)Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve, by way of Ordinary Resolution of the holders of ATII Ordinary Shares, (1) the Agreement and Plan of Merger, dated as of April 20, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among ATII, ATII Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATII (“Pubco”), ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of ATII (“Merger Sub I”), ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of ATII (“Merger Sub II”), and Forge Nano, Inc., a Delaware corporation (“Forge Nano”), pursuant to which, among other things, (i) ATII will merge with and into Pubco (the “Domestication Merger”), with Pubco continuing as the surviving corporation in the Domestication Merger pursuant to the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and the Delaware General Corporation Law (as amended, the “DGCL”), (ii) at least one day following the effective time of the Domestication Merger (the “Domestication Merger Effective Time”), Merger Sub I will merge with and into Forge Nano (the “First Company Merger”), with Forge Nano continuing as the surviving corporation in the First Company Merger and a wholly-owned subsidiary of Pubco (the “Initial Surviving Corporation”) pursuant to the DGCL and (iii) immediately following the effective time of the First Company Merger (the “First Effective Time”), the Initial Surviving Corporation will merge with and into Merger Sub II (the “Second Company Merger”), with Merger Sub II continuing as the surviving company in the Second Company Merger and as a wholly-owned subsidiary of Pubco (the “Surviving Company”) pursuant to the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”) (collectively, the “Proposed Transaction” or “Business Combination”), as described in more detail in the accompanying proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that ATII’s entry into the Agreement and Plan of Merger, dated as of April 20, 2026, by and among ATII, ATII Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATII (“Pubco”), ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of ATII (“Merger Sub I”), ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of ATII (“Merger Sub II”), and Forge Nano, Inc., a Delaware corporation (“Forge Nano”) (as may be amended and/or restated from time to time, the “Merger Agreement”) (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, in accordance with the terms and subject to the conditions of the Merger Agreement, among other things, (i) ATII will merge with and into Pubco (the “Domestication Merger”), with Pubco continuing as the surviving corporation in the Domestication Merger pursuant to the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and the Delaware General Corporation Law (as amended, the “DGCL”), (ii) at least one day following the effective time of the Domestication Merger, Merger Sub I will merge with and into Forge Nano (the “First Company Merger”), with Forge Nano continuing as the surviving corporation in the First Company Merger and a wholly-owned subsidiary of Pubco (the “Initial Surviving Corporation”) in accordance with the DGCL, and (iii) immediately following the effective time of the

First Company Merger (the “First Effective Time”), the Initial Surviving Corporation will merge with and into Merger Sub II (the “Second Company Merger”, and together with the First Company Merger, the “Company Mergers”), with Merger Sub II continuing as the surviving company in the Second Company Merger and a wholly-owned subsidiary of Pubco (the “Surviving Company”) in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended, be hereby authorized, approved, ratified and confirmed in all respects.”

(2)Proposal No. 2 — The Domestication Merger Proposal — To consider and vote upon a proposal to approve, by way of Special Resolution of the holders of ATII Ordinary Shares, subject to the approval of the Business Combination Proposal, among other things, (i) at least one (1) day prior to the First Effective Time, the consummation of the Domestication Merger by executing and filing a Plan of Merger, appended to the accompanying proxy statement/prospectus as Exhibit 3.4 (the “Plan of Merger”) (and any other documents required by the Companies Act) with the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) pursuant to Sections 233 and 237 of the Companies Act, filing a certificate of merger with the Secretary of State of the State of Delaware and making such other filings or recordings, in each case, in accordance with the Companies Act and the relevant provisions of the DGCL, in connection with the Domestication Merger (the time when the Plan of Merger is registered by the Cayman Registrar and when the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as may be specified in the Plan of Merger and certificate of merger, being the “Domestication Merger Effective Time”), (ii) that, upon the Domestication Merger Effective Time, the certificate of incorporation and bylaws of Pubco, each as in effect immediately prior to the Domestication Merger Effective Time, be amended and restated in the form appended to the accompanying proxy statement/prospectus as Annex B-1 (the “Proposed Charter”) and Annex B-2 (the “Proposed Bylaws”), respectively, and as so amended, be the certificate of incorporation and bylaws of Pubco, until thereafter supplemented or amended in accordance with the terms therein and the applicable provisions of the DGCL (with such changes as may be agreed in writing by ATII and Forge Nano), including providing that the name of Pubco will be amended to be “Forge Nano Holdings, Inc.” and (iii) that any one director of ATII (each, an “ATII Director”) on behalf of ATII and, with the authorization of any ATII Director, any of ATII’s officers on behalf of ATII, be authorized to execute and submit, or cause the submission of, the Plan of Merger, together with any supporting documentation, for registration to the Cayman Registrar and filing a certificate of merger with the Secretary of State of the State of Delaware and making such other filings or recordings, in each case, in accordance with the Companies Act and the relevant provisions of the DGCL, in connection with the Domestication Merger. We refer to this proposal as the “Domestication Merger Proposal.” The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a Special Resolution of the holders of ATII Ordinary Shares, subject to the approval of the Business Combination Proposal, among other things: (i) at least one (1) day prior to the First Effective Time, that ATII shall consummate the Domestication Merger by executing and filing a Plan of Merger, appended to the accompanying proxy statement/prospectus as Exhibit 3.4 (the “Plan of Merger”) (and any other documents required by the Companies Act) with the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) pursuant to Sections 233 and 237 of the Companies Act, filing a certificate of merger with the Secretary of State of the State of Delaware and making such other filings or recordings, in each case, in accordance with the Companies Act and the relevant provisions of the DGCL, in connection with the Domestication Merger (the time when the Plan of Merger is registered by the Cayman Registrar and when the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as may be specified in the Plan of Merger and certificate of merger, being the “Domestication Merger Effective Time”), (ii) upon the Domestication Merger Effective Time, the certificate of incorporation and bylaws of Pubco, each as in effect immediately prior to the Domestication Merger Effective Time, be amended and restated in the form appended to the accompanying proxy statement/prospectus as Annex B-1 (the “Proposed Charter”) and Annex B-2 (the “Proposed Bylaws”), respectively, and as so amended, be the certificate of incorporation and bylaws of Pubco, until thereafter supplemented or amended in accordance with the terms therein and the applicable provisions of the DGCL (with such changes as may be agreed in writing by ATII and Forge Nano), including providing that the name of Pubco will be amended to be “Forge Nano Holdings, Inc.” and (iii) that any one director of ATII (each, an “ATII Director”) on behalf of ATII and, with the authorization of any ATII Director, any of ATII’s officers on behalf of ATII, be authorized to execute and submit, or cause the submission of, the Plan of Merger, together with any supporting documentation, for registration to the Cayman Registrar and filing a certificate of merger with the Secretary of State of the State of Delaware and making such other filings or recordings, in each case, in accordance with the Companies Act and the relevant provisions of the DGCL, in connection with the Domestication Merger, in each case, be hereby authorized, approved, ratified and confirmed in all respects.”

(3)Proposal No. 3 – The Director Election Proposal – To consider and vote upon a proposal to approve and adopt, by way of Ordinary Resolution of the holders of ATII Ordinary Shares, the election of seven (7) directors that at the Closing will comprise the Pubco Board and that such nominated directors be elected to a staggered board (the “Director Election Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that the seven (7) persons listed below be elected to a staggered board, who, upon consummation of the Business Combination, will comprise the board of directors of Pubco in accordance with the terms of the Merger Agreement, the Companies Act, the DGCL and the DLLCA, be, in each case, hereby authorized, approved, ratified and confirmed in all respects:

1.Paul Lichty

2.Michael Danner

3.David Goggins

4.Millicent Pitts-DiCicco

5.Jimmy Smith

6.Kamal Bherwani

7.Ben Landen.”

(4)Proposal No. 4 — The Stock Issuance Proposal — To consider and vote upon a proposal to approve and adopt, by way of Ordinary Resolution of the holders of ATII Ordinary Shares, for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding shares of Pubco Common Stock and securities convertible into shares of Pubco Common Stock upon the completion of the Business Combination (collectively, “Pubco Securities”) to (i) the holders of ATII Ordinary Shares pursuant to the Domestication Merger, (ii) the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities pursuant to the Company Mergers and (iii) to the PIPE Investor and to any other persons pursuant to subscription, purchase, or similar agreements that ATII may enter into prior to Closing (including the PIPE Subscription Agreement, a copy of which is attached to the accompanying proxy statement/ prospectus at Annex H). We refer to this proposal as the “Stock Issuance Proposal.” The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that, for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of up to [    ]shares of Pubco Common Stock as set forth below and pursuant to the Merger Agreement, the Pubco Forge Nano Warrant Agreements, the Pubco Ascent Warrant Agreement, the PIPE Subscription Agreement, the PIPE Warrant Certificate, the Additional PIPE Subscription Agreements and the 2026 Equity Plan, as applicable, be hereby authorized, approved, ratified and confirmed in all respects:

1.

Pursuant to the Merger Agreement, at the Domestication Merger Effective Time, Pubco expects to issue 29,590,000 shares of Pubco Common Stock to the holders of ATII Ordinary Shares as of immediately prior to the Domestication Merger Effective Time;

2.

Pursuant to the Merger Agreement, at the First Effective Time, Pubco expects to issue an aggregate of 120,000,000 shares of Pubco Common Stock to the Forge Nano Stockholders who received Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any;

3.

Pursuant to the Merger Agreement, on the Closing Date, Pubco expects to issue an aggregate of 90,000,000 Earn-Out Shares to the Escrow Account to the Forge Nano Stockholders who received Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any;

4.

Pursuant to the PIPE Subscription Agreement, in a private placement to close concurrently with the Closing, Pubco expects to issue 10,000,000 PIPE Subscribed Shares to the PIPE Investor and 2,100,000 Additional PIPE Subscribed Shares to the Additional PIPE Investors.

5.	Pursuant to the 2026 Equity Plan, Pubco expects to reserve an aggregate of [ ] shares of Pubco Common Stock for issuance of equity or equity-based awards to be granted thereunder. “
(5)Proposal No. 5 — Organizational Documents Proposal — To consider and vote upon a proposal to approve and adopt, by way of Special Resolution of the holders of ATII Ordinary Shares, the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of Pubco (a corporation incorporated in the State of Delaware) with effect from the Domestication Merger Effective Time (the “Organizational Documents Proposal”). The forms of each of the Proposed Charter and the Proposed Bylaws are attached to the proxy statement/prospectus as Annex B-1 and Annex B-2, respectively. The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a Special Resolution of the holders of ATII Ordinary Shares, that the amended and restated memorandum and articles of association of ATII in effect as of immediately prior to the Domestication Merger Effective Time be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter and Proposed Bylaws, respectively (copies of which are attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively) with effect from the Domestication Merger Effective Time, and that the Proposed Charter and Proposed Bylaws, together with such principal changes as described in the Advisory Organizational Documents Proposals 6A through 6F below, be hereby authorized, approved, ratified and confirmed in all respects.”

(6)Proposal No. 6 — The Advisory Organizational Documents Proposals — To consider and vote upon the following six (6) separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve and adopt, on an advisory non-binding basis, by way of Ordinary Resolution of the holders of ATII Ordinary Shares, the following material differences between the Current Charter and the Proposed Organizational Documents:

(A)Advisory Organizational Documents Proposal 6A (Authorized Shares) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize the amendment and redesignation of the authorized share capital of ATII from (a) 400,000,000 ATII Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of ATII to (b) [500,000,000] shares of Pubco Common Stock and [5,000,000] shares of preferred stock of Pubco, par value $0.0001 per share (“Advisory Organizational Documents Proposal 6A”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, the authorized share capital of ATII be amended and redesignated from (a) 400,000,000 ATII Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of ATII to (b) [500,000,000] shares of Pubco Common Stock and [5,000,000] shares of preferred stock of Pubco, par value $0.0001 per share, in accordance with the DGCL and the Companies Act (“Advisory Organizational Documents Proposal 6A”), and that Advisory Organizational Documents Proposal 6A be hereby authorized, approved, ratified and confirmed in all respects.”

(B)Advisory Organizational Documents Proposal 6B (Exclusive Forum Provision) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended (the “Securities Act”), with effect from the Domestication Merger Effective Time (“Advisory Organizational Documents Proposal 6B”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States be adopted as the exclusive forum for asserting a cause of action under the Securities Act of 1933, as amended in accordance with the DGCL and the Companies Act (“Advisory Organizational Documents Proposal 6B”), and that Advisory Organizational Documents Proposal 6B be hereby authorized, approved, ratified and confirmed in all respects.”

(C)Advisory Organizational Documents Proposal 6C (Required Vote to Amend Charter) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Articles         of the Proposed Charter in accordance with the DGCL and the Companies Act (provided, that, so long as any shares of Pubco Common Stock remain outstanding, Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Pubco Common Stock, voting as a separate class, in addition to any other vote of the holders of shares of capital stock of Pubco required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Pubco Common Stock so as to affect them adversely) (“Advisory Organizational Documents Proposal 6C”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of the Proposed Charter in accordance with the DGCL and the Companies Act (provided, that, so long as any shares of Pubco Common Stock remain outstanding, Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Pubco Common Stock, voting as a separate class, in addition to any other vote of holders of shares of capital stock of Pubco required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Pubco Common Stock so as to affect them adversely) (“Advisory Organizational Documents Proposal 6C”), and be hereby authorized, approved, ratified and confirmed in all respects.”

(D)Advisory Organizational Documents Proposal 6D (Removal of Directors) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class (“Advisory Organizational Documents Proposal 6D”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class (“Advisory Organizational Documents Proposal 6D”), be hereby authorized, approved, ratified and confirmed in all respects.”

(E)Advisory Organizational Documents Proposal 6E (Stockholder Action by Written Consent) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize provisions that require or permit stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting (“Advisory Organizational Documents Proposal 6E”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, provisions requiring or permitting holders of shares of capital stock of Pubco to take action at an annual or special meeting and prohibit action by written consent in lieu of a meeting by the holders of shares of capital stock of Pubco (“Advisory Organizational Documents Proposal 6E”), be hereby authorized, approved, ratified and confirmed in all respects.”

(F)Advisory Organizational Documents Proposal 6F (Additional Changes) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize certain additional changes, including, among other things, (i) making Pubco’s corporate existence perpetual and (ii) removing certain provisions related to ATII’s status as a blank check company that will no longer be applicable upon Closing, all of which the ATII Board believes is necessary to adequately address the needs of Pubco after the Business Combination (“Advisory Organizational

Documents Proposal 6F”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, certain additional changes, including, among other things, (i) making Pubco’s corporate existence perpetual and (ii) removing certain provisions related to ATII’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, in each case, which the ATII Board believes is necessary to adequately address the needs of Pubco after the consummation of the Business Combination (“Advisory Organizational Documents Proposal 6F”), be hereby authorized, approved, ratified and confirmed in all respects.”

(7)Proposal No. 7 – The Equity Incentive Plan Proposal – To consider, approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Forge Nano Holdings Inc. 2026 Omnibus Incentive Compensation Plan (the “2026 Equity Plan”) in connection with the Business Combination (the “Equity Incentive Plan Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that, in connection with the Business Combination and in accordance with the DGCL and the Companies Act, the Forge Nano Holdings Inc. 2026 Omnibus Incentive Compensation Plan (the “2026 Equity Plan”) be hereby authorized, approved, ratified, confirmed and adopted in all respects.”

(8)Proposal No. 8 — The Adjournment Proposal — To consider and vote upon a proposal to approve and adopt, by way of Ordinary Resolution of the holders of ATII Ordinary Shares, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, be hereby authorized, approved, ratified and confirmed in all respects.”

Each of Proposal Nos. 1, 2, 3, 4, 5, and 7 is cross-conditioned on the approval of each other (collectively, the “Condition Precedent Proposals”). The Advisory Organizational Documents Proposal 6A-F and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus. Notwithstanding the order of the resolutions on the notice to the extraordinary general meeting, the Adjournment Proposal may be presented first to the holders of ATII Ordinary Shares if, based on the tabulated vote collected at the time of the extraordinary general meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

The approval of each of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, and the Adjournment Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of ATII Ordinary Shares, represented in person or, if proxies are allowed, by proxy and entitled to vote thereon at the extraordinary general meeting. The approval of each of the Domestication Merger Proposal and the Organizational Documents Proposal requires a Special Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a majority of not less than two-thirds of the votes cast by holders of ATII Ordinary Shares, represented in person or, if proxies are allowed, by proxy and entitled to vote thereon at the extraordinary general meeting.

Only holders of record of ATII Ordinary Shares at the close of business on         , 2026 (the “Record Date”) are entitled to notice of the extraordinary general meeting or any adjournment, postponement or other delay thereof in accordance with the Companies Act and the Current Charter.

The accompanying proxy statement/prospectus and accompanying proxy card is being provided to the holders of ATII Ordinary Shares in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment, postponement or other delay thereof.

Whether or not you plan to attend the extraordinary general meeting, all of the holders of ATII Ordinary Shares are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 78 of the accompanying proxy statement/prospectus.

After careful consideration, the ATII Board unanimously recommends that you vote: (1) “FOR” the Business Combination Proposal; (2) “FOR” the Domestication Merger Proposal; (3) “FOR” the Director Election Proposal; (4) “FOR” the Stock Issuance Proposal; (5) “FOR” the Organizational Documents Proposal; (6) “FOR” the Advisory Organizational Documents Proposals; (7) “FOR” the Equity Incentive Plan Proposal; and (8) “FOR” the Adjournment Proposal.

When you consider the ATII Board’s recommendation of these proposals, you should keep in mind that ATII’s directors and officers, as well as the Sponsor and the Initial Shareholders, have interests in the Business Combination that may conflict with the interests of holders of ATII Public Shares (as defined herein (each, an “ATII Public Shareholder”)). The ATII Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Proposed Transaction and in recommending to holders of ATII Ordinary Shares that they vote in favor of the proposals presented at the extraordinary general meeting.

Additionally, the Sponsor, the Initial Shareholders and BTIG collectively have the right to vote an aggregate of 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, and have agreed to vote any ATII Ordinary Shares held by them in favor of each proposal presented at the extraordinary general meeting. Accordingly, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal, while 13,136,667 additional votes of the holders of ATII Public Shares, or approximately 57.12% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger Proposal and the Organizational Documents Proposal. See “Proposal No. 1 – The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Pursuant to the Current Charter, an ATII Public Shareholder may elect to have ATII redeem all or a portion of the ATII Public Shares held by such ATII Public Shareholder in exchange for cash if the Business Combination (or any other initial business combination) is consummated during the Completion Window. If the Business Combination is approved and completed during the Completion Window, an ATII Public Shareholder will be entitled to receive cash in exchange for any ATII Public Shares held by such ATII Public Shareholder only if:

(i)

(a) such ATII Public Shareholder holds ATII Public Shares or (b) such ATII Public Shareholder holds ATII Public Shares through ATII Public Units and elects to separate its ATII Public Units into the underlying ATII Public Shares and ATII Public Warrants prior to exercising its redemption rights with respect to the ATII Public Shares;

(ii)

such ATII Public Shareholder submits a written request to ATII’s Transfer Agent, including the legal name, phone number and address of the beneficial owner of the ATII Public Shares for which redemption is requested, that ATII redeem all or a portion of such ATII Public Shareholder’s ATII Public Shares in exchange for cash; and

(iii)

such ATII Public Shareholder tenders or delivers its share certificates for ATII Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

ATII Public Shareholders must complete the procedures for electing to redeem their ATII Public Shares in the manner described above prior to          Eastern Time on         , 2026 (up to two (2) business days prior to the initially scheduled vote on the Business Combination Proposal and the other proposals included in this proxy statement/prospectus) in order for their ATII Public Shares to be redeemed. Holders of ATII Public Units must elect to separate any ATII Public Units held by them into the underlying ATII Public Shares and ATII Public Warrants prior to exercising their redemption rights with respect to the ATII Public Shares. ATII Public Shareholders may elect to redeem their ATII Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination (or any other initial business combination) is not consummated during the Completion Window, the ATII Public Shares will be returned to their respective holder, broker or bank.

If the Business Combination is consummated during the Completion Window, and if any ATII Public Shareholder properly exercises their right to redeem all or a portion of the ATII Public Shares that they hold and timely tenders or delivers the ATII Public Share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent, ATII will redeem such ATII Public Shares for a per-share price, payable in cash, equal to quotient obtained by dividing (1) the aggregate amount then on deposit in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payables), by (2) the aggregate number of ATII Public Shares then issued and outstanding. For illustrative purposes, as of March 31, 2026, the aggregate amount in the Trust Account was approximately $242.0 million, and would have amounted to approximately $10.52 per share. If any ATII Public Shareholder exercises their redemption rights in full, then they will be electing to exchange all of their ATII Public Shares in exchange for cash and will thereafter no longer own ATII Public Shares. See “Extraordinary General Meeting of ATII — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your ATII Public Shares in exchange for cash.

Notwithstanding the foregoing, a holder of ATII Public Shares, together with any affiliate of such ATII Public Shareholder or any other person with whom such ATII Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its ATII Public Shares with respect to more than an aggregate of 15% of the ATII Public Shares then issued and outstanding without ATII’s prior consent. Accordingly, if any ATII Public Shareholder, alone or acting in concert or as a “group”, seeks to redeem more than an aggregate of 15% of the ATII Public Shares then issued and outstanding, then any such ATII Public Shares in excess of that 15% limit would not be redeemed without ATII’s prior consent.

The Sponsor, ATII’s directors and officers (collectively, the “Insiders”) and BTIG each agreed to, among other things, vote in favor of the Business Combination Proposal and the other proposals included in the accompanying proxy statement/prospectus, and to waive their redemption rights in connection with the consummation of the Proposed Transaction with respect to any ATII Ordinary Shares held by them as of immediately prior to the Domestication Merger Effective Time. Such redemption rights waiver was provided in connection with the IPO and without any separate consideration paid in connection with providing such waiver.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively own 6,590,000 ATII Ordinary Shares. As a result, as of the date of the accompanying proxy statement/prospectus, the Sponsor, the Insiders, the Initial Shareholders and BTIG collectively own approximately 22.27% of the 29,590,000 ATII Ordinary Shares issued and outstanding as of the Record Date. Accordingly, 8,205,001 additional votes of holders, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal, while 13,136,667 additional votes of the holders, or approximately 57.12% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger Proposal and the Organizational Documents Proposal.

The Merger Agreement is subject to the satisfaction or waiver of customary closing conditions, including, among others: (a) approval of the Business Combination and related agreements and transactions by the respective shareholders of ATII and Forge Nano; (b) the effectiveness of the registration statement on Form S-4 filed by ATII and Forge Nano of which the accompanying proxy statement/prospectus forms a part; and (c) the Pubco Common Stock being approved for listing on Nasdaq. Conditions (a) through (c) above are subject to waiver (where permissible) if such waiver is agreed by all parties to the Merger Agreement. The Maximum Redemptions Scenario presented throughout the accompanying proxy statement/prospectus reflects the redemption of 100% of the ATII Public Shares that are not subject to non-redemption agreements.

The ATII Units, ATII Ordinary Shares and ATII Warrants, in each case, that were issued in the initial public offering (“IPO”) pursuant to the final prospectus of ATII, dated as of February 10, 2025, and filed with the SEC on February 11, 2025, are currently listed on Nasdaq under the symbols “ATIIU,” “ATII” and “ATIIW,” respectively. Pubco intends to apply to obtain the listing of (1) the Pubco Common Stock and (2) the Pubco SPAC Warrants that were originally issued as part of the ATII Units in the IPO on Nasdaq under the proposed symbols “NANO” and “NANOW,” respectively, upon the Closing. Pubco will not have publicly traded units following the Closing. Pursuant to the terms of the Merger Agreement, as a closing condition, ATII is required to cause the Pubco Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by all of the parties to the Merger Agreement. It is important for you to know that, at the time of the extraordinary general meeting, ATII may not have received from Nasdaq confirmation of the listing of the Pubco Common Stock. As a result, you may be asked to vote to approve and adopt the Business Combination Proposal and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received, and the Business Combination could still be consummated if such condition is waived by all of the parties to the Merger Agreement and therefore the Pubco Common Stock would not be listed on any nationally recognized securities exchange.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (in accordance with the instructions detailed in the section of the accompanying proxy statement/prospectus entitled “Extraordinary General Meeting of ATII – Voting Power”). If you attend and vote at the extraordinary general meeting, your vote will revoke any proxy that you have previously submitted. If you hold your ATII Ordinary Shares in “street name”, you should instruct your bank, broker or other nominee how to vote your ATII Ordinary Shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Business Combination Proposal, without your instructions. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote “FOR” the Business Combination Proposal and “FOR” all other proposals presented to the holders of ATII Ordinary Shares in the accompanying proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Your attention is directed to the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the Business Combination and related transactions and each of the proposals presented to the holders of ATII Ordinary Shares in the accompanying proxy statement/prospectus. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ATII Ordinary Shares, please contact           , our proxy solicitor, by email at           . Individuals may also call           toll free at          ; banks and brokers can call          . This notice of extraordinary general meeting and the proxy statement/prospectus are available at          .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Archimedes Tech SPAC Partners II Co.

Dr. Eric R. Ball
Chairman of the Board of Directors

FOR ANY ATII PUBLIC SHAREHOLDER TO EXERCISE ITS REDEMPTION RIGHTS, AT LEAST TWO BUSINESS DAYS PRIOR TO THE INITIALLY SCHEDULED VOTE ON THE BUSINESS COMBINATION PROPOSAL AT THE EXTRAORDINARY GENERAL MEETING, SUCH ATII PUBLIC SHAREHOLDER MUST (1) IF SUCH ATII PUBLIC SHAREHOLDER HOLDS ATII PUBLIC SHARES AS PART OF ATII PUBLIC UNITS, ELECT TO SEPARATE ITS ATII PUBLIC UNITS INTO THE UNDERLYING ATII PUBLIC SHARES AND ATII PUBLIC WARRANTS PRIOR TO SUCH ATII PUBLIC SHAREHOLDER EXERCISING ITS REDEMPTION RIGHTS WITH RESPECT TO THE ATII PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE NAME, PHONE NUMBER, AND ADDRESS OF THE BENEFICIAL OWNER OF THE ATII PUBLIC SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT ITS ATII PUBLIC SHARES BE REDEEMED IN EXCHANGE FOR CASH AND (3) DELIVER ITS ATII PUBLIC SHARES ALONG WITH ANY REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DTC’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE

ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF ANY ATII PUBLIC SHAREHOLDER HOLDS ITS ATII PUBLIC SHARES IN “STREET NAME”, SUCH ATII PUBLIC SHAREHOLDER WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT ITS BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE ATII PUBLIC SHARES FROM ITS ACCOUNT IN ORDER TO EXERCISE SUCH ATII PUBLIC SHAREHOLDER’S REDEMPTION RIGHTS WITH RESPECT TO SUCH ATII PUBLIC SHARES. IF THE BUSINESS COMBINATION (OR ANY OTHER INITIAL BUSINESS COMBINATION) IS NOT CONSUMMATED DURING THE COMPLETION WINDOW, THEN THESE ATII PUBLIC SHARES WILL BE RETURNED TO SUCH ATII PUBLIC SHAREHOLDER OR SUCH ATII PUBLIC SHAREHOLDER’S ACCOUNT.

The accompanying proxy statement/prospectus is dated          , 2026 and is first being mailed to holders of ATII Ordinary Shares on or about          , 2026.

i

* To be filed by amendment

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by ATII Holdings, Inc., a Delaware corporation (“Pubco”) and Forge Nano, Inc., a Delaware corporation (“Forge Nano”). It constitutes a prospectus of Pubco and Forge Nano under Section 5 of the Securities Act, with respect to the shares of Pubco Common Stock and Pubco Warrants to be issued if the Business Combination (as defined herein) is consummated. It also constitutes a proxy statement of Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (“ATII”) under Section 14(a) of the Exchange Act, and a notice of meeting with respect to the extraordinary general meeting of holders of ATII Ordinary Shares (the “extraordinary general meeting”) at which holders of ATII Ordinary Shares will be asked to consider and vote, among other matters, upon a proposal to approve, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal.

The extraordinary general meeting will be held via live webcast on           , 2026, beginning at            Eastern Time (unless the extraordinary general meeting is adjourned or postponed). Holders of ATII Ordinary Shares will be able to virtually attend and vote at the extraordinary general meeting by visiting           .

You should rely only on the information contained in this proxy statement/prospectus. ATII and Forge Nano have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated           , 2026, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

This proxy statement/prospectus incorporates important business and financial information about ATII that is not included in or delivered with this proxy statement/prospectus. You may request copies of this proxy statement/prospectus, without charge, by written request to ATII’s Chief Executive Officer at 2093 Philadelphia Pike #1968, Claymont, DE 19703; or to           , our proxy solicitor, by email at           . Individuals may also call            toll free at           ; banks and brokers can call           . You may also access copies of this proxy statement/prospectus or any of the documents incorporated by reference into this proxy statement/prospectus through the SEC website at www.sec.gov.

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting, you must request the information by           , 2026, which is five business days prior to the date of the extraordinary general meeting.

This proxy statement/prospectus is first being mailed to holders of ATII Ordinary Shares, holders of ATII Warrants and the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities in accordance with and subject to the terms and conditions of the Merger Agreement (as defined below), on or about           , 2026. Throughout this proxy statement/prospectus, we refer to ATII Merger Sub Inc., a Delaware corporation, as “Merger Sub I”, ATII Merger Sub II, LLC, a Delaware limited liability company, as “Merger Sub II” and ATII, Pubco, Forge Nano, Merger Sub I and Merger Sub II each as a “party” and together as the “parties.” In addition, throughout this proxy statement/prospectus, we refer to the Agreement and Plan of Merger, dated as of April 20, 2026 (as it may be amended from time to time), by and among ATII, Pubco, Merger Sub I, Merger Sub II and Forge Nano as the “Merger Agreement.” Unless indicated otherwise, any other capitalized term used herein but not defined herein has the meaning assigned to such term in the Merger Agreement.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “ATII” refer to Archimedes Tech SPAC Partners II Co. (which, prior to the Domestication Merger Effective Time, is an exempted company incorporated under the laws of the Cayman Islands and, which, by virtue of the Domestication Merger, will merge with and into ATII Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of ATII (“Pubco”), following which the separate corporate existence of ATII will cease to exist and Pubco will continue as the surviving corporation incorporated under the laws of the State of Delaware pursuant to the Companies Act and DGCL). Upon the Domestication Merger Effective Time, Pubco will be renamed “Forge Nano Holdings Inc.”

In this document:

“25% Redemptions Scenario” means a redemptions scenario that assumes that 5,750,000 ATII Public Shares, or 25% of the outstanding ATII Public Shares and 25% of all ATII Public Shares that are not subject to non-redemption agreements, are redeemed by ATII Public Shareholders in connection with the Business Combination.

“50% Redemptions Scenario” means a redemptions scenario that assumes that 11,500,000 ATII Public Shares, or 50% of the outstanding ATII Public Shares and 50% of all ATII Public Shares that are not subject to non-redemption agreements, are redeemed by ATII Public Shareholders in connection with the Business Combination.

“75% Redemptions Scenario” means a redemptions scenario that assumes that 17,250,000 ATII Public Shares, or 75% of the outstanding ATII Public Shares and 75% of all ATII Public Shares that are not subject to non-redemption agreements, are redeemed by ATII Public Shareholders in connection with the Business Combination.

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Pubco, the Sponsor, certain holders of Forge Nano Stock as of immediately prior to the First Effective Time and certain other investors, with effect upon completion of the Business Combination. A form of the A&R Registration Rights Agreement in substantially the form it will be executed in connection with Closing is attached to this proxy statement/prospectus as Annex E.

“Additional PIPE Warrants” means additional warrants to purchase 5,000,000 shares of Pubco Common Stock at an exercise price of $10.00 per share (subject to a one-time downward reset to a floor of $7.28 per share (if, as of the Closing, Pubco or any of its subsidiaries has entered into a publicly disclosed binding commitment for at least $200 million of debt financing) or $5.00 per share (otherwise), to be issued to the PIPE Investor if, on the 24-month anniversary of the Closing, the PIPE Investor certifies in writing that it beneficially owns 5,000,000 shares of Pubco Common Stock.

“Additional PIPE Subscription Agreements” means the subscription agreements with certain other accredited investors that Pubco, ATII and Forge Nano intend to enter into with certain accredited investors (the “Additional PIPE Investors”), pursuant to which Pubco will sell in a private placement to close immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Business Combination, an aggregate of 2,100,000 shares of Pubco Common Stock (the “Additional Subscribed Shares”) to the Additional PIPE Investors at a subscription price of $10.00 per share, for an aggregate commitment of $21,000,000 (the “Additional PIPE Financing”).

“Adjournment Proposal” means the proposal to be considered at the extraordinary general meeting to adjourn the extraordinary general meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by ATII that more time is necessary or appropriate to approve one or more proposals at the extraordinary general meeting.

“Advisory Organizational Documents Proposals” means, collectively, the proposals to be considered at the extraordinary general meeting to approve, on a non-binding advisory basis, certain material differences between the Current Charter and the Proposed Organizational Documents.

“Aggregate Fully Diluted Forge Nano Common Stock” means the number equal to the sum, without duplication, of (a) all shares of Forge Nano Common Stock that are issued and outstanding immediately prior to the First Effective Time, plus (b) the aggregate number of shares of Forge Nano Common Stock issuable upon conversion of all shares of Forge Nano Preferred Stock that are issued and outstanding immediately prior to the First Effective Time in connection with the Business Combination, plus

(c) the aggregate number of shares of Forge Nano Common Stock issuable upon full conversion, exercise or exchange of any Forge Nano Warrants and Forge Nano Ascent Options that are outstanding and unexercised immediately prior to the First Effective Time.

“Ancillary Agreements” means each of the agreements and instruments contemplated by the Merger Agreement or otherwise related to the transactions contemplated by the Merger Agreement and such other agreements or instruments contemplated by the Merger Agreement, in each case that was executed and delivered on the date of the Merger Agreement or on or prior to the date of Closing by ATII, Pubco, Merger Sub I, Merger Sub II, the Sponsor, Forge Nano, the Persons who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities in accordance with and subject to the terms and conditions of the Merger Agreement and/or any of their respective affiliates, including, among other things, the Proposed Charter, the Proposed Bylaws, the Purchaser Support Agreement, the Lock-Up Agreement, the A&R Registration Rights Agreement, the Pubco Ascent Warrant Agreement, and the Plan of Merger.

“Assumed Redemption Price” means $10.52, the amount per ATII Public Share that ATII Public Shareholders would be entitled to receive upon exercise of their redemption rights if the date of redemption were March 31, 2026 (based on funds in the Trust Account equal to approximately $242.0 million).

“ATII” or “Company” means Archimedes Tech SPAC Partners II Co. (which prior to the Domestication Merger Effective Time, is an exempted company incorporated under the laws of the Cayman Islands and, pursuant to the Domestication Merger, will merge with and into Pubco, following which the separate corporate existence of ATII will cease to exist and Pubco will continue as the surviving corporation incorporated under the laws of the State of Delaware pursuant to the Companies Act and the DGCL).

“ATII Board” means the board of directors of ATII prior to the Domestication Merger Effective Time and, following the Domestication Merger Effective Time but prior to the First Effective Time, the board of directors of Pubco.

“ATII Ordinary Shares” means the ordinary shares of ATII, par value $0.0001 per share.

“ATII Private Shares” means the ATII Ordinary Shares included in the ATII Private Units.

“ATII Private Units” means 840,000 private placement units of ATII sold in a private placement concurrently with the IPO, each unit consisting of one ATII Ordinary Share and one-half of one ATII Private Warrant. Of those 840,000 ATII Private Units, the Sponsor purchased 530,000 ATII Private Units and BTIG purchased 310,000 ATII Private Units.

“ATII Private Warrants” means the ATII Warrants issued as part of the ATII Private Units.

“ATII Public Shareholders” means the holders of ATII Public Shares.

“ATII Public Shares” means the ATII Ordinary Shares sold in the IPO (whether they were purchased in the IPO as part of the ATII Public Units or thereafter in the open market).

“ATII Public Units” means the units issued by ATII in the IPO (including pursuant to the overallotment option), each unit consisting of one ATII Ordinary Share and one-half of one ATII Warrant.

“ATII Public Warrants” means the ATII Warrants issued as part of the ATII Public Units.

“ATII Units” means, collectively, the ATII Public Units and the ATII Private Units.

“ATII Warrant Agreement” means the warrant agreement, dated as of February 10, 2025, between ATII and Odyssey Transfer and Trust Company, as warrant agent, which governs ATII’s outstanding warrants.

“ATII Warrants” means, collectively, the redeemable warrants issued as part of the ATII Units exercisable for one ATII Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, pursuant to the terms of the ATII Warrant Agreement.

“BTIG” means BTIG, LLC.

“Business Combination Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the Plan of Merger.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Closing Payment Shares” means such number of shares of Pubco Common Stock equal to (a)(i) $1,200,000,000 divided by (ii) $10.00 minus (b) the number of shares of Pubco Common Stock issuable upon exercise of any Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, pursuant to the Merger Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Companies Act” refers to the Companies Act (as revised) of the Cayman Islands.

“Completion Window” means the period from ATII’s IPO to November 12, 2026 (or such later date that may be approved by holders of ATII Ordinary Shares).

“Condition Precedent Proposals” mean the Business Combination Proposal, the Domestication Merger Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal and the Equity Incentive Plan Proposal.

“Current Charter” means ATII’s Amended and Restated Memorandum and Articles of Association in effect as of the date of this proxy statement/prospectus, as amended from time to time.

“Current Forge Nano Charter” means Forge Nano’s Sixth Amended and Restated Certificate of Incorporation in effect as of the date of this proxy statement/prospectus, as amended from time to time.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Domestication Merger” means the statutory merger of ATII with and into Pubco pursuant to the terms of the Merger Agreement, upon which the separate existence of ATII will cease and Pubco will continue as the surviving corporation incorporated under the laws of the State of Delaware in accordance with the DGCL, the Companies Act, the certificate of merger filed with the Secretary of State of the State of Delaware, the Plan of Merger and the Current Charter.

“Domestication Merger Effective Time” means such time when the Plan of Merger is registered by the Cayman Registrar and when the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as may be specified in the Plan of Merger and certificate of merger.

“Domestication Merger Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Domestication Merger.

“DWAC” means DTC’s deposit/withdrawal at custodian system.

“Earn-Out Shares” means an aggregate amount of 90,000,000 shares of Pubco Common Stock, being the shares payable pursuant to Section 1.18(b) of the Merger Agreement.

“Effective Time” means the effective time of the Business Combination.

“Escrow Account” means a segregated escrow account holding, along with any other dividends, distributions or other income on the Earn-Out Shares pursuant to the Escrow Agreement between Purchaser, Pubco, the Company and the Escrow Agent.

“Escrow Agent” means Odyssey Transfer and Trust Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means 28.78.

“Excise Tax” means the 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by a publicly traded U.S. corporation.

“Exempt Issuance” means, with respect to the PIPE Subscription Agreement and PIPE Warrant Certificate, issuances of securities (i) to employees, directors and officers, and other agents of Pubco pursuant to certain share or adoption plans, (ii) pursuant to the Merger Agreement, (iii) to certain specified investors prior to the Closing in an aggregate amount up to $60,000,000, (iv) with respect to the shares underlying the PIPE Warrants or (v) pursuant to any merger, acquisition or strategic transaction, subject to certain limitations.

“extraordinary general meeting” means the extraordinary general meeting of holders of ATII Ordinary Shares, to be held virtually at            Eastern Time on         , 2026, via live webcast at         , and any adjournments or postponements thereof.

“First Company Merger” means the statutory merger of Merger Sub I with and into Forge Nano pursuant to the terms of the Merger Agreement, upon which the separate existence of Merger Sub I will cease and Forge Nano will continue as the “Initial Surviving Corporation” and a wholly-owned subsidiary of Pubco.

“First Effective Time” means the effective time of the First Company Merger.

“Forge Nano” means Forge Nano, Inc., a Delaware corporation, and, if the context requires, Forge Nano, Inc. together with its subsidiaries.

“Forge Nano Ascent Options” means, collectively, the options or other rights to acquire Forge Nano Securities held by Ascent Funds International Management LLC or its affiliates, including those specified in the Amended and Restated Consulting Agreement between Ascent Funds International Management LLC and Forge Nano dated September 1, 2025.

“Forge Nano Board” means the board of directors of Forge Nano as of immediately prior to the Closing.

“Forge Nano Common Stock” means the shares of common stock, $0.0001 par value per share, of Forge Nano.

“Forge Nano Convertible Securities” means, collectively, the Forge Nano Warrants and the Forge Nano Ascent Options.

“Forge Nano Lock-Up Holders” means, collectively, such stockholders of Forge Nano whose names appear on the signature pages to the Lock-Up Agreement and who are expected to collectively own approximately 53.15% of Pubco Common Stock at Closing assuming the No Additional Redemptions Scenario, or approximately 63.03% of Pubco Common Stock at Closing assuming the Maximum Redemptions Scenario.

“Forge Nano Option” means each option (whether vested or unvested) to purchase shares of Forge Nano Common Stock granted under the Forge Nano 2017 Equity Incentive Plan outstanding immediately prior to the First Effective Time.

“Forge Nano Preferred Stock” means, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, par value $0.0001 per share, of Forge Nano.

“Forge Nano Stock” means any shares of the Forge Nano Common Stock and the Forge Nano Preferred Stock.

“Forge Nano Stockholder” means a holder of any shares of Forge Nano Stock as of immediately prior to the First Effective Time (excluding any holder of shares of Forge Nano Stock underlying any Forge Nano Options outstanding as of immediately prior to the First Effective Time).

“Forge Nano Warrants” means, collectively, the outstanding warrants to purchase shares of Forge Nano Stock outstanding as of immediately prior to the First Effective Time. Immediately following the First Effective Time, each Forge Nano Warrant will become a corresponding Pubco Forge Nano Warrant.

“Forge Nano Warrant Agreements” mean, collectively, each warrant agreement to purchase Forge Nano Warrants in effect as of immediately prior to the First Effective Time.

“Forge Nano Written Consent” means the written consent representing the requisite vote of the Forge Nano Stockholders (including any separate class or series vote(s) required pursuant to Forge Nano’s Organizational Documents, any stockholders agreement or otherwise), as necessary, to authorize, approve and consent to, the execution, delivery and performance of the Merger Agreement and each of the Ancillary Documents to which Forge Nano is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger (the “Required Forge Nano Stockholder Approval”), signed by Forge Nano’s key management members and the Significant Forge Nano Holders sufficient to approve the First Company Merger and the other transactions contemplated by the Merger Agreement.

“Founder Shares” means the 5,750,000 currently outstanding ATII Ordinary Shares purchased by the Sponsor in June 2024, prior to the IPO.

“GAAP” means U.S. generally accepted accounting principles.

“IRS” means the U.S. Internal Revenue Service.

“Initial Shareholders” means, collectively, the Sponsor, the Insiders, each of their respective affiliates and representatives and certain other initial shareholders of ATII.

“Initial Surviving Corporation” means the surviving corporation pursuant to the First Company Merger.

“Insiders” means the Sponsor, each ATII Director and any officer of ATII.

“Insider Letter” means ATII’s letter agreement with the Insiders, dated February 10, 2025, containing provisions relating to transfer restrictions of the Founder Shares and ATII Private Units, indemnification of the Trust Account, waiver of Redemption Rights and participation in liquidation distributions from the Trust Account. No separate consideration was paid to the Insiders in connection with the waiver of Redemption Rights.

“IPO” means ATII’s initial public offering of the ATII Public Units (consisting of ATII Ordinary Shares and ATII Warrants) pursuant to registration statements on Form S-1 declared effective by the SEC on February 10, 2025 (SEC File No. 333-282885). On February 12, 2025, ATII completed its initial public offering.

“Lock-Up Agreement” means each lock-up agreement entered into by and among Pubco, Forge Nano and the Forge Nano Lock-Up Holders on or prior to the Closing. A form of the Lock-Up Agreement in substantially the form it will be executed in connection with Closing is attached to this proxy statement/prospectus as Annex D.

“Maximum Redemptions Scenario” means a redemptions scenario that assumes that 23,000,000 ATII Public Shares, or 100% of the outstanding ATII Public Shares and 100% of all ATII Public Shares that are not subject to non-redemption agreements, are redeemed in connection with the Business Combination.

“Merger Agreement” means the agreement and plan of merger, dated as of April 20, 2026, by and among ATII, Pubco, Merger Sub I, Merger Sub II and Forge Nano, and as it may be further amended and/or restated from time to time. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

“Merger Sub I” means ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of ATII.

“Merger Sub II” means ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of ATII.

“Nasdaq” means The Nasdaq Stock Market LLC.

“No Additional Redemptions Scenario” means a redemptions scenario that assumes that none of the 23,000,000 ATII Public Shares, or 0% of the outstanding ATII Public Shares and 0% of all ATII Public Shares that are not subject to non-redemption agreements, are redeemed in connection with the Business Combination.

“Ordinary Resolution” means a resolution approved by a simple majority of the holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting.

“Organizational Documents Proposal” means the proposal to be considered at the extraordinary general meeting to approve the Proposed Charter and the Proposed Bylaws. A copy of each of the Proposed Charter and the Proposed Bylaws is attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively.

“Person” means any individual, firm, corporation, partnership, limited liability company, association, trust, joint venture, joint stock company, governmental authority or instrumentality or other entity or organization of any other kind.

“PIPE Closing” means the closing of the PIPE Financing.

“PIPE Financing” means the financing transaction pursuant to which Pubco will, substantially concurrently with, and contingent upon, the consummation of the Business Combination, pursuant to the PIPE Subscription Agreement, sell an aggregate of 10,000,000 shares of Pubco Common Stock at a subscription price of $10.00 per share, together with the PIPE Warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock each at an exercise price of $10.00 per share, to the PIPE Investor for an aggregate commitment of $100,000,000. Pursuant to the Purchaser Support Agreement, Sponsor has agreed to transfer 3,000,000 Founder Shares to the PIPE Investor at the Closing to the extent the PIPE Investor funds the PIPE Financing. In the event that on the 21st trading day following the six-month anniversary of Closing, the VWAP (as defined in the PIPE Warrant Certificate) of the Pubco Common Stock is less than the Exercise Price (as defined in the PIPE Warrant Certificate), Pubco will issue to the PIPE Investor the Reset PIPE Warrants entitling the PIPE Investor to purchase up to 10,000,000 shares of Pubco Common Stock, in an amount equal to (i) the product of (x) 5,000,000, multiplied by (y) the Exercise Price then in effect divided by the PIPE Reset Price minus (ii) 5,000,000. In addition, if, on the 24-month anniversary of the Closing Date, the PIPE Investor certifies in writing that the PIPE Investor beneficially owns 5,000,000 shares of Pubco Common Stock, Pubco will issue to the PIPE Investor the Additional PIPE Warrants entitling the PIPE Investor to purchase 5,000,000 shares of Pubco Common Stock at an exercise price of $10.00 per share, subject to a one-time downward reset to a floor of $7.28 per share (if, as of the Closing, Pubco or any of its subsidiaries has entered into a publicly disclosed binding commitment for at least $200 million of debt financing) or $5.00 (otherwise).

“PIPE Investor” means the person party to the PIPE Subscription Agreement as identified on the signature page thereto.

“PIPE Registration Statement” means the registration statement on Form S-1 to be filed pursuant to the PIPE Subscription Agreement, registering the resale of certain securities of Pubco.

“PIPE Reset Price” means the greater of (x) the VWAP (as defined in the Warrant Certificate) of the shares of Pubco Common Stock on the 21st trading day following the six-month anniversary of Closing and (y)(A) if, as of the Closing, Pubco or any of its subsidiaries, including Forge Nano, is party to a binding agreement with a financing source reasonably acceptable to the PIPE Investor pursuant to which such financing source has committed to provide debt financing in amount at least equal to $200 million, subject only to customary funding conditions (as determined in good faith by Pubco), and such debt financing has been publicly disclosed prior to or in connection with the closing of the PIPE Financing, $7.28 or (B) otherwise, $5.00.

“PIPE Subscribed Shares” means the 10,000,000 shares of Pubco Common Stock to be issued to the PIPE Investor in connection with the PIPE Financing pursuant to the PIPE Subscription Agreement.

“PIPE Subscription Agreement” means the subscription agreement to purchase the PIPE Subscribed Shares by and among ATII, Pubco, Forge Nano and the PIPE Investor.

“PIPE Warrant Certificate” means the warrant certificate representing the PIPE Warrants.

“PIPE Warrants” means the warrants to purchase shares of Pubco Common Stock to be issued to the PIPE Investor, each with an exercise price of $10.00 (subject to adjustments as described herein).

“Proposed Bylaws” mean the proposed bylaws of Pubco to be in effect following the Domestication Merger Effective Time and following the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B-2.

“Proposed Charter” means the proposed certificate of incorporation of Pubco to be in effect at the Domestication Merger Effective Time and following the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B-1.

“Proposed Organizational Documents” means, collectively, the Proposed Charter and the Proposed Bylaws.

“Proposed Transaction” or “Business Combination” means the transactions contemplated by the Merger Agreement and the other agreements contemplated therein.

“Pubco” means ATII Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATII (which, upon effectiveness of the Domestication Merger, will be renamed “Forge Nano Holdings Inc.”).

“Pubco Ascent Warrants” means the Pubco Warrants issued to Ascent Funds International Management LLC or its affiliates pursuant to the Merger Agreement and the other agreements contemplated therein. A copy of the Pubco Ascent Warrant Agreement in substantially the form it will be executed in connection with Closing is attached to this proxy statement/prospectus as Annex F.

“Pubco Ascent Warrant Agreement” means the warrant agreement, dated as of the Closing Date, between Pubco and the holders party thereto, a copy of which is attached to this proxy statement/prospectus as Annex F, which will govern the Pubco Ascent Warrants following consummation of the Business Combination.

“Pubco Board” means the board of directors of Pubco subsequent to the Closing.

“Pubco Common Stock” means the common stock of Pubco, par value $0.0001 per share.

“Pubco Convertible Securities” means, collectively, convertible securities of Pubco issued in exchange for the Forge Nano Convertible Securities pursuant to the Merger Agreement.

“Pubco Forge Nano Warrants” means, collectively, the following warrants (whether exercisable or unexercisable) to purchase shares of Pubco Common Stock following the Business Combination: (1) the penny warrant to purchase shares of Pubco Common Stock (the “Pubco OIC Penny Warrant”) issued in connection with Forge Nano’s credit facility, by and among Forge Nano, as borrower, the lenders from time to time party thereto, and OIC Investment Agent, LLC, as administrative agent and collateral agent (the “OIC Credit Facility”), (2) the warrant to purchase shares of Pubco Common Stock (the “Pubco OIC Company Warrant”) issued in connection with the OIC Credit Agreement, (3) the warrant to purchase shares of Pubco Common Stock issued to Silicon Valley Bank (the “Pubco SVB Warrant”) and (4) the warrant to purchase shares of Pubco Common Stock issued to Saoradh Energy Partners LLC (the “Pubco SEP Warrant”).

“Pubco Securities” means, collectively, shares of Pubco Common Stock and Pubco Warrants.

“Pubco SPAC Warrants” means the ATII Warrants that will become exercisable for shares of Pubco Common Stock subsequent to the Closing pursuant to the ATII Warrant Agreement.

“Pubco Warrants” means, collectively, (i) the Pubco SPAC Warrants, (ii) the Pubco Forge Nano Warrants, (iii) the Pubco Ascent Warrants and (iv) the PIPE Warrants.

“Purchaser Support Agreement” means the purchaser support agreement, dated as of April 20, 2026, entered into by and among ATII, Forge Nano and the Sponsor, as it may be amended and supplemented from time to time, pursuant to which the

Sponsor has agreed, among other things, (i) not to transfer or redeem any ATII Ordinary Shares held by the Sponsor in accordance with the Insider Letter, (ii) to vote in favor of the Merger Agreement, the Domestication Merger and the Company Mergers at the extraordinary general meeting in accordance with the Insider Letter, and (iii) to contribute up to 3,300,000 Sponsor Contribution Shares to secure one or more Financing Transactions (as defined in the Purchaser Support Agreement) as follows: to the extent the PIPE Investors fund any Financing Transaction of at least $100,000,000, to transfer to such PIPE Investors 3,000,000 Sponsor Contribution Shares to secure such Financing Transaction and to transfer up to 300,000 Sponsor Contribution Shares to investors to secure other Financing Transactions to the extent such Financing Transactions are funded by such investors. A copy of the Purchaser Support Agreement is attached to this proxy statement/prospectus as Annex C.

“Record Date” means         , 2026.

“Redemption” means the redemption of ATII Public Shares by ATII for the Redemption Price in connection with its initial business combination.

“Redemption Price” means a per-ATII Public Share redemption price payable in cash equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), by the number of ATII Public Shares then in issue.

“Redemption Rights” means the rights of the ATII Public Shareholders to demand Redemption of their ATII Public Shares in exchange for cash in accordance with the procedures set forth in the Current Charter and this proxy statement/prospectus.

“Reset PIPE Warrants” means warrants to purchase shares of Pubco Common Stock to be issued to the PIPE Investor in the event that on the 21st trading day following the six-month anniversary of Closing, the VWAP (as defined in the PIPE Warrant Certificate) of the Pubco Common Stock is less than the Exercise Price (as defined in the PIPE Warrant Certificate), in an amount equal to (i) the product of (x) 5,000,000, multiplied by (y) the Exercise Price then in effect divided by the PIPE Reset Price minus (ii) 5,000,000. The exercise price of the Reset PIPE Warrants will be equal to the PIPE Reset Price.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Company Merger” means the statutory merger of the Initial Surviving Corporation with and into Merger Sub II, upon which the separate corporate existence of the Initial Surviving Corporation will cease and Merger Sub II will continue as the surviving entity and a wholly-owned subsidiary of Pubco.

“Second Effective Time” means the effective time of the Second Company Merger.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shareholder Proposals” means, collectively, (a) the Business Combination Proposal, (b) the Domestication Merger Proposal, (c) the Director Election Proposal, (d) the Stock Issuance Proposal, (e) the Organizational Documents Proposal, (f) the Advisory Organizational Documents Proposals, (g) the Equity Incentive Proposal and (h) the Adjournment Proposal, if presented.

“Significant Forge Nano Holder” means, collectively, such stockholders of Forge Nano whose names appear on the signature pages to the Forge Nano Written Consent and who are expected to collectively own approximately 49.13% of Pubco Common Stock at Closing assuming the No Additional Redemptions Scenario, or approximately 58.26% of Pubco Common Stock at Closing assuming the Maximum Redemptions Scenario.

“Special Resolution” means a resolution passed by a majority of not less than two-thirds of the holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting.

“Sponsor” means Archimedes Tech SPAC Sponsors II LLC, a Delaware limited liability company.

“Sponsor Contribution Shares” means up to 3,300,000 of the Founder Shares which are subject to transfer pursuant to the Purchaser Support Agreement.

“Stock Issuance Proposal” means the proposal to be considered at the extraordinary general meeting to approve for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of shares of Pubco Common Stock and securities convertible into shares of Pubco Common Stock to (i) the Persons who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities in accordance with and subject to the terms and conditions of the Merger Agreement, and (ii) to any other persons pursuant to subscription, purchase, or similar agreements ATII may enter into prior to Closing.

“Surviving Company” means the surviving company pursuant to the Second Company Merger.

“Transfer Agent” means Odyssey Transfer and Trust Company.

“Trust Account” means the trust account of ATII, which holds the net proceeds from the IPO and the sale of the ATII Private Units.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 10, 2025, by and between ATII and the Transfer Agent, as trustee, as amended.

MARKET AND INDUSTRY DATA

ATII and Forge Nano are responsible for the information contained in this proxy statement/prospectus. Certain industry data and market data contained in this proxy statement/prospectus were obtained from independent third-party surveys, market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of Forge Nano’s management’s estimates presented herein concerning the market and the industry in which Forge Nano competes, including its market position, general expectations of market opportunity, size and growth rates, are based upon review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. All the industry data, market data and related estimates used in this proxy statement/prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. Although we have no reason to believe that the information from these industry publications and surveys included in this proxy statement/prospectus is not reliable, we have not independently verified this information and cannot guarantee its accuracy or completeness. In addition, we believe that industry data, market data and related estimates provide general guidance but are inherently imprecise. The industry in which Forge Nano operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Related to Forge Nano’s Business” and elsewhere in this proxy statement/prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. ATII and Forge Nano do not intend that use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us, by any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” that involve substantial risks and uncertainties, including information about, among other topics, expectations for future financial performance, business strategies or expectations for Pubco’s business following the Proposed Transaction, and the timing and ability for ATII and Forge Nano to complete the Proposed Transaction. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements can be identified by the fact that they are not historical statements of fact and are statements regarding, but not limited to, our expectations, hopes, beliefs, intention or strategies regarding the future. When used in this proxy statement/prospectus, words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “seek”, “should”, “strive”, “target”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include information about, among other topics, that could cause actual results to differ materially from those expressed or implied by such statements:

●	the Proposed Transaction;
●	the ability to consummate the Business Combination;
●	the future financial performance of Pubco or Forge Nano following the Proposed Transaction;
●	changes in the market for Forge Nano’s products and services; and
●	expansion plans and opportunities.

Risks and uncertainties include, among other things:

●	risks related to the satisfaction or waiver of the conditioned to the closing the Proposed Transaction (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by the holders of ATII Ordinary Shares) in the anticipated timeframe or at all during the Completion Window, including the possibility that the Proposed Transaction (or any other initial business combination) is not consummated during the Completion Window;
●	risks related to the ability to realize the anticipated benefits of the Proposed Transaction, including the possibility that the expected benefits from the Proposed Transaction will not be realized within the expected time period;
●	risks relating to the uncertainty of the projected financial information with respect to Forge Nano;
●	risk of litigation and/or regulatory actions related to the Proposed Transaction that may be instituted against Forge Nano or ATII following announcement of the Proposed Transaction;
●	the inability to complete the Proposed Transaction due to the failure to obtain approval of the holders of ATII Ordinary Shares or the failure of ATII to meet the other conditions to Closing set forth in the Merger Agreement;
●	the inability to meet and maintain Nasdaq’s listing standards following the Proposed Transaction;
●	risks related to Pubco’s public securities’ liquidity and trading;
●	the risk that the Proposed Transaction disrupts current plans and operations;

●	the projected financial information, anticipated growth rate, profitability and market opportunity of Forge Nano may not be an indication of the actual results of the Business Combination or Forge Nano’s future results;
●	significant transaction costs related to the Proposed Transaction;
●	Forge Nano’s ability to obtain sufficient additional capital needed to operate and grow its business;
●	the impact of Forge Nano’s remaining indebtedness outstanding, if any, following the Proposed Transaction, which may reduce funds available for other business purposes and reduce our operational flexibility;
●	changes in the market in which Forge Nano competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations;
●	the impact of macroeconomic events, such as inflation, recessions or depressions and war or fears of war;
●	changes in the vertical markets that Forge Nano targets or consolidation among Forge Nano’s distributors and customers or the loss of any key customer;
●	the impact of current or future government regulation and oversight, including the U.S. federal, state and local authorities;
●	the ability to launch new Forge Nano services and products or to profitably expand into new markets;
●	the ability to develop and maintain effective internal controls and procedures, correct or remediate the previously identified material weakness, or correct or remediate any future identified material weaknesses;
●	future litigation or legal disputes, which could lead ATII or Forge Nano to incur significant liabilities and costly litigation or reputational damage;
●	a material failure, inadequacy or interruption of ATII’s or Forge Nano’s information technology systems;
●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under “Risk Factors” of this proxy statement/prospectus.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in the section titled “Risk Factors” of this proxy statement/prospectus, in ATII’s registration statement on Form S-1 filed in connection with the IPO and in the “Cautionary Note Regarding Forward Looking Statements” and “Risk Factors” sections of ATII’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other documents filed by ATII from time to time with the SEC, all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we do not assume any obligation to, and do not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. We cannot give any assurance that we will achieve our expectations.

QUESTIONS AND ANSWERS FOR HOLDERS OF ATII ORDINARY SHARES

The questions and answers address some commonly asked questions regarding the Business Combination and the Merger Agreement and the extraordinary general meeting. The following questions and answers may not address all questions that are important to you. You should carefully read and consider this entire proxy statement/prospectus and the annexes in this proxy statement/prospectus, including the Merger Agreement, along with all of the documents we refer to in this proxy statement/prospectus, as they contain important information about, among other things, the Business Combination and how the Business Combination may affect you. For the purposes of the Companies Act and the Current Charter, the physical location of the extraordinary general meeting will be at the offices of ATII at. To participate in the extraordinary general meeting online, visit         and enter the 12-digit control number included on your proxy card. You may register for the extraordinary general meeting as early as         Eastern Time on         , 2026. If you hold your ATII Ordinary Shares through a bank, broker or other nominee, you will need to take additional steps to participate in the extraordinary general meeting, as described in this proxy statement/prospectus.

Q.What is the proposed Business Combination?

A.

ATII, Pubco, Merger Sub I, Merger Sub II and Forge Nano have entered into a Merger Agreement pursuant to which, if the Business Combination Proposal is approved by the holders of ATII Ordinary Shares and the other conditions to the consummation of the Proposed Transaction contained in the Merger Agreement are satisfied or waived, among other things: (i) at the Domestication Merger Effective Time, ATII will merge with and into Pubco, with Pubco surviving the Domestication Merger as a corporation incorporated under the laws of the State of Delaware; (ii) at least one day following the Domestication Merger Effective Time and at the First Effective Time, Merger Sub I will merge with and into Forge Nano, with Forge Nano surviving the First Company Merger as the Initial Surviving Corporation and a wholly-owned subsidiary of Pubco; (iii) immediately following the First Effective Time and at the Second Effective Time, the Initial Surviving Corporation, as the surviving company in the First Company Merger, will merge with and into Merger Sub II, with Merger Sub II surviving the Second Company Merger as a wholly-owned subsidiary of Pubco; and (iv) in connection with the aforementioned transactions, the other transactions contemplated by the Merger Agreement and the PIPE Financing will be completed, as more fully described elsewhere in this proxy statement/prospectus. See “Proposal No. 1 – The Business Combination Proposal” and “Proposal No. 2 – The Domestication Merger Proposal” for more detail. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to carefully read this proxy statement/prospectus and the Merger Agreement (and all annexes to this proxy statement/prospectus) in their entirety.

Q.Why am I receiving this proxy statement/prospectus?

A.

Holders of ATII Ordinary Shares are being asked to consider and vote upon, among other proposals, a proposal to approve the Merger Agreement and approve the Business Combination. In connection with the completion of the Business Combination, ATII will provide the ATII Public Shareholders the opportunity to redeem their ATII Public Shares on the terms and conditions set forth in the Current Charter. See “Proposal No. 2 – The Domestication Merger Proposal” for more detail.

This document constitutes a proxy statement of ATII, soliciting proxies for the extraordinary general meeting from the holders of ATII Ordinary Shares using this proxy statement/prospectus, and a prospectus of Pubco and Forge Nano to offer shares of Pubco Common Stock and Pubco SPAC Warrants pursuant to the terms of the Merger Agreement.

The ATII Board is soliciting your proxy to vote at the extraordinary general meeting because you are a holder of ATII Ordinary Shares. This proxy statement/prospectus, along with a proxy card or a voting instruction card, is being mailed to holders of ATII Ordinary Shares on or about            , 2026. Holders of ATII Ordinary Shares as of the close of business on            , 2026, the “Record Date” for the extraordinary general meeting, are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting. ATII has made these materials available to you on the Internet, and ATII has delivered printed proxy materials to you or sent them to you by e-mail. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote at the extraordinary general meeting. You do not need to attend the extraordinary general meeting in person to vote on your ATII Ordinary Shares.

The Business Combination cannot be completed unless the holders of ATII Ordinary Shares approve the Condition Precedent Proposals as set forth in this proxy statement/prospectus. Information about the extraordinary general meeting, the Business Combination and the other business to be considered by holders of ATII Ordinary Shares at the extraordinary general meeting is contained in this proxy statement/prospectus.

THE VOTE OF HOLDERS OF ATII ORDINARY SHARES IS IMPORTANT. HOLDERS OF ATII ORDINARY SHARES ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF ATII AND FORGE NANO.

Q.What am I being asked to vote on?

A.You are being asked to vote on the following proposals:

●	The Business Combination Proposal;
●	The Domestication Merger Proposal;
●	The Director Election Proposal
●	The Stock Issuance Proposal;
●	The Organizational Documents Proposal;
●	The Advisory Organizational Documents Proposals;
●	The Equity Incentive Plan Proposal; and
●	The Adjournment Proposal, if presented.

ATII will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Holders of ATII Ordinary Shares should read it carefully.

Consummation of the Business Combination is conditioned on the approval of each of the Condition Precedent Proposals. If the holders of ATII Ordinary Shares do not approve each of the Condition Precedent Proposals at the extraordinary general meeting, then, unless certain conditions in the Merger Agreement are waived by all of the parties to the Merger Agreement, the Merger Agreement may be terminated and the Proposed Transaction may not be consummated. See “Proposal No. 1 – The Business Combination Proposal,” “Proposal No. 2 – The Domestication Merger Proposal,” “Proposal No. 3 – The Director Election Proposal,” “Proposal No. 4 – The Stock Issuance Proposal,” “Proposal No. 5 – The Organizational Documents Proposal” and “Proposal No. 7 – The Equity Incentive Plan Proposal” of this proxy statement/prospectus, respectively.

After careful consideration, the ATII Board has determined that each of (a) the Business Combination Proposal, (b) the Domestication Merger Proposal, (c) the Director Election Proposal, (d) the Stock Issuance Proposal, (e) the Organizational Documents Proposal, (f) the Advisory Organizational Documents Proposals, (g) the Equity Incentive Plan Proposal and (h) the Adjournment Proposal, if presented, are in the best interests of ATII and the holders of ATII Ordinary Shares and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 – The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Q.May I attend and vote at the extraordinary general meeting?

A.

All holders of ATII Ordinary Shares as of the Record Date may attend and vote at the extraordinary general meeting. To vote your ATII Ordinary Shares at the extraordinary general meeting, you must pre-register for the extraordinary general meeting at        by         Eastern Time on          , 2026. For additional information on how to pre-register for the extraordinary general meeting, please see the section entitled “Extraordinary General Meeting of ATII – Pre-Registering for the Extraordinary General Meeting.”

Any ATII Ordinary Shares held directly in your name as a holder of record may be voted at the extraordinary general meeting via the extraordinary general meeting website, provided you have pre-registered for the extraordinary general meeting. Any ATII Ordinary Shares held in “street name” may be voted at the extraordinary general meeting via the extraordinary general meeting website only if you obtain a legal proxy from your bank, broker or other nominee and provided you have pre-registered for the extraordinary general meeting.

Even if you attend the extraordinary general meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone (in accordance with the instructions in this proxy statement entitled “Extraordinary General Meeting of ATII – Voting Power”) so that your vote will be counted if you later decide not to, or become unable to, virtually attend the extraordinary general meeting. If you attend and vote at the extraordinary general meeting, your vote will revoke any proxy previously submitted.

Q.Are the proposals conditioned on one another?

A.

Yes. The Proposed Transaction is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal.

Q.Why is ATII proposing the Business Combination?

A.

ATII is a blank check company incorporated to effect a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, with one or more businesses.

On February 10, 2025, ATII completed its IPO at an offering price of $10.00 per unit, each consisting of one ATII Ordinary Share and one-half of one ATII Warrant, generating gross proceeds of $230,000,000. Simultaneously with the closing of the IPO, ATII completed a private placement of an aggregate of 840,000 ATII Private Units to the Sponsor and BTIG at a price of $10.00 per unit, generating gross proceeds of $8,400,000. Following the closing of the IPO, a total of $231,150,000 of the gross proceeds from the sale of ATII Public Units in the IPO and the private placement of the ATII Private Units were placed in the Trust Account.

All of ATII’s activity since its IPO has been related to identifying an appropriate target company for a potential business combination and negotiating for an initial business combination.

The ATII Board considered a wide variety of factors in connection with its evaluation of the Business Combination, including the ATII Board’s review of the results of the due diligence conducted by ATII management and its advisers. As a result, the ATII Board believes that the Business Combination will provide holders of ATII Ordinary Shares with an opportunity to participate in the ownership of a company with growth potential in an alternative industry with a clear path to generating cash flow and growth. Please see the section entitled “Proposal No. 1 – The Business Combination Proposal – ATII’s Board of Directors’ Discussion of Valuation and Reasons for the Approval of the Business Combination.”

Although the ATII Board believes that the Proposed Transaction presents an attractive business combination opportunity and is in the best interests of ATII and the holders of ATII Ordinary Shares, the ATII Board also considered certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in “Proposal No. 1 – The Business Combination Proposal – ATII Board Reasons for the Approval of the Business Combination” and “Risk Factors – Risks Related to Forge Nano’s Business.”

Q.What will I receive if the Business Combination is consummated?

A.

Upon the terms and subject to the satisfactions or waiver of the conditions of the Merger Agreement, immediately prior to the Domestication Merger Effective Time, (1) each ATII Public Unit then issued and outstanding will automatically separate and convert into one ATII Ordinary Share and one-half of one ATII Warrant and (2) each ATII Private Unit then issued and outstanding will automatically separate and convert into one ATII Ordinary Share and one half of one ATII Warrant.

Under the Current Charter, ATII must provide all ATII Public Shareholders with the opportunity to have their ATII Public Shares redeemed upon consummation of an initial business combination. At the Domestication Merger Effective Time, holders of ATII Ordinary Shares will be entitled to receive, after giving effect to redemptions of ATII Public Shares occurring prior to the Domestication Merger Effective Time, without interest and less any applicable withholding taxes (if any), one share of Pubco Common Stock in exchange for each ATII Ordinary Share that is issued and outstanding immediately prior to the Domestication Merger Effective Time.

In addition, each ATII Warrant that is unexercised immediately prior to the Domestication Merger Effective Time shall convert automatically into one Pubco SPAC Warrant subject to the conditions set forth in the ATII Warrant Agreement.

Q.

What will the relative equity stakes of the holders of ATII Ordinary Shares, the Forge Nano Stockholders who receive Closing Payment Shares, the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, and the PIPE Investor be immediately after the consummation of the Business Combination?

A.

Upon consummation of the Business Combination, the post-Closing share ownership of Pubco under (1) the No Additional Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, excluding the dilutive effect of Pubco SPAC Warrants, Pubco Forge Nano Warrants, Pubco Ascent Warrants, Pubco Options, PIPE Warrants, Reset PIPE Warrants, Additional PIPE Warrants and Earn-Out Shares, would be as follows:

	Voting Interests in Pubco
	No Additional		25%		50%		75%		Maximum
	Redemptions(1)		Redemptions(2)		Redemptions(3)		Redemptions(4)		Redemptions(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ATII Public Shareholders	23,000,000	15.3%	17,250,000	11.9%	11,500,000	8.3%	5,750,000	4.3%	—	0.0%
Initial Shareholders(6)	3,590,000	2.4%	3,590,000	2.5%	3,590,000	2.6%	3,590,000	2.7%	3,590,000	2.8%
Forge Nano Stockholders(7)	108,612,422	72.3%	108,612,422	75.1%	108,612,422	78.2%	108,612,422	81.6%	108,612,422	85.3%
PIPE Investors (8)	15,100,000	10.0%	15,100,000	10.5%	15,100,000	10.9%	15,100,000	11.4%	15,100,000	11.9%
Total	150,302,422	100.0%	144,552,422	100.0%	138,802,422	100.0%	133,052,422	100.0%	127,302,422	100.0%
(1)	Assumes that no ATII Public Shareholders exercise redemption rights with respect to their redeemable ATII Public Shares in exchange for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable ATII Public Shares, or 5,750,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $60.5 million from the funds in the Trust Account based on a redemption price of approximately $10.52 per share, which is based on the Assumed Redemption Price.
(3)	Assumes that 50% of maximum redeemable ATII Public Shares, or 11,500,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $121.0 million from the funds in the Trust Account based on the Assumed Redemption Price.
(4)	Assumes that 75% of maximum redeemable ATII Public Shares, or 17,250,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $181.5 million from the funds in the Trust Account based on the Assumed Redemption Price.

(5)	Assumes that 100% of maximum redeemable ATII Public Shares, or 23,000,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $242.0 million from the funds in the Trust Account based on the Assumed Redemption Price.
(6)	Consists of (i) the 2,750,000 shares of Pubco Common Stock issued to the Sponsor and the Initial Shareholders in exchange for 2,750,000 Founder Shares (assuming that 3,000,000 shares of Pubco Common Stock issued in exchange for 3,000,000 Founder Shares are transferred by the Sponsor to the PIPE Investor upon the Closing pursuant to the Purchaser Support Agreement, and that the Sponsor retains the remaining 300,000 Founder Shares subject to transfer under the Purchaser Support Agreement), (ii) the 530,000 ATII Private Shares held by the Sponsor and (iii) the 310,000 ATII Private Shares held by BTIG.
(7)	Consists of (i) the 108,612,422 shares of Pubco Common Stock issuable in respect of 3,773,525 shares of Forge Nano Common Stock (including shares of Forge Nano Common Stock issued upon conversion of Forge Nano Preferred Stock immediately prior to the First Effective Time (including all outstanding shares of Forge Nano Series D Preferred Stock issued following December 31, 2025)) based on the Exchange Ratio. The Exchange Ratio is based the Forge Nano Common Stock, Forge Nano Preferred Stock and Forge Nano Common Stock underlying the Forge Nano Convertible Securities, in each case, outstanding as of , 2026, and does not reflect any issuances of Forge Nano Common Stock, Forge Nano Preferred Stock or Forge Nano Convertible Securities after such date.
(8)	Consists of (i) the 10,000,000 shares of Pubco Common Stock acquired by the PIPE Investor pursuant to the PIPE Subscription Agreement at a subscription price of $10.00 per share, (ii) the 3,000,000 Founder Shares transferred by the Sponsor to the PIPE Investor in connection with the PIPE Financing for no additional cash consideration pursuant to the Purchaser Support Agreement, and (iii) the 2,100,000 Additional PIPE Subscribed Shares to be acquired by the Additional PIPE Investors pursuant to the Additional PIPE Subscription Agreements at a subscription price of $10.00 per share. After giving effect to the transfer of the 3,000,000 Founder Shares from the Sponsor, the PIPE Investor’s effective purchase price for shares of Pubco Common Stock received in connection with the PIPE Financing is approximately $7.69 per share, which is lower than the approximately $10.52 per share that ATII Public Shareholders would otherwise receive based on the Assumed Redemption Price.

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination on a fully diluted basis(1):

	Voting Interests in Pubco
	No		25%		50%		75%		Maximum
	Redemption		Redemptions		Redemptions		Redemptions		Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ATII Public Shareholders(2)	34,500,000	11.8%	28,750,000	10.0%	23,000,000	8.2%	17,250,000	6.2%	11,500,000	4.2%
Initial Shareholders(3)	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.5%	4,010,000	1.5%
Forge Nano Stockholders(4)	210,000,000	71.5%	210,000,000	73.0%	210,000,000	74.4%	210,000,000	76.0%	210,000,000	77.6%
PIPE Investor(5)	45,100,000	15.3%	45,100,000	15.6%	45,100,000	16.0%	45,100,000	16.3%	45,100,000	16.7%
Total	293,610,000	100.0%	287,860,000	100.0%	282,110,000	100.0%	276,360,000	100.0%	270,610,000	100.0%
(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects certain dilutive issuances as described in the following footnotes. This table excludes any ATII Ordinary Shares issuable upon exercise of the Pubco Options.
(2)	Includes the 11,500,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Public Warrants.
(3)	Includes the 420,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Private Warrants.
(4)	Includes (i) the 9,012,656 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants, consisting of (a) the 1,883,617 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 65,430 shares of Forge Nano Common Stock issuable upon exercise of Forge Nano OIC Penny Warrants at an exercise price of $0.01 per share, based on the Exchange Ratio, (b) the 6,779,776 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 235,550 shares of Forge Nano Common Stock issuable upon exercise of Forge Nano OIC Warrants at an exercise price of $76.4167 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (c) the 89,169 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 3,098 shares of Forge Nano Common Stock underlying the Forge Nano SVB Warrants at an exercise price of $15.88 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, and (d) the 260,455 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 9,049 shares of Forge Nano Common Stock underlying the Forge Nano SEP Warrants at an exercise price of $15.80 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (ii) the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants issued in exchange for the 82,512 shares of Forge Nano Common underlying the Forge Nano Ascent Options, at an exercise price of $ per share as of immediately prior to the First Effective Time expiring on December 31, 2028, subject to extension to December 31, 2029 at the holder’s election, in which case the exercise price per share applicable to any exercise occurring between January 1, 2029 and December 31, 2029 will increase by 25%, from $ to $ per share, based on the Exchange Ratio and (iii) the 90,000,000 Earn-Out Shares to be distributed to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Forge Nano Convertible Securities upon achievement of certain milestones during the Earn-Out Period pursuant to the Merger Agreement.
(5)	Includes (i) the 15,000,000 shares of Pubco Common Stock underlying the PIPE Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus), (ii) the 5,000,000 shares of Pubco Common Stock underlying the Additional Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus) and (iii) the 10,000,000 shares of Pubco Common Stock underlying the Reset Warrants, with an initial exercise price equal to the PIPE Reset Price (subject to adjustments as described in this proxy statement/prospectus).

The table above excludes the dilutive impact of shares of Pubco Common Stock that will be available for issuance under Pubco’s incentive award plan immediately following completion of the Business Combination. Pubco Shareholders will experience additional dilution to the extent Pubco issues additional shares of Pubco Common Stock after the Closing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions by holders of ATII Public Shares will increase the dilutive effect of these issuances on non-redeeming holders of the ATII Public Shares.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 1 — The Business Combination Proposal — Ownership of Pubco After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. For more information, including the ownership percentages in the No Additional Redemptions Scenario and the effect of certain dilutive securities, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of Pubco After the Closing”.

Q.Will the Sponsor receive compensation in connection with the Proposed Transaction?

A.

In connection with the IPO, the Sponsor and the Initial Shareholders paid an aggregate of $25,000 for the Founder Shares, or approximately $0.004 per share. In connection with the Business Combination, an aggregate of 2,750,000 of the 5,750,000 Founder Shares held by the Sponsor (assuming that 3,000,000 of the 5,750,000 Founder Shares are transferred to the PIPE Investor pursuant to the Purchaser Support Agreement to the extent the PIPE Investor funds the PIPE Financing, and that Sponsor retains the remaining 300,000 of the up to 3,300,000 Founder Shares subject to transfer under the Purchaser Support Agreement) will automatically convert at the Domestication Merger Effective Time into an equal number of shares of Pubco Common Stock, valued at approximately $              per share based on the closing price per ATII Ordinary Share on                      , 2026. The Sponsor also purchased 530,000 ATII Private Units at a price of $10.00 per unit, consisting of 530,000 ATII Private Shares and 265,000 ATII Warrants with an exercise price of $11.50 per share, in a private placement that occurred simultaneously with the closing of the IPO; such underlying ATII Ordinary Shares will automatically convert at the Domestication Merger Effective Time into an equal number of shares of Pubco Common Stock, which is the assumed per share price used in the Business Combination pursuant to the Merger Agreement. As a result of the low price the Sponsor and the Initial Shareholders paid for the Founder Shares, the Sponsor and the Initial Shareholders may realize a positive rate of return on their investment in the Founder Shares even if the market price per share of Pubco Common Stock is below $10.00 per share after the Closing, in which case the ATII Public Shareholders may experience a negative rate of return on their investment. Based on the closing price of $           per ATII

Ordinary Share on                      , 2026, the Sponsor may receive potential profits of approximately $             per Founder Share, and accordingly may make a substantial profit on its investment in the Founder Shares at a time when shares of Pubco Common Stock may have lost significant value. On the other hand, if ATII liquidates without completing an initial business combination during the Completion Window, the Sponsor will lose its investment in ATII.

In addition, as disclosed in the IPO prospectus, in order to finance transactions costs in connection with an initial business combination, the Sponsor or certain of ATII’s directors and officers may, but are not obligated to, loan ATII Working Capital Loans that would be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private units of ATII, at a price of $10.00 per private unit, at the option of the lender. The units and their underlying securities would be identical to the ATII Private Units issued concurrently with the IPO. If ATII completes an initial business combination during the Completion Window, ATII would repay the Working Capital Loans out of the proceeds of the Trust Account released to ATII in connection with its initial business combination. In the event that an initial business combination is not completed during by the Completion Window, ATII may use a portion of proceeds held outside of the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of the date of this proxy statement/prospectus, ATII has no outstanding borrowings under Working Capital Loans.

In addition, ATII’s sponsor, directors or officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses relating to identifying, investigating and completing an initial business combination.

For information about conflicts of interest with respect to the Sponsor, see “Proposal No. 1 — The Business Combination Proposal — Conflicts of Interest.” For more information about the securities owned by the Sponsor, see “Beneficial Ownership of Securities” and “Certain Relationships and Related Persons Transactions.”

Q.	Does the Sponsor, any of its affiliates or promoters have any prior experience in organizing special purpose acquisition companies?
A.

Yes. ATII’s management team and board members have prior experience in sponsoring and operating blank check companies, having served on the board or on the management team of various blank check companies.

Dr. Eric R. Ball serves as the Chairman of the Board, Ben Landen serves as the Chief Executive Officer and a director, and Long Long, Daniel L. Sheehan and Vishwesh Pai serve as directors of Archimedes Tech SPAC Partners III Co. (Nasdaq: ARCI) (“Archimedes III”), which completed its initial public offering in January 2026, issuing 27,600,000 units, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 units, generating gross proceeds of $276,000,000. Archimedes III is currently in the process of seeking a business combination target.

Archimedes Tech SPAC Partners Co. (“Archimedes I”) completed its initial public offering in March 2021 and completed its merger with SoundHound AI, Inc. (Nasdaq: SOUN) in April 2022; the merger raised $111.0 million gross proceeds through a common-equity private placement and approximately 96% of the public shares of Archimedes I were redeemed in connection with the merger. Dr. Ball remains as a board member of Archimedes I and is currently serving as its Audit Chair. Mr. Long served as Chief Financial Officer and Mr. Sheehan served as Chief Operating Officer of Archimedes I from 2021 until the consummation of its business combination in April 2022.

Ackrell SPAC Partners I Co. (“Ackrell I”) completed its initial public offering in December 2020 and was not able to complete an initial business combination within the required time frame, thus the company liquidated its trust account and returned all trust proceeds to holders of its public shares in August 2022. Mr. Long served as Chief Financial Officer of Ackrell I from 2019 to 2022, and Mr. Sheehan served as a director from 2020 to 2022.

Global SPAC Partners Co. completed its initial public offering in April 2021 and completed its merger with Gorilla Technology Group (Nasdaq: GRRR) in July 2022, where approximately 90% of the public shares were redeemed in connection with the company’s extensions and merger. Mr. Long served as Chief Financial Officer of Global SPAC Partners Co. from 2020 until the consummation of its business combination in July 2022.

Twelve Seas Investment Company completed its initial public offering in June 2018 and completed its merger with Brooge Energy Limited in December 2019, where approximately 82% of the public shares was redeemed in connection with the merger.

Mr. Long served as Vice President of Twelve Seas Sponsors I LLC, sponsor of Twelve Seas Investment Company, from 2017 until the consummation of its business combination in December 2019.

Past performance by our management team is not a guarantee of success with respect to the Business Combination and Forge Nano. You should not rely on the historical record of the performance of our management team or businesses associated with them as indicative of our future performance of an investment of the Sponsor, ATII’s management team and board members in Forge Nano or the returns we will, or are likely to, generate going forward. For information about conflicts of interest with respect to the Sponsor, see “Proposal No. 1 — The Business Combination Proposal — Interests of Certain ATII Persons in the Business Combination.”

Q.Do any conflicts of interest exist relating to the Proposed Transaction?

A.

Yes. The Sponsor, the Initial Shareholders and ATII’s officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of unaffiliated ATII Public Shareholders. Further, ATII’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity for such entity, which are set forth in more detail in the section titled “Information Related to ATII — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The ATII Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the Merger Agreement and in recommending to the holders of ATII Ordinary Shares that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. Holders of ATII Ordinary Shares should take these interests into account in deciding whether to approve the proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

●	The Sponsor and the Initial Shareholders beneficially own, collectively, 5,750,000 Founder Shares (up to 3,300,000 of which are subject to transfer in connection with the Business Combination pursuant to the Purchaser Support Agreement) which were acquired in June 2024, prior to the IPO, for an aggregate purchase price of $25,000, or approximately $0.004 per share, which, if unrestricted and freely transferrable, would be valued at approximately $ , based on the $ closing price of the ATII Ordinary Shares of , 2026. However, given that such shares of Pubco Common Stock as well as 530,000 ATII Private Units purchased at a price of $10.00 per unit in a private placement simultaneously with the IPO, consisting of 530,000 ATII Private Shares and 265,000 ATII Warrants, for an aggregate purchase price of $5,300,000, will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ATII believes such securities have less value. The Sponsor and the Initial Shareholders have agreed to waive their rights to any liquidation distributions with respect to such Founder Shares, ATII Private Shares and ATII Private Warrants in the event the Business Combination (or any other initial business combination) is not consummated during the Completion Window. Accordingly, if ATII does not consummate the Business Combination (or any other initial business combination) during the Completion Window, each would become worthless and the Sponsor and the Initial Shareholders will lose their entire investment with respect to such Founder Shares, ATII Private Shares and ATII Private Warrants.
●	If ATII consummates the Business Combination during the Completion Window, the Sponsor will, following the Domestication Merger Effective Time, become the beneficial owner of 3,280,000 shares of Pubco Common Stock (assuming Sponsor transfers 3,000,000 shares of Pubco Common Stock issued in exchange for 3,000,000 Founder Shares in the Domestication Merger to the PIPE Investor to secure the financing transaction in connection with the Business Combination pursuant to the Purchaser Support Agreement and retains 300,000 shares of Pubco Common Stock issued in exchange for 300,000 Founder Shares in the Domestication Merger) with an aggregate market value of approximately $ , based on the closing price of ATII Public Shares of $ as of , 2026, and 265,000 Pubco SPAC Warrants issued in exchange for 265,000 ATII Warrants with an aggregate market value of approximately $ , based on the closing price of ATII Public Warrants of $ as of , 2026, in each case, as reported on Nasdaq.
●	The continued indemnification of the ATII Directors and current officers of ATII and the continuation of directors’ and officers’ liability insurance after the Business Combination is consummated.
●	The fact that the Sponsor, ATII Directors and officers of ATII will be reimbursed for out-of-pocket expenses incurred in connection with activities performed on our behalf, such as identifying potential target businesses and performing due diligence on suitable target businesses for purposes of completing an initial business combination during the Completion Window.
●	The fact that, as a result of the purchase price paid for the Founder Shares, if the Business Combination is completed during the Completion Window, the Sponsor and the Initial Shareholders are likely to be able to make a substantial profit on their investment in ATII even at a time when the shares of Pubco Common Stock have lost significant value. On the other hand, if the Business Combination is not completed and ATII liquidated without completing another initial business combination, the Sponsor and the Initial Shareholders would lose their entire investment in ATII.
●	The fact that the Sponsor holds 265,000 ATII Private Warrants, initially purchased for $5,300,000 in the aggregate in a private placement that occurred simultaneously with the closing of the IPO, which will then automatically convert at the Domestication Merger Effective Time into Pubco SPAC Warrants to purchase an equal number of shares of Pubco Common Stock. ATII estimates that, at the Closing, if unrestricted and freely tradeable, such shares would be valued at approximately $ , based on the $ closing price of ATII Public Warrants on , 2026. However, given that such shares of Pubco Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ATII believes such shares have less value.
●	The fact that the Sponsor and the Initial Shareholders have each waived their right to redeem any ATII Ordinary Shares held by them in connection with the vote of the holders of ATII Ordinary Shares to approve the Business Combination.
●	The fact that, if ATII were to liquidate rather than complete the Business Combination, the Sponsor and the Initial Shareholders will lose their entire investment in ATII, which total approximately $5,325,000 as of the date of this proxy statement/prospectus, comprising the $25,000 purchase price for the Founder Shares and the $5,300,000 purchase price for the ATII Private Units purchased by Sponsor in a private placement concurrently with the IPO, consisting of 530,000 ATII Private Shares and 265,000 ATII Private Warrants, because the Sponsor and the Initial Shareholders have waived their redemption rights with respect to such shares. The potential loss of this investment may have incentivized the Sponsor and the Initial Shareholders and their affiliates to pursue the Business Combination on unfavorable terms in order to avoid a liquidation.
●	The fact that, if the Trust Account is liquidated, including in the event ATII is unable to complete the Business Combination during the Completion Window, the Sponsor has agreed that it will be liable to ATII if and to the extent any claims by a third party for services rendered or products sold to ATII, or a prospective target business with which ATII has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the among of funds in the Trust Account to below the lesser of (i) $10.00 per ATII Public Share and (ii) the actual amount per ATII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per ATII Public Share due to reductions in the value of the trust assets, less taxes payable (but without deduction for any excise or similar tax that may be due or payable) and up to $100,000 of interest to pay dissolution expenses; provided that such obligation will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable), any claims by ATII’s independent registered public accounting firm, or any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;
●	The fact that, pursuant to the A&R Registration Rights Agreement, the Sponsor and the Initial Shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Pubco Common Stock following the consummation of the Business Combination. ATII estimates that the Sponsor and the Initial Shareholders will hold an aggregate of 3,590,000 shares of Pubco Common Stock subject to registration rights.
●	Upon the consummation of the Business Combination, we will repay any Working Capital Loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of ATII directors and officers to finance transaction costs in connection with an intended initial business combination; up to $1,500,000 of such loans may be convertible into private units at a price of $10.00 per unit at the option of the lender.

In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under the

Companies Act. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to ATII, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar obligations to other entities did not impact our search for a business combination target. For more information, see “Information About ATII — Conflicts of Interest.”

These interests may influence the ATII Directors in making their recommendation that you vote in favor of the Business Combination Proposal and each of the other proposals presented to the holders of ATII Ordinary Shares in the accompanying proxy statement/prospectus. These interests were considered by the ATII Board when it approved the Business Combination and resolved to recommend that the holders of ATII Ordinary Shares vote in favor of such proposals.

For more information, please see the section titled “Directors, Officers, Executive Compensation And Corporate Governance Of ATII Prior To The Business Combination — Conflicts Of Interest” on page 240.

Q.How has the announcement of the Proposed Transaction affected the trading price of the ATII Public Shares?

A.

On April 20, 2026, the last trading date prior to the public announcement of the Proposed Transaction, ATII Public Units, ATII Public Shares and ATII Public Warrants closed at $10.53, $10.46 and $0.60, respectively. As of      , 2026, the last trading day immediately prior to the filing date of this proxy statement/prospectus, the closing price for each of the ATII Public Units, ATII Public Shares and ATII Public Warrants was $            , $                 and $             , respectively.

Q.	Why is ATII proposing the Domestication Merger?
A.

The ATII Board believes that there are significant advantages to Pubco that will arise as a result of a change of ATII’s domicile from the Cayman Islands to the State of Delaware upon completion of the Domestication Merger. Further, the ATII Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits the holders of ATII Ordinary Shares, who are the owners of the corporation. The ATII Board believes that there are several reasons why a reincorporation in the State of Delaware is in the best interests of ATII and the holders of ATII Ordinary Shares, including (a) the prominence, predictability and flexibility of the DGCL, (b) Delaware’s well-established principles of corporate governance and (c) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in “Proposal No. 2 — The Domestication Merger Proposal — Reasons for the Domestication.”

The approval of the Domestication Merger Proposal is a condition to the Closing under the Merger Agreement. The approval of the Domestication Merger Proposal requires approval by Special Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a majority of not less than two-thirds of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum) for which notice specifying the intention to propose the relevant resolution as a Special Resolution has been duly given. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

Q.What amendments will be made to the Current Charter?

A.

The consummation of the Proposed Transaction is conditioned, among other things, on the approval of the Domestication Merger Proposal. Accordingly, in addition to voting on the Proposed Transaction, holders of ATII Ordinary Shares are also being asked to consider and vote upon a proposal to approve and adopt, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger and replace the Current Charter with the Proposed Charter and the Proposed Bylaws, in each case, under the DGCL and the Companies Act, which differ materially from the Current Charter. These differences are discussed in greater detail in “Proposal No. 2 — The Domestication Merger Proposal” of this proxy statement/prospectus.

Q.How will the Domestication Merger affect my ATII Public Shares, ATII Public Warrants and ATII Public Units?

A.

In connection with the Domestication Merger, at the Domestication Merger Effective Time, (i) each then issued and outstanding ATII Public Unit shall separate and convert automatically into one ATII Public Share and one-half of one ATII Public Warrant, (ii) immediately following the unit separation, each then issued and outstanding ATII Public Share will be cancelled in exchange for the right to receive one share of Pubco Common Stock; and (iii) each then issued and outstanding ATII Public Warrant that is outstanding and unexercised will convert automatically into one Pubco SPAC Warrant and subject to the same terms and conditions as the ATII Warrant Agreement.

Q.	Will holders of ATII Public Shares or ATII Public Warrants be subject to U.S. federal income tax on the Pubco Common Stock or Pubco Warrants received in the Domestication Merger?
A.

As discussed more fully under “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication Merger as a Reorganization to Holders of ATII Securities,” the parties intend for the Domestication Merger to qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a domestication of a corporation holding only investment-type assets such as ATII, the qualification of the Domestication Merger as a “reorganization” within the meaning of Section 368 of the Code is not entirely clear. If the Domestication Merger so qualifies, then a U.S. holder (as defined in Material U.S. Federal Income Tax Considerations) generally will be subject to Section 367(b) of the Code and, as a result:

●	a U.S. holder whose ATII Public Shares have a fair market value of less than $50,000 on the date of the Domestication Merger and who on the date of the Domestication Merger owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of ATII Ordinary Shares entitled to vote and less than 10% of the total value of all classes of ATII Ordinary Shares will generally not recognize any gain or loss and will generally not be required to include in income any part of ATII’s earnings and profits pursuant to the Domestication Merger;
●	a U.S. holder whose ATII Public Shares have a fair market value of $50,000 or more on the date of the Domestication Merger, but who on the date of the Domestication Merger owns (directly, indirectly, and constructively) less than 10% of the total combined voting power of all classes of ATII Ordinary Shares entitled to vote and less than 10% of the total value of all classes of ATII Ordinary Shares will generally recognize gain (but not loss) on the exchange of ATII Public Shares for Pubco Common Stock pursuant to the Domestication Merger. As an alternative to recognizing gain, such U.S. holders may file an election to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their ATII Public Shares, provided certain other requirements are satisfied; and
●	a U.S. holder who on the date of the Domestication Merger owns (directly, indirectly, and constructively) 10% or more of the total combined voting power of all classes of ATII Ordinary Shares entitled to vote or 10% or more of the total value of all classes of ATII Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its ATII Public Shares, provided certain other requirements are satisfied. Any U.S. holder that is a corporation may, under certain circumstances, effectively be exempt from taxation due to a deduction in an amount equal to a portion or all of the deemed dividend pursuant to Section 245A of the Code.

Furthermore, even if the Domestication Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. holder of ATII securities may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its ATII securities for Pubco securities pursuant to the Domestication Merger under the PFIC rules of the Code equal to the excess, if any, of the fair market value of Pubco securities received in the Domestication Merger and the U.S. holder’s adjusted tax basis in the corresponding ATII securities surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply, absent certain elections. For a more complete discussion of the potential application of the PFIC rules to U.S. holders as a result of the Domestication Merger, see the discussion in the section titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — U.S. Federal Income Tax Consequences of the Domestication Merger to U.S. Holders of ATII Securities — PFIC Considerations.”

If the Domestication Merger does not qualify as a reorganization, then a U.S. holder that exchanges its ATII securities for Pubco securities generally will recognize gain or loss equal to the difference between (1) the sum of the fair market value of the Pubco Common Stock and Pubco Warrants received and (2) the U.S. holder’s adjusted tax basis in the ATII Public Shares and ATII Public Warrants exchanged.

Additionally, the Domestication Merger may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. holder’s shares of ATII Public Shares after the Domestication Merger.

For a more detailed discussion of certain U.S. federal income tax consequences of the Domestication Merger, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication Merger as a Reorganization” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Domestication Merger.

Q.	Do I have Redemption Rights?
A.

If you are a holder of ATII Public Shares, you have the right to redeem such shares in exchange for a pro rata portion of the aggregate amount on deposit in the Trust Account, which holds the net proceeds of the IPO, as of two (2) business days prior to the consummation of the Business Combination (including interest earned on the funds held in the Trust Account and not previously released to ATII to pay taxes, if any) upon the closing of the Proposed Transaction. ATII Public Shareholders may elect to redeem all or a portion of the ATII Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold ATII Public Shares on the Record Date. If you wish to exercise your Redemption Rights, please see the answer to the next question: “How do I exercise my Redemption Rights?”

As a result, the Business Combination Proposal can be approved by the holders of ATII Public Shares who will redeem their ATII Public Shares and will no longer be holders of ATII Public Shares and the Business Combination may be consummated even though the funds available from the Trust Account and the number of ATII Public Shareholders are substantially reduced as a result of redemptions by ATII Public Shareholders. With fewer ATII Public Shares and ATII Public Shareholders, the trading market for ATII Public Shares may be less liquid than the market for ATII Public Shares prior to the Business Combination and ATII may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account as a result of redemptions by ATII Public Shareholders, the capital infusion from the Trust Account into Pubco’s or Forge Nano’s business will be reduced and the amount of working capital available to Pubco or Forge Nano following the Business Combination may be reduced. Your decision to exercise your Redemption Rights with respect to ATII Public Shares will have no effect on the ATII Public Warrants you may also hold. Whether you intend to hold or redeem your ATII Public Shares, the ATII Board recommends that you vote to approve the Business Combination Proposal and the other proposals included in this proxy statement/prospectus.

Notwithstanding the foregoing, any ATII Public Shareholder, together with any affiliate of such ATII Public Shareholder or any other person with whom such ATII Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its ATII Public Shares with respect to more than an aggregate of 15% of the ATII Public Shares then issued and outstanding without ATII’s prior consent. Accordingly, if any ATII Public Shareholder, alone or acting in concert or as a “group”, seeks to redeem more than an aggregate of 15% of the ATII Public Shares then issued and outstanding, then any such shares in excess of that 15% limit would not be redeemed without ATII’s prior consent.

As part of the Insider Letter entered into at the time of the IPO, the Insiders agreed to waive their Redemption Rights in connection with an initial business combination, including the Business Combination, during the Completion Window with respect to all of their Founder Shares and ATII Private Shares purchased in a private placement concurrently with the IPO. The Insiders did not receive any separate consideration paid in connection with providing such waiver.

BTIG has also agreed to waive its Redemption Rights with respect to any ATII Private Shares purchased in a private placement concurrently with the IPO held by them.

Holders of ATII Warrants do not have redemption rights in connection with the Business Combination with respect to their ATII Warrants.

Holders of ATII Public Shares who also hold ATII Public Warrants may elect to redeem their ATII Public Shares, and still retain their ATII Public Warrants. The aggregate value of the 11,500,000 ATII Public Warrants based on the closing price of $              per ATII Public Warrant on                  , 2026 was approximately $                 . ATII Public Shareholders who redeem their ATII Public Shares may continue to hold any ATII Public Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such ATII Public Warrants, if despite such redemptions, the Business Combination was consummated. We cannot predict the ultimate value of the ATII Public Warrants following consummation of the Business Combination.

As indicated elsewhere in this proxy statement/prospectus, the outstanding ATII Warrants represent potential additional dilution to holders of ATII Ordinary Shares. See “Summary of the Proxy Statement/Prospectus — Ownership of Pubco After the Closing.” The Pubco SPAC Warrants will become exercisable beginning 30 days after the Closing pursuant to the terms of the ATII Warrant Agreement. For a discussion of the risks relating to warrant dilution, see “Risk Factors — Following the consummation of the Business Combination, the Pubco SPAC Warrants will be exercisable for shares of Pubco Common Stock, which would increase the number of shares of Pubco Common Stock eligible for future resale in the public market and result in dilution to existing holders of ATII Ordinary Shares. Such dilution will increase if more ATII Public Shares are redeemed in connection with the Business Combination.”

Q.	How do I exercise my Redemption Rights?
A.	If you are an ATII Public Shareholder and wish to exercise your Redemption Right to redeem your ATII Public Shares, you must:
(a)	(i) hold ATII Public Shares or (ii) hold ATII Public Shares through ATII Public Units and elect to separate your ATII Public Units into the underlying ATII Ordinary Shares and ATII Public Warrants prior to exercising your Redemption Rights with respect to the ATII Public Shares;
(b)	submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the ATII Public Shares for which redemption is requested, and whether such request is for ATII to redeem all or a portion of your ATII Public Shares in exchange for cash; and
(c)	tender or deliver your ATII Public Share certificates (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

ATII Public Shareholders must complete the procedures for electing to redeem their ATII Public Shares in the manner described above prior to            Eastern Time on              , 2026 (up to two (2) business days prior to the initially scheduled extraordinary general meeting to vote on the Business Combination Proposal) in order for their ATII Public Shares to be redeemed in connection with the Business Combination. Accordingly, you have until two (2) business days prior to the initial vote on the Business Combination Proposal at the extraordinary general meeting to tender your ATII Public Shares if you wish to exercise your Redemption Right. Given the relatively short period in which to exercise Redemption Rights, it is advisable for your to use electronic delivery of your ATII Public Shares.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” beginning on page 37 of this proxy statement/prospectus.

Holders of ATII Public Units must elect to separate ATII Public Units held by them into the underlying ATII Public Shares and ATII Public Warrants prior to exercising their Redemption Rights with respect to the ATII Public Shares. ATII Public Shareholders may elect to redeem ATII Public Shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold ATII Public Shares on the Record Date. If the Proposed Transaction is not consummated during the Completion Window, the ATII Public Shares will be returned to the respective holder, broker or bank.

If you exercise your Redemption Right, your ATII Public Shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $242.0 million, for $10.52 per share, as of March 31, 2026). Such amount, including interest earned on the funds held in the Trust Account and not previously released to ATII to pay taxes, if any, will be paid promptly upon consummation of the Business Combination during the Completion Window. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of the ATII Public Shareholders exercising Redemption Rights, regardless of whether such holders vote for or against the Business Combination Proposal. The distribution per-ATII Public Share from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your Redemption Rights.

Any request for Redemption, once made by an ATII Public Shareholder, may be withdrawn at any time up to two days prior to the vote on the Business Combination Proposal at the extraordinary general meeting. If such ATII Public Shareholder tenders or delivers its ATII Public Share certificates (if any) along with the redemption forms in connection with an election of Redemption and subsequently decide prior to the applicable date, not to redeem its ATII Public Shares, such ATII Public Shareholder may request that the Transfer Agent return the ATII Public Share certificates (physically or electronically). The ATII Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent, prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the ATII Public Shareholder’s certificates for ATII Public Shares (if any) along with the redemption forms have been tendered or delivered (either physically or electronically) to the Transfer Agent, at least two days prior to the initially scheduled vote on the Business Combination Proposal at the extraordinary general meeting.

If an ATII Public Shareholder properly makes a request for Redemption and the certificates for ATII Public Shares (if any) along with the redemption forms are tendered or delivered to the Transfer Agent no later than two business days prior to the initially scheduled vote to approve the Business Combination Proposal at the extraordinary general meeting, then, if the Proposed Transaction is consummated during the Completion Window, ATII will redeem these ATII Public Shares for a pro rata portion of funds then on deposit in the Trust Account. If such ATII Public Shareholders exercises its Redemption Rights, then it will be exchanging its ATII Public Shares for cash.

If the Proposed Transaction is not consummated during the Completion Window, the ATII Public Shares will be returned to the respective holder, broker or bank.

If you are an ATII Public Shareholder and you exercise your Redemption Rights, such exercise will not result in the loss of any ATII Warrants that you may hold, the treatment of which is described elsewhere in this proxy statement/prospectus.

The U.S. federal income tax consequences of exercising your Redemption Rights depends on your particular facts and circumstances. For a discussion of certain material U.S. federal income tax considerations for ATII Public Shareholders with respect to the exercise of these Redemption Rights, see the section titled “Material U.S. Federal Income Tax Considerations.”

Q.	How do the ATII Public Warrants differ from the ATII Private Warrants and what are the related risks for any ATII Public Warrant holders post-Business Combination?
A.

The ATII Public Warrants are identical to the ATII Private Warrants in their respective material terms and provisions, except that the ATII Private Warrants (including underlying securities) are entitled to registration rights.

Following the consummation of the Business Combination (or any other initial business combination) during the Completion Window, Pubco has the ability to redeem the outstanding ATII Public Warrants in exchange for cash at any time after they become exercisable and prior to their expiration, in whole and not in part, at a price of $0.01 per warrant, upon a minimum of thirty days’ prior written notice of redemption to each holder of ATII Public Warrants, if, among other things, the closing price of Pubco Common Stock is equal to or exceeds $18.00 per share (as adjusted for sub share sub divisions, share capitalizations, reorganizations, recapitalization and the like) for any twenty trading days within a thirty-trading day period ending three business days prior to the date on which Pubco sends the notice of redemption to holders of ATII Public Warrants. The value received upon redemption of the ATII Public Warrants by Pubco (i) may be less than the value the holders of ATII Public Warrants would have received if they had exercised their ATII Public Warrants at a later time when the underlying market price of shares of Pubco Common Stock is higher and (ii) may not compensate the holders for the value of the ATII Public Warrants.

In the event that Pubco determines to redeem the ATII Public Warrants pursuant to Section 6.1 of the ATII Warrant Agreement, Pubco will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than thirty days prior to the redemption date to the registered holders of the ATII Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner herein provided will be conclusively presumed to have been duly given whether or not the registered holder of such ATII Public Warrants received such notice.

Q.	If I am a holder of ATII Public Units, can I exercise Redemption Rights with respect to my ATII Public Units?
A.

No. Holders of issued and outstanding ATII Public Units must first elect to separate the ATII Public Units into the underlying ATII Public Shares and ATII Public Warrants prior to exercising Redemption Rights with respect to the ATII Public Shares. If you hold your ATII Public Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the ATII Public Units into the underlying ATII Public Shares and ATII Public Warrants, or if you hold ATII Public Units registered in your own name, you must contact the Transfer Agent, directly and instruct them to do so. You are requested to cause your ATII Public Units to be separated and your ATII Public Shares to be tendered or delivered to the Transfer Agent, along with the redemption forms, by          Eastern Time on                , 2026 (two (2) business days prior to the initially scheduled date vote on the Business Combination Proposal) in order to exercise your Redemption Rights with respect to your ATII Public Shares.

Q.	What are the U.S. federal income tax consequences of exercising my Redemption Rights?
A.

The U.S. federal income tax consequences of exercising your Redemption Rights depends on your particular facts and circumstances. For a discussion of certain material U.S. federal income tax considerations for ATII Public Shareholders with respect to the exercise of these Redemption Rights, see the section titled “Material U.S. Federal Income Tax Considerations.” All holders of ATII Public Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q.	What happens to the funds deposited in the Trust Account after consummation of the Proposed Transaction?
A.

Following the closing of the IPO (including exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $231,150,000 of the net proceeds from the IPO and the sale of the ATII Private Units was placed in the Trust Account. As of the Record Date, funds in the Trust Account totaled $                 and were held in an interest-bearing bank deposit account. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of an initial business combination (including the Business Combination) during the Completion Window, (2) the redemption of any ATII Public Shares properly tendered in connection with a vote of the holders of ATII Ordinary Shares to amend the Current Charter (A) to modify the substance or timing of ATII’s obligation to redeem 100% of the ATII Public Shares if it does not complete an initial business combination during the Completion Window, or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and (3) the Redemption of all of the ATII Public Shares if ATII is unable to complete an initial business combination during the Completion Window, subject to applicable law.

Upon consummation of the Proposed Transaction (or any other initial business combination) during the Completion Window, the funds deposited in the Trust Account will be released to pay ATII Public Shareholders who properly exercise their Redemption Rights, to pay transaction fees and expenses associated with the Proposed Transaction, and for working capital and general corporate purposes of Pubco and Forge Nano following the Proposed Transaction.

Q.	What underwriting fees are payable in connection with the Business Combination?
A.

Pursuant to that certain Underwriting Agreement, dated February 10, 2025, by and between ATII and BTIG, as representative of the underwriters in its IPO, the underwriters are entitled to a deferred fee of $0.35 per unit sold in the IPO, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that ATII completes an initial business combination during the Completion Window, subject to the terms of the underwriting agreement.

The table below presents the Trust Account value per share to an ATII Public Shareholder that elects not to redeem its ATII Public Shares across a range of varying redemption scenarios (in thousands except share or per share data).

As of
March 31,
2026
Trust Account Value	$242,003
Total Public Shares	23,000,000
Trust Account Value per Public Share	$10.52

	No	25%	50%	75%	Maximum
	Redemption(1)	Redemptions(2)	Redemptions(3)	Redemptions(4)	Redemptions(5)
Redemptions ($)	$—	$60,501	$121,002	$181,502	$242,003
Redemptions (Shares)	—	5,750,000	11,500,000	17,250,000	23,000,000
Deferred underwriting fee	$8,050	$7,475	$6,900	$6,325	$5,750
Cash left in the Trust Account post redemptions less deferred underwriting fee	$233,953	$174,027	$114,102	$54,176	$(5,750)
ATII Public Shares post redemptions	23,000,000	17,250,000	11,500,000	5,750,000	—
Remaining Trust Proceeds Per Public Share	$10.17	$10.09	$9.92	$9.42	N/A
(1)	Assumes that no ATII Public Shareholders exercise redemption rights with respect to their ATII Public Shares for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable ATII Public Shares, or 5,750,000 ATII Public Shares, will be redeemed by ATII Public Shareholders prior to the Domestication Merger Effective Time for an aggregate payment of approximately $60.5 million from the funds in the Trust Account based on the Assumed Redemption Price.
(3)	Assumes that 50% of maximum redeemable ATII Public Shares, or 11,500,000 ATII Public Shares, will be redeemed by ATII Public Shareholders prior to the Domestication Merger Effective Time for an aggregate payment of approximately $121.0 million based on the Assumed Redemption Price.
(4)	Assumes that 75% of maximum redeemable ATII Public Shares, or 17,250,000 ATII Public Shares, will be redeemed by ATII Public Shareholders prior to the Domestication Merger Effective Time for an aggregate payment of approximately $181.5 million based on the Assumed Redemption Price.
(5)	Assumes that 100% of maximum redeemable ATII Public Shares, or 23,000,000 ATII Public Shares, will be redeemed by ATII Public Shareholders prior to the Domestication Merger Effective Time for an aggregate payment of approximately $242.0 million based on the Assumed Redemption Price.

For information on the relative ownership levels of holders of Pubco Securities following the Business Combination under varying redemption scenarios and the fully diluted relative ownership levels of holders of Pubco Securities following the Business Combination under varying redemption scenarios, see the question entitled “What will the relative equity stakes of the holders of ATII Ordinary Shares, the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities and the PIPE Investor be immediately after the consummation of the Business Combination?”

Q.	Did the ATII Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Proposed Transaction?
A.	No.
Q.	What happens if a substantial number of the ATII Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption Rights?
A.

Our ATII Public Shareholders are not required to vote in respect of the Proposed Transaction in order to exercise their Redemption Rights. Accordingly, the Proposed Transaction may be consummated even though the funds available from the Trust Account and the number of ATII Public Shareholders are reduced as a result of Redemptions by ATII Public Shareholders, which can reduce the funds available to Pubco or Forge Nano following consummation of the Proposed Transaction to pay transaction fees and expenses associated with the Proposed Transaction, and for working capital and general corporate purposes of Pubco and Forge Nano following the Proposed Transaction.

Q.	When is the Proposed Transaction expected to be completed?
A.

It is currently expected that the Proposed Transaction will be consummated in the third calendar quarter of 2026. However, neither ATII nor Forge Nano can assure you of when or if the Business Combination (or any other initial business combination)

will be completed during the Completion Window, and it is possible that factors outside of the control of ATII or Forge Nano could result in the Business Combination being completed at a different time or not at all. ATII must first obtain the requisite approval of holders of ATII Ordinary Shares for each of the proposals set forth in this proxy statement/prospectus (other than the Advisory Organizational Documents Proposals and the Adjournment Proposal) and certain other Closing conditions set forth in the Merger Agreement must be fulfilled. For a description of the conditions for the completion of the Proposed Transaction, see “Proposal No. 1 — The Business Combination Proposal — Merger Agreement.”

Q.	What is the PIPE Investment?
A.

In connection with the execution of the Merger Agreement, ATII, Pubco and Forge Nano entered the PIPE Subscription Agreement with the PIPE Investor, pursuant to which Pubco has agreed to, substantially concurrently with, and contingent upon, the consummation of the Business Combination, sell to the PIPE Investor an aggregate of 10,000,000 shares of Pubco Common Stock at a subscription price of $10.00 per share, together with PIPE Warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock, each with an exercise price of $10.00 per share (subject to adjustments as described below), for an aggregate purchase price of $100,000,000. Pursuant to the Purchaser Support Agreement, the Sponsor has agreed to transfer to the PIPE Investor at the Closing an aggregate of 3,000,000 shares of Pubco Common Stock issued in exchange for 3,000,000 Founder Share in the Domestication Merger. In the event that on the 21st trading day following the six-month anniversary of the Closing, the VWAP (as defined in the PIPE Warrant Certificate) of Pubco Common Stock is less than the Exercise Price (as defined in the PIPE Warrant Certificate), Pubco will issue to the PIPE Investor the Reset PIPE Warrants entitling the PIPE Investor to purchase up to 10,000,000 shares of Pubco Common Stock, in an amount equal to (i) the product of (x) 5,000,000 multiplied by (y) the Exercise Price then in effect divided by the PIPE Reset Price minus (ii) 5,000,000. In addition, if, on the 24-month anniversary of the Closing Date, the PIPE Investor certifies in writing that the PIPE Investor beneficially owns 5,000,000 shares of Pubco Common Stock, Pubco will issue to the PIPE Investor the Additional PIPE Warrants entitling the PIPE Investor to purchase 5,000,000 shares of Pubco Common Stock. The PIPE Warrants and the Additional PIPE Warrants have an initial exercise price of $10.00 per share, subject to a one-time downward reset based on the trading price of Pubco Common Stock following the Closing, with a floor of $7.28 per share if, as of the Closing, Pubco or any of its subsidiaries has entered into a binding commitment for at least $200,000,000 of debt financing that has been publicly disclosed, and $5.00 per share otherwise. The Reset PIPE Warrants, if issued, would have an exercise price equal to the reduced exercise price resulting from such reset (which would not be less than the applicable floor price).

The PIPE Closing is conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the PIPE Subscription Agreement (subject to certain bring-down standards). For more information about the PIPE Financing, see the section titled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — PIPE Financing.”

Additionally, prior to Closing, ATII, Pubco and Forge Nano intend to enter into subscription agreements (the “Additional PIPE Subscription Agreements”) with certain other accredited investors (collectively, the “Additional PIPE Investors” and together with the PIPE Investor, the “PIPE Investors”), pursuant to which and subject to the terms and conditions thereof, Pubco will sell in a private placement to close immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Business Combination, an aggregate of 2,100,000 shares of Pubco Common Stock (the “Additional PIPE Subscribed Shares”) to the Additional PIPE Investors at a subscription price of $10.00 per share, for an aggregate purchase price of $21,000,000 (the “Additional PIPE Financing”). ATII, Pubco and Forge Nano expect that definitive documentation relating to the Additional PIPE Financing will be executed in June 2026.

The Additional PIPE Subscription Agreements are expected to contain customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the Additional PIPE Investors and be subject to customary closing conditions and termination rights. The closing of the Additional PIPE Financing (the “Additional PIPE Closing”) is expected to be conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the Additional PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the Additional PIPE Subscription Agreements (subject to certain bring-down standards). For more information about the Additional PIPE Financing, see the section titled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — PIPE Financing.”

Q.	Who will be the directors and officers of Pubco if the Business Combination is consummated?
A.	Upon consummation of the Business Combination, Pubco’s governing documents will provide that the Pubco Board will be divided among three classes, as follows:

Class I directors will initially be          and          , and their term will expire at the first annual meeting of stockholders following the Closing.

Class II directors will initially be          and          , and their term will expire at the second annual meeting of stockholders following the Closing.

Class III directors will initially be          and          , and their term will expire at the third annual meeting of stockholders following the Closing.

Upon consummation of the Business Combination, the following individuals will serve as executive officers of Pubco:

●	Paul Lichty (Chief Executive Officer);
●	Michael Kleinberg (Chief Financial Officer);
●	Curtis Zimmermann (Chief Legal Counsel); and
●	Shane Smith (President, Forge Battery, Inc.).
Q.	What happens if the Proposed Transaction is not consummated?
A.

If ATII does not complete the Business Combination for whatever reason, ATII would search for another target business with which to complete its initial business combination during the Completion Window. If ATII does not complete an initial business combination during the Completion Window, ATII will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the ATII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interests earned on the funds held in the Trust Account (less taxes payable, if any), divided by the number of then issued and outstanding ATII Public Shares, which redemption will completely extinguish ATII Public Shareholders’ rights as holders of ATII Ordinary Shares (including the right to receive further liquidating distributions, if any), subject to our obligations under the Companies Act to provide for claims of creditors and subject to the other requirements of applicable law and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ATII Ordinary Shares and the ATII Board, liquidate and dissolve, subject in each case to our obligations under the Companies Act to provide for claims of creditors and the requirements of other applicable law.

Q.	What interests do the Sponsor, the current ATII Directors and ATII’s current officers have in the Business Combination?
A.

The Sponsor, the ATII Directors and ATII’s officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of the unaffiliated ATII Public Shareholders. Further, ATII’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information Related to ATII — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The ATII Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and the Merger Agreement and in recommending to the holders of ATII Ordinary Shares that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. You should take these interests into account in deciding whether to approve the proposals presented at the extraordinary general meeting, including Business Combination Proposal. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination.”

Q.	Following the Proposed Transaction, will the Pubco Securities trade on a stock exchange?
A.

Yes. Pubco intends to apply to list the (i) shares of Pubco Common Stock and (ii) Pubco SPAC Warrants that were issued in exchange for ATII Public Warrants on Nasdaq under the proposed symbols “NANO” and “NANOW”, respectively, upon the Closing.

Pursuant to the terms of the Merger Agreement, as a condition to Closing, Pubco is required to cause the shares of Pubco Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless each of the parties to the Merger Agreement agree to waive the listing condition. It is important for you to know that, at the time of the extraordinary general meeting, ATII may not have received from Nasdaq either confirmation of the listing of the Pubco Common Stock. As a result, you may be asked to vote to approve the Business Combination Proposal and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated during the Completion Window if such condition is waived and in such an event the Pubco Common Stock would not be listed on any nationally recognized securities exchange.

Q.	How does the Sponsor and the Insiders intend to vote on the proposals?
A.

The Sponsor, the Insiders and BTIG have agreed to vote in favor of all of the proposals being presented at the extraordinary general meeting. No consideration has been or will be paid by ATII or Forge Nano to the Sponsor in connection with such agreements. The Sponsor, the Insiders and BTIG collectively own approximately 22.27% of the issued and outstanding ATII Ordinary Shares.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ATII and the holders of ATII Ordinary Shares and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares generally. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, ATII’s Directors and Officers in the Business Combination.”

Q.	Do I have appraisal rights if I object to the proposed Business Combination?
A.	No. There are no appraisal rights available to holders of ATII Ordinary Shares in connection with the Business Combination.
Q.	What do I need to do now?
A.

ATII urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Proposed Transaction will affect you as a holder of ATII Ordinary Shares or ATII Warrants. Holders of ATII Ordinary Shares should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?
A.

If you are a holder of record of ATII Ordinary Shares on the Record Date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your ATII Ordinary Shares in “street name,” which means your ATII Ordinary Shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the ATII Ordinary Shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your ATII Ordinary Shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q.	If my ATII Ordinary Shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.

No. If your ATII Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the ATII Ordinary Shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your ATII Ordinary Shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the holders of ATII Ordinary Shares will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your ATII Ordinary Shares and you should instruct your broker to vote your ATII Ordinary Shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your ATII Ordinary Shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under Cayman Islands law and the Current Charter.

Q.	When and where will the extraordinary general meeting be held?
A.

The extraordinary general meeting will be held virtually at          Eastern Time on             , 2026. The extraordinary general meeting will be a virtual meeting conducted via live webcast at             . For the purposes of the Companies Act and the Current Charter, the physical location of the extraordinary general meeting will be at the offices of ATII at                .

Q.	Who is entitled to vote at the extraordinary general meeting?
A.

ATII has fixed           , 2026 as the Record Date for the extraordinary general meeting. If you were a holder of record of ATII Ordinary Shares at the close of business on the Record Date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a holder of ATII Ordinary Shares may only vote his, her or their ATII Ordinary Shares if he, she or they is present in person or is represented by proxy at the extraordinary general meeting.

Q.	How many votes do I have?
A.

Each holder of ATII Ordinary Shares is entitled to one vote per ATII Ordinary Share held of record as of the Record Date for the extraordinary general meeting by such holder. As of the close of business on the Record Date for the extraordinary general meeting, there were 29,590,000 ATII Ordinary Shares issued and outstanding, of which 23,000,000 were ATII Public Shares held by persons other than the Sponsor, the Insiders and BTIG.

Q.	What constitutes a quorum?
A.

A quorum of holders of ATII Ordinary Shares is necessary to hold a valid extraordinary general meeting. A quorum will be present at the extraordinary general meeting if the holders of at least a majority of the 29,590,000 issued and outstanding ATII Ordinary Shares entitled to vote at the extraordinary general meeting as of the Record Date are represented in person or by proxy.

As such, the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least 14,795,001 additional holders of ATII Ordinary Shares, or approximately 50.1% of the 29,590,000 issued and outstanding ATII Ordinary Shares entitled to vote at the extraordinary general meeting as of the Record Date, would be required to achieve a quorum at the extraordinary general meeting.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Q.	What vote is required to approve each proposal at the extraordinary general meeting?
A.	The following votes are required to approve each proposal being presented at the extraordinary general meeting:

Business Combination Proposal — by Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum).

Domestication Merger Proposal — by Special Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a majority of at least two-thirds of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum) for which notice specifying the intention to propose the relevant resolution as a Special Resolution has been duly given.

Director Election Proposal — by Ordinary Resolution of the holders of ATII Ordinary Shares under Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum).

Stock Issuance Proposal — by Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum).

Organizational Documents Proposal — by Special Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a majority of at least two-thirds of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum) for which notice specifying the intention to propose the relevant resolution as a Special Resolution has been duly given.

Advisory Organizational Documents Proposals — the separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, by Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum).

Equity Incentive Plan Proposal — by Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum).

Adjournment Proposal — by Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of either (a) a simple majority of the votes cast by holders of ATII Ordinary Shares properly cast for and against the Adjournment Proposal, when a quorum is present, or (b) a majority of the voting power present at the extraordinary general meeting, when a quorum is not present.

The Sponsor, which includes among its members the Insiders, the Initial Shareholders and BTIG have agreed to vote all the Founder Shares and any ATII Public Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the record date, the Sponsor and BTIG collectively holder approximately 22.27% of the issued and outstanding ATII Ordinary Shares. See the section of this proxy statement/prospectus entitled “Questions and Answers for Holders of ATII Ordinary Shares — How does the Sponsor intend to vote their ATII Ordinary Shares?”

The Business Combination was not structured to require the approval of at least a majority of the unaffiliated ATII Public Shareholders because such a vote is not required under the Companies Act.

Q.	What are the recommendations of the ATII Board?
A.

The ATII Board believes that the Business Combination Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interests of ATII and the holders of ATII Ordinary Shares and unanimously recommends that the holders of ATII Ordinary Shares vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Domestication Merger Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Organizational Documents Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, if presented, to the extraordinary general meeting.

The existence of financial and personal interests of one or more of the ATII Directors may result in a conflict of interest on the part of such ATII Director(s) between what he, she or they may believe is in the best interests of ATII and the holders of ATII Ordinary Shares and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Proposed Transaction that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination.”

When you consider the recommendation of the ATII Board in favor of the approval of these proposals, you should keep in mind that the Sponsor, which includes among its members the Insiders, and the Sponsor’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated ATII Public Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and ATII’s Directors and Officers in the Business Combination.”

Q.	What happens if I sell my ATII Public Shares before the extraordinary general meeting?
A.

The Record Date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Proposed Transaction is expected to be completed. If you transfer your ATII Public Shares after the applicable Record Date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the extraordinary general meeting but the transferee, and not you, will have the ability to redeem such ATII Public Shares, so long as such transferee takes the required steps to elect to redeem such ATII Public Shares at least two (2) business days prior to the initially scheduled vote on the Business Combination Proposal.

Q.	How can I vote my ATII Ordinary Shares without attending the extraordinary general meeting?
A.

If you are a holder of record of our ATII Ordinary Shares as of the close of business on the Record Date, you can vote by proxy electronically over the Internet or by mail by following the instructions provided in the attached or enclosed proxy card, as the case may be, or at the extraordinary general meeting. Please note that if you are a beneficial owner of ATII Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?
A.

Yes. Any holder of ATII Ordinary Shares may send a later-dated, signed proxy card to ATII’s Chairman at ATII’s address set forth below so that it is received by ATII’s Chairman prior to the vote at the extraordinary general meeting (which is scheduled to take place on         , 2026) or attend the extraordinary general meeting in person and vote. Holders of ATII Ordinary Shares also may revoke their proxy by sending a notice of revocation to ATII’s Chairman, which must be received by ATII’s Chairman prior to the vote at the extraordinary general meeting. However, if your ATII Ordinary Shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.	What happens if I fail to take any action with respect to the extraordinary general meeting?
A.

If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is approved by the holders of ATII Ordinary Shares and the Proposed Transaction is consummated during the Completion Window, you will become a holder of shares of Pubco Common Stock and a holder of Pubco SPAC Warrants. If you fail to take any action with respect to the extraordinary general meeting and the Proposed Transaction is not approved or consummated during the Completion Window, you will remain a holder of ATII Ordinary Shares or ATII Warrants. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your ATII Public Shares in connection with the Proposed Transaction, so long as you take the required steps to elect to redeem your ATII Public Shares at least two business days prior to the initially scheduled vote on the Business Combination Proposal at the extraordinary general meeting.

Q.	What happens if I vote against the Business Combination Proposal?
A.

If you vote against the Business Combination Proposal, but the Business Combination Proposal still obtains the requisite approval of the holders of the ATII Ordinary Shares as described in this proxy statement/prospectus, then the Business Combination Proposal will be approved and, assuming the approval of the Domestication Merger Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Equity Incentive Plan Proposal and the satisfaction or waiver of the other conditions to the Closing set forth in the Merger Agreement, the Business Combination will be consummated in accordance with the terms of the Merger Agreement.

Because the Sponsor, the Insiders and BTIG collectively own approximately 22.27% of the issued and outstanding ATII Ordinary Shares and have agreed to vote all of their ATII Ordinary Shares in favor of the Business Combination Proposal, 8,205,001 additional votes of holders of ATII Ordinary Shares will be required to approve, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal.

Q.	What should I do with my ATII Public Share certificates or ATII Public Warrant certificates?
A.

ATII Public Shareholders who exercise their Redemption Rights must tender or deliver (either physically or electronically) their ATII Public Share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the extraordinary general meeting.

ATII Public Shareholders must complete the procedures for electing to redeem their ATII Public Shares in the manner described above prior to          Eastern Time, on           , 2026 (up to two (2) business days prior to the initially scheduled meeting vote on the Business Combination Proposal) in order for their ATII Public Shares to be redeemed.

Holders of ATII Public Warrants should not submit the certificates relating to their ATII Public Warrants. ATII Public Shareholders who do not elect to have their ATII Public Shares redeemed for the pro rata share of the funds held in the Trust Account should not submit the certificates relating to their ATII Public Shares.

Upon the Domestication Merger Effective Time, holders of ATII Ordinary Shares and ATII Warrants will receive shares of Pubco Common Stock and Pubco SPAC Warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their ATII Units, ATII Ordinary Shares (unless such holder elects to redeem the ATII Public Shares in accordance with the procedures set forth above) or ATII Warrants.

Q.	What should I do if I receive more than one set of voting materials?
A.

Holders of ATII Ordinary Shares may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your ATII Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold ATII Ordinary Shares. If you are a holder of record and your ATII Ordinary Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ATII Ordinary Shares.

Q.	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?
A.

ATII will pay the cost of soliciting proxies for the extraordinary general meeting. ATII has engaged          to assist in the solicitation of proxies for the extraordinary general meeting. ATII has agreed to pay           a fee of $          . ATII will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of ATII Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of ATII Ordinary Shares and in obtaining voting instructions from those owners. The ATII Directors and officers of ATII may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Where can I find the voting results of the extraordinary general meeting?
A.

The preliminary voting results will be expected to be announced at the extraordinary general meeting. ATII will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four (4) business days after the extraordinary general meeting.

Q.	Who can help answer my questions?
A.	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Tel:            (toll-free)

or           (banks and brokers can call collect)

Email:

You also may obtain additional information about ATII from documents filed with the SEC by following the instructions in “Where You Can Find More Information.” If you are a holder of ATII Public Shares and you intend to seek Redemption, you will need to tender or deliver the certificates for your ATII Public Shares (if any) along with the redemption forms (either physically or electronically) to the Transfer Agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their ATII Public Shares in the manner described above prior to Eastern Time on          , 2026 (two business days prior to the initially scheduled vote on the Business Combination Proposal at the extraordinary general meeting) in order for their ATII Public Shares to be redeemed. If you have questions regarding the certification of your position or tendering or delivery of your share certificates (if any) along with the redemption forms, please contact:

Odyssey Transfer and Trust Company

2155 Woodlane Drive, Suite 100

Woodbury, MN 55125

Attention: SPAC Redemption Team

Email:

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus related to the Business Combination and may not contain all of the information that is important to you. To understand the Business Combination more fully and for a more complete description of the legal terms of the Business Combination, you should carefully read and consider this entire proxy statement/prospectus and the annexes to this proxy statement/prospectus, including the Merger Agreement, as they contain important information about, among other things, the Business Combination and how it affects you. The Merger Agreement is attached as Annex A to this proxy statement/prospectus. You should carefully read and consider the entire Merger Agreement, which is the legal document that governs the Business Combination.

Parties to the Business Combination (page [•])

ATII

ATII is a blank check company incorporated on June 7, 2024, as a Cayman Islands exempted company to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses during the Completion Window.

The ATII Public Units, ATII Public Shares and ATII Public Warrants are currently traded on Nasdaq under the ticker symbols “ATIIU,” “ATII” and “ATIIW,” respectively.

ATII’s principal executive office is located at 2093 Philadelphia Pike #1968, Claymont, DE 19703. Its telephone number is (725) 312-2430. ATII’s corporate website address is www.archimedesspac2.com. ATII’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Forge Nano

Forge Nano is a leading technology company pioneering domestic battery and semiconductor innovations. Forge Nano develops and commercializes nanocoating and ALD technologies, a process that provides perfectly conformal, atom-thin coatings on surfaces, wafers and powders for battery cells, semiconductor devices and other advanced hardware applications.

Forge Nano was incorporated in Delaware on July 14, 2017 pursuant to the DGCL. Forge Nano’ principal executive office is located at 12300 Grant St. #100, Thornton, CO 80241 and its telephone number is (720) 259-8579. Forge Nano’ corporate website address www.forgenano.com. Forge Nano’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Pubco

Pubco is a wholly-owned subsidiary of ATII formed solely for the purpose of effecting the Domestication Merger and the Business Combination. Pursuant to the Merger Agreement, at least one day prior to the First Effective Time and at the Domestication Merger Effective Time, ATII and Pubco will consummate the Domestication Merger, with Pubco as the surviving corporation, as more fully described elsewhere in this proxy statement/prospectus. Pubco was incorporated in Delaware on December 4, 2025. Pubco owns no material assets and does not operate any business. Pubco’s principal executive office is located at 2093 Philadelphia Pike #1968, Claymont, DE 19703. Its telephone number is (725) 312-2430.

Merger Sub I

Merger Sub I is a wholly-owned subsidiary of ATII formed solely for the purpose of effecting the First Company Merger. Pursuant to the Merger Agreement, at least one day following the Domestication Merger Effective Time and at the First Effective Time, Merger Sub I will merge with and into Forge Nano, with Forge Nano as the Initial Surviving Corporation and a wholly-owned subsidiary of Pubco. Merger Sub I was incorporated in Delaware on December 4, 2025. Merger Sub I owns no material assets and does not operate any business. Merger Sub I’s principal executive office is located at 2093 Philadelphia Pike #1968, Claymont, DE 19703. Its telephone number is (725) 312-2430.

Merger Sub II

Merger Sub II is a wholly-owned subsidiary of ATII formed solely for the purpose of effecting the Second Company Merger. Immediately following the First Effective Time and at the Second Effective Time, the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II as the surviving entity and a wholly-owned subsidiary of Pubco. Merger Sub II was formed in Delaware on December 11, 2025. Merger Sub II owns no material assets and does not operate any business. Merger Sub II’s principal executive office is located at 2093 Philadelphia Pike #1968, Claymont, DE 19703. Its telephone number is (725) 312-2430.

Background of the Business Combination

ATII was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Following completion of the IPO, at the direction of the ATII Board, ATII’s management and directors commenced an active search for potential business combination targets, capitalizing on the substantial deal sourcing, investing and operating expertise of the Sponsor, ATII’s directors and ATII’s management team to identify and combine with one or more businesses with high growth potential for purposes of consummation of our initial business combination pursuant to the Current Charter. Through the networks of relationships of its management team and the Sponsor and its affiliates, representatives of ATII contacted, and representatives of ATII were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities, including several investment banks and advisors.

ATII evaluated over 50 potential target businesses for its initial business combination prior to entering into the Merger Agreement with Forge Nano. Of the over 50 potential target businesses that ATII evaluated for its initial business combination, ATII executed non-disclosure agreements with approximately 20 of them. Of the potential targets for its initial business combination that ATII signed non-disclosure agreement with, ATII entered into letter of intent negotiations with 5 of the targets. ATII’s management ultimately decided to focus its efforts on Forge Nano based on consideration of Forge Nano’s superior differentiated technology, market positioning, investor and client base, growth potential and public readiness.

The terms of the Merger Agreement are the result of extensive negotiations between the representatives of ATII and Forge Nano, each in consultation with its advisors, which occurred between August 8, 2025 and April 20, 2026.

ATII and Forge Nano pursued the PIPE Investment in order to provide additional capital to fund Pubco’s and/or Forge Nano’s operations, research and development, and management after the Business Combination is completed.

Concurrently with the execution of the Merger Agreement, on April 20, 2026, ATII, Pubco and Forge Nano entered into the PIPE Subscription Agreement with the PIPE Investor, pursuant to which Pubco has agreed to, substantially concurrently with, and contingent upon, the consummation of the Business Combination, sell to the PIPE Investor an aggregate of 10,000,000 shares of Pubco Common Stock at a subscription price of $10.00 per share, together with PIPE Warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock, each with an exercise price of $10.00 per share (subject to adjustments as described below), for an aggregate purchase price of $100,000,000. Pursuant to the Purchaser Support Agreement, entered into concurrently with the execution of the Merger Agreement, the Sponsor has agreed to transfer at the Closing of an aggregate of 3,000,000 Founder Shares to the PIPE Investor in connection with the PIPE Financing. In the event that on the 21st trading day following the six-month anniversary of the Closing, the VWAP (as defined in the PIPE Warrant Certificate) of Pubco Common Stock is less than the Exercise Price (as defined in the PIPE Warrant Certificate), Pubco will issue to the PIPE Investor the Reset PIPE Warrants entitling the PIPE Investor to purchase up to 10,000,000 shares of Pubco Common Stock, in an amount equal to (i) the product of (x) 5,000,000 multiplied by (y) the Exercise Price then in effect divided by the PIPE Reset Price minus (ii) 5,000,000. In addition, if, on the 24-month anniversary of the Closing Date, the PIPE Investor certifies in writing that the PIPE Investor beneficially owns 5,000,000 shares of Pubco Common Stock, Pubco will issue to the PIPE Investor the Additional PIPE Warrants entitling the PIPE Investor to purchase 5,000,000 shares of Pubco Common Stock. The PIPE Warrants and the Additional PIPE Warrants have an initial exercise price of $10.00 per share, subject to a one-time downward reset based on the trading price of Pubco Common Stock following the Closing, with a floor of $7.28 per share if, as of the Closing, Pubco or any of its subsidiaries has entered into a binding commitment for at least $200,000,000 of debt financing that has been publicly disclosed, and $5.00 per share otherwise. The Reset PIPE Warrants, if issued, would have an exercise price equal to the reduced exercise price resulting from such reset (which would not be less than the applicable floor price).

Additionally, prior to Closing, ATII, Pubco and Forge Nano intend to enter into the Additional Subscription Agreements with the Additional PIPE Investors, pursuant to which Pubco will sell an aggregate of 2,100,000 Additional PIPE Subscribed Shares to the Additional PIPE Investors at a subscription price of $10.00 per share for an aggregate commitment of $21,000,000. ATII, Pubco and Forge Nano expect that definitive documentation relating to the Additional PIPE Financing will be executed in June 2026.

As contemplated by the Merger Agreement, the structure and timing of the Business Combination, the PIPE Investment and the Additional PIPE Investment are consistent with common practice in initial business combination transactions consummated by special purpose acquisition companies. In addition, the timing for the consummation of the Business Combination provided for in the Merger Agreement was determined and agreed by the parties in light of general business considerations weighing in favor of consummating the transaction promptly and the deadline for ATII to complete an initial business combination during the Completion Window pursuant to the Current Charter.

For more information, see “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination.”

Organizational Structure

The following diagram depicts a simplified version of the current organizational structures of ATII and Forge Nano prior to, and after, the consummation of the Proposed Transaction, taking into account various assumptions, as further described below under the sections of this proxy statement/prospectus entitled “Proposal No. 1 – The Business Combination Proposal – Ownership of Pubco After the Closing” and “Unaudited Pro Forma Condensed Combined Financial Information.”

All of the relative percentages below are for illustrative purposes only and are based on certain assumptions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” For more information, including the ownership percentages in the No Additional Redemptions Scenario and the effect of certain dilutive securities, see the section entitled “Proposal No. 1 – The Business Combination Proposal – Ownership of Pubco After the Closing” and as described under the presentation described as “Assuming No Additional Redemptions Scenario” in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.

Simplified Pre-Business Combination Structures

Simplified Post-Business Combination Structures(1)

ATII Public Shareholders
ATII Initial Shareholders
Forge Nano Shareholders
PIPE Investors
15.3%(2); 0%(3)
2.4%(2); 2.8%(3)
72.3%(2); 85.3%(3)
10.0%(2); 11.9%(3)
Forge Nano Holdings Inc.
(formerly ATII Holdings, Inc.)
(Delaware Corp.)
ATII Merger Sub II LLC
(Delaware)
Forge Nano
Subsidiaries

(1)

Represents the organizational structure immediately following the Business Combination. As presented, the ownership in Forge Nano Holdings Inc. excludes all potential equity interests related to (a) 420,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants that were originally issued as ATII Private Warrants, (b) the 11,500,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants that were originally issued as ATII Public Warrants, (c) the 9,012,656 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants, (d) the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants, (e) the 15,000,000 shares of Pubco Common Stock underlying the PIPE Warrants, (f) the 10,000,000 shares of Pubco Common Stock underlying the Reset PIPE Warrants, (g) the 5,000,000 shares of Pubco Common Stock underlying the Additional PIPE Warrants and (h) the 90,000,000 Earn-Out Shares in the No Additional Redemptions Scenario and the Maximum Redemptions Scenario, respectively.

(2)	Represents anticipated equity ownership under the No Additional Redemptions Scenario.
(3)	Represents anticipated equity ownership under the Maximum Redemptions Scenario.

The Proposals to be Submitted at the Extraordinary General Meeting

Proposal No. 1 — The Business Combination Proposal

As discussed in this proxy statement/prospectus, ATII will ask the holders of ATII Ordinary Shares to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal. The ATII Board has unanimously approved the Business Combination Proposal and recommended its approval to the holders of ATII Ordinary Shares at the extraordinary general meeting.

The Business Combination (page [    ])

Domestication Merger

On the terms and subject to the conditions of the Merger Agreement, and in accordance with the Companies Act and the DGCL, at least one (1) day prior to the First Effective Time, and at the Domestication Merger Effective Time, ATII will re-domicile and become a Delaware corporation by merging with Pubco, following which the separate corporate existence of ATII will cease and Pubco will continue its corporate existence as the surviving corporation under the DGCL. At the Domestication Merger Effective Time, Pubco, as the surviving corporation under the DGCL pursuant to the Domestication Merger, will no longer be subject to the provisions of the Companies Act. At the Domestication Merger Effective Time, Pubco will adopt Delaware Organizational Documents, which will provide, among other things, that the name of Pubco will be changed to “Forge Nano Holdings Inc.”

If the Domestication Merger Proposal is approved, ATII and Pubco will consummate the Domestication Merger by executing and filing (1) a Plan of Merger, appended to the accompanying proxy statement/prospectus as Exhibit 3.4 (and any other documents required by the Companies Act) with the Cayman Registrar pursuant to Sections 233 and 237 of the Companies Act and such other filings or recordings in accordance with the Companies Act in connection with the consummation of the Domestication Merger and (2) a certificate of merger with the Secretary of State of the State of Delaware and such other filings or recordings in accordance with the relevant provisions of the DGCL in connection with the consummation of the Domestication Merger. The Domestication Merger will become effective at such time when the Plan of Merger is registered by the Cayman Registrar and when the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as may be specified in the Plan of Merger and certificate of merger in accordance with the Companies Act and DGCL, respectively.

Immediately prior to the Domestication Merger Effective Time, each then issued and outstanding ATII Unit will separate and convert automatically into one ATII Ordinary Share and one-half of one ATII Warrant, and all ATII Units will cease to be outstanding and will cease to exist. At the Domestication Merger Effective Time, (1) each then issued and outstanding ATII Ordinary Share (which, for the avoidance of doubt, includes ATII Ordinary Shares held as a result of the separation of the ATII Units, but does not include any ATII Public Shares subject to Redemption) will be cancelled in exchange for the right to receive one share of Pubco Common Stock, (2) each ATII Warrant that is outstanding and unexercised will convert automatically into one Pubco SPAC Warrant pursuant to the terms of the ATII Warrant Agreement and (3) each ATII Public Share subject to Redemption issued and outstanding immediately prior to the Domestication Merger Effective Time will automatically be cancelled and cease to exist and will thereafter represent only the right of such ATII Public Shareholder to be paid a pro rata share of the Redemption Price in accordance with the Current Charter.

For more information, please see the section of this proxy statement entitled “Proposal No. 2 – The Domestication Merger Proposal.”

First Company Merger

On the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at least one (1) day following the Domestication Merger Effective Time, and at the First Effective Time, Merger Sub I will merge with and into Forge Nano, following which the separate corporate existence of Merger Sub I will cease and Forge Nano will continue its corporate existence as the Initial Surviving Corporation under the DGCL. As a result of the First Company Merger, Forge Nano will become a wholly-owned subsidiary of Pubco.

If the Business Combination Proposal is approved, ATII and Forge Nano will cause the First Company Merger to be consummated by executing and filing a certificate of merger with the Secretary of State of the State of Delaware and make such other filings or recordings, in each case, in accordance with the relevant provisions of the DGCL in connection with the consummation of the First Company Merger. The First Company Merger will become effective at such time as the certificate of merger with respect to the First Company Merger has been fully filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the parties in writing and specified in the certificate of merger in accordance with the DGCL.

Merger Consideration

Forge Nano Stock; Forge Nano Convertible Securities

At the First Effective Time: (i) each share of each class of Forge Nano Preferred Stock that is issued and outstanding immediately prior to the First Effective Time shall be converted into shares of Forge Nano Common Stock pursuant to Forge Nano’s organizational documents as in effect immediately prior to the First Effective Time; (ii) each share of Forge Nano Common Stock that is issued and outstanding immediately prior to the First Effective Time (including shares of Forge Nano Common Stock issued upon conversion of the shares of Forge Nano Preferred Stock, but not including treasury shares which will be canceled immediately prior to the First Effective Time) will be cancelled and automatically converted into the right to receive, without interest, the Applicable Per Share Merger Consideration; (iii) each Forge Nano Warrant that is issued and outstanding and unexpired immediately prior to the First Effective Time will be assumed by Pubco and become a corresponding Pubco Forge Nano Warrant, subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Forge Nano Warrant immediately prior to the First Effective Time; and (iv) each Forge Nano Ascent Option that is issued and outstanding and unexpired immediately prior to the First Effective Time will be cancelled and converted into one Pubco Ascent Warrant pursuant to the Pubco Ascent Warrant Agreement, substantially in the form attached to the Merger Agreement.

Earn-Out

Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, will be entitled to receive, a proportional amount of up to an aggregate of 90,000,000 Earn-Out Shares, issuable upon achievement of certain milestones during the Earn-Out Period. The Earn-Out Shares will be issued at or prior to the Closing to the Escrow Agent and will be disbursed therefrom upon achievement of the applicable milestones as follows:

●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP (as defined in the Merger Agreement) of Pubco Common Stock equals or exceeds $15.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $400,000,000;
●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP of Pubco Common Stock equals or exceeds $20.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $600,000,000; and
●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP of Pubco Common Stock equals or exceeds $25.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $800,000,000.

The milestones applicable to the Earn-Out Shares operate on a cumulative basis, such that if a higher milestone is achieved, the lower milestones are deemed achieved as well and the Earn-Out Shares attributable to such achieved milestone and each lower milestone will be disbursed. The Earn-Out Shares attributable to holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, pursuant to the Merger Agreement will only be disbursed by the Escrow Agent if an applicable milestone is achieved upon the exercise, conversion or settlement thereof in accordance with their terms.

Ownership of Applicable Per Share Merger Consideration (page [•])

All shares of Pubco Common Stock and Earn-Out Shares to be issued to the Forge Nano Stockholders who receive Closing Payment Shares and holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities in accordance with, and subject to the terms and conditions of, the Merger Agreement, will be issued by Pubco fully paid and non-assessable, free and clear of all liens, other than restrictions arising from applicable securities laws or from any Lock-Up Agreement between Pubco and the Forge Nano Lock-Up Holders, who are expected to collectively own approximately [53.15]% of Pubco Common Stock at Closing assuming the No Additional Redemptions Scenario, and approximately [63.03]% of Pubco Common Stock at Closing assuming the Maximum Redemptions Scenario, pursuant to which the Forge Nano Lock-Up Holders are subject to transfer restrictions

(subject to certain exceptions). For more information about the Merger Agreement and the Business Combination, see the section titled “Proposal No. 1 – The Business Combination Proposal.

Treatment of Forge Nano Equity Awards (page [●])

At the First Effective Time, each Forge Nano Option that is issued and outstanding and unexpired immediately prior to the First Effective Time will be converted into one Pubco Option on substantially the same terms and conditions, including with respect to vesting and termination-related provisions (as applicable, except that such Pubco Options will relate to the number of whole shares of Pubco Common Stock (rounded down to the nearest whole share) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Forge Nano Common Stock subject to such Forge Nano Option immediately prior to the First Effective Time and (b) the quotient of (1) the Applicable Per Share Merger Consideration divided by (ii) the Equity Award Conversion Amount (as defined in the Merger Agreement), with an exercise price per Pubco Option (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Forge Nano Option by (ii) the Equity Award Conversion Amount.

Second Company Merger

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, immediately following the First Effective Time, the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the Surviving Company and Pubco acquiring one membership interest in Surviving Company and such membership interest will constitute the only outstanding equity of the Surviving Company.

For more information, please see the section of this proxy statement entitled “Proposal No. 1 – The Business Combination Proposal – Merger Consideration.”

Material U.S. Federal Income Tax Considerations of the Business Combination (page 194)

For a description of certain material U.S. federal income tax considerations of the Business Combination and the exercise of Redemption Rights and the ownership and disposition of shares of Pubco Common Stock and/or Pubco Warrants in connection with the Business Combination, see the section titled “Material U.S. Federal Income Tax Considerations.”

Appraisal Rights (page 128)

Appraisal rights are not available to holders of ATII Ordinary Shares in connection with the Business Combination.

Regulatory Approvals Required for the Business Combination (page [•])

U.S. Regulatory Clearance

Under the Merger Agreement, the Business Combination cannot be consummated until the waiting period applicable to the Business Combination under the HSR Act have expired or been terminated.

The Business Combination is not subject to any federal or state regulatory requirements or approvals, except for filings with the State of Delaware necessary to effectuate the Business Combination at the Closing.

For more information, please see the section of this proxy statement/prospectus entitled “Proposal No. 1 – The Business Combination Proposal – Regulatory Approvals Required for the Business Combination.

Conditions to Closing (page 152)

The obligations of the parties to consummate the Business Combination are subject to the satisfaction or waiver of customary conditions, including (among other conditions) the following:

●	the adoption of the Merger Agreement and Plan of Merger, by Ordinary Resolution of the holders of ATII Ordinary Shares, being a resolution approved by a simple majority of the outstanding ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting;

●	the delivery by Forge Nano to ATII of an irrevocable written consent of the holders of Forge Nano Stock sufficient to approve the First Company Merger and the other transactions contemplated by the Merger Agreement;
●	the absence of any legal restraints preventing or prohibiting the consummation of the Business Combination;
●	the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act;
●	the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers);
●	the performance and compliance in all material respects by the parties of their respective covenants, agreements and obligations required by the Merger Agreement to be performed or complied with by such party at or prior to the First Effective Time;
●	the registration statement – of which this proxy statement/prospectus forms a part – must have been declared effective by the SEC in accordance with the provisions of the Securities Act;
●	the shares of Pubco Common Stock (including the shares of Pubco Common Stock to be issued under the Merger Agreement and the ancillary documents thereto) having been approved for listing on Nasdaq; and
●	ATII and Forge Nano have each received a copy of the A&R Registration Rights Agreement, duly executed by Pubco, Forge Nano and the Forge Nano Stockholders who received Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities.

For more information, please see the section of this proxy statement/prospectus entitled “Proposal No. 1 – The Business Combination Proposal – Conditions to the Closing of the Business Combination.”

Vote Required for Approval

The approval and adoption of the Business Combination Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of the ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of a quorum).

Each Condition Precedent Proposal is conditioned upon the approval of the other Condition Precedent Proposals. Therefore, if all Condition Precedent Proposals are not approved, none of the Condition Precedent Proposals will have any effect, even if certain Condition Precedent Proposals are approved by holders of ATII Ordinary Shares.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively own 6,590,000 ATII Ordinary Shares. As a result, as of the date of the accompanying proxy statement/prospectus, the Sponsor, the Insiders, the Initial Shareholders and BTIG collectively own approximately 22.27% of the 29,590,000 ATII Ordinary Shares issued and outstanding as of the Record Date. Accordingly, 8,205,001 additional votes of holders, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal, while 13,136,667 additional votes of the holders, or approximately 57.12% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger Proposal and the Organizational Documents Proposal.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting to consider and vote on the proposal to adopt the Merger Agreement will be held at           Eastern Time on             , 2026 and will be a virtual meeting conducted via live webcast at           (the “extraordinary general meeting website”). For the purposes of Cayman Islands law and the Current Charter, the physical location of the extraordinary general meeting will be at the offices of ATII at.

Registering for the Extraordinary General Meeting

Any holder of ATII Ordinary Shares wishing to attend the extraordinary general meeting virtually must pre-register for the extraordinary general meeting at         by          Eastern Time on            , 2026. For purposes of attendance at the extraordinary general meeting, all references in this proxy statement to “present” shall mean virtually present at the extraordinary general meeting. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of ATII Ordinary Shares:

●	If your ATII Ordinary Shares are registered in your name with the Transfer Agent and you wish to attend the virtual meeting, go to , enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.
●	If your ATII Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the ATII Ordinary Shares held for you in what is known as “street name.” Beneficial holders of ATII Ordinary Shares who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their ATII Ordinary Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to . Beneficial holders of ATII Ordinary Shares who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual extraordinary general meeting. After contacting the Transfer Agent, such holder of ATII Ordinary Shares will receive an e-mail prior to the extraordinary general meeting with a link and instructions for attending the virtual extraordinary general meeting. Beneficial holders of ATII Ordinary Shares should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

Only holders of ATII Ordinary Shares at the close of business on the Record Date are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting pursuant to the Companies Act and the Current Charter. A list of holders of ATII Ordinary Shares entitled to vote at the extraordinary general meeting will be available at our principal executive offices located at 2093 Philadelphia Pike #1968, Claymont, DE 19703, during regular business hours for a period of no less than ten days prior to the extraordinary general meeting, as well as electronically at the extraordinary general meeting website. As of        , 2026, which is the Record Date for the extraordinary general meeting, there were 29,590,000 ATII Ordinary Shares outstanding, of which 23,000,000 were ATII Public Shares held by persons other than the Insiders. Holders of ATII Ordinary Shares will be entitled to one vote for each ATII Ordinary Share owned at the close of business on the Record Date.

If you hold your ATII Ordinary Share in “street name”, you should instruct your bank, broker or other nominee how to vote your ATII Ordinary Shares at the extraordinary general meeting in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Business Combination Proposal, without your instructions. ATII Warrants do not have voting rights.

Abstentions and Broker Non-Votes

If your ATII Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the ATII Ordinary Shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your ATII Ordinary Shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your ATII Ordinary Shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your ATII Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the holders of ATII Ordinary Shares will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your ATII Ordinary Shares without your instruction. Your bank, broker, or other nominee can vote your ATII Ordinary Shares only if you provide instructions on how to vote. As the beneficial holder of the ATII Ordinary Shares, you have the right to direct your broker, bank or other nominee as to how to vote your ATII Ordinary Shares and you should instruct your broker to vote your ATII Ordinary Shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your ATII Ordinary Shares will not be voted on that proposal. This is called a “broker non-vote.”

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

Quorum

A quorum of holders of ATII Ordinary Shares is necessary to hold a valid extraordinary general meeting. A quorum will be present at the extraordinary general meeting if the holders of at least a majority of the 29,590,000 issued and outstanding ATII Ordinary Shares entitled to vote at the extraordinary general meeting as of the Record Date are represented in person or by proxy. As such, the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least 14,795,001 holders of ATII Ordinary Shares entitled to vote at the extraordinary general meeting as of the Record Date, would be required to achieve a quorum at the extraordinary general meeting.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter. In the event that quorum is not present at the extraordinary general meeting, it is expected that the extraordinary general meeting will be adjourned to solicit additional proxies.

Recommendation of ATII Board

The ATII Board, after considering the factors more fully described in the enclosed proxy statement/prospectus, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are fair to and in the best interests of ATII and the holders of ATII Ordinary Shares, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the holders of ATII Ordinary Shares at the extraordinary general meeting and (iv) resolved to recommend the adoption of the Merger Agreement and the approval of the Business Combination Proposal by the holders of ATII Ordinary Shares at the extraordinary general meeting.

ATII Board’s Reasons for the Approval of the Business Combination and the Transaction Contemplated Thereby

The ATII Directors and officers of ATII have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled such ATII Directors and officers of ATII to make the necessary analyses and determinations regarding the Business Combination. After careful consideration of the terms and conditions of the Merger Agreement, the ATII Board has determined that the Business Combination and the transactions contemplated thereby are fair to and in the best interests of ATII and the holders of ATII Ordinary Shares because the ATII Board believes that Forge Nano is a company with strong revenue growth potential. Forge

Nano has been operating for some time and the ATII Board believes that they have demonstrated a good return on investment capital for their client base in the semiconductor space. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the ATII Board also reviewed various industry and financial data and the due diligence and evaluation materials provided by Forge Nano, demonstrating that Forge Nano has a business plan dedicated to both near-term cash flow as well as long-term growth. The majority of the independent directors of the ATII Board are not required, under the Current Charter or the Companies Act, to retain an unaffiliated representative to act solely on behalf of unaffiliated ATII Public Shareholders for purposes of negotiating the terms of the Merger Agreement and/or preparing a report concerning the approval of the Business Combination, and no such person was retained. For additional information regarding the positive and negative factors the ATII Board considered in evaluating the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — ATII Board Reasons for the Approval of the Business Combination” on page [    ].

Interests of the Sponsor and ATII’s Directors and Officers in the Business Combination

In considering the recommendation of the ATII Board to vote in favor of approval of the Business Combination Proposal, the Domestication Merger Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, holders of ATII Ordinary Shares should keep in mind that the Sponsor, ATII’s directors and officers, and entities affiliated with them, have interests in such proposals that are different from, or in addition to, the interests of unaffiliated security holders of ATII. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor, and ATII’s Directors and Officers in the Business Combination.”

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of ATII and the unaffiliated ATII Public Shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as an unaffiliated ATII Public Shareholder.

Such interests of the Sponsor, as well as ATII’s directors and officers, may have influenced their motivation in identifying and selecting Forge Nano as a business combination target, completing an initial business combination with Forge Nano and influencing the operation of the business following the Closing. In considering the recommendation of the ATII Board to vote for the proposals, holders of ATII Ordinary Shares should consider these interests.

Further, unaffiliated ATII Public Shareholders should keep in mind that Forge Nano’s officers, directors and entities affiliated with them, have interests in such proposals that are different from, or in addition to, those of unaffiliated ATII Public Shareholders. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and ATII’s Directors and Officers in the Business Combination” and “Certain Relationships and Related Party Transactions” for more information related to certain transactions and arrangements between Forge Nano and Forge Nano’s directors and executive officers.

Compensation to be Received by the Sponsor, the Initial Shareholders and ATII’s Officers and Directors in Connection with the Business Combination and the PIPE Financing

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, the Initial Shareholders and ATII’s officers and directors in connection with the Business Combination, the PIPE Financing and the Additional PIPE Financing.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

Sponsor and the Initial Shareholders

5,750,000 shares of Pubco Common Stock upon conversion of 5,750,000 Founder Shares; provided, if ATII consummates the Business Combination during the Completion Window, the Sponsor will, following the Domestication Merger, become the beneficial owner of 2,7500,000 shares of Pubco Common Stock (assuming Sponsor transfers 3,000,000 shares of Pubco Common Stock issued in exchange for 3,000,000 Founder Shares in the Domestication Merger to the PIPE Investor to secure the financing transaction in connection with the Business Combination pursuant to the Purchaser Support Agreement and retains 300,000 shares of Pubco Common Stock issued in exchange for 300,000 Founder Shares in the Domestication Merger)

530,000 shares of Pubco Common Stock upon conversion of 530,000 ATII Ordinary Shares underlying ATII Private Units, each such ATII Private Unit consisting of one ATII Ordinary Share and one-half of one ATII Private Warrant.

265,000 PubCo SPAC Warrants upon conversion of 265,000 ATII Private Warrants underlying 530,000 ATII Private Units, each such ATII Private Unit consisting of one ATII Ordinary Share and one-half of one ATII Private Warrant.

$10,000 per month until liquidation or completion of an initial business combination

Up to $1,500,000 in Working Capital Loans, which loans may be convertible into units at the Business Combination at a price of $10.00 per unit.

The Sponsor acquired 5,750,000 Founder Shares in June 2024, prior to the IPO, for an aggregate purchase price of $25,000, or approximately $0.004 per ATII Ordinary Share.

The Sponsor acquired 530,000 ATII Private Shares and 265,000 ATII Private Warrants included in the 530,000 ATII Private Units purchased in a private placement concurrently with the IPO for an aggregate purchase price of $5,300,000.

ATII entered into an administrative services agreement providing that, commencing on effective date of the IPO, ATII agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of its initial business combination or its liquidation, ATII will cease paying these monthly fees.

As disclosed in the IPO prospectus, ATII may issue Working Capita Loans that would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of ATII, at a price of $10.00 per unit. If ATII completes an initial business combination by the Completion Window, ATII would repay the Working Capital Loans out of the proceeds of the Trust Account released to ATII in connection with its initial business combination. Otherwise, the Working Capital Loans would be repaid only out of funds held outside of the Trust Account. In the event that an initial business combination is not completed during by the Completion Window, ATII may use a portion of proceeds held outside of the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The units of ATII into which such Working Capital Loans may be convertible would be identical to the ATII Private Units issued concurrently with the IPO. As of the date of this proxy statement/prospectus, ATII has no outstanding borrowings under Working Capital Loans

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

BTIG

310,000 shares of Pubco Common Stock upon conversion of 310,000 ATII Ordinary Shares underlying ATII Private Units, each such ATII Private Unit consisting of one ATII Ordinary Share and one-half of one ATII Private Warrant.

155,000 PubCo SPAC Warrants upon conversion of 155,000 ATII Private Warrants underlying 310,000 ATII Private Units, each such ATII Private Unit consisting of one ATII Ordinary Share and one-half of one ATII Private Warrant.

BTIG acquired 310,000 ATII Private Shares and 155,000 ATII Private Warrants included in the 310,000 ATII Private Units purchased in a private placement concurrently with the IPO for an aggregate purchase price of $3,100,000.

ATII Directors and Officers of ATII

Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination during the Completion Window. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Services in connection with identifying, investigating and completing an initial business combination.

The securities to be issued to the Sponsor and ATII’s officers and directors may result in a material dilution of the equity interests of non-redeeming ATII Public Shareholders. None of the funds in the Trust Account will be used to compensate ATII’s officers or directors. Except for administrative services fees paid or to be paid to the Sponsor, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, ATII’s officers or directors, or any of their respective affiliates, by ATII for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor and ATII’s officers and directors may result in a material dilution of the equity interests of non-redeeming ATII Public Shareholders.

Termination of the Merger Agreement

The Merger Agreement may be terminated and/or the Business Combination may be abandoned by ATII or Forge Nano under certain circumstances at any time prior to the Closing, including, among others, (i) by mutual agreement; (ii) the imposition of a final and non-appealable Order or other Action issued by a Governmental Authority of competent jurisdiction that permanently prevents or prohibits consummation of the Business Combination; provided, however, that such right to terminate shall not be available to ATII or Forge Nano if the failure by such party or its affiliates to comply with any provision of the Merger Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority; (iii) certain uncured breaches of the Merger Agreement by the other party; (iv) if (x) the Business Combination has not been consummated by on or before January 20, 2027 (the “Outside Date”) and (y) the breach or violation of any representation, warranty or covenant under the Merger Agreement by the party seeking to terminate the Merger Agreement is not the cause of, or has not resulted in, the failure of the Closing to occur by the Outside Date; and (v) if the holders of ATII Ordinary Shares fail to adopt the Merger Agreement at the extraordinary general meeting (or any adjournment or postponement thereof).

Comparison of Corporate Governance and Shareholder Rights (page 303)

For a summary of the material differences among the rights of holders of Pubco Common Stock and holders of ATII Ordinary Shares, see the section titled “Comparison of Corporate Governance and Shareholder Rights.”

Board of Directors of Pubco Following the Business Combination (page [●])

Following the First Effective Time, subject to the Director Election Proposal, it is expected that the board of directors of Pubco will consist of seven (7) directors (which will be divided into three classes, designated Class I, Class II and Class III, each consisting of two directors), the members of which are currently expected to be Paul Lichty, Michael Danner, David Goggins, Millicent Pitts-DiCicco, Jimmy Smith, Kamal Bherwani and Ben Landen. At the Closing, these seven (7) directors will comprise the Pubco Board.

Information about the current ATII directors and executive officers can be found in the section titled “Where You Can Find More Information.”

Effect on ATII If the Business Combination is Not Consummated

If the Merger Agreement is not adopted by the holders of ATII Ordinary Shares, or if the Business Combination is not consummated for any other reason, the holders of ATII Ordinary Shares will not be entitled to, nor will they receive, any payment for their respective ATII Ordinary Shares pursuant to the Merger Agreement.

Other Agreements (page [•])

The following agreements were entered into or will be entered into in connection with the Business Combination, the Merger Agreement and the other transactions contemplated thereby:

Purchaser Support Agreement

Concurrently with their entry into the Merger Agreement, ATII and Forge Nano entered into the Purchaser Support Agreement with the Sponsor, pursuant to which the Sponsor agreed (i) to vote all of its ATII Ordinary Shares held by the Sponsor in favor of the approval and adoption of the Merger Agreement and the Business Combination, (ii) to not redeem, sell or tender, during the term of the Purchaser Support Agreement, any ATII Ordinary Shares owned by the Sponsor in connection with the Business Combination and (iii) to not transfer any ATII Ordinary Shares held by the Sponsor in accordance with the lock-up provisions set forth in ATII’s final prospectus filed with the SEC on February 11, 2025.

Pursuant to the Purchaser Support Agreement, and subject to the terms and conditions set forth therein, the Sponsor also agreed to contribute up to 3,300,000 Founder Shares, together with all shares of Pubco Common Stock issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted to secure one or more financing transactions in connection with the Business Combination. To the extent the parties to the PIPE Subscription Agreement (as described below) fund any Financing Transaction of at least $100 million, the Sponsor will transfer to such party 3,000,000 ATII Ordinary Shares to secure such Financing Transaction; and the remaining 300,000 ATII Ordinary Shares will be transferred to investors to secure other Financing Transactions to the extent such Financing Transactions are funded by such investors. Any such ATII Ordinary Shares not used to secure Financing Transactions will be retained by the Sponsor.

The Purchaser Support Agreement is filed as Annex C to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the Purchaser Support Agreement and the terms of which are incorporated by reference herein.

For additional information, see section titled “Proposal No. 1 – The Business Combination Proposal – Other Agreements – Purchaser Support Agreement.”

Lock-Up Agreement

In connection with their entry into the Merger Agreement, ATII and Forge Nano entered into Lock-Up Agreements with each of the Forge Nano Lock-Up Holders, who are expected to collectively own approximately 53.15% of Pubco Common Stock at Closing assuming the No Additional Redemptions Scenario, and approximately 63.03% of Pubco Common Stock assuming the Maximum Redemptions Scenario. Pursuant to the Lock-Up Agreement, each Forge Nano Lock-Up Holder agreed that each such holder will not, during the Lock-Up Period, directly or indirectly sell, exchange, assign, transfer (including by merger, conversion or operation of law), gift or otherwise dispose, any of the Lock-Up Shares, whether or not any transaction is to be settled by delivery of Lock-Up Shares or such other securities, in cash or otherwise, or make a public announcement of any intention to effect such a transfer.

The form of Lock—Up Agreement is filed as Annex D to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the Lock-Up Agreement and the terms of which are incorporated by reference herein.

Additionally, as discussed elsewhere in this proxy statement/prospectus, in connection with the IPO, the Sponsor and the Insiders entered into the Insider Letter with ATII, pursuant to which they agreed to waive their redemption rights with respect to their Founder Shares and ATII Ordinary Shares in connection with the completion of an initial business combination. Such redemption rights waiver was provided at the time of the IPO without any separate consideration paid. Additionally, pursuant to the Insider Letter, the Sponsor and each Insider agreed to restrictions on transfer following the Closing Date with respect to Founder Shares, including a lock-up, subject to certain exceptions, in each case ending on the earlier of (a) six months following the Closing Date and (b) the date the last reported sale price of Pubco Common Stock equals or exceeds $12.00 per share (subject to adjustment) for any twenty trading days within any thirty- (30-) trading day period after the Closing Date.

For additional information, see the section titled “Proposal No. 1 – The Business Combination Proposal – Other Agreements – Lock-Up Agreement.”

A&R Registration Rights Agreement

The Insiders, the Significant Forge Nano Holders and the PIPE Investor will each enter into the A&R Registration Rights Agreement, to be delivered at or prior to the Closing, pursuant to which, among other things, Pubco will be obligated to file a registration statement on Form S-1 with the SEC as soon as practicable but no later than 30 calendar days following the Closing to register the resale of certain securities of Pubco held by the Subject Parties, and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after its filing (or 90 calendar days after its filing if the SEC notifies Pubco that it will “review” such registration statement) and (ii) five business days after Pubco is notified by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, subject to customary liquidated damages in the event Pubco is unable to meet the filing deadline. The A&R Registration Rights Agreement will also provide the Subject Parties with “piggy-back” registration rights, subject to certain requirements and customary conditions. All expenses of registration under the A&R Registration Rights Agreement, including the legal fees of one firm of counsel chosen by stockholders participating in a registration, will be paid by the Company.

We estimate that the following securities of Pubco will be subject to registration rights immediately following the Closing: (1) the Insiders and BTIG will hold an aggregate of 3,359,000 shares of Pubco Common Stock, comprised of 2,750,000 Founder Shares held by Sponsor (assuming Sponsor transfers 3,000,000 ATII Ordinary Shares to the PIPE Investor and retains 300,000 ATII Ordinary Shares that are subject to transfer to secure additional financing in connection with the Business Combination pursuant to the Purchaser Support Agreement) and 530,000 ATII Private Units held by Sponsor and 310,000 ATII Private Units held by BTIG, for an aggregate of 420,000 Pubco SPAC Warrants held by the Insiders, (2) an aggregate of              shares of Pubco Common Stock held by Significant Forge Nano Holders, (3) the 9,012,656 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants and the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants, (4) an aggregate of 13,000,000 shares of Pubco Common Stock (assuming Sponsor transfers 3,000,000 Sponsor Contribution Shares to the PIPE Investor) held by the PIPE Investor and (5) an aggregate of 2,100,000 shares of Pubco Common Stock held by the Additional PIPE Investors.

The registration rights granted in the A&R Registration Rights Agreement are subject to customary restrictions including blackout periods and, if a registration is underwritten, limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter or underwriters. The A&R Registration Rights Agreement also contains customary indemnification and contribution provisions.

The form of A&R Registration Rights Agreement is filed as Annex E to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the A&R Registration Rights Agreement and the terms of which are incorporated by reference herein.

PIPE Financing

Concurrently with the execution of the Merger Agreement, ATII, Pubco and Forge Nano entered into the PIPE Subscription Agreement with the PIPE Investor, pursuant to which, subject to the terms and conditions thereof, Pubco will, substantially concurrently with, and contingent upon, the consummation of the Business Combination, sell an aggregate of 10,000,000 shares of Pubco Common Stock at a subscription price of $10.00 per share, together with PIPE Warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock, each with an exercise price of $10.00 per share (subject to adjustments as described below), to the PIPE Investor for an aggregate commitment of $100,000,000. A copy of the PIPE Subscription Agreement is attached to this proxy statement/prospectus as Annex H and a copy of the PIPE Warrant Certificate is attached to this proxy statement/prospectus as Annex I.

In addition, concurrently with the execution of the Merger Agreement, ATII and Forge Nano entered into the Purchaser Support Agreement with the Sponsor, a copy of which is attached to this proxy statement/prospectus as Annex C. Pursuant to the Purchaser Support Agreement, the Sponsor will transfer an aggregate of 3,000,000 Founder Shares (or the 3,000,000 shares of Pubco Common Stock into which such Founder Shares are converted in the Domestication Merger) held by them to the PIPE Investor at the Closing in connection with the PIPE Financing for no additional cash consideration.

The PIPE Subscription Agreement contains customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the PIPE Investor and are subject to customary closing conditions and termination rights. The PIPE Closing is conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the PIPE Subscription Agreement (subject to certain bring-down standards).

The PIPE Subscription Agreement contains customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the PIPE Investor and are subject to customary closing conditions and termination rights. The PIPE Closing is conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the PIPE Subscription Agreement (subject to certain bring-down standards).

Additionally, prior to Closing, ATII, Pubco and Forge Nano intend to enter into the Additional Subscription Agreements with the Additional PIPE Investors, pursuant to which and subject to the terms and conditions thereof, Pubco will sell in a private placement to close immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Business Combination, an aggregate of 2,100,000 shares of Pubco Common Stock to the Additional PIPE Investors at a subscription price of $10.00 per share, for an aggregate commitment of $21,000,000. ATII, Pubco and Forge Nano expect that definitive documentation relating to the Additional PIPE Financing will be executed in June 2026.

The Additional PIPE Subscription Agreements are expected to contain customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the Additional PIPE Investors and be subject to customary closing conditions and termination rights. The Additional PIPE Closing is expected to be conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the Additional PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the Additional PIPE Subscription Agreements (subject to certain bring-down standards).

PIPE Subscription Agreement

The PIPE Subscription Agreement contains representations, warranties and covenants of ATII, Forge Nano and the PIPE Investor that are customary for agreements of their nature. In addition, the PIPE Subscription Agreement contains the following provisions:

●	If, on the 24-month anniversary of the Closing Date, the PIPE Investor certifies in writing that it beneficially owns 5,000,000 shares of Pubco Common Stock, Pubco will issue to the PIPE Investor the Additional PIPE Warrants entitling the PIPE Investor to purchase 5,000,000 shares of Pubco Common Stock (after giving effect to any reclassification, recapitalization, share division or consolidation, exchange or readjustment or change in the number of Pubco Common Stock that may have occurred during the period from the Closing Date to and including the date of issuance of the Additional PIPE Warrants).
●	In the event that on the 21st trading day following the six-month anniversary of the Closing Date, the VWAP (as defined in the Warrant Certificate) of the Pubco Common Stock is less than the Exercise Price (as defined in the Warrant Certificate) then in effect, the PIPE Investor will receive the Reset PIPE Warrants.
●	The Additional PIPE Warrants and the Reset PIPE Warrants will contain substantially the same terms and conditions (including as to expiration date) as the PIPE Warrants, except that, (i) in the case of the Additional PIPE Warrants, if the exercise price of the PIPE Warrants has been adjusted to the Measurement Price (as defined below), the initial exercise price of the Additional PIPE Warrants shall be the same as the exercise price of the PIPE Warrants after giving effect to such adjustment, and (ii) in the case of the Reset PIPE Warrants, the initial exercise price will be the Reset Price.
●	At the PIPE Investor’s election, the number of shares of Pubco Common Stock originally subscribed for may be reduced on a one-for-one basis by up to the aggregate number of (i) ordinary shares of ATII purchased by the PIPE Investor for their own account pursuant to open-market transactions with third parties prior to the record date for the ATII shareholder meeting at which the Business Combination will be considered, and (ii) ordinary shares of ATII the PIPE Investor beneficially owns as of the date of the PIPE Subscription Agreement, in each case, that are held through the Closing Date.
●	ATII has agreed that on or prior to the Closing Date, and no later than 30 days thereafter, Pubco will endeavor to file with the SEC (at its sole cost and expense) the PIPE Registration Statement registering the resale of the Registrable Securities (as defined in the PIPE Subscription Agreement), and will use its commercially reasonable efforts to have such PIPE Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after its filing (or 90 calendar days after its filing if the SEC notifies Pubco that it will “review” such PIPE Registration Statement) and (ii) five business days after Pubco is notified by the SEC that such PIPE Registration Statement will not be “reviewed” or will not be subject to further review, subject to customary liquidated damages in the event Pubco is unable to meet the filing deadline. Pubco will cause such Registration Statement, or another shelf registration statement registering the Registrable Securities, to remain effective until the earliest of: (i) the second anniversary of the effectiveness date of the Registration Statement; (ii) the date on which the PIPE Investor ceases to hold any Registrable Securities issued pursuant to the PIPE Subscription Agreement; or (iii) the first date on which the PIPE Investor is able to sell all of its Registrable Securities issued pursuant to the PIPE Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without volume or manner of sale limitations.
●	From the date of the PIPE Subscription Agreement until six months from the effective date of the PIPE Registration Statement, Pubco will not, without the prior written consent of the PIPE Investor who purchased at least a majority of the PIPE Subscribed Shares under the PIPE Subscription Agreements, issue, enter into any agreement to issue or announce the issuance of any shares of Pubco Common Stock or any securities of Pubco that would entitle the holder thereof to acquire at any time shares of Pubco Common Stock other than issuances of securities (i) to employees, directors and officers, and other agents of Pubco pursuant to certain share or adoption plans, (ii) pursuant to the Merger Agreement, (iii) to certain specified investors prior to the Closing Date in an aggregate amount up to $60,000,000, (iv) with respect to the shares underlying the PIPE Warrants or (v) pursuant to any merger, acquisition or strategic transaction, other than Exempt Issuances.

The PIPE Subscription Agreement is filed as Annex H to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the PIPE Subscription Agreement and the terms of which are incorporated by reference herein.

PIPE Warrants

The PIPE Warrants are exercisable for Pubco Common Stock at any time after the date of their issuance and expire five years after the date of their issuance. The exercise price per PIPE Warrant is $10.00, subject to adjustment as set forth in the Warrant Certificate and described below. The PIPE Warrants may be exercised on a cashless “net issuance” basis.

The PIPE Warrants are subject to a beneficial ownership limitation, at the election of the holder. If the election is made, Pubco will not effect any exercise of the PIPE Warrants, and a holder will not have the right to exercise any portion of the PIPE Warrants, to the extent that after giving effect to such issuance after exercise the holder (together with the holder’s affiliates, and anyone acting as a group together with the holder or any of the holder’s affiliates would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the holder may specify) of Pubco Common Stock.

The exercise price of the PIPE Warrants is subject to adjustment if Pubco (i) subdivides or combines (including by way of a reverse share split) the outstanding Pubco Common Stock, (ii) issues by reclassification of Pubco Common Stock into any capital shares of Pubco, (iii) issues any Pubco Common Stock credited as fully paid to shareholders by way of capitalization of profits or reserves, (iv) issues or sells pro rata to the record holders of Pubco Common Stock any rights, options or warrants entitling them to subscribe for or purchase Pubco Common Stock, or (v) declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Pubco Common Stock, by way of return of capital or otherwise.

The exercise price of the PIPE Warrants also is subject to a one-time adjustment based on the subsequent market price. If, on the 21st trading day following the six-month anniversary of the Closing Date, the Measurement Price is less than the exercise price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) (x) $7.28, if Forge Nano has secured at least $200 million in debt financing as of the Closing Date and (y) otherwise, $5.00.

In addition, the exercise price of the PIPE Warrants is subject to adjustment for subsequent equity issuances. If and whenever during the period commencing on the date of the PIPE Subscription Agreement and ending on the expiration date of the PIPE Warrants, Pubco issues or sells, or is deemed to have issued or sold, any Pubco Common Stock (subject to certain exceptions) for proceeds per share of Pubco Common Stock less than the exercise price then in effect (where the aggregate amount of proceeds received by Pubco, together with all prior issuances and sales (excluding any Exempt Issuance) conducted for the purpose of raising capital by Pubco on or after the date of the PIPE Subscription Agreements, exceeds $500,000), then immediately after such issuance, the exercise price then in effect shall be reduced to the amount of such proceeds per share of Pubco Common Stock. If there is any adjustment to the exercise price of the PIPE Warrants, the number of shares of Pubco Common Stock that may be purchased upon exercise of the PIPE Warrant shall also be increased or decreased proportionately so that after such adjustment the aggregate exercise price payable for the adjusted number of shares of Pubco Common Stock shall be the same as the aggregate exercise price in effect immediately prior to such adjustment.

At any time commencing on the two-year anniversary of the Closing Date, the PIPE Warrants may be redeemed, in whole or in part, at the Company’s option at the price of $0.01 per PIPE Warrant, provided that the closing price of the Pubco Common Stock equals or exceeds $35.00 per share (subject to adjustment in accordance with Section 3(a) of the Warrant Certificate), on each of twenty (20) trading days within any thirty (30) trading day period.

If a Fundamental Transaction (as defined in the Warrant Certificate) occurs, then, upon any subsequent exercise of a PIPE Warrant, the PIPE Investor will have the right to receive, for each share of Pubco Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the PIPE Investor (without regard to the beneficial ownership limitation), the number of shares of the successor or acquiring corporation or of Pubco, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Pubco Common Stock for which such PIPE Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to the beneficial ownership limitation).

In connection with a Fundamental Transaction in which less than 70% of the consideration is payable in publicly listed common equity, the PIPE Investor has the option to require Pubco (or any successor entity) to repurchase its warrants for their Black Scholes Value (as defined in the Warrant Certificate) in cash.

The Warrant Certificate is filed as Annex I to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the Warrant Certificate and the terms of which are incorporated by reference herein.

See the section titled “Proposal No. 1 – The Business Combination Proposal – Other Agreements – PIPE Financing.”

Pubco anticipates using the gross proceeds generated from the PIPE Financing and the Additional PIPE Financing for working capital and general corporate purposes of Pubco and Forge Nano following the Proposed Transaction. The securities to be issued to the Sponsor, the Initial Shareholders, the Insiders, the Forge Nano Stockholders and the PIPE Investor may result in a material dilution of the equity interests of the non-redeeming ATII Public Shareholders. The ATII Public Shareholders currently represent approximately 80% of the total issued and outstanding ATII Ordinary Shares. Even if no ATII Public Shareholders redeem their ATII Public Shares in the Business Combination, the ATII Public Shareholders’ ownership is expected to decrease from approximately 80% of the total issued and outstanding ATII Ordinary Shares prior to the Business Combination to approximately 15% of the total issued and outstanding Pubco Common Stock at the Closing. As redemption increase, the overall percentage ownership held by the Sponsor, the Initial Shareholders, the Insiders, Forge Nano Stockholders and the PIPE Investor will increase as compared to the overall percentage ownership held by ATII Public Shareholders, thereby increasing dilution to ATII Public Shareholders. ATII and Forge Nano cannot predict how many of the ATII Public Shareholders will exercise their right to have their ATII Public Shares redeemed for cash. As a result, the redemption amount and the number ATII Public Shares redeemed in the Business Company may differ if actual redemptions are different from these assumptions, and therefore the ownership percentages of the ATII Public Shareholders may differ if the actual redemptions are different than the assumptions used. For more information about the consideration to be received in the Business Combination, these scenarios, and the underlying assumptions, see “Risk Factors — Risks Related to ATII and the Business Combination — The ATII Public Shareholders will experience immediate dilution as a consequence of the issuance of shares of Pubco Common Stock to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, as consideration in the Business Combination and due to future issuances pursuant to the 2026 Equity Plan.”

Redemption Rights (page 66)

If you are an ATII Public Shareholder, you have the right to redeem your ATII Public Shares for a pro rata portion of the aggregate amount on deposit in the Trust Account, including interest earned on the Trust Account but not previously released to ATII to pay taxes, if any, which holds the net proceeds of the issuance of ATII Units in the IPO and concurrent private placement, upon the Closing.

Notwithstanding the foregoing, any ATII Public Shareholder, together with any affiliate of such ATII Public Shareholder or any other person with whom such ATII Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its ATII Public Shares with respect to more than an aggregate of 15% of the ATII Public Shares then issued and outstanding without ATII’s prior consent. Accordingly, if any ATII Public Shareholder, alone or acting in concert or as a “group”, seeks to redeem more than an aggregate of 15% of the ATII Public Shares then issued and outstanding, then any such shares in excess of that 15% limit would not be redeemed without ATII’s prior consent.

Holders of outstanding ATII Public Warrants do not have redemption rights with respect to such ATII Public Warrants in connection with the Business Combination.

You may exercise your Redemption Rights whether you vote your ATII Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by ATII Public Shareholders who will redeem their ATII Public Shares in connection with the Proposed Transaction and will no longer be holders of ATII Public Shares, and the Business Combination may be consummated even though the funds available from the Trust Account and the number of ATII Public Shareholders are substantially reduced as a result of redemptions by ATII Public Shareholders in connection with the Business Combination. With fewer ATII Public Shares and ATII Public Shareholders, the trading market for ATII Public Shares may be less liquid than the market for ATII Public Shares prior to the Business Combination and Pubco may not be able to meet the listing standards of a national securities exchange, including Nasdaq. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into Pubco’s and Forge Nano’s businesses will be reduced and the amount of working capital available to Pubco and Forge Nano following the Business Combination may be reduced. Your decision to exercise your Redemption Rights with respect to your ATII Public Shares will have no effect on the ATII Public Warrants you may also hold.

If you are a holder of ATII Public Shares and wish to exercise your Redemption Rights, you are required to tender your ATII Public Share certificates or deliver your shares to the Transfer Agent electronically using DTC’s DWAC (Deposit/Withdrawal at Custodian) System, at your option, in each case until the date that is two business days prior to the initially scheduled vote to approve the Business Combination Proposal at the extraordinary general meeting. Accordingly, you have until two days prior to the initial vote on the Business Combination Proposal at the extraordinary general meeting to tender your ATII Public Shares if you wish to exercise your Redemption Rights. Given the relatively short period in which to exercise your Redemption Rights, it is advisable for you to use electronic delivery of your ATII Public Shares. If you exercise your Redemption Right, your ATII Public Shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $242.0 million, or approximately $10.52 per share, as of March 31, 2026). Such amount, including any interest earned on the funds held in the Trust Account and not previously released to ATII to pay taxes, if any, will be paid promptly upon consummation of the Business Combination during the Completion Window. However, under Cayman Islands and Delaware law, the proceeds held in the Trust Account can be subject to claims that could take priority over those of the ATII Public Shareholders exercising Redemption Rights, regardless of whether such ATII Public Shareholders vote for or against the Business Combination Proposal. The per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your Redemption Rights.

The Transfer Agent may be contacted at the following address:

Odyssey Transfer and Trust Company

2155 Woodlane Drive, Suite 100

Woodbury, MN 55125

Attention: SPAC Redemption Team

Email:

Any request for redemption, once made by a holder of ATII Public Shares, may be withdrawn at any time up to two days prior to the vote on the Business Combination Proposal at the extraordinary general meeting. If you deliver your ATII Public Shares for redemption to the Transfer Agent and later decide, prior to the extraordinary general meeting, not to redeem your ATII Public Shares, you may request that the Transfer Agent return the shares electronically.

No demand will be effectuated unless the such ATII Public Shares have been delivered electronically to the Transfer Agent no later than two business day prior to the initially scheduled vote to approve the Business Combination Proposal at the extraordinary general meeting.

If an ATII Public Shareholder properly makes a request for redemption and the ATII Public Shares are delivered to the Transfer Agent no later than two business day prior to the initially scheduled vote to approve the Business Combination Proposal at the extraordinary general meeting, then, if the Business Combination is consummated during the Completion Window, ATII will redeem such ATII Public Shares in exchange for a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption Rights, then you will be exchanging your ATII Public Shares for cash.

Proposal No. 2 — The Domestication Merger Proposal (page 163)

On the terms and subject to the conditions of the Merger Agreement, and in accordance with the Companies Act and the DGCL, at least one (1) day prior to the First Effective Time, and at the Domestication Merger Effective Time, ATII will re-domicile and become a Delaware corporation by merging with Pubco, following which the separate corporate existence of ATII will cease and Pubco will continue its corporate existence as the surviving corporation under the DGCL. At the Domestication Merger Effective Time, Pubco, as the surviving corporation under the DGCL pursuant to the Domestication Merger, will no longer be subject to the provisions of the Companies Act. At the Domestication Merger Effective Time, Pubco will adopt Delaware Organizational Documents, which will provide, among other things, that the name of Pubco will be changed to “Forge Nano Holdings Inc.”

If the Domestication Merger Proposal is approved, ATII and Pubco will consummate the Domestication Merger by executing and filing (1) a Plan of Merger, appended to the accompanying proxy statement/prospectus as Exhibit 3.4 (and any other documents required by the Companies Act) with the Cayman Registrar pursuant to Sections 233 and 237 of the Companies Act and such other filings or recordings in accordance with the Companies Act in connection with the consummation of the Domestication Merger and (2) a certificate of merger with the Secretary of State of the State of Delaware and such other filings or recordings in accordance with the relevant provisions of the DGCL in connection with the consummation of the Domestication Merger. The Domestication Merger will become effective at such time when the Plan of Merger is registered by the Cayman Registrar and when the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as may be specified in the Plan of Merger and certificate of merger in accordance with the Companies Act and DGCL, respectively.

Immediately prior to the Domestication Merger Effective Time, each then issued and outstanding ATII Unit will separate and convert automatically into one ATII Ordinary Share and one-half of one ATII Warrant, and all ATII Units will cease to be outstanding and will cease to exist. At the Domestication Merger Effective Time, (1) each then issued and outstanding ATII Ordinary Share (which, for the avoidance of doubt, includes ATII Ordinary Shares held as a result of the separation of the ATII Units, but does not include any ATII Public Shares subject to Redemption) will be cancelled in exchange for the right to receive one share of Pubco

Common Stock, (2) each ATII Warrant that is outstanding and unexercised will convert automatically into one Pubco SPAC Warrant pursuant to the terms of the ATII Warrant Agreement and (3) each ATII Public Share subject to Redemption issued and outstanding immediately prior to the Domestication Merger Effective Time will automatically be cancelled and cease to exist and will thereafter represent only the right of such ATII Public Shareholder to be paid a pro rata share of the Redemption Price in accordance with the Current Charter.

There are differences between Cayman Islands corporate law and Delaware corporate law, as well as between the Current Charter and the Proposed Organizational Documents. Accordingly, ATII encourages holders of ATII Ordinary Shares to carefully review the information in “Comparison of Corporate Governance and Shareholder Rights.”

For additional information, see the section titled “Proposal No. 2 – The Domestication Merger Proposal.”

Proposal No. 3 — The Director Election Proposal (page 169)

If each of the Business Combination Proposal and the Domestication Merger Proposal are approved, then ATII will ask the holders of ATII Ordinary Shares to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Director Election Proposal. The ATII Board has unanimously approved the Director Election Proposal and recommended its approval to the holders of ATII Ordinary Shares at the extraordinary general meeting.

The Director Election Proposal, if approved, will result in the election of six (6) directors to serve on the Pubco Board following the Closing Date as follows:

●	and will be elected as Class I directors, to serve on the Pubco Board until the first (1st) annual meeting of stockholders held following the Closing or until their respective successors are duly elected and qualified;
●	and will be elected as Class II directors, to serve on the Pubco Board until the second (2nd) annual meeting of stockholders held following the Closing or until their respective successors are duly elected and qualified; and
●	and will be elected as Class III directors, to serve on the Pubco Board until the third (3rd) annual meeting of stockholders held following the Closing or until their respective successors are duly elected and qualified.

For additional information, please see the section titled “Proposal No. 3 – The Director Election Proposal.”

Proposal No. 4 — The Stock Issuance Proposal (page 172)

If each of the Business Combination Proposal, the Domestication Merger Proposal and the Director Election Proposal are approved, then ATII will ask the holders of ATII Ordinary Shares to consider and vote upon a proposal to approve, by Ordinary Resolution of the holders of ATII Ordinary Shares, for purposes of complying with the applicable provisions of the Nasdaq listing rules, the issuance of shares of Pubco Common Stock to be issued in the Business Combination, the Earn-Out Shares, the PIPE Subscribed Shares and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the 2026 Equity Plan, to the extent such issuances would require shareholder approval under Nasdaq listing rules. The ATII Board has unanimously approved the Stock Issuance Proposal and recommended its approval to the holders of ATII Ordinary Shares at the extraordinary general meeting.

Although Pubco Securities are not currently traded on Nasdaq, we have elected for Pubco to comply with all otherwise applicable Nasdaq rules upon the Domestication Merger Effective Time.

Pursuant to Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earnout provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash and have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to an issuance of securities when the issuance or potential issuance will result in a change of control of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the shares of common stock, or 20% or more of the voting power, outstanding before the issuance.

The aggregate shares of Pubco Common Stock that Pubco will and potentially will issue in connection with the Proposed Transaction will exceed 20% of both the voting power and the shares of Pubco Common Stock outstanding before such issuance and may result in a change of control under the applicable Nasdaq Listing Rules. Accordingly, ATII is seeking the approval of the holders of ATII Ordinary Shares for the issuance of shares of Pubco Common Stock in connection with the Proposed Transaction.

For additional information, please see the section titled “Proposal No. 4 – The Stock Issuance Proposal.”

Proposal No. 5 — The Organizational Documents Proposal (page 175)

If each of the Business Combination Proposal, the Domestication Merger Proposal, the Director Election Proposal and the Stock Issuance Proposal are approved, ATII will ask the holders of ATII Ordinary Shares to approve and adopt, by Special Resolution of the holders of ATII Ordinary Shares, the Organizational Documents Proposal in connection with the replacement of the Current Charter, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The ATII Board has unanimously approved the Organizational Documents Proposal and recommended its approval to the holders of ATII Ordinary Shares at the extraordinary general meeting, and believes the Organizational Documents Proposal is necessary to adequately address the needs of Pubco following the Closing.

For additional information, please see the section titled “Proposal No. 5 – The Organizational Documents Proposal”.

Proposal No. 6 — The Advisory Organizational Documents Proposals (page 177)

ATII will ask the holders of ATII Ordinary Shares to approve, by Ordinary Resolution of the holders of ATII Ordinary Shares, on a non-binding advisory basis, six (6) separate Advisory Organizational Documents Proposals in connection with the replacement of the Current Charter, under the Companies Act, with the Proposed Organizational Documents, under the Companies Act, DGCL and DLLCA. The ATII Board has unanimously approved each of the Advisory Organizational Documents Proposals and recommended their approval to the holders of ATII Ordinary Shares, and believes each of the Advisory Organizational Documents Proposals are necessary to adequately address the needs of Pubco following the Closing.

A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2.

(A)Advisory Organizational Documents Proposal 6A (Authorized Shares) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize the amendment and redesignation of the authorized share capital of ATII from (a) 400,000,000 ATII Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of ATII to (b) [500,000,000] shares of Pubco Common Stock and [5,000,000] shares of preferred stock of Pubco, par value $0.0001 per share.

(B)Advisory Organizational Documents Proposal 6B (Exclusive Forum Provision) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act of 1933, as amended, with effect from the Domestication Merger Effective Time.

(C)Advisory Organizational Documents Proposal 6C (Required Vote to Amend Charter) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of Articles            of the Proposed Charter in accordance with the DGCL and the Companies Act.

(D)Advisory Organizational Documents Proposal 6D (Removal of Directors) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.

(E)Advisory Organizational Documents Proposal 6E (Stockholder Action by Written Consent) — to approve and adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize provisions that require or permit stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

(F)Advisory Organizational Documents Proposal 6F (Additional Changes) — to approve and adopt an amendment to the Current Charter, with effect at the Domestication Merger Effective Time, to authorize certain additional changes, including, among other things, (i) making Pubco’s corporate existence perpetual and (ii) removing certain provisions related to ATII’s status as a blank check company that will no longer be applicable upon Closing, all of which the ATII Board believes is necessary to adequately address the needs of Pubco after the Business Combination.

For additional information, see the section titled “Proposal No. 6 – The Advisory Organizational Documents Proposals.”

Proposal No. 7 — The Equity Incentive Plan Proposal (page 186)

ATII will ask the holders of ATII Ordinary Shares to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Forge Nano Holdings Inc. 2026 Omnibus Incentive Compensation Plan (the “2026 Equity Plan”), a copy of which is attached to this proxy statement/prospectus as Annex G (the “Equity Incentive Plan Proposal”). The ATII Board has unanimously approved the Equity Incentive Plan Proposal and recommended its approval to the holders of ATII Ordinary Shares at the extraordinary general meeting

For additional information, see “Proposal No. 7 – the Equity Incentive Plan Proposal.”

Proposal No. 8 — The Adjournment Proposal (page 192)

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize ATII to consummate the Business Combination (because any of the Condition Precedent Proposals has not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), the ATII Board may submit a proposal to the holders of ATII Ordinary Shares to approve, by way of an Ordinary Resolution of the holders of ATII Ordinary Shares, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies.

For additional information, see “Proposal No. 8 – The Adjournment Proposal.”

Condition Precedent Proposals

Each of Proposal Nos. 1, 2, 3, 4, 5 and 7 are cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals 6A-F and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Notwithstanding the order of the resolutions on the notice to the extraordinary general meeting, the Adjournment Proposal may be presented first to the holders of ATII Ordinary Shares if, based on the tabulated vote collected at the time of the extraordinary general meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held at            Eastern Time on           , 2026 and will be a virtual meeting conducted via live webcast at            (the “extraordinary general meeting website”). For the purposes of Cayman Islands law and the Current Charter, the physical location of the extraordinary general meeting will be at the offices of ATII at.

Registering for the Extraordinary General Meeting

Any holder of ATII Ordinary Shares wishing to attend the extraordinary general meeting virtually must pre-register for the extraordinary general meeting at            by            Eastern Time on           , 2026. For purposes of attendance at the extraordinary general meeting, all references in this proxy statement to “present” shall mean virtually present at the extraordinary general meeting. To register for the extraordinary general meeting, please follow these instructions as applicable to the nature of your ownership of ATII Ordinary Shares:

•

If your ATII Ordinary Shares are registered in your name with the Transfer Agent and you wish to attend the virtual meeting, go to           , enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended, but is not required in order to attend.

•

If your ATII Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the ATII Ordinary Shares held for you in what is known as “street name.” Beneficial holders of ATII Ordinary Shares who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their ATII Ordinary Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to           . Beneficial holders of ATII Ordinary Shares who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the virtual extraordinary general meeting. After contacting the Transfer Agent, such holder of ATII Ordinary Shares will receive an e-mail prior to the extraordinary general meeting with a link and instructions for attending the virtual extraordinary general meeting. Beneficial holders of ATII Ordinary Shares should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

Voting Power; Record Date

Only holders of ATII Ordinary Shares at the close of business on the Record Date are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting pursuant to the Companies Act and the Current Charter. A list of holders of ATII Ordinary Shares entitled to vote at the extraordinary general meeting will be available at our principal executive offices located at 2093 Philadelphia Pike #1968, Claymont, DE 19703, during regular business hours for a period of no less than ten days prior to the extraordinary general meeting, as well as electronically at the extraordinary general meeting website. As of            , 2026, which is the Record Date for the extraordinary general meeting, there were 29,590,000 ATII Ordinary Shares outstanding, of which 23,000,000 were ATII Public Shares held by persons other than the Insiders. Holders of ATII Ordinary Shares will be entitled to one vote for each ATII Ordinary Share owned at the close of business on the Record Date.

If you hold your ATII Ordinary Share in “street name”, you should instruct your bank, broker or other nominee how to vote your ATII Ordinary Shares at the extraordinary general meeting in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Business Combination Proposal, without your instructions. ATII Warrants do not have voting rights.

A quorum of holders of ATII Ordinary Shares is necessary to hold a valid extraordinary general meeting. A quorum will be present at the extraordinary general meeting if the holders of at least a majority of the 29,590,000 issued and outstanding ATII Ordinary Shares entitled to vote at the extraordinary general meeting as of the Record Date are represented in person or by proxy.

As such, the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least 14,795,001 additional holders of ATII Ordinary Shares, entitled to vote at the extraordinary general meeting as of the Record Date, would be required to achieve a quorum at the extraordinary general meeting.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter. In the event that quorum is not present at the extraordinary general meeting, it is expected that the extraordinary general meeting will be adjourned to solicit additional proxies.

Abstentions and Broker Non-Votes

If your ATII Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the ATII Ordinary Shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your ATII Ordinary Shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your ATII Ordinary Shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your ATII Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the holders of ATII Ordinary Shares will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your ATII Ordinary Shares without your instruction. Your bank, broker, or other nominee can vote your ATII Ordinary Shares only if you provide instructions on how to vote. As the beneficial holder of the ATII Ordinary Shares, you have the right to direct your broker, bank or other nominee as to how to vote your ATII Ordinary Shares and you should instruct your broker to vote your ATII Ordinary Shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your ATII Ordinary Shares will not be voted on that proposal. This is called a “broker non-vote.”

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

Vote Required for Approval

The approval and adoption of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposal and the Equity Incentive Plan Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of the ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of a quorum).

The approval and adoption of the Domestication Merger Proposal and the Organizational Documents Proposal requires a Special Resolution of the holders of ATII Ordinary Shares under Companies Act and the Current Charter, being a resolution passed by the affirmative vote of at least two-thirds of votes cast by holders of the ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of quorum).

Each Condition Precedent Proposal is conditioned upon the approval of the other Condition Precedent Proposals. Therefore, if all Condition Precedent Proposals are not approved, none of the Condition Precedent Proposals will have any effect, even if certain Condition Precedent Proposals are approved by holders of ATII Ordinary Shares. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The approval of the Adjournment Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by the holders of the ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of a quorum). The Adjournment Proposal is not conditioned upon any other proposal.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 of the 29,590,000 issued and outstanding ATII Ordinary Shares as if the Record Date. As a result, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal, while 13,136,667 additional votes of holders of ATII Public Shares, or approximately 57.12% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger Proposal and the Organizational Documents Proposal.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter. In the event that quorum is not present at the extraordinary general meeting, it is expected that the extraordinary general meeting will be adjourned to solicit additional proxies.

Stock Ownership and Interests of Certain Persons

ATII Ordinary Shares Held by Insiders

Unaffiliated security holders of ATII should keep in mind that the Insiders, including the Sponsor and each of ATII’s directors and officers, and entities affiliated with them, have interests in the proposals that are different from, or in addition to, those of the unaffiliated security holders of ATII. See “Proposal No. 1 —  The Business Combination Proposal — Interests of the Sponsor, and ATII’s Directors and Officers in the Business Combination” and “Certain Relationships and Related Persons Transactions” for more information related to certain transactions and arrangements with the Insiders. The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest of ATII and the unaffiliated ATII Public Shareholders and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as an unaffiliated security holder of ATII. The financial interests of the Insiders may have influenced their motivation in identifying and selecting Forge Nano as a business combination target, completing an initial business combination with Forge Nano and influencing the operation of the business following the Closing.

In connection the recommendation of the ATII Board to vote for the proposals, holders of ATII Ordinary Shares should consider these interests. The Insiders and BTIG have each agreed to vote all of their respective Founder Shares and ATII Private Shares purchased in a private placement concurrently with the IPO in favor of the proposals being presented at the extraordinary general meeting.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 of the 29,590,000 issued and outstanding ATII Ordinary Shares as if the Record Date. As a result, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal, while

13,136,667 additional votes of holders of ATII Public Shares, or approximately 57.12% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger Proposal and the Organizational Documents Proposal.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

We currently expect that each of the Insiders and BTIG will vote all of their respective ATII Ordinary Shares (1) “FOR” the Business Combination Proposal, (2) “FOR” the Domestication Merger Proposal, (3) “FOR” the Director Election Proposal, (4) “FOR” the Stock Issuance Proposal, (5) “FOR” the Organizational Documents Proposal, (6) “FOR” the Advisory Organizational Documents Proposal, (7) “FOR” the Equity Incentive Plan Proposal and (8) “FOR” the Adjournment Proposal, if needed.

Voting at the Extraordinary General Meeting

You can vote at the extraordinary general meeting, which will be held at           Eastern Time on           , 2026, at            (unless the extraordinary general meeting is adjourned or postponed).

You may also authorize the persons named as proxies on the proxy card to vote your ATII Ordinary Shares by returning the proxy card in advance by mail, over the Internet or by telephone. Although ATII offers three different voting methods, ATII encourages you to vote over the Internet or by phone as ATII believes they are the most cost-effective methods. We also recommend that you vote as soon as possible, even if you are planning to attend the extraordinary general meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective and reliable alternatives to returning your proxy card by mail. If you choose to vote your shares over the Internet or by telephone, there is no need for you to submit your proxy card by mail.

To Vote Over the Internet:

Vote at           in advance of the extraordinary general meeting. The Internet voting system is available 24 hours until 11:59 p.m. Eastern Time on           , 2026. Once you enter the Internet voting system, you can record and confirm (or change) your voting instructions.

To Vote by Telephone:

Use the telephone number shown on your proxy card. The telephone voting system is available 24 hours per day in the United States until 11:59 p.m. Eastern Time on           , 2026. Once you enter the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

To Vote by Proxy Card:

If you received a proxy card, mark your voting instructions on the card and sign, date and return it in the postage-paid envelope provided. For your mailed proxy card to be counted, we must receive it before            Eastern Time on           , 2026.

All ATII Ordinary Shares represented by properly signed and dated proxies received by the deadline indicated above will be voted at the extraordinary general meeting in accordance with the instructions of the holder of such ATII Ordinary Shares. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the Business Combination Proposal; (2) “FOR” the Domestication Merger Proposal; (3) “FOR” the Director Election Proposal; (4) “FOR” the Stock Issuance Proposal; (5) “FOR” the Organizational Documents Proposal; (6) “FOR” the Advisory Organizational Documents Proposal; (7) “FOR” the Equity Incentive Plan Proposal; and (8) “FOR” the Adjournment Proposal, if needed. Proxy cards that are returned without a signature will not be counted as present at the extraordinary general meeting and cannot be voted under the Companies Act and the Current Charter.

If your ATII Ordinary Shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the extraordinary general meeting and voting using your control number, or, if you did not obtain a control number, contacting your bank, broker or other nominee to obtain a control number so that you may vote. If such a service is provided, you may vote over the Internet or telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend and vote at the extraordinary general meeting, your shares will not be considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

Revocability of Proxies

Any proxy given by a holder of ATII Ordinary Shares may be revoked at any time prior to the extraordinary general meeting by doing any of the following:

●	if a proxy was submitted by telephone or over the Internet, by submitting another proxy by telephone or over the Internet, in accordance with the instructions detailed in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of ATII – Voting at the Extraordinary General Meeting” at any time before the closing of the voting facilities by 11:59 p.m. Eastern Time on , 2026;
●	by submitting a properly signed and dated proxy card with a date later than the date of the previously submitted proxy relating to the same ATII Ordinary Shares, provided such proxy card is received no later than the close of business of , 2026;
●	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the offices of ATII at 2093 Philadelphia Pike #1968, Claymont, DE 19703, stating that the proxy is revoked, provided such written notice is received no later than the close of business on , 2026; or
●	by attending the extraordinary general meeting and voting thereat (your attendance at the extraordinary general meeting will not, by itself, revoke your proxy).

If you hold your ATII Ordinary Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote.

Any adjournment, postponement or other delay of the extraordinary general meeting, including pursuant to the Adjournment Proposal for the purpose of soliciting additional proxies, will allow holders of ATII Ordinary Shares who have already sent in their proxies for the extraordinary general meeting to revoke them at any time prior to their use at the adjourned, postponed or delayed extraordinary general meeting.

ATII Board’s Recommendation (page 125)

The ATII Board, after considering the factors more fully described in the enclosed proxy statement/prospectus, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are fair to and in the best interests of ATII and the holders of ATII Ordinary Shares, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Business Combination, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the holders of ATII Ordinary Shares at the extraordinary general meeting and (iv) resolved to recommend the adoption of the Merger Agreement and the approval of the Business Combination by holders of ATII Ordinary Shares at the extraordinary general meeting. The ATII Board unanimously recommends that you vote: (1) “FOR” the Business Combination Proposal; (2) “FOR” the Domestication Merger Proposal; (3) “FOR” the Director Election Proposal; (4) “FOR” the Stock Issuance Proposal; (5) “FOR” the Organizational Documents Proposal; (6) “FOR” the Advisory Organizational Documents Proposal; (7) “FOR” the Equity Incentive Plan Proposal; and (8) “FOR” the Adjournment Proposal.

For a more complete description of the ATII Board’s reasons for the approval of the Business Combination and the recommendation of the ATII Board, see the section titled “Proposal No. 1 – The Business Combination Proposal – the ATII Board Reasons for the Approval of the Business Combination.”

When you consider the recommendation of the ATII Board to vote in favor of approval and adoption of the proposals, you should keep in mind that the Sponsor, ATII’s directors and officers and entities affiliated with them have interests in the Business Combination Proposal, the Domestication Merger Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal that are different from or in addition to (and which may conflict with) your interests as an unaffiliated security holder of ATII.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they believes is in the best interests of ATII and the holders of ATII Ordinary Shares and what he, she or they may believe is best for himself, herself or themselves. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as an unaffiliated security holder of ATII. The financial interests of the Sponsor, as well as ATII’s directors and officers, may have influenced their motivation in identifying and selecting Forge Nano as a business combination target, completing an initial business combination with Forge Nano and influencing the operation of the business following the Closing. In considering the recommendation of the ATII Board to vote for the proposals, holders of ATII Ordinary Shares should consider these interests. Further, the unaffiliated security holders of ATII should keep in mind that Forge Nano’s officers, directors and entities affiliated with them have interests in such proposals that are different from, or in addition to, those of unaffiliated security holders of ATII. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and ATII’s Directors and Officers in the Business Combination” and “Certain Relationships and Related Persons Transactions” for more information related to certain transactions and arrangements between Forge Nano and Forge Nano’s directors and officers.

Redemption Rights

Pursuant to the Current Charter, an ATII Public Shareholder may elect to have ATII redeem all or a portion of the ATII Public Shares held by such ATII Public Shareholder in exchange for cash if the Business Combination (or any other initial business combination) is consummated during the Completion Window. If the Business Combination is approved and completed during the Completion Window, an ATII Public Shareholder will be entitled to receive cash in exchange for any ATII Public Shares held by such ATII Public Shareholder only if:

(i)

(a) such ATII Public Shareholder holds ATII Public Shares or (b) such ATII Public Shareholder holds ATII Public Shares through ATII Public Units and elects to separate its ATII Public Units into the underlying ATII Public Shares and ATII Public Warrants prior to exercising its redemption rights with respect to the ATII Public Shares;

(ii)

such ATII Public Shareholder submits a written request to the Transfer Agent including the legal name, phone number and address of the beneficial owner of the ATII Public Shares for which redemption is requested, that ATII redeem all or a portion of such ATII Public Shareholder’s ATII Public Shares in exchange for cash; and

(iii)

such ATII Public Shareholder tenders or delivers your share certificates for ATII Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

ATII Public Shareholders must complete the procedures for electing to redeem their ATII Public Shares in the manner described above prior to       Eastern Time on        , 2026 (up to two business days prior to the initially scheduled vote on the Business Combination Proposal and the other proposals included in this proxy statement/prospectus) in order for their ATII Public Shares to be redeemed. Holders of ATII Public Units must elect to separate any ATII Public Units held by them into the underlying ATII Public Shares and ATII Public Warrants prior to exercising their redemption rights with respect to the ATII Public Shares. ATII Public Shareholders may elect to redeem their ATII Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination (or any other initial business combination) is not consummated during the Completion Window, the ATII Public Shares will be returned to their respective holder, broker or bank.

If the Business Combination (or any other initial business combination) is consummated during the Completion Window, and if any ATII Public Shareholder properly exercises their right to redeem all or a portion of the ATII Public Shares that they hold and timely tenders or delivers its ATII Public Share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent, ATII will redeem such ATII Public Shares for a per-share price, payable in cash, equal to quotient obtained by dividing (1) the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination (or any other initial business combination) during the Completion Window, including interest earned on the Trust Account (net of taxes paid or payables, if any), by (2) the aggregate number of ATII Public Shares then issued and outstanding. For illustrative purposes, as of March 31, 2026, this would have amounted to approximately $10.52 per issued and outstanding ATII Public Share based on the value of the funds in the Trust Account of approximately $242.0 million. If any ATII Public Shareholder exercises their redemption rights in full, then they will be electing to exchange all of their ATII Public Shares in exchange for cash and will thereafter no longer own ATII Public Shares. See “Extraordinary General Meeting of ATII — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your ATII Public Shares in exchange for cash.

Notwithstanding the foregoing, pursuant to the Current Charter, any ATII Public Shareholder, together with any affiliate of such ATII Public Shareholder or any other person with whom such ATII Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its ATII Public Shares with respect to more than an aggregate of 15% of the ATII Public Shares then issued and outstanding without ATII’s prior consent. Accordingly, if any ATII Public Shareholder, alone or acting in concert or as a “group,” seeks to redeem more than an aggregate of 15% of the ATII Public Shares then issued and outstanding, then any such ATII Public Shares in excess of that 15% limit would not be redeemed without ATII’s prior consent.

Holders of the ATII Warrants will not have Redemption Rights with respect to the ATII Warrants pursuant to the terms of the ATII Warrant Agreement and the Current Charter.

Ownership of Pubco after the Closing

Upon consummation of the Business Combination, the post-Closing share ownership of Pubco under (1) the No Additional Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, excluding the dilutive effect of Pubco SPAC Warrants, Pubco Forge Nano Warrants, Pubco Ascent Warrants, Pubco Options, PIPE Warrants, Reset PIPE Warrants, Additional PIPE Warrants and Earn-Out Shares, would be as follows:

	Voting Interests in Pubco
	No Additional		25%		50%		75%		Maximum
	Redemptions(1)		Redemptions(2)		Redemptions(3)		Redemptions(4)		Redemptions(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ATII Public Shareholders	23,000,000	15.3%	17,250,000	11.9%	11,500,000	8.3%	5,750,000	4.3%	—	0.0%
Initial Shareholders(6)	3,590,000	2.4%	3,590,000	2.5%	3,590,000	2.6%	3,590,000	2.7%	3,590,000	2.8%
Forge Nano Stockholders(7)	108,612,422	72.3%	108,612,422	75.1%	108,612,422	78.2%	108,612,422	81.6%	108,612,422	85.3%
PIPE Investors (8)	15,100,000	10.0%	15,100,000	10.5%	15,100,000	10.9%	15,100,000	11.4%	15,100,000	11.9%
Total	150,302,422	100.0%	144,552,422	100.0%	138,802,422	100.0%	133,052,422	100.0%	127,302,422	100.0%
(1)	Assumes that no ATII Public Shareholders exercise redemption rights with respect to their redeemable ATII Public Shares in exchange for a pro rata share of the funds in the Trust Account.
(2)	Assumes that 25% of maximum redeemable ATII Public Shares, or 5,750,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $60.5 million from the funds in the Trust Account based on the Assumed Redemption Price.
(3)	Assumes that 50% of maximum redeemable ATII Public Shares, or 11,500,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $121.0 million from the funds in the Trust Account based on the Assumed Redemption Price.

(4)	Assumes that 75% of maximum redeemable ATII Public Shares, or 17,250,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $181.5 million from the funds in the Trust Account based on the Assumed Redemption Price.
(5)	Assumes that 100% of maximum redeemable ATII Public Shares, or 23,000,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $242.0 million from the funds in the Trust Account based on the Assumed Redemption Price.
(6)	Consists of (i) the 2,750,000 shares of Pubco Common Stock issued to the Sponsor and the Initial Shareholders in exchange for 2,750,000 Founder Shares (assuming that 3,000,000 shares of Pubco Common Stock issued in exchange for 3,000,000 Founder Shares are transferred by the Sponsor to the PIPE Investor upon the Closing pursuant to the Purchaser Support Agreement, and that the Sponsor retains the remaining 300,000 Founder Shares subject to transfer under the Purchaser Support Agreement), (ii) the 530,000 ATII Private Shares held by the Sponsor and (iii) the 310,000 ATII Private Shares held by BTIG.
(7)	Consists of (i) the 108,612,422 shares of Pubco Common Stock issuable in respect of 3,773,525 shares of Forge Nano Common Stock (including shares of Forge Nano Common Stock issued upon conversion of Forge Nano Preferred Stock immediately prior to the First Effective Time (including all outstanding shares of Forge Nano Series D Preferred Stock issued following December 31, 2025)) based on the Exchange Ratio. The Exchange Ratio is based the Forge Nano Common Stock, Forge Nano Preferred Stock and Forge Nano Common Stock underlying the Forge Nano Convertible Securities, in each case, outstanding as of , 2026, and does not reflect any issuances of Forge Nano Common Stock, Forge Nano Preferred Stock or Forge Nano Convertible Securities after such date.
(8)	Consists of (i) the 10,000,000 PIPE Subscribed Shares acquired by the PIPE Investor pursuant to the PIPE Subscription Agreement at a subscription price of $10.00 per share, (ii) the 3,000,000 Founder Shares transferred by the Sponsor to the PIPE Investor in connection with the PIPE Financing for no additional cash consideration pursuant to the Purchaser Support Agreement, and (iii) the 2,100,000 Additional PIPE Subscribed Shares to be acquired by the Additional PIPE Investors pursuant to the Additional PIPE Subscription Agreements at a subscription price of $10.00 per share. After giving effect to the transfer of the 3,000,000 Founder Shares from the Sponsor, the PIPE Investor’s effective purchase price for shares of Pubco Common Stock received in connection with the PIPE Financing is approximately $7.69 per share, which is lower than the approximately $10.52 per share that ATII Public Shareholders would otherwise receive based on the Assumed Redemption Price

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination on a fully diluted basis(1):

	Voting Interests in Pubco
	No		25%		50%		75%		Maximum
	Redemption		Redemptions		Redemptions		Redemptions		Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ATII Public Shareholders(2)	34,500,000	11.8%	28,750,000	10.0%	23,000,000	8.2%	17,250,000	6.2%	11,500,000	4.2%
Initial Shareholders(3)	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.5%	4,010,000	1.5%
Forge Nano Stockholders(4)	210,000,000	71.5%	210,000,000	73.0%	210,000,000	74.4%	210,000,000	76.0%	210,000,000	77.6%
PIPE Investor(5)	45,100,000	15.3%	45,100,000	15.6%	45,100,000	16.0%	45,100,000	16.3%	45,100,000	16.7%
Total	293,610,000	100.0%	287,860,000	100.0%	282,110,000	100.0%	276,360,000	100.0%	270,610,000	100.0%
(1)	This table makes the same assumptions as in the preceding ownership table, except that this table reflects certain dilutive issuances as described in the following footnotes. This table excludes any ATII Ordinary Shares issuable upon exercise of the Pubco Options.
(2)	Includes the 11,500,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Public Warrants.
(3)	Includes the 420,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Private Warrants.

(4)	Includes (i) the 9,012,656 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants, consisting of (a) the 1,883,617 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 65,430 shares of Forge Nano Common Stock issuable upon exercise of Forge Nano OIC Penny Warrants at an exercise price of $0.01 per share, based on the Exchange Ratio, (b) the 6,779,776 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 235,550 shares of Forge Nano Common Stock issuable upon exercise of Forge Nano OIC Warrants at an exercise price of $76.4167 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (c) the 89,169 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 3,098 shares of Forge Nano Common Stock underlying the Forge Nano SVB Warrants at an exercise price of $15.88 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, and (d) the 260,455 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 9,049 shares of Forge Nano Common Stock underlying the Forge Nano SEP Warrants at an exercise price of $15.80 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (ii) the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants issued in exchange for the 82,512 shares of Forge Nano Common underlying the Forge Nano Ascent Options, at an exercise price of $ per share as of immediately prior to the First Effective Time expiring on December 31, 2028, subject to extension to December 31, 2029 at the holder’s election, in which case the exercise price per share applicable to any exercise occurring between January 1, 2029 and December 31, 2029 will increase by 25%, from $ to $ per share, based on the Exchange Ratio and (iii) the 90,000,000 Earn-Out Shares to be distributed to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Forge Nano Convertible Securities upon achievement of certain milestones during the Earn-Out Period pursuant to the Merger Agreement.
(5)	Includes (i) the 15,000,000 shares of Pubco Common Stock underlying the PIPE Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus), (ii) the 5,000,000 shares of Pubco Common Stock underlying the Additional Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus) and (iii) the 10,000,000 shares of Pubco Common Stock underlying the Reset Warrants, with an initial exercise price equal to the PIPE Reset Price (subject to adjustments as described in this proxy statement/prospectus).

The table above excludes the dilutive impact of shares of Pubco Common Stock that will be available for issuance under Pubco’s incentive award plan immediately following completion of the Business Combination. Pubco Shareholders will experience additional dilution to the extent Pubco issues additional shares of Pubco Common Stock after the Closing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions by holders of ATII Public Shares will increase the dilutive effect of these issuances on non-redeeming holders of the ATII Public Shares.

The securities to be issued to the Sponsor, the Initial Shareholders, the Insiders, the Forge Nano Stockholders and the PIPE Investor may result in a material dilution of the equity interests of non-redeeming ATII Public Shareholders.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 1 — The Business Combination Proposal — Ownership of Pubco After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. For more information, including the ownership percentages in the No Additional Redemptions Scenario and the effect of certain dilutive securities, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of Pubco After the Closing”.

Proxy Solicitation

The ATII Board is soliciting your proxy and ATII will bear the cost of soliciting proxies.         has been retained to assist with the solicitation of proxies. ATII expects to pay         a fee of $         , plus certain costs associated with additional services, as necessary, and         will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the extraordinary general meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of ATII Ordinary Shares, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and Nasdaq regulations. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by         or, without additional compensation, by ATII, the ATII Directors or any officers and employees of ATII. This solicitation is being made by mail but also may be made by telephone. ATII, the ATII Directors and any officers and employees of ATII may also solicit proxies online. ATII will file with the SEC all scripts and other electronic communications as proxy soliciting materials.

If a holder of ATII Ordinary Shares grants a proxy, such holder may still vote its ATII Ordinary Shares in person if it revokes its proxy before the extraordinary general meeting. A holder of ATII Ordinary Shares also may change its vote by submitting a later-dated proxy as described in “Extraordinary General Meeting of ATII — Revoking Your Proxy.”

Anticipated Date of Consummation of the Business Combination

Assuming the timely satisfaction of necessary closing conditions, including the approval by the holders of ATII Ordinary Shares, by Ordinary Resolution of the holders of ATII Ordinary Shares, of the Business Combination Proposal, we currently anticipate that the Business Combination will be consummated in the third calendar quarter of 2026. However, the exact timing of consummation of the Business Combination cannot be predicted because the Business Combination is subject to closing conditions specified in the Merger Agreement and summarized in this proxy statement/prospectus, many of which are outside of our control.

Regulatory Matters

Neither ATII nor Forge Nano is aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “Proposal No. 1 – The Business Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party.” It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Implications of Being an Emerging Growth Company

ATII is, and Pubco expects to be, an “emerging growth company” as defined in the Jumpstart Our Business Startups (the “JOBS Act”). As an “emerging growth company,” ATII takes, and Pubco may (and intends to) take, advantage of specified reduced reporting and other requirements that are otherwise applicable to public companies. These provisions include, among other things:

●	exemption from the auditor attestation requirement under Section 404(b) of the Sarbanes-Oxley Act in the assessment of the effectiveness of our internal control over financial reporting;
●	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;
●	exemption from compliance with certain types of new requirements adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”);
●	exemption from the requirement to seek non-binding stockholder advisory votes on executive compensation and golden parachute arrangements;
●	reduced disclosure about executive compensation arrangements; and
●	the ability to present only two (2) years of audited financial statements and only two (2) years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ATII’s and/or Pubco’s periodic reports and registration statements filed with the SEC, including in this proxy statement/prospectus.

ATII and/or Pubco may choose to take advantage of some, but not all, of these reduced burdens. For example, ATII and/or Pubco have (i) taken advantage of the reduced reporting requirement with respect to disclosure regarding executive compensation arrangements and (ii) presented only two (2) years of audited financial statements in this proxy statement/prospectus. In addition, ATII and/or Pubco may take advantage of the exemption from the auditor attestation requirement in the assessment on the effectiveness of their internal control over financial reporting. In addition, while ATII and/or Pubco have elected to avail themselves of the exemption to adopt new or revised accounting standards until those standards apply to private companies, ATII and/or Pubco are permitted and may elect to early adopt certain new or revised accounting standards for which the respective standard allows for early adoption. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that ATII and/or Pubco (i) are no longer an “emerging growth company” as defined in the JOBS Act or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. For as long as ATII and/or Pubco take advantage of these reduced reporting obligations, the information that ATII and/or Pubco provide to holders of ATII Ordinary Shares or shares of Pubco Common Stock, as applicable, may be different from information provided by other similarly situated public companies.

ATII and/or Pubco will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following February 12, 2030, (b) in which it has total annual gross revenue of at least $1.235 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter and (2) the date on which it has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Implications of Being a Smaller Reporting Company

Additionally, ATII is, and Pubco expects to be, a “smaller reporting company,” meaning that the market value of its ATII Ordinary Shares or shares of Pubco Common Stock, as applicable, held by non-affiliates is less than $700 million and annual revenue is less than $100 million during the most recently completed fiscal year. As such, ATII and/or Pubco are eligible for exemptions from various reporting requirements applicable to other public companies that are not “smaller reporting companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation.

ATII and/or Pubco will remain a “smaller reporting company” until the last day of the fiscal year in which (1) the market value of ATII Ordinary Shares or shares of Pubco Common Stock, as applicable, held by non-affiliates exceeds $250 million as of the prior June 30 or (2) annual revenues exceed $100 million during such completed fiscal year and the market value of ATII Ordinary Shares or shares of Pubco Common Stock, as applicable, held by non-affiliates exceeds $700 million as of the prior June 30.

Stock Exchange Listing of Pubco Common Stock and Pubco Warrants

Pubco intends to apply to list the (i) Pubco Common Stock and (ii) Pubco SPAC Warrants that were originally issued as part of the ATII Public Units on Nasdaq under the proposed symbols NANO and NANOW, respectively, upon the Closing.

Pursuant to the terms of the Merger Agreement, as a closing condition, Pubco is required to cause the Pubco Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by all of the parties to the Merger Agreement. It is important for you to know that, at the time of the extraordinary general meeting, Pubco may not have received from Nasdaq either confirmation of the listing of the Pubco Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated if such condition is waived by all of the parties to the Merger Agreement and therefore the Pubco Common Stock would not be listed on any nationally recognized securities exchange upon the Closing.

The ATII Public Units, ATII Public Shares and ATII Public Warrants are each currently quoted on Nasdaq. At the Domestication Merger Effective Time, the separate corporate existence of ATII will cease and the ATII Public Units, ATII Public Shares and ATII Public Warrants will each no longer be publicly traded and will be delisted from Nasdaq. In addition, the ATII Public Units, ATII Public Shares and ATII Public Warrants will each be deregistered under the Exchange Act, and ATII will no longer file periodic reports with the SEC.

U.S. Federal Income Tax Considerations

For a discussion summarizing certain material U.S. federal income tax considerations of the Domestication Merger and an exercise of Redemption Rights in connection with the Business Combination, please see “Material U.S. Federal Income Tax Considerations”.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although ATII will acquire all of the outstanding equity interests of Forge Nano in the Business Combination, ATII will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Forge Nano issuing shares for the net assets of ATII, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Forge Nano.

The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2026, gives effect to the Business Combination and related transactions as if they had occurred on March 31, 2026. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2026, and for the year ended December 31, 2025 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2025, the beginning of the earliest periods presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of ATII and Forge Nano for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Pubco’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Pubco following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of ATII Public Shares:

●	Assuming No Redemption Scenario: This presentation assumes that none of the 23,000,000 ATII Public Shares, or 0% of the outstanding ATII Public Shares and 0% of all ATII Public Shares that are not subject to non-redemption agreements, are redeemed in connection with the Business Combination in exchange for a pro rata share of the funds in the Trust Account.
●	Assuming Maximum Redemptions Scenario: This presentation assumes that 23,000,000 ATII Public Shares, or 100% of the outstanding ATII Public Shares and 100% of all ATII Public Shares that are not subject to non-redemption agreements, are redeemed in connection with the Business Combination in exchange for aggregate redemption payments of $242.0 million (based on the value of the funds in the Trust Account on March 31, 2026), assuming a $10.52 per share redemption price. This scenario includes all adjustments contained in the No Additional Redemptions Scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

	No	Maximum
	Redemption	Redemptions

	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the three months ended March 31, 2026
Net loss	$(12,083)	$(12,083)
Weighted average shares outstanding – basic and diluted	150,302,422	127,302,422
Basic and diluted net loss per share	$(0.08)	$(0.09)

	No	Maximum
	Redemption	Redemptions

	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the year ended December 31, 2025
Net loss	$(46,251)	$(46,251)
Weighted average shares outstanding – basic and diluted	150,302,422	127,302,422
Basic and diluted net loss per share	$(0.31)	$(0.36)

	No	Maximum
	Redemption	Redemptions

	(in thousands)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2026
Total assets	$457,824	$218,121
Total liabilities	887,921	887,921
Total stockholders’ deficit	$(430,097)	$(669,800)

Summary Risk Factors

ATII believes it is important to communicate its expectations to the holders of ATII Ordinary Shares. However, there may be events in the future that neither ATII nor Forge Nano are able to predict accurately or over which they have control. The section in this proxy statement/prospectus entitled “Risk Factors” and the other cautionary language discussed in this proxy statement/prospectus provide examples of certain risks, uncertainties and events that may cause actual results to differ materially from the expectations described by ATII or Forge Nano in such forward-looking statements. Set forth below is only a summary of certain principal risks associated with an investment in our securities. You should carefully consider the following discussion of risks, as well as the discussion of risks included elsewhere in this proxy statement/prospectus, including those described under “Risk Factors.”

●	If Forge Nano does not successfully develop and deploy new technologies to address the needs of its customers, its business, financial condition and results of operations could be materially and adversely affected.
●	Forge Nano operates in highly competitive and rapidly evolving markets, and may be unable to compete effectively.
●	The semiconductor tool and battery markets are cyclical and variable, which may cause significant fluctuations in Forge Nano’s results.
●	Forge Nano is an early-stage company with a history of losses and expects to incur losses for the foreseeable future.
●	If Forge Nano fails to manage growth and scale its operations effectively, Forge Nano’s business could be adversely affected.
●	The proliferation of artificial intelligence presents competitive, legal, regulatory and other risks.
●	Forge Nano is exposed to risks associated with a highly concentrated customer base.
●	Cancellations, non-renewals or renegotiations of customer arrangements could adversely affect Forge Nano’s business and results of operations.
●	If Forge Nano cannot meet the specifications and requirements of our customers or adequately provide them with effective support and services, customer satisfaction and retention may be affected, and it could materially and adversely impact Forge Nano’s business.
●	Disruptions to Forge Nano’s supply chain and providers could impact Forge Nano’s ability to meet demand, increase Forge Nano’s costs, and adversely impact Forge Nano’s revenue and operating results.
●	Product defects or safety issues could result in recalls, liability and reputational harm.

●	Forge Nano may be unable to control input costs and achieve cost advantages as Forge Nano scales.
●	Forge Nano is subject to risks of doing business internationally, including international sales and management of global operations.
●	Forge Nano is exposed to foreign currency exchange rate fluctuations.
●	Disruptions in Forge Nano’s information technology systems (or those of Forge Nano’s key suppliers, contract manufacturers, distributors, sales agents and other partners) or other cybersecurity incidents could adversely affect Forge Nano’s business operations and result in the loss or misappropriation of, and unauthorized access to, sensitive information.
●	The availability and cost of raw materials that Forge Nano requires may fluctuate, which could adversely affect Forge Nano and Forge Nano’s customers.
●	Forge Nano has outstanding indebtedness and may incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other corporate purposes.
●	Forge Nano may require additional capital, which may not be available on acceptable terms or at all.
●	If Forge Nano is unable to protect or enforce Forge Nano’s intellectual property, Forge Nano’s business and competitive position would be harmed.
●	Forge Nano is subject to environmental, health and safety regulations that could increase costs and affect Forge Nano’s operations.
●	Forge Nano is subject to various risks related to new, different, inconsistent, or even conflicting laws, rules, and regulations that may be enacted by legislative or executive bodies and/or regulatory agencies in the countries in which Forge Nano operates.
●	Changes in trade policy, tariffs and export controls could limit Forge Nano’s sales and increase costs.
●	Natural disasters, public health crises and other catastrophic events could disrupt Forge Nano’s operations.
●	The requirements of being a public company may strain Forge Nano’s resources and distract Forge Nano’s management and Forge Nano will incur substantial costs as a result of being a public company.
●	Sales of a substantial amount of Pubco Common Stock in the public market, particularly sales by Forge Nano’s executive officers, directors and significant stockholders, or the perception that these sales could occur, could cause the market price of Pubco Common Stock to decline.
●	A decline in the price of Pubco Common Stock could affect Forge Nano’s ability to raise working capital and adversely impact Forge Nano’s ability to continue operations.
●	Pubco does not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in Pubco’s capital stock must come from increases in the fair market value and trading price of Pubco’s capital stock.
●	If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Pubco Securities may decline.
●	Pubco will be controlled or substantially influenced by the Forge Nano Stockholders who receive Closing Payment Shares in connection with the Business Combination following the Closing, whose interests may conflict with other stockholders.

●	The ATII Public Shareholders will experience immediate dilution as a consequence of the issuance of shares of Pubco Common Stock to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, in accordance with and subject to the terms and conditions of the Merger Agreement, as consideration in the Business Combination and due to future issuances pursuant to the Forge Nano Equity Incentive Plan.
●	The PIPE Investor subscribed for 10,000,000 shares of Pubco Common Stock at a subscription price of $10.00 per share, and will also be transferred an aggregate of 3,000,000 shares of Pubco Common Stock at the Closing by the Sponsor pursuant to the Purchaser Support Agreement. The effective purchase price per share for the PIPE Investor taking into account this transfer from the Sponsor, is $7.69 for the PIPE Investor.
●	Sales of a substantial amount of shares of Pubco Common Stock in the public market, particularly sales by our executive officers, directors and significant stockholders, or the perception that these sales could occur, could cause the market price of shares of Pubco Common Stock to decline.
●	The future exercise of registration rights may adversely affect the market price of the shares of Pubco Common Stock.
●	Even if the Business Combination is consummated, the Pubco SPAC Warrants that were originally issued as part of the ATII Public Units may never be in the money, and they may expire worthless. The terms of the Pubco SPAC Warrants that were originally issued as part of the ATII Public Units may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding Pubco SPAC Warrants approve of such amendment.
●	Pubco may redeem your unexpired Pubco SPAC Warrants that were originally issued as part of the ATII Public Units prior to their exercise at a time that is disadvantageous to you, thereby making such Pubco SPAC Warrants worthless.
●	Pubco will be a “smaller reporting company” and “emerging growth company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to “smaller reporting companies” and “emerging growth companies” could make the shares of Pubco Common Stock less attractive to investors.
●	The Initial Shareholders, including the ATII Directors and officers of ATII, control a substantial interest in ATII prior to the Business Combination and thus may influence certain actions requiring a vote of the holders of ATII Ordinary Shares.
●	The Sponsor, ATII’s directors and officers and their affiliates have interests in the Business Combination and the proposals described in this proxy statement/prospectus that are different from, or in addition to and/or in conflict with, those of the holders of ATII Ordinary Shares generally.
●	Non-redeeming ATII Public Shareholders will experience immediate dilution as a consequence of the issuance of Pubco Common Stock as consideration in the Business Combination and in connection with the PIPE Financing and the Additional PIPE Financing.
●	The ability of ATII Public Shareholders to exercise redemption rights with respect to a large number of ATII Public Shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your ATII Public Shares.
●	The ATII Board is not required to and did not obtain a fairness opinion in connection with the Business Combination. Holders of ATII Ordinary Shares are therefore relying on the judgment of the ATII Board, and will not have assurance from an independent source that the consideration ATII is paying for Forge Nano is fair to ATII from a financial point of view.
●	Since the Sponsor, the ATII Directors and the officers of ATII have interests that are different, or in addition to (and which may conflict with), the interests of the holders of ATII Ordinary Shares generally, a conflict of interest may have existed in determining whether the Business Combination with Forge Nano is appropriate as our initial business combination within the Completion Window. Such interests include that the Sponsor will lose its entire investment in us if our initial business combination is not completed during the Completion Window.

●	The historical financial results of Forge Nano and unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been.
●	If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-ATII Public Share redemption amount received by any ATII Public Shareholder that redeems its ATII Public Share in exchange for cash may be less than $10.00 per share (which was the offering price per ATII Public Unit in the IPO).
●	The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.
●	Upon consummation of the Business Combination, the rights of holders of Pubco Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of ATII Ordinary Shares arising under the Companies Act as well as our Current Charter.

MARKET PRICE OF SECURITIES AND DIVIDENDS

Market Price of ATII Public Units, ATII Public Shares and ATII Public Warrants

Market Price and Ticker Symbol

The ATII Public Units, ATII Public Shares and ATII Public Warrants are currently listed on Nasdaq under the symbols “ATIIU,” “ATII” and “ATIIW,” respectively. The ATII Public Units began public trading on Nasdaq on February 11, 2025, and the ATII Public Shares and ATII Public Warrants began public trading on Nasdaq on April 3, 2025. The ATII Public Units will automatically separate into their component securities immediately prior to the Domestication Merger Effective Time and, as a result, will no longer trade as an independent security. Upon the Closing, the shares of Pubco Common Stock and the Pubco SPAC Warrants that were originally issued as ATII Warrants, as part of the ATII Public Units, and converted automatically at the Domestication Merger Effective Time pursuant to the terms of the ATII Warrant Agreement will be listed on Nasdaq under the symbols [  ] and [  ] respectively.

On April 20, 2026, the last trading date prior to the public announcement of the Proposed Transaction, ATII Public Units, ATII Public Shares and ATII Public Warrants closed at $10.53, $10.46 and $0.60, respectively. As of         , 2026 the last trading day immediately prior to the filing date of this proxy statement/prospectus, ATII Public Units, ATII Public Shares and ATII Public Warrants closed at $         , $        and $        , respectively.

Holders of the ATII Public Units, ATII Public Shares and ATII Public Warrants should obtain current market quotations for their securities. The market price of ATII Public Units, ATII Public Shares and ATII Public Warrants could vary at any time before or after the Closing.

Historical market price information regarding Forge Nano is not provided because there is no public market for Forge Nano’s securities. For more information, see the section titled “Forge Nano’s Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Holders

As of the Record Date, there were        holders of record of ATII Public Units,        holders of record of ATII Public Shares,        holders of record of ATII Public Warrants,         holders of record of Founder Shares,         holders of record of ATII Private Shares and        holders of record of ATII Private Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose ATII Public Units, ATII Public Shares and ATII Public Warrants are held of record by banks, brokers and other financial institutions.

Dividends of ATII Ordinary Shares; Dividend Policy of Pubco Following the Business Combination

ATII has not paid any cash dividends on the ATII Ordinary Shares to date, and does not intend to pay cash dividends prior to the completion of the Business Combination. Pubco does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings following the Closing, if any, capital requirements and general financial conditions subsequent to completion of the Business Combination. The payment of any cash dividends on the shares of Pubco Common Stock subsequent to the completion of the Business Combination will be within the discretion of the Pubco Board at such time.

RISK FACTORS

Holders of ATII Ordinary Shares should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Certain of the following risk factors apply to the business and operations of Forge Nano and will also apply to the business and operations of Pubco following the completion of the Business Combination. If any of the following risks actually occurs, it may have a material adverse effect on the business, results of operations or financial condition of Forge Nano or Pubco, and could adversely affect the trading price of the shares of Pubco Common Stock following the Business Combination. The risks described in this “Risk Factors” section may change. If the risks and uncertainties that Forge Nano or Pubco plan for are incomplete, or if Forge Nano or Pubco fail to fully understand and manage these risks successfully, this failure may have a material adverse effect on the business, financial condition and results of operations of Pubco following the Business Combination. The following risks should be read in conjunction with the financial statements and notes to the financial statements included herein.

Unless the context requires otherwise, references to “Forge Nano”, “we”, “us”, “our” and “the company” in this section are to the business and operations of Forge Nano prior to the Business Combination and the business and operations of Pubco as directly or indirectly affected by Forge Nano by virtue of Pubco’s ownership of the business of Forge Nano following the Business Combination.

Risks Related to Forge Nano’s Business, Industry, and Operations

If Forge Nano does not successfully develop and deploy new technologies to address the needs of its customers, its business, financial condition and results of operations could be materially and adversely affected.

We devote significant resources to research and development, but there is no assurance that enhancements to our products or new features, capabilities or offerings will be accepted by the market, adequately differentiated, or priced competitively to gain adoption. If our research and development investments do not accurately anticipate customer demand or if we fail to develop our platforms in a manner that satisfies customer preferences in a timely and cost-effective manner, we may fail to retain our existing customers or increase demand for our platforms.

The introduction of new products and services by competitors or the development of entirely new technologies to replace existing offerings could make our products obsolete or adversely affect our business, financial condition, and results of operations. We may experience development, design or commercialization challenges that delay or prevent the introduction of new products, features or capabilities. In the past, we have experienced delays in internally planned release dates and there can be no assurance that future releases will occur on expected timelines or meet performance specifications. Any delays could result in adverse publicity, loss of revenue or market acceptance, or claims by customers brought against us, any of which could harm our business. Moreover, the design and development of new products or new features and capabilities to our existing platforms may require substantial investment, and we have no assurance that such investments will be successful. If customers do not widely adopt our new platforms, experiences, features, and capabilities, we may not be able to realize a return on our investment and our business, financial condition, and results of operations may be adversely affected.

Our new and existing platforms, or changes to such platforms, may fail to achieve market acceptance for many reasons, including:

●	our failure to predict market demand accurately in terms of product functionality and to supply offerings that meet this demand in a timely fashion;
●	product defects, errors, or failures or our inability to satisfy customer service level requirements;
●	negative publicity or negative private statements about the performance, or effectiveness of our products or product enhancements;
●	delays in releasing to the market our new offerings or enhancements to our existing offerings;
●	introduction or anticipated introduction of competing products or functionalities by our competitors;

●	inability of our products or product enhancements to scale and perform to meet customer demands;
●	receiving qualified or adverse opinions in connection with performance, certifications or audits, such as those related to device controls, performance standards, frameworks or compliance; and
●	poor business conditions for our customers, causing them to delay purchases.

If we fail to anticipate customer needs or to timely develop, license or acquire features and capabilities that achieve market acceptance, our ability to retain customers, drive expansion and achieve anticipated revenue growth could be adversely affected. Because we derive, and expect to continue to derive, substantially all of our revenue from customers purchasing our products, market acceptance of these products and any enhancements or changes thereto, is critical to our success.

We operate in highly competitive and rapidly evolving markets, and we may be unable to compete effectively.

The semiconductor and battery markets are intensely competitive and subject to rapid technological change, and we may not be successful in competing in these industries. Our ability to compete depends on technology leadership, product performance, tool reliability and productivity, service and support, speed of innovation, time-to-market, manufacturing and supply chain efficiency, and total cost of ownership. Many competitors are large and well-capitalized, with significant installed bases and longstanding customer relationships, and may introduce new products more rapidly or engage in aggressive pricing or bundling that pressures our margins and commercial terms.

Our competitive position can also be affected by government industrial policies and export controls that favor domestic suppliers or restrict access to key markets, components, or technologies. In certain regions, including parts of Asia, state support and localization requirements may enable competitors to offer lower prices or more favorable terms, expand capacity more quickly, or sustain losses longer, which can lengthen sales cycles and impede our ability to win or retain business. Changes in U.S. or foreign export controls and sanctions could further limit our ability to sell, service, or obtain components in certain geographies, potentially ceding advantage to competitors not subject to comparable restrictions.

Customer qualification dynamics further intensify competition. Once a customer selects a supplier’s tool for a given process step, integration complexity, process stability, and the cost and time required to requalify alternatives often make incumbents difficult to displace. Our ability to win business or expand market share typically requires meeting stringent specifications through lengthy evaluations and demonstrating superior throughput, yield, uptime, defectivity, and cost of ownership. If we are unable to compete effectively on technology, performance, service, or price, our revenues, gross margins, market share, and business could be materially and adversely affected.

The semiconductor tool and battery markets are cyclical and variable, which may cause significant fluctuations in our results.

The semiconductor tool and battery markets are subject to variability and periods of rapid growth or decline, and the businesses of many of our customers are subject to significant fluctuations as a result of the cyclical nature of their industries and their sensitivity to general economic conditions, which could adversely affect their demand for our products and reduce our sales and profitability. Changes in demand can occur quickly and materially affect the timing and amount of our customers’ investments, complicating our forecasting and strategic resource allocation. During industry downturns, customers may reduce, delay or cancel orders, often with limited or no penalties, which can result in lower revenues, unfavorable product and customer mix, increased inventory and related reserves, and reduced factory and field utilization. In addition, customers’ weaker financial condition in down cycles may impair our ability to recognize revenue or collect receivables, each of which may adversely affect cash flows and operating results.

The timing, length and severity of industry cycles are inherently uncertain and can be influenced by factors outside our control, such as export controls, tariffs and other trade restrictions, shifts in national or regional industrial policies, inflation and interest rate movements, and geopolitical events. Cycles can be further amplified by customer consolidation and purchasing behavior, including long qualification cycles, limited penalties for rescheduling or cancellation, and tool reuse strategies that reduce new tool purchases in certain environments. If we fail to accurately forecast demand and align resources, inventory, and supply commitments accordingly, our revenues, gross margins, earnings and cash flows could be materially and adversely affected.

We are an early-stage company with a history of losses and expect to incur losses for the foreseeable future.

We are in the early stages of commercialization, have incurred net losses to date, and expect to continue incurring significant expenses and losses for the foreseeable future as we invest in technology development, production capacity, customer qualifications, and go-to-market activities. Early-stage semiconductor and battery companies typically experience sustained losses until they achieve meaningful production scale or licensing revenues, and the rate of loss may increase as we expand research and development, add manufacturing capability, build inventory, and scale public company infrastructure.

Our path to profitability depends on timely progress in product performance, yield and throughput improvements, cost reductions, supply-chain scaling, and customer adoption, each of which involves significant technical, operational, and market risk. Meeting target specifications and passing customer qualification can take years and may require iterative design and process changes; delays, failures to meet milestones, or lower-than-expected demand could postpone or prevent revenue generation at planned margins. If costs to develop, manufacture, or support our products exceed expectations, or if unit volumes, pricing, or mix are less favorable than planned, our losses could increase and our ability to achieve profitability could be further delayed or not realized at all. Our business plan has yet to be tested at scale, and we may not succeed in executing on our strategic plans.

If we fail to manage growth and scale our operations effectively, our business could be adversely affected.

Semiconductor tool and battery manufacturing are subject to complex manufacturing processes, and achieving volume production involves a significant degree of risk and uncertainty in terms of operational performance such as yield and costs. Both business lines are sensitive to disruptions to our supply chain and outsource providers, which could impact our ability to meet demand, increase our costs, and adversely impact our revenue and operating results. Our growth places significant demands on our corporate culture, operational infrastructure and management. Periods of increasing demand require us to add manufacturing capacity, broaden our supply chain, scale field service and customer support, strengthen internal controls, and implement or upgrade enterprise systems, often on compressed timelines. If we do not anticipate and allocate resources appropriately, we could experience bottlenecks, under‑absorption of fixed costs, and variability in revenue recognition and margins. Managing global operations adds complexity, including differing legal regimes, labor markets, cultural alignment, and the need to maintain consistent operating standards and controls across regions, any of which can strain management attention and impair execution.

Effective scaling also depends on our ability to recruit, train and retain qualified personnel in engineering, manufacturing, quality, software, and field service, and to preserve a culture that supports collaboration, safety, and compliance as the organization grows. Turnover, rapid hiring, or restructuring can lead to loss of institutional knowledge, uneven processes, and inefficiencies during transition periods, which may divert management focus from operating and growing the business. In addition, as we scale, we may rely more heavily on third parties for manufacturing, logistics, and other services; if these partners do not perform, or if we do not effectively manage outsourcing and supplier relationships, we could face quality issues, delays, higher costs, inventory imbalances, and challenges protecting our intellectual property.

Failure to manage growth and organizational change effectively, including forecasting demand, aligning capacity and supply commitments, and retaining personnel, could adversely affect our ability to execute on strategic priorities, which in turn could materially and adversely impact our business, financial condition and results of operations.

The proliferation of artificial intelligence presents competitive, legal, regulatory and other risks.

We are increasingly incorporating artificial intelligence capabilities into our business operations. Artificial intelligence (“AI”) technology is complex and rapidly evolving and presents risks and challenges that may impact our business, including subjecting us to significant competitive, legal, regulatory, operational and other risks. The implementation of AI can be costly and there is no guarantee that our use of AI will enhance our technologies, benefit our business operations or produce products and services that are preferred by our customers. Additionally, AI algorithms or training methodologies may be flawed, and datasets may contain irrelevant, insufficient, biased or proprietary information, including the intellectual property of others, which can result in output errors and inadvertent infringement of others’ intellectual property rights, and may give rise to legal liability and materially harm our business. Our competitors may also be more successful in their artificial intelligence strategy and develop competitive products with the aid of artificial intelligence technology. As a result, any issues in the development and use of artificial intelligence by us or our suppliers, partners and competitors, combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse consequences to our business operations.

We are exposed to risks associated with a highly concentrated customer base.

We derive a significant portion of our revenue from a limited number of existing customers, and our growth strategy depends in part on expanding opportunities with those customers by increasing the number, size, and scope of semiconductor tool placements and selling additional battery volumes, while also developing new accounts. Customer spending patterns can shift quickly with technology roadmaps, capacity utilization, macroeconomic conditions, and export controls, and large customers have significant purchasing leverage. As a result, even if we execute our growth strategy, we may not achieve the expected pace or scale of expansion with existing customers. Wins among new customers can be delayed by lengthy qualification processes and integration requirements, which can constrain growth and revenue visibility. For the nine-month period ended September 30, 2025, five customers represented approximately 61% of our total revenue. The loss of one or more of these significant customers or a reduction in the amount of revenue we derive from any such customers could significantly and adversely affect our business, financial conditions and results of operations.

Cancellations, non-renewals or renegotiations of customer arrangements could adversely affect our business and results of operations.

In tool sales, engagements are typically for single pieces of equipment with associated service and maintenance. Customer orders are often subject to change, delay or cancellation with limited penalties, which can result in non-recoverable costs, excess or obsolete inventory, and manufacturing inefficiencies. We may recover certain build costs upon cancellation but could forgo expected service revenue and margin. Battery sales can be one-time or recurring, and loss or termination of any multi-year arrangements could negatively impact our results.

If one or more of our customers (i) terminate their contracts with us, whether for convenience, for default in the event of a breach by us, or for other reasons specified in our contracts, as applicable, (ii) elect not to renew their contracts with us, (iii) renew their contractual arrangements with us for shorter contract lengths or for a reduced scope, or (iv) otherwise seek to renegotiate terms of their existing agreements on terms less favorable to us, our business and results of operations could be adversely affected. This adverse impact would be even more pronounced for customers that represent a material portion of our revenue or business operations.

Our ability to renew or expand customer relationships may vary due to product performance and reliability, implementation quality, pricing, competitive alternatives, macroeconomic conditions and customers’ spending levels. If our customers do not renew or expand their agreements with us or if they renew their contracts on other terms less favorable to us, our revenue may grow more slowly than expected or decline, and our business could suffer. Our business, financial condition, and results of operations would also be adversely affected if we face difficulty collecting our accounts receivable from our customers.

Achieving renewal or expansion of deployments may require us to increasingly engage in sophisticated and costly sales efforts that may not result in additional sales. In addition, our customers’ decisions to purchase more tools or battery cells depend on several factors, including general economic conditions, the performance of our products, the ability of our forward-deployed service engineers to maintain our tools and keep them at top productive capacity and our customers’ satisfaction with all our services. If our efforts to expand within our existing customer base are not successful, our business may suffer.

If we cannot meet the specifications and requirements of our customers or adequately provide them with effective support and services, customer satisfaction and retention may be affected, and it could materially and adversely impact our business.

Once our platforms are deployed and integrated into customers’ processes or systems, our customers may depend on our support and maintenance services to resolve issues relating to our products. In the future, our products may be deployed in large-scale, complex environments, and we believe our future success will depend on our ability to increase sales of our products for use in such deployments. Further, our ability to provide effective ongoing services, or to provide such services in a timely, efficient, or scalable manner, may depend in part on our customers’ environments and their participation in our centralized platform for service management.

In addition, our ability to provide effective services is largely dependent on our ability to attract, train, and retain qualified personnel with experience in supporting customers with products such as ours. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for our services. We also may be unable to modify the future scope and delivery of our services to compete with changes in the services provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our business and results of operations.

In the future our customers may need training in the proper use of and the variety of benefits that can be derived from our products. If we do not effectively deploy, update, or upgrade our products, succeed in helping our customers quickly resolve post-deployment issues, and provide effective ongoing services, our ability to sell additional products and services to existing customers could be adversely affected, we may face negative publicity and our reputation with potential customers could be damaged. As a result, our failure to maintain high quality services may have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Disruptions to our supply chain and providers could impact our ability to meet demand, increase our costs, and adversely impact our revenue and operating results.

Managing manufacturing operations exposes us to risks such as supply chain disruptions, production delays, cost overruns, equipment failures, and scaling challenges, which may hinder our ability to meet demand or maintain competitive pricing. We depend on third party providers, suppliers and licensors to supply some of the hardware and support necessary to provide some of our products and services. We obtain these materials from a limited number of vendors which may not be able to continue to supply the equipment, supplies, and services we desire. Shortages, longer lead times, quality issues, or logistics interruptions can delay production, constrain output, and increase costs, which may also affect shipment timing, customer acceptances, and revenue recognition, pressuring gross margins and results of operations. These risks can be amplified by difficulties or delays in obtaining import/export approvals, transportation capacity constraints, geopolitical trade actions, and export controls, any of which can disrupt our supply chain or restrict our ability to deliver and install products or procure inputs on favorable terms.

We have a limited number of manufacturing facilities, and damage to those facilities, or to critical pieces of equipment in these facilities, could interrupt our operations, increase our costs of doing business, and impair our ability to deliver our products on a timely basis. If supply chain disruptions or facility interruptions occur, it could interrupt our operations, increase our costs of doing business and impair our ability to deliver our products on a timely basis.

Product defects or safety issues could result in recalls, liability and reputational harm.

Our operations present inherent safety risks. Complex, large-scale equipment and processes can experience malfunctions, fires or other incidents that may result in personal injury, facility damage, production downtime, environmental impacts, administrative fines, higher insurance costs, litigation, and reputational harm, any of which could materially affect our business and financial condition. Even with precautionary measures and training, handling hazardous materials and operating high‑voltage, high‑current systems poses risks we may not fully prevent, and changes in environmental or safety regulations (including restrictions on certain chemicals or materials) could increase costs or constrain supply alternatives, which could restrict our ability to meet demand, maintain quality and delivery performance, and achieve expected financial results could be materially and adversely affected.

Similarly, unexpected product performance issues among our semiconductor tools could result in significant costs and damages, including increased service and warranty expenses, the need to provide product replacements or modifications, reimbursement for damages caused by our products, product recalls, related litigation, product write-offs, and disposal costs. Battery technologies can also exhibit unexpected failures once deployed at scale, and early‑generation products may require repairs, redesigns or replacement. Safety incidents could trigger customer delays or terminations, injunctions, warranty and service obligations greater than expected, and product liability claims seeking significant damages, any of which could materially affect our business, prospects and financial results. Insurance coverage may be unavailable or insufficient to cover such claims, and certain customer contracts may obligate us to fund recall or replacement costs, further increasing exposure.

Our tools and related offerings are complex and highly integrated, and unexpected product performance issues can lead to substantial costs, including increased warranty and service expense, replacements or modifications, reimbursement obligations, litigation, recalls, product write-offs or disposal costs. Such issues can also disrupt shipment timing, customer acceptance and revenue recognition, and cause reputational harm that reduces demand for our products and services. In addition, contractual indemnities to customers or other counterparties can expand our potential defense and settlement costs, which may be difficult to predict and could adversely affect results even if claims lack merit.

Even with testing and safeguards, new or existing products may have reliability, quality, design, or safety problems, and our performance may be impacted by reduced orders, higher manufacturing costs, delays in acceptance of and payment for new products, and additional service and warranty expenses. Any of these outcomes could materially and adversely affect our business, financial condition and results of operations.

We may be unable to control input costs and achieve cost advantages as we scale.

Our semiconductor tool and battery businesses are exposed to fluctuating input costs which can have substantial impact on our ability to produce products profitably. We may be unable to adequately control the costs associated with our operations and the components necessary to develop and commercialize our batteries, and, if we are unable to control these costs and achieve cost advantages, our business will be adversely affected.

As we continue to scale our operations, we expect to continue to incur significant expenses, including those relating to raw material procurement, leases, sales, and distribution. Input cost inflation or volatility can arise from a range of factors outside our control. Export controls and trade restrictions affecting strategic materials could further increase costs, reduce availability of materials, necessitate design changes, lengthen qualification timelines, or disrupt our supply chain. Even where alternatives are available, requalification can be time-consuming and costly and may not fully mitigate the impact on our cost structure or delivery schedules. Our ability to offset cost increases through pricing, redesign, productivity gains, or supply chain initiatives may be limited by competitive dynamics, contractual terms, and customer budget constraints. In periods of elevated demand, we may incur additional charges and other premiums to secure or expedite delivery of components; in weaker markets, we may be unable to recover committed costs or minimum purchase obligations. Our ability to become profitable in the future will depend, in part, on our ability to successfully control these costs.

We are subject to risks of doing business internationally, including international sales and management of global operations.

Operating globally exposes us to a wide range of risks, including varying economic conditions, political and regulatory changes, trade restrictions and tariffs, supply chain challenges, and currency fluctuations. Our ability to sell across multiple jurisdictions depends on navigating diverse political and regulatory regimes. Changes in these regimes, including localization mandates, government procurement preferences, and content or certification requirements, may increase costs, delay shipments and installations, restrict market access, or require modifications to our products or commercial terms. In certain countries, weak intellectual property enforcement, differing standards, or the need to engage local partners may elevate intellectual property, contractual, and operational risks.

International operations also heighten supply chain and logistics complexity. We rely on global suppliers and transportation networks for critical components and materials; disruptions due to port congestion, carrier constraints, public health events, natural disasters, labor actions, geopolitical tensions, or armed conflict can lengthen lead times, increase freight and expediting costs, and delay customer acceptances, adversely affecting revenue recognition and margins. Export controls, retaliatory tariffs, and restrictions on critical minerals can further constrain sourcing options and raise input costs. Establishing and scaling operations in new countries, whether through subsidiaries, contractors, or third-party service providers, requires significant investment in systems, internal controls, and compliance oversight and may expose us to additional tax liabilities, permanent establishment risks, restrictions on cash repatriation, and complexities in transfer pricing and indirect taxes.

We are exposed to foreign currency exchange rate fluctuations.

Although our global operations are conducted primarily in U.S. dollars, we incur expenses in other currencies which exposes us to foreign exchange risk such as adverse fluctuations in foreign currency exchange rates through third-party remeasurement of foreign currency-denominated assets and liabilities. Adverse currency movements can affect our pricing competitiveness in local markets, increase the U.S. dollar cost of non-U.S. expenses, and create remeasurement gains and losses on foreign-currency-denominated receivables, payables, leases, and intercompany balances. These effects can introduce volatility into our reported revenues, gross margins, operating results, and cash flows, particularly when exchange rates move rapidly or are highly correlated with changes in demand or input costs.

To date, we have not engaged in any formal hedging program to mitigate these risks. Even if we adopt hedging strategies in the future, such measures may be inadequate, costly, or only partially effective. Additionally, changes in monetary policy, interest rate differentials, and geopolitical developments can increase foreign exchange volatility and impact the value of cash and investments held in non-U.S. jurisdictions. If we are unable to effectively manage foreign currency exposure through natural hedging, pricing, sourcing, or financial instruments, our reported results, liquidity, and financial condition could be materially and adversely affected.

Disruptions in our information technology systems (or those of our key suppliers, contract manufacturers, distributors, sales agents and other partners) or other cybersecurity incidents could adversely affect our business operations and result in the loss or misappropriation of, and unauthorized access to, sensitive information.

We depend on key information systems to transact our business accurately and efficiently. These systems and services are vulnerable to interruptions or other failures resulting from, among other things, pandemics, epidemics, natural disasters, terrorist attacks, software or equipment failures, processing errors, computer viruses, other security issues or supplier defaults. Security, backup and disaster recovery measures may not be adequate or implemented properly to avoid such disruptions or failures. Any disruption or failure of these systems or services (or those of our key suppliers, contract manufacturers, distributors, sales agents and other partners) could cause substantial errors, processing inefficiencies, security breaches, inability to use the systems or process transactions, loss of customers or other business disruptions, all of which could negatively affect our business and financial performance and result in the loss or misappropriation of, and unauthorized access to, sensitive information.

All information systems are subject to breach and disruption, and our information systems could be penetrated or compromised by internal and external parties’ intent on extracting confidential information, disrupting business processes or corrupting information. These risks could arise from external parties or from acts or omissions of internal or service provider personnel. Potential vulnerabilities can be exploited from inadvertent or intentional actions of our employees, third-party vendors, business partners, or by malicious third parties. Attacks of this nature are increasing in their frequency, levels of persistence, sophistication, and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of expertise and motives (including industrial espionage), including organized criminal groups, nation states, and others. Such unauthorized access could disrupt our business and could result in the loss of assets, litigation, remediation costs, damage to our reputation and failure to retain or attract customers following such an event, which could adversely affect our business. Insurance may not cover all losses, and compliance with expanding privacy, cybersecurity, and disclosure regimes (including new SEC incident reporting rules and emerging cross‑border data restrictions) increases costs and complexity without eliminating risk.

The availability and cost of raw materials that we require may fluctuate, which could adversely affect us and our customers.

Our semiconductor tool and battery businesses depend on raw materials that are subject to price volatility and competing demand. Critical inputs may be available only from limited or single sources, have long lead times, or incorporate suppliers’ intellectual property, which can constrain our ability to qualify substitutes on acceptable schedules or terms. Supply constraints, price increases, business interruptions of suppliers, reduced availability of labor, transit disruptions, consolidation in the supply chain, export controls, sanctions, trade restrictions, tariffs, geopolitical tensions, economic circumstances, conflict, political conditions, or quality issues can delay production, increase expediting and material costs, and adversely affect shipment timing of the raw materials we rely on.

Regulatory and geopolitical developments may further impact availability and cost. Export restrictions or licensing regimes affecting the materials we use, as well as evolving environmental and product-safety rules, could reduce the pool of qualified materials, necessitate design changes, lengthen timelines, and increase compliance and sourcing costs. Even where alternatives exist, substituting materials or suppliers can require engineering modifications, process validation and customer approval, which may not be achieved on expected timelines.

Our ability to offset cost inflation through pricing, productivity, redesign or hedging may be limited by competitive dynamics, customer budget constraints and contractual commitments. In addition, higher input costs or material shortages at our customers and their supply chains can reduce downstream demand for our products and services, increase order cancellations or pushouts, and elevate the risk of excess or obsolete inventory. If we are unable to secure required materials on acceptable terms and timelines, or effectively manage cost volatility, our production, margins, cash flows and customer relationships could be materially and adversely affected.

Our future success depends, in part, on our ability to attract and retain key personnel.

Our future success depends, in part, on attracting, retaining and motivating highly skilled personnel. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly in engineering and sales, may seriously and adversely affect our business, financial condition and results of operations. Although we have entered into employment or consulting agreements with our personnel, their employment is generally for no specific duration.

Our future performance also depends on the continued services and continuing contributions of our senior management team to execute on our business plan and to identify and pursue new opportunities and product innovations. The loss of services of our senior management team, particularly our Chief Executive Officer or Chief Technology Officer, could significantly delay or prevent the achievement of our development and strategic objectives, which could adversely affect our business, financial condition and results of operations.

Risks Related to Forge Nano’s Financing and Liquidity

We have outstanding indebtedness and may incur additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other corporate purposes.

Our leverage and debt service obligations could increase our vulnerability to adverse economic and industry conditions, require us to devote a substantial portion of our cash flows for interest and principal payments, and limit our flexibility to invest in capacity or other strategic initiatives. We cannot make any assurances that we will be able to refinance or replace existing debt on acceptable terms, or at all.

Our current and future debt agreements may contain restrictive covenants, financial or performance metrics, collateral or guaranty requirements, and other provisions that limit our ability to incur additional indebtedness or liens, make investments or acquisitions, pay dividends or repurchase shares, dispose of assets, or engage in certain transactions. Some instruments may include cross-default or cross-acceleration provisions, change-of-control or fundamental change put rights, and requirements to repay or repurchase outstanding notes for cash upon specified events, including the cash settlement of any conversion obligations. These restrictions could limit our ability to raise the funds necessary to meet our working capital needs, pursue our strategy, or respond to business and competitive developments on a timely basis.

A breach of covenants, the occurrence of specified events of default, or a failure to maintain required financial ratios could result in some or all of our indebtedness being declared immediately due and payable and, in secured facilities, could permit lenders to foreclose on collateral. Meeting our debt service and covenant obligations may require us to generate sufficient cash from operations, reduce or delay investments, raise additional capital, or dispose of assets, any of which may not be achievable when needed or on favorable terms. If we are unable to service, refinance, or repay our indebtedness as it comes due, or if we are required to repurchase or settle obligations in cash, our liquidity, financial condition, and results of operations could be materially and adversely affected.

We may require additional capital, which may not be available on acceptable terms or at all.

We may require additional capital to support business growth, and such financing may not be available on acceptable terms or at all, particularly during periods of market volatility or if our stock price declines. If capital markets tighten or investor sentiment weakens, our access to financing could diminish, and any required refinancing or new issuance could be delayed, costly, or unavailable. Failure to secure in a timely fashion additional funding could require us to slow development, defer capacity additions, reduce spending, or alter our strategy, which could materially and adversely affect our business and prospects.

Volatility in the equity and credit markets, including periods of rising interest rates, inflation, banking stress, and reduced liquidity, can negatively impact our ability to raise capital on favorable terms and can reduce the value and liquidity of our securities. A sustained decline in our stock price or increased market volatility could further constrain our financing alternatives, increase dilution in any equity raise, or render capital raises impracticable at the times and in the amounts we require. If we cannot obtain sufficient additional capital from operations or external sources when required, we may be unable to fund our operating plan or meet our obligations, which could materially and adversely affect our business, financial condition, and results of operations.

Risks Related to Forge Nano’s Intellectual Property

If we are unable to protect or enforce our intellectual property, our business and competitive position would be harmed.

We rely heavily on our intellectual property portfolio, and if we are unable to protect or assert our intellectual property, our business and competitive position would be harmed. Protecting against the unauthorized use of our intellectual property, products and other proprietary rights is expensive and can be difficult, particularly with respect to international jurisdictions. Unauthorized parties may attempt to copy or reverse engineer our products or certain aspects of our products that are considered proprietary. Litigation may be necessary in the future to enforce or defend our intellectual property rights, prevent unauthorized parties from copying or reverse engineering our products, determine the validity and scope of the proprietary rights of others or block the importation of infringing products into the United States. Any such litigation, regardless of merit, could be costly, divert the attention of management and may not ultimately be resolved in our favor.

Effective patent, trademark, service mark, copyright and trade secret protection may not be available or applied for in every country in which our products are available, and competitors based in other countries may sell infringing products in one or more markets. An inability to adequately protect and enforce our intellectual property and other proprietary rights or an inability to prevent authorized parties from copying or reverse engineering our products or certain aspects of our products that we consider proprietary could adversely affect our business, operating results, financial condition and prospects.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and cause us to incur substantial costs.

Our competitors protect their proprietary rights by means of patents, trade secrets, copyrights, trademarks and other intellectual property. If we are determined to have infringed on any such rights, we could be required to cease sales or uses, pay substantial damages, obtain costly licenses that may not be available on acceptable terms (or at all), or redesign products or processes, any of which could delay our products, increase costs, or restrict our business in affected markets.

We may receive letters from third parties alleging, or inquiring about, possible infringement, misappropriation or violation of their intellectual property rights. Any party asserting that we have infringed, misappropriated or violated their proprietary rights may force us to defend ourselves, and potentially our customers, against the alleged claim. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and/or invalidation of our proprietary rights or interruption or cessation of our operations. Any such claims or lawsuits could:

●	be time-consuming and expensive to defend regardless of the degree of merit;
●	require us to stop providing products or services that use the technology that allegedly infringes the other party’s intellectual property;
●	divert the attention of our technical and managerial resources;
●	require us to enter into royalty or licensing agreements with third parties, which may not be available on terms that we deem acceptable;
●	prevent us from operating all or a portion of our business or force us to redesign our products, services or technology platforms, which could be difficult and expensive and may make the performance or value of our product or service offerings less attractive;
●	subject us to significant liability for damages or result in significant settlement payments; or
●	require us to indemnify our customers.

Any such event could materially and adversely affect our business, financial condition, and results of operations.

Risks Related to Forge Nano’s Legal and Regulatory Environment

We are subject to environmental, health and safety regulations that could increase costs and affect our operations.

We are subject to extensive and evolving environmental, health and safety laws and regulations governing, among other things, the design, manufacture, sale, shipment and use of our products, the handling, storage, emissions and disposal of hazardous materials, and the operation of our facilities. Compliance can require significant capital and operating expenditures, process changes, new equipment and additional personnel and controls. Changes in environmental laws and regulations (including any relating to climate change and GHG emissions) could require us, or others in our value chain, to install additional equipment, alter operations to incorporate new technologies or processes, or revise process inputs, among other things, which may cause us to incur significant costs or otherwise adversely impact our business performance. Failure to comply could result in fines, penalties, remediation obligations, restrictions on product sales or facility operations, or other sanctions that could materially affect our business, financial condition and results of operations.

Regulatory requirements are also expanding with respect to climate and sustainability disclosures and related operational expectations. New and emerging rules may require additional data collection, reporting systems, third‑party assurance, and adjustments to operations or product designs, and could increase scrutiny of our greenhouse gas targets and performance. Any failure to meet these requirements in a timely fashion or meet stakeholder expectations could result in reputational harm, regulatory inquiries, higher compliance costs, or reduced demand for our products.

We are subject to various risks related to new, different, inconsistent, or even conflicting laws, rules, and regulations that may be enacted by legislative or executive bodies and/or regulatory agencies in the countries in which we operate.

As a company operating across multiple jurisdictions, we face an expanding and sometimes inconsistent set of laws, regulations and standards. Additionally, these laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Tax increases and changes in tax laws may adversely affect our financial results.

As a company conducting business on a global basis with material operations throughout the United States, we are exposed, both directly and indirectly, to the effects of changes in U.S., state, local, and foreign tax laws. Taxes for financial reporting purposes and cash tax liabilities in the future may be adversely affected by changes in such tax laws. Such changes may put us at a competitive disadvantage compared to some of our major competitors, to the extent we are unable to pass the tax costs through to our customers. Consistent with the international nature of our business, we conduct certain manufacturing, supply chain and other operations in Asia, bringing these activities closer to customers and reducing operating costs. In some foreign jurisdictions, we must meet certain requirements to continue to qualify for tax incentives. There is no assurance we will be able to meet such requirements in the future to fully realize benefits from these incentives. Furthermore, the proposed plans to implement global minimum tax regimes could reduce or eliminate the benefits of our tax incentives.

We are subject to examination by the U.S. Internal Revenue Service and other tax authorities, and from time to time amend previously filed tax returns. We regularly assess the likelihood of favorable or unfavorable outcomes resulting from these examinations and amendments to determine the adequacy of our provision for income taxes, which requires estimates and judgments. Although we believe our tax estimates are reasonable, there can be no assurance the tax authorities will agree with such estimates. We may have to engage in litigation to achieve the results reflected in the estimates, which may be time-consuming and expensive. There can be no assurance that we will be successful or that any final determination will not be materially different from the treatment reflected in our historical income tax provisions and effective tax rates.

General Forge Nano Risk Factors

Adverse macroeconomic and geopolitical conditions could negatively affect our business.

Macroeconomic and geopolitical conditions, including inflation, interest rate volatility, recessions, supply chain disruptions, pandemics, armed conflicts, and trade tensions (particularly those involving China), can rapidly reduce customer spending, impede access to components, and increase our costs. When economic or industry conditions weaken, customers often push out, cancel, or refrain from purchasing equipment and services, which can lower demand and increase inventory, negatively impacting our revenues and margins. Our inability to offset price inflation in our materials, components, shipping, or labor through increased prices to customers with long-term fixed contracts and formula-based or long-term fixed price contracts with suppliers could adversely affect our business, financial condition and results of operations. Global supply chain and labor market challenges could also negatively affect our performance as well as the performance of our suppliers. Interest rate increases have also created financial market volatility and could further negatively impact financial markets, lead to an economic downturn or recession or have an adverse effect on our operating results. Any of these factors can lead to lower demand, reduced revenue visibility, and variability in cash flows. If adverse macroeconomic or geopolitical conditions persist or deteriorate, our business, financial condition, and results of operations could be materially and adversely affected.

Changes in trade policy, tariffs and export controls could limit our sales and increase costs.

Tariffs, sanctions and evolving export controls can increase our costs, restrict access to markets, and limit our ability to sell, install or service products in certain jurisdictions. In particular, U.S. and foreign export license requirements, especially for shipments to China, have limited, and could further limit, our addressable market, delay or prevent shipments, and disrupt revenue recognition. Certain of our international sales depend on our ability to obtain export licenses from the U.S. or foreign governments, and our inability to obtain such licenses, or an expansion of the number or kinds of sales for which export licenses are required, may in the future further limit the market for our products and adversely impact our revenues. Obtaining licenses can be difficult and time‑consuming, with no assurance of approval or favorable terms. Failure to obtain required licenses may necessitate canceling or deferring deliveries, returning customer deposits, and could cede advantages to foreign or state‑supported competitors not subject to comparable restrictions.

Retaliatory measures and related policy actions, such as reciprocal tariffs, localization mandates, and restrictions on the export of critical minerals, can further increase manufacturing and logistics costs, complicate supply chains, and impair our competitiveness. Ongoing changes in rules, enforcement priorities, and country or end‑user designations also create uncertainty for order intake, installation, and service activities, and additional restrictions, new prohibited entity list designations by the U.S. government, or broader licensing requirements could further limit sales, disrupt backlog conversion, and increase the risk of refunds and contract disputes.

Our technology is subject to substantial regulation under international, federal, state, and local laws, including export control laws and other trade regulations, and we incur significant costs in complying with these regulations as we develop and work to commercialize our technology. The U.S. government has made and continues to make significant changes in U.S. trade policy, and if we are unable to navigate these trade and regulatory dynamics, our market access, revenue visibility, and operating results could be materially and adversely affected.

Natural disasters, public health crises and other catastrophic events could disrupt our operations.

Our facilities or operations could be adversely affected by events outside of our control, including natural disasters, wars or other armed conflicts, health epidemics, pandemics or other outbreaks, extreme weather (such as earthquakes, wildfires, hurricanes, flooding and heatwaves) and other calamities. These events can damage facilities and equipment, interrupt utilities, restrict site access, disrupt manufacturing and installation schedules, and impair our ability to ship, install or service products, resulting in delays, increased costs, lost revenue opportunities, and adverse effects on margins and cash flows. Our exposure is heightened by our reliance on a limited number of manufacturing sites and critical tools, as well as single- or limited-source suppliers that may be concentrated in higher-risk regions. Public health crises and government responses (including travel restrictions, quarantine orders, export/import controls, health and safety protocols, and remote-work mandates) can disrupt our workforce availability, lengthen customer qualification and acceptance timelines, and impede onsite service and installations. These conditions can have significant macroeconomic impacts, including, but not limited to, significant disruption of global financial markets, supply chains, increases in levels of unemployment, and economic uncertainty. They can also strain global supply chains and transportation networks, reduce customer spending or ability to pay, and cause order pushouts, cancellations, or changes in product mix, increasing volatility in our results and working capital needs.

Although we maintain business continuity, disaster recovery and insurance coverages, these measures may be insufficient, may not cover all types of losses or costs (including lost profits, reputational harm, contractual penalties or recall expenses), and may not be available on acceptable terms in the future. If catastrophic events occur at our sites, at key supplier or logistics hubs, or at major customer locations, our operations, financial condition and results of operations could be materially and adversely affected.

Risks Related to Ownership of Pubco Securities

The ability of ATII Public Shareholders to exercise Redemption Rights with respect to a large number of ATII Public Shares may adversely affect the liquidity and trading of shares of Pubco Common Stock and Pubco SPAC Warrants following Closing.

We do not know how many ATII Public Shareholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on certain assumptions as to the number of shares that will be submitted for redemption. If a higher number of shares are ultimately submitted for redemption, including as a result of an extension of the Completion Window, if any, ATII may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for additional third-party financing to provide working capital to Pubco and/or Forge Nano following the Closing. As of March 31, 2026, there was approximately $242.0 million in the Trust Account. There can be no assurance that such debt or equity financing will be available to us if we need it or, if available, that the terms will be satisfactory to us. Raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. These considerations may limit ATII’s ability to complete the Business Combination. If the Business Combination is not completed, ATII Public Shareholders would not receive their pro rata portion of the funds in the Trust Account until we complete an alternative initial business combination within the Completion Window or upon liquidation if we are unable to complete an initial business combination during the Completion Window. If you are in need of immediate liquidity, you could attempt to sell your ATII Public Shares in the open market; however, at such time our ATII Public Shares may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with your exercise of Redemption Rights until we liquidate or until you are able to sell your ATII Public Shares in the open market.

The exercise of Redemption Rights with respect to a large number of ATII Public Shares may result in insufficient cash available to fund our business and may make us unable to take such actions as may be desirable in order to optimize the capital structure of Pubco upon consummation of the Business Combination.

Upon completion of the Business Combination, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of the shares of Pubco Common Stock to materially decline.

In connection with the IPO, the Sponsor and the Initial Shareholders paid an aggregate of $25,000 for the Founder Shares, or approximately $0.004 per share. In connection with the Business Combination, an aggregate of 5,750,000 Founder Shares held by the Sponsor and the Initial Shareholders will automatically convert at the Domestication Merger Effective Time into an equal number of shares of Pubco Common Stock, valued at approximately $10.52 per share based on the Assumed Redemption Price. However, the Sponsor has agreed to transfer 3,000,000 of the 5,750,000 Founder Shares of Pubco Common Stock issued to the Sponsor and the Initial Shareholders in exchange for the Founder Shares in the Domestication Merger are subject to transfer to the PIPE Investor at the Closing subject to and in accordance with the terms of the Purchaser Support Agreement.

Additionally, the Sponsor and ATII’s directors and officers are likely to earn a substantial profit on their investment in us upon disposition of shares of Pubco Common Stock even if the trading price of shares of Pubco Common Stock declines after we complete the Business Combination. The Sponsor and ATII’s directors and officers may therefore be economically incentivized to complete the Business Combination during the Completion Window, even if its terms are not in the best interests of the unaffiliated security holders of ATII, rather than liquidating ATII. This dilution would increase to the extent that ATII Public Shareholders seek redemptions from the Trust Account for their ATII Public Shares.

You should not rely on any commitments of the PIPE Investor as validation of your investment decision because the PIPE Investor may be deemed to have paid less than $10.00 per share of Pubco Common Stock it will receive in connection with the Closing.

Pubco has agreed to issue and sell, in a private placement to close immediately prior to and substantially concurrently with the Closing, an aggregate of 10,000,000 shares of Pubco Common Stock and an aggregate of 15,000,000 PIPE Warrants for an aggregate purchase price of $100,000,000. Pursuant to the Purchaser Support Agreement, Sponsor agreed to transfer 3,000,000 Pubco Common Stock to the PIPE Investor to the extent the PIPE Investor funds the PIPE Financing. These additional shares of Pubco Common Stock may be deemed to lower the effective price paid by the PIPE Investor to $7.69 per share. Valuing each PIPE Warrant at $0.125, the base discount value attributed to warrants pursuant to Nasdaq Rules, these warrants lower the effective price paid by the PIPE Investor further to $7.58 per share. For this reason, you should not rely on the commitments of the PIPE Investor as validation or support of your own investment decision because the PIPE Investor may be deemed to have paid a lower price per share of Pubco Common Stock than the expected Redemption Price and the current market price for the ATII Public Shares.

The market price of shares of Pubco Common Stock may be volatile.

If a public trading market does develop for the shares of Pubco Common Stock, its market price is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	the concentration of the ownership of our shares by a limited number of affiliated stockholders may limit interest in our securities;
●	if a significant number of ATII Public Shares are elected to be redeemed in connection with the Business Combination, the stock ownership of the combined company will be highly concentrated within a small number of existing holders of ATII Ordinary Shares. This will reduce the “public float”, with a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for the shares of Pubco Common Stock, and may have a depressive and volatile effect on the market price of Pubco Common Stock when demand for Pubco Common Stock changes;
●	additions or departures of key personnel;
●	loss of one or more strategic relationships;
●	variations in operating results from the expectations of securities analysts or investors;
●	announcements of new products or services by us or our competitors;
●	reductions in the market share of our products;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
●	investor perception of our industry or prospects;
●	insider selling or buying;
●	investors entering into short sale contracts;
●	regulatory developments affecting our industry;
●	changes in our industry;
●	competitive pricing pressures;

●	our ability to obtain working capital financing;
●	sales of shares of Pubco Common Stock;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	revisions in securities analysts’ estimates or reductions in security analysts’ coverage; and
●	economic and other external factors.

The sale or issuance of Pubco Common Stock in the public market, or the perception that such sales or issuances could occur could harm the prevailing market price of Pubco Common Stock and cause dilution to non-redeeming ATII Public Shareholders. These sales or issuances, or the possibility that these sales or issuances may occur, also might make it more difficult for Pubco to sell equity securities in the future at a time and at a price that Forge Nano deems appropriate. As described elsewhere in this proxy statement/prospectus, in connection with the Merger Agreement, ATII and Forge Nano entered into Lock-Up Agreements with each of the Forge Nano Lock-Up Holders, who are expected to collectively own approximately 53.15% of Pubco Common Stock at Closing assuming the No Additional Redemptions Scenario, and approximately 63.03% of Pubco Common Stock assuming the Maximum Redemptions Scenario. Pursuant to the Lock-Up Agreement, each Forge Nano Lock-Up Holder agreed to restrictions on transfer following the Closing Date with respect to the Closing Payment Shares they receive in the Business Combination, including a lock-up, subject to certain exceptions, in each case ending on the earlier of (a) six months following the Closing Date and (b) the date the last reported sale price of Pubco Common Stock equals or exceeds $12.00 per share (subject to adjustment) for any twenty trading days for any thirty-trading day period after the Closing Date. The form of Lock-Up Agreement is filed as Annex D to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the Lock-Up Agreement and the terms of which are incorporated by reference here. See “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Lock-Up Agreement” for additional information.

Additionally, pursuant to the Purchaser Support Agreement, and subject to the terms and conditions set forth therein, the Sponsor agreed to contribute up to 3,300,000 Founder Shares, together with all shares of Pubco Common Stock issued upon conversion thereof in the Domestication Merger, including 3,000,000 Founder Shares to be transferred to the PIPE Investor at the Closing to secure the Financing Transaction to the extent the parties to the PIPE Subscription Agreement fund any Financing Transaction (as defined in the Purchaser Support Agreement) of at least $100,000,000; and the remaining 300,000 Founder Shares will be transferred to investors to secure other Financing Transactions (if any) to the extent such Financing Transactions are funded by such investors. Any of the 300,000 Founder Shares not used to secure Financing Transactions will be retained by the Sponsor. The Purchaser Support Agreement is filed as Annex C to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the Purchaser Support Agreement and the terms of which are incorporated by reference herein. See “Proposal No. 1 — the Business Combination Proposal — Other Agreements — Purchaser Support Agreement” for additional information.

Pursuant to the Insider Letter, the Sponsor and each Insider agreed to restrictions on transfer following the Closing Date with respect to the 5,750,000 Founder Shares, including a lock-up, subject to certain exceptions, in each case ending on the earlier of (a) six months following the Closing Date and (b) the date the last reported sale price of Pubco Common Stock equals or exceeds $12.00 per share (subject to adjustment) for any twenty trading days within any thirty-trading day period after the Closing Date. See “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Lock-Up Agreement” for additional information.

The sale of the shares of Pubco Common Stock subject to lock-up upon release, or the possibility that these sales may occur, could have an adverse effect on the market price of Pubco Common Stock.

Additionally, we intend to issue additional shares pursuant to the PIPE Investment at the Closing, and pursuant to the 2026 Equity Plan and ESPP after the Closing. We may also issue additional ATII Ordinary Shares or preference shares to complete the Business Combination. However, the Current Charter provides, among other things, that prior to the Business Combination, we may not issue additional shares that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. The Current Charter authorizes the issuance of up to 400,000,000 ATII Ordinary Shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share. There are 370,410,000 authorized but unissued ATII Ordinary Shares available for issuance. There are no preference shares issued and outstanding. The issuance of additional ATII Ordinary Shares or preference shares may: (i) significantly dilute the equity interests of investors in the IPO, (ii) subordinate the rights of holders of ATII Ordinary Shares if preference shares are issued with rights senior to those afforded our ATII Ordinary Shares, (iii) cause a change in control if a substantial number of ATII Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors, (iv) have the effect of delaying or preventing a change of control of ATII by diluting the share ownership or voting rights of a person seeking to obtain control of ATII, (v) adversely affect prevailing market prices of our ATII Ordinary Shares and (vi) result in adjustment to the exercise price of the ATII Public Warrants.

Shares of Pubco Common Stock reserved for future issuance under its equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The Compensation Committee of the Pubco Board may determine the exact number of shares to be reserved for future issuance under Pubco’s equity incentive plans at its discretion. Pubco expects to file registration statements on Form S-8 under the Securities Act to register shares of Pubco Common Stock or securities convertible into or exchangeable for shares of Pubco Common Stock issued pursuant to its equity incentive plans. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, Pubco may also issue its securities in connection with investments or acquisitions. The number of shares of Pubco Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of Pubco Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to holders of Pubco Common Stock.

Regardless of our operating performance, the market price of the shares of Pubco Common Stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this proxy statement/prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. We cannot make any predictions or projections as to what the prevailing market price for the shares of Pubco Common Stock will be at any time, including as to whether the shares of Pubco Common Stock will sustain current market prices, or as to what effect the sale of shares or the availability of the shares of Pubco Common Stock for sale at any time will have on the prevailing market price.

In addition, the securities markets have from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market and industry fluctuations, as well as general economic, political, and market conditions, such as the occurrence of natural disasters, pandemics, geopolitical tensions (particularly those relating to the People’s Republic of China), military conflicts, trade conflicts, recessions, inflation, interest rate changes or international currency fluctuations, may negatively affect the market price of the Pubco Common Stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We have received a demand letter, and may in the future be subject to additional demands or litigation, relating to the Business Combination, which could divert management's attention and result in additional costs.

On May 19, 2026, a purported stockholder of ATII sent a demand letter (the “Demand Letter”) to ATII, Pubco and Forge Nano alleging that the Registration Statement omits material information regarding the Business Combination. The Demand Letter requests that ATII and Pubco provide additional disclosures concerning (i) certain of Forge Nano's financial projections, (ii) the terms of nondisclosure agreements entered into during the process leading to the Merger Agreement, and (iii) communications regarding post-closing employment, directorships, and benefits. Pubco, ATII and Forge Nano believe that the allegations in the demand letter are without merit and, without admitting any liability or that any of the alleged omitted information is material or otherwise required to be disclosed, ATII and Pubco have voluntarily supplemented certain disclosures in this proxy statement/prospectus.

It is possible that additional demand letters may be received, or complaints may be filed, by or on behalf of ATII, Pubco, or Forge Nano stockholders in connection with the Business Combination. The defense or settlement of any such demands or lawsuits may increase the costs incurred in connection with the Business Combination, and could prevent or delay its consummation. Additional demands or lawsuits, if filed, could also seek, among other things, to enjoin consummation of the

Business Combination. Such legal proceedings, if instituted against ATII, Pubco, Forge Nano, or their respective directors or officers, could divert the attention of management and result in significant costs, regardless of the outcome. Given that the value of any such claims is uncertain, Pubco and ATII cannot provide assurance that any such matter will not have a material adverse effect on Pubco’s business, financial condition, or results of operations. Pubco and ATII may not separately announce or otherwise disclose the receipt of any additional demand letters or the filing of any additional complaints unless required by applicable law.

We intend to issue shares to the PIPE Investor in connection with the Business Combination at a price which may be less than the prevailing market price of our shares.

In connection with the Closing, we will issue shares to the PIPE Investor in the PIPE Financing in order to complete the Business Combination and provide sufficient liquidity and capital to Pubco following the Closing. Pursuant to the PIPE Subscription Agreement, the PIPE Investor will subscribe for 10,000,000 shares of Pubco Common Stock at a subscription price equal to $10.00 per share. In addition, 3,000,000 Founder Shares (including shares of Pubco Common Stock issued in exchange for such Founder Shares in the Domestication Merger) will be transferred to the PIPE Investors by the Sponsor under the Purchaser Support Agreement. The effective purchase price per share paid by the PIPE Investor in the PIPE Financing is approximately $7.69 taking into account the transfer of 3,000,000 Founder Shares (including shares of Pubco Common Stock issued in exchange for such Founder Shares in the Domestication Merger). Such price may be less than the market price for our shares of Pubco Common Stock at and after the Closing. This may dilute the interests of the existing holders of ATII Ordinary Shares in a manner that would not ordinarily occur in a traditional public offering and could result in both a reduction in the trading price of our shares and fluctuations in the net tangible book value per share of Pubco Common Stock and Pubco SPAC Warrants following the Closing.

We may be unable to obtain additional financing to complete the Business Combination or to fund the operations and growth of Forge Nano which could compel us to restructure or abandon the Business Combination.

If the PIPE Investment plus the funds retained in the Trust Account, net of redemptions, are not sufficient to complete the Business Combination, Pubco could be required to make adjustments to its business plans in light of available capital resources. For example, Pubco could elect not to pursue or to delay some of Forge Nano’s current strategic objectives or may be required to raise additional capital earlier than anticipated. We cannot assure you that such financing will be available on acceptable terms, if at all. If we are unable to complete the Business Combination during the Completion Window, the ATII Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to ATII Public Shareholders. None of ATII’s officers, directors or any other holders of ATII Ordinary Shares are required to provide any financing to us in connection with or after the Business Combination.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of Pubco Securities may decline.

The market values of the Pubco Securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which the holders of ATII Ordinary Shares vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement is based on the price of the ATII Public Shares issued in connection with the IPO, the market value of Pubco Securities may be higher or lower than the values of Pubco Securities on earlier dates.

In addition, following the Business Combination, shares of Pubco Common Stock will not have any redemption rights like the ATII Public Shares had and fluctuations in the price of shares of Pubco Common Stock could contribute to the loss of all or part of your investment. The trading price of shares of Pubco Common Stock following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond Pubco’s or Forge Nano’s control. Additionally, adverse market and economic forces as well as any of the risk factors discussed in this proxy statement/prospectus could have a material adverse effect on your investment and shares of Pubco Common Stock may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of shares of Pubco Common Stock may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of shares of Pubco Common Stock irrespective of Pubco’s operating performance. The stock market in general, and shares listed on Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your Pubco Securities at or above the price at which they were acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to Pubco could depress the market price of shares of Pubco Common Stock regardless of Pubco’s business, prospects, financial conditions or results of operations. A decline in the market price of Pubco Securities also could adversely affect Pubco’s ability to issue additional securities and Pubco’s ability to obtain additional financing in the future.

Forge Nano’s executive officers and directors will continue to exercise significant control over the company after the Business Combination, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Based on the assumptions discussed in “Proposal No. 1 — The Business Combination Proposal — Ownership of Pubco After the Closing,” upon completion of the Business Combination (assuming all ATII Public Shareholders exercise their Redemption Rights), Paul Lichty, Forge Nano’s Co-Founder and Chief Executive Officer, would beneficially own approximately [10.96]% of the combined voting power for the election of directors to the Pubco Board assuming the No Additional Redemptions Scenario, or approximately [12.99]% of the combined voting power for the election of directors to the Pubco Board assuming the Maximum Redemptions Scenario. As a result, this stockholder will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets.

This stockholder may have interests, with respect to his shares of Pubco Common Stock, which are different from those of the public investors and the concentration of voting power among this stockholder may have an adverse effect on the market price of the shares of Pubco Common Stock.

In addition, this concentration of ownership might adversely affect the market price of the shares of Pubco Common Stock by: (1) delaying, deferring or preventing a change of control; (2) impeding a merger, consolidation, takeover or other Business Combination involving us; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

The requirements of being a public company, including reporting obligations under the U.S. securities laws and the requirements of Section 404 of the Sarbanes-Oxley Act, may strain Pubco’s resources and distract management and we will incur substantial costs as a result of being a public company.

Following the consummation of the Business Combination, we will be subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act, the Securities Act and Nasdaq. These rules, regulations and requirements are extensive. We will incur significant costs associated with our public company corporate governance and reporting requirements. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. If management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, and our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, and material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our common stock price and adversely affect our business, financial condition and results of operations. If we fail to timely meet our reporting obligations under the Exchange Act, the Sarbanes-Oxley Act and other applicable securities rules and regulations in their entirety, we could be subject to penalties under federal securities laws and regulations of Nasdaq and face lawsuits, and may not be able to obtain independent accountant certifications required for public companies under the Sarbanes-Oxley Act.

The requirements described above may divert management’s attention from other business concerns, which could adversely affect our business and operating results. We may need to hire more corporate employees to comply with these requirements or engage outside consultants, which would increase our costs and expenses. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. These applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on the Pubco Board or as executive officers.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

As a result of disclosure of information in this proxy statement/prospectus and in the filings that we are required to make as a public company, our business, operating results and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If any such claims are successful, our business, operating results and financial condition could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, operating results and financial condition.

There can be no assurance that Pubco will be able to comply with the continued listing rules of Nasdaq following the Business Combination.

The ATII Public Units, ATII Public Shares and ATII Public Warrants are currently listed on Nasdaq. We cannot assure you that the ATII Public Units, ATII Public Shares or ATII Public Warrants will continue to be listed on Nasdaq in the future and prior to the Closing or that, in connection with the Business Combination, we will be able to satisfy Nasdaq’s requirements for initial listing on the Nasdaq Capital Market. Nasdaq listing standards are quantitative and qualitative, and Nasdaq has broad discretion in applying and interpreting these standards. If we fail to satisfy applicable listing standards or Nasdaq determines that we do not meet the requirements for continued or initial listing, Nasdaq may delist our securities. In order to continue listing the ATII Public Units, ATII Public Shares and ATII Public Warrants on Nasdaq prior to the Business Combination, we must continue to satisfy Nasdaq’s continued listing requirements, including (among other things) maintaining a minimum bid price and meeting applicable distribution and financial standards. For example, companies listed on the Nasdaq Capital Market must maintain, among other requirements, a $1.00 minimum bid price, at least 500,000 publicly held shares, and $1.0 million market value of publicly held shares, and must satisfy at lease one ongoing financial standard (e.g., $2.5 million stockholders’ equity, $35 million market value of listed securities, of $500,000 net income from consulting operations, as applicable).

In connection with the Business Combination, we expect to apply to list our securities on the Nasdaq Capital Market. Nasdaq will require us to demonstrate compliance with the Nasdaq Capital Market initial listing requirements, which may be more rigorous than continued listing requirements and are subject to Nasdaq’s review in the context of the Proposed Transaction. Under Nasdaq rules, an applicant for initial listing on the Nasdaq Capital Market must meet all of the applicable initial listing requirements and at least one of the specified initial financial standards. These requirements include, among other things:

●	a minimum bid price of $4.00 per share, or an alternative minimum closing price (generally $3.00 or, in certain cases, $2.00) if specified additional criteria are met, with the applicable price requirement satisfied for at least five (5) consecutive business days prior to approval;
●	at least 1,000,000 unrestricted publicly held shares;
●	at least 300 round lot holders (with additional requirements regarding holders of unrestricted securities in specified circumstances);
●	at least three registered and active market makers; and

●	satisfaction of one of the initial listing standards (which include thresholds relating to stockholders’ equity, market value of unrestricted publicly held shares, market value of listed securities, and/or net income, as applicable.

Additionally, there can be no assurance that Pubco will be able to comply with these continued listing standards of Nasdaq following the Business Combination, including as a result of redemptions, insufficient public “float”, insufficient distribution, an insufficient trading price, or our inability to satisfy the applicable financing standards.

If Nasdaq delists our ATII Units, ATII Ordinary Shares or ATII Public Warrants, or, if following the Closing, delists the shares of Pubco Common Stock or the Pubco SPAC Warrants that were originally issued as ATII Public Warrants as part of the ATII Public Units in the IPO from trading on its exchange for failure to meet its listing rules, Pubco and the holders of shares of Pubco Common Stock or such Pubco SPAC Warrants, as applicable, could face significant material adverse consequences including:

●	a limited availability of market quotations for shares of Pubco Common Stock or the Pubco SPAC Warrants that were originally issued as ATII Warrants, as part of the ATII Public Units, and converted automatically at the Domestication Merger Effective Time;
●	reduced liquidity for shares of Pubco Common Stock or the Pubco SPAC Warrants that were originally issued as ATII Warrants, as part of the ATII Public Units, and converted automatically at the Domestication Merger Effective Time;
●	a determination that the shares of Pubco Common Stock are a “penny stock” which will require brokers trading in shares of Pubco Common Stock to adhere to more stringent rules under applicable law and possibly result in a reduced level of trading activity in the secondary trading market for shares of Pubco Common Stock or the Pubco SPAC Warrants that were originally issued as ATII Warrants, as part of the ATII Public Units, and converted automatically at the Domestication Merger Effective Time;
●	a limited amount of news and analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” The shares of Pubco Common Stock and the Pubco SPAC Warrants that were originally issued as ATII Warrants, as part of the ATII Public Units, and converted automatically at the Domestication Merger Effective Time would be covered securities as they are expected to be listed on Nasdaq. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the state of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if shares of Pubco Common Stock or the Pubco SPAC Warrants that were originally issued as ATII Warrants, as part of the ATII Public Units, and converted automatically at the Domestication Merger Effective Time were no longer listed on Nasdaq, such securities would not qualify as covered securities and Pubco would be subject to regulation in each state in which it offers its securities.

The ATII Units, ATII Ordinary Shares and ATII Warrants, in each case, that were issued in the IPO pursuant to the final prospectus of ATII, dated as of February 10, 2025, and filed with the SEC on February 11, 2025, are currently listed on Nasdaq under the symbols “ATIIU,” “ATII” and “ATIIW,” respectively. Pubco intends to apply to obtain the listing of (1) the Pubco Common Stock and (2) the Pubco SPAC Warrants that were originally issued as part of the ATII Public Units in the IPO on Nasdaq under the proposed symbols “NANO” and “NANOW,” respectively, upon the Closing. Pubco will not have publicly traded units following the Closing. Pursuant to the terms of the Merger Agreement, as a closing condition, ATII is required to cause the Pubco Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by all of the parties to the Merger Agreement. It is important for you to know that, at the time of the extraordinary general meeting, ATII may not have received from Nasdaq confirmation of the listing of the Pubco Common Stock. As a result, you may be asked to vote to approve and adopt the Business Combination Proposal and the other proposals included in the accompanying proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received, and the Business Combination could still be consummated if such condition is waived by all of the parties to the Merger Agreement and therefore the Pubco Common Stock would not be listed on any nationally recognized securities exchange.

The future exercise of registration rights may adversely affect the market price of the shares of Pubco Common Stock.

Pursuant to the A&R Registration Rights Agreement, Pubco will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Pubco Common Stock and the Pubco SPAC Warrants that were originally issued as ATII Warrants, as part of the ATII Public Units that are held by the parties to the A&R Registration Rights Agreement from time to time. Pursuant to the A&R Registration Rights Agreement and the PIPE Subscription Agreement, the parties thereto will have, as applicable, customary registration rights, including demand and “piggy-back” rights, subject to cooperation and cut back provisions with respect to shares of Pubco Common Stock held by such parties following the consummation of the Business Combination. We estimate that an aggregate of 87,266,851 shares of Pubco Common Stock, approximately 59.47% of the outstanding Pubco Common Stock assuming No Additional Redemptions Scenario, or approximately 70.53% of outstanding Pubco Common Stock assuming the Maximum Redemptions Scenario, and 11,920,000 of the Pubco SPAC Warrants that were originally issued as ATII Warrants, as part of the ATII Public Units and ATII Private Units will be subject to registration rights immediately following Closing.

The registration of shares of Pubco Common Stock and the Pubco SPAC Warrants that were originally issued as ATII Warrants, as part of the ATII Public Units and ATII Private Units will permit the public resale of such securities, subject to any applicable contractual lock-up obligation. The registration and availability of a significant number of such securities for trading in the public market may have an adverse effect on the market price of the shares of Pubco Common Stock post-Closing.

Sales of a substantial amount of shares of Pubco Common Stock in the public market, particularly sales by our executive officers, directors and significant stockholders, or the perception that these sales could occur, could cause the market price of shares of Pubco Common Stock to decline.

In connection with the Business Combination, the Forge Nano Lock-Up Holders will each enter into the Lock-Up Agreement. Pursuant to the Lock-Up Agreement, the Forge Nano Lock-Up Holders will agree to restrictions on offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of Pubco Common Stock and of any securities convertible into or exercisable for Pubco Common Stock, subject to certain exceptions, for up to the earlier of (1) six months following the Closing Date and (2) the date the last reported sale price of shares of Pubco Common Stock equals or exceeds $12.00 per share (subject to adjustment) for any twenty trading days within any thirty-trading day period after the Closing Date.

Additionally, pursuant to the Insider Letter, the Sponsor and each Insider agreed in connection with the IPO to restrictions on transfer following the Closing Date with respect to Founder Shares and ATII Private Shares issued in a private placement concurrently with the IPO, including a lock-up, subject to certain exceptions, in each case ending on the earlier of (a) six months following the Closing Date and (b) the date the last reported sale price of shares of Pubco Common Stock equals or exceeds $12.00 per share (subject to adjustment) for any twenty trading days within any thirty-trading day period after the Closing Date.

When the applicable lock-up periods expire, holders of shares of Pubco Common Stock subject to the lock-up provisions will be able to sell shares of Pubco Common Stock in the public market. Sales of a substantial number of such shares of Pubco Common Stock upon expiration of the lock-up provisions, the perception that such sales may occur or early release of these provisions could cause our market price to fall or make it more difficult for you to sell your shares of Pubco Common Stock at a time and price that you deem appropriate.

In addition, we will file a registration statement to register shares of Pubco Common Stock reserved for future issuance under our equity incentive plans. Subject to the satisfaction of applicable vesting requirements and expiration of the lock-up provisions referred to above, the shares of Pubco Common Stock issued upon exercise or conversion of outstanding equity awards under our equity incentive plans would be available for immediate resale in the open market.

A decline in the price of shares of Pubco Common Stock could affect Pubco’s ability to raise working capital and adversely impact Pubco’s ability to continue operations.

A prolonged decline in the market price of shares of Pubco Common Stock could result in a reduction in the liquidity of the shares of Pubco Common Stock and a reduction in our ability to raise equity capital following the Closing, which could be especially detrimental to our liquidity, operations and strategic plans. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new products and services and continue current operations. We can offer no assurance that we will be able to raise additional equity capital or generate funds from operations sufficient to meet our obligations if the market price for the shares of Pubco Common Stock declines following the Closing. If we are unable to raise sufficient equity capital in the future, we may not be able to have the resources to continue our normal operations following the Closing.

Pubco does not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in the shares of Pubco Common Stock may come from increases in the fair market value and trading price of the shares of Pubco Common Stock.

We have not paid any cash dividends on ATII Ordinary Shares to date, and Pubco does not intend to pay any cash dividends on the shares of Pubco Common Stock in the foreseeable future following the Closing. Pubco intends to retain future earnings, if any, for reinvestment in the development and expansion of our business. Additionally, our debt agreements may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of the Pubco Board and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the Pubco Board decides is relevant. Therefore, any return on your investment in shares of Pubco Common Stock may come from increases in the fair market value and trading price of the shares of Pubco Common Stock following the Closing.

The ATII Public Shareholders will experience immediate dilution as a consequence of the issuance of shares of Pubco Common Stock to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, as consideration in the Business Combination and due to future issuances pursuant to the 2026 Equity Plan.

It is anticipated that, following the Business Combination, an aggregate of [    ] shares of Pubco Common Stock will be issued and outstanding, assuming the No Additional Redemptions Scenario, or an aggregate of [    ] shares of Pubco Common Stock will be issued and outstanding, assuming the Maximum Redemptions Scenario, and based on Forge Nano’s balance of Forge Nano Stock and Forge Nano Convertible Securities as of      , 2026, comprised of:

●	an aggregate of [ ] shares of Pubco Common Stock issued to each Forge Nano Stockholder who receive Closing Payment Shares at the First Effective Time, constituting approximately [ ]% of the issued and outstanding shares of Pubco Common Stock, assuming the No Additional Redemptions Scenario, or approximately [ ]% of the issued and outstanding shares of Pubco Common Stock, assuming the Maximum Redemptions Scenario, upon Closing;
●	an aggregate of 3,590,000 shares of Pubco Common Stock issued to the Sponsor, the Initial Shareholders and BTIG, constituting approximately [ ]% of the issued and outstanding shares of Pubco Common Stock upon the Closing; and
●	an aggregate of 10,000,000 shares of Pubco Common Stock issued to the PIPE Investor pursuant to the PIPE Subscription Agreement at a subscription price of $10.00 per share, together with PIPE Warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock at an exercise price of $10.00 per share (subject to adjustment as described in this proxy statement/prospectus), plus the 3,000,000 Founder Shares, together with all shares of Pubco Common Stock issued upon conversion thereof in the Domestication Merger. Additionally, prior to Closing, ATII, Pubco and Forge Nano intend to enter into the Additional Subscription Agreements with the Additional PIPE Investors, pursuant to which and subject to the terms and conditions thereof, Pubco will sell in a private placement to close immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Business Combination, an aggregate of 2,100,000 shares of Pubco Common Stock to the Additional PIPE Investors at a subscription price of $10.00 per share, for an aggregate commitment of $21,000,000. ATII, Pubco and Forge Nano expect that definitive documentation relating to the Additional PIPE Financing will be executed in June 2026.

These percentages assume that no ATII Warrants, Forge Nano Warrants or Forge Nano Ascent Options will be exercised prior to the completion of the Business Combination and that there are no other issuances of equity securities of Pubco prior to or in connection with Closing, including any equity awards that may be issued under the 2026 Equity Plan following the Business Combination. If the actual facts are different from these assumptions, the percentage ownership retained by our existing holders of ATII Ordinary Shares in Pubco following the Business Combination will be different. The ATII Public Shareholders will experience immediate dilution as a consequence of the issuance of shares of Pubco Common Stock to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities as consideration in the Business Combination on the Closing Date. In addition, Forge Nano employees and consultants hold, and after the Business Combination are expected to be granted corresponding, equity awards under the 2026 Equity Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Pubco Common Stock.

The issuance of additional shares of Pubco Common Stock described above will significantly dilute the equity interests of existing holders of ATII Ordinary Shares and ATII Warrants and may adversely affect prevailing market prices for our ATII Public Shares or ATII Public Warrants prior to the consummation of the Business Combination.

Following the consummation of the Business Combination, the Pubco Warrants will be exercisable for shares of Pubco Common Stock, which would increase the number of shares of Pubco Common Stock eligible for future resale in the public market and result in dilution to existing holders of ATII Ordinary Shares. Such dilution will increase if more ATII Public Shares are redeemed in connection with the Business Combination.

As of March 31, 2026, 11,920,000 ATII Warrants were outstanding and unexpired, consisting of 11,500,000 ATII Public Warrants originally issued as part of the ATII Public Units in the IPO and 420,000 ATII Private Warrants originally issued as part of the ATII Private Units issued in a private placement that closed simultaneously with the IPO at a price of $10.00 per unit, and were exercisable to purchase an aggregate of 11,920,000 ATII Ordinary Shares at an exercise price of $11.50 per share in accordance with the ATII Warrant Agreement.

Following the consummation of the Business Combination, the Pubco Warrants to purchase an aggregate of up to 54,774,337 shares of Pubco Common Stock, consisting of:

●	the 11,500,000 Pubco SPAC Warrants with an exercise price of $11.50 per share issued in exchange for ATII Public Warrants in the Domestication Merger;
●	the 420,000 Pubco SPAC Warrants with an exercise price of $11.50 per share issued in exchange for ATII Private Warrants in the Domestication Merger
●	the 9,012,673 Pubco Forge Nano Warrants issued in exchange for the Forge Nano Warrants in the First Company Merger, consisting of (i) the 1,883,617 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 65,430 shares of Forge Nano Common Stock issuable upon exercise of Forge Nano OIC Penny Warrants issued in connection with the OIC Credit Facility at an exercise price of $0.01 per share, as of immediately prior to the First Effective Time, (ii) the 6,779,776 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 235,550 shares of Forge Nano Common Stock issuable upon exercise of the Forge Nano OIC Warrants issued in connection with the OIC Credit Agreement at an exercise price of $76.4167 per share as of immediately prior to the First Effective Time, (iii) the 89,169 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 3,098 shares of Forge Nano Common Stock underlying the Forge Nano SVB Warrants at an exercise price of $15.88 per share as of immediately prior to the First Effective Time, and (iv) the 260,455 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 9,049 shares of Forge Nano Common Stock issuable upon exercise of the Forge Nano SEP Warrant at an exercise price of $15.80 per share as of immediately prior to the First Effective Time;
●	the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants, consisting of the issued in exchange for the 82,512 shares of Forge Nano Common Stock issuable upon exercise of the Forge Nano Ascent Options (exercise price of $96.95 per share), at an exercise price of $3.30 per share as of immediately prior to the First Effective Time expiring on December 31, 2028, subject to extension to December 31, 2029 at the holder’s election, in which case the exercise price per share applicable to any exercise occurring between January 1, 2029 and December 31, 2029 will increase by 25%, from $3.30 to $4.13 per share; and
●	the 15,000,000 shares of Pubco Common Stock underlying the PIPE Warrants issued to the PIPE Investor pursuant to the PIPE Subscription Agreement, each with an exercise price of $10.00 per share (subject to adjustment as described below), plus the 5,000,000 shares of Pubco Common Stock underlying the Additional PIPE Warrants and the 10,000,000 shares of Pubco Common Stock underlying the Reset PIPE Warrants. The PIPE Warrants and the Additional PIPE Warrants have an initial exercise price of $10.00 per share, subject to a one-time downward reset based on the trading price of Pubco Common Stock following the Closing, with a floor of $7.28 per share if, as of the Closing, Pubco or any of its subsidiaries has entered into a binding commitment for at least $200,000,000 of debt financing that has been publicly disclosed, and $5.00 per share otherwise. The Reset PIPE Warrants, if issued, would have an exercise price equal to the reduced exercise price resulting from such reset (which would not be less than the applicable floor price). After giving effect to the transfer at the Closing of an aggregate of 3,000,000 shares of Pubco Common Stock from the Sponsor to the PIPE Investor pursuant to the Purchaser Support Agreement, the effective purchase price of the shares issued to the PIPE Investor pursuant to the PIPE Subscription Agreement is approximately $7.69 per share of Pubco Common Stock, as compared to the subscription price of $10.00 per share.

However, there is no guarantee that any Pubco Warrants will ever be “in the money” following the Closing prior to their expiration, and, as such, the Pubco Warrants may expire worthless. See “—Even if the Business Combination is consummated, the Pubco SPAC Warrants that were originally issued as part of the ATII Public Units may never be in the money, and they may expire worthless. The terms of the Pubco SPAC Warrants that were originally issued as part of the ATII Public Units may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding Pubco SPAC Warrants approve of such amendment.”

To the extent the Pubco Warrants are exercised, additional shares of Pubco Common Stock will be issued, which will result in dilution to the holders of shares of Pubco Common Stock and may increase the number of shares of Pubco Common Stock eligible for resale in the public market. The dilution, as a percentage of outstanding shares of Pubco Common Stock, caused by the exercise of the Pubco Warrants will increase if a large number of ATII Public Shareholders elect to redeem their ATII Public Shares in connection with the Business Combination.

Holders of the ATII Warrants will not have a right to redeem such ATII Warrants in connection with the Business Combination. Accordingly, the redemption of ATII Public Shares in connection with the Business Combination without any accompanying redemption of ATII Warrants will increase the dilutive effect of the exercise of Pubco Warrants following the Business Combination. Assuming the Maximum Redemptions Scenario, and assuming each redeeming ATII Public Shareholder holds one-half of one ATII Warrant for each ATII Public Share redeemed in connection with the Business Combination, representing the number of ATII Warrants originally issued as part of the ATII Public Units, up to 11,500,000 ATII Warrants would be retained by redeeming ATII Public Shareholders (assuming all ATII Public Shareholders elected not to exercise their ATII Warrants) with an aggregate market value of approximately $           , based on the market price of $            per ATII Warrant as of            , 2026. We cannot predict the ultimate value of the Pubco SPAC Warrants following consummation of the Business Combination. Sales of substantial numbers of shares of Pubco Common Stock issued upon the exercise of Pubco SPAC Warrants in the public market or the potential that such Pubco SPAC Warrants may be exercised could also adversely affect the market price of the shares of Pubco Common Stock.

Even if the Business Combination is consummated, the Pubco SPAC Warrants may never be in the money, and they may expire worthless. The terms of the Pubco SPAC Warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding Pubco SPAC Warrants approve of such amendment.

The exercise price for the Pubco SPAC Warrants will be $11.50 per share of Pubco Common Stock, subject to adjustment in accordance with the ATII Warrant Agreement. There can be no assurance that the Pubco SPAC Warrants will be “in the money” following the time they become exercisable and prior to their expiration and, as such, the Pubco SPAC Warrants may expire worthless. The Pubco SPAC Warrants will expire five (5) years after the completion of the Business Combination, at 5:00 p.m. Eastern Time, or earlier upon redemption.

The Pubco SPAC Warrants were issued in registered form under the ATII Warrant Agreement. The ATII Warrant Agreement provides that the terms of the Pubco SPAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or in a manner adverse to a holder with the approval of the holders of at least a majority of the aggregate then outstanding Pubco SPAC Warrants, assuming such modification or amendment is being undertaken after the consummation of a Business Combination. The terms of the Pubco SPAC Warrants may be amended as described above to, among other things, increase the exercise price of such Pubco SPAC Warrants, shorten the exercise period or decrease the number of securities purchasable upon exercise of such Pubco SPAC Warrants.

Pubco may redeem your unexpired Pubco SPAC Warrants issued in exchange for ATII Warrants originally issued as part of ATII Public Units in the IPO prior to their exercise at a time that is disadvantageous to you, thereby making such Pubco SPAC Warrants worthless.

We will have the ability to redeem issued and outstanding Pubco SPAC Warrants issued in exchange for ATII Warrants originally issued as part of the ATII Public Units in the IPO at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Pubco SPAC Warrant, in accordance with the terms of the ATII Warrant Agreement, provided that the last reported sale price of the shares of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty- (30-) trading day period ending on the third (3rd) trading day prior to the date we send the notice of redemption to the holders of Pubco SPAC Warrants and provided certain other conditions are met. We will not redeem the Pubco SPAC Warrants unless an effective registration statement under the Securities Act covering the shares of Pubco Common Stock issuable is effective and a current prospectus relating to those shares of Pubco Common Stock is available throughout the thirty- (30-) day redemption period, except if we elect to require the Pubco SPAC Warrants to be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when such Pubco SPAC Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares upon exercise of such Pubco SPAC Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. Redemption of the issued and outstanding and unexpired Pubco SPAC Warrants issued in exchange for ATII Warrants originally issued as part of the ATII Public Units in the IPO could force you (i) to exercise such Pubco SPAC Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell such Pubco SPAC Warrants at the then-current market price when you might otherwise wish to hold your Pubco SPAC Warrants or (iii) to accept the nominal redemption price which, at the time the issued and outstanding and unexpired Pubco SPAC Warrants are called for redemption, is likely to be substantially less than the market value of such Pubco SPAC Warrants.

Our ability to require holders of the Pubco SPAC Warrants to exercise such Pubco SPAC Warrants on a cashless basis will cause holders to receive fewer shares of Pubco Common Stock upon their exercise of the Pubco SPAC Warrants than they would have received had they been able to exercise their Pubco Warrants for cash.

If we call the Pubco SPAC Warrants issued in exchange for ATII Warrants originally issued as part of the ATII Public Units in the IPO for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, we will have the option to require any holder that wishes to exercise such Pubco SPAC Warrants (including any such Pubco SPAC Warrants held by the Sponsor and the Initial Shareholders, the ATII’s directors or officers, or any of their respective permitted transferees) to do so on a “cashless basis.” If we choose to require holders to exercise such Pubco SPAC Warrants on a cashless basis, the number of shares of Pubco Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised such Pubco SPAC Warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment.

If a holder elects to exercise such Pubco SPAC Warrants on a “cashless basis” as described above, such holder would pay the exercise price by surrendering the Pubco SPAC Warrants for that number of shares of Pubco Common Stock equal to the quotient obtained by dividing (x) the product obtained by multiplying (i) the number of shares of Pubco Common Stock underlying the Pubco SPAC Warrants by (ii) the difference between the exercise price of the Pubco SPAC Warrants and the “fair market value” (defined below) by (y) the “fair market value.” The “fair market value” shall mean the average reported closing price of the shares of Pubco Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date the notice of exercise is received by the warrant agent; if we require cashless exercise in connection with a redemption, the “fair market value” is the average reported closing price for the five (5) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to holders of Pubco SPAC Warrants.

The ATII Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Pubco SPAC Warrants, which could limit the ability holders of Pubco SPAC Warrants to obtain a favorable judicial forum for disputes.

The ATII Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the ATII Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the ATII Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. We note that there is uncertainty as to whether a court would enforce such provisions, and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any Pubco SPAC Warrants shall be deemed to have notice of and to have consented to the forum provisions in the ATII Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the ATII Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of such Pubco SPAC Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such holder of such Pubco SPAC Warrants in any such enforcement action by service upon such holder of such Pubco SPAC Warrants’ counsel in the foreign action as agent for such holder of such Pubco SPAC Warrants.

This choice-of-forum provision may limit the ability of a holder of Pubco SPAC Warrants to bring a claim in a judicial forum that it finds favorable for disputes, which may discourage such lawsuits and result in increased costs to holders of such Pubco SPAC Warrants to bring a lawsuit. Alternatively, if a court were to find these provisions of the ATII Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management team.

Pubco will be a “smaller reporting company” and “emerging growth company” under the U.S. federal securities laws, and the reduced reporting requirements applicable to “smaller reporting companies” and “emerging growth companies” could make the shares of Pubco Common Stock less attractive to investors.

We are a “smaller reporting company” and an “emerging growth company” under U.S. federal securities laws. For as long as we continue to be a “smaller reporting company,” we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “smaller reporting companies,” including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements filed with the SEC. Furthermore, as an “emerging growth company,” we intend to take advantage of exemptions from certain reporting requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. Investors may not find shares of Pubco Common Stock attractive because we may rely on these exemptions and reduced disclosures. If some investors find shares of Pubco Common Stock less attractive as a result, there may be a less active trading market for shares of Pubco Common Stock and the market price for shares of Pubco Common Stock may be more volatile.

We will remain a “smaller reporting company” until the last day of the fiscal year in which (1) the market value of the shares of Pubco Common Stock held by non-affiliates exceeds $250 million as of the end of the prior fiscal year’s second fiscal quarter or (2) our annual revenues exceed $100 million during such completed fiscal year and the market value of the shares of Pubco Common Stock held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter.

We will remain an “emerging growth company” until the earlier of: (1) the last day of the fiscal year (a) following February 12, 2030, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer,” which means the market value of shares of Pubco Common Stock held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) at least one day after the Domestication Merger Effective Time, the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Risks Related to the Business Combination and ATII

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to ATII prior to the consummation of the Domestication Merger Effective Time, and Pubco following Domestication Merger Effective Time.

The Sponsor and the Initial Shareholders, including the ATII’s directors and officers, and each of their respective affiliates, control a substantial interest in ATII prior to the Business Combination and thus may influence certain actions requiring a vote of the holders of ATII Ordinary Shares.

When you consider the recommendation of the ATII Board in favor of approval of the Business Combination Proposal and the other proposals included in this proxy statement/prospectus, you should keep in mind that the Sponsor, the Initial Shareholders and ATII’s directors and officers, and each of their respective affiliates, have interests in such proposals that are different from, or in addition to and/or in conflict with, those of the holders of ATII Ordinary Shares generally. These interests include, among other things:

●	The Sponsor and the Initial Shareholders beneficially own, collectively, 5,750,000 Founder Shares (up to 3,300,000 of which are subject to transfer pursuant to the Purchaser Support Agreement) acquired in June 2024, prior to the IPO, for an aggregate purchase price of $25,000, or approximately $0.004 per ATII Ordinary Share, as well as 530,000 ATII Private Shares and 265,000 ATII Private Warrants included in the 530,000 ATII Private Units purchased in a private placement concurrently with the IPO for an aggregate purchase price of $5,300,000. Given the differential in the purchase price that the Sponsor and the Initial Shareholders paid for the Founder Shares as compared to the price of the ATII Ordinary Shares included in the ATII Public Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the shares of Pubco Common Stock trade below $10.00 per share and the ATII Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor and the Initial Shareholders diverge from the economic interests of the ATII Public Shareholders because Sponsor will realize a gain on its investment from the completion of any business combination during the Completion Window while ATII Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share. The Sponsor and the Initial Shareholders have agreed to waive their rights to any liquidation distributions with respect to such Founder Shares, ATII Private Shares and ATII Private Warrants in the event the Business Combination (or any other initial business combination) is not consummated during the Completion Window. Accordingly, if ATII does not consummate the Business Combination (or any other initial business combination) during the Completion Window, each would become worthless and the Sponsor and the Initial Shareholders will lose their entire investment with respect to such Founder Shares, ATII Private Shares and ATII Private Warrants. In such event, the 6,280,000 ATII Ordinary Shares owned by the Sponsor, consisting of 5,750,000 Founder Shares and 530,000 ATII Private Shares and 265,000 ATII Private Warrants originally issued as part of the ATII Private Units purchased in a private placement that closed simultaneously with the IPO at a purchase price of $10.00 per unit, for an aggregate purchase price of $5,300,000, would be worthless because following the redemption of ATII Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions to the Trust Account with respect to such shares if we fail to complete an initial business combination during the Completion Window.
●	If ATII consummates the Business Combination during the Completion Window, the Sponsor will, following the Domestication Merger Effective Time, become the beneficial owner of 3,280,000 shares of Pubco Common Stock (assuming Sponsor transfers 3,000,000 ATII Ordinary Shares to the PIPE Investor and retains 300,000 ATII Ordinary Shares that are subject to transfer to secure additional financing in connection with the Business Combination) with an aggregate market value of approximately $ , based on the closing price of ATII Public Shares of $ as of , 2026, and 265,000 Pubco SPAC Warrants with an aggregate market value of approximately $ , based on the closing price of ATII Public Warrants of $ as of , 2026, in each case, as reported on Nasdaq. However, given that such shares of Pubco Common Stock and Pubco SPAC Warrants will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ATII believes such shares have less value.
●	The Sponsor, the Initial Shareholders and ATII’s directors and officers have agreed not to redeem any of the Founder Shares or ATII Ordinary Shares held by them in connection with a vote by the holders of ATII Ordinary Shares to approve the Business Combination.

●	If the Trust Account is liquidated, the Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per ATII Public Share, or such lesser amount per ATII Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.
●	The continued indemnification of the ATII Directors and current officers of ATII and the continuation of directors’ and officers’ liability insurance after the Business Combination is consummated.
●	Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, ATII’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigation and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by ATII from time to time, made by the Sponsor or certain of ATII’s officers and directors to finance transaction costs in connection with an intended business combination. As of the date of this proxy statement/prospectus, there are no out-of-pocket expenses to be reimbursed.
●	Pursuant to the A&R Registration Rights Agreement, ATII’s officers and directors, and the Sponsor and its members will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Pubco Common Stock held by such parties following the consummation of the Business Combination.
●	In connection with the Closing, the Sponsor, ATII’s directors and officers would be entitled to the repayment of any outstanding Working Capital Loans and advances that have been made to ATII. In order to finance transaction costs in connection with an initial business combination, the Sponsor or certain of ATII’s officers or directors may, but are not obligated to, loan ATII Working Capital Loans. In the event that an initial business combination does not close during the Completion Window, ATII may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units at $10.00 per unit at the option of the lender. The units would be identical to the ATII Private Units. As of the date of this proxy statement/prospectus, no such Working Capital Loans were outstanding

In addition, as a result of multiple business affiliations, ATII’s directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under the Companies Act. We believe, however, that were no such corporate opportunities presented to ATII’s directors and officers which were not presented to ATII, and therefore that our directors’ and officers’ additional fiduciary, contractual or similar legal obligations to other entities did not impact our search for a business combination target. These interests may influence the ATII directors in making their recommendation that you vote in favor of the Business Combination Proposal and each of the other proposals presented to the holders of ATII Ordinary Shares in the accompanying proxy statement/prospectus. For more information, see “Information About ATII —  Conflicts of Interest.”

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote, as of the Record Date, an aggregate of 6,590,000 of the 29,590,000 issued and outstanding ATII Ordinary Shares, consisting of (1) the 5,750,000 Founder Shares acquired by the Sponsor and the Initial Shareholders in June 2024 prior to the IPO at a purchase price of approximately $0.004 per share, (2) the 530,000 ATII Private Shares originally issued to the Sponsor as part of the ATII Private Units in a private placement that closed simultaneously with the IPO at a purchase price of $10.00 per unit, together with 265,000 ATII Private Warrants with an exercise price of $11.50 per share, for an aggregate purchase price of $5,300,000 and (3) 310,000 ATII Private Shares originally issued to BTIG as part of the ATII Private Units in a private placement that closed simultaneously with the IPO at a purchase price of $10.00 per unit, together with 155,000 ATII Private Warrants with an exercise price of $11.50 per share, for an aggregate purchase price of $3,100,000.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively hold 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, and have agreed to vote all Founder Shares and all ATII Ordinary Shares they may hold in favor of all the proposals being presented at the extraordinary general meeting, including the Business Combination Proposal. As a result, we would only need 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 ATII Public Shares issued and outstanding as of the Record Date, to be voted in favor of the Business Combination in order to approve, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal, and, if presented, the Adjournment Proposal, while 13,136,667 additional votes of holders of ATII Public Shares, or approximately 57.12% of the 23,000,000 ATII Public Shares outstanding to be voted in favor to approve, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger Proposal and the Organizational Documents Proposal. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of the Sponsor and ATII’s directors and officers in the Business Combination” for a further discussion of these considerations.

At any time prior to the extraordinary general meeting, during a period when they are not then aware of any material nonpublic information regarding ATII or its securities, the Sponsor, the Initial Shareholders and ATII’s officers and directors or their affiliates may purchase ATII Public Shares in privately negotiated transactions or in the open market, although they are under no obligation to do so. There is no limit on the number of ATII Public Shares that such persons may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase ATII Public Shares in such transactions.

We may be forced to close the Business Combination even if we determine it is no longer in the best interest of holders of ATII Ordinary Shares.

Pursuant to the Merger Agreement, ATII Public Shareholders are protected from a material adverse event of Forge Nano arising between the date of the Merger Agreement and the Closing primarily by the right to redeem their ATII Public Shares in connection with the Business Combination for a pro rata portion of the funds held in the Trust Account that are available for distribution to ATII Public Shareholders, calculated as of two (2) business days prior to the scheduled vote on the Business Combination Proposal. Accordingly, if a material adverse event were to occur after approval of the Condition Precedent Proposals at the extraordinary general meeting, we may be forced to close the Business Combination even if we determine it is no longer in the best interest of the holders of ATII Ordinary Shares to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.

ATII may not be able to complete an initial business combination with Forge Nano since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (“CFIUS”), or ultimately prohibited.

ATII is a Cayman Islands exempted company, and therefore may be considered a “foreign person” under the regulations administered by CFIUS. As such, the Business Combination may be subject to regulatory review and approval requirements by Governmental Authorities, or ultimately prohibited. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. The scope of CFIUS review was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If the Business Combination is subject to CFIUS review, ATII may determine that it is required to make a mandatory filing or that it will submit a voluntary filing to CFIUS, or to proceed with the initial business combination without submitting a mandatory or voluntary filing CFIUS and risk CFIUS intervention, before or after Closing. CFIUS may decide to delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination or recommend that the President of the United States of America block the Business Combination or order ATII to divest all or a portion of Forge Nano following the Closing.

If the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the transaction without notifying CFIUS and risk CFIUS intervention, before or after the Closing. If CFIUS were to review the Business Combination, CFIUS may decide to block or delay the Business Combination, impose conditions with respect to the Business Combination, recommend that the President of the United States order us to divest all or a portion of the U.S. target business of the Business Combination that we acquired without first obtaining CFIUS approval, or impose penalties if CFIUS believes that a mandatory notification requirement applied and was not met. In addition, certain federally licensed businesses may be subject to rules or regulations that limit foreign ownership.

Moreover, the process of government review, whether conducted by the CFIUS or otherwise, could be lengthy and ATII has limited time to complete its initial business combination during the Completion Window. If ATII cannot complete its initial business combination during the Completion Window, because the review process extends beyond such timeframe or because the Business Combination is ultimately prohibited by CFIUS or another government entity with appropriate jurisdiction, ATII may be required to liquidate. If ATII liquidates, the ATII Public Shareholders may only be entitled to receive a pro rata portion of the amounts held in the Trust Account that are available for distribution to ATII Public Shareholders (with interest shall be net of taxes payable, if any), and up to $100,000 of interest to pay any dissolution expenses, and the ATII Warrants will expire and be worthless. This will also cause ATII Public Shareholders to lose the investment opportunity in Forge Nano and the chance of realizing future gains on their investment through any price appreciation in the combined company.

We are at risk of being deemed an “investment company” for purposes of the Investment Company Act of 1940 (as amended, the “Investment Company Act”).

If we were deemed to be an investment company for purposes of the Investment Company Act, we may be forced to abandon our efforts to complete the Business Combination during the Completion Window and instead be required to liquidate ATII.

There is currently uncertainty concerning the applicability of the Investment Company Act to a special purpose acquisition company (“SPAC”) and we may in the future be subject to a claim that we have been operating as an unregistered “investment company.” If we are deemed to be an “investment company” for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete the Business Combination during the Completion Window and instead be required to liquidate ATII. If we are required to liquidate ATII, the holders of ATII Ordinary Shares would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of ATII Ordinary Shares and ATII Warrants following such a transaction, and the ATII Warrants would expire and be worthless.

The longer that the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, the greater the risk that we may be considered an unregistered “investment company” for purposes of the Investment Company Act, in which case we may be required to liquidate ATII.

Since the Insiders have interests that are different, or in addition to (and which may conflict with), the interests of the holders of ATII Ordinary Shares generally, a conflict of interest may have existed in determining whether the Business Combination with Forge Nano is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our initial business combination is not completed during the Completion Window.

When you consider the recommendation of the ATII Board in favor of approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, you should keep in mind that the Insiders have interests in such proposal that are different from, or in addition to, those of the holders of ATII Ordinary Shares and ATII Warrants generally.

Such interests include the following:

●	The Sponsor and the Initial Shareholders beneficially own, collectively, 5,750,000 Founder Shares (up to 3,300,000 of which are subject to transfer pursuant to the Purchaser Support Agreement) acquired in June 2024, prior to the IPO, for an aggregate purchase price of $25,000, or approximately $0.004 per ATII Ordinary Share, as well as 530,000 ATII Private Shares and 265,000 ATII Private Warrants included in the 530,000 ATII Private Units purchased in a private placement concurrently with the IPO for an aggregate purchase price of $5,300,000. Given the differential in the purchase price that the Sponsor and the Initial Shareholders paid for the Founder Shares as compared to the price of the ATII Ordinary Shares included in the ATII Public Units sold in the IPO, the Sponsor may earn a positive rate of return on its investment even if the shares of Pubco Common Stock trade below $10.00 per share and the ATII Public Shareholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor and the Initial Shareholders diverge from the economic interests of the ATII Public Shareholders because Sponsor will realize a gain on its investment from the completion of any business combination during the Completion Window while ATII Public Shareholders will realize a gain only if the post-closing trading price exceeds $10.00 per share. The Sponsor and the Initial Shareholders have agreed to waive their rights to any liquidation distributions with respect to such Founder Shares, ATII Private Shares and ATII Private Warrants in the event the Business Combination (or any other initial business combination) is not consummated during the Completion Window. Accordingly, if ATII does not consummate the Business Combination (or any other initial business combination) during the Completion Window, each would become worthless and the Sponsor and the Initial Shareholders will lose their entire investment with respect to such Founder Shares, ATII Private Shares and ATII Private Warrants. In such event, the 6,280,000 ATII Ordinary Shares owned by the Sponsor, consisting of 5,750,000 Founder Shares and 530,000 ATII Private Shares and 265,000 ATII Private Warrants originally issued as part of the ATII Private Units purchased in a private placement that closed simultaneously with the IPO at a purchase price of $10.00 per unit, for an aggregate purchase price of $5,300,000, would be worthless because following the redemption of ATII Public Shares, we would likely have few, if any, net assets and because the Sponsor has agreed to waive their rights to liquidating distributions to the Trust Account with respect to such shares if we fail to complete an initial business combination during the Completion Window.
●	If ATII does not consummate an initial business combination during the Completion Window, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding ATII Public Shares in exchange for cash and, subject to the approval of its remaining holders of ATII Ordinary Shares and the ATII Board, liquidating and dissolving ATII, subject in each case to its obligations under the Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the Founder Shares owned by the Sponsor would be worthless because following the redemption of the ATII Public Shares, ATII would likely have few, if any, net assets and because the Insiders have agreed to waive their respective rights to liquidating distributions from the Trust Account in respect of the Founder Shares if ATII fails to complete its initial business combination during the Completion Window. Additionally, in such event, the ATII Warrants (including the underlying ATII Ordinary Shares) owned by the Sponsor would also be worthless. The ATII Directors and the officers of ATII have an indirect economic interest in the ATII Warrants and Founder Shares owned by the Sponsor.
●	As a result of the low purchase price paid for the Founder Shares, even if the trading price of the shares of Pubco Common Stock were as low as $0.94 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the shares of Pubco Common Stock and Pubco SPAC Warrants held by the Sponsor) would be approximately equal to the investment in ATII by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in us even at a time when the shares of Pubco Common Stock have lost significant value. On the other hand, if the Business Combination is not completed and ATII liquidates without completing another initial business combination during the Completion Window, the Sponsor would lose its entire investment in us.
●	Upon liquidation, the Sponsor and the Initial Shareholders will lose their entire investment in the Founder Shares and ATII Private Units, which totals $5,325,000 in the aggregate. The potential loss of this investment could incentivize the Sponsor and its affiliates to pursue an initial business combination on unfavorable terms during the Completion Window in order to avoid a liquidation of ATII.
●	The existing ATII Directors and officers of ATII will be eligible for continued indemnification and continued coverage under ATII’s directors’ and officers’ liability insurance policy after the Business Combination and pursuant to the Merger Agreement and pursuant to indemnification agreements entered into with such existing ATII Directors and officers of ATII in connection with the IPO.
●	In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to ATII if and to the extent any claims by a third party (other than ATII’s independent registered public accounting firm) for services rendered or products sold to ATII, or a prospective target business with which ATII has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.05 per ATII Public Share and (b) the actual amount per ATII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per ATII Public Share, due to reductions in value of the assets in the Trust Account, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.
●	The existing ATII Directors and officers of ATII and their respective affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them related to identifying, investigating, negotiating and completing an initial business combination during the Completion Window. As of the date of this proxy statement/prospectus, the current value of the reimbursement of the out-of-pocket expenses owed to ATII Directors and officers of ATII and their respective affiliates is $100,000. However, if ATII fails to consummate an initial business combination during the Completion Window, such persons will not have any claim against the Trust Account for reimbursement of out-of-pocket expenses. Accordingly, ATII may not be able to reimburse these advances, and expenses incurred, by the ATII Directors and officers of ATII and their respective affiliates if the Business Combination or another initial business combination is not completed during the Completion Window.
●	Pursuant to the A&R Registration Rights Agreement, the Insiders, the Significant Forge Nano Holders and the PIPE Investor will each have customary registration rights, including demand and “piggy-back” rights, subject to cooperation and cut-back provisions with respect to the shares of Pubco Common Stock and Pubco SPAC Warrants held by such parties following the consummation of the Proposed Transaction. We estimate (1) that the Insiders and BTIG will hold an aggregate of 3,590,000 shares of Pubco Common Stock, comprised of 2,750,000 Founder Shares held by Sponsor (assuming Sponsor transfers 3,000,000 ATII Ordinary Shares to the PIPE Investor and retains 300,000 ATII Ordinary Shares that are subject to transfer to secure additional financing in connection with the Business Combination pursuant to the Purchaser Support Agreement) and 530,000 ATII Private Units held by Sponsor and 310,000 ATII Private Units held by BTIG, and an aggregate of 420,000 Pubco SPAC Warrants that will be subject to registration rights, (2) that the Significant Forge Nano Holders will hold an aggregate of 72,086,674 shares of Pubco Common Stock, or approximately 49.13% of the outstanding shares of Pubco Common Stock assuming the No Additional Redemptions Scenario, or approximately 58.26% of the outstanding shares of Pubco Common Stock assuming the Maximum Redemptions Scenario will be subject to redemption rights, (3) that the 9,012,673 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants and the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants will be subject to registration rights and (4) that the PIPE Investor will hold an aggregate of 13,000,000 shares of Pubco Common Stock (assuming Sponsor transfers 3,000,000 Sponsor Contribution Shares to the PIPE Investor) will be subject to registration rights.

In addition, as a result of multiple business affiliations, ATII’s directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require our directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under the Companies Act. We believe, however, that were no such corporate opportunities presented to ATII’s directors and officers which were not presented to ATII, and therefore that our directors’ and officers’ additional fiduciary, contractual or similar legal obligations to other entities did not impact our search for a business combination target. These interests may influence the ATII directors in making their recommendation that you vote in favor of the Business Combination Proposal and each of the other proposals presented to the holders of ATII Ordinary Shares in the accompanying proxy statement/prospectus. For more information, see “Information About ATII — Conflicts of Interest.”

See “Proposal No. 1 – The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination”.

The existence of financial and personal interests of one or more ATII Directors may result in a conflict of interest on the part of such ATII Director(s) between what he, she or they may believe is in the best interests of ATII and the holders of ATII Ordinary Shares generally and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares generally. See “— Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

The personal and financial interests of the Sponsor, as well as the ATII Directors and officers of ATII may have influenced their motivation in identifying and selecting Forge Nano as an initial business combination target, completing the Business Combination with Forge Nano and influencing the operation of the business following the Business Combination. Because the Sponsor, ATII Directors and officers of ATII will lose their entire investment in ATII if ATII does not complete an initial business combination during the Completion Window, and will benefit from the completion of an initial business combination, they may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to holders of ATII Ordinary Shares generally rather than liquidate. In considering the recommendations of the ATII Board to vote for the proposals, holders of ATII Ordinary Shares should consider these interests.

The exercise of discretion by ATII Directors and officers of ATII in agreeing to changes or waivers in the terms of the Merger Agreement may result in a conflict of interest when determining whether such changes to the terms of the Merger Agreement or such waivers of conditions are appropriate and in the best interest of holders of ATII Ordinary Shares.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require ATII to agree to amend the Merger Agreement, to consent to certain actions taken by Forge Nano or to waive rights that ATII is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Forge Nano’s business or a request by Forge Nano to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at ATII’s discretion, acting through the ATII Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more ATII Directors (as described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such ATII Director(s) between what he, she or they may believe is best for ATII and the holders of ATII Ordinary Shares and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, ATII does not believe there will be any changes or waivers that ATII Directors or officers of ATII would be likely to make after approval of the Business Combination Proposal by the holders of ATII Ordinary Shares has been obtained. While certain changes could be made without further approval by the holders of ATII Ordinary Shares, ATII could be required to circulate a new or amended proxy statement/prospectus and resolicit the holders of ATII Ordinary Shares if changes to the terms of the Business Combination that would have a material impact on the holders of ATII Ordinary Shares are required prior to the vote on the Business Combination Proposal.

ATII and Forge Nano will incur significant transaction and transition costs in connection with the Business Combination.

ATII and Forge Nano have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. ATII and Forge Nano may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Pubco following the closing of the Business Combination.

Subsequent to the consummation of the Business Combination, Pubco may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the market price of shares of Pubco Common Stock, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Forge Nano has identified all material issues or risks associated with Forge Nano, its business or the industries in which it competes. Furthermore, we cannot assure you that factors outside of Forge Nano’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about Pubco or Pubco Securities. Additionally, we have no indemnification rights against the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, under the Merger Agreement and all consideration will be due and delivered at the Closing pursuant to the Merger Agreement.

Accordingly, any holders of ATII Ordinary Shares or ATII Warrants who choose to remain holders of shares of Pubco Common Stock or Pubco SPAC Warrants following the Business Combination could suffer a reduction in the value of their ATII Ordinary Shares or ATII Warrants. Such holders of ATII Ordinary Shares or ATII Warrants are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by the ATII Directors or officers of ATII of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under U.S. federal securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The historical financial results of Forge Nano and unaudited condensed combined pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been.

The historical financial results of Forge Nano included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows Forge Nano would have achieved as a standalone public company during the periods presented or those Pubco will achieve in the future. This is primarily the result of the following factors: (i) Pubco will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Pubco’s capital structure will be different from that reflected in Forge Nano’s historical financial statements. Pubco’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Pubco’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited condensed combined pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, ATII being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Forge Nano on the Closing Date and the number of ATII Public Shares that are redeemed in connection with the Business Combination. Accordingly, such unaudited condensed combined pro forma financial information may not be indicative of Pubco’s future operating or financial performance and Pubco’s actual financial condition and results of operations may vary materially from Pubco’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Following the consummation of the Business Combination, Pubco’s only significant asset will be Pubco’s ownership interest in Forge Nano and such ownership may not be sufficient to pay dividends or make distributions or loans to enable Pubco to pay any dividends on shares of Pubco Common Stock or satisfy Pubco’s other financial obligations.

Following the consummation of the Business Combination, Pubco will have no direct operations and no significant assets other than Pubco’s ownership of Forge Nano. Pubco will depend on Forge Nano for distributions, loans and other payments to generate the funds necessary to meet Pubco’s financial obligations, including Pubco’s expenses as a publicly traded company and to pay any dividends with respect to shares of Pubco Common Stock. The financial condition and operating requirements of Forge Nano may limit Pubco’s ability to obtain cash from Forge Nano. The earnings from, or other available assets of, Forge Nano may not be sufficient to pay dividends or make distributions or loans to enable Pubco to pay any dividends on shares of Pubco Common Stock or satisfy Pubco’s other financial obligations.

This lack of diversification may subject Pubco to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which Pubco or Forge Nano may operate subsequent to the Business Combination.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per ATII Public Share redemption amount received by redeeming ATII Public Shareholders may be less than $10.05 per ATII Public Share (which was the offering price per unit in the IPO).

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or, even if they execute such agreements, that they would be prevented from bringing claims against the Trust Account, including, but not limited to, claims of fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of ATII under the circumstances.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our ATII Public Shares, if we have not completed our initial business combination during the Completion Window, or upon the exercise of a Redemption Right in connection with the Business Combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following such redemption. Accordingly, the per ATII Public Share redemption amount received by ATII Public Shareholders could be less than the $10.05 per ATII Public Share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per ATII Public Share and (ii) the actual amount per ATII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per ATII Public Share, due to reductions in value of the trust assets in the Trust Account, less taxes payable, if any, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions of ATII Public Shares could be reduced to less than $10.05 per ATII Public Share. In such event, we may not be able to complete our initial business combination during the Completion Window, and you would receive such lesser amount per ATII Public Share in connection with any redemption of your ATII Public Shares in connection with the Proposed Transaction. None of the ATII Directors or officers of ATII will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Changes in the market for directors and officers liability insurance could make it more difficult and more expensive for us to negotiate and complete an initial business combination during the Completion Window.

In recent months, the market for directors and officers liability insurance for special purpose acquisition companies has changed in ways adverse to us and our management team. Fewer insurance companies are offering quotes for directors and officers liability coverage, the premiums charged for such policies have generally increased and the terms of such policies have generally become less favorable. These trends may continue into the future. The increased cost and decreased availability of directors and officers liability insurance could make it more difficult and more expensive for us to negotiate an initial business combination during the Completion Window. In order to obtain directors and officers liability insurance or modify its coverage as a result of becoming a public company, Pubco might need to incur greater expense, accept less favorable terms or both. However, any failure to obtain adequate directors’ and officers’ liability insurance could have an adverse impact on Pubco’s ability to attract and retain qualified officers and directors following the Closing.

In addition, even after we complete the Business Combination, our directors and officers could still be subject to potential liability from claims arising from conduct alleged to have occurred prior to the Business Combination. As a result, in order to protect our directors and officers, Pubco may need to purchase additional insurance with respect to any such claims (“run-off insurance”). The need for run-off insurance would be an added expense for Pubco following the Closing, and could interfere with or frustrate our ability to consummate the Business Combination on terms favorable to the holders of ATII Ordinary Shares.

If, after we distribute the proceeds in the Trust Account to the ATII Public Shareholders, we file a winding-up or bankruptcy petition, or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and we and the ATII Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to the ATII Public Shareholders, we file a winding-up or bankruptcy petition, or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by holders of ATII Public Shares could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy or insolvency court could seek to recover all amounts received by the ATII Public Shareholders. In addition, the ATII Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying ATII Public Shareholders from the Trust Account prior to addressing the claims of such creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to ATII Public Shareholders, we file a winding-up or bankruptcy petition, or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of ATII Public Shareholders and the per ATII Public Share amount that would otherwise be received by ATII Public Shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to ATII Public Shareholders, we file a winding-up or bankruptcy petition, or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of ATII Public Shareholders. To the extent any liquidation claims deplete the Trust Account, the per-ATII Public Share amount that would otherwise be received by ATII Public Shareholders in connection with our liquidation may be reduced.

ATII Public Shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their ATII Public Shares.

If we are forced to enter into an insolvent liquidation, any distributions received by ATII Public Shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a bankruptcy or insolvency court could seek to recover all amounts received by ATII Public Shareholders. Furthermore, ATII Directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and us to claims, by paying ATII Public Shareholders from the Trust Account prior to addressing the claims of such creditors. We cannot assure you that claims will not be brought against us for these reasons. We, the ATII Directors and officers of ATII who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of approximately $18,293 and to imprisonment for five (5) years in the Cayman Islands pursuant to the Companies Act.

We are currently an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies” under U.S. federal securities laws, this could make Pubco Securities less attractive to investors and may make it more difficult to compare Pubco’s performance with other public companies.

We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. A “smaller reporting company” may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. As a result, holders of Pubco Securities may not have access to certain information they may deem important. We cannot predict whether investors will find Pubco Securities less attractive because we will rely on these exemptions. If some investors find Pubco Securities less attractive as a result of our reliance on these exemptions, the trading prices of Pubco Securities may be lower than they otherwise would be, there may be a less active trading market for Pubco Securities and the trading prices of Pubco Securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective by the SEC or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an “emerging growth company,” can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with another public company, which is neither an “emerging growth company” nor an “emerging growth company” which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used. Once Pubco loses Pubco’s “emerging growth company” and “smaller reporting company” status, Pubco will no longer be able to take advantage of certain exemptions from reporting, and Pubco will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Pubco will incur additional expenses in connection with such compliance and Pubco’s management will need to devote additional time and effort to implement and comply with such requirements.

Pubco will remain a “smaller reporting company” until the last day of the fiscal year in which (1) the market value of shares of Pubco Common Stock held by non-affiliates exceeds $250 million as of the end of the prior fiscal year’s second fiscal quarter, or (2) Pubco’s annual revenues exceed $100 million during such completed fiscal year and the market value of shares of Pubco Common Stock held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter.

We will remain an “emerging growth company” until the earlier of: (1) the last day of the fiscal year (a) following February 12, 2030, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a “large accelerated filer,” which means the market value of shares of Pubco Common Stock held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period following the Domestication Merger Effective Time.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of ATII Public Shares after December 31, 2022.

The Code imposes a 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations (the “Excise Tax”), subject to certain exceptions. If applicable, the amount of the Excise Tax is generally 1% of the aggregate fair market value of any stock repurchased by the corporation during a taxable year, net of the aggregate fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year.

Because we will be a Delaware corporation as a result of the Domestication Merger, we expect to be a “covered corporation” for purposes of the Excise Tax. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), the Excise Tax may apply to any redemptions of ATII Public Shares, including redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination), as well as any other issuances of securities not in connection with an initial business combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued.

Although the final Treasury Regulations clarify certain aspects of the Excise Tax, the interpretation and operation of certain other aspects of the Excise Tax remain unclear. Moreover, because these regulations are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. The application of the Excise Tax to our particular circumstances is complex and may be subject to uncertainty, and there cannot be any assurance that the Excise Tax will not apply to redemptions of our ATII Public Shares in connection with the Business Combination.

ATII may be or may have been a PFIC during the holding period of a U.S. Holder of ATII Ordinary Shares.

A non-U.S. corporation generally will be treated as a PFIC for U.S. federal income tax purposes in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. The determination of whether the ATII will be treated as a PFIC for the taxable year that includes the Business Combination will depend on a number of factors, including the timing of the Business Combination and the amount of cash held by ATII and its subsidiaries at the time of the Business Combination, among others.

If ATII is a PFIC or has been a PFIC during the holding period of a U.S. holder of ATII Ordinary Shares, such U.S. holder of ATII Ordinary Shares may be subject to certain adverse U.S. federal income tax consequences as a result of the Domestication Merger. There is no assurance that ATII is not currently or has not been a PFIC during the holding period of a U.S. holder of ATII Ordinary Shares. If ATII has been a PFIC for any taxable year during the holding period of a U.S. holder of ATII Ordinary Shares (and a U.S. holder of ATII Public Shares has not made certain elections with respect to its ATII Public Shares), such U.S. holder of

ATII Ordinary Shares may recognize gain (but not loss if the Domestication Merger qualifies as a “reorganization” within the meaning of Section 368 of the Code) upon the exchange of ATII Public Shares and ATII Public Warrants for Pubco Common Stock or Pubco SPAC Warrants, respectively, pursuant to the Domestication Merger.

Whether ATII is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

Nonetheless, based on the current composition of ATII’s income and assets, if the Domestication Merger occurs as contemplated in this proxy statement/prospectus, causing ATII’s current taxable year to end at such time for U.S. federal income tax purposes, ATII believes that it will likely be a PFIC for the current taxable year. However, there can be no assurance that ATII will be a PFIC in the taxable year that includes the Business Combination or any other taxable year. Moreover, the application of the PFIC rules are subject to uncertainty in several respects, and there can be no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS. Please see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Certain U.S. Federal Income Tax Consequences of the Domestication Merger to U.S. Holders of ATII Securities — PFIC Considerations” for a more detailed discussion with respect to ATII’s potential PFIC status and certain tax implications thereof.

There are risks to holders of ATII Ordinary Shares who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring Pubco Securities directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco Securities in connection therewith, investors will not receive the benefit of an outside independent review of Pubco’s, Forge Nano’s and ATII’s respective finances and operations typically performed in an initial public offering of securities. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for material misstatements or omissions in a registration statement filed with the SEC in connection with the initial public offering. As no such review has been or will be conducted in connection with the Business Combination, holders of ATII Ordinary Shares must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an underwriter in an initial public offering of securities.

In addition, the Insiders have interests in the Business Combination that may be different from, or in addition to, the interests of the holders of ATII Ordinary Shares generally. Such interests may have influenced the ATII Directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “Risk Factors – Since the Sponsor and ATII’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Forge Nano is appropriate as our initial business combination. Such interests include that the Sponsor will lose its entire investment in us if our business combination is not completed.”

The process of taking a company public by means of a business combination with a SPAC is different from taking a company public through an underwritten public offering and may create risks for unaffiliated investors.

An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a blank-check company with no current active business (a “SPAC Transaction”) does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary in an underwritten offering.

In addition, going public via a SPAC Transaction does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of going public via a SPAC Transaction, the value of a target business is established by means of negotiations between the target business, the blank-check company and, in some cases, other investors who agree to purchase shares at the time of the initial business combination. The process of establishing the value of a target business in a SPAC Transaction may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the execution of the Merger Agreement and the Closing. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC Transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the SPAC Transaction.

If ATII’s due diligence investigation of Forge Nano was inadequate, then holders of shares of Pubco Common Stock following the consummation of the Business Combination could lose some or all of their investment.

Even though ATII and its legal advisors conducted a due diligence investigation of Forge Nano, it cannot be sure that this due diligence uncovered all material issues that may be present in Forge Nano and its business and operations, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Forge Nano and its business and operations and outside of its control will not later arise.

During the period commencing on the date of execution of the Merger Agreement and ending on the Closing Date, ATII will not be able to enter into certain agreements with third parties because of restrictions in the Merger Agreement. If the Proposed Transaction is not completed during the Completion Window, those restrictions may make it harder for ATII to complete an alternate initial business combination during the Completion Window.

While the Merger Agreement is in effect, neither ATII nor Forge Nano may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to their respective shareholders than the Proposed Transaction. In addition, if the Business Combination is not completed during the Completion Window, these provisions will make it more difficult for ATII to complete an alternative initial business combination during the Completion Window following the termination of the Merger Agreement due to the passage of time during which these restrictive provisions have remained in effect.

There is no guarantee that an ATII Public Shareholder’s decision to redeem its ATII Public Shares will put such ATII Public Shareholder in a better future economic position.

ATII can give no assurance as to the price at which any ATII Public Shareholder may be able to sell its ATII Public Shares in the future following the completion of the Business Combination or any alternative initial business combination during the Completion Window. Certain events following the consummation of any initial business combination during the Completion Window, including the Business Combination, may cause an increase in the market price per share of Pubco Common Stock and may result in a lower value realized now than any ATII Public Shareholder might realize in the future had such ATII Public Shareholder not redeemed its ATII Public Shares in connection with the Business Combination. Similarly, if any ATII Public Shareholder does not redeem its ATII Public Shares in connection with the Business Combination, such ATII Public Shareholder will bear the risk of ownership of the shares of Pubco Common Stock after the consummation of the Business Combination and there can be no assurance that a holder of shares of Pubco Common Stock can sell its shares of Pubco Common Stock in the future for a greater amount than the redemption price for ATII Public Shares in connection with the Business Combination set forth in this proxy statement/prospectus. ATII Public Shareholders should consult their own tax and/or financial advisor for assistance on how this may affect their respective individual situation.

If ATII Public Shareholders fail to properly demand redemption in connection with the Business Combination, they will not be entitled to have their ATII Public Shares redeemed for a pro rata portion of the Trust Account in connection with the Business Combination.

ATII Public Shareholders may demand that ATII redeem their ATII Public Shares in connection with the Business Combination for their respective pro rata portion of the Trust Account, calculated as of two (2) business days prior to the scheduled vote on the Business Combination Proposal at the extraordinary general meeting, including interest earned on the funds held in the Trust Account, net of taxes payable (if any) and up to $100,000 of interest to pay winding up and dissolution expenses of ATII. ATII Public Shareholders who seek to exercise this Redemption Right in connection with the Business Combination must (a) submit a written request including the legal name, phone number and address of the beneficial owner of the ATII Public Shares for which redemption is requested and (b) deliver their ATII Public Shares (either physically or electronically through DTC) to the Transfer Agent two (2) business days prior to the scheduled vote on the Business Combination Proposal at the extraordinary general meeting. Any ATII Public Shareholder who fails to properly deliver its ATII Public Shares to the Transfer Agent will not be entitled to have its ATII Public Shares redeemed in connection with the Business Combination. See the section of this proxy statement/prospectus entitled “The Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to have your ATII Public Shares redeemed in exchange for cash in connection with the Business Combination.

If you or a “group” of ATII Public Shareholders of which you are a part are deemed to hold 15% or more of the ATII Public Shares then issued and outstanding, you will lose the ability to redeem your ATII Public Shares.

Any ATII Public Shareholder, together with any of its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate its ATII Public Shares or, if part of such a group, the group’s ATII Public Shares, of 15% or more of the ATII Public Shares then issued and outstanding, which we refer to as “Excess ATII Public Shares.” In order to determine whether any ATII Public Shareholder is acting in concert or as a “group” with another ATII Public Shareholder, ATII will require each ATII Public Shareholder seeking to exercise Redemption Rights to certify to ATII whether such ATII Public Shareholder is acting in concert or as a “group” with any other ATII Public Shareholder. Such certifications, together with other public information relating to stock ownership available to ATII at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which ATII makes the above-referenced determination. Your inability to redeem any Excess ATII Public Shares will reduce your influence over ATII’s ability to consummate the Business Combination and you could suffer a material loss on your investment in ATII if you sell Excess ATII Public Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess ATII Public Shares in the event ATII consummates the Business Combination during the Completion Window. As a result, in order to dispose of such Excess ATII Public Shares, you would be required to sell your Excess ATII Public Shares in open market transactions, potentially at a loss. Notwithstanding the foregoing, any ATII Public Shareholder may challenge ATII’s determination as to whether such ATII Public Shareholder is acting in concert or as a “group” with another ATII Public Shareholder in a court of competent jurisdiction.

ATII may be targeted by securities class action and derivative lawsuits that could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are generally often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed during the Completion Window, which may adversely affect ATII’s and Forge Nano’s respective businesses, financial condition and results of operation.

Risks Related to the Consummation of the Domestication Merger

The Domestication Merger may result in adverse tax consequences for holders of ATII Ordinary Shares or ATII Warrants, including the ATII Public Shareholders.

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations,” including the application of the PFIC rules and Section 367(b) of the Code, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368 of the Code and, if so treated, a U.S. holder (as defined below) would not recognize gain or loss on the exchange of ATII Ordinary Shares or ATII Warrants for Pubco Common Stock or Pubco SPAC Warrants, as applicable, pursuant to the Domestication. If the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code, a U.S. holder of ATII securities may still recognize gain (but not loss) or be required to include the “all earnings and profits amount” upon the exchange of its ATII Ordinary Shares or ATII Warrants for Pubco Securities pursuant to the Domestication under Section 367(b) of the Code.

Alternatively, if the Domestication does not qualify as a “reorganization” within the meaning of Section 368 of the Code, then a U.S. holder that exchanges its ATII Ordinary Shares and ATII Warrants for the consideration pursuant to the Domestication generally will recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Pubco Common Stock and Pubco SPAC Warrants received and (ii) the U.S. holder’s adjusted tax basis in the ATII Ordinary Shares and ATII Warrants exchanged therefor, as applicable.

Additionally, the Domestication Merger may cause non-U.S. holders (as defined in “Material U.S. Federal Income Tax Considerations”) of ATII Ordinary Shares to become subject to U.S. federal withholding taxes on any dividends paid in respect of such non-U.S. holder’s shares of Pubco Common Stock after the Domestication Merger.

Furthermore, because the Domestication Merger will occur immediately prior to any redemption of ATII Public Shares by U.S. holders of ATII Public Shares, U.S. holders of ATII Public Shares exercising their redemption rights will be subject to the potential tax consequences of the Domestication Merger.

The tax consequences of the Domestication Merger are complex and will depend on the particular circumstances of a holder of ATII Ordinary Shares or ATII Warrants. All holders of ATII Ordinary Shares and ATII Warrants are strongly urged to consult their tax advisors for a full description and understanding of the tax consequences of the Domestication Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For additional information, see “Material U.S. Federal Income Tax Considerations.”

Upon consummation of the Business Combination, the rights of holders of shares of Pubco Common Stock arising under the DGCL as well as the Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of ATII Ordinary Shares arising under the Companies Act as well as our Current Charter.

Upon consummation of the Business Combination, the rights of holders of shares of Pubco Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. The Proposed Organizational Documents and the DGCL contain provisions that differ in some respects from those in our Current Charter and the Companies Act and, therefore, some rights of holders of shares of Pubco Common Stock could differ from the rights that holders of ATII Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under the Companies Act, such actions are generally available to shareholders under the DGCL. This change could increase the likelihood that Pubco becomes involved in costly litigation, which could have a material adverse effect on Pubco.

In addition, there are differences between the rights of holders of shares of Pubco Common Stock under the Proposed Organizational Documents and how they may differ from the rights of holders of ATII Ordinary Shares under the Current Charter. For a more detailed description of the rights of holders of shares of Pubco Common Stock under the Proposed Organizational Documents and how they may differ from the rights of holders of ATII Ordinary Shares under the Current Charter, please see “Comparison of Corporate Governance and Shareholder Rights.” Copies of the Proposed Charter and Proposed Bylaws are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and the Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of holders of shares of Pubco Common Stock to take certain actions and could delay or discourage takeover attempts that holders of shares of Pubco Common Stock may consider favorable.

The Proposed Organizational Documents, assuming they are in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that holders of shares of Pubco Common Stock may consider favorable, including transactions in which holders of shares of Pubco Common Stock might otherwise receive a premium for such shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Pubco Common Stock, and therefore depress the trading price of shares of Pubco Common Stock following the Closing. These provisions could also make it difficult for holders of shares of Pubco Common Stock to take certain actions after the Business Combination is consummated, including electing directors to the Pubco Board following the Closing who are not initially nominated in this proxy statement/prospectus or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

●	the ability of the Pubco Board to issue shares of preferred stock of Pubco, including “blank-check” preferred stock, and to determine the price and other terms of those preferred shares, including with respect to preferences and voting rights, without approval of the holders of shares of Pubco Common Stock, which could be used to significantly dilute the ownership of a hostile acquirer;

●	the Proposed Organizational Documents will prohibit cumulative voting in the election of directors to the Pubco Board following Closing, which limits the ability of minority stockholders to elect director candidates to the Pubco Board;
●	the limitation of the liability of, and the indemnification of, Pubco’s directors and officers;
●	the ability of the Pubco Board to unilaterally amend the Proposed Bylaws following the Closing, which may allow the Pubco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and
●	advance notice procedures with which holders of shares of Pubco Common Stock must comply to nominate director candidates for the Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Pubco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Pubco Board or management.

The provisions of the Proposed Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against Pubco’s directors and officers following the Closing.

The Proposed Charter provides that, to the fullest extent permitted by law, and unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on Pubco’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Pubco to Pubco or holders of shares of Pubco Common Stock, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Organizational Documents (as each may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against Pubco or any current or former director, officer or stockholder of Pubco governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Charter will also provide that, unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; provided, however, that there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Proposed Charter will provide that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising under the Securities Act, any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against Pubco’s directors and officers following the Closing. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Pubco, a court could find the choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in such action.

Risks if the Business Combination is not Consummated during the Completion Window

If we are not able to complete the Business Combination with Forge Nano during the Completion Window, nor able to complete another initial business combination during the Completion Window, in each case, we would cease all operations except for the purpose of winding up and we would redeem all of our ATII Public Shares and liquidate the Trust Account, in which case our ATII Public Shareholders may only receive approximately $10.05 per ATII Public Share and the ATII Warrants will expire and be worthless.

Our ability to complete our initial business combination during the Completion Window may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein.

If ATII is not able to complete the Business Combination with Forge Nano (or any other initial business combination) during the Completion Window, ATII will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the ATII Public Shares, at a per-ATII Public Share price, payable in cash, equal to the quotient obtained by dividing (x) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account, net of taxes payable (if any) and up to $100,000 of interest to pay winding up and dissolution expenses of ATII, by (y) the number of then outstanding ATII Public Shares, which redemption will completely extinguish ATII Public Shareholders’ rights as holders of ATII Ordinary Shares (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ATII Ordinary Shares and the ATII Board, liquidate and dissolve, subject, in each case, to our obligations under the Companies Act to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such cases, ATII Public Shareholders may only receive approximately $10.05 per ATII Public Share and our ATII Warrants will expire and be worthless.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your ATII Public Shares and/or ATII Public Warrants, potentially at a loss.

ATII Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of (1) our completion of an initial business combination (including the Business Combination) during the Completion Window, and then only with respect to those ATII Public Shares that such ATII Public Shareholder properly elected to redeem in connection with the initial business combination, subject to certain limitations; (2) at least one day after the Domestication Merger Effective Time, the redemption of any ATII Public Shares properly submitted in connection with a vote of the holders of ATII Ordinary Shares to amend the Current Charter to (A) modify the substance and timing of our obligation to allow redemptions in connection with our initial business combination or to redeem 100% of the ATII Public Shares if we do not complete an initial business combination during the Completion Window or (B) with respect to any other material provision relating to the rights of holders of ATII Ordinary Shares or pre-initial business combination activity; and (3) the redemption of the ATII Public Shares if we have not completed an initial business combination during the Completion Window, subject to applicable law. In no other circumstances will ATII Public Shareholders have any right or interest of any kind to or in the Trust Account. Holders of ATII Warrants will not have any right to the proceeds held in the Trust Account with respect to the ATII Warrants. Accordingly, to liquidate your investment, you may be forced to sell your ATII Public Shares and/or ATII Warrants, potentially at a loss.

If we have not completed our initial business combination during the Completion Window, our ATII Public Shareholders may be forced to wait until after the expiration of the Completion Window before redemption from the Trust Account.

If we have not completed our initial business combination during the Completion Window, we will distribute the aggregate amount then on deposit in the Trust Account, net of taxes payable (if any) and up to $100,000 of interest to pay winding up and dissolution expenses of ATII, on a pro rata basis, to any ATII Public Shareholder by way of redemption of its ATII Public Shares and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of ATII Public Shareholders from the Trust Account will be automatically effected by function of the Current Charter prior to any voluntary winding up. If, prior to completion of our initial business combination, we are required to wind-up, liquidate the Trust Account and distribute such amount therein, on a pro rata basis, to ATII Public Shareholders as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Companies Act. Accordingly, ATII Public Shareholders may be forced to wait beyond the expiration of the Completion Window before the funds in the Trust Account that remain following any redemptions by ATII Public Shareholders become available to the ATII Public Shareholders and the ATII Public Shareholders receive the return of their pro rata portion of the funds from the Trust Account. We have no obligation to return funds from the Trust Account to ATII Public Shareholders prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination during the Completion Window or amend certain provisions of our Current Charter, and only then in cases where ATII Public Shareholders have properly sought to redeem their ATII Public Shares in accordance with our Current Charter. Only upon our redemption or any liquidation will ATII Public Shareholders be entitled to distributions from the Trust Account if we have not completed our initial business combination during the Completion Window and do not amend certain provisions of our Current Charter prior thereto.

If the net proceeds of the IPO not being held in the Trust Account are insufficient to allow us to operate through the expiration of the Completion Window, and we are unable to obtain additional capital, we may be unable to complete our initial business combination during the Completion Window, in which case ATII Public Shareholders may only receive $10.05 per ATII Public Share, and the ATII Warrants will expire and be worthless.

As of March 31, 2026, ATII had cash of $1,077,839, consisting of proceeds of the IPO held outside of the Trust Account which are available for use by us to cover the costs associated with identifying a target business for an initial business combination during the Completion Window and negotiating an initial business combination and other general corporate uses. In addition, as of March 31, 2026, ATII had total current liabilities of $309,370.

The funds available to us outside of the Trust Account may not be sufficient to allow us to operate until the expiration of the Completion Window, assuming that our initial business combination is not completed during the Completion Window. Of the funds available to us outside of the Trust Account, we could use a portion to consummate the Business Combination with Forge Nano, or, if the Merger Agreement is terminated, to pay fees to consultants to assist us with our search for another target business for an initial business combination prior to expiration of the Completion Window. In such event, we could also use a portion of the funds available to us outside the Trust Account as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed initial business combination prior to expiration of the Completion Window, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business to engage in negotiations for an initial business combination during the Completion Window and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds available to us from outside of the Trust Account to continue searching for, or conducting due diligence with respect to, a target business for an initial business combination prior to expiration of the Completion Window.

If we are required to seek additional capital prior to completion of an initial business combination, we would need to borrow funds from our Sponsor, members of our management team or other third parties to operate during the Completion Window or may be forced to liquidate. Neither the members of our management team nor any of their affiliates is under any further obligation to advance funds to ATII in such circumstances during the Completion Window. Any such advances would be repaid only from funds available to us held outside of the Trust Account or from funds released to us from the Trust Account upon completion of our initial business combination prior to expiration of the Completion Window pursuant to our Current Charter. If we are unable to obtain additional financing, we may be unable to complete an initial business combination during the Completion Window. If we are unable to complete an initial business combination during the Completion Window because we do not have sufficient funds available to us outside of the Trust Account, we will be forced to cease operations and liquidate the Trust Account. Consequently, in such an event, ATII Public Shareholders may only receive approximately $10.05 per ATII Public Share on our redemption of the ATII Public Shares and the ATII Warrants will expire and be worthless.

ATII’s independent registered public accounting firm’s report for each of the year ended December 31, 2025 and period ended December 31, 2024 contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”

ATII may not have sufficient liquidity to fund its working capital needs prior to consummating an initial business combination during the Completion Window. Further, ATII has incurred, and expects to continue to incur, significant costs in pursuit of its financing and acquisition plans in connection with an initial business combination, including the Business Combination. ATII cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful during the Completion Window. These factors, among others, raise substantial doubt about ATII’s ability to continue as a “going concern.” The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate an initial business combination during the Completion Window, including the Business Combination, or our inability to continue as a “going concern.”

EXTRAORDINARY GENERAL MEETING OF ATII

General

ATII is furnishing this proxy statement/prospectus to the holders of ATII Ordinary Shares as part of the solicitation of proxies by the ATII Board for use at the extraordinary general meeting.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held virtually via webcast on           , 2026, beginning at           Eastern Time (unless the extraordinary general meeting is adjourned or postponed). Holders of ATII Ordinary Shares will be able to virtually attend and vote at the extraordinary general meeting by visiting           . To attend the extraordinary general meeting, you must pre-register at by Eastern Time on           , 2026.

For the purposes of the Companies Act and the Current Charter, the physical location of the extraordinary general meeting will be at the offices of ATII at            .

Purpose of the Extraordinary General Meeting

At the extraordinary general meeting, we will ask holders of ATII Ordinary Shares to consider and vote on:

●	the Business Combination Proposal (a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A);
●	the Domestication Merger Proposal (a copy of the Plan of Merger is attached to this proxy statement/prospectus as Exhibit 3.4);
●	the Director Election Proposal;
●	the Stock Issuance Proposal;
●	the Organizational Documents Proposal (copies of the Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2, respectively);
●	the Advisory Organizational Documents Proposals;
●	the Equity Incentive Plan Proposal and adopt the 2026 Equity Plan (a copy of the 2026 Equity Plan is attached to this proxy statement/prospectus as Annex G); and
●	if presented, the Adjournment Proposal.

Each of the Condition Precedent Proposals are cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposal 6A-F and the Adjournment Proposal are not cross-conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. Notwithstanding the order of the resolutions on the notice to the extraordinary general meeting, the Adjournment Proposal may be presented first to the holders of ATII Ordinary Shares if, based on the tabulated vote collected at the time of the extraordinary general meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. The transactions contemplated by the Merger Agreement, including the Business Combination, will be consummated only if the Condition Precedent Proposals are approved by the holders of ATII Ordinary Shares at the extraordinary general meeting.

Pre-Registering for the Extraordinary General Meeting

In order to attend the extraordinary general meeting, you must pre-register at           by           Eastern Time on           , 2026. For purposes of attendance at the extraordinary general meeting, all references in this proxy statement to “present” shall mean virtually present at the extraordinary general meeting. To pre-register for the extraordinary general meeting, please follow the instructions as applicable to your ownership of ATII Ordinary Shares below:

Holders of Record of ATII Ordinary Shares

If your ATII Ordinary Shares as of the Record Date are registered in your name with the Transfer Agent and you wish to attend the virtual meeting, you may pre-register to participate in the extraordinary general meeting remotely by visiting           . Please have your proxy card, or notice, containing your control number available and follow the instructions for accessing the extraordinary general meeting. Requests to register to participate in the extraordinary general meeting remotely must be received no later than           Eastern Time on           , 2026.

Questions on How to Pre-Register

If you have any questions or require any assistance in pre-registering, please contact           , ATII’s proxy solicitor for the extraordinary general meeting, by email at           . Individuals may also call           toll free at           ; banks and brokers can call           .

Beneficial (Street Name) Holders of ATII Ordinary Shares

If your ATII Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the ATII Ordinary Shares held for you in what is known as “street name.” Beneficial holders of ATII Ordinary Shares as of the Record Date and who wish to attend the virtual meeting may pre-register to participate in the extraordinary general meeting remotely by visiting           . Please have your proxy card, or notice, containing your control number available and follow the instructions to complete your registration request. After registering, beneficial (“street name”) holders of ATII Ordinary Shares will receive a confirmation email with a link and instructions for accessing the extraordinary general meeting. Requests to register to participate in the extraordinary general meeting remotely must be received no later than           Eastern Time on           , 2026.

Record Date; ATII Ordinary Shares Entitled to Vote; Quorum

Only holders of ATII Ordinary Shares as of the Record Date are entitled to notice of the extraordinary general meeting and to vote at the extraordinary general meeting. A list of holders of ATII Ordinary Shares entitled to vote at the extraordinary general meeting will be available at our principal executive offices located at 2093 Philadelphia Pike #1968, Claymont, DE 19703, during regular business hours for a period of no less than ten days prior to the extraordinary general meeting, as well as electronically on the extraordinary general meeting website. As of           , 2026, which is the Record Date for the extraordinary general meeting, there were 29,590,000 ATII Ordinary Shares outstanding and entitled to vote at the extraordinary general meeting, of which an aggregate of 23,000,000 were ATII Public Shares held by persons other than the Insiders. Holders of ATII Ordinary Shares will be entitled to one vote at the extraordinary general meeting for each ATII Ordinary Share owned at the close of business on the Record Date.

A quorum of holders of ATII Ordinary Shares is necessary to hold a valid extraordinary general meeting. The presence, in person or represented by proxy, of the holders of 14,795,001 ATII Ordinary Shares, or a majority of the 29,590,000 ATII Ordinary Shares entitled to vote on the Record Date, will constitute quorum at the extraordinary general meeting pursuant to the Companies Act and the Current Charter. Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 of the 29,590,000 ATII Ordinary Shares issued and outstanding as of the Record Date and will attend the extraordinary general meeting, the presence at the extraordinary general meeting of holders of an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, would be required to achieve a quorum at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal included in this proxy statement/prospectus under the Companies Act and the Current Charter.

In the event that quorum is not present at the extraordinary general meeting, it is expected that the extraordinary general meeting will be adjourned to solicit additional proxies.

Abstentions and Broker Non-Votes

If your ATII Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the ATII Ordinary Shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your ATII Ordinary Shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your ATII Ordinary Shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your ATII Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the holders of ATII Ordinary Shares will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your ATII Ordinary Shares without your instruction. Your bank, broker, or other nominee can vote your ATII Ordinary Shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your ATII Ordinary Shares and you should instruct your broker to vote your ATII Ordinary Shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your ATII Ordinary Shares will not be voted on that proposal. This is called a “broker non-vote.”

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

Vote Required for Approval

The approval and adoption of the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposal and the Equity Incentive Plan Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of quorum).

The approval and adoption of the Domestication Merger Proposal and the Organizational Documents Proposal requires a Special Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of at least two-thirds of the ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at the extraordinary general meeting (assuming presence of quorum).

Each Condition Precedent Proposal is conditioned upon the approval of the other Condition Precedent Proposals. Therefore, if all Condition Precedent Proposals are not approved, none of the Condition Precedent Proposals will have any effect, even if certain Condition Precedent Proposals are approved by holders of ATII Ordinary Shares. The Advisory Organizational Documents Proposals are not conditioned upon any other proposal.

The approval of the Adjournment Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and Current Charter, being a resolution passed by the affirmative vote of a simple majority of the ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of quorum). The Adjournment Proposal is not conditioned upon any other proposal.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 of the 29,590,000 issued and outstanding ATII Ordinary Shares as if the Record Date. As a result, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal, while 13,136,667 additional votes of holders of ATII Public Shares, or approximately 57.12% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger Proposal and the Organizational Documents Proposal.

Voting Your ATII Ordinary Shares at the Extraordinary General Meeting

Each ATII Ordinary Share that you own in your name as of the Record Date entitles you to one vote at the extraordinary general meeting. Your proxy card shows the number of ATII Ordinary Shares that you own as of the Record Date.

If you are a record owner of your ATII Ordinary Shares as of the Record Date, there are two ways to vote your ATII Ordinary Shares at the extraordinary general meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card.

All ATII Ordinary Shares represented by properly signed and dated proxies received by the deadline indicated above will be voted at the extraordinary general meeting in accordance with the instructions of the holder of such ATII Ordinary Shares. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” the Business Combination Proposal, (2) “FOR” the Domestication Merger Proposal, (3) “FOR” the Director Election Proposal, (4) “FOR” the Stock Issuance Proposal, (5) “FOR” the Organizational Document Proposal, (6) “FOR” the Advisory Organizational Documents Proposal, (7) “FOR” the Equity Incentive Plan Proposal and (8) “FOR” the approval of the Adjournment Proposal, if presented. Proxy cards that are returned without a signature will not be counted as present at the extraordinary general meeting and cannot be voted under the Companies Act and the Current Charter.

You Can Attend the Extraordinary General Meeting and Vote in Person.

●	If your ATII Ordinary Shares are registered in your name with the Transfer Agent and you wish to attend the extraordinary general meeting, go to , enter the 12-digit control number included on your proxy card or notice of the extraordinary general meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the extraordinary general meeting you will need to log back into the extraordinary general meeting site using your control number. Pre-registration is recommended but is not required in order to attend.
●	If your ATII Ordinary Shares are held in a stock brokerage account or by a bank or other nominee, you are considered a “beneficial holder” of ATII Ordinary Shares held for you in what is known as “street name.” Beneficial holders of ATII Ordinary Shares who wish to attend the extraordinary general meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their ATII Ordinary Shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to . Beneficial holders of ATII Ordinary Shares who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the extraordinary general meeting. After contacting the Transfer Agent, a beneficial holder of ATII Ordinary Shares will receive an e-mail prior to the extraordinary general meeting with a link and instructions for entering the extraordinary general meeting. Beneficial holders of ATII Ordinary Shares should contact the Transfer Agent at least five business days prior to the extraordinary general meeting date in order to ensure access.

Revocability of Proxies

Any proxy given by a holder of ATII Ordinary Shares may be revoked at any time prior to the extraordinary general meeting by doing any of the following:

●	if a proxy was submitted by telephone or over the Internet, by submitting another proxy by telephone or over the Internet, in accordance with the instructions detailed above, at any time before the closing of the voting facilities by 11:59 p.m. Eastern Time on , 2026;
●	by submitting a properly signed and dated proxy card with a date later than the date of the previously submitted proxy relating to the same ATII Ordinary Shares, provided such proxy card is received no later than the close of business on , 2026;
●	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to the offices of ATII at 2093 Philadelphia Pike #1968, Claymont, DE 19703, stating that the proxy is revoked, provided such written notice is received no later than the close of business on , 2026; or

●	by attending the extraordinary general meeting and voting thereat (your attendance at the extraordinary general meeting will not, by itself, revoke your proxy).

If you hold your ATII Ordinary Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote.

Any adjournment, postponement or other delay of the extraordinary general meeting, including pursuant to the Adjournment Proposal for purposes of soliciting additional proxies, will allow holders of ATII Ordinary Shares who have already sent in their proxies for the extraordinary general meeting to revoke them at any time prior to their use at the adjourned, postponed or delayed extraordinary general meeting.

Who Can Answer Your Questions About Voting Your ATII Ordinary Shares

If you are a holder of ATII Ordinary Shares and have any questions about how to vote or direct a vote in respect of your ATII Ordinary Shares, you may call           , our proxy solicitor, by email at           . Holders of ATII Ordinary Shares may also call           toll free at           ; banks and brokers can call           .

ATII Board’s Recommendation

The ATII Board has unanimously: (i) determined that the Merger Agreement and the transactions contemplated therein, including the Business Combination, are fair to and in the best interests of ATII and the holders of ATII Ordinary Shares, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated therein, including the Business Combination, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the holders of ATII Ordinary Shares at the extraordinary general meeting and (iv) resolved to recommend the adoption of the Merger Agreement and the approval of the Business Combination by holders of ATII Ordinary Shares at the extraordinary general meeting. The ATII Board unanimously recommends that you vote: (1) “FOR” the Business Combination Proposal; (2) “FOR” the Domestication Merger Proposal; (3) “FOR” the Director Election Proposal; (4) “FOR” the Stock Issuance Proposal; (5) “FOR” the Organizational Documents Proposal; (6) “FOR” the Advisory Organizational Documents Proposal; (7) “FOR” the Equity Incentive Plan Proposal; and (8) “FOR” the Adjournment Proposal.

For a more complete description of the ATII Board’s reasons for the approval of the Business Combination and the recommendation of the ATII Board, see section titled “Proposal No. 1 – The Business Combination Proposal – the ATII Board Reasons for the Approval of the Business Combination.”

When you consider the recommendation of the ATII Board to vote in favor of the approval and adoption of the proposals included in this proxy statement/prospectus, you should keep in mind that the Sponsor, the ATII Directors and the officers of ATII have interests in an initial business combination, including the Business Combination, that are different from or in addition to (and which may conflict with) interests of holders of ATII Ordinary Shares generally.

The existence of financial and personal interests of one or more ATII Directors may result in a conflict of interest on the part of such ATII Director(s) between what he, she or they may believe is in the best interests of ATII and the holders of ATII Ordinary Shares and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that the holders of ATII Ordinary Shares vote to approve and adopt the proposals. In addition, ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination.”

Redemption Rights

If you are an ATII Public Shareholder and wish to exercise your Redemption Right to redeem your ATII Public Shares, you must:

(a)

(i) hold ATII Public Shares or (ii) hold ATII Public Shares through ATII Public Units and elect to separate your ATII Public Units into the underlying ATII Ordinary Shares and ATII Warrants prior to exercising your Redemption Rights with respect to the ATII Public Shares;

(b)

submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the ATII Public Shares for which redemption is requested, and whether such request is for ATII to redeem all or a portion of your ATII Public Shares in exchange for cash; and

(c)	tender or deliver your ATII Public Share certificates (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

ATII Public Shareholders must complete the procedures for electing to redeem their ATII Public Shares in the manner described above prior to           Eastern Time on           , 2026 (up to two (2) business days prior to the initially scheduled extraordinary general meeting to vote on the Business Combination Proposal) (the “Redemption Deadline”) in order for their ATII Public Shares to be redeemed in connection with the Business Combination. Accordingly, you have until the Redemption Deadline to tender your ATII Public Shares if you wish to exercise your Redemption Rights. Given the relatively short period in which to exercise Redemption Rights, it is advisable for you to use electronic delivery of your ATII Public Shares.

Holders of ATII Public Units must elect to separate ATII Public Units held by them into the underlying ATII Public Shares and ATII Warrants prior to exercising their Redemption Rights with respect to the ATII Public Shares. ATII Public Shareholders may elect to redeem ATII Public Shares regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold ATII Public Shares on the Record Date. If the Proposed Transaction (or any other initial business combination) is not consummated during the Completion Window, the ATII Public Shares will be returned to the respective holder, broker or bank.

If you exercise your Redemption Rights in connection with the Proposed Transaction, your ATII Public Shares will be redeemed for a pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $242.0 million, for $10.52 per share, as of March 31, 2026). Such amount, including interest earned on the funds held in the Trust Account for and not previously released to ATII to pay taxes, if any, will be paid promptly upon consummation of the Business Combination during the Completion Window. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims that could take priority over those of the ATII Public Shareholders exercising Redemption Rights, regardless of whether such holders vote for or against the Business Combination Proposal. The per-ATII Public Share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal described in this proxy statement/prospectus other than the Business Combination Proposal will have no impact on the amount you will receive if you exercise your Redemption Rights.

Any request for Redemption, once made by an ATII Public Shareholder, may be withdrawn by such ATII Public Shareholder at any time up to the Redemption Deadline. If such ATII Public Shareholder tenders or delivers its ATII Public Share certificates (if any) along with the Redemption forms and subsequently decides prior to the applicable date not to exercise its Redemption Rights, such ATII Public Shareholder may request that the Transfer Agent return the ATII Public Share certificates (physically or electronically). Any ATII Public Shareholder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent, prior to the Redemption Deadline. No request for Redemption will be honored unless any ATII Public Shareholder’s certificates for its respective ATII Public Shares (if any) along with the Redemption forms have been tendered or delivered (either physically or electronically) to the Transfer Agent prior to the Redemption Deadline.

If any ATII Public Shareholder properly makes a request for Redemption and the certificates for ATII Public Shares (if any) along with the Redemption forms are tendered or delivered to the Transfer Agent prior to the Redemption Deadline, then, if the Proposed Transaction is consummated during the Completion Window, ATII will redeem such ATII Public Shareholder’s ATII Public Shares for a pro rata portion of funds then on deposit in the Trust Account. If such ATII Public Shareholder exercises its Redemption Rights, then it will be exchanging its ATII Public Shares for cash.

If the Proposed Transaction (or any other initial business combination) is not consummated during the Completion Window, the ATII Public Shares will be returned to the respective holder, broker or bank.

If you are an ATII Public Shareholder and you exercise your Redemption Rights, such exercise will not result in the loss of any ATII Warrants that you may hold, the treatment of which is described elsewhere in this proxy statement/prospectus.

If any ATII Public Shareholder holds its ATII Public Shares in “street name,” such ATII Public Shareholder will have to coordinate with its broker to have your shares certificated or tendered or delivered electronically. ATII Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed in connection with the Business Combination. There is a nominal cost associated with this tendering process and the act of certificating the ATII Public

Shares or tendering or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. In the event the Business Combination is not consummated, this may result in an additional cost to holders of ATII Public Shares for the return of their ATII Public Shares.

Any ATII Public Shareholder may withdraw a request for Redemption until the Redemption Deadline and, following the Redemption Deadline, with ATII’s consent, up and until the Closing. Furthermore, if an ATII Public Shareholder tenders or delivers its ATII Public Share certificates (if any) along with the Redemption forms in connection with an election of its Redemption and subsequently decides prior to the applicable deadline not to elect to exercise such Redemption Rights, such ATII Public Shareholder may simply request that ATII permit the withdrawal of the Redemption request and instruct the Transfer Agent to return the ATII Public Share certificate (physically or electronically) to such ATII Public Shareholder. The ATII Public Shareholder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.

Any corrected or changed written exercise of Redemption Rights must be received by the Transfer Agent prior to the vote taken on the Business Combination Proposal at the extraordinary general meeting. No request for Redemption will be honored unless the ATII Public Shares held by the ATII Public Shareholder have been tendered or delivered (either physically or electronically) to the Transfer Agent prior to the Redemption Deadline.

Notwithstanding the foregoing, any ATII Public Shareholder, together with any affiliate of such ATII Public Shareholder or any other Person with whom such ATII Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its ATII Public Shares with respect to more than an aggregate of 15% of the ATII Public Shares then issued and outstanding without ATII’s prior consent. Accordingly, if any ATII Public Shareholder, alone or acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), seeks to redeem more than 15% of the ATII Public Shares then issued and outstanding, then any such ATII Public Shares in excess of such 15% limit would not be redeemed in exchange for cash without ATII’s prior consent.

The closing price of ATII Public Shares on           , 2026, the most recent practicable date prior to the date of this proxy statement/prospectus, was $           . As of the Record Date, funds in the Trust Account totaled $           and were held in an interest-bearing Trust Account pursuant to the Current Charter.

Prior to exercising their Redemption Rights, ATII Public Shareholders should verify the market price of the ATII Public Shares as they may receive higher proceeds from the sale of their ATII Public Shares in the public market than from exercising their Redemption Rights if the market price per-ATII Public Share is higher than the Redemption Price. ATII cannot assure ATII Public Shareholders that they will be able to sell their ATII Public Shares in the open market prior to the completion of the Business Combination, even if the market price per-ATII Public Share is higher than the Redemption Price, as there may not be sufficient liquidity in ATII Public Shares when ATII Public Shareholders wish to sell their ATII Public Shares.

Holders of ATII Warrants will not have Redemption Rights with respect to the ATII Warrants pursuant to the terms of the ATII Warrant Agreement and the Current Charter.

Proxy Solicitation

The ATII Board is soliciting your proxy and ATII will bear the cost of soliciting proxies.            has been retained to assist with the solicitation of proxies. ATII expects to pay           a fee of $           , plus certain costs associated with additional services, as necessary, and           will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the extraordinary general meeting. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of ATII Ordinary Shares, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses in accordance with SEC and Nasdaq regulations. Proxies may also be solicited in person or by telephone, facsimile, e-mail or other electronic medium to           or, without additional compensation, by ATII, the ATII Directors or any officers and employees of ATII. This solicitation is being made by mail but may also be made by telephone. ATII, the ATII Directors and any officers and employees of ATII may also solicit proxies online. ATII will file with the SEC all scripts and other electronic communications as proxy soliciting materials.

If a holder of ATII Ordinary Shares grants a proxy, such holder may still vote its ATII Ordinary Shares in person if it revokes its proxy before the extraordinary general meeting as described above. A holder of ATII Ordinary Shares also may change its vote by submitting a later-dated proxy as described above.

Anticipated Date of Consummation of the Business Combination

Assuming the timely satisfaction of necessary Closing conditions set forth in the Merger Agreement, including the approval of the Business Combination Proposal by the holders of ATII Ordinary Shares, we currently anticipate that the Business Combination will be consummated as early as the third calendar quarter of 2026. However, the exact timing of consummation of the Business Combination cannot be predicted because the Business Combination is subject to the Closing conditions specified in the Merger Agreement and summarized in this proxy statement/prospectus, many of which are outside our control.

Appraisal Rights

None of the holders of ATII Ordinary Shares or ATII Warrants are entitled to appraisal rights in connection with the Business Combination or the Domestication Merger under the Companies Act and the DGCL.

Holders of ATII Ordinary Shares

As of the date of this proxy statement/prospectus, there are 29,590,000 ATII Ordinary Shares issued and outstanding, which includes 6,280,000 ATII Ordinary Shares held by the Sponsor, its affiliates and representatives. As of the date of this proxy statement/prospectus, there is an aggregate of 11,920,000 ATII Warrants outstanding, which is comprised of the 420,000 ATII Warrants that were originally issued as part of the ATII Private Units to the Sponsor and BTIG concurrently with the IPO and the 11,500,000 ATII Warrants that were originally issued as part of the ATII Public Units at the IPO.

At any time at or prior to the consummation of the Business Combination, subject to applicable U.S. federal securities laws (including with respect to material non-public information), the Sponsor, the Forge Nano Stockholders who receive Closing Payment Shares, holders of Forge Nano Convertible Securities, if any, and ATII, or our or their respective directors, officers, advisors or affiliates, may (a) purchase ATII Public Shares from ATII Public Shareholders who elect to redeem, or indicate an intention to redeem, such ATII Public Shares in connection with the Business Combination, (b) execute agreements to purchase such ATII Public Shares from such ATII Public Shareholders in the future or (c) enter into transactions with such ATII Public Shareholders and others to provide them with incentives to acquire ATII Public Shares or not redeem their ATII Public Shares. Such a purchase may include a contractual acknowledgement that such ATII Public Shareholder, although still the record holder of such ATII Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights with respect to such ATII Public Shares. In the event that the Sponsor, the Forge Nano Stockholders who receive Closing Payment Shares, holders of Forge Nano Convertible Securities, if any, or ATII, or our or their respective directors, officers, advisors or affiliates, purchase ATII Public Shares in privately negotiated transactions from ATII Public Shareholders, such ATII Public Shares purchased by the Sponsor, the Forge Nano Stockholders who receive Closing Payment Shares, holders of Forge Nano Convertible Securities, if any, or ATII, or our or their respective directors, officers, advisors or affiliates, would not be voted in favor of the Business Combination Proposal, and the Sponsor, the Forge Nano Stockholders who receive Closing Payment Shares, holders of Forge Nano Convertible Securities, if any, or ATII, or our or their respective directors, officers, advisors or affiliates, would waive their Redemption Rights with respect to such ATII Public Shares in connection with the Business Combination. In the event that the Sponsor, the Forge Nano Stockholders who receive Closing Payment Shares, holders of Forge Nano Convertible Securities, if any, or ATII in accordance with and subject to the terms and conditions of the Merger Agreement, or our or their respective directors, officers, advisors, or affiliates, purchase ATII Public Shares in privately negotiated transactions from ATII Public Shareholders who have already elected to exercise their Redemption Rights with respect to such ATII Public Shares in connection with the Business Combination, such selling ATII Public Shareholders would be required to revoke their prior elections to redeem such ATII Public Shares in connection with the Business Combination.

The purpose of such ATII Public Share purchases and other transactions would be to reduce the number of ATII Public Shareholders electing to redeem their ATII Public Shares in connection with the Business Combination.

Entering into any such arrangements may have a depressive effect on the market price of ATII Public Shares (e.g., by giving an investor or holder the ability to effectively purchase ATII Public Shares at a price lower than market, such investor or holder may therefore become more likely to sell the ATII Public Shares he, she or it owns, either at or prior to the consummation of the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur.

proposal no. 1 — THE BUSINESS COMBINATION PROPOSAL

Background of the Business Combination

The Business Combination was the result of a thorough search by ATII for a potential transaction utilizing the global network and investing and operating experience of its management team and the ATII Board. The terms of the Business Combination were the result of negotiations between the independent directors of the ATII Board, ATII’s management team and the Sponsor, in consultation with ATII’s legal advisors and professional service providers, and the directors of Forge Nano and Forge Nano’s management team, in consultation with Forge Nano’s legal advisors and professional service providers. The following is a brief description of the background of these negotiations, the Merger Agreement and related transactions.

ATII is a blank check company incorporated in the Cayman Islands on June 7, 2024, and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention was to capitalize on the substantial deal sourcing, investing and operating expertise of the Sponsor, the ATII Directors, and our management team to identify and combine with one or more businesses with high growth potential for purposes of consummation its initial business combination pursuant to the Current Charter.

The Sponsor is a Delaware limited liability company formed for the sole purpose of sponsoring ATII in connection with its initial public offering and subsequent business combination activities. Sponsor’s business activities are limited to organizational activities, identifying and evaluating potential business combination targets, and providing administrative and financial support to ATII. Sponsor does not have any operations or business activities outside of its role as sponsor to ATII and does not engage in any commercial operations or generate revenue apart from its investment in ATII. Sponsor is managed by its managing member, Long Long, who is also Chief Executive Officer and a director of ATII.

On February 12, 2025, ATII issued an aggregate of 23,000,000 ATII Public Units at a price of $10.00 per ATII Public Unit in connection with the IPO, including the full exercise of the underwriter’s overallotment option, generating gross proceeds of $230,000,000. Substantially concurrently with the IPO, ATII issued, in a private placement transaction, 840,000 ATII Private Units, at a price of $10.00 per ATII Private Unit, to the Sponsor and BTIG, generating gross proceeds of $8,400,000. Of those 840,000 ATII Private Units, the Sponsor purchased 530,000 ATII Private Units and BTIG purchased 310,000 ATII Private Units. Following the IPO (including exercise of the over-allotment option by the underwriters of the IPO), an amount equal to $231,150,000 of the net proceeds from the IPO and the sale of the ATII Units was placed in the Trust Account. As of the Record Date, funds in the Trust Account totaled $           ($           per ATII Public Share) and were held in an interest-bearing Trust Account.

Pursuant to the Insider Letter, the Insiders agreed in connection with the IPO to waive their Redemption Rights in connection with an initial business combination during the Completion Window, including the Business Combination, with respect to all Founder Shares and ATII Private Shares purchased by the Insiders and BTIG in a private placement concurrently with the IPO. The Insiders did not receive any separate consideration paid in connection with providing such waiver.

Prior to the consummation of the IPO, neither ATII, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to an initial business combination with ATII.

Upon the consummation of the IPO, ATII’s management team commenced an active search for prospective businesses to acquire for purposes of its initial business combination. Through the networks of relationships of its management team and the Sponsor and its affiliates, representatives of ATII contacted, and representatives of ATII were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities, including several investment banks and advisors, for purposes of its initial business combination.

On a regular basis, the ATII Board was updated by ATII’s management with respect to the status of the search for its initial business combination.

The following is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by representatives of ATII but sets forth the significant discussions and steps that ATII took in entering into the Merger Agreement with Forge Nano for purposes of its initial business combination.

ATII evaluated over 50 potential target businesses for its initial business combination prior to entering into the Merger Agreement with Forge Nano. ATII’s target evaluation process for its initial business combination began with a review of the basic information available regarding a potential target, either available publicly or made available to ATII by the individual or entity introducing the target to ATII. This basic information typically includes a target’s industry, a brief description of a target’s business, high-level financial data, and valuation sought by a target. Based on this initial review, ATII would determine if there were any fundamental factors that would cause ATII to not proceed with such target, such as if a target’s industry was outside of ATII’s intended industry focus, if the underlying business model of a target was too speculative, or if a target business was too small. If ATII decided to proceed with a target, ATII would then seek to execute a non-disclosure agreement with the target and conduct further assessment of the business via requests from ATII for information and meetings with a target’s management team. Of the over 50 potential target businesses that ATII evaluated for its initial business combination, ATII executed non-disclosure agreements with approximately 20 of them.

Of the potential targets for its initial business combination that ATII signed non-disclosure agreements with, ATII entered into letter of intent negotiations with five of the targets. The first target was a high-tech aerospace company with an initial contemplated valuation of $750 million; ATII decided not to proceed with the target due to uncertainty about the target’s technology roadmap and path to revenue ramp. The second target was a quantum computing company with an initial contemplated valuation of $2 billion; ATII terminated its LOI negotiations with the target due to ATII entering an exclusive LOI with Forge Nano. The third was an artificial intelligence chip company with an initial contemplated valuation of $1.5 billion; the target decided not to proceed with a SPAC transaction. The fourth target was an autonomous electric vehicle company with an initial contemplated valuation of $1.5 billion; the target decided to pursue a transaction with another SPAC. The final target was Forge Nano, a deep-tech material sciences company, which ATII chose as its ultimate merger target based on consideration of Forge Nano’s superior differentiated technology, market positioning, investor and client base, growth potential and public readiness.

The following is a discussion of ATII’s formation, the background of ATII’s previous attempts at an initial business combination, its negotiations with and evaluation of Forge Nano, the Merger Agreement and related matters.

Timeline of the Preliminary Negotiations

On August 8, 2025, Michael Kleinberg, the CFO of Forge Nano, contacted Long Long, the CEO of ATII, to discuss Forge Nano’s interest in pursuing a SPAC merger. Mr. Kleinberg identified ATII as part of his research into active SPACs that matched Forge Nano’s preferred criteria, including trust size, industry focus and prior SPAC experience. ATII was one of several SPACs meeting these criteria that Mr. Kleinberg contacted. Mr. Kleinberg provided to Mr. Long an overview of Forge Nano’s technology and business and answered preliminary questions from Mr. Long regarding Forge Nano’s financial status, audit status, and valuation expectations. Mr. Long, in turn, provided to Mr. Kleinberg an overview of ATII and answered preliminary questions from Mr. Kleinberg regarding the expected timeline of a SPAC merger. A follow-up meeting was scheduled by Mr. Kleinberg and Mr. Long for an introductory meeting between Forge Nano’s management team and ATII’s management team. After the call, Mr. Kleinberg emailed to Mr. Long a draft NDA and Forge Nano’s investor presentation. Mr. Long emailed to Mr. Kleinberg ATII’s introductory presentation that provided an overview of ATII’s management team and structure.

On August 12, 2025, Mr. Long emailed to Mr. Kleinberg a revised NDA, which Mr. Kleinberg agreed to. Subsequently, Mr. Kleinberg and Mr. Long executed the NDA.

On August 13, 2025, Mr. Kleinberg provided Mr. Long with access to Forge Nano’s virtual data room containing Forge Nano’s financial statements, contracts, cap table, technical performance reports, government grant documents, project management documents and other corporate documents.

On August 20, 2025, Dr. Paul Lichty, the CEO of Forge Nano, and Mr. Kleinberg met with Daniel Sheehan, the CFO of ATII, Ben Landen, the CTO of ATII, and Mr. Long via video conference. During the meeting, Dr. Lichty presented Forge Nano’s investor presentation and spoke in depth of Forge Nano’s technology, clients, partners, financials, accomplishments, and future aspirations. A follow-up meeting was scheduled between Forge Nano and ATII for ATII to present to Forge Nano’s ATII’s team and structure.

On August 21, 2025, Mr. Long emailed to Dr. Lichty and Mr. Kleinberg a supplemental presentation comparing ATII’s structure versus other SPACs in the market.

On August 22, 2025, Mark Gordon, a Board nominee of Forge Nano, Dr. Lichty, and Mr. Kleinberg met with Mr. Long and Mr. Sheehan via video conference. Mr. Long presented the ATII introductory presentation and supplemental presentation that was previously emailed and answered questions from the Forge Nano team. A follow-up meeting was scheduled between Forge Nano and ATII for a deep dive into Forge Nano’s technology and business development strategy.

On August 29, 2025, Dr. Lichty, Mr. Kleinberg, and Mr. Gordon met with Dr. Eric Ball, the Chairman of ATII, Mr. Long, Mr. Sheehan, and a semiconductor specialist from Mr. Sheehan’s network via video conference. Dr. Lichty provided a detailed overview of Forge Nano’s technology as it applies to the semiconductor industry and answered questions from the ATII team.

On September 5, 2025, Mr. Long emailed Mr. Kleinberg a draft non-exclusive LOI for Forge Nano’s consideration. The draft LOI proposed a merger consideration of $2 billion and a minimum gross cash of $200 million from cash remaining in ATII’s trust account at the time of merger and gross proceeds from the PIPE Financing and Additional PIPE Financing efforts.

On September 8, 2025, Mr. Long, Dr. Ball, and Mr. Sheehan travelled to Thornton, Colorado, to visit Forge Nano’s facilities and meet with the Forge Nano team in person. Dr. Lichty and Mr. Kleinberg took the ATII team on a tour of Forge Nano’s manufacturing and research facility and introduced the multitude of research projects that the Forge Nano team is working on. The ATII team then met with key members of Forge Nano’s engineering and operations team and asked further questions relating to Forge Nano’s technology, the Morrisville battery plant, and Forge Nano’s future plans. The ATII team then discussed the proposed LOI terms with Dr. Lichty, Mr. Kleinberg, and Mr. Gordon.

From September 9, 2025 to September 18, 2025, Mr. Long and Mr. Kleinberg held multiple discussions regarding the LOI. In the discussions, Mr. Long suggested the $2 billion merger consideration include a significant earn-out component tied to revenue and share price triggers to provide an attractive entry price for public investors and as a show of confidence in Forge Nano’s future revenue growth. Mr. Long and Mr. Kleinberg ultimately agreed to keep the merger consideration for Forge Nano at $2 billion with no earn-out but agreed to revisit the topic following consultation with their financial advisors and potential PIPE investors.

On September 19, 2025, Mr. Kleinberg and Mr. Long the executed the non-exclusive LOI. The LOI proposed a merger consideration of $2 billion and a minimum gross cash of $200 million from cash remaining in ATII’s trust account at the time of merger and gross proceeds from PIPE Financing and Additional PIPE Financing efforts.

Timeline of Public Announcement & Preparation of the Definitive Documents

From September 24, 2025 to October 7, 2025, Mr. Long held separate discussions with Mr. Kleinberg and BTIG with regards to requesting BTIG’s assistance to set up test-the-water meetings between Forge Nano and a few institutional investors, to be conducted without disclosing ATII’s involvement with Forge Nano.

On October 15, 2025, Dr. Lichty and Mr. Kleinberg attended test-the-water meetings with two institutional investors introduced by BTIG. The Forge Nano team presented its investor presentation, and discussed Forge Nano’s technology, clients, partners, financials, accomplishments, future aspirations, and answered questions presented by the institutional investors. The institutional investors provided feedback to the Forge Nano team.

On October 29, 2025, Dr. Lichty and Mr. Kleinberg attended a test-the-water meeting with one additional institutional investor introduced by BTIG. The Forge Nano team presented its investor presentation, and discussed Forge Nano’s technology, clients, partners, financials, accomplishments, future aspirations, and answered questions presented by the institutional investor. The institutional investor provided feedback to the Forge Nano team.

On November 3, 2025, BTIG held video conferences with the Forge Nano team to introduce the Forge Nano team to BTIG’s analyst and investment banking team. ATII and Forge Nano also held a separate video conference to introduce their respective legal counsels, Loeb & Loeb LLP (“Loeb”) and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”).

On November 6, 2025, BTIG emailed Forge Nano and ATII a proposed engagement letter regarding BTIG serving as the private placement agent for Forge Nano and ATII’s proposed merger.

On November 10, 2025, Mr. Kleinberg and Mr. Long held a video conference to discuss signing an amended, mutually exclusive, LOI. The amended LOI updated the proposed merger consideration for Forge Nano from $2 billion to $2.1 billion. Of the $2.1 billion, $900 million would be subject to an earn-out, with the specific terms to be mutually agreed upon by Forge Nano and ATII.

On November 11, 2025, Mr. Long emailed Mr. Kleinberg a proposed amended, mutually exclusive, LOI.

From November 11, 2025 to November 20, 2025, Dr. Lichty, Mr. Kleinberg, and Mr. Long exchanged emails to discuss revisions to the proposed amended, mutually exclusive, LOI. The revisions mainly involved clarification of the LOI’s mutual exclusivity terms.

On November 20, 2025, Dr. Lichty and Mr. Long executed the amended, mutually exclusive, LOI.

On November 24, 2025, Mr. Long and Stephen N. Cannon, a director of ATII, introduced Forge Nano to a potential investor for Forge Nano via video conference.

Between November 24, 2025 (when Loeb delivered a draft of the Merger Agreement to Paul Weiss), and April 20, 2026 (when the Merger Agreement was signed), the parties negotiated the terms of the Merger Agreement. Numerous drafts were shared between the parties and a number of conference calls relating to the Merger Agreement were held. However, the material terms of the transaction did not vary from the terms contained in the mutually exclusive LOI, except as described below.

On November 26, 2025, Forge Nano, ATII, and BTIG executed the engagement letter naming BTIG as the Private Placement agent for Forge Nano and ATII’s proposed merger.

From December 2, 2025 to December 10, 2025, BTIG held multiple video conferences with Forge Nano and ATII to review and provide feedback on Forge Nano’s investor presentation.

From December 2025 until the signing of the Merger Agreement on April 20, 2026, members of ATII management and members of Forge Nano management had numerous discussions and meetings with prospective investors in the PIPE Investment, as further described below. Prospective accredited investors in the PIPE Investment (collectively, “PIPE Investors”) included investors introduced by BTIG and investors via existing connections with Forge Nano’s management that expressed potential interest in participating in the PIPE Investment. BTIG wall-crossed each prospective PIPE Investor and provided them with access to a virtual data room containing copies of the investor presentation, the form of Subscription Agreement for investors to enter into in connection with the PIPE Investment, Forge Nano’s financial statements up to September 30, 2025. Over the course of discussions with prospective PIPE Investors, Forge Nano and ATII presented Forge Nano’s investor presentation and discussed Forge Nano’s technology, clients, partners, financials, accomplishments, future aspirations, transaction details, public comps, and answered questions presented by the PIPE investors. Additionally, ATII, Forge Nano, BTIG, and their respective legal counsel discussed with PIPE Investors terms of the Subscription Agreement including the valuation of Forge Nano, certain terms of the Business Combination transaction and the terms of the Subscription Agreement. After negotiation of the form of Subscription Agreement by each of ATII, Forge Nano and BTIG and their respective counsels with PIPE Investors in January and February 2026, prospective PIPE Investors were presented with a final version of the Subscription Agreement in the virtual data room for review prior to execution of the Merger Agreement by the parties thereto.

From April 6, 2025 until the signing of the Merger Agreement on April 20, 2026, in order to secure $100 million of PIPE investment committed to purchase Pubco Common Stock at a purchase price of no less than $10.00 per share, Forge Nano and ATII negotiated and revised the terms of the Merger Agreement to include a commitment by the Sponsor to contribute up to 3,000,000 of the shares owned by the Sponsor to secure the aforementioned PIPE investment. Additionally, the Merger Agreement terms were revised to include the issuance of warrants with the right to purchase up to an aggregate of 15,000,000 shares of Pubco Common Stock at an exercise price of $10.00 per share (subject to applicable adjustments) during the five (5) year period following the Closing Date.

On April 20, 2026, ATII held a special meeting of the ATII Board of Directors to review the transaction with Forge Nano and related PIPE Investment. At the meeting, the Board approved the transaction and authorized ATII to execute the definitive agreement and relevant ancillary agreements with Forge Nano and other applicable parties to effect the Business Combination and the Subscription Agreements with PIPE Investors.

On April 20, 2026, ATII and Forge Nano concurrently signed the Merger Agreement and entered into Subscription Agreements with investors in the PIPE Investors.

On April 21, 2026, ATII and Forge Nano issued a joint press release (the “Press Release”) announcing that the parties had entered into the Merger Agreement. On the same day, ATII filed a Current Report on Form 8-K with the SEC and furnished, as exhibits thereto, copies of the Press Release, a copy of the Merger Agreement and a copy of the presentation prepared by Forge Nano and ATII shared with investors in the PIPE Investment that had entered into agreements to keep such information confidential.

Since November 6, 2025, members of ATII, Forge Nano, Loeb, Paul Weiss, ATII’s accountants, Forge Nano’s accountants, Withum Smith+Brown, PC, ATII’s auditors, and Baker Tilly US, LLP, Forge Nano’s auditors, have held numerous status meetings via video conference to discuss the progress of ATII and Forge Nano’s S-4 filing.

The parties have continued and expect to continue regular discussions regarding the execution and timing of the Business Combination.

ATII’s Board of Directors’ Discussion of Valuation and Reasons for the Approval of the Business Combination

The ATII Board, in evaluating the proposed Business Combination with Forge Nano, consulted with ATII’s management and its technical advisors. In (i) determining that the transaction is fair to, and in the best interests of, ATII and its shareholders, (ii) approving the Merger Agreement and related agreements, and (iii) recommending the Business Combination proposal to ATII shareholders, the ATII Board considered a number of qualitative and quantitative factors, as summarized below. The ATII Board did not assign specific weightings to these factors but viewed its decision as based on the totality of the information available to it. The majority of the independent directors of the ATII Board are not required, under the Current Charter or the Companies Act, to retain an unaffiliated representative to act solely on behalf of unaffiliated ATII Public Shareholders for purposes of negotiating the terms of the Merger Agreement and/or preparing a report concerning the approval of the Business Combination, and no such person was retained. The ATII Board supported the decision to enter into the Merger Agreement based on the Board’s evaluation of the due diligence by ATII management and the investor presentation, and on the following qualitative and quantitative evaluations regarding Forge Nano:

Evaluation Criteria	Evaluation of Forge Nano by ATII Board

Management Team

Since its inception 15 years ago, Forge Nano has remained founder-led, with CEO and co-founder Paul Lichty, Ph.D., continuing to oversee strategy and technology development. Dr. Lichty, together with co-founder and CTO James Trevey, Ph.D., has guided Forge Nano from inception and built a team of over 100 employees that has achieved notable technological and business milestones. The Board viewed this continuity as critical to sustaining innovation and commercial execution.

The Board also considered Forge Nano management’s record of converting R&D programs into commercial partnerships with notable customers across the defence, semiconductor, and battery industries, reflecting execution capability necessary to quickly scale the company.

Evaluation Criteria	Evaluation of Forge Nano by ATII Board

Differentiated Technology Leadership and Market Opportunity

Forge Nano is a leader in atomic layer deposition (“ALD”) technologies applied to powders, films, and advanced materials. Its proprietary Atomic Armor™ process represents a breakthrough that enables atom-by-atom surface coatings at commercial scale. This technology underpins an estimated $359 billion of total immediate potential addressable market across semiconductors and Li-Ion batteries by 2034.

Forge Nano’s ALDx™ equipment platform is expected to disrupt the semiconductor coating sector, offering up to 10× faster cycle time, up to 10x higher throughput, and up to 88× greater precursor efficiency than conventional systems. Additionally, Forge Nano’s ALDx™ equipment has been demonstrated to enable coating of up to 1000:1 aspect ratio through-silicon vias, which is up to 100x better than conventional systems.

In parallel, Forge Nano’s ALD-coated lithium-ion battery materials demonstrated ~20% increase in capacity, faster charging time, up to 10× cycle life improvement, and 50% lower thermal generation.

Finally, Forge Nano’s ALD technology has broad applications beyond just semiconductor and energy storage, including longer-burning rocket fuel, time-controlled vaccines, stronger 3D prints, more powerful quantum computing, more efficient small modular reactors, and brighter OLED screens.

The ATII Board concluded that Forge Nano’s beachhead markets in high-margin ALD equipment and proprietary battery manufacturing supports a high-growth trajectory in the near to medium term. Furthermore, the ATII Board concluded that Forge Nano has untapped market potential and can scale beyond its initial beachhead markets in the long term.

Significant Growth Potential

The ATII Board considered that Forge Nano projects meaningful revenue growth from approximately $15 million in 2025 to over $75 million by 2027 from just its existing production capacity (as described in more detail below). Furthermore, Forge Nano’s forthcoming 3 GWh battery facility in North Carolina, which is expected to be fully operational in 2028, has the potential to generate nearly half a billion dollars of revenue annually. Finally, Forge Nano’s planned manufacturing capacity expansion for its semiconductor tools allows the company to potentially generate incremental revenue in excess of $180 million annually.

Government Endorsement and Non-Dilutive Capital Support

In September 2024, Forge Nano was selected by the U.S. Department of Energy (“DOE”) for a $100 million non-dilutive grant under the Bipartisan Infrastructure Law, one of only a handful of startups to receive such funding. The grant supports construction of Forge Nano’s North Carolina battery facility.

The ATII Board viewed this DOE grant as a catalyst for accelerated scale-up without equity dilution. The Board recognized that such federal support reduces financing risk, enhances Forge Nano’s eligibility for additional Department of Defence and DOE programs, and signals strong alignment with the U.S. push for domestic manufacturing.

Industry-Leading Strategic Investors and Partners

The ATII Board also viewed the strategic investors in Forge Nano, including Volkswagon, GM, LG, Hanwha, Mitsui, AirLiquide, amongst others, as an indicator of the strong relevance of Forge Nano’s technology in a multitude of different industries.

Furthermore, Forge Nano has recently entered into new partnerships that are expected to provide additional funding and operational guarantees for Forge Nano’s North Carolina battery facility. The ATII Board views these partnerships as an effective way in which Forge Nano has de-risked its planned construction and operational timeline for its North Carolina battery factory.

Evaluation Criteria	Evaluation of Forge Nano by ATII Board

Extensive Intellectual Property Portfolio

Forge Nano’s technology is protected by more than 200 issued and pending patents, covering both process and equipment innovations, and a significant number of trade secrets.

The ATII Board also noted that Forge Nano’s patents and trade secrets span multiple geographies and key nodes of the supply chain, including precursor chemistry and deposition control systems, thereby reinforcing its long-term defensibility and licensing potential. As a result, the Board believes Forge Nano possesses a substantial competitive moat and high barriers to entry.

Use of Proceeds & Alignment with Public Investors

The ATII Board noted that Forge Nano management has demonstrated a plan for utilizing the anticipated proceeds of the merger to expand its production capacity, enter new industry verticals, and engage in selective value-add acquisition activities.

Additionally, the merger consideration for Forge Nano contains a 90 million shares earnout that will only be released if Forge Nano meets non-trivial revenue or share price milestones within five years of the merger closing. The ATII Board views this as an indication of Forge Nano’s confidence that it will realize its proposed growth roadmap and generate significant shareholder value for public investors.

Negative Factors Considered by the ATII Board

The ATII Board noted that Forge Nano is still in the early stage of revenue growth with $15 million of revenue in 2025 and $40 million of projected revenue in 2026. A significant portion of Forge Nano’s potential future revenue is dependent on the successful construction and operation of the North Carolina battery plant and the successful expansion of Forge Nano’s equipment manufacturing capabilities. These expansion plans present both construction and operational risks.

The ATII Board also noted that there is minimal contractually guaranteed future revenue tied to the additional equipment and battery capacity that Forge Nano is building out.

Certain Forge Nano Projected Financial Information and Estimated Revenue Capacity

The following is a summary of the financial information and revenue capacity estimates provided by Forge Nano to ATII in connection with ATII’s due diligence and consideration of the potential Business Combination. The summary set forth below does not purport to be a complete description of the financial analysis performed or factors considered by us. Furthermore, the projections and revenue capacity estimates do not take into account any circumstances or events occurring after the date on which the projections were reviewed by ATII’s management.

None of Forge Nano or ATII’s management, board of directors, affiliates, advisors or other representatives assumes responsibility to update the below information and future results may be materially different from those discussed. Any projections and revenue capacity estimates set forth below are not necessarily indicative or predictive of future results or values, which may be significantly more or less favorable. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

Forge Nano does not as a matter of course publicly disclose long term projections as to future performance, operating income or other financial results. However, Forge Nano’s management prepared projections through the year ending December 31, 2027 and revenue capacity estimates (collectively, the “Projections”) that were utilized in connection with the Business Combination. The Projections are included in this proxy statement/prospectus only because (1) the Projections were made available to ATII in connection with ATII’s due diligence review of Forge Nano; and (2) the Projections were made available to the ATII Board in connection with its consideration of the Business Combination. The Projections are not included in this proxy statement/prospectus to influence any shareholder to make any investment decision with respect to the Business Combination.

The Projections are forward-looking statements. Important factors that may affect actual results and cause the Projections not to be achieved include, but are not limited to, the risks and uncertainties described below and those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page [  ] and “Risk Factors” beginning on page [  ].

Although the Projections are presented with numerical specificity, they reflect numerous estimates and assumptions made by Forge Nano with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Forge Nano’s business, all of which are difficult or impossible to predict accurately and many of which are beyond Forge Nano’s control. The Projections reflect assumptions as to certain potential business decisions that are subject to change. The Projections cover a number of years and such information by its nature becomes less reliable with each successive year. The Projections were prepared on a standalone basis without giving effect to the Business Combination. Furthermore, the Projections do not take into account the effect of any failure of the Business Combination to be completed and should not be viewed as accurate or continuing in that context.

In the view of Forge Nano’s management, the information in the Projections was prepared on a reasonable basis and reflected the best estimates and judgments available to Forge Nano’s management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results. The Projections reflect subjective judgments and assumptions in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Projections constitute forward-looking information and are subject to many risks and uncertainties that could cause actual results to differ materially from the results forecasted in the Projections, including, but not limited to, the risk that the Business Combination may not be completed in a timely basis or at all, that Forge Nano may be adversely affected by other economic, business and/or competitive factors, and risks related to Forge Nano’s financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section titled “Risk Factors” in this proxy statement/prospectus. Moreover, Forge Nano operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for Forge Nano’s management to predict all risks, nor can Forge Nano assess the effect of all factors on Forge Nano’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Forge Nano may make. There can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than forecast. In addition, the Projections will be affected by Forge Nano’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Projections cannot, therefore, be considered a guarantee of future operating results, and this information should not be relied on as such.

The Projections were not prepared with a view toward public disclosure. The inclusion of the Projections should not be regarded as an indication that Forge Nano, any of its respective affiliates, officers, directors, advisors or other representatives or anyone who received this information then considered, or now considers, them a reliable prediction of future events, and this information should not be relied upon as such. The inclusion of the Projections herein should not be deemed an admission or representation by Forge Nano that it views such Projections as material information. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that the Projections will necessarily be predictive of actual future events. No representation is made by Forge Nano or any other person regarding the Projections or Forge Nano’s ultimate performance compared to such information. The Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information about Forge Nano included in this proxy statement/prospectus. In light of the foregoing factors, and the uncertainties inherent in the Projections, shareholders are cautioned not to place undue, if any, reliance on the Projections.

The Projections included in this document have been prepared by, and are solely the responsibility of, Forge Nano’s management. Neither Forge Nano’s independent auditor, Baker Tilly US, LLP, nor any other independent accountant has compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections. The report of Baker Tilly US, LLP included in this proxy statement/prospectus relates solely to Forge Nano’s previously issued financial statements. It does not extend to the Projections and should not be read to do so.

Some of the Projections were presented as “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with the published guidelines of the SEC regarding projections or GAAP. These non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures, because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measure were not provided to or relied upon by the ATII Board.

The chart below illustrates the key elements of the projections that Forge Nano’s management provided to ATII management:

	2025A	2026P	2027P
Equipment	$5.7	$15.2	$45.2
Battery Cells	$1.0	$18.9	$25.0
Coating	$1.4	$3.4	$4.4
Grants	$6.4	$2.5	$1.5
Total	$14.5	$40.1	$76.1

These projections are based on a number of material assumptions by the Forge Nano management team, including:

●	Management assumed continued growth in the semiconductor manufacturing industry in line with current estimates of an anticipated nearly $1 trillion worldwide build-out of capacity by 2034, as part of an estimated CAGR of 27.9% from 2026 to 2035 fueled by investment into AI data centers and quantum computing.
●	In this growing industry, management assumed that it will be able to increase sales as Forge Nano’s tools process coatings over 10x faster than existing tools and use a fraction of expensive precursor materials, driving yields for these new fabs and unlocking capabilities in 3D chip stacking. Forge Nano’s tools are also attractive for existing fabs since their speed and precision are capable of throughput once only capable through Plasma Enhanced Chemical Vapor, Chemical Vapor and Physical Vapor Deposition tools (PECVD, CVD and PVD).
●	Potential success in these markets and corresponding projected revenue figures was evidenced by a doubling of Forge Nano’s sales pipeline in 2025, and management assumed that such trends will continue. The pipeline for semiconductor equipment stood at $84 million in January 2026, up from $37 million a year earlier, and management assumed capturing approximately 15% of such pipeline when estimating 2026 bookings, while fulfilling its equipment backlog. The assumption for 2027 is also based on the continued growth of the pipeline.
●	Management assumed that service revenue and parts revenue will increase with the growing total installation base. Service contracts are expected to generate an estimated 10% annually of each tool’s total booking amount, and parts purchases grow with the overall installed tool base as clients transition from warranty coverage to paid time and labor for maintenance. Management believes the estimated growth in equipment revenues is an appropriate proxy for this growth.
●	Growth in battery sales prior to the launch of the Morrisville facility is driven first by demand, with Forge Nano’s battery pipeline featuring 21 GWh in letters of intent to purchase following testing of sample cells produced by third-party manufacturing partners and the internal prototype battery line at Forge Nano headquarters. Management assumed that existing macroeconomic factors driving this demand, such as electrification, the growing need in aerospace and military sectors to satisfy a number of applications where superior battery durability and performance are required, and origin restrictions (including, for example, the requirement that by 2028 many Department of War (DOW) contractors will no longer be allowed to purchase Chinese cells), will continue and will provide substantial pricing support for its energy storage products.
●	The battery sales revenue estimates assume a modest capture of the demand illustrated in the LOIs, at 0.5% in 2026 and 0.7% in 2027 assuming the pricing contained in the LOIs remains consistent, which is a management expectation given the superior performance of the batteries and their domestic origins. The capture figures reflect management’s expectations of capacity to produce batteries among Forge Nano’s third-party manufacturers, its own prototype line and its distribution agreement with its Tier 1 South Korean partner. We expect that the Morrisville facility, when it opens, will bear the majority of this increased demand.
●	Management assumed that Forge Nano will achieve sufficient build and service capacity to support the projected figures. In making this assumption, management considered that Forge Nano has developed qualified productive capacity with third-party manufacturing parties domestically and internationally over the last several years to secure its ability to deliver cells to customers as the Morrisville facility is constructed in partnership with a Tier 1 South Korean battery manufacturer. Forge Nano has also entered a partnership with the same partner to act as its U.S. distributor, increasing revenue potential for the guidance period.

●	Forge Battery has signed contracts with its primary equipment vendor and production partner, a Tier 1 South Korean battery producer, and has made its initial deposits on that equipment. Design work on the core-and-shell facility including layout has been conducted. Construction likely will begin around the end of June, 2026. The plant is expected to begin operations 2Q2028.
●	The Morrisville, North Carolina facility currently stands as a core-and-shell, 100,000 sqft facility located in the heart of sunny Morrisville providing all the charm and splendor one expects from a modern manufacturing facility. The neighbors are lovely. The facility is designed to accommodate a second floor, which will be included in our expansion to 250,000 – 280,000 sqft.
●	As with most battery sales, clients normally require testing of cells from a production line. Those tests and a confirmation of production capacity are usually required before binding contracts are signed. Forge Battery has in its Tier 1 South Korean partner an exception to this with a contracted annual 250 MWh minimum offtake commitment. The pricing is favorable to our partner, so Forge Battery will focus on higher-price opportunities for the remainder of its capacity.
●	Management assumed that other revenues, which include toll-coating, proof-of-concept and grant proceeds will remain consistent with historical levels as the company continues its work with emerging applications of commercial-scale atomic layer deposition.
●	Because of the price sensitivity of its customers, downward pricing pressure from competing manufacturers, and continued innovation in semiconductor tool and battery manufacturing industry, among other factors, management assumed that price increases will not be a principal driver of future revenue growth. Accordingly, management assumed that prices for existing products will remain relatively flat and that new models of existing product lines may have moderate price increases commensurate with improved functionality.

The charts below illustrate the key elements of the revenue capacity estimates that Forge Nano’s management provided to ATII management. Forge Nano management believes that, with the $100 million DOE grant Forge Nano has secured and project financing that Forge Nano anticipates securing, Forge Nano will be able to construct and operate the North Carolina battery plant. Forge Nano management also believes that, with the net proceeds of the Merger (which includes $100 million of committed PIPE investment), Forge Nano will be able to complete the expansion of its equipment manufacturing capabilities.

North Carolina Battery Plant Revenue Capacity	Base Scenario	Med Scenario	High Scenario
Price / KWh ($)	$150	$175	$250
Price / Cell ($)	$2.78	$3.24	$4.63
Cells at expected Overall Equipment Effectiveness Target (million units)	144	144	144
Annual Revenue Capacity ($M)	$399.2	$465.7	$665.3

Semiconductor Revenue Capacity from Expanded Manufacturing Facilities	Base Scenario	Med Scenario	High Scenario
Tools per Year (Units)	40	106	225
Bays Required (Units)	10	25	50
Pricing / Unit ($M)	$1.5	$1.75	$1.85
Annual Revenue Capacity ($M)	$60.0	$185.9	$416.3

Valuation

In assessing the fairness of the proposed valuation, the Board reviewed market data for a select list of growth stage companies that are most comparable to Forge Nano. There are no comparable growth stage companies in the semiconductor equipment industry and thus the comp list was selected from growth stage battery companies based on the following criteria: similar revenue stage, similar company profile, similar path to going public (i.e., as part of a SPAC merger). Except as otherwise noted, market data used in our public comparables analysis is based on market data as of April 17, 2026 and is not necessarily indicative of current market conditions.

Equity Market Value of Select Battery & Semiconductor Technology Peers ($mm)(2)

Phase 1: Growth Stage Peers

$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
Transaction Pro-Forma Equity Value
Current Equity Value
$1,596
$4,476
$4,349
$548
$2,430
$1,513
$1,402
$1,329
$2,558

	FORGE NANO	(1) QuantumScape	eos	ENOVIX	amprius
Technologies	• Powder coating for semiconductor capital equipment and lithium-ion batteries	• Lithium-metal solid state batteries	• Aqueos zinc batteries	• 3D Silicon Lithium-Ion batteries	• Silicon nanowire anode • High density lithium-ion cells
Target Markets	• Government & Defense • Datacenters & Chip fabricators • Electric utilities	• Consumer & Commercial electric vehicles	• Power generation co-location • Electric utilities • C&I Behind-the-meter	• Consumer & Commercial electric vehicles • Mobile computing	• UAV/aviation • Defense applications • E-mobility
Patents	200+	200+	15	89	80+

The ATII Board considered Forge Nano’s position to be favorable as compared to the above battery peer group, all of whom command similar or higher equity value than Forge Nano. The ATII Board noted that Forge Nano is currently generating revenues in both battery and semiconductor sectors. This diversified revenue stream offers Forge Nano with greater market opportunities than peers focused more narrowly on battery technology. The ATII Boad further believes that the broad applicability of Forge Nano’s technology beyond the battery and semiconductor industries, supported by its robust IP portfolio containing more than 200 patents, positions Forge Nano for greater future growth potential.

Therefore, the Board determined that the pre-money valuation of Forge Nano was fair.

Satisfaction of 80% Test

Nasdaq rules require that ATII’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the funds held in the Trust Account) at the time of the execution of a definitive agreement for ATII’s initial business combination. As of April 20, 2026, the fair market value of the funds held in the Trust Account was approximately $242 million (excluding taxes payable on the income earned on the funds held in the Trust Account at that time), and 80% thereof represents approximately $193.6 million. Based on the enterprise value of Forge Nano of approximately $1.2 billion compared to the approximately $242 million in the Trust Account (excluding the taxes payable on the income earned on the funds held in the Trust Account), the fact that the purchase price for Forge Nano in the Business Combination was the result of an arm’s length negotiation and all of the other factors described in this section and “Proposal No. 1 — The Business Combination Proposal —Merger Agreement”, the ATII Board determined that this requirement was met.

Interests of the Sponsor and ATII’s Directors and Officers in the Business Combination

In considering the recommendation of the ATII Board to vote in favor of approval of the Business Combination Proposal, the Domestication Merger Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Organizational Documents Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal and the Adjournment Proposal, if presented, holders of ATII Ordinary Shares should keep in mind that the Sponsor and ATII’s directors and executive officers, and entities affiliated with them, have interests in such proposals that are different from, or in addition to, the interests of unaffiliated security holders of ATII. Further, ATII’s officers and directors have additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity, which are set forth in more detail in the section titled “Information Related to ATII — Conflicts of Interest.” We believe there were no such opportunities that were not presented as a result of the existing fiduciary or contractual obligations of our officers and directors to other entities. The ATII Board was aware of and considered these interests, among other matters, in evaluating the Business Combination and the Merger Agreement and in recommending to the holders of ATII Ordinary Shares that they vote in favor of the proposals to be presented at the extraordinary general meeting, including the Business Combination Proposal. ATII Shareholders should take these interests into account in deciding whether to approve the proposals presented at the extraordinary general meeting, including the Business Combination Proposal. These interests include, among other things:

●	the fact that the Sponsor, which includes among its members the Insiders, and the Initial Shareholders hold 5,750,000 Founder Shares which were initially purchased for an aggregate purchase price of $25,000, or approximately $0.004 per share, and such Founder Shares will have a significantly higher value at the time of the Business Combination, estimated at approximately $ based on the closing price of $ per ATII Ordinary Share on Nasdaq on , 2026. ATII estimates that, at the Closing, the Sponsor and the Initial Shareholders will hold an aggregate of 2,750,000 shares of Pubco Common Stock issued upon conversion of 2,750,000 of the 5,750,000 Founder Shares (assuming the transfer at Closing of 3,000,000 shares of Pubco Common Stock issued upon conversion of 3,000,000 of the 5,750,000 Founder Shares to the PIPE Investor in accordance with the Purchaser Support Agreement, which if unrestricted and freely tradeable, would be valued at approximately $ , based on the $ closing price of ATII Ordinary Shares on Nasdaq on , 2026. However, given that such shares of Pubco Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ATII believes such shares have less value; provided, that the 3,000,000 shares of Pubco Common Stock transferred by the Sponsor to the PIPE Investor upon conversion of 3,000,000 of the 5,750,000 Founder Shares to the PIPE Investor in accordance with the Purchaser Support Agreement will be transferred subject to same restrictions in accordance with the Insider Letter.
●	the fact that, as a result of the purchase price paid by the Sponsor, which includes among its members the Insiders, and the Initial Shareholders, if the Business Combination is completed during the Completion Window, the Sponsor and the Initial Shareholders are likely to be able to make a substantial profit on their investment in ATII even at a time when the shares of Pubco Common Stock has lost significant value. On the other hand, if the Business Combination is not completed and ATII liquidates without completion another initial business combination during the Completion Window, the Sponsor and the Initial Shareholders would lost their entire investment in ATII;
●	the fact that the Sponsor holds 530,000 ATII Private Units acquired in a private placement that closed simultaneously with the closing of the IPO at a purchase price of $10.00 per unit, consisting of (i) 530,000 ATII Private Shares and (ii) 265,000 ATII Private Warrants, initially purchased for an aggregate of $5,300,000, which will then automatically convert at the Domestication Merger Effective Time into Pubco SPAC Warrants to purchase an equal number of shares of Pubco Common Stock. ATII estimates that, at the Closing, if unrestricted and freely tradeable, such shares would be valued at approximately $ , based on the $ closing price of the ATII Ordinary Shares on Nasdaq on , 2026. However, given that such shares of Pubco Common Stock will be subject to certain restrictions, including those described elsewhere in this proxy statement/prospectus, ATII believes such shares of Pubco Common Stock have less value;
●	the fact that, if ATII were to liquidate rather than complete the Business Combination during the Completion Window, the Sponsor and the Initial Shareholders will lose their entire investment in ATII, which total approximately $5,325,000 as of the date of this proxy statement/prospectus, comprising the $25,000 purchase price for the Founder Shares and the $5,300,000 purchase price for the ATII Private Units purchase by Sponsor in a private placement concurrently with the closing of the IPO, because the Sponsor and the Initial Shareholders have waived their redemption rights with respect to such shares. The potential loss of this investment may incentivize the Sponsor and the Initial Shareholders and their respective affiliates to pursue the Business Combination on unfavorable terms in order to avoid a liquidation;

●	the fact that, if the Trust Account is liquidated, including in the event ATII is unable to complete the Business Combination during the Completion Window, the Sponsor has agreed that it will be liable to ATII if and to the extent any claims by a third party for services rendered or products sold to ATII, or a prospective target business with which ATII has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per ATII Public Share and (ii) the actual amount per ATII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per ATII Public Share due to reductions in the value of the assets in the Trust Account, less taxes payable, if any, provided that such obligation will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable), any claims by ATII’s independent registered public accounting firm, or any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;
●	the fact that, pursuant to the A&R Registration Rights Agreement, the Sponsor, which includes among its members the Insiders, and the Initial Shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Pubco Common Stock following the consummation of the Business Combination. ATII estimates that the Sponsor and the Initial Shareholders will hold an aggregate of [ ] shares of Pubco Common Stock subject to registration rights, assuming the Maximum Redemptions Scenario, based on the Assumed Redemption Price;
●	the fact that the Current Charter contains a waiver of the corporate opportunity doctrine, and there could have been business combination targets that would have been appropriate for a combination with ATII but were not offered due to an ATII director’s duties to another entity. ATII does not believe that the waiver of the corporate opportunity doctrine in the Current Charter interfered with its ability to identify a business combination target; and
●	the continued indemnification of former and current directors and officers of ATII, the Sponsor and the Initial Shareholders and the continuation of directors’ and officers’ liability insurance following the Business Combination.

In addition, as a result of multiple business affiliations, our directors and officers have fiduciary, contractual or similar legal obligations to other entities, which may require out directors and officers to present a business combination opportunity to such other entity and only present it to us if such entity rejects the opportunity, subject to his or her fiduciary duties under the Companies Act. We believe, however, that there were no such corporate opportunities presented to our directors and officers which were not presented to ATII, and therefore that our directors’ and officers’ additional fiduciary, contractual, or similar obligations to other entities did not impact our search for a business combination target. For more information, see “Information About ATII — Conflicts of Interest.”

Compensation to be Received by the Sponsor and ATII’s Directors and Officers in Connection with the Business Combination and the PIPE Investment

Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor, the Initial Shareholders and ATII’s officers and directors in connection with the Business Combination, the PIPE Financing and the Additional PIPE Financing.

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

Sponsor and the Initial Shareholders(1)

5,750,000 shares of Pubco Common Stock upon conversion of 5,750,000 Founder Shares.

530,000 shares of Pubco Common Stock upon conversion of 530,000 ATII Ordinary Shares underlying ATII Private Units, each such ATII Private Unit consisting of one ATII Ordinary Share and one-half of one ATII Private Warrant.

265,000 PubCo SPAC Warrants upon conversion of 265,000 ATII Private Warrants underlying 530,000 ATII Private Units, each such ATII Private Unit consisting of one ATII Ordinary Share and one-half of one ATII Private Warrant.

$10,000 per month until liquidation or completion of an initial business combination

Up to $1,500,000 in Working Capital Loans, which loans may be convertible into units at the Business Combination at a price of $10.00 per unit.

The Sponsor acquired 5,750,000 Founder Shares in June 2024, prior to the IPO, for an aggregate purchase price of $25,000, or approximately $0.004 per ATII Ordinary Share.

The Sponsor acquired 530,000 ATII Private Shares and 265,000 ATII Private Warrants included in the 530,000 ATII Private Units purchased in a private placement concurrently with the IPO for an aggregate purchase price of $5,300,000.

ATII entered into an administrative services agreement providing that, commencing on effective date of the IPO, ATII agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of its initial business combination or its liquidation, ATII will cease paying these monthly fees.

As disclosed in the IPO prospectus, ATII may issue Working Capita Loans that would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of ATII, at a price of $10.00 per unit. If ATII completes an initial business combination by the Completion Window, ATII would repay the Working Capital Loans out of the proceeds of the Trust Account released to ATII in connection with its initial business combination. Otherwise, the Working Capital Loans would be repaid only out of funds held outside of the Trust Account. In the event that an initial business combination is not completed during by the Completion Window, ATII may use a portion of proceeds held outside of the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The units of ATII into which such Working Capital Loans may be convertible would be identical to the ATII Private Units issued concurrently with the IPO. As of the date of this proxy statement/prospectus, ATII has no outstanding borrowings under Working Capital Loans

Entity/Individual	Amount of Compensation Received or to be Received or Securities Issued or to be Issued	Consideration

BTIG

310,000 shares of Pubco Common Stock upon conversion of 310,000 ATII Ordinary Shares underlying ATII Private Units, each such ATII Private Unit consisting of one ATII Ordinary Share and one-half of one ATII Private Warrant.

155,000 PubCo SPAC Warrants upon conversion of 155,000 ATII Private Warrants underlying 310,000 ATII Private Units, each such ATII Private Unit consisting of one ATII Ordinary Share and one-half of one ATII Private Warrant.

BTIG acquired 310,000 ATII Private Shares and 155,000 ATII Private Warrants included in the 310,000 ATII Private Units purchased in a private placement concurrently with the IPO for an aggregate purchase price of $3,100,000.

ATII Directors and Officers of ATII

Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination during the Completion Window. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Services in connection with identifying, investigating and completing an initial business combination.

The securities to be issued to the Sponsor and ATII’s officers and directors may result in a material dilution of the equity interests of non-redeeming ATII Public Shareholders. None of the funds in the Trust Account will be used to compensate ATII’s officers or directors. Except for administrative services fees paid or to be paid to the Sponsor, no compensation of any kind, including finder’s and consulting fees, have been paid or will be paid to the Sponsor, ATII’s officers or directors, or any of their respective affiliates, by ATII for services rendered prior to or in connection with the completion of the Business Combination. However, as detailed above, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, as discussed above. The reimbursement of expenses and advances to the Sponsor and ATII’s officers and directors may result in a material dilution of the equity interests of non-redeeming ATII Public Shareholders.

Forge Nano’s Reasons for the Business Combination

In the course of reaching their decisions to recommend and to approve the Business Combination, the Forge Nano Board held numerous meetings, consulted with Forge Nano’s management, advisors and counsel, and considered a wide variety of factors including, among others, the below material factors (which factors are not necessarily presented in any order of relative importance):

●	the Business Combination will expand both the access to capital for Forge Nano and the range of investors potentially available as a public company, compared to the investors Forge Nano could otherwise gain access to if it continued to operate as a privately-held company;
●	Forge Nano’s expected cash resources and need for additional capital to fund the development of its products, and the uniqueness of this particular potential Business Combination, as the negotiated transaction will result in the infusion of committed capital from one or more institutional investors at the time of Closing;
●	the potential benefits from increased public market awareness of Forge Nano and its products;
●	the historical and current information concerning Forge Nano’s business, including its financial performance and condition, operations, management and research and development programs;
●	the competitive nature of the industry in which Forge Nano operates;
●	the Forge Nano Board’s fiduciary duties to Forge Nano Stockholders’
●	the Forge Nano Board’s belief that this transaction provides a viable public listing strategy and access to available capital, and addresses the risk of the lack of an available or the possibility of an unfavorable market for an initial public offering at a later date;

●	the terms and conditions of the Merger Agreement;
●	the flexibility under the terms of the Merger Agreement for Forge Nano to enter into a complementary financing; and
●	the likelihood that the Business Combination will be consummated on a timely basis.

In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Forge Nano Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Forge Nano Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

The Forge Nano Board also considered a number of uncertainties and risks in its deliberations concerning the Business Combination and the other transactions contemplated by the Merger Agreement, including the following:

●	the possibility that the Business Combination might not be completed in a timely manner or at all, and the potential adverse effect of the public announcement of the Business Combination on the reputation of Forge Nano and the ability of Forge Nano to obtain financing in the future in the event the Business Combination is not completed;
●	the costs involved in connection with completing the Business Combination, the time and effort of Forge Nano management required to complete the Business Combination, the related disruptions or potential disruptions to Forge Nano’s business operations and future prospects, including its relationship with its employees, co-developers, licensors, and partners and others that do business or may do business in the future with Forge Nano, and related administrative challenges associated with combining the companies;
●	the additional expenses and obligations to which Forge Nano’s business will be subject following the Business Combination that Forge Nano has not previously been subject to, and the operational changes to Forge Nano’s business, in each case that may result from being a public company;
●	the fact that the representations and warranties in the Merger Agreement do not survive the Closing and the potential risk of liabilities that may arise post-Closing;
●	the risk that the current ATII Public Shareholders can redeem their ATII Public Shares for cash in connection with the consummation of the Business Combination, thereby reducing the amount of cash available to Pubco following the consummation of the Business Combination;
●	the possibility of litigation challenging the Business Combination;
●	the restrictions on the operation of Forge Nano’s business between the execution of the Merger Agreement and Closing Pursuant to the interim operating covenants contained in the Merger Agreement;
●	the restrictions on Forge Nano’s ability to enter into potential alternative transactions; and
●	various other risks associated with the combined organization and the merger, including the risks described in the section entitled “Risk Factors” in this prospectus.

The foregoing information is not intended to be exhaustive but summarizes the material factors considered by the Forge Nano Board in its consideration of the Merger Agreement and the transactions contemplated thereby.

The Forge Nano Board concluded that the benefits, advantages and opportunities of the Potential Transaction outweighed the uncertainties and risks described above. After considering these and other factors, the Forge Nano Board approved the Merger Agreement, the Business Combination and the other transactions contemplated by the Merger Agreement.

This explanation of reasons for the Forge Nano Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and therefore subject to a number of risks and uncertainties and should be read in light of the factors discussed under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

Certain Interests of Forge Nano’s Directors and Executive Officers

Forge Nano’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of holders of ATII Ordinary Shares generally. These interests include, among other things, the interests listed below:

Officer Compensation

Upon the completion of the Business Combination, the following persons are expected to be appointed executive officers of Pubco: Paul Lichty, Michael Kleinberg and Curtis Zimmermann. For a description of these arrangements see “Executive and Director Compensation of Forge Nano.”

In connection with the Business Combination, the Pubco Board will adopt a new non-employee director compensation policy to govern Pubco effective as of the Closing. It is anticipated that the new non-employee director compensation policy will provide for annual cash retainers and certain equity awards that will be granted following the Business Combination. Mr. Lichty, Mr. Kleinberg and Mr. Zimmermann will be subject to this policy.

Upon completion of the Business Combination, Mr. Lichty, a director on the Forge Nano Board, will serve as the Chair of the Pubco Board. In connection with such service, Mr. Lichty’s compensation will be determined by the independent members of the Pubco Board.

Merger Consideration

Certain of Forge Nano’s directors are holders of, and/or are affiliated with entities that are holders of, Forge Nano equity interests and in such capacity will be entitled to receive (i) the applicable pro rata portion of the Closing Payment Shares for any shares of Forge Nano Common Stock (including shares of Forge Nano Common Stock issued upon conversion of each series of Forge Nano Preferred Stock immediately prior to the First Effective Time) held by such holder at the First Effective Time and (ii) any Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although ATII will acquire all of the outstanding equity interests of Forge Nano in the Business Combination, ATII will be treated as the “acquired” company and Forge Nano will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Forge Nano issuing stock for the net assets of ATII, accompanied by a recapitalization. The net assets of ATII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Forge Nano.

Forge Nano has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

●	Forge Nano Stockholders will have the greatest voting interest in Pubco;
●	Forge Nano Stockholders will have the ability to control decisions regarding election and removal of directors and officers of Pubco;
●	Forge Nano will comprise the ongoing operations of Pubco; and
●	Forge Nano’s existing senior management will be the senior management of Pubco.

Ownership of Pubco after the Closing

Upon consummation of the Business Combination, the post-Closing share ownership of Pubco under (1) the No Additional Redemptions Scenario, (2) the 25% Redemptions Scenario, (3) the 50% Redemptions Scenario, (4) the 75% Redemptions Scenario and (5) the Maximum Redemptions Scenario, excluding the dilutive effect of Pubco SPAC Warrants, Pubco Forge Nano Warrants, Pubco Ascent Warrants, Pubco Options, PIPE Warrants, Reset PIPE Warrants, Additional PIPE Warrants and Earn-Out Shares, would be as follows:

	Voting Interests in Pubco
	No Additional		25%		50%		75%		Maximum
	Redemptions(1)		Redemptions(2)		Redemptions(3)		Redemptions(4)		Redemptions(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ATII Public Shareholders	23,000,000	15.3%	17,250,000	11.9%	11,500,000	8.3%	5,750,000	4.3%	—	0.0%
Initial Shareholders(6)	3,590,000	2.4%	3,590,000	2.5%	3,590,000	2.6%	3,590,000	2.7%	3,590,000	2.8%
Forge Nano Stockholders(7)	108,612,422	72.3%	108,612,422	75.1%	108,612,422	78.2%	108,612,422	81.6%	108,612,422	85.3%
PIPE Investors (8)	15,100,000	10.0%	15,100,000	10.5%	15,100,000	10.9%	15,100,000	11.4%	15,100,000	11.9%
Total	150,302,422	100.0%	144,552,422	100.0%	138,802,422	100.0%	133,052,422	100.0%	127,302,422	100.0%
(1)	Assumes that no ATII Public Shareholders exercise redemption rights with respect to their redeemable ATII Public Shares in exchange for a pro rata share of the funds in the Trust Account.
(2)

Assumes that 25% of maximum redeemable ATII Public Shares, or 5,750,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $60.5 million from the funds in the Trust Account based on the Assumed Redemption Price.

(3)

Assumes that 50% of maximum redeemable ATII Public Shares, or 11,500,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $121.0 million from the funds in the Trust Account based on the Assumed Redemption Price.

(4)

Assumes that 75% of maximum redeemable ATII Public Shares, or 17,250,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $181.5 million from the funds in the Trust Account based on the Assumed Redemption Price.

(5)

Assumes that 100% of maximum redeemable ATII Public Shares, or 23,000,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $242.0 million from the funds in the Trust Account based on the Assumed Redemption Price.

(6)

Consists of (i) the 2,750,000 shares of Pubco Common Stock issued to the Sponsor and the Initial Shareholders in exchange for 2,750,000 Founder Shares (assuming that 3,000,000 shares of Pubco Common Stock issued in exchange for 3,000,000 Founder Shares are transferred by the Sponsor to the PIPE Investor upon the Closing pursuant to the Purchaser Support Agreement, and that the Sponsor retains the remaining 300,000 Founder Shares subject to transfer under the Purchaser Support Agreement), (ii) the 530,000 ATII Private Shares held by the Sponsor and (iii) the 310,000 ATII Private Shares held by BTIG.

(7)

Consists of (i) the 108,612,422 shares of Pubco Common Stock issuable in respect of 3,773,525 shares of Forge Nano Common Stock (including shares of Forge Nano Common Stock issued upon conversion of Forge Nano Preferred Stock immediately prior to the First Effective Time (including all outstanding shares of Forge Nano Series D Preferred Stock issued following December 31, 2025)) based on the Exchange Ratio. The Exchange Ratio is based the Forge Nano Common Stock, Forge Nano Preferred Stock and Forge Nano Common Stock underlying the Forge Nano Convertible Securities, in each case, outstanding as of , 2026, and does not reflect any issuances of Forge Nano Common Stock, Forge Nano Preferred Stock or Forge Nano Convertible Securities after such date.

(8)

Consists of (i) the 10,000,000 PIPE Subscribed Shares acquired by the PIPE Investor pursuant to the PIPE Subscription Agreement at a subscription price of $10.00 per share, (ii) the 3,000,000 Founder Shares transferred by the Sponsor to the PIPE Investor in connection with the PIPE Financing for no additional cash consideration pursuant to the Purchaser Support Agreement, and (iii) the 2,100,000 Additional PIPE Subscribed Shares to be acquired by the Additional PIPE Investors pursuant to the Additional PIPE Subscription Agreements at a subscription price of $10.00 per share. After giving effect to the transfer of the 3,000,000 Founder Shares from the Sponsor, the PIPE Investor’s effective purchase price for shares of Pubco Common Stock received in connection with the PIPE Financing is approximately $7.69 per share, which is lower than the approximately $10.52 per share that ATII Public Shareholders would otherwise receive based on the Assumed Redemption Price.

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination on a fully diluted basis(1):

	Voting Interests in Pubco
	No		25%		50%		75%		Maximum
	Redemption		Redemptions		Redemptions		Redemptions		Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ATII Public Shareholders(2)	34,500,000	11.8%	28,750,000	10.0%	23,000,000	8.2%	17,250,000	6.2%	11,500,000	4.2%
Initial Shareholders(3)	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.5%	4,010,000	1.5%
Forge Nano Stockholders(4)	210,000,000	71.5%	210,000,000	73.0%	210,000,000	74.4%	210,000,000	76.0%	210,000,000	77.6%
PIPE Investor (5)	45,100,000	15.3%	45,100,000	15.6%	45,100,000	16.0%	45,100,000	16.3%	45,100,000	16.7%
Total	293,610,000	100.0%	287,860,000	100.0%	282,110,000	100.0%	276,360,000	100.0%	270,610,000	100.0%
(1)

This table makes the same assumptions as in the preceding ownership table, except that this table reflects certain dilutive issuances as described in the following footnotes. This table excludes any ATII Ordinary Shares issuable upon exercise of the Pubco Options.

(2)	Includes the 11,500,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Public Warrants.
(3)	Includes the 420,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Private Warrants.
(4)

Includes (i) the 9,012,656 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants, consisting of (a) the 1,883,617 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 65,430 shares of Forge Nano Common Stock issuable upon exercise of Forge Nano OIC Penny Warrants at an exercise price of $0.01 per share, based on the Exchange Ratio, (b) the 6,779,776 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 235,550 shares of Forge Nano Common Stock issuable upon exercise of Forge Nano OIC Warrants at an exercise price of $76.4167 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (c) the 89,169 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 3,098 shares of Forge Nano Common Stock underlying the Forge Nano SVB Warrants at an exercise price of $15.88 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, and (d) the 260,455 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 9,049 shares of Forge Nano Common Stock underlying the Forge Nano SEP Warrants at an exercise price of $15.80 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (ii) the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants issued in exchange for the 82,512 shares of Forge Nano Common underlying the Forge Nano Ascent Options, at an exercise price of $      per share as of immediately prior to the First Effective Time expiring on December 31, 2028, subject to extension to December 31, 2029 at the holder’s election, in which case the exercise price per share applicable to any exercise occurring between January 1, 2029 and December 31, 2029 will increase by 25%, from $     to $      per share, based on the Exchange Ratio and (iii) the 90,000,000 Earn-Out Shares to be distributed to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Forge Nano Convertible Securities upon achievement of certain milestones during the Earn-Out Period pursuant to the Merger Agreement.

(5)

Includes (i) the 15,000,000 shares of Pubco Common Stock underlying the PIPE Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus), (ii) the 5,000,000 shares of Pubco Common Stock underlying the Additional Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus) and (iii) the 10,000,000 shares of Pubco Common Stock underlying the Reset Warrants, with an initial exercise price equal to the PIPE Reset Price (subject to adjustments as described in this proxy statement/prospectus).

The table above excludes the dilutive impact of shares of Pubco Common Stock that will be available for issuance under Pubco’s incentive award plan immediately following completion of the Business Combination. Pubco Shareholders will experience additional dilution to the extent Pubco issues additional shares of Pubco Common Stock after the Closing.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions by holders of ATII Public Shares will increase the dilutive effect of these issuances on non-redeeming holders of the ATII Public Shares.

The securities to be issued to the Sponsor, the Initial Shareholders, the Insiders, the Forge Nano Stockholders and the PIPE Investor may result in a material dilution of the equity interests of non-redeeming ATII Public Shareholders.

For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 1 — The Business Combination Proposal — Ownership of Pubco After the Closing.”

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”. For more information, including the ownership percentages in the No Additional Redemptions Scenario and the effect of certain dilutive securities, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of Pubco After the Closing”.

The securities to be issued to the Sponsor, the Initial Shareholders, the Insiders, the Forge Nano Stockholders and the PIPE Investor may result in a material dilution of the equity interests of non-redeeming ATII Public Shareholders.

PIPE Financing

Concurrently with the execution of the Merger Agreement, ATII, Pubco and Forge Nano entered into the PIPE Subscription Agreement with the PIPE Investor, pursuant to which, subject to the terms and conditions thereof, Pubco will, substantially concurrently with, and contingent upon, the consummation of the Business Combination, sell an aggregate of 10,000,000 shares of Pubco Common Stock at a subscription price of $10.00 per share, together with PIPE Warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock, each with an exercise price of $10.00 per share (subject to adjustments as described below), to the PIPE Investor for an aggregate commitment of $100,000,000. A copy of the PIPE Subscription Agreement is attached to this proxy statement/prospectus as Annex H and a copy of the PIPE Warrant Certificate is attached to this proxy statement/prospectus as Annex I.

In addition, concurrently with the execution of the Merger Agreement, ATII and Forge Nano entered into the Purchaser Support Agreement with the Sponsor, a copy of which is attached to this proxy statement/prospectus as Annex C. Pursuant to the Purchaser Support Agreement, the Sponsor will transfer an aggregate of 3,000,000 Founder Shares (or the 3,000,000 shares of Pubco Common Stock into which such Founder Shares are converted in the Domestication Merger) held by them to the PIPE Investor at the Closing in connection with the PIPE Financing for no additional cash consideration.

The PIPE Subscription Agreement contains customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the PIPE Investor and are subject to customary closing conditions and termination rights. The PIPE Closing is conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the PIPE Subscription Agreement (subject to certain bring-down standards).

Additionally, prior to Closing, ATII, Pubco and Forge Nano intend to enter into the Additional Subscription Agreements with the Additional PIPE Investors, pursuant to which and subject to the terms and conditions thereof, Pubco will sell in a private placement to close immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Business Combination, an aggregate of 2,100,000 shares of Pubco Common Stock to the Additional PIPE Investors at a subscription price of $10.00 per share, for an aggregate commitment of $21,000,000. ATII, Pubco and Forge Nano expect that definitive documentation relating to the Additional PIPE Financing will be executed in June 2026.

The Additional PIPE Subscription Agreements are expected to contain customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the Additional PIPE Investors and be subject to customary closing conditions and termination rights. The Additional PIPE Closing is expected to be conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the

Additional PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the Additional PIPE Subscription Agreements (subject to certain bring-down standards).

Material Effects of the Business Combination and the PIPE Subscription Agreement

The following material benefits and detriments from the Business Combination and PIPE Subscription Agreement are expected to affect (i) ATII and its affiliates, (ii) Sponsor and its affiliates, (iii) Forge Nano and its affiliates, and (iv) the Public Stockholders. This information is provided pursuant to Item 1605(c) of Regulation S-K, as promulgated under the Securities Act.

ATII and its affiliates.   For ATII, the Business Combination represents the opportunity to complete the purpose for which it was formed. The only potential detriment to ATII of the Business Combination is the opportunity cost-that by consummating the Business Combination, ATII is foregoing the opportunity to consummate a business combination transaction with another entity that theoretically could be of greater value to ATII than Forge Nano. However, the ATII Board considered the benefits of the transaction with Forge Nano and determined such transaction was the best transaction available to it at such time. The PIPE Subscription Agreement benefits Pubco by providing it with additional capital that could fund operations and growth following the Business Combination.

Sponsor and its affiliates.   For Sponsor and its affiliates, the principal material benefit represented by the Business Combination is that unless the Business Combination (or another initial business combination transaction) is consummated by ATII prior to the Completion Window, the Sponsor will lose its entire $5,187,500 investment in ATII (including $25,000 paid for Founder Shares, and as well as 530,000 ATII Private Shares and 265,000 ATII Private Warrants included in the 530,000 ATII Private Units purchased by Sponsor in a private placement concurrently with the IPO for an aggregate purchase price of $5,300,000).The PIPE Subscription Agreement benefits Pubco by providing it with additional capital that could fund operations and growth, and thereby potentially further increasing the value of the Sponsor’s Pubco holdings and the PIPE Investor’s Pubco holdings, including in the form of the PIPE Subscribed Shares, the PIPE Warrants and, as applicable, the Reset PIPE Warrants and the Additional PIPE Warrants, and their return on investment following the Business Combination. The potential detriment of the PIPE Subscription Agreement to Sponsor and its affiliates is that pursuant to the Purchaser Support Agreement, Sponsor has agreed to transfer 3,000,000 ATII Ordinary Shares to the PIPE Investor to the extent the PIPE Investor funds the PIPE Financing.

Forge Nano and its affiliates.   For Forge Nano and its affiliates, the Business Combination represents the opportunity to become a publicly traded company, with all the attendant benefits thereof including increased access to capital from the public markets. For Forge Nano’s affiliates, the tradability of their Pubco Common Stock is expected to make their holdings more liquid. The potential detriments to Forge Nano and its affiliates include the increased costs and difficulty of operating as a public company and the dilution of their ownership stake in Forge Nano’s business of between approximately    % (assuming no redemption of ATII Ordinary Shares by ATII Public Stockholders) and approximately    % (assuming maximum redemption ATII Ordinary Shares by ATII Public Stockholders), from    % of Forge Nano prior to the Business Combination. The PIPE Subscription Agreement benefits Pubco by providing additional capital that could fund Pubco’s operations and growth following the Business Combination, and thereby increase the value of Forge Nano and its affiliates’ holdings and their return on investment in Forge Nano. The diluted ownership percentages referenced above include the dilution from the PIPE Subscription Agreement.

ATII Public Shareholders.   For the ATII Public Shareholders, the Business Combination represents the opportunity to share in the growth of a company such as Forge Nano that was chosen by the management of Forge Nano as an acquisition target in an initial business combination (which was ATII’s original purpose). Unlike the Sponsor, if an initial business combination is not consummated by ATII within the Completion Window, the ATII Public Shareholders would receive a pro rata portion of the Trust Account, equivalent to their initial investment plus interest. Like Sponsor and the Initial Shareholders, however, the ATII Warrants held by the ATII Public Shareholders would expire worthless if no business combination such as the Business Combination is completed by the Completion Window. The potential detriment of the PIPE Subscription Agreement to the Sponsor and its affiliates is that the shares of Pubco Common Stock that may be issued to the PIPE Investors upon the conversion of the PIPE Warrants would dilute the ownership percentage of the Sponsor by between approximately    % (assuming no redemption of ATII Ordinary Shares by ATII Public Stockholders) and approximately    % (assuming maximum redemption ATII Ordinary Shares by ATII Public Stockholders), not including any Pubco Common Stock that could be issued pursuant to the PIPE Subscription Agreement for the Reset PIPE Warrants or Additional PIPE Warrants. The potential detriment of the PIPE Subscription Agreement to the ATII Public Shareholders is that the shares of Pubco Common Stock issued to the PIPE Investors would dilute the ownership percentage of the ATII Public Shareholders. The PIPE Subscription Agreement benefits Pubco by providing it with additional capital that could fund Pubco’s operations and growth following the Business Combination, and thereby increase the value of Pubco and the ATII Public Shareholders’ holdings and their return on investment in ATII. The diluted ownership percentages referenced above include the dilution from the PIPE Subscription Agreement.

The Merger Agreement

This subsection of this proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference in its entirety. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates set forth therein. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about ATII, Forge Nano, Pubco, Merger Sub I, Merger Sub II or any other matter.

Structure of the Business Combination

On April 20, 2026, ATII, Pubco, Merger Sub I, Merger Sub II and Forge Nano entered into the Merger Agreement.

The Domestication Merger

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, ATII will re-domicile and become a Delaware corporation by merging with Pubco, following which the separate corporate existence of ATII will cease and Pubco will continue as the surviving corporation. At the Domestication Merger Effective Time, Pubco will adopt Delaware organizational documents, which will provide, among other things, that the name of Pubco will be changed to “Forge Nano Holdings Inc.”

Immediately prior to the Domestication Merger Effective Time, each then issued and outstanding ATII Unit will separate and convert automatically into one ATII Ordinary Share and one-half of one ATII Warrant, and all ATII Units will cease to be outstanding and will cease to exist. At the Domestication Merger Effective Time, each then issued and outstanding ATII Ordinary Share (which, for the avoidance of doubt, includes ATII Ordinary Shares held as a result of the separation of the ATII Units) will be cancelled in exchange for the right to receive one share of Pubco Common Stock and each ATII Warrant that is outstanding and unexercised shall convert automatically into one Pubco SPAC Warrant pursuant to the terms of the ATII Warrant Agreement.

For more information, please see the section of this proxy statement entitled “Proposal No. 2 – The Domestication Merger Proposal.”

The Company Mergers and Merger Consideration

First Company Merger

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, at least one day following the Domestication Merger Effective Time, Merger Sub I will merge with and into Forge Nano, with Forge Nano surviving as the Initial Surviving Corporation and as a result of which the holders of the issued and outstanding capital stock of Forge Nano will receive shares of Pubco Common Stock in exchange for the issued and outstanding capital stock of Forge Nano. As a result of the First Company Merger, Forge Nano will become a wholly-owned subsidiary of Pubco.

At the First Effective Time: (i) each share of each class of Forge Nano Preferred Stock that is issued and outstanding immediately prior to the First Effective Time shall be converted into shares of Forge Nano Common Stock pursuant to Forge Nano’s organizational documents as in effect immediately prior to the First Effective Time; (ii) each share of Forge Nano Common Stock that is issued and outstanding immediately prior to the First Effective Time (including shares of Forge Nano Common Stock issued upon conversion of the shares of Forge Nano Preferred Stock, but not including treasury shares which will be canceled immediately prior to the First Effective Time) will be cancelled and automatically converted into the right to receive, without interest, the Applicable Per Share Merger Consideration; (iii) each Forge Nano Warrant that is issued and outstanding and unexpired immediately prior to the First Effective Time will be assumed by Pubco and become a corresponding Pubco Forge Nano Warrant, subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Forge Nano Warrant immediately prior to the First Effective Time; and (iv) each Forge Nano Ascent Option that is issued and outstanding and unexpired immediately prior to the First Effective Time will be cancelled and converted into one Pubco Ascent Warrant pursuant to the Pubco Ascent Warrant Agreement, substantially in the form attached to the Merger Agreement.

At the First Effective Time, each Forge Nano Option that is issued and outstanding and unexpired immediately prior to the First Effective Time will be converted into one Pubco Option on substantially the same terms and conditions, including with respect to vesting and termination-related provisions (as applicable, except that such Pubco Options will relate to the number of whole shares of Pubco Common Stock (rounded down to the nearest whole share) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Forge Nano Common Stock subject to such Forge Nano Option immediately prior to the First Effective Time and (b) the quotient of (1) the Applicable Per Share Merger Consideration divided by (ii) the Equity Award Conversion Amount (as defined in the Merger Agreement), with an exercise price per Pubco Option (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Forge Nano Option by (ii) the Equity Award Conversion Amount.

Earn-Out

Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, will be entitled to receive, a proportional amount of up to an aggregate of 90,000,000 Earn-Out Shares, issuable upon achievement of certain milestones during the Earn-Out Period. The Earn-Out Shares will be issued at or prior to the Closing to the Escrow Agent and will be disbursed therefrom upon achievement of the applicable milestones as follows:

●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP (as defined in the Merger Agreement) of Pubco Common Stock equals or exceeds $15.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $400,000,000;
●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP of Pubco Common Stock equals or exceeds $20.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $600,000,000; and
●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP of Pubco Common Stock equals or exceeds $25.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $800,000,000.

The milestones applicable to the Earn-Out Shares operate on a cumulative basis, such that if a higher milestone is achieved, the lower milestones are deemed achieved as well and the Earn-Out Shares attributable to such achieved milestone and each lower milestone will be disbursed. The Earn-Out Shares attributable to holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, pursuant to the Merger Agreement will only be disbursed by the Escrow Agent if an applicable milestone is achieved upon the exercise, conversion or settlement thereof in accordance with their terms.

Second Company Merger

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, immediately following the First Effective Time, the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the

Surviving Company and Pubco acquiring one membership interest in Surviving Company and such membership interest will constitute the only outstanding equity of the Surviving Company.

For more information, please see the section of this proxy statement entitled “Proposal No. 1 – The Business Combination Proposal – Merger Consideration.”

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties, which shall not survive the Closing. Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person, any fact, event, occurrence, development, circumstance, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect upon the business, assets and Liabilities (considered together), results of operations or condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the ability of such party or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case by the Outside Date, in the case of the foregoing clause (a) subject to certain customary exceptions. Certain of the representations are subject to specified exceptions and qualifications contained in the Merger Agreement or in information provided pursuant to certain disclosure schedules to the Merger Agreement.

Conduct Prior to Closing; Covenants

Each of Forge Nano and ATII has agreed to, and cause its subsidiaries to, operate their respective businesses in the ordinary course of business consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of certain other parties, in each case, subject to certain exceptions and qualifications. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

The Merger Agreement also contains, among other things, covenants providing for:

●	each party providing access to their books and records and providing information relating to their respective businesses to the other party, its legal counsel and representatives;
●	Forge Nano delivering the financial statements required by ATII to make applicable filings with the SEC;
●	ATII timely filing all of its public filings with the SEC and otherwise complying in all material respects with applicable securities laws and using its commercially reasonable efforts prior to the Closing to maintain the listing of ATII Units, ATII Ordinary Shares and ATII Warrants on Nasdaq;
●	each party not soliciting, initiating, encouraging or continuing discussions with any third party with respect to any transaction other than the transactions contemplated or permitted by the Merger Agreement; and
●	ATII and Forge Nano jointly preparing and ATII causing Pubco to file with the SEC a registration statement on Form S-4 (the “Form S-4”) registering the Pubco Common Stock to be issued under the Merger Agreement as the Merger Consideration and in connection with the Reincorporation, which will also contain a proxy statement of ATII for the purpose of soliciting proxies from ATII’s shareholders for approval of certain matters related to the transactions contemplated by the Merger Agreement.

Conditions to Closing

General Conditions

Consummation of the Business Combination is subject to customary closing conditions for similar transactions involving special purpose acquisition companies, including, among other things, (i) ATII and Forge Nano receiving approval from their respective stockholders to the transactions; (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust

Improvements Act of 1976, as amended, (iii) the absence of injunctions or other legal restraints preventing or prohibiting the consummation of the Business Combination, (iv) the SEC having declared the Form S-4 effective and (v) the Pubco Common Stock having been approved for listing on Nasdaq. The Business Combination is expected to close as early as the third quarter of 2026.

Forge Nano’s Conditions to Closing

The obligations of Forge Nano to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditions upon each of the following, among other things:

●	ATII complying with all of its obligations under the Merger Agreement in all material respects;
●	the representations and warranties of ATII being true on and as of the Closing, other than as would not reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement); and
●	there having been no occurrence of a Material Adverse Effect with respect to ATII that is continuing and uncured.

ATII’s Conditions to Closing

The obligations of ATII, Pubco, Merger Sub I and Merger Sub II to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

●	the representations and warranties of Forge Nano being true on and as of the Closing, other than as would not reasonably be expected to have a Material Adverse Effect;
●	Forge Nano complying with all of the obligations under the Merger Agreement in all material respects; and
●	there having been no occurrence of a Material Adverse Effect with respect to Forge Nano that is continuing and uncured.

Termination

The Merger Agreement may be terminated and/or the Business Combination may be abandoned at any time prior to Closing as follows:

●	by mutual written consent of ATII and Forge Nano;
●	by written notice by either ATII or Forge Nano, if any of the conditions to the Closing set forth in the Merger Agreement have not been satisfied or waived by the Outside Date, unless a breach or violation by such party or their respective affiliates of any representation, warranty, covenant or obligation under the Merger Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
●	by written notice by either ATII or Forge Nano, if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such Order or other action has become final and non-appealable, unless the failure by such party or their respective affiliates to comply with any provision of the Merger Agreement was the substantial cause of, or substantially resulted in, such action by such Governmental Authority;
●	by written notice by Forge Nano to ATII, if (i) there has been a material breach by ATII or any of its subsidiaries of any of their respective representations, warranties, covenants or agreements under the Merger Agreement, or if any representation or warranty of ATII or any of its subsidiaries has become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Sections 7.2(a) or 7.2(b) of the Merger Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Merger Agreement, or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earliest of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to ATII or (B) the Outside Date, unless, at such time, Forge Nano is in material uncured breach of the Merger Agreement;
●	by written notice by ATII to Forge Nano, if (i) there has been a material breach by Forge Nano of any of its representations, warranties, covenants or agreements under the Merger Agreement, or if any representation or warranty of the Company will have become untrue or inaccurate, in any case, which would result in a failure of a condition set in Sections 7.3(a) and 7.3(b) of the Merger Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Merger Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Forge Nano or (B) the Outside Date, unless, at such time, ATII is in material uncured breach of the Merger Agreement;
●	by written notice by ATII to Forge Nano, if there is a Material Adverse Effect on Forge Nano and its subsidiaries, taken as a whole, following the date of the Merger Agreement which is uncured for at least ten (10) business days after written notice of such Material Adverse Effect is provided by ATII to Forge Nano;
●	by written notice by either ATII or Forge Nano to the other, if the Purchaser Extraordinary General Meeting was held (including any adjournment or postponement thereof) and has concluded, ATII’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;
●	by written notice by ATII to Forge Nano, if Forge Nano failed to deliver the Written Consent to ATII within two (2) business days of the date of the Merger Agreement;
●	by ATII if (i) all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at Closing), (ii) ATII has irrevocably confirmed by written notice to Forge Nano that all of the conditions set forth in Section 7.3 of the Merger Agreement have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that ATII is ready, willing and able to consummate the Closing and (iii) Forge Nano fails to consummate the Business Combination within ten (10) business days after such notice; or
●	by Forge Nano if (i) all of the conditions set forth in Sections 7.1 and 7.3 of the Merger Agreement have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) Forge Nano has irrevocably confirmed by written notice to ATII that all of the conditions set forth in Section 7.2 of the Merger Agreement have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that Forge Nano is ready, willing and able to consummate the Closing and (iii) ATII fails to consummate the Business Combination within ten (10) business days after such notice.

Specific Enforcement

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.

The parties have further agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the performance of the terms and provisions of the Merger Agreement without the necessity of proving the inadequacy of money damages as a remedy (and each party has waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity.

The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties has agreed that the right of specific enforcement is an integral part of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, and that without such right, none of the parties would have entered into the Merger Agreement.

Expenses

Except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including the Business Combination, shall be paid by the party incurring such fees or expenses, whether or not the Business Combination is consummated during the Completion Window.

Amendments and Waivers

At any time prior to the Closing, the parties may (1) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any other document delivered pursuant to the Merger Agreement or (2) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement (treating ATII, Pubco, Merger Sub I and Merger Sub II as one party for this purpose). Notwithstanding the foregoing, after the receipt of the approval of the holders of Forge Nano Stock of the Business Combination by delivery of the Forge Nano Written Consent within two business days following the execution of the Merger Agreement, if any such amendment or waiver shall, by applicable law or in accordance with the rules and regulations of Nasdaq, require further approval of the holders of Forge Nano Stock, the effectiveness of such amendment or waiver shall be subject to the approval of the holders of Forge Nano Stock as set forth in the Current Forge Nano Charter.

Governing Law

The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Governance

The current executive officers of Forge Nano are expected to serve as the executive officers of Pubco following the Closing. Pursuant to the Merger Agreement, upon the Closing, the Pubco Board is expected to consist of six (6) members, with the Sponsor having the right to designate one independent director and Forge Nano having the right to designate five (5) directors, in each case, subject to applicable law or the relevant listing rules. At least a majority of the directors on the Pubco Board are required to qualify as independent directors under Nasdaq rules, as applicable. Upon the Closing, it is expected that six (6) directors will be appointed to the Pubco Board. Pursuant to the Proposed Organizational Documents, upon the Closing, the Pubco Board will be a classified board with three classes of directors, with (1) one class of directors, the Class I Directors, initially serving until the first (1st) annual meeting of the holders of Pubco Common Stock occurring after the Closing, such term effective from the Closing Date (but any subsequent Class I Directors will be elected to serve a three- (3-) year term), (2) one class of directors, the Class II Directors, initially serving until the second (2nd) annual meeting of the holders of Pubco Common Stock occurring after the Closing, such term effective from the Closing Date (but any subsequent Class II Directors will be elected to serve a three- (3-) year term), and (3) one class of directors, the Class III Directors, initially serving until the third (3rd) annual meeting of the holders of shares of Pubco Common Stock occurring after the Closing, such term effective from the Closing Date (and any subsequent Class III Directors will be elected to serve a three- (3-) year term). The director designated by the Sponsor shall be a Class       Director.

Timeframes for Filing and Closing

The Domestication Merger shall take place no later than the first (1st) business day after all Closing conditions to the Merger Agreement have been satisfied or waived, or at such other date as the parties may agree. The Company Mergers shall take place on the business day after the Domestication Merger Effective Time and in no event later than the second (2nd) business day after all the Closing conditions to the Merger Agreement have been satisfied or waived, or at such later date as the parties may agree.

The Merger Agreement is filed as Annex A to this proxy statement/prospectus and the foregoing description thereof is qualified in its entirety by reference to the full text of the Merger Agreement and the terms of which are incorporated by reference herein. The filing of the Merger Agreement herewith provides investors with information regarding its terms and is not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement were made as of the execution date of the Merger Agreement only and are qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies, and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations, warranties and covenants in the Merger Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations, warranties and covenants in the Merger Agreement as characterizations of the actual statements of fact about the parties.

Additional Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Purchaser Support Agreement, a copy of which is attached to this proxy statement/prospectus at Annex C, the Lock-Up Agreement, a copy of which is attached to this proxy statement/prospectus as Annex D, the A&R Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E, the Pubco Ascent Warrant Agreement, a copy of which is attached to this proxy statement/prospectus as Annex F, the PIPE Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex H, and the PIPE Warrant Certificate, a copy of which is attached to this proxy statement/prospectus as Annex I (collectively, the “Additional Agreements”). The full text of the Additional Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Holders of ATII Ordinary Shares and other interested parties are urged to read such additional agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Purchaser Support Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Sponsor, ATII and Forge Nano entered into the Purchaser Support Agreement, pursuant to which the Sponsor agreed to, among other things:

●	vote all of the ATII Ordinary Shares underlying the 5,750,000 Founder Shares held by the Sponsor, which includes among its members the Insiders, and the Initial Shareholders as of the Record Date in favor of the adoptions of each of the proposals described in this proxy statement/prospectus;
●	vote all of the ATII Ordinary Shares underlying the 530,000 ATII Private Shares held by the Sponsor, which includes among its members the Insiders, as of the Record Date in favor of the adoptions of each of the proposals described in this proxy statement/prospectus;
●	vote against any alternative transaction or any proposal relating to an alternative transaction (in each case, other than the proposals described in this proxy statement/prospectus);
●	vote against any merger agreement or merger, consolidation, combination (other than the Merger Agreement and the transactions contemplated thereby), sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by ATII;
●	vote against any change in the business, management or board of directors of ATII (other than in connection with the proposals described in this proxy statement/prospectus or pursuant to the Merger Agreement or the agreements and instruments contemplated thereby or otherwise related to the transactions contemplated therein);
●	vote against any proposal, action or agreement that would (A) impede, interfere, frustrate, prevent or nullify any provision of the Purchaser Support Agreement, the Merger Agreement or the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of ATII under the Merger Agreement, (C) result in any of the closing conditions set forth in the Merger Agreement not being fulfilled, (D) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Purchaser Support Agreement or ATII in the Merger Agreement or (E) change in any manner the dividend policy or capitalization of, including the voting rights of any ATII Ordinary Shares;
●	not redeem, sell or tender, during the term of the Purchaser Support Agreement, any ATII Ordinary Shares owned by the Sponsor, which includes among its members the Insiders, and the Initial Shareholders in connection with the Business Combination and

●	not transfer any ATII Ordinary Shares held by the Sponsor, which includes among its members the Insiders, and the Initial Shareholders in accordance with the lock-up provisions set forth in ATII’s final prospectus filed with the SEC on February 11, 2025 and the Insider Letter.

Pursuant to the Purchaser Support Agreement, and subject to the terms and conditions set forth therein, the Sponsor also agreed to contribute up to 3,300,000 Founder Shares to secure one or more financing transactions in connection with the Business Combination. To the extent the parties to the PIPE Subscription Agreement (as described below) fund any Financing Transaction of at least $100,000,000, the Sponsor will transfer to the PIPE Investor 3,000,000 Founder Shares (including any shares of Pubco Common Stock issued in exchange for Founder Shares in the Domestication Merger) to secure such Financing Transaction; and the remaining 300,000 Founder Shares (including any shares of Pubco Common Stock issued in exchange for Founder Shares in the Domestication Merger) will only be transferred to investors to secure other Financing Transactions to the extent such Financing Transactions are funded by such other investors. Any such Founder Shares not used to secure Financing Transactions will be retained by the Sponsor.

The Purchaser Support Agreement is filed as Annex C to this proxy statement/prospectus, and the foregoing summary thereof is qualified in its entirety by reference to the full text of the Purchaser Support Agreement and the terms of which are incorporated by reference herein.

Lock-Up Agreement

Prior to Closing, ATII and Forge Nano expect to enter into a Lock-Up Agreement with each Forge Nano Lock-Up Holder, who are expected to collectively own approximately 53.15% of Pubco Common Stock at Closing assuming the No Additional Redemptions Scenario, or approximately 63.03% of Pubco Common Stock assuming the Maximum Redemptions Scenario. Pursuant to the Lock-Up Agreement, each Forge Nano Lock-Up Holder will agree that each such holder will not, during the Lock-Up Period (as defined below), directly or indirectly sell, exchange, assign, transfer (including by merger, conversion or operation of law), gift or otherwise dispose, any of the Lock-Up Shares, whether or not any transaction is to be settled by delivery of Lock-Up Shares or such other securities, in cash or otherwise, or make a public announcement of any intention to effect such a transfer. As used herein, “Lock-Up Period” means the period commencing on the closing date of the Business Combination and ending on the earlier of: (i) six months after the Closing; and (ii) the date on which the last reported sale price of the Pubco Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period after the Closing.

The Lock-Up Agreement is filed as Annex D to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the Lock-Up Agreement and the terms of which are incorporated by reference herein.

Additionally, pursuant to the Insider Letter, the Sponsor and each Insider agreed to restrictions on transfer following the Closing Date with respect to Founder Shares, including a lock-up, subject to certain exceptions, in each case ending on the earlier of (a) six months following the Closing Date and (b) the date the last reported sale price of shares of Pubco Common Stock equals or exceeds $12.00 per share (subject to adjustment) for any twenty trading days within any thirty trading day period after the Closing Date.

A&R Registration Rights Agreement

At the Closing, the Sponsor, ATII, the PIPE Investor and the Significant Forge Nano Holders (collectively, the “Subject Parties”) will each enter into the A&R Registration Rights Agreement with Pubco, pursuant to which, among other things, the Sponsor, ATII, the PIPE Investor and the Significant Forge Nano Holders will be granted certain customary registration rights, on the terms and subject to the conditions therein, with respect to securities of Pubco that they will hold following the Closing.

Pursuant to the A&R Registration Rights Agreement, among other things, Pubco will be obligated to file a registration statement on Form S-1 with the SEC as soon as practicable but no later than 30 calendar days following the Closing to register the resale of certain securities of Pubco held by the Subject Parties, and to use its commercially reasonable efforts to have such registration statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after its filing (or 90 calendar days after its filing if the SEC notifies Pubco that it will “review” such registration statement) and (ii) five business days after Pubco is notified by the SEC that such registration statement will not be “reviewed” or will not be subject to further review, subject to customary liquidated damages in the event Pubco is unable to meet the filing deadline.

The A&R Registration Rights Agreement will also provide the Subject Parties with “piggy-back” registration rights, subject to certain requirements and customary conditions. All expenses of registration under the A&R Registration Rights Agreement, including the legal fees of one firm of counsel chosen by stockholders participating in a registration, will be paid by the Company.

The registration rights granted in the A&R Registration Rights Agreement are subject to customary restrictions including blackout periods and, if a registration is underwritten, limitations on the number of shares to be included in the underwritten offering as reasonably advised by the managing underwriter or underwriters. The A&R Registration Rights Agreement also contains customary indemnification and contribution provisions.

We estimate that holders of an aggregate of [          ] shares of Pubco Common Stock (excluding any Earn-Out Shares) and [        ] Pubco Warrants, consisting of [         ] Pubco Warrants will be entitled to registration rights immediately following the Closing, representing approximately [    ]% of the total issued and outstanding shares of Pubco Common Stock (plus shares of Pubco Common Stock underlying issued and outstanding and unexpired Pubco Warrants and PIPE Warrants and approximately [    ]% of the total issued and outstanding Pubco Warrants following the Business Combination.

The A&R Registration Rights Agreement is filed as Annex E to this proxy statement/prospectus, and the foregoing summary thereof is qualified in its entirety by reference to the full text of the A&R Registration Rights Agreement and the terms of which are incorporated by reference herein.

PIPE Financing

In connection with the execution of the Merger Agreement, ATII, Pubco and Forge Nano entered into the PIPE Subscription Agreement with the PIPE Investor, pursuant to which Pubco will, substantially concurrently with, and contingent upon, the consummation of the Business Combination, sell an aggregate of 10,000,000 shares of Pubco Common Stock and warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock to the PIPE Investor, each with an exercise price of $10.00 (subject to adjustments as described below) for an aggregate purchase price of $100,000,000. Pursuant to the Purchaser Support Agreement, Sponsor has agreed to transfer 3,000,000 Founder Shares to the PIPE Investor to the extent the PIPE Investor funds the PIPE Financing.

The PIPE Subscription Agreement contains customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the PIPE Investor and are subject to customary closing conditions and termination rights. The PIPE Closing is conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the PIPE Subscription Agreement (subject to certain bring-down standards).

Additionally, prior to Closing, ATII, Pubco and Forge Nano intend to enter into the Additional Subscription Agreements with the Additional PIPE Investors, pursuant to which and subject to the terms and conditions thereof, Pubco will sell in a private placement to close immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Business Combination, an aggregate of 2,100,000 shares of Pubco Common Stock to the Additional PIPE Investors at a subscription price of $10.00 per share, for an aggregate commitment of $21,000,000. ATII, Pubco and Forge Nano expect that definitive documentation relating to the Additional PIPE Financing will be executed in June 2026.

The Additional PIPE Subscription Agreements are expected to contain customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the Additional PIPE Investors and be subject to customary closing conditions and termination rights. The Additional PIPE Closing is expected to be conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the Additional PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the Additional PIPE Subscription Agreements (subject to certain bring-down standards).

PIPE Subscription Agreement

The PIPE Subscription Agreement contains representations, warranties and covenants of ATII, Forge Nano and the PIPE Investor that are customary for agreements of their nature. In addition, the PIPE Subscription Agreement contains the following provisions:

●	If, on the 24-month anniversary of the Closing Date, the PIPE Investor certifies in writing that it beneficially owns 5,000,000 shares of Pubco Common Stock, Pubco will issue to the PIPE Investor the Additional PIPE Warrants entitling the PIPE Investor to purchase 5,000,000 shares of Pubco Common Stock (after giving effect to any reclassification, recapitalization, share division or consolidation, exchange or readjustment or change in the number of Pubco Common Stock that may have occurred during the period from the Closing Date to and including the date of issuance of the Additional PIPE Warrants).
●	In the event that on the 21st trading day following the six-month anniversary of the Closing Date, the VWAP (as defined in the Warrant Certificate) of the Pubco Common Stock is less than the Exercise Price (as defined in the Warrant Certificate) then in effect, the PIPE Investor will receive the Reset PIPE Warrants.
●	The Additional PIPE Warrants and the Reset PIPE Warrants will contain substantially the same terms and conditions (including as to expiration date) as the PIPE Warrants, except that, (i) in the case of the Additional PIPE Warrants, if the exercise price of the PIPE Warrants has been adjusted to the Measurement Price (as defined below), the initial exercise price of the Additional PIPE Warrants shall be the same as the exercise price of the PIPE Warrants after giving effect to such adjustment, and (ii) in the case of the Reset PIPE Warrants, the initial exercise price will be the Reset Price.
●	At the PIPE Investor’s election, the number of shares of Pubco Common Stock originally subscribed for may be reduced on a one-for-one basis by up to the aggregate number of (i) ordinary shares of ATII purchased by the PIPE Investor for their own account pursuant to open-market transactions with third parties prior to the record date for the ATII shareholder meeting at which the Business Combination will be considered, and (ii) ordinary shares of ATII the PIPE Investor beneficially owns as of the date of the PIPE Subscription Agreement, in each case, that are held through the Closing Date.
●	ATII has agreed that on or prior to the Closing Date, and no later than 30 days thereafter, Pubco will endeavor to file with the SEC (at its sole cost and expense) the PIPE Registration Statement registering the resale of the Registrable Securities (as defined in the PIPE Subscription Agreement), and will use its commercially reasonable efforts to have such PIPE Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after its filing (or 90 calendar days after its filing if the SEC notifies Pubco that it will “review” such PIPE Registration Statement) and (ii) five business days after Pubco is notified by the SEC that such PIPE Registration Statement will not be “reviewed” or will not be subject to further review, subject to customary liquidated damages in the event Pubco is unable to meet the filing deadline. Pubco will cause such Registration Statement, or another shelf registration statement registering the Registrable Securities, to remain effective until the earliest of: (i) the second anniversary of the effectiveness date of the Registration Statement; (ii) the date on which the PIPE Investor ceases to hold any Registrable Securities issued pursuant to the PIPE Subscription Agreement; or (iii) the first date on which the PIPE Investor is able to sell all of its Registrable Securities issued pursuant to the PIPE Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without volume or manner of sale limitations.
●	From the date of the PIPE Subscription Agreement until six months from the effective date of the PIPE Registration Statement, Pubco will not, without the prior written consent of the PIPE Investor who purchased at least a majority of the PIPE Subscribed Shares under the PIPE Subscription Agreements, issue, enter into any agreement to issue or announce the issuance of any shares of Pubco Common Stock or any securities of Pubco that would entitle the holder thereof to acquire at any time shares of Pubco Common Stock other than an Exempt Issuance.

The PIPE Subscription Agreement is filed as Annex H to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the PIPE Subscription Agreement and the terms of which are incorporated by reference herein.

PIPE Warrants

The PIPE Warrants are exercisable for Pubco Common Stock at any time after the date of their issuance and expire five years after the date of their issuance. The exercise price per PIPE Warrant is $10.00, subject to adjustment as set forth in the Warrant Certificate and described below. The PIPE Warrants may be exercised on a cashless “net issuance” basis.

The PIPE Warrants are subject to a beneficial ownership limitation, at the election of the holder. If the election is made, Pubco will not effect any exercise of the PIPE Warrants, and a holder will not have the right to exercise any portion of the PIPE Warrants, to the extent that after giving effect to such issuance after exercise the holder (together with the holder’s affiliates, and anyone acting as a group together with the holder or any of the holder’s affiliates would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the holder may specify) of Pubco Common Stock.

The exercise price of the PIPE Warrants is subject to adjustment if Pubco (i) subdivides or combines (including by way of a reverse share split) the outstanding Pubco Common Stock, (ii) issues by reclassification of Pubco Common Stock into any capital shares of Pubco, (iii) issues any Pubco Common Stock credited as fully paid to shareholders by way of capitalization of profits or reserves, (iv) issues or sells pro rata to the record holders of Pubco Common Stock any rights, options or warrants entitling them to subscribe for or purchase Pubco Common Stock, or (v) declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Pubco Common Stock, by way of return of capital or otherwise.

The exercise price of the PIPE Warrants also is subject to a one-time adjustment based on the subsequent market price. If, on the 21st trading day following the six-month anniversary of the Closing Date, the Measurement Price is less than the exercise price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) (x) $7.28, if Forge Nano has secured at least $200 million in debt financing as of the Closing Date and (y) otherwise, $5.00.

In addition, the exercise price of the PIPE Warrants is subject to adjustment for subsequent equity issuances. If and whenever during the period commencing on the date of the PIPE Subscription Agreement and ending on the expiration date of the PIPE Warrants, Pubco issues or sells, or is deemed to have issued or sold, any Pubco Common Stock (subject to certain exceptions) for proceeds per share of Pubco Common Stock less than the exercise price then in effect (where the aggregate amount of proceeds received by Pubco, together with all prior issuances and sales (excluding any Exempt Issuance) conducted for the purpose of raising capital by Pubco on or after the date of the PIPE Subscription Agreements, exceeds $500,000), then immediately after such issuance, the exercise price then in effect shall be reduced to the amount of such proceeds per share of Pubco Common Stock. If there is any adjustment to the exercise price of the PIPE Warrants, the number of shares of Pubco Common Stock that may be purchased upon exercise of the PIPE Warrant shall also be increased or decreased proportionately so that after such adjustment the aggregate exercise price payable for the adjusted number of shares of Pubco Common Stock shall be the same as the aggregate exercise price in effect immediately prior to such adjustment.

At any time commencing on the two-year anniversary of the Closing Date, the PIPE Warrants may be redeemed, in whole or in part, at the Company’s option at the price of $0.01 per PIPE Warrant, provided that the closing price of the Pubco Common Stock equals or exceeds $35.00 per share (subject to adjustment in accordance with Section 3(a) of the Warrant Certificate), on each of twenty (20) trading days within any thirty (30) trading day period.

If a Fundamental Transaction (as defined in the Warrant Certificate) occurs, then, upon any subsequent exercise of a PIPE Warrant, the PIPE Investor will have the right to receive, for each share of Pubco Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the PIPE Investor (without regard to the beneficial ownership limitation), the number of shares of the successor or acquiring corporation or of Pubco, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Pubco Common Stock for which such PIPE Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to the beneficial ownership limitation).

In connection with a Fundamental Transaction in which less than 70% of the consideration is payable in publicly listed common equity, the PIPE Investor has the option to require Pubco (or any successor entity) to repurchase its warrants for their Black Scholes Value (as defined in the Warrant Certificate) in cash.

The Warrant Certificate is filed as Annex I to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the Warrant Certificate and the terms of which are incorporated by reference herein.

Regulatory Matters

Neither ATII nor Forge Nano are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “Proposal No. 1 – The Business Combination Proposal — Merger Agreement — Closing Conditions — Conditions to the Obligations of Each Party”. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of a quorum).

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of ATII Ordinary Shares.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 of the 29,590,000 issued and outstanding ATII Ordinary Shares as if the Record Date. As a result, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved by the holders of ATII Ordinary Shares in connection with the Business Combination Proposal is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that ATII’s entry into the Agreement and Plan of Merger, dated as of April 20, 2026, by and among ATII, ATII Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATII (“Pubco”), ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of ATII (“Merger Sub I”), ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of ATII (“Merger Sub II”), and Forge Nano, Inc., a Delaware corporation (“Forge Nano”) (as may be amended and/or restated from time to time, the “Merger Agreement”) (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, in accordance with the terms and subject to the conditions of the Merger Agreement, among other things, (i) ATII will merge with and into Pubco (the “Domestication Merger”), with Pubco continuing as the surviving corporation in the Domestication Merger pursuant to the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and the Delaware General Corporation Law (as amended, the “DGCL”), (ii) at least one day following the effective time of the Domestication Merger, Merger Sub I will merge with and into Forge Nano (the “First Company Merger”), with Forge Nano continuing as the surviving corporation in the First Company Merger and a wholly-owned subsidiary of Pubco (the “Initial Surviving Corporation”) in accordance with the DGCL, and (iii) immediately following the effective time of the First Company Merger (the “First Effective Time”), the Initial Surviving Corporation will merge with and into Merger Sub II (the “Second Company Merger”, and together with the First Company Merger, the “Company Mergers”), with Merger Sub II continuing as the surviving company in the Second Company

Merger and a wholly-owned subsidiary of Pubco (the “Surviving Company”) in accordance with the DGCL and the Delaware Limited Liability Company Act, as amended, be hereby authorized, approved, ratified and confirmed in all respects.”

Recommendation of the ATII Board

THE ATII BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ATII ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The ATII Board, after considering the factors more fully described in the enclosed proxy statement/prospectus, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are fair to and in the best interests of ATII and the holders of ATII Ordinary Shares, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the holders of ATII Ordinary Shares at the extraordinary general meeting and (iv) resolved to recommend the adoption of the Merger Agreement and the approval of the Business Combination Proposal by the holders of ATII Ordinary Shares at the extraordinary general meeting.

There may be actual or potential material conflicts of interests between or among (1) the Sponsor and its affiliates, promoters or representatives, ATII’s officers and directors, Forge Nano’s officers and directors and (2) the unaffiliated security holders of ATII. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Conflicts of Interest”. Forge Nano’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the holders of ATII Ordinary Shares generally.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

proposal no. 2 – THE DOMESTICATION MERGER PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then ATII is proposing to change its corporate structure and redomicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented by effecting the Domestication Merger, pursuant to which ATII will merge with and into Pubco, with Pubco continuing as the surviving corporation in the State of Delaware.

The Domestication Merger and the Domestication Merger Consideration

Pursuant to the Merger Agreement and in accordance with applicable law, immediately prior to the Domestication Merger Effective Time, each then issued and outstanding ATII Unit will separate and convert automatically into one ATII Ordinary Share and one-half of one ATII Warrant, and all ATII Units will cease to be outstanding and will cease to exist. At the Domestication Merger Effective Time, each then issued and outstanding ATII Ordinary Share (which, for the avoidance of doubt, includes ATII Ordinary Shares held as a result of the separation of the ATII Units) will be cancelled in exchange for the right to receive one share of Pubco Common Stock. All ATII Ordinary Shares (other than any ATII Public Shares subject to Redemption or any ATII Ordinary Shares or other classes of shares of ATII that are owned by ATII as treasury shares immediately prior to the Domestication Merger Effective Time, which will be cancelled and will cease to exist without any conversion thereof or payment or other consideration therefore) will no longer be issued and outstanding and will be cancelled and cease to exist, and each holder of such ATII Ordinary Shares will thereafter cease to have any rights with respect to such ATII Ordinary Shares, except for the right to receive the one (1) share of Pubco Common Stock for each then issued and outstanding ATII Ordinary Share held as of immediately prior to the Domestication Merger Effective Time.

At the Domestication Merger Effective Time, each ATII Warrant that is outstanding and unexercised will convert automatically into one Pubco SPAC Warrant pursuant to the terms of the ATII Warrant Agreement.

At the Domestication Merger Effective Time, each ATII Public Share subject to Redemption that is issued and outstanding immediately prior to the Domestication Merger Effective Time will automatically be cancelled and cease to exist and will thereafter represent only the right of the holder thereof to be paid a pro rata share of the aggregate amount on deposit in the Trust Account in accordance with the Current Charter.

Proposed Charter and Proposed Bylaws

At the Domestication Merger Effective Time, the Proposed Charter and the Proposed Bylaws will govern the rights of holders of shares of Pubco Common Stock in Pubco.

A chart comparing your rights as a holder of ATII Ordinary Shares under the Companies Act with your rights as a holder of the shares of Pubco Common Stock under the DGCL can be found in “Comparison of Corporate Governance and Shareholder Rights.”

Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication Merger

At the Domestication Merger Effective Time, the certificate of incorporation and bylaws of Pubco, each as in effect immediately prior to the Domestication Merger Effective Time, will be amended and restated in the form attached as Annex B-1 and Annex B-2, respectively, and as so amended will be the certificate of incorporation and bylaws of Pubco, until thereafter supplemented or amended in accordance with the terms therein and the applicable provisions of the DGCL (with such changes as may be agreed in writing by ATII and Forge Nano), including providing that the name of Pubco will be amended to be “Forge Nano Holdings Inc.”

Commencing with the Domestication Merger Effective Time, certain rights of shareholders will be governed by the Proposed Organizational Documents rather than the Current Charter (which will cease to be effective) and certain rights of shareholders and the scope of the powers of the Pubco Board and management will be altered as a result. For a summary of the material differences among the rights of holders of Pubco Common Stock and holders of ATII Ordinary Shares, see the section titled “Comparison of Corporate Governance and Shareholder Rights.” You should also read the Proposed Charter, substantially in the form attached to this proxy statement/prospectus as Annex B-1, and the Proposed Bylaws, substantially in the form attached to this proxy statement/prospectus as Annex B-2, carefully and in their entirety.

Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication Merger

At the Domestication Merger Effective Time, the rights of the shareholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands, including the Companies Act. Certain differences exist between the DGCL and the Companies Act that will alter certain of the rights of shareholders and affect the powers of the Pubco Board and management following the Domestication Merger Effective Time.

Holders of ATII Ordinary Shares should consider the summary comparison of Cayman Islands corporate law, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the Companies Act and the DGCL. For a summary of the material differences among the rights of holders of Pubco Common Stock under the DGCL and holders of ATII Ordinary Shares under the Companies Act, see the section titled “Comparison of Corporate Governance and Shareholder Rights.”

Reasons for the Domestication Merger

The ATII Board believes that it would be in the best interests of ATII and the holders of ATII Ordinary Shares to effect the Domestication Merger. Further, the ATII Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits holders of shares of Pubco Common Stock following the Domestication Merger Effective Time, who will be the owners of the Pubco. In addition, because Pubco will operate within the United States following the Business Combination, it was the view of the ATII Board that Pubco should be structured as a corporation organized in the State of Delaware.

The ATII Board believes that there are several reasons why a reincorporation in State of Delaware is in the best interests of ATII and the holders of ATII Ordinary Shares. These additional reasons can be summarized as follows:

●	Prominence, Predictability and Flexibility of Delaware Law. For many years, the State of Delaware has followed a policy of encouraging incorporation in the State of Delaware and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen the State of Delaware initially as a state of incorporation or have subsequently changed corporate domicile to the State of Delaware. Because of the State of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in State of Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as Pubco’s.
●	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the courts of the State of Delaware as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of case law in the courts of the State of Delaware provides clarity and predictability to many areas of corporate law. ATII believes such clarity would be advantageous to Pubco following the Domestication Merger Effective Time and would enable the Pubco Board and Pubco’s management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions under applicable law. Further, investors and securities professionals are generally more familiar with corporations incorporated in the State of Delaware, and the laws governing such corporations, increasing their level of comfort with corporations incorporated in the State of Delaware relative to other jurisdictions. The courts of the State of Delaware have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing corporate law in the State of Delaware and establishing public policies with respect to corporate legal affairs. Moreover, the vast body of law in the State of Delaware on the fiduciary duties of directors of corporations provides appropriate protection for holders of shares of Pubco Common Stock from possible abuses by the Pubco Board or Pubco’s officers.

●	Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to the State of Delaware is generally attractive to directors, officers, and stockholders alike. Pubco’s incorporation in the State of Delaware may make Pubco more attractive to future candidates for the Pubco Board, because many such candidates are already familiar with corporate law in the State of Delaware from their past business experiences. To date, ATII has not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with the laws of the State of Delaware — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to corporations incorporated in the State of Delaware. The ATII Board therefore believes that providing the benefits afforded directors by the laws of the State of Delaware will enable Pubco to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, the vast body of law in the State of Delaware on the fiduciary duties of directors provides appropriate protection for holders of shares of Pubco Common Stock from possible abuses by the Pubco Board or Pubco’s officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations generally in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both the Companies Act and the DGCL permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, the ATII Board believes that, in general, the DGCL is more developed and provides more guidance than the Companies Act on matters regarding a corporation’s ability to limit director liability. As a result, the ATII Board believes that the corporate environment afforded by the laws of the State of Delaware will enable Pubco to compete more effectively with other public companies in attracting and retaining new directors and officers.

Reasons for the Name Change

The ATII Board believes that it would be in the best interests of ATII and the holders of ATII Ordinary Shares in connection with the Domestication Merger to change the corporate name of Pubco, as the surviving company in the Domestication Merger, to “Forge Nano Holdings Inc.” in order to more accurately reflect the business purpose and activities of Pubco following the Business Combination.

Regulatory Approvals; Third Party Consents

ATII is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication Merger. However, the ATII Board has conditioned its approval of the Merger Agreement and the Business Combination on the completion of the Domestication Merger at least one day prior to the First Effective Time. The Business Combination will require the approvals as described under “Proposal No. 1 – The Business Combination Proposal.” ATII must comply with applicable United States federal and state securities laws in connection with the Domestication Merger, including the filing with Nasdaq of a press release disclosing the Domestication Merger, among other things.

The Domestication Merger will not breach any covenants or agreements binding upon ATII and will not be subject to any additional federal or state regulatory requirements, except compliance with the Companies Act and DGCL necessary to effect the Domestication Merger.

Tax Consequences to Holders of ATII Ordinary Shares Who Receive Pubco Common Stock as a Result of the Domestication Merger

If the Condition Precedent Proposals described in this proxy statement/prospectus are approved, then holders of ATII Ordinary Shares who do not elect to exercise Redemption Rights will receive Pubco Common Stock as a result of the Domestication Merger. For a description of the material U.S. federal income tax consequences of the Domestication Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Domestication Merger as a Reorganization.”

Manner of Effecting the Domestication Merger and the Legal Effect of the Domestication Merger

Cayman Islands Law

If the Domestication Merger Proposal is approved, ATII and Pubco, at least one day prior to the First Effective Time, will execute and file a Plan of Merger, appended to the accompanying proxy statement/prospectus as Exhibit 3.4 (and any other documents required by the Companies Act) with the Cayman Registrar pursuant to Sections 233 and 237 of the Companies Act and such other filings or recordings in accordance with the Companies Act in connection with the consummation of the Domestication Merger.

Upon the Domestication Merger Effective Time, Pubco, as the surviving corporation pursuant to the Domestication Merger, will no longer be subject to the provisions of the Companies Act.

Delaware Law

If the Domestication Merger Proposal is approved, ATII and Pubco, at least one day prior to the First Effective Time, will file a certificate of merger with the Secretary of State of the State of Delaware and such other filings or recordings in accordance with the relevant provisions of the DGCL in connection with the consummation of the Domestication Merger.

Upon the Domestication Merger Effective Time, among other things, all the rights, property of every description, included choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of Pubco and ATII will vest in Pubco as the surviving corporation pursuant to the Domestication Merger, and Pubco shall be liable for and subject in the same manner as Pubco and ATII to all mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Pubco and ATII in accordance with the Companies Act and the DGCL.

Accounting Treatment of the Domestication Merger

The Domestication Merger is being proposed solely for the purpose of changing the legal domicile of Pubco, as the surviving corporation pursuant to the Domestication Merger. There will be no accounting effect or change in carrying amounts of the assets and liabilities of Pubco as a result of the Domestication Merger. The business, capitalization, assets and liabilities and financial statements of Pubco immediately following the Domestication Merger Effective Time will be the same as the business, capitalization, assets and liabilities and financial statements of Pubco and ATII immediately prior to the Domestication Merger Effective Time.

Vote Required for Approval

The approval of the Domestication Merger Proposal requires a Special Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of not less than two-thirds of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum) and for which notice specifying the intention to propose the relevant resolution as a Special Resolution of the holders of ATII Ordinary Shares has been duly given.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

The Domestication Merger Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Merger Proposal will have no effect, even if approved by holders of ATII Ordinary Shares.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date. As a result, 13,136,667 additional votes of holders of ATII Public Shares, or approximately 57.12% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger Proposal.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved by the holders of ATII Ordinary Shares in connection with the Domestication Merger Proposal is as follows:

“RESOLVED, as a Special Resolution of the holders of ATII Ordinary Shares, subject to the approval of the Business Combination Proposal, among other things: (i) at least one (1) day prior to the First Effective Time, that ATII shall consummate the Domestication Merger by executing and filing a Plan of Merger, appended to the accompanying proxy statement/prospectus as Exhibit 3.4 (the “Plan of Merger”) (and any other documents required by the Companies Act) with the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) pursuant to Sections 233 and 237 of the Companies Act, filing a certificate of merger with the Secretary of State of the State of Delaware and making such other filings or recordings, in each case, in accordance with the Companies Act and the relevant provisions of the DGCL, in connection with the Domestication Merger (the time when the Plan of Merger is registered by the Cayman Registrar and when the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as may be specified in the Plan of Merger and certificate of merger, being the “Domestication Merger Effective Time”), (ii) upon the Domestication Merger Effective Time, the certificate of incorporation and bylaws of Pubco, each as in effect immediately prior to the Domestication Merger Effective Time, be amended and restated in the form appended to the accompanying proxy statement/prospectus as Annex B-1 (the “Proposed Charter”) and Annex B-2 (the “Proposed Bylaws”), respectively, and as so amended, be the certificate of incorporation and bylaws of Pubco, until thereafter supplemented or amended in accordance with the terms therein and the applicable provisions of the DGCL (with such changes as may be agreed in writing by ATII and Forge Nano), including providing that the name of Pubco will be amended to be “Forge Nano Holdings, Inc.” and (iii) that any one director of ATII (each, an “ATII Director”) on behalf of ATII and, with the authorization of any ATII Director, any of ATII’s officers on behalf of ATII, be authorized to execute and submit, or cause the submission of, the Plan of Merger, together with any supporting documentation, for registration to the Cayman Registrar and filing a certificate of merger with the Secretary of State of the State of Delaware and making such other filings or recordings, in each case, in accordance with the Companies Act and the relevant provisions of the DGCL, in connection with the Domestication Merger, in each case, be hereby authorized, approved, ratified and confirmed in all respects.”

Recommendation of the ATII Board

THE ATII BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ATII ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE DOMESTICATION MERGER PROPOSAL.

The ATII Board, after considering the factors more fully described in the enclosed proxy statement/prospectus, has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are fair to and in the best interests of ATII and the holders of ATII Ordinary Shares, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the execution, delivery and performance of the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of the holders of ATII Ordinary Shares at the extraordinary general meeting and (iv) resolved to recommend the adoption of the Merger Agreement and the approval of the Domestication Merger Proposal by the holders of ATII Ordinary Shares at the extraordinary general meeting.

There may be actual or potential material conflicts of interests between or among (1) the Sponsor and its affiliates, promoters or representatives, ATII’s officers and directors, Forge Nano’s officers and directors and (2) the unaffiliated security holders of ATII. Such conflicts of interest may include a material conflict of interest arising in determining whether to proceed with the Business Combination. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Conflicts of Interest”. Forge Nano’s directors and executive officers have interests in the Business Combination that are different from, or in addition to, those of the holders of ATII Ordinary Shares generally.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Proposal No. 3 — THE Director election PROPOSAL

Election of Directors

Pursuant to the Merger Agreement, the ATII Board has agreed to take all necessary action, including causing the members of the ATII Board to resign, so that effective at the Closing, the entire Pubco Board will consist of seven (7) individuals, six (6) individuals to be designated by Forge Nano and one (1) individual to be designated by the Sponsor, provided that the size of the Pubco Board may be increased from time to time up to a maximum of nine (9) directors as determined by the Pubco Board in good faith to comply with applicable law or the relevant Nasdaq listing rules.

ATII is proposing the approval, by Ordinary Resolution of the holders of ATII Ordinary Shares, of the election of the following individuals, who will take office immediately following the Closing:

1.	Paul Lichty
2.	Michael Danner
3.	David Goggins
4.	Millicent Pitts-DiCicco
5.	Jimmy Smith
6.	Kamal Bherwani
7.	Ben Landen

In addition, ATII is proposing that Paul Lichty be designated as Chair of the Pubco Board. Each of        ,         , and        are expected to qualify as an independent director under Nasdaq listing standards. There are no family relationships among any members of the Pubco Board and current officers of ATII or Forge Nano.

For more information on the experience of each of these director nominees, see the section entitled “Management of Pubco Following the Business Combination” in this proxy statement/prospectus.

Staggered Board

Upon the Closing, the Pubco Board will be classified into three classes, with each Class I director having a term that expires at the first (1st) annual meeting of holders of Pubco Common Stock to be held following the date of Closing, each Class II director having a term that expires at the second (2nd) annual meeting of holders of Pubco Common Stock to be held following the date of Closing, and each Class III director having a term that expires at the third (3rd) annual meeting of the holders of Pubco Common Stock to be held following the date of Closing, or in each case until their respective successor is duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal. At each annual meeting of holders of Pubco Common Stock, commencing with the first (1st) regularly-scheduled annual meeting of the holders of Pubco Common Stock, each of the successors elected to replace the directors of a class of director whose term will have expired at such annual meeting will be elected to hold office until the third (3rd) annual meeting next succeeding his or her election and until his or her respective successor will have been duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Removal of Directors from Pubco Board

Subject to other provisions in the Proposed Organizational Documents, any director or the entire Pubco Board may be removed, with or without cause, by the affirmative vote of at least two-thirds the outstanding shares of capital stock of Pubco then entitled to vote generally in the election of directors, voting together as a single class.

Vacancies occurring on the Pubco Board for any reason and newly created directorships resulting from an increase in the authorized number of directors following the Closing may be filled only by vote of a majority of the then-remaining directors of the

Pubco Board, although less than a quorum, or by a sole remaining director of the Pubco Board, and not by the holders of shares of Pubco Common Stock. Any person so elected by the remaining director(s) of the Pubco Board to fill a vacancy or newly created directorship will hold such office until the next election of the class for which such director will have been chosen and until his or her successor will be duly elected and qualified, subject to such director’s earlier death, disqualification, resignation, or removal.

Information about Pubco Board Director Nominees

The ATII Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director on the Pubco Board at the Closing. The information presented below is as of the date of this proxy statement/prospectus and is based in part on information furnished by the nominees and in part from ATII’s and Forge Nano’s records.

At the Closing of the Business Combination, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in this section, the members of Pubco Board will be as follows:

Name	Position	Designating Party
Paul Lichty	Chief Executive Officer, Chair of the Board of Directors and Director Nominee	Forge Nano
Michael Danner	Director Nominee	Forge Nano
David Goggins	Director Nominee	Forge Nano
Millicent Pitts-DiCicco	Director Nominee	Forge Nano
Jimmy Smith	Director Nominee	Forge Nano
Kamal Bherwani	Director Nominee	Forge Nano
Ben Landen	Director Nominee	Sponsor

Information regarding each nominee is set forth in the section to this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination.”

Other than in connection with the Merger Agreement as discussed below in the section entitled “Management of Pubco Following the Business Combination”, there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

For more information about the anticipated directors of the Pubco Board and anticipated officers of Pubco following the Closing, see the sections to this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination – Officers, Directors and Key Employees”; and for more information about the ATII Directors and executive officers of ATII prior to the Closing, see the section of this proxy statement/prospectus entitled “Information about ATII – Directors and Executive Officers.”

Vote Required for Approval

The approval of the Director Election Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by the holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of a quorum).

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

The Director Election Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ATII Ordinary Shares.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date. As a result, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Director Election Proposal.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that the six (6) persons listed below be elected to a staggered board, who, upon consummation of the Business Combination, will comprise the board of directors of Pubco in accordance with the terms of the Merger Agreement, the Companies Act, the DGCL and the DLLCA, be, in each case, hereby authorized, approved, ratified and confirmed in all respects:

1.	Paul Lichty
2.	Michael Danner
3.	David Goggins
4.	Millicent Pitts-DiCicco
5.	Jimmy Smith
6.	Kamal Bherwani
7.	Ben Landen.”

Recommendation of the ATII Board

THE ATII BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ATII ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

proposal no. 4 — THE STOCK ISSUANCE PROPOSAL

Overview

Although Pubco Securities are not currently traded on Nasdaq, we have elected for Pubco to comply with all otherwise applicable Nasdaq rules upon the Domestication Merger Effective Time.

Pursuant to Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earnout provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash and have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Additionally, under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the number of shares of common stock outstanding before the issuance of common stock, or of securities convertible into or exercisable for common stock, or 20% of the voting power outstanding before the issuance of common stock or of securities convertible into or exercisable for common stock, could constitute a “change of control” of the issuer.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for any transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lesser of (i) the official Nasdaq closing price of the common stock as of immediately preceding the signing of the binding agreement for sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) or (ii) the average official Nasdaq closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be sold, issued or potential issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock), or 20% or more of the voting power outstanding before the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock).

Why ATII Needs Approval of Holders of ATII Ordinary Shares

Issuance of Pubco Common Stock Pursuant to the Merger Agreement

Pursuant to the Merger Agreement, (i) at the Domestication Merger Effective Time, Pubco expects to issue approximately 29,590,000 shares of Pubco Common Stock to the holders of ATII Ordinary Shares as of immediately prior to the Domestication Merger Effective Time and (ii) at the First Effective Time, Pubco expects to issue approximately 120,000,000 shares of Pubco Common Stock as Merger Consideration to the Forge Nano Stockholders who received Closing Payment Shares and the holders of Pubco Convertible Securities issuable issued in exchange for Forge Nano Convertible Securities at the First Effective Time and up to 90,000,000 Earn-Out Shares, to be issued to an escrow account at Closing and will only be disbursed therefrom during the Earn-Out Period upon satisfaction of the applicable milestone in accordance with the Merger Agreement.

At the Closing, Pubco expects to adopt and approve the 2026 Equity Plan, which will provide for awards for a number of shares of Pubco Common Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption).

Prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, Forge Nano expects to consummate the sale and issuance of a number of additional shares of Series D Preferred Stock with an aggregate purchase price equal to $60,000,000.

Issuance of Pubco Common Stock Pursuant to the PIPE Financing and Additional PIPE Financing

Pursuant to the PIPE Subscription Agreement, Pubco has agreed to issue and sell, in a private placement to close immediately prior to and substantially concurrently with the Closing, an aggregate of 10,000,000 shares of Pubco Common Stock, together with PIPE Warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock at an exercise price of $10.00 per share (subject to adjustment as described in this proxy statement/prospectus), for an aggregate commitment of $100,000,000. Pursuant to the Purchaser Support Agreement, the Sponsor will transfer at the Closing (which transfer may be indirectly through forfeiture or reissuance) to the PIPE Investor an aggregate of 3,000,000 shares of Pubco Common Stock issued to the Sponsor in exchange for 3,000,000 of the 5,750,000 Founder Shares in the Domestication Merger. The effective purchase price of the shares of Pubco Common Stock purchased by the Sponsor pursuant to the PIPE Subscription Agreement after taking into account such transfer from the Sponsor to the PIPE Investor is approximately $7.69 per share.

The PIPE Subscription Agreement contains customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the PIPE Investor and are subject to customary closing conditions and termination rights. The PIPE Closing is conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the PIPE Subscription Agreement (subject to certain bring-down standards).

Additionally, prior to Closing, ATII, Pubco and Forge Nano intend to enter into the Additional Subscription Agreements with the Additional PIPE Investors, pursuant to which and subject to the terms and conditions thereof, Pubco will sell in a private placement to close immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Business Combination, an aggregate of 2,100,000 shares of Pubco Common Stock to the Additional PIPE Investors at a subscription price of $10.00 per share, for an aggregate commitment of $21,000,000. ATII, Pubco and Forge Nano expect that definitive documentation relating to the Additional PIPE Financing will be executed in June 2026.

The Additional PIPE Subscription Agreements are expected to contain customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the Additional PIPE Investors and be subject to customary closing conditions and termination rights. The Additional PIPE Closing is expected to be conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the Additional PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the Additional PIPE Subscription Agreements (subject to certain bring-down standards).

Applicability of Nasdaq Listing Rules 5635(a), 5635(b) and 5635(d)

ATII is seeking the approval of the holders of ATII Ordinary Shares for the issuance of shares of Pubco Common Stock in connection with the Business Combination for the following reasons: (i) the aggregate number of shares of Pubco Common Stock that Pubco will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Pubco Common Stock outstanding before such issuance under Nasdaq Listing Rules 5635(a) and 5635(d) and (ii) this issuance of shares of Pubco Common Stock may result in a change of control of the registrant under Nasdaq Listing Rule 5635(b).

Vote Required for Approval

The approval of the Stock Issuance Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by the holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of a quorum).

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

The Stock Issuance Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ATII Ordinary Shares.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date. As a result, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Stock Issuance Proposal.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that, for purposes of complying with the applicable provisions of Nasdaq Listing Rules 5635(a), (b) and (d), the issuance of up to [    ] shares of Pubco Common Stock as set forth below and pursuant to the Merger Agreement, the Pubco Forge Nano Warrant Agreements, the Pubco Ascent Warrant Agreement, the PIPE Subscription Agreement, the PIPE Warrant Certificate, the Additional PIPE Subscription Agreements and the 2026 Equity Plan, as applicable, be hereby authorized, approved, ratified and confirmed in all respects:

1.

Pursuant to the Merger Agreement, at the Domestication Merger Effective Time, Pubco expects to issue 29,590,000 shares of Pubco Common Stock to the holders of ATII Ordinary Shares as of immediately prior to the Domestication Merger Effective Time;

2.

Pursuant to the Merger Agreement, at the First Effective Time, Pubco expects to issue an aggregate of 120,000,000 shares of Pubco Common Stock to the Forge Nano Stockholders who received Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any;

3.

Pursuant to the Merger Agreement, on the Closing Date, Pubco expects to issue an aggregate of 90,000,000 Earn-Out Shares to the Escrow Account to the Forge Nano Stockholders who received Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any;

4.

Pursuant to the PIPE Subscription Agreement, in a private placement to close concurrently with the Closing, Pubco expects to issue 10,000,000 PIPE Subscribed Shares to the PIPE Investor and 2,100,000 Additional PIPE Subscribed Shares to the Additional PIPE Investors.

5.	Pursuant to the 2026 Equity Plan, Pubco expects to reserve an aggregate of [ ] shares of Pubco Common Stock for issuance of equity or equity-based awards to be granted thereunder.

Recommendation of the ATII Board

THE ATII BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ATII ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of the Sponsor and ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Proposal No. 5 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL

If the Domestication Merger Proposal is approved and the Domestication Merger is consummated, ATII will ask the holders of ATII Ordinary Shares to consider and vote upon a proposal to approve, by Special Resolution of the holders of ATII Ordinary Shares, the Proposed Charter, a copy of which is included as Annex B-1, and the Proposed Bylaws, a copy of which is included as Annex B-2, in each case, upon the Domestication Merger Effective Time.

See the section titled “Comparison of Corporate Governance and Shareholder Rights” for a summary of the principal proposed changes and the differences between the Current Charter and the Proposed Organizational Documents, which is qualified by reference to the complete text of the Current Charter, the Proposed Charter and the Proposed Bylaws. All holders of ATII Ordinary Shares and other interested parties are encouraged to read each of the Proposed Organizational Documents in their entirety for a more complete description of their respective terms.

The Organizational Documents Proposal is conditioned on the approval of the other Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Organizational Documents Proposal will have no effect, even if approved by holders of ATII Ordinary Shares.

Reasons for the Amendments to the Current Charter

The Proposed Organizational Documents were negotiated as part of the Business Combination and in the judgment of the ATII Board, the proposed changes to the Current Charter are necessary to be reflected in the Proposed Charter and Proposed Bylaws, as applicable, and advisable to facilitate the Business Combination and the needs of Pubco following the Closing.

Vote Required for Approval

The approval of the Organizational Documents Proposal requires a Special Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a majority of not less than two-thirds of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum) and for which notice specifying the intention to propose the relevant resolution as a Special Resolution of the holders of ATII Ordinary Shares has been duly given.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

The Organizational Documents Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Merger Proposal will have no effect, even if approved by holders of ATII Ordinary Shares.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date. As a result, 13,136,667 additional votes of holders of ATII Public Shares, or approximately 57.12% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Special Resolution of the holders of ATII Ordinary Shares, the Organizational Documents Proposal.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as a Special Resolution of the holders of ATII Ordinary Shares, that the amended and restated memorandum and articles of association of ATII in effect as of immediately prior to the Domestication Merger Effective Time be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter and Proposed Bylaws, respectively (copies of which are attached to the accompanying proxy statement/prospectus as Annex B-1 and Annex B-2, respectively) with effect from the Domestication Merger Effective Time, and that the Proposed Charter and Proposed Bylaws, together with such principal changes as described in the Advisory Organizational Documents Proposals 6A through 6F below, be hereby authorized, approved, ratified and confirmed in all respects.”

Recommendation of the ATII Board

THE ATII BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ATII ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

proposal no. 6 – THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

Assuming each of the Condition Precedent Proposals are approved, Pubco, as the surviving corporation in the Domestication Merger, will be a corporation under the laws of the State of Delaware and, as a result, replace the Current Charter with the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. All holders of ATII Ordinary Shares are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their respective terms and this summary is qualified by reference to the complete text of the Current Charter and the Proposed Organizational Documents.

As required by applicable SEC guidance, ATII is requesting that the holders of ATII Ordinary Shares consider and vote upon, on a non-binding advisory basis, proposals to approve important governance provisions contained in the Proposed Organizational Documents that substantially affect the rights of holders of shares of Pubco Common Stock following the Domestication Merger Effective Time. The non-binding advisory vote is not otherwise required by the Companies Act and is separate and apart from the Business Combination Proposal and the Domestication Merger Proposal, but consistent with SEC guidance, ATII is submitting these proposals to the holders of ATII Ordinary Shares to give holders of ATII Ordinary Shares the opportunity to present their separate views on important corporate governance provisions.

In the Merger Agreement, ATII, Pubco, Merger Sub I, Merger Sub II and Forge Nano agreed that, at the Domestication Merger Effective Time, Pubco will amend its existing certificate of incorporation to be substantially in the form set forth as Annex B-1 to this proxy statement/prospectus and its existing bylaws to be substantially in the form set forth as Annex B-2 to this proxy statement/prospectus, in each case, upon the consummation of the Domestication Merger. There are certain differences in the rights of holders of ATII Ordinary Shares prior to the Domestication Merger Effective Time and under the Current Charter and the rights of holders of shares of Pubco Common Stock after the Domestication Merger Effective Time under the Proposed Organizational Documents. For more information, please see the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

The votes of holders of ATII Ordinary Shares regarding the Advisory Organizational Documents Proposal are advisory in nature, and are not binding on ATII or the ATII Board (separate and apart from the approval of the Organizational Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposal (separate and apart from approval of the Organizational Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on this proposal, ATII intends that the Proposed Organizational Documents will take effect at the Domestication Merger Effective Time (assuming approval of the Organizational Documents Proposal by the holders of ATII Ordinary Shares at the extraordinary general meeting).

The following table sets forth a summary of the principal changes proposed between the Current Charter and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Current Charter, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. All holders of ATII Ordinary Shares are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their respective terms. Additionally, as the Current Charter is governed by the Companies Act and the Proposed Organizational Documents will be governed by the DGCL and ATII encourages holders of ATII Ordinary Shares to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

Proposal	Current Charter of ATII (a Cayman Islands Exempted Company)	Current Charter of Forge Nano (a Delaware Corporation)	Proposed Organizational Documents of Pubco (a Delaware Corporation)

6A — Authorized Share Capital

The Memorandum of Association of ATII, part of the Current Charter, provides that ATII has an authorized share capital of 400,000,000 ATII Ordinary Shares with a nominal or par value of $0.0001 each, and 1,000,000 preference

The Forge Nano Current Charter provides that Forge Nano has authorized share capital of 7,054,216 shares of Forge Nano Stock, consisting of 4,850,000 shares of Forge Nano Common Stock and 2,204,216 shares of Forge Nano

The Proposed Organizational Documents provide that Pubco has an authorized share capital of 505,000,000 shares, consisting of [500,000,000] shares of Pubco Common Stock and [5,000,000] shares of

Proposal	Current Charter of ATII (a Cayman Islands Exempted Company)	Current Charter of Forge Nano (a Delaware Corporation)	Proposed Organizational Documents of Pubco (a Delaware Corporation)

	shares with a nominal or par value of $0.0001 each. See Section 7 of the Memorandum of Association of ATII	Preferred Stock, each series with a par value of $0.0001 per share. See Article FOURTH of the Forge Nano Current Charter	Pubco preferred stock with a par value of $0.0001 each. See Article of the Proposed Charter.

6B — Exclusive Forum Provision

The Current Charter provides that courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Current Charter or otherwise related in any way to the shareholdings in ATII held by each holder of ATII Ordinary Shares.

These provisions are inapplicable to claims seeking to enforce any liability or duty created by the Securities Act, the Exchange Act and any other claim for which the U.S. federal courts have exclusive jurisdiction.

See Articles 177 and 178 of the Current Charter.

The Forge Nano Current Charter provides that, unless Forge Nano consents to an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for derivative actions, claims of breach of fiduciary duty, claims arising under the DGCL or Forge Nano’s Organizational Documents, and claims governed by the internal affairs doctrine, subject to a carve-out where the Court of Chancery lacks jurisdiction.

The Forge Nano Current Charter does not include a federal-forum provision designating the federal district courts as the exclusive forum for claims under the Securities Act.

See Article ELEVENTH of the Forge Nano Current Charter

The Proposed Organizational Documents provide that courts of the State of Delaware will be the exclusive forum for certain stockholder litigation and the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

See Article of the Proposed Charter.

6C — Required Vote to Amend Charter

The Current Charter provides that amendments may be made by a Special Resolution under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a majority of not less than two-thirds of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum) and for which notice specifying the intention to propose the

The Forge Nano Current Charter provides that amendments are governed by the default rule under Section 242 of the DGCL, requiring board approval and the affirmative vote of a majority of the outstanding stock entitled to vote thereon, subject to (i) the separate class and series voting and protective provisions of the Forge Nano Preferred Stock and (ii) a requirement that amendment or repeal of the corporate-opportunity provision be approved by the holders of at

The Proposed Organizational Documents Charter provide that amendments require the affirmative vote of at least two-thirds of the all voting power entitled to vote thereon, voting together as a single class, to amend, alter, repeal or rescind all or any portion of Article of the Proposed Charter.

See Article of the Proposed Charter.

Proposal	Current Charter of ATII (a Cayman Islands Exempted Company)	Current Charter of Forge Nano (a Delaware Corporation)	Proposed Organizational Documents of Pubco (a Delaware Corporation)

	relevant resolution as a Special Resolution has been duly given. See Article 169 of the Current Charter.	least 75% of the Series A Preferred Stock. See Article FOURTH and Article TWELFTH of the Forge Nano Current Charter

6D — Removal of Directors

The Current Charter provides that any ATII Director may be removed from office by a Special Resolution under the Companies Act, being a resolution passed by the affirmative vote of a majority of the votes cast by holders of at least two-thirds of the ATII Ordinary Shares as, being entitled to do so, vote, in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of quorum), represented in person or by proxy and entitled to vote at the extraordinary general meeting (assuming presence of quorum).

See Article 106(d) of the Current Charter.

The Forge Nano Current Charter provides that each director elected by a particular series or class (the Series A Director, the Series C Director, the Series D Director and the Common Director) may be removed without cause only by the affirmative vote of the holders of the series or class entitled to elect such director, given at a meeting or by written consent. The Forge Nano Current Charter does not impose a supermajority requirement to remove directors.

See Article FOURTH of the Forge Nano Current Charter

The Proposed Organizational Documents provide that a Director may be removed from office by the affirmative vote of at least two-thirds of the issued and outstanding shares in the capital of Pubco entitled to vote generally in the election of directors.

See Article of the Proposed Charter.

6E — Stockholder Action by Written Consent

The Current Charter permits holders of ATII Ordinary Shares to approve matters by written consent (including any actions to be approved by Ordinary Resolution or Special Resolution) if approved in writing by all of the holders of ATII Ordinary Shares entitled to vote at the extraordinary general meeting.

See the definitions of “Ordinary Resolution” and “Special Resolution” in Article 1 of the Current Charter.

The Forge Nano Current Charter permits stockholders to act by written consent in lieu of a meeting, and the consent threshold is the same vote that would be required at a meeting for the matter in question.

See Article FOURTH of the Forge Nano Current Charter

The Proposed Organizational Documents prohibit stockholder action by written consent in lieu of a meeting. See Article of the Proposed Charter.

6F — Additional Changes	The Current Charter includes provisions related to ATII’s status as a blank check company prior to the	The Forge Nano Current Charter includes provisions related to its status as a privately held, venture-backed company, including the	The Proposed Organizational Documents do not include such provisions related to Pubco’s status as a blank check company or its status as a

Proposal	Current Charter of ATII (a Cayman Islands Exempted Company)	Current Charter of Forge Nano (a Delaware Corporation)	Proposed Organizational Documents of Pubco (a Delaware Corporation)

consummation of an initial business combination. See Articles 149-162 of the Current Charter.

designations, rights, preferences and privileges of its several series of Forge Nano Preferred Stock that will no longer be relevant upon becoming a public company at the First Effective Time

See Article FOURTH and Article TWELFTH of the Forge Nano Current Charter

privately held, venture-back company, as they will no longer be relevant to Pubco following the Closing of the Business Combination.

Reasons for the Approval of the Advisory Organizational Documents Proposals

Pubco is a Delaware corporation. The Proposed Organizational Documents of Pubco are consistent with the DGCL. In addition, as the Forge Nano Stockholders who receive Closing Payment will, as of immediately prior to the Closing, own at least 74.5% of the outstanding shares of Pubco Common Stock upon the Closing assuming the No Additional Redemptions Scenario, the Proposed Organizational Documents of Pubco are materially consistent with the certificate of incorporation and bylaws of Forge Nano, as applicable, each as in effect immediately prior to the Closing. Additional reasons for the sub-proposals to be voted on by the holders of ATII Ordinary Shares are as follows:

Proposal 6A — Change in Authorized Share Capital

The Proposed Organizational Documents would, with effect from the Domestication Merger Effective Time, change by amendment and redesignation the authorized share capital of ATII from (a) 400,000,000 ATII Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of ATII to [500,000,000] shares of Pubco Common Stock and [5,000,000] shares of preferred stock of Pubco, par value $0.0001 per share.

The principal purpose of this proposal is to ensure that Pubco has sufficient authorized capital for future issuances of shares if determined by the Pubco Board to be in the best interests of Pubco following the Closing to support its growth and to provide flexibility for future corporate needs without incurring the risk, delay and potential expense incident to obtaining the approval of holders of shares of Pubco Common Stock for a particular issuance.

Please see the subsection entitled “Proposal No. 1 – The Business Combination – Ownership of Pubco After the Closing” and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information about the anticipated capitalization of Pubco following the Closing.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, the authorized share capital of ATII be amended and redesignated from (a) 400,000,000 ATII Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, of ATII to (b) [500,000,000] shares of Pubco Common Stock and [5,000,000] shares of preferred stock of Pubco, par value $0.0001 per share, in accordance with the DGCL and the Companies Act (“Advisory Organizational Documents Proposal 6A”), and that Advisory Organizational Documents Proposal 6A be hereby authorized, approved, ratified and confirmed in all respects.”

Proposal 6B — Exclusive Forum Provision

The Proposed Organizational Documents would, with effect from the Domestication Merger Effective Time, adopt Delaware by amendment to the Current Charter as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act.

The principal purpose of this proposal is to remove the forum selection provision that would require that the Cayman Islands be the exclusive forum for certain shareholder litigation matters and avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims following the Closing. The ATII Board believes that the exclusive forum provision should be amended so that the exclusive forum for certain litigation matters is amended and redesignated from the courts of the Cayman Islands to the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof.

Courts in the State of Delaware have a reputation for expertise in corporate law matters. The State of Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing corporate law in the State of Delaware and long-standing precedent regarding corporate governance. This provides Pubco and the holders of shares of Pubco Common Stock following the Closing with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have subject matter jurisdiction, the other state courts located in the State of Delaware would be the most appropriate forums because these courts have more expertise on matters of corporate law in the State of Delaware as compared to other jurisdictions.

The ATII Board further believes that providing that the federal district courts of the United States will be the exclusive forum for resolving actions arising under the Securities Act, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and have such cases head by courts that are well-versed in the applicable law.

The ATII Board further believes that the Proposed Charter and Proposed Bylaws providing for such exclusive forum would promote judicial fairness and avoid conflicting results, as well as make Pubco’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All holders of ATII Ordinary Shares are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, (a) Delaware be adopted as the exclusive forum for certain stockholder litigation and (b) the federal district courts of the United States be adopted as the exclusive forum for asserting a cause of action under the Securities Act of 1933, as amended in accordance with the DGCL and the Companies Act (“Advisory Organizational Documents Proposal 6B”), and that Advisory Organizational Documents Proposal 6B be hereby authorized, approved, ratified and confirmed in all respects.”

Proposal 6C — Required Vote to Amend Charter

The Proposed Organizational Documents will adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of        the Proposed Charter in accordance with the DGCL and the Companies Act (provided, that, so long as any shares of Pubco Common Stock remain outstanding, Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Pubco Common Stock, voting as a separate class, in addition to any other vote of holders of shares of capital stock of Pubco required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Pubco Common Stock so as to affect them adversely).

The Current Charter provides that amendments may be made by a Special Resolution under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of not less than two-thirds of the votes cast by holders of ATII Ordinary Shares who, being present in person or, where proxies are allowed, represented by proxy and entitled to vote at an extraordinary general meeting (assuming the presence of a quorum) and for which notice specifying the intention to propose the relevant resolution as a Special Resolution has been duly given. The Proposed Organizational Documents require the affirmative vote of at least two-thirds of the voting power of all outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, to amend, alter, repeal or rescind any provision of           of the Proposed Charter.

The amendments are intended to protect certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of the holders of shares of Pubco Common Stock from taking actions that may be harmful to other holders of shares of Pubco Common Stock or making changes to provisions that are intended to protect all holders of shares of Pubco Common Stock.

The above is qualified by a provision that so long as any shares of Pubco Common Stock remain outstanding, Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Pubco Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Pubco Common Stock so as to affect them adversely.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, provisions providing that the affirmative vote of at least two-thirds of the voting power of all the then outstanding shares of capital stock of Pubco entitled to vote thereon, voting together as a single class, will be required to amend, alter, repeal or rescind any provision of           of the Proposed Charter in accordance with the DGCL and the Companies Act (provided, that, so long as any shares of Pubco Common Stock remain outstanding, Pubco may not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Pubco Common Stock, voting as a separate class, in addition to any other vote of holders of shares of capital stock of Pubco required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment or through merger, recapitalization, consolidation or otherwise, amend, alter, change, repeal or adopt any provision of the Proposed Charter in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Pubco Common Stock so as to affect them adversely) (“Advisory Organizational Documents Proposal 6C”), and be hereby authorized, approved, ratified and confirmed in all respects.”

Proposal 6D — Removal of Directors

The Proposed Organizational Documents will adopt an amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.

The principal purpose of this proposal is to provide the holders of shares of Pubco Common Stock with the ability to remove directors serving on the Pubco Board with or without cause by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The Current Charter permits the removal of a director serving on the ATII Board with or without cause by Special Resolution, being a resolution passed by the affirmative vote of holders of at least two-thirds of the votes cast by the holders of ATII Ordinary Shares, as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting. The Proposed Organizational Documents permit the removal of a director serving on the Pubco Board with or without cause by the affirmative vote of at least two-thirds of the outstanding shares of Pubco Common Stock entitled to vote generally in the election of directors, voting together as a single class.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All holders of ATII Ordinary Shares are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, provisions permitting the removal of a director, with or without cause, by the affirmative vote of at least two-thirds of the outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class (“Advisory Organizational Documents Proposal 6D”), be hereby authorized, approved, ratified and confirmed in all respects.”

Proposal 6E — Stockholder Action by Written Consent

The Proposed Organizational Documents will adopt amendment to the Current Charter, with effect from the Domestication Merger Effective Time, to authorize provisions that require or permit stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

The principal purpose of this proposal is to prohibit action by written consent in lieu of a meeting by the holders of shares of Pubco Common Stock and to require or permit holders of shares of Pubco Common Stock to take action at an annual or special meeting to reduce the possibility that a block of holders of shares of Pubco Common Stock could take corporate actions without the benefit of a meeting of the holders of shares of Pubco Common Stock to consider important corporate issues.

The elimination of the ability of a holder of shares of Pubco Common Stock to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Pubco Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which ATII is aware to obtain control of Pubco following the Closing, and ATII and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the ATII Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Pubco following the Closing. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction following the Closing with Pubco Board and thereby help protect holders of shares of Pubco Common Stock from the use of abusive and coercive takeover tactics.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All holders of ATII Ordinary Shares are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, provisions requiring or permitting holders of shares of capital stock of Pubco to take action at an annual or special meeting and prohibit action by written consent in lieu of a meeting by the holders of shares of capital stock of Pubco (“Advisory Organizational Documents Proposal 6E”), be hereby authorized, approved, ratified and confirmed in all respects.”

Proposal 6F — Additional Changes

The Proposed Organizational Documents will adopt an amendment to the Current Charter, with effect at the Domestication Merger Effective Time, to authorize certain additional changes, including, among other things, (i) making Pubco’s corporate existence perpetual and (ii) removing certain provisions related to ATII’s status as a blank check company that will no longer be applicable upon Closing, all of which the ATII Board believes is necessary to adequately address the needs of Pubco after the Business Combination.

The principal purpose of this proposal is to reflect the Business Combination and to clearly identify Pubco as the publicly traded entity upon the Domestication Merger Effective Time. Perpetual existence is the usual period of existence for public corporations, and the ATII Board believes it is the most appropriate period of existence for Pubco following the Closing. The elimination of certain provisions related to ATII’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Pubco and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. In addition, certain other provisions in the Current Charter require that proceeds from the IPO be held in the Trust Account until an initial business combination or liquidation of ATII has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore are not included in the Proposed Organizational Documents.

Implementation of the provisions of the Proposed Organizational Documents will result, upon the Domestication Merger Effective Time, in the wholesale replacement of the Current Charter with the Proposed Organizational Documents. While certain material changes between the Current Charter and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in these Advisory Organizational Documents Proposals, there are other differences between the Current Charter and the Proposed Organizational Documents (arising from, among other things, differences between the Companies Act and the DGCL and the typical form of organizational documents under each) that will be approved (subject to the approval of the aforementioned related proposals by the holders of ATII Ordinary Shares and consummation of the Business Combination) if the holders of ATII Ordinary Shares approve the Organizational Documents Proposal.

The foregoing summary is qualified by reference to the complete text of the Proposed Organizational Documents of Pubco, copies of which are attached to this proxy statement/prospectus as Annex B-1 and Annex B-2. All holders of ATII Ordinary Shares are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, on an advisory non-binding basis, that, with effect from the Domestication Merger Effective Time, certain additional changes, including, among other things, (i) making Pubco’s corporate existence perpetual and (ii) removing certain provisions related to ATII’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, in each case, which the ATII Board believes is necessary to adequately address the needs of Pubco after the consummation of the Business Combination (“Advisory Organizational Documents Proposal 6F”), be hereby authorized, approved, ratified and confirmed in all respects.”

Vote Required for Approval

The separate approval of each of the Advisory Organizational Documents Proposals, each of which is a non-binding vote, requires an Ordinary Resolution by the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming the presence of a quorum).

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

The Advisory Organizational Documents Proposals are not conditioned upon any other proposal and approval of the Advisory Organizational Documents Proposals is not a condition to the consummation of the Business Combination.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date. As a result, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, each of the Advisory Organizational Documents Proposals.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Recommendation of the ATII Board

THE ATII BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ATII ORDINARY SHARES VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

Proposal No. 7 – THE Equity Incentive Plan Proposal

Overview

Assuming the Business Combination Proposal and the other Condition Precedent Proposals are approved, holders of ATII Ordinary Shares are also being asked to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the 2026 Equity Plan. Prior to the Closing Date, the board of directors of Forge Nano will adopt the Forge Nano Holdings Inc. 2026 Omnibus Incentive Compensation Plan (the “2026 Equity Plan”), to be effective as of the Closing subject to approval and adoption by the holders of ATII Ordinary Shares at the extraordinary general meeting. No equity or equity-based awards will be granted under the 2026 Equity Plan until after the Closing. Following the Closing, all equity and equity-based awards are intended to be granted under the 2026 Equity Plan. For further information about the 2026 Equity Plan, please refer to the complete copy of the 2026 Equity Plan, a copy of which is attached to this proxy statement/prospectus as Annex G.

After careful consideration, the ATII Board believes that approving the 2026 Equity Plan is in the best interests of Pubco and the holders of shares of Pubco Common Stock following the Closing. The 2026 Equity Plan promotes ownership in Pubco by its employees, non-employee directors and consultants, and aligns incentives between these service providers and holders of shares of Pubco Common Stock following the Closing by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, shares of Pubco Common Stock. Therefore, the ATII Board recommends that holder of ATII Ordinary Shares approve the 2026 Equity Plan, to be effective as of the Closing subject to approval and adoption by the holders of ATII Ordinary Shares at the extraordinary general meeting.

Key terms of the 2026 Equity Plan are expected to include:

●	Administration. The compensation committee of the Pubco Board (the “Compensation Committee”) following the Closing will administer the 2026 Equity Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2026 Equity Plan following the Closing and to adopt, alter and repeal rules, guidelines and practices relating to the 2026 Equity Plan. The Compensation Committee will have full discretion to administer and interpret the 2026 Equity Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards granted under the 2026 Equity Plan may be exercised and whether and under what circumstances any such award may be exercised.
●	Eligibility. Any current or prospective employees, directors, officers, consultants or advisors of Forge Nano or its affiliates who are selected by the Compensation Committee will be eligible for awards granted under the 2026 Equity Plan. Except as otherwise required by applicable law or regulation or stock exchange rules, the Compensation Committee will have the sole and complete authority to determine who will be granted any awards under the 2026 Equity Plan.
●	Number of Shares of Pubco Common Stock Authorized for Issuance. Pursuant to the 2026 Equity Plan, Pubco expects to reserve an aggregate of 14,800,410 shares of Pubco Common Stock in a No Additional Redemptions Scenario (or 12,500,410 shares of Pubco Common Stock in a Maximum Redemptions Scenario) for issuance of equity or equity-based awards to be granted thereunder. In addition, we expect that the number of shares of Pubco Common Stock reserved for issuance under the 2026 Equity Plan will automatically increase on January 1 of each year, commencing on January 1, 2027, in an amount equal to 5% of the total number of shares of Pubco Common Stock outstanding as of the immediately preceding December 31, or a lesser number of shares of Pubco Common Stock as determined by the Compensation Committee. No more than 14,800,410 shares of Pubco Common Stock in a No Additional Redemptions Scenario (or 12,500,410 shares of Pubco Common Stock in a Maximum Redemptions Scenario) may be issued with respect to incentive stock options under the 2026 Equity Plan. The maximum grant date fair value of cash and equity or equity-based awards that may be awarded to a non-employee director under the 2026 Equity Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be (i) $1,500,000 for the chairman of the Board or (ii) $750,000 for any other non-employee director for the first year of service, provided that the foregoing limitation will not apply to any equity or equity-based awards issued to a non-employee director in respect of any one-time initial equity grant upon a non-employee director’s appointment to the Pubco Board. If any awards granted under the 2026 Equity Plan expire, terminate or are canceled or forfeited without being settled, vested or exercised, the shares of Pubco Common Stock subject to such awards granted under the 2026 Equity Plan will again be made available for future grants of awards under the 2026 Equity Plan. Any shares of Pubco Common Stock that are surrendered or tendered to pay the exercise price of any award granted under the 2026 Equity Plan or to satisfy withholding taxes owed, or any shares of Pubco Common Stock reserved for issuance, but not issued, with respect to settlement of a stock appreciation right, will not again be available for award grants under the 2026 Equity Plan. Shares of Pubco Common Stock withheld by, or otherwise remitted to, Forge Nano to satisfy the tax withholding obligations of any current or prospective employees, directors, officers, consultants or advisors of Forge Nano or its affiliates then outstanding upon the lapse of restrictions on, or settlement of, any equity or equity-based awards under the 2026 Equity Plan will again be available for awards under the 2026 Equity Plan’s share pool.
●	Change in Capitalization. If there is a change in Pubco’s capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, split-up or spin-off such that the Compensation Committee determines that an adjustment to the terms of the 2026 Equity Plan (or awards granted thereunder) is necessary or appropriate, then the Compensation Committee will be authorized to make adjustments to the terms of the 2026 Equity Plan (or awards granted thereunder) in a manner that it deems equitable. Such adjustments may be to the number of shares of Pubco Common Stock reserved for issuance under the 2026 Equity Plan following the Closing, the number of shares of Pubco Common Stock covered by awards then outstanding under the 2026 Equity Plan, the limitations on awards granted under the 2026 Equity Plan, the exercise price of outstanding options, or any applicable vesting conditions (including performance goals).
●	Awards Available for Grant. The Compensation Committee will be authorized to grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards or any combination of the foregoing. Awards may be granted under the 2026 Equity Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by Forge Nano or with which Forge Nano merges or combines, which are referred to herein as “Substitute Awards.” All awards granted under the 2026 Equity Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee.
●	Stock Options. The Compensation Committee will be authorized to grant options to purchase shares of Pubco Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2026 Equity Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. All options granted under the 2026 Equity Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the 2026 Equity Plan, the exercise price of the options will not be less than the fair market value of shares of Pubco Common Stock at the time of grant (except with respect to Substitute Awards). All options granted under the 2026 Equity Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2026 Equity Plan will be ten years from the date of grant. Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of Pubco Common Stock valued at the fair market value at the time the option is exercised.
●	Stock Appreciation Rights. The Compensation Committee will be authorized to award SARs under the 2026 Equity Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. The strike price per share of shares of Pubco Common Stock underlying each SAR shall not be less than 100% of the fair market value per share of shares of Pubco Common Stock, determined as of the date of grant, and the maximum term of a SAR granted under the 2026 Equity Plan will be ten years from the date of grant.
●	Restricted Stock. The Compensation Committee will be authorized to grant restricted stock under the 2026 Equity Plan, which will be subject to the terms and conditions established by the Compensation Committee. Restricted stock are shares of Pubco Common Stock that are generally non-transferable and subject to other restrictions determined by the Compensation Committee for a specified period.
●	Restricted Stock Unit Awards. The Compensation Committee will be authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the Compensation Committee. A restricted stock unit award, once vested, may be settled in a number of shares of Pubco Common Stock equal to the number of units earned, in cash equal to the fair market value of the number of shares of Pubco Common Stock earned in respect of such restricted stock unit award or in a combination of the foregoing, at the election of the Compensation Committee.

●	Effect of a Change of Control. In the event of a Change of Control (as defined in the 2026 Equity Plan), the Compensation Committee may in its discretion, cause any outstanding awards to be continued, substituted or assumed by the surviving corporation, accelerate the vesting of outstanding awards, and/or cancel any outstanding options or SARs and pay the holders in cash or other consideration for the value of such awards based upon the price per share of Pubco Common Stock received or to be received by other Pubco shareholders in connection with the transaction (it being understood that any option or SAR having a per-share exercise price or strike price equal to, or in excess of, the fair market value (as of the date specified by the Compensation Committee) of a share of the Pubco Common Stock subject thereto may be canceled and terminated without payment or consideration therefor). Notwithstanding the above, the Compensation Committee shall exercise such discretion over the timing of settlement of any award subject to Section 409A of the Code at the time such award is granted.
●	Nontransferability. Each award granted under the 2026 Equity Plan may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award granted under the 2026 Equity Plan may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.
●	Amendment. The 2026 Equity Plan will have a term of ten years. The Pubco Board may amend, suspend or terminate the 2026 Equity Plan at any time following the Closing, subject to approval of the holders of shares of Pubco Common Stock if necessary to comply with any tax, exchange rules, or other applicable regulatory requirement. No such amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of such participant or recipient. The Pubco Board may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted under the 2026 Equity Plan or the associated award agreement, prospectively or retroactively; provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary with respect to any award theretofore granted under the 2026 Equity Plan will not to that extent be effective without the consent of the affected participant, holder or beneficiary; and provided further that, without approval of holders of shares of Pubco Common Stock, (1) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR granted under the 2026 Equity Plan, (2) the Compensation Committee may not cancel any outstanding option granted under the 2026 Equity Plan and replace it with a new option (with a lower exercise price) or cancel any SAR granted under the 2026 Equity Plan and replace it with a new SAR (with a lower strike price) or, in each case, replace such with another award under the 2026 Equity Plan or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes), and (3) the Compensation Committee may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which the shares of Pubco Common Stock are listed following the Closing. However, approval of the holders of shares of Pubco Common Stock is not required with respect to clauses (1), (2) and (3) above with respect to certain adjustments on changes in capitalization.
●	Clawback/Forfeiture. Awards granted under the 2026 Equity Plan may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of Nasdaq or other applicable securities exchange, or if so required pursuant to a written policy adopted by Pubco or the provisions of an award agreement granted under the 2026 Equity Plan.

Material U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2026 Equity Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options granted under the 2026 Equity Plan will generally incur no U.S. federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares of Pubco Common Stock acquired through the exercise of an incentive stock option before the later of two years following the date of grant under the 2026 Equity Plan and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares of Pubco Common Stock acquired through the exercise of an incentive stock option will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to Pubco for U.S. federal income tax purposes in connection with the grant under the 2026 Equity Plan or the exercise by the holder of the incentive stock option. If, within two years following the date of grant under the 2026 Equity Plan or within one year following the date of exercise, the holder of shares of Pubco Common Stock acquired through the exercise of an incentive stock option disposes of those shares, the holder will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price of the incentive stock option and the lesser of the fair market value of the shares of Pubco Common Stock on the date of exercise or the amount realized on the subsequent disposition of the shares acquired through the exercise of an incentive stock option, and that amount will generally be deductible by Pubco for U.S. federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections of the Code. Finally, if an incentive stock option becomes first exercisable in any one year for shares of Pubco Common Stock having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares of Pubco Common Stock will be treated as a non-qualified stock option for U.S. federal income tax purposes.

No income will be realized by a holder upon grant under the 2026 Equity Plan or vesting of an option that does not qualify as an incentive stock option (“a non-qualified stock option”). Upon the exercise of a non-qualified stock option, the holder will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares of Pubco Common Stock over the option exercise price paid at the time of exercise, and the holder’s tax basis will equal the sum of the compensation income recognized and the exercise price paid at the time of exercise. Pubco will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections of the Code. In the event of a sale of shares of Pubco Common Stock received upon the exercise of a non-qualified stock option granted under the 2026 Equity Plan, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss, as applicable, if the holding period for such shares of Pubco Common Stock by the holder is more than one year.

SARs. No income will be realized by a holder upon grant under the 2026 Equity Plan or vesting of a SAR. Upon the exercise of a SAR granted under the 2026 Equity Plan, the holder will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of such SAR. Pubco will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections of the Code.

Restricted Stock. A holder will not be subject to tax for U.S. federal income tax purposes upon the grant of an award of restricted stock under the 2026 Equity Plan unless the holder otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock granted under the 2026 Equity Plan becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the holder will have taxable compensation equal to the difference between the fair market value of the shares of Pubco Common Stock on that date and the amount the holder paid for such shares of Pubco Common Stock, if any, unless the holder made an election under Section 83(b) of the Code to be taxed at the time of grant. If the holder made an election under Section 83(b) of the Code, the holder will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares of Pubco Common Stock on the date of grant under the 2026 Equity Plan and the amount the participant paid for such shares of Pubco Common Stock, if any. If the election is made by the holder, such holder will not be allowed a deduction for amounts subsequently required to be returned to Pubco for U.S. federal income tax purposes. Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act. Pubco will be able to deduct, at the same time as it is recognized by the holder, the amount of taxable compensation to the holder for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections of the Code.

Restricted Stock Units. A holder will not be subject to tax upon the grant under the 2026 Equity Plan or vesting of a restricted stock unit award. Rather, upon the delivery of shares of Pubco Common Stock or cash pursuant to a restricted stock unit award, the holder will have taxable compensation equal to the fair market value of the number of shares of Pubco Common Stock (or the amount of cash) that the holder actually receives with respect to such restricted stock unit award. Pubco will be able to deduct the amount of taxable compensation to the holder for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections of the Code.

Registration with the SEC

If the 2026 Equity Plan is approved by the holders of ATII Ordinary Shares and becomes effective upon the Closing, Pubco expects to file with the SEC a registration statement on Form S-8 registering the shares of Pubco Common Stock reserved for issuance under the 2026 Equity Plan as soon as reasonably practicable after becoming eligible to use such form.

Equity Incentive Plan Information

ATII did not maintain, or have any securities authorized for issuance under, any equity compensation plan as of the date of this proxy statement/prospectus.

2026 Equity Plan Benefits

No awards have been previously granted under the 2026 Equity Plan. Following the adoption of the 2026 Equity Plan, we do not expect to issue additional awards under the 2017 Equity Plan. The awards that are to be granted to any participant or group of participants are indeterminable as of the date of this proxy statement/prospectus because future awards under the 2026 Equity Plan will be granted in the discretion of the Compensation Committee, including that the type, number, recipients, and other terms of such awards cannot be determined at this time. Consequently, no new plan benefits table is included in this proxy statement/prospectus.

Vote Required for Approval

The approval and adoption of the Equity Incentive Plan Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by the holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of a quorum).

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

The Equity Incentive Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of ATII Ordinary Shares.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date. As a result, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Equity Incentive Plan Proposal.

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum to hold the extraordinary general meeting in connection with the Proposed Transaction.

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that, in connection with the Business Combination and in accordance with the DGCL and the Companies Act, the Forge Nano Holdings Inc. 2026 Omnibus Incentive Compensation Plan (the “2026 Equity Plan”) be hereby authorized, approved, ratified, confirmed and adopted in all respects.”

Recommendation of the ATII Board

THE ATII BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ATII ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

proposal no. 8 – THE ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary or appropriate to solicit additional proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, there are insufficient votes to approve the Business Combination Proposal or the Domestication Merger Proposal and adopt the Merger Agreement at the time of the extraordinary general meeting (the “Adjournment Proposal”). If the Business Combination is not consummated and ATII fails to complete its initial business combination during the Completion Window, ATII will be required, pursuant to the Current Charter, to dissolve and liquidate the Trust Account by returning the then-remaining funds in the Trust Account to the ATII Public Shareholders subject to the terms of the Current Charter.

Consequences if the Adjournment Proposal is Not Approved

If an Adjournment Proposal is presented at the extraordinary general meeting and is not approved by the holders of ATII Ordinary Shares, the ATII Board may not be able to adjourn the extraordinary general meeting to a later date in order to permit further solicitation and vote of proxies in the event that there are insufficient votes for any of the Condition Precedent Proposals. In such event, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an Ordinary Resolution of the holders of ATII Ordinary Shares under the Companies Act and the Current Charter, being a resolution passed by the affirmative vote of a simple majority of the votes cast by holders of ATII Ordinary Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the extraordinary general meeting (assuming presence of quorum).

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at the extraordinary general meeting, will not count as a vote as at the extraordinary general meeting and otherwise will have no effect on a particular proposal under the Companies Act and the Current Charter.

The Adjournment Proposal is not conditioned upon any other proposal and approval of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

The Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date. As a result, 8,205,001 additional votes of holders of ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, will be required to approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Adjournment Proposal (if presented).

Because the Sponsor, which includes among its members each of the Insiders, the Initial Shareholders and BTIG collectively have the right to vote 6,590,000 ATII Ordinary Shares, or approximately 22.27% of the 29,590,000 issued and outstanding ATII Ordinary Shares as of the Record Date, at the extraordinary general meeting and will attend the extraordinary general meeting, we would need the presence, in person or represented by proxy, at the extraordinary general meeting of the holders of at least an additional 8,205,001 ATII Public Shares, or approximately 35.67% of the 23,000,000 issued and outstanding ATII Public Shares as of the Record Date, to establish a quorum approve and adopt, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Adjournment Proposal (if presented).

Resolution to be Voted Upon

The full text of the resolution to be considered and if thought fit, passed and approved is as follows:

“RESOLVED, as an Ordinary Resolution of the holders of ATII Ordinary Shares, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, be hereby authorized, approved, ratified and confirmed in all respects.”

Recommendation of the ATII Board

THE ATII BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ATII ORDINARY SHARES VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL (IF PRESENTED).

The existence of financial and personal interests of one or more of ATII’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of himself, herself or themselves in determining to recommend that holders of ATII Ordinary Shares vote for the proposals. In addition, the Sponsor and ATII’s officers have interests in the Business Combination that may conflict with your interests as a holder of ATII Ordinary Shares. See “Proposal No. 1 — The Business Combination Proposal — Certain Interests of ATII’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary is a discussion of certain material U.S. federal income tax considerations, (i) with respect to holders of ATII Ordinary Shares or ATII Warrants (collectively, the “ATII securities”), of the Domestication Merger, (ii) the exercise of redemption rights by holders of ATII Public Shares in connection with the Business Combination, and (iii) with respect to Forge Nano and holders of Forge Nano Common Stock and Forge Nano Preferred Stock (collectively, the “Forge Nano securities”), of the Company Mergers, and (iv) of the ownership and disposition of shares of Pubco Common Stock and Pubco SPAC Warrants following the Business Combination. This section applies only to holders that hold their respective ATII securities, or shares of Pubco Common Stock and Pubco SPAC Warrants, or Forge Nano securities, as applicable, as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor or its affiliates, representatives, employees or other stakeholders.

This section is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of such holder’s circumstances or status, nor does it address tax considerations applicable to a holder subject to special rules, including:

●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	insurance companies;
●	taxpayers subject to a mark-to-market method of tax accounting with respect to ATII securities or Forge Nano securities;
●	persons holding ATII securities or Forge Nano securities as part of a “straddle,” hedge, integrated transaction or similar transaction, or persons deemed to sell ATII securities or Forge Nano securities under constructive sale provisions of the Code;
●	taxpayers whose functional currency is not the U.S. dollar;
●	partnerships (including any entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes or beneficial owners in such partnerships;
●	holders who are controlled foreign corporations or PFICs;
●	regulated investment companies;
●	real estate investment trusts;
●	grantor trusts;
●	subchapter S corporations, or beneficial owners of such entities;
●	cooperatives;
●	personal holding companies;
●	persons who acquired ATII securities or Forge Nano securities through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

●	persons owning (directly, indirectly, or constructively) 5% or more of the total combined voting power of all classes of stock entitled to vote of, or 5% or more of the total value of all classes of shares of, ATII or Pubco, except to the extent otherwise discussed herein;
●	taxpayers that hold their respective ATII securities or Forge Nano securities through a non-U.S. broker or other non-U.S. intermediary;
●	U.S. expatriates or former long-term residents of the United States;
●	persons that are subject to “applicable financial statement rules” under Section 451(b) of the Code;
●	individual retirement or other tax-deferred accounts; or
●	tax-exempt entities.

If a partnership (including any entity or arrangement that is treated as a partnership) for U.S. federal income tax purposes holds ATII securities or Forge Nano securities, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any ATII securities or Forge Nano securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Business Combination, the Domestication Merger and an exercise of redemption rights by holders of ATII Public Shares in connection with the Business Combination and the Company Merger.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein (possibly with retroactive effect).

This discussion does not take into account proposed changes in such tax laws and does not address any aspect of state, local or foreign taxation, or any U.S. federal taxes other than income taxes (such as estate or gift tax consequences, the alternative minimum tax or the Medicare tax on investment income). Each of the foregoing is subject to change, possibly with retroactive effect. You should consult your tax advisors with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

We have not and do not intend to seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the Business Combination, the Domestication Merger, the Company Mergers or an exercise of redemption rights by holders of ATII Public Shares in connection with the Business Combination or any other matters discussed in this proxy statement/prospectus. There can be no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination, the Domestication Merger, the Company Mergers or an exercise of redemption rights by holders of ATII Public Shares in connection with the Business Combination or any other matters discussed in this proxy statement/prospectus that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court of competent jurisdiction.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF ATII ORDINARY SHARES AND ATII WARRANTS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION, THE DOMESTICATION MERGER AND AN EXERCISE OF REDEMPTION RIGHTS BY HOLDERS OF ATII PUBLIC SHARES IN CONNECTION WITH THE BUSINESS COMBINATION, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

The term “U.S. holder” means a beneficial owner of ATII securities or Forge Nano securities that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a United States person.

U.S. Holders

U.S. Federal Income Tax Consequences of the Domestication Merger to U.S. Holders of ATII securities

Tax Consequences of the Domestication Merger as a Reorganization to the Holders of ATII securities

It is intended that the Domestication Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”) for U.S. federal income tax purposes. Due to the absence of direct guidance on the application of Section 368(a) of the Code to a statutory conversion of a corporation holding only investment-type assets such as ATII, this result is not entirely clear. However, the completion of the Domestication Merger is not conditioned upon the receipt of an opinion of ATII’s legal counsel regarding the U.S. federal income tax consequences of the Domestication Merger, and none of the parties to the Merger Agreement intend to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Domestication Merger. The remainder of this discussion assumes the Domestication Merger qualifies as a Reorganization.

Assuming the Domestication Merger qualifies as a Reorganization, U.S. holders generally will not recognize taxable gain or loss on the Domestication Merger for U.S. federal income tax purposes, except as provided below under the caption headings “— Effect of Section 367 of the Code to U.S. Holders” and “— PFIC Considerations — Effect of PFIC Rules on the Domestication Merger.” If so treated: (1) the tax basis of a share of Pubco Common Stock or a Pubco SPAC Warrant received by a U.S. holder in the Domestication Merger will equal the U.S. holder’s adjusted tax basis in the ATII Ordinary Shares or ATII Warrants, as the case may be, surrendered in exchange therefor, increased by any amount included in the income of such U.S. holder as a result of Section 367 of the Code (as discussed below) and (2) the holding period for a share of Pubco Common Stock or a Pubco SPAC Warrant received by a U.S. holder will include such U.S. holder’s holding period for the ATII Ordinary Shares or ATII Warrants surrendered in exchange therefor.

If the Domestication Merger fails to qualify as a Reorganization, a U.S. holder generally would recognize gain or loss with respect to its ATII Ordinary Shares and ATII Warrants in an amount equal to the difference between the fair market value of the shares of Pubco Common Stock and Pubco SPAC Warrants received in the Domestication Merger and the U.S. holder’s adjusted tax basis in its ATII Ordinary Shares and ATII Warrants surrendered in the Domestication Merger. In such event, such U.S. holder’s basis in the shares of Pubco Common Stock and Pubco SPAC Warrants would be equal to their fair market value on the date of the Domestication Merger, and such U.S. holder’s holding period for such shares of Pubco Common Stock and Pubco SPAC Warrants would begin on the day following the date of the Domestication Merger. Holders who hold different blocks of ATII Ordinary Shares and ATII Warrants (generally, ATII Ordinary Shares or ATII Warrants purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Because the Domestication Merger will occur prior to the redemption of ATII Public Shareholders that are U.S. holders and that exercise redemption rights in connection with the Business Combination, ATII Public Shareholders that are U.S. holders and exercising such redemption rights in connection with the Business Combination will be subject to the potential tax consequences of the Domestication Merger.

ALL ATII PUBLIC SHAREHOLDERS THAT ARE U.S. HOLDERS AND CONSIDERING EXERCISING REDEMPTION RIGHTS IN CONNECTION WITH THE BUSINESS COMBINATION ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POTENTIAL TAX CONSEQUENCES OF THE DOMESTICATION MERGER AND AN EXERCISE OF SUCH REDEMPTION RIGHTS TO THEM.

Effect of Section 367 of the Code to U.S. Holders

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a Reorganization. Section 367 of the Code generally gives rise to gain recognition or other income inclusions with respect to certain U.S. persons in connection with transactions that would otherwise be non-recognition transactions for U.S. federal income tax purposes. Section 367(b) of the Code generally will apply to U.S. holders of ATII Ordinary Shares on the date of the Domestication Merger. Because the Domestication Merger will occur immediately prior to the redemption of holders of ATII Public Shares that exercise redemption rights in connection with the Business Combination, ATII Public Shareholders that are U.S. holders and exercising redemption rights in connection with the Business Combination will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication Merger.

U.S. Holders That Own ATII Ordinary Shares with a Fair Market Value of $50,000 or More and Less Than 10 Percent of the ATII Ordinary Shares

Subject to the discussion under “—PFIC Considerations” below, any U.S. holder who, at the Domestication Merger Effective Time, beneficially owns (directly, indirectly, or constructively, including as a result of applicable attribution rules) ATII Ordinary Shares with a fair market value of $50,000 or more but less than 10% of the total combined voting power of all classes of ATII Ordinary Shares entitled to vote and less than 10% of the total value of all classes of ATII Ordinary Shares will generally recognize gain (but not loss) with respect to the shares of Pubco Common Stock received in the Domestication Merger unless such holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below. Any such gain would be equal to the excess of the fair market value of such shares of Pubco Common Stock received over the U.S. holder’s adjusted tax basis in the ATII Ordinary Shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed below, such gain would be capital gain for U.S. federal income tax purposes, and would be long-term capital gain if the U.S. holder held the ATII Ordinary Shares for longer than a period of one year. A U.S. holder’s ownership of ATII Warrants will be taken into account in determining such U.S. holder’s percentage ownership of ATII Ordinary Shares. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of ATII Ordinary Shares entitled to vote or owns 10% or more of the total value of all classes of ATII Ordinary Shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.

In lieu of recognizing any gain as described in the preceding paragraph, such a U.S. holder may instead elect to include in income the all earnings and profits amount attributable to its ATII Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. Amongst other requirements, the election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year in which the Domestication Merger occurs, and the U.S. holder must send notice of making the election to Pubco no later than the date such tax return is filed. In connection with this election, upon written request, Pubco may in its discretion provide each U.S. holder eligible to make such an election with information regarding ATII’s earnings and profits.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING THE ELECTION DESCRIBED ABOVE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

U.S. Holders that Own ATII Ordinary Shares with a Fair Market Value of Less Than $50,000

Subject to the discussion in “—PFIC Considerations” below, a U.S. holder who, at the Domestication Merger Effective Time, beneficially owns (or is considered to own) ATII Ordinary Shares with a fair market value of less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of ATII Warrants

Subject to the considerations described above relating to a U.S. holder’s ownership of ATII Warrants being taken into account in determining whether such U.S. holder owns less than 10% of the ATII Ordinary Shares for purposes of Section 367(b) of the Code, and the discussion in “— PFIC Considerations” below, a U.S. holder of ATII Warrants generally should not be subject to U.S. federal income tax with respect to the exchange of ATII Warrants for Pubco SPAC Warrants as a result of the Domestication Merger.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION TO THEM, INCLUDING WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE.

PFIC Considerations

In addition to Section 367(b) of the Code, the Domestication Merger may be a taxable event to U.S. holders to the extent that Section 1291(f) of the Code applies, if ATII is or ever was a PFIC under Section 1297 of the Code (as discussed further in “PFIC Considerations — Effect of PFIC Rules on the Domestication Merger” below).

General. A foreign corporation generally will be a PFIC for U.S. federal income tax purposes with respect to a taxable year of the foreign corporation if either:

●	at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income; or
●	at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Whether ATII is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is generally subject to significant uncertainty. Nonetheless, based on the current composition of ATII’s income and assets, if the Domestication Merger occurs as contemplated in this proxy statement/prospectus, causing ATII’s current taxable year to end at such time for U.S. federal income tax purposes, ATII believes that it will likely be a PFIC for the current taxable year.

Consequences if a PFIC. If ATII is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of ATII Ordinary Shares or ATII Warrants and, in the case of ATII Ordinary Shares, such U.S. holder did not make a timely qualified electing fund (“QEF”) election for ATII’s first taxable year as a PFIC in which such U.S. holder held (or was deemed to hold) such ATII Ordinary Shares (or a QEF election along with a “purging election”) or did not make a timely mark-to-market election as discussed below, then as described below, such U.S. holder generally will be subject to special rules with respect to: (1) any gain recognized by the U.S. holder on the sale or other disposition of its ATII Ordinary Shares or ATII Warrants; and (2) any “excess distribution” made to the U.S. holder (generally, any distributions to such U.S. holder during a taxable year of the U.S. holder that are greater than 125% of the average annual distributions received by such U.S. holder in respect of the ATII Ordinary Shares during the three preceding taxable years of such U.S. holder or, if shorter, such U.S. holder’s holding period for the ATII Ordinary Shares).

Under these rules:

●	the U.S. holder’s gain or excess distribution will be allocated ratably over the U.S. holder’s holding period for the ATII Ordinary Shares or ATII Warrants;
●	the amount of gain allocated to the U.S. holder’s taxable year in which the U.S. holder recognized the gain or received the excess distribution, or to the period in the U.S. holder’s holding period before the first day of the first taxable year in which ATII is a PFIC, will be taxed as ordinary income;
●	the amount of gain allocated to other taxable years (or portions thereof) of the U.S. holder and included in its holding period will be taxed at the highest rate in effect for that year and applicable to the U.S. holder; and
●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. holder.

Any “all earnings and profits amount” included in income by a U.S. holder for U.S. federal income tax purposes as a result of the Domestication Merger under Section 367 of the Code, as discussed above, would generally be treated as gain subject to these rules.

QEF Election. In general, if ATII is determined to be a PFIC, a U.S. holder may avoid the PFIC tax consequences described above in respect to its ATII Ordinary Shares by making a timely QEF election to include in income for U.S. federal income tax purposes its pro rata share of ATII’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed (unless an election is made), in each taxable year of the U.S. holder in which or with which ATII’s taxable year ends. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances. However, in order to comply with the requirements of a QEF election, a U.S. holder must receive a PFIC annual information statement from ATII. Upon written request, ATII will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a QEF election, but there can be no assurance that we have provided or that we will timely provide such required information.

A U.S. holder may not make a QEF election with respect to its ATII Warrants. As a result, if a U.S. holder of ATII Warrants sells or otherwise disposes of such ATII Warrants, any gain recognized for U.S. federal income tax purposes will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if ATII were a PFIC at any time during the period the U.S. holder held the ATII Warrants.

Mark-to-Market Election. Alternatively, if a U.S. holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. holder makes a valid mark-to-market election for the first taxable year of the U.S. holder in which the U.S. holder holds (or is deemed to hold) ATII Ordinary Shares and for which ATII is determined to be a PFIC, such U.S. holder generally will not be subject to the PFIC rules described above in respect of its ATII Ordinary Shares. Instead, in general, the U.S. holder will include as ordinary income for U.S. federal income tax purposes for each year the excess, if any, of the fair market value of its ATII Ordinary Shares at the end of its taxable year over the adjusted basis in its ATII Ordinary Shares. The U.S. holder also will be allowed to take an ordinary loss for U.S. federal income tax purposes in respect of the excess, if any, of the adjusted basis of its ATII Ordinary Shares over the fair market value of its ATII Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income, i.e., net of mark-to-market losses, as a result of the mark-to-market election). The U.S. holder’s basis in its ATII Ordinary Shares will be adjusted to reflect any such income or loss amounts, and the required income inclusions as well as any further gain recognized on a sale or other taxable disposition of the ATII Ordinary Shares will be treated as ordinary income for U.S. federal income tax purposes. Any amount allowed as a deduction under the mark-to-market regime will be treated as an ordinary loss for U.S. federal income tax purposes. Currently, a mark-to-market election may not be made with respect to warrants, including ATII Warrants.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which ATII Public Shares have been listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect of the ATII Public Shares under their particular circumstances.

Effect of PFIC Rules on the Domestication Merger. Even if the Domestication Merger qualifies as a Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC (including rights to acquire stock of a PFIC, such as the ATII Warrants) must recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. Proposed Treasury Regulations under Section 1291(f) of the Code, or the “Proposed Regulations”, were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their current form, or if gain recognition under Section 1291(f) of the Code is effective even in the absence of final Treasury Regulations, the Proposed Regulations may require taxable gain recognition by a U.S. holder subject to the PFIC rules with respect to its exchange of ATII Ordinary Shares or ATII Warrants for shares of Pubco Common Stock or Pubco SPAC Warrants received in the Domestication Merger if ATII were a PFIC at any time during such U.S. holder’s holding period in

ATII Ordinary Shares or ATII Warrants. Therefore, U.S. holders of ATII Ordinary Shares that have not made a timely QEF election or mark-to-market election (as described above) and U.S. holders of ATII Warrants may, pursuant to the Proposed Regulations, be subject to taxation on the Domestication Merger to the extent their shares have a fair market value in excess of their tax basis. Any such gain would generally be treated as an “excess distribution” made in the year of the Domestication Merger Effective Time and subject to the special tax and interest charge rules discussed above.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted if at all, and, further, whether the IRS would take the position that Section 1291(f) of the Code is effective in the absence of final Treasury Regulations. The rules dealing with PFICs and with the QEF election and “purging election” (or a mark-to-market election) are complex and are affected by various factors in addition to those described above. Accordingly, a U.S. holder of ATII Ordinary Shares or ATII Warrants should consult its tax advisors concerning the application of the PFIC rules to such securities under such U.S. holder’s particular circumstances.

Effect to U.S. Holders of ATII Public Shares Exercising Redemption Rights

This section is addressed to U.S. holders of ATII Public Shares (which will be exchanged for shares of Pubco Common Stock in the Domestication Merger) that elect to exercise redemption rights in connection with the Business Combination to receive cash in exchange for their ATII Public Shares and, because the Domestication Merger will occur immediately prior to the redemption of ATII Public Shares by U.S. holders that exercise redemption rights in connection with the Business Combination, is subject in its entirety to the discussion of the Domestication Merger, the PFIC rules and Section 367 of the Code as discussed above.

The U.S. federal income tax consequences to a U.S. holder of ATII Public Shares (which will be exchanged for shares of Pubco Common Stock in the Domestication Merger) that exercises its redemption rights in connection with the Business Combination to receive cash from the Trust Account in exchange for all or a portion of its ATII Public Shares will depend on whether the redemption qualifies as a sale of the ATII Public Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. holder’s ATII Public Shares redeemed, the U.S. holder will generally recognize capital gain or capital loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. holder’s tax basis in the ATII Public Shares redeemed in connection with the Business Combination (which basis will depend on the treatment of the Domestication Merger, including under Section 367 of the Code and the PFIC rules, as described above).

Whether a redemption qualifies for sale treatment will generally depend on the total amount of ATII Public Shares treated as held by the U.S. holder (including any ATII Public Shares constructively owned by the U.S. holder as a result of owning ATII Public Warrants) relative to all ATII Public Shares outstanding both before and after the redemption in connection with the Business Combination (which will include any shares of Pubco Common Stock issued under the PIPE Financing). The redemption of ATII Public Shares will generally be treated as a sale of the ATII Public Shares (rather than as a corporate distribution) if the redemption in connection with the Business Combination (1) is “substantially disproportionate” with respect to the U.S. holder, (2) results in a “complete termination” of the U.S. holder’s interest in Pubco or (3) is “not essentially equivalent to a dividend” with respect to the U.S. holder.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only ATII Public Shares actually owned by the U.S. holder, but also ATII Public Shares constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to ATII Public Shares owned directly, ATII Public Shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any ATII Public Shares that the U.S. holder has a right to acquire by exercise of an option, which would generally include ATII Public Shares which could be acquired pursuant to an exercise of any ATII Public Warrants held by such U.S. holder.

In order to meet the substantially disproportionate test, the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately following the redemption of ATII Public Shares in connection with the Business Combination must, among other requirements, be less than 80% of the percentage of the outstanding voting shares actually and constructively owned by the U.S. holder immediately before the redemption of ATII Public Shares in connection with the Business Combination. Prior to the Domestication Merger Effective Time, the ATII Public Shares may not be considered voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. holder’s interest if either (i) all of the ATII Public Shares actually and constructively owned by such U.S. holder are redeemed in connection with the Business Combination or (ii) all of the ATII Public Shares actually owned by such U.S. holder are redeemed in connection with the Business Combination and such U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of any ATII Public Shares actually and constructively owned by certain family members and such U.S. holder does not constructively own any other ATII Public Shares and otherwise complies with specific conditions. In order for the redemption of ATII Public Shares in connection with the Business Combination to not be essentially equivalent to a dividend, the redemption must result in a “meaningful reduction” of the U.S. holder’s proportionate interest in Pubco following the Domestication Merger. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in the Pubco following the Domestication Merger will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a minority stockholder in a publicly-held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If the redemption in connection with the Business Combination does not qualify as a sale of the ATII Public Shares redeemed, the U.S. holder will be treated as receiving a corporate distribution from Pubco at the Domestication Merger Effective Time. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of the current or accumulated earnings and profits (as determined under U.S. federal income tax principles) of Pubco at the Domestication Merger Effective Time. Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. holder’s basis in its other ATII Public Shares (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain for U.S. federal income tax purposes from the sale or exchange of such redeemed ATII Public Shares. After the application of these rules, any remaining tax basis of the U.S. holder in such U.S. holder’s redeemed ATII Public Shares will generally be added to the U.S. holder’s adjusted tax basis in its remaining ATII Public Shares, or, if it has none, to the U.S. holder’s adjusted tax basis in its ATII Public Warrants or possibly in other ATII Public Shares constructively owned by such holder.

Because the Domestication Merger will occur immediately prior to the redemption of ATII Public Shares by U.S. holders that exercise redemption rights in connection with the Business Combination, U.S. holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code and the U.S. federal income tax rules relating to PFICs as a result of the Domestication Merger discussed further above.

U.S. holders who directly, indirectly, or constructively own five percent or more of shares of Pubco Common Stock at the Domestication Merger Effective Time (by vote or value) may be subject to special reporting requirements with respect to a redemption of ATII Public Shares in connection with the Business Combination, and such U.S. holders should consult with their tax advisors with respect to any applicable reporting requirements.

All U.S. holders are urged to consult with their tax advisors as to the tax consequences of a redemption of all or a portion of their ATII Public Shares pursuant to an exercise of redemption rights in connection with the Business Combination.

U.S. Federal Income Tax Consequences to U.S. Holders of Shares of Pubco Common Stock and Pubco SPAC Warrants of the Company Mergers

A U.S. holder that holds shares of Pubco Common Stock and Pubco SPAC Warrants at the Domestication Merger Effective Time generally should not recognize gain or loss for U.S. federal income tax purposes solely as a result of the Company Mergers.

U.S. Federal Income Tax Consequences of the Company Mergers to U.S. Holders of Forge Nano securities

Subject to the qualifications and limitations set forth herein, the Company Mergers, considered together, will qualify under the “reorganization” provisions of Section 368(a) of the Code, and U.S. holders of Forge Nano securities generally with not recognize any gain or loss as a result of the Company Mergers. Pursuant to the Company Mergers, U.S. holders of Forge Nano securities will receive shares of Pubco Common Stock in exchange for their Forge Nano securities. Each U.S. holder’s tax basis in the Pubco Common Stock received in the Company Mergers will be the same as his, her or its tax basis in Forge Nano securities surrendered in the Company Mergers in exchange therefor. The holding period of the Pubco Common Stock received in the Company Mergers by the U.S. holder will include the holding period of Forge Nano securities surrendered in the Company Mergers in exchange therefor.

If the Company Mergers fail to qualify as a “reorganization” under Section 368(a) of the Code, a U.S. holder of Forge Nano securities would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of Pubco Common Stock received in exchange for such surrendered Forge Nano securities upon completion of the Company Mergers and (2) the holder’s basis in Forge Nano securities surrendered. Gain or loss on each block of Forge Nano securities (generally shares acquired at the same cost in a single transaction) will be calculated separately. Gain or loss on surrendered Forge Nano securities generally will be capital gain or loss, and will be long-term capital gain or loss if such Forge Nano securities have been held for more than one year at the time of the Company Mergers. Long-term capital gain of non-corporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in the Pubco securities received in the Company Mergers would be equal to the fair market value thereof as of the Second Effective Time, and the U.S. holder’s holding period in such Pubco securities would begin on the day following the Company Mergers.

All U.S. holders are urged to consult their tax advisors as to the tax consequences to them of the Company Mergers under such holder’s particular circumstances.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Pubco Common Stock and Pubco Warrants

Taxation of Distributions on Pubco Common Stock

In general, distributions of cash or other property to U.S. holders of Pubco Common Stock (other than certain distributions of Pubco stock or rights to acquire Pubco stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Pubco Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Pubco Common Stock and will be treated as described below under the section entitled “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities”.

Dividends paid to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at reduced rates accorded to long-term capital gains.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco Securities

Upon a sale or other taxable disposition of Pubco securities (which, in general, would include a redemption of Pubco SPAC Warrants that is treated as a sale of such warrants as described below), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Pubco securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Pubco securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Pubco securities so disposed of. See the section entitled “— U.S. Federal Income Tax Consequences of the Domestication Merger to U.S. Holders of ATII Securities” above for discussion of a U.S. holder’s adjusted tax basis in its Pubco securities following the Domestication Merger. See the section entitled “— Exercise, Lapse or Redemption of Pubco SPAC Warrants” below for a discussion regarding a U.S. holder’s tax basis in Pubco Common Stock acquired pursuant to the exercise of a Pubco SPAC Warrant.

Exercise, Lapse or Redemption of Pubco SPAC Warrants

A U.S. holder generally will not recognize taxable gain or loss on the acquisition of Pubco Common Stock upon exercise of Pubco SPAC Warrants for cash. The U.S. holder’s tax basis in the Pubco Common Stock received upon exercise of the Pubco SPAC Warrants generally will be an amount equal to the sum of the U.S. holder’s tax basis in the Pubco SPAC Warrants and the exercise price. It is unclear whether the U.S. holder’s holding period for the Pubco Common Stock received upon exercise of the Pubco SPAC Warrants will begin on the date following the date of exercise or on the date of exercise of the Pubco SPAC Warrants; in either case, the holding period will not include the period during which the U.S. holder held the Pubco SPAC Warrants. If any Pubco SPAC Warrants are allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Pubco SPAC Warrants.

The tax consequences of a cashless exercise of Pubco SPAC Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the Pubco Common Stock received would equal the U.S. holder’s basis in the Pubco SPAC Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Pubco SPAC Warrants; in either case, the holding period would not include the period during which the U.S. holder held the Pubco SPAC Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Common Stock would include the holding period of the Pubco SPAC Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of Pubco SPAC Warrants equal to the number of shares of Pubco Common Stock having a value equal to the exercise price for the total number of Pubco SPAC Warrants to be exercised. In such case, the U.S. holder would recognize capital gain or loss with respect to the Pubco SPAC Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Pubco Common Stock that would have been received in a regular exercise of the Pubco SPAC Warrants deemed surrendered and the U.S. holder’s tax basis in the Pubco SPAC Warrants deemed surrendered. In this case, a U.S. holder’s aggregate tax basis in the Pubco Common Stock received would equal the sum of the U.S. holder’s tax basis in the Pubco SPAC Warrants deemed exercised and the aggregate exercise price of such Pubco SPAC Warrants. It is unclear whether a U.S. holder’s holding period for the Pubco Common Stock would commence on the date following the date of exercise or on the date of exercise of the Pubco SPAC Warrants; in either case, the holding period would not include the period during which the U.S. holder held the Pubco SPAC Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Pubco redeems Pubco SPAC Warrants for cash or if it purchases Pubco SPAC Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under the section entitled “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities”.

Possible Constructive Distributions

The terms of each Pubco Warrant provide for an adjustment to the number of shares of Pubco Common Stock for which the Pubco Warrant may be exercised or to the exercise price of the Pubco Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of the Pubco SPAC Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the U.S. holder’s proportionate interest in Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Pubco Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of Pubco securities, or as a result of the issuance of a stock dividend to holders of Pubco Common Stock, in each case, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described above under the section entitled “— Taxation of Distributions on Pubco Common Stock” in the same manner as if the U.S. holders of the Pubco SPAC Warrants received a cash distribution from Pubco equal to the fair market value of such increased interest.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Pubco Common Stock or Pubco SPAC Warrants that is, for U.S. federal income tax purposes:

●	a non-resident alien individual;
●	a foreign corporation; or
●	an estate or trust that is not a U.S. holder.

Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Pubco Common Stock or Pubco SPAC Warrants.

Effects of the Domestication Merger to Non-U.S. Holders

ATII does not expect the Domestication Merger to result in any material U.S. federal income tax consequences to non-U.S. holders of ATII Ordinary Shares or ATII Warrants, whether the Domestication Merger is treated as a Reorganization, and thus a non-recognition event, or whether the Domestication Merger is treated as a taxable exchange, whereby the U.S. federal income tax consequences to a non-U.S. holder generally will be as described below under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco Securities.”

The following describes certain material U.S. federal income tax considerations relating to the ownership and disposition of Pubco Common Stock and Pubco SPAC Warrants by a non-U.S. holder following the Domestication Merger.

Tax Consequences to Non-U.S. Holders That Elect to Exercise Redemption Rights

This section is addressed to non-U.S. holders of ATII Public Shares that elect to exercise redemption rights in connection with the Business Combination to receive cash in exchange for all or a portion of their ATII Public Shares. For purposes of this discussion, a “redeeming non-U.S. holder” is a non-U.S. holder that elects to exercise redemption rights in connection with the Business Combination in respect of all or a portion of its ATII Public Shares.

The Domestication Merger will occur immediately prior to the redemption in connection with the Business Combination of non-U.S. holders that exercise redemption rights with respect to ATII Public Shares. The U.S. federal income tax consequences to a redeeming non-U.S. holder will depend on whether the redemption qualifies as a sale of the ATII Public Shares redeemed in connection with the Business Combination, as described above under “— U.S. Holders — Effects on U.S. Holders of ATII Public Shares Exercising Redemption Rights.” If such a redemption qualifies as a sale of ATII Public Shares, the U.S. federal income tax consequences to the redeeming non-U.S. holder generally will be as described above under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities.” If such a redemption does not qualify as a sale of ATII Public Shares, the redeeming non-U.S. holder generally will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “— Taxation of Distributions on Pubco Common Stock.”

U.S. Federal Income Tax Consequences of the Company Mergers to Non-U.S. Holders of Forge Nano Securities

Subject to the qualifications and limitations set forth herein, the Company Mergers, considered together, will qualify under the “reorganization” provisions of Section 368(a) of the Code, and non-U.S. holders of Forge Nano securities generally will not recognize any gain or loss as a result of the Company Mergers. Pursuant to the Company Mergers, non-U.S. holders of Forge Nano securities will receive Pubco Common Stock in exchange for their Forge Nano securities. Each non-U.S. holder’s tax basis in the Pubco Common Stock received in the Company Mergers will be the same as his, her or its tax basis in Forge Nano securities surrendered in the Company Mergers in exchange therefor. The holding period of the Pubco Common Stock received in the Company Mergers by the non-U.S. holder will include the holding period of Forge Nano securities surrendered in the Company Mergers in exchange therefor.

If the Company Mergers fail to qualify as a “reorganization” under Section 368(a) of the Code, a non-U.S. holder of Forge Nano securities would be subject to the rules described in the section entitled “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities” below for non-U.S. holders of Pubco securities.

Effects of the Domestication Merger to Non-U.S. Holders

ATII does not expect the Domestication Merger to result in any material U.S. federal income tax consequences to non-U.S. holders of ATII Ordinary Shares or ATII Warrants, whether the Domestication Merger is treated as a Reorganization, and thus a non-recognition event, or whether the Domestication Merger is treated as a taxable exchange, whereby the U.S. federal income tax consequences to a non-U.S. holder generally will be as described below under in “Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities.”

The following describes certain material U.S. federal income tax considerations relating to the ownership and disposition of Pubco Common Stock and Pubco SPAC Warrants by a non-U.S. holder following the Domestication Merger.

U.S. Federal Income Tax Consequences of Ownership and Disposition of Pubco Common Stock and Pubco SPAC Warrants

Taxation of Distributions on Pubco Common Stock

Any distribution of cash or property (or a constructive distribution) Pubco makes following the Domestication Merger to a non-U.S. holder of shares of Pubco Common Stock, to the extent paid out of Pubco’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a non-U.S. holder in respect of shares of Pubco Common Stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax for U.S. federal income tax purposes at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the non-U.S. holder’s adjusted tax basis in such shares of Pubco Common Stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such shares of Pubco Common Stock, which will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities” below.

Dividends (including constructive dividends) Pubco pays following the Domestication Merger to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) generally will not be subject to the foregoing U.S. federal withholding tax for U.S. federal income tax purposes, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the non-U.S. holder is a corporation, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco Securities

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of Pubco Common Stock or Pubco SPAC Warrants unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);
●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
●	Either Pubco or ATII is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) the date on which shares of Pubco Common Stock or ATII Public Shares ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of outstanding shares of Pubco Common Stock or ATII Public Shares, as applicable.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments).

Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other disposition of shares of Pubco Common Stock or Pubco SPAC Warrants generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of Pubco Common Stock or Pubco SPAC Warrants from a non-U.S. holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition if such shares of Pubco Common Stock or Pubco SPAC Warrants are not treated as “regularly traded on an established securities market.” Pubco will generally be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Pubco does not expect to be classified as a USRPHC following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether Pubco is or will be a USRPHC with respect to a non-U.S. holder following the Business Combination or at any future time.

Exercise, Lapse or Redemption of Pubco SPAC Warrants

A non-U.S. holder generally will not recognize taxable gain or loss on the acquisition of Pubco Common Stock upon exercise of Pubco SPAC Warrants for cash. The non-U.S. holder’s tax basis in the share of Pubco Common Stock received upon exercise of Pubco SPAC Warrants generally will be an amount equal to the sum of the non-U.S. holder’s tax basis in such Pubco SPAC Warrants and the exercise price. It is unclear whether the non-U.S. holder’s holding period for the Pubco Common Stock received upon exercise of the Pubco SPAC Warrants will begin on the date following the date of exercise or on the date of exercise of the Pubco SPAC Warrants; in either case, the holding period will not include the period during which the non-U.S. holder held the Pubco SPAC Warrants. If any Pubco SPAC Warrants are allowed to lapse unexercised, a non-U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in such lapsed Pubco SPAC Warrants and generally will be taxed as described above under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities”.

Pubco SPAC Warrants may be exercised on a cashless basis in certain circumstances. The U.S. federal income tax characterization of a cashless exercise of Pubco SPAC Warrants is not clear under current tax law. A cashless exercise may not be a taxable exchange, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a non-U.S. holder’s tax basis in the Pubco Common Stock received would equal the non-U.S. holder’s tax basis in the Pubco SPAC Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a non-U.S. holder’s holding period in the Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Pubco SPAC Warrants; in either case, the holding period would not include the non-U.S. holder’s holding period for the Pubco SPAC Warrants exercised therefor.

If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Common Stock would include the holding period of the Pubco SPAC Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a non-U.S. holder could be deemed to have surrendered a number of Pubco SPAC Warrants equal to the number of shares of Pubco Common Stock having a value equal to the exercise price for the total number of Pubco SPAC Warrants to be exercised. In such case, the non-U.S. holder would recognize capital gain or loss with respect to the Pubco SPAC Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Pubco Common Stock that would have been received in a regular exercise of the Pubco SPAC Warrants deemed surrendered and the non-U.S. holder’s tax basis in the Pubco SPAC Warrants deemed surrendered. Any gain or loss recognized by a non-U.S. holder generally will be taxed as described above in “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities”. It is unclear whether a non-U.S. holder’s holding period for the Pubco Common Stock would commence on the date following the date of exercise or on the date of exercise of the Pubco SPAC Warrants; in either case, the holding period would not include the non-U.S. holder’s holding period for the Pubco SPAC Warrants exercised therefor.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a non-U.S. holder’s holding period would commence with respect to the Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, non-U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Pubco redeems Pubco SPAC Warrants for cash or if Pubco purchases Pubco SPAC Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the non-U.S. holder, taxed as described above under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Pubco securities”.

non-U.S. holders should consult their tax advisors regarding the tax consequences of the exercise, lapse, or redemption of Pubco SPAC Warrants.

Possible Constructive Distributions

The terms of each Pubco SPAC Warrant provide for an adjustment to the number of shares of Pubco Common Stock for which the Pubco SPAC Warrant may be exercised or to the exercise price of the Pubco SPAC Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. A non-U.S. holder of the Pubco SPAC Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the non-U.S. holder’s proportionate interest in Pubco’s assets or earnings and profits (for example, through an increase in the number of shares of Pubco Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Pubco SPAC Warrant), which adjustment may be made as a result of a distribution of cash or other property, such as other securities, to the holders of shares of Pubco stock, or as a result of the issuance of a stock dividend to holders of shares of Pubco stock, in each case, which is taxable to the holders of such stock as a distribution. Any constructive distribution received by a non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a corporate distribution from Pubco equal to the fair market value of such increased interest without any corresponding receipt of cash, the U.S. federal income tax consequences of which are described above under “— Taxation of Distributions on Pubco Common Stock”.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DOMESTICATION MERGER AND THE COMPANY MERGERS TO THEM.

Information Reporting and Backup Withholding

Dividend payments with respect to shares of Pubco Common Stock and proceeds from the sale, exchange or redemption of shares of Pubco Common Stock or Pubco SPAC Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number on an IRS Form W-9 and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

A Non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, if any, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply to payments of dividends on shares of Pubco Common Stock to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax for U.S. federal income tax purposes of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Department of the Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, shares of Pubco Common Stock held by an investor that is a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of shares of Pubco Common Stock and Pubco SPAC Warrants.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. All holders are urged to consult with their tax advisors regarding the possible implications of the above rules under, or related to, FATCA on their investment in SHARES OF Pubco Common Stock and Pubco SPAC Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of ATII and Forge Nano, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). ATII has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026, assumes that the Business Combination occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, assume that the Business Combination occurred on January 1, 2025, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Pubco’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Pubco. The actual financial position and results of operations of Pubco may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of ATII was derived from the unaudited consolidated financial statements of ATII as of and for the three months ended March 31, 2026 and the audited consolidated financial statements of ATII for the year ended December 31, 2025, included elsewhere in this proxy statement/prospectus. The historical financial information of Forge Nano was derived from the unaudited consolidated financial statements of Forge Nano as of and for the three months ended March 31, 2026, and the audited consolidated financial statements of Forge Nano for the year ended December 31, 2025, which are included elsewhere in this proxy statement/prospectus. This information should be read together with ATII’s and Forge Nano’s audited financial statements, and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ATII” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Forge Nano” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On April 20, 2026, ATII, Pubco, Merger Sub I, Merger Sub II and Forge Nano entered into the Merger Agreement, pursuant to which, and subject to the terms and conditions set forth therein, ATII will re-domicile and become a Delaware corporation by merging with Pubco, following which the separate corporate existence of ATII will cease and Pubco will continue as the surviving corporation. At the Domestication Merger Effective Time, Pubco will adopt Delaware organizational documents, which will provide, among other things, that the name of Pubco will be changed to “Forge Nano Holdings Inc.”

Immediately prior to the Domestication Merger Effective Time, each then issued and outstanding ATII Unit will separate and convert automatically into one ATII Ordinary Share and one-half of one ATII Warrant, and all ATII Units will cease to be outstanding and will cease to exist. At the Domestication Merger Effective Time, each then issued and outstanding ATII Ordinary Share (which, for the avoidance of doubt, includes ATII Ordinary Shares held as a result of the separation of the ATII Units) will be cancelled in exchange for the right to receive one share of Pubco Common Stock and each ATII Warrant that is outstanding and unexercised shall convert automatically into one Pubco SPAC Warrant pursuant to the terms of the Warrant Agreement.

For more information, please see the section of this proxy statement entitled “Proposal No. 2 – The Domestication Merger Proposal.”

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, at least one (1) day following the Domestication Merger Effective Time, Merger Sub I will merge with and into Forge Nano, with Forge Nano surviving as the Initial Surviving Corporation and as a result of which the holders of the issued and outstanding capital stock of Forge Nano will receive shares of Pubco Common Stock in exchange for the issued and outstanding capital stock of Forge Nano. As a result of the First Company Merger, Forge Nano will become a wholly-owned subsidiary of Pubco.

At the First Effective Time: (i) each share of each class of Forge Nano Preferred Stock that is issued and outstanding immediately prior to the First Effective Time shall be converted into shares of Forge Nano Common Stock pursuant to Forge Nano’s organizational documents as in effect immediately prior to the First Effective Time; (ii) each share of Forge Nano Common Stock that is issued and outstanding immediately prior to the First Effective Time (including shares of Forge Nano Common Stock issued upon conversion of the shares of Forge Nano Preferred Stock, but not including treasury shares which will be canceled immediately prior to the First Effective Time) will be cancelled and automatically converted into the right to receive, without interest, the Applicable Per Share Merger Consideration; (iii) each Forge Nano Warrant that is issued and outstanding and unexpired immediately prior to the First Effective Time will be assumed by Pubco and become a corresponding Pubco Forge Nano Warrant, subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Forge Nano Warrant immediately prior to the First Effective Time; and (iv) each Forge Nano Ascent Option that is issued and outstanding and unexpired immediately prior to the First Effective Time will be cancelled and converted into one Pubco Ascent Warrant pursuant to the Pubco Ascent Warrant Agreement, substantially in the form attached to the Merger Agreement.

At the First Effective Time, each Forge Nano Option that is issued and outstanding and unexpired immediately prior to the First Effective Time will be converted into one Pubco Option on substantially the same terms and conditions, including with respect to vesting and termination-related provisions (as applicable, except that such Pubco Options will relate to the number of whole shares of Pubco Common Stock (rounded down to the nearest whole share) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Forge Nano Common Stock subject to such Forge Nano Option immediately prior to the First Effective Time and (b) the quotient of (1) the Applicable Per Share Merger Consideration divided by (ii) the Equity Award Conversion Amount (as defined in the Merger Agreement), with an exercise price per Pubco Option (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Forge Nano Option by (ii) the Equity Award Conversion Amount.

Earn-Out

Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities will be entitled to receive, a proportional amount of up to an aggregate of 90,000,000 Earn-Out Shares, issuable upon achievement of certain milestones during the Earn-Out Period. The Earn-Out Shares will be issued at or prior to the Closing to the Escrow Agent and will be disbursed therefrom upon achievement of the applicable milestones as follows:

●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP (as defined in the Merger Agreement) of Pubco Common Stock equals or exceeds $15.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $400,000,000;
●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP of Pubco Common Stock equals or exceeds $20.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $600,000,000; and
●	30,000,000 Earn-Out Shares if, within the Earn-Out Period, (1) the VWAP of Pubco Common Stock equals or exceeds $25.00 per share over any 30 trading day period or (2) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $800,000,000.

The milestones applicable to the Earn-Out Shares operate on a cumulative basis, such that if a higher milestone is achieved, the lower milestones are deemed achieved as well and the Earn-Out Shares attributable to such achieved milestone and each lower milestone will be disbursed. The Earn-Out Shares attributable to holders of Pubco Convertible Securities issued in exchange for Forge

Nano Convertible Securities pursuant to the Merger Agreement will only be disbursed by the Escrow Agent if an applicable milestone is achieved upon the exercise, conversion or settlement of any Pubco Convertible Securities in accordance with their terms.

Second Company Merger

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, immediately following the First Effective Time, the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the Surviving Company and Pubco acquiring one membership interest in Surviving Company and such membership interest will constitute the only outstanding equity of the Surviving Company.

For more information, please see the section of this proxy statement entitled “Proposal No. 1 – The Business Combination Proposal – Merger Consideration.”

PIPE Financing

Concurrently with the execution of the Merger Agreement, ATII, Pubco and Forge Nano entered into the PIPE Subscription Agreement with the PIPE Investor, pursuant to which, subject to the terms and conditions thereof, Pubco will, substantially concurrently with, and contingent upon, the consummation of the Business Combination, sell an aggregate of 10,000,000 shares of Pubco Common Stock at a subscription price of $10.00 per share, together with PIPE Warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock, each with an exercise price of $10.00 per share (subject to adjustments as described below), to the PIPE Investor for an aggregate commitment of $100,000,000. A copy of the PIPE Subscription Agreement is attached to this proxy statement/prospectus as Annex H and a copy of the PIPE Warrant Certificate is attached to this proxy statement/prospectus as Annex I.

In addition, concurrently with the execution of the Merger Agreement, ATII and Forge Nano entered into the Purchaser Support Agreement with the Sponsor, a copy of which is attached to this proxy statement/prospectus as Annex C. Pursuant to the Purchaser Support Agreement, the Sponsor will transfer an aggregate of 3,000,000 Founder Shares (or the 3,000,000 shares of Pubco Common Stock into which such Founder Shares are converted in the Domestication Merger) held by them to the PIPE Investor at the Closing in connection with the PIPE Financing for no additional cash consideration.

The PIPE Subscription Agreement contains customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the PIPE Investor and are subject to customary closing conditions and termination rights. The PIPE Closing is conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the PIPE Subscription Agreement (subject to certain bring-down standards).

Additionally, prior to Closing, ATII, Pubco and Forge Nano intend to enter into the Additional Subscription Agreements with the Additional PIPE Investors, pursuant to which and subject to the terms and conditions thereof, Pubco will sell in a private placement to close immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Business Combination, an aggregate of 2,100,000 shares of Pubco Common Stock to the Additional PIPE Investors at a subscription price of $10.00 per share, for an aggregate commitment of $21,000,000. ATII, Pubco and Forge Nano expect that definitive documentation relating to the Additional PIPE Financing will be executed in June 2026.

The Additional PIPE Subscription Agreements are expected to contain customary representations, warranties, covenants and agreements of Pubco, ATII, Forge Nano and the Additional PIPE Investors and be subject to customary closing conditions and termination rights. The Additional PIPE Closing is expected to be conditioned upon, among other things, (i) all conditions precedent to the closing of the Business Combination contemplated by the Merger Agreement shall have been satisfied or waived and the closing of the Business Combination shall be scheduled to occur concurrently with and on the same date as the Additional PIPE Closing and (ii) the accuracy of all representations and warranties of ATII and Forge Nano in the Additional PIPE Subscription Agreements (subject to certain bring-down standards).

PIPE Subscription Agreement

The PIPE Subscription Agreement contains representations, warranties and covenants of ATII, Forge Nano and the PIPE Investor that are customary for agreements of their nature. In addition, the PIPE Subscription Agreement contains the following provisions:

●	If, on the 24-month anniversary of the Closing Date, the PIPE Investor certifies in writing that it beneficially owns 5,000,000 shares of Pubco Common Stock, Pubco will issue to the PIPE Investor the Additional PIPE Warrants entitling the PIPE Investor to purchase 5,000,000 shares of Pubco Common Stock (after giving effect to any reclassification, recapitalization, share division or consolidation, exchange or readjustment or change in the number of Pubco Common Stock that may have occurred during the period from the Closing Date to and including the date of issuance of the Additional PIPE Warrants).
●	In the event that on the 21st trading day following the six-month anniversary of the Closing Date, the VWAP (as defined in the Warrant Certificate) of the Pubco Common Stock is less than the Exercise Price (as defined in the Warrant Certificate) then in effect, the PIPE Investor will receive the Reset PIPE Warrants.
●	The Additional PIPE Warrants and the Reset PIPE Warrants will contain substantially the same terms and conditions (including as to expiration date) as the PIPE Warrants, except that, (i) in the case of the Additional PIPE Warrants, if the exercise price of the PIPE Warrants has been adjusted to the Measurement Price (as defined below), the initial exercise price of the Additional PIPE Warrants shall be the same as the exercise price of the PIPE Warrants after giving effect to such adjustment, and (ii) in the case of the Reset PIPE Warrants, the initial exercise price will be the Reset Price.
●	At the PIPE Investor’s election, the number of shares of Pubco Common Stock originally subscribed for may be reduced on a one-for-one basis by up to the aggregate number of (i) ordinary shares of ATII purchased by the PIPE Investor for their own account pursuant to open-market transactions with third parties prior to the record date for the ATII shareholder meeting at which the Business Combination will be considered, and (ii) ordinary shares of ATII the PIPE Investor beneficially owns as of the date of the PIPE Subscription Agreement, in each case, that are held through the Closing Date.
●	ATII has agreed that on or prior to the Closing Date, and no later than 30 days thereafter, Pubco will endeavor to file with the SEC (at its sole cost and expense) the PIPE Registration Statement registering the resale of the Registrable Securities (as defined in the PIPE Subscription Agreement), and will use its commercially reasonable efforts to have such PIPE Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days after its filing (or 90 calendar days after its filing if the SEC notifies Pubco that it will “review” such PIPE Registration Statement) and (ii) five business days after Pubco is notified by the SEC that such PIPE Registration Statement will not be “reviewed” or will not be subject to further review, subject to customary liquidated damages in the event Pubco is unable to meet the filing deadline. Pubco will cause such Registration Statement, or another shelf registration statement registering the Registrable Securities, to remain effective until the earliest of: (i) the second anniversary of the effectiveness date of the Registration Statement; (ii) the date on which the PIPE Investor ceases to hold any Registrable Securities issued pursuant to the PIPE Subscription Agreement; or (iii) the first date on which the PIPE Investor is able to sell all of its Registrable Securities issued pursuant to the PIPE Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without volume or manner of sale limitations.
●	From the date of the PIPE Subscription Agreement until six months from the effective date of the PIPE Registration Statement, Pubco will not, without the prior written consent of the PIPE Investor who purchased at least a majority of the PIPE Subscribed Shares under the PIPE Subscription Agreements, issue, enter into any agreement to issue or announce the issuance of any shares of Pubco Common Stock or any securities of Pubco that would entitle the holder thereof to acquire at any time shares of Pubco Common Stock other than an Exempt Issuance.

The PIPE Subscription Agreement is filed as Annex H to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the PIPE Subscription Agreement and the terms of which are incorporated by reference herein.

PIPE Warrants

The PIPE Warrants are exercisable for Pubco Common Stock at any time after the date of their issuance and expire five years after the date of their issuance. The exercise price per PIPE Warrant is $10.00, subject to adjustment as set forth in the Warrant Certificate and described below. The PIPE Warrants may be exercised on a cashless “net issuance” basis.

The PIPE Warrants are subject to a beneficial ownership limitation, at the election of the holder. If the election is made, Pubco will not effect any exercise of the PIPE Warrants, and a holder will not have the right to exercise any portion of the PIPE Warrants, to the extent that after giving effect to such issuance after exercise the holder (together with the holder’s affiliates, and anyone acting as a group together with the holder or any of the holder’s affiliates would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the holder may specify) of Pubco Common Stock.

The exercise price of the PIPE Warrants is subject to adjustment if Pubco (i) subdivides or combines (including by way of a reverse share split) the outstanding Pubco Common Stock, (ii) issues by reclassification of Pubco Common Stock into any capital shares of Pubco, (iii) issues any Pubco Common Stock credited as fully paid to shareholders by way of capitalization of profits or reserves, (iv) issues or sells pro rata to the record holders of Pubco Common Stock any rights, options or warrants entitling them to subscribe for or purchase Pubco Common Stock, or (v) declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Pubco Common Stock, by way of return of capital or otherwise.

The exercise price of the PIPE Warrants also is subject to a one-time adjustment based on the subsequent market price. If, on the 21st trading day following the six-month anniversary of the Closing Date, the Measurement Price is less than the exercise price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) (x) $7.28, if Forge Nano has secured at least $200 million in debt financing as of the Closing Date and (y) otherwise, $5.00.

In addition, the exercise price of the PIPE Warrants is subject to adjustment for subsequent equity issuances. If and whenever during the period commencing on the date of the PIPE Subscription Agreement and ending on the expiration date of the PIPE Warrants, Pubco issues or sells, or is deemed to have issued or sold, any Pubco Common Stock (subject to certain exceptions) for proceeds per share of Pubco Common Stock less than the exercise price then in effect (where the aggregate amount of proceeds received by Pubco, together with all prior issuances and sales (excluding any Exempt Issuance) conducted for the purpose of raising capital by Pubco on or after the date of the PIPE Subscription Agreements, exceeds $500,000), then immediately after such issuance, the exercise price then in effect shall be reduced to the amount of such proceeds per share of Pubco Common Stock. If there is any adjustment to the exercise price of the PIPE Warrants, the number of shares of Pubco Common Stock that may be purchased upon exercise of the PIPE Warrant shall also be increased or decreased proportionately so that after such adjustment the aggregate exercise price payable for the adjusted number of shares of Pubco Common Stock shall be the same as the aggregate exercise price in effect immediately prior to such adjustment.

At any time commencing on the two-year anniversary of the Closing Date, the PIPE Warrants may be redeemed, in whole or in part, at the Company’s option at the price of $0.01 per PIPE Warrant, provided that the closing price of the Pubco Common Stock equals or exceeds $35.00 per share (subject to adjustment in accordance with Section 3(a) of the Warrant Certificate), on each of twenty (20) trading days within any thirty (30) trading day period.

If a Fundamental Transaction (as defined in the Warrant Certificate) occurs, then, upon any subsequent exercise of a PIPE Warrant, the PIPE Investor will have the right to receive, for each share of Pubco Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the PIPE Investor (without regard to the beneficial ownership limitation), the number of shares of the successor or acquiring corporation or of Pubco, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Pubco Common Stock for which such PIPE Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to the beneficial ownership limitation).

In connection with a Fundamental Transaction in which less than 70% of the consideration is payable in publicly listed common equity, the PIPE Investor has the option to require Pubco (or any successor entity) to repurchase its warrants for their Black Scholes Value (as defined in the Warrant Certificate) in cash.

The Warrant Certificate is filed as Annex I to this proxy statement/prospectus, and the foregoing description thereof is qualified in its entirety by reference to the full text of the Warrant Certificate and the terms of which are incorporated by reference herein.

Ownership of Pubco Following the Business Combination

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination, excluding the dilutive effect of Pubco SPAC Warrants, Pubco Forge Nano Warrants, Pubco Ascent Warrants, Pubco Options, PIPE Warrants, Reset PIPE Warrants, Additional PIPE Warrants and Earn-Out Shares(1):

	No Redemption		Maximum Redemptions
	Shares	%	Shares	%
ATII Public Shareholders	23,000,000	15.3%	—	0.0%
Initial Shareholders(1)	3,590,000	2.4%	3,590,000	2.8%
Forge Nano Stockholders(2)	108,612,422	72.3%	108,612,422	85.3%
PIPE Investor(3)	15,100,000	10.0%	15,100,000	11.9%
Total	150,302,422	100.0%	127,302,422	100.0%
(1)	Consists of (i) the 2,750,000 shares of Pubco Common Stock issued to the Sponsor and the Initial Shareholders in exchange for 2,750,000 Founder Shares (assuming that 3,000,000 shares of Pubco Common Stock issued in exchange for 3,000,000 Founder Shares are transferred by the Sponsor to the PIPE Investor upon the Closing pursuant to the Purchaser Support Agreement, and that the Sponsor retains the remaining 300,000 Founder Shares subject to transfer under the Purchaser Support Agreement), (ii) the 530,000 ATII Private Shares held by the Sponsor and (iii) the 310,000 ATII Private Shares held by BTIG.
(2)	Consists of (i) the 108,612,422 shares of Pubco Common Stock issuable in respect of 3,773,525 shares of Forge Nano Common Stock (including shares of Forge Nano Common Stock issued upon conversion of Forge Nano Preferred Stock immediately prior to the First Effective Time (including all outstanding shares of Forge Nano Series D Preferred Stock issued following December 31, 2025)) based on the Exchange Ratio. The Exchange Ratio is based the Forge Nano Common Stock, Forge Nano Preferred Stock and Forge Nano Common Stock underlying the Forge Nano Convertible Securities, in each case, outstanding as of , 2026, and does not reflect any issuances of Forge Nano Common Stock, Forge Nano Preferred Stock or Forge Nano Convertible Securities after such date.
(3)	Consists of (i) the 10,000,000 PIPE Subscribed Shares acquired by the PIPE Investor pursuant to the PIPE Subscription Agreement at a subscription price of $10.00 per share, (ii) the 3,000,000 Founder Shares transferred by the Sponsor to the PIPE Investor in connection with the PIPE Financing for no additional cash consideration pursuant to the Purchaser Support Agreement, and (iii) the 2,100,000 Additional PIPE Subscribed Shares to be acquired by the Additional PIPE Investors pursuant to the Additional PIPE Subscription Agreements at a subscription price of $10.00 per share. After giving effect to the transfer of the 3,000,000 Founder Shares from the Sponsor, the PIPE Investor’s effective purchase price for shares of Pubco Common Stock received in connection with the PIPE Financing is approximately $7.69 per share, which is lower than the approximately $10.52 per share that ATII Public Shareholders would otherwise receive based on the Assumed Redemption Price.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although ATII will acquire all of the outstanding equity interests of Forge Nano in the Business Combination, ATII will be treated as the “acquired” company and Forge Nano will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Forge Nano issuing stock for the net assets of ATII, accompanied by a recapitalization. The net assets of ATII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Forge Nano.

Forge Nano has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

●	Forge Nano Stockholders will have the greatest voting interest in Pubco;
●	Forge Nano Stockholders will have the ability to control decisions regarding election and removal of directors and officers of Pubco;
●	Forge Nano will comprise the ongoing operations of Pubco; and
●	Forge Nano’s existing senior management will be the senior management of Pubco.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

●	Assuming No Additional Redemptions Scenario: This presentation assumes that no Public Shareholders of ATII will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account.
●	Assuming Maximum Redemptions Scenario: This presentation assumes that 23,000,000 Public Shares are redeemed for aggregate redemption payments of $242.0 million, assuming a $10.52 per share redemption price. This scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2026, and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, are based on the unaudited and audited historical financial statements of ATII and Forge Nano. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2026(1)

(in thousands, except share and per share data)

			No Redemption			Maximum Redemptions
	(1) Forge Nano (Historical)	(2) ATII (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$17,326	$1,078	$100,000	(A)	$358,254	$2,300	(D)	$118,551
			21,000	(B)		(242,003)	(H)
			242,003	(C)
			(8,050)	(D)
			(15,103)	(E)
Restricted cash and cash equivalents	315	—	—		315	—		315
Accounts receivable - net of allowance for credit losses of $40	1,984	—	—		1,984	—		1,984
Contract assets - unbilled accounts receivable	6,465	—	—		6,465	—		6,465
Inventory	3,952	—	—		3,952	—		3,952
Prepaid expenses and other current assets	1,073	141	(526)	(E)	688	—		688
Total Current Assets	31,115	1,219	339,324		371,658	(239,703)		131,955
Cash held in Trust Account	—	242,003	(242,003)	(C)	—	—		—
Property and equipment - net	14,149	—	—		14,149	—		14,149
Goodwill	3,124	—	—		3,124	—		3,124
Intangible asset - net	1,538	—	—		1,538	—		1,538
Restricted cash and cash equivalents	56	—	—		56	—		56
Right-of-use operating lease assets	64,365	—	—		64,365	—		64,365
Deposits	2,934	—	—		2,934	—		2,934
Total Assets	$117,281	$243,222	$97,321		$457,824	$(239,703)		$218,121

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$5,959	$—	$—		$5,959	$—		$5,959
Current portion of operating lease liabilities	1,379	—	—		1,379	—		1,379
Contract liabilities - deferred revenue	3,346	—	—		3,346	—		3,346
Provision for loss on contract	694	—	—		694	—		694
Accrued and other current liabilities	2,711	305	(606)	(E)	2,410	—		2,410
Current portion of debt – net of discount	10,438	—	—		10,438	—		10,438
Due to related party	—	4	—		4	—		4
Total Current Liabilities	24,527	309	(606)		24,230	—		24,230
Deferred underwriting fee payable	—	8,050	(8,050)	(D)	—	—		—
Operating lease liabilities	62,802	—	—		62,802	—		62,802
Due to Sundew Technologies, LLC	2,765				2,765			2,765
Warrant liabilities	5,830	—	131,739	(A)	137,569	—		137,569
Earn-Out Shares liability	—	—	660,555	(J)	660,555	—		660,555

Total Liabilities	95,924	8,359	783,638		887,921	—		887,921

Forge Nano Preferred stock - $0.0001 par value; 4,663,753 shares authorized and 2,015,673 shares issued and outstanding	—	—	—	(F)	—	—		—
Additional paid-in capital	151,777	—	(151,777)	(F)	—	—		—
ATII ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of $10.52 per share	—	242,003	(242,003)	(H)	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2026 — (Continued) (1)

(in thousands, except share and per share data)

			No Redemption			Maximum Redemptions
	(1) Forge Nano (Historical)	(2) ATII (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ Deficit
ATII preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—		—	—		—
ATII ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 6,590,000 shares issued and outstanding	—	1	2	(H)	—	(2)	(H)	—
			(3)	(I)		2	(I)
Forge Nano common stock - $0.0001 par value; 4,850,000 shares authorized and 1,636,378 shares issued and outstanding	—	—	—	(F)	—	—		—

Pubco Common Stock	—	—	1	(A)	15	(2)	(I)	13
			11	(F)
			3	(I)
Additional paid-in capital	10,344	—	(31,740)	(A)	—	2,300	(D)	—
			21,000	(B)		(242,001)	(H)
			(12,563)	(E)		239,701	(K)
			151,766	(F)
			(9,601)	(G)
			242,001	(H)
			(660,555)	(J)
			289,348	(K)
Accumulated deficit	(140,764)	(7,141)	(2,460)	(E)	(430,112)	(239,701)	(K)	(669,813)
			9,601	(G)
			(289,348)	(K)
Total Stockholders’ Deficit	(130,420)	(7,140)	(292,537)		(430,097)	(239,703)		(669,800)
Total Liabilities, and Stockholders’ Deficit	$117,281	$243,222	$97,321		$457,824	$(239,703)		$218,121
(1)

Pubco was incorporated for the sole purpose of effectuating the Business Combination. It does not meet the definition of a business. It has no activities other than transaction costs which are included in the transaction accounting adjustments.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(1)	Derived from the unaudited consolidated balance sheet of Forge Nano as of March 31, 2026.
(2)	Derived from the unaudited balance sheet of ATII as of March 31, 2026.
(A)

Reflects the receipt of $100.0 million proceeds from the PIPE Financing. Pursuant to the PIPE Subscription Agreements, Pubco has agreed to issue and sell, in a private placement to close immediately prior to and substantially concurrently with the Closing, an aggregate of 10,000,000 shares of Pubco Common Stock and warrants to purchase an aggregate of 15,000,000 shares of Pubco Common Stock, each with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus) for an aggregate purchase price of $100.0 million. If, on the 24-month anniversary of the Closing Date, the PIPE Investor certifies in writing that the PIPE Investor beneficially owns 5,000,000 shares of Pubco Common Stock, Pubco will issue to the PIPE Investor the Additional PIPE Warrants entitling the PIPE Investor to purchase 5,000,000 shares of Pubco Common Stock. In the event that on the 21st Trading Day following the six-month anniversary of the Closing, the VWAP of the Common Stock is less than the Exercise Price then in effect, the Investor shall receive up to 10,000,000 Reset Warrants. The PIPE Warrants, Additional PIPE Warrants and Reset Warrants are precluded from equity classification under ASC 815-40, and management determined it to be classified as a liability, initially measured at fair value and subsequently remeasured through earnings until settlement. The fair value of the warrants is estimated to be $131.7 million.

The warrants were valued using a Monte Carlo simulation. Below are the significant assumptions used in the simulation:

Equity volatility:	40.0%
Risk-free rate:	3.70%
Term:	5.0
Stock price:	$10.00

Changes in those assumptions could result in different fair value measurement and therefore could have affected the amounts presented in the pro forma financial information. Because the warrants are accounted for as a liability and remeasured at fair value at each reporting date, changes in assumptions used in the valuation model may result in significant non-cash gains or losses in future periods, which could materially affect the future combined results of operations.

(B)

Reflects the receipt of $21.0 million proceeds from the PIPE Financing. Pursuant to the PIPE Subscription Agreements, Pubco has agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of 2,100,000 shares of Pubco Common Stock to the PIPE Investors.

(C)	Reflects the transfer of cash held in the Trust Account to cash.
(D)	Reflects the settlement of the deferred underwriting fee payable by cash upon the Closing of the Business Combination.
(E)

Represents preliminary estimated transaction costs expected to be incurred by ATII and Forge Nano of approximately $3.0 million and $12.9 million, respectively. These costs are accounted for as a reduction in the combined cash account with a corresponding reduction in additional paid-in capital or accumulated deficit consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A. These transaction costs will not recur in Pubco’s income beyond 12 months after the transaction.

For the ATII transaction costs, $0.2 million have been accrued and $0.3 million have been paid as of the pro forma balance sheet date. The remaining amount of $2.5 million is reflected as an adjustment to accumulated losses. The ATII estimated transaction costs exclude the deferred underwriting fee included in (D) above.

For the Forge Nano transaction costs, $0.3 million have been accrued and $0.5 million have been paid and recorded as deferred issuance costs as of the pro forma balance sheet date. The amount of $12.6 million is included as an adjustment to additional paid-in capital.

(F)	Represents the issuance of 108,612,422 shares of Pubco Common Stock to the existing stockholders of Forge Nano.
(G)	Reflects the elimination of ATII’s historical accumulated deficit after recording the transaction costs as described in (E) above.

(H)

Reflects the redemption of shares for cash by the Public Shareholders of ATII upon the consummation of the Business Combination. Under the No Redemption Scenario, it assumes that no Public Shareholders of ATII will exercise redemption rights with respect to the Public Shares for a pro rata share of the funds in the Trust Account. Under the Assuming Maximum Redemptions Scenario, it assumes that 23,000,000 Public Shares are redeemed for aggregate redemption payments of $242.0 million, assuming a $10.52 per share redemption price. This scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

(I)

The No Redemption Scenario represents the conversion of 29,590,000 ATII Ordinary Shares, par value of $0.0001 per share, into the same number of Pubco Common Stock, par value of $0.0001 per share. The Maximum Redemptions Scenario represents the conversion of 6,590,000 ATII Ordinary Shares, par value of $0.0001 per share, into the same number of Pubco Common Stock, par value of $0.0001 per share.

(J)

Represents the recognition of the Earn-Out Shares liability upon the Closing. The Earn-Out Shares are precluded from equity classification under ASC 815-40, and management determined it to be classified as a liability, initially measured at fair value and subsequently remeasured through earnings until settlement. The fair value of the Earn-Out Shares is estimated to be $660.6 million.

The Earn-Out Shares were valued using a Monte Carlo simulation. Below are the significant assumptions used in the simulation:

Equity volatility:	40.0%
Risk-free rate:	3.70%
Term:	5.0
Stock price:	$10.00

Changes in those assumptions could result in different fair value measurement and therefore could have affected the amounts presented in the pro forma financial information. Because the Earn-Out Shares are accounted for as a liability and remeasured at fair value at each reporting date, changes in assumptions used in the valuation model may result in significant non-cash gains or losses in future periods, which could materially affect the future combined results of operations

(K)	Represents the reclassification among equity to avoid negative additional paid-in capital.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026(1)
(in thousands, except share and per share data)

			No Redemption			Maximum Redemptions
	(1) Forge Nano (Historical)	(2) ATII (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Net Sales
Tool manufacturing and related services	$1,538	$—	$—		$1,538	$—	$1,538
Coating services	283	—	—		283	—	283
Battery manufacturing	313	—	—		313	—	313
Total Net Sales	2,134	—	—		2,134	—	2,134
Cost of Sales
Tool manufacturing and related services	1,770	—	—		1,770	—	1,770
Coating services	1,201	—	—		1,201	—	1,201
Battery manufacturing	91	—	—		91	—	91
Total Cost of Sales	3,062	—	—		3,062	—	3,062
Gross loss	(928)	—	—		(928)	—	(928)
Operating Expenses
General and administrative expenses	10,389	449	(30)	(BB)	10,808	—	10,808
Total operating expenses	10,389	449	(30)		10,808	—	10,808
Operating Loss	(11,317)	(449)	30		(11,736)	—	(11,736)
Other income (expense)
Interest earned on cash in bank account	—	12	—		12	—	12
Interest earned on cash held in Trust Account	—	2,142	(2,142)	(AA)	—	—	—
Interest income	65	—	—		65	—	65
Grant income	976	—	—		976	—	976
Other income	37	—	—		37	—	37
Interest expense, change in fair value, and amortization of debt discount	(1,422)	—	—		(1,422)	—	(1,422)
Other expense	(15)	—	—		(15)	—	(15)
Total other income, net	(359)	2,154	(2,142)		(347)	—	(347)
Net (loss) income	$(11,676)	$1,705	$(2,112)		$(12,083)	$—	$(12,083)
Net Loss Per Share, Basic and Diluted	$(7.31)
Basic and diluted net income per share, redeemable ordinary shares		$0.06
Basic net income per share, non-redeemable ordinary shares		$0.06
Diluted net income per share, non-redeemable ordinary shares		$0.06
Weighted average number of shares outstanding, basic and diluted					150,302,422		127,302,422
Net loss per share, basic and diluted					$(0.08)		$(0.09)
(1)	Pubco was incorporated for the sole purpose of effectuating the Business Combination. It does not meet the definition of a business. It has no activities other than transaction costs which are included in the transaction accounting adjustments.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)	Derived from the unaudited consolidated statement of operations of Forge Nano for the three months ended March 31, 2026.
(2)	Derived from the unaudited statement of operations of ATII for the three months ended March 31, 2026.
(AA)	Represents an adjustment to eliminate interest earned on cash held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025.
(BB)	Represents an adjustment to eliminate administrative service fees that will cease at the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025(1)

(in thousands, except share and per share data)

			No Redemption			Maximum Redemptions
	(1) Forge Nano (Historical)	(2) ATII (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Net Sales
Tool manufacturing and related services	$4,625	$—	$—		$4,625	$—	$4,625
Coating services	1,429	—	—		1,429	—	1,429
Battery manufacturing	1,334	—	—		1,334	—	1,334
Total Net Sales	7,388	—	—		7,388	—	7,388
Cost of Sales
Tool manufacturing and related services	6,239	—	—		6,239	—	6,239
Coating services	3,921	—	—		3,921	—	3,921
Battery manufacturing	1,085	—	—		1,085	—	1,085
Total Cost of Sales	11,245	—	—		11,245	—	11,245
Gross loss	(3,857)	—	—		(3,857)	—	(3,857)
Operating Expenses
General and administrative expenses	40,788	786	2,460	(CC)	43,927	—	43,927
			(107)	(BB)
Total operating expenses	40,788	786	2,353		43,927	—	43,927
Operating Loss	(44,645)	(786)	(2,353)		(47,784)	—	(47,784)
Other income (expense)
Interest earned on cash in bank account	—	62	—		62	—	62
Interest earned on cash held in Trust Account	—	8,711	(8,711)	(AA)	—	—	—
Interest income	637	—	—		637	—	637
Grant income	7,062	—	—		7,062	—	7,062
Other income	865	—	—		865	—	865
Interest expense, change in fair value, and amortization of debt discount	(6,515)	—	—		(6,515)	—	(6,515)
Other expense	(578)	—	—		(578)	—	(578)
Total other income, net	1,471	8,773	(8,711)		1,533	—	1,533
Net (loss) income	$(43,174)	$7,987	$(11,064)		$(46,251)	$—	$(46,251)
Net Loss Per Share, Basic and Diluted	$(27.94)
Basic and diluted net income per share, redeemable ordinary shares		$0.30
Basic net income per share, non-redeemable ordinary shares		$0.30
Diluted net income per share, non-redeemable ordinary shares		$0.30
Weighted average number of shares outstanding, basic and diluted					150,302,422		127,302,422
Net loss per share, basic and diluted					$(0.31)		$(0.36)
(1)

Pubco was incorporated for the sole purpose of effectuating the Business Combination. It does not meet the definition of a business. It has no activities other than transaction costs which are included in the transaction accounting adjustments.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

(1)	Derived from the audited consolidated statement of operations of Forge Nano for the year ended December 31, 2025.
(2)	Derived from the audited statement of operations of Archimedes II for the year ended December 31, 2025.
(AA)	Represents an adjustment to eliminate interest earned on cash held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2025.
(BB)	Represents an adjustment to eliminate administrative service fees that will cease at the Business Combination.
(CC)

Represents the effect of the pro forma balance sheet adjustment presented in (E) above in the aggregate amount of $2.5 million for the direct, incremental costs of the Business Combination expected to be incurred by ATII. As these costs are directly related to the Business Combination, they are not expected to recur in the income of Pubco beyond 12 months after the Business Combination.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Forge Nano has been determined to be the accounting acquirer, primarily due to the fact that Forge Nano Stockholders will continue to control Pubco following the consummation of the Business Combination. Under this method of accounting, although ATII will acquire all of the outstanding equity interests of Forge Nano in the Business Combination, ATII will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Forge Nano issuing stock for the net assets of ATII, accompanied by a recapitalization. The net assets of ATII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Forge Nano.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, assumes that the Business Combination and related transactions occurred on March 31, 2026. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026 and for the year ended December 31, 2025, present pro forma effect to the Business Combination as if it had been completed on January 1, 2025, the beginning of the earliest periods presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, has been prepared using, and should be read in conjunction with, the following:

●	ATII’s unaudited balance sheet as of March 31, 2026 and the related notes for the three months ended March 31, 2026, included elsewhere in this proxy statement/prospectus; and
●	Forge Nano’s unaudited consolidated balance sheet as of March 31, 2026 and the related notes for the three months ended March 31, 2026, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, has been prepared using, and should be read in conjunction with the following:

●	ATII's unaudited statement of operations for the three months ended March 31, 2026 and the related notes, included elsewhere in this proxy statement/prospectus; and
●	Forge Nano's unaudited consolidated statement of operations for the three months ended March 31, 2026, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, has been prepared using, and should be read in conjunction with, the following:

●	ATII’s audited statement of operations for the year ended December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus; and
●	Forge Nano’s audited consolidated statement of operations for the year ended December 31, 2025, and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Public Shares:

●	Assuming No Redemption Scenario: This presentation assumes that no ATII Public Shareholders will exercise redemption rights with respect to the ATII Public Shares for a pro rata share of the funds in the Trust Account.
●	Assuming Maximum Redemptions Scenario: This presentation assumes that 23,000,000 ATII Public Shares are redeemed for aggregate redemption payments of $242.0 million, assuming a $10.52 per share redemption price. This scenario includes all adjustments contained in the No Redemption Scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that ATII believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. ATII believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position of Pubco would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Pubco. They should be read in conjunction with the historical financial statements and notes thereto of ATII and Forge Nano.

Accounting Policies

Upon consummation of the Business Combination, management of Pubco will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management of Pubco may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Pubco. Based on its initial analysis, management of Pubco did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the Transaction Accounting Adjustments and present the Management’s Adjustments. ATII has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The unaudited and audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to Transaction Accounting Adjustments that reflect the accounting for the transaction under GAAP. Forge Nano and ATII have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined statements of operations do not reflect a provision for income taxes or any amounts that would have resulted had Pubco filed consolidated income tax returns during the periods presented. The pro forma condensed combined balance sheet does not reflect the deferred taxes of Pubco as a result of the Business Combination. Since it is likely that Pubco will record a valuation allowance against the total U.S. and state deferred tax assets given the net operating losses as the recoverability of the tax assets is uncertain, the tax provision is zero.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Pubco Common Stock outstanding, assuming the Business Combination occurred on January 1, 2025.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of ATII Public Shares as of March 31, 2026:

	As of March 31, 2026
(in thousands, except share and per share data)	No Redemption	Maximum Redemptions
Net loss	$(12,083)	$(12,083)
Stockholders’ deficit	(430,097)	(669,800)
Weighted average shares outstanding of common stock(1)	150,302,422	127,302,422
Net loss per common share, basic and diluted	$(0.08)	$(0.09)
Book deficit per share	$(2.86)	$(5.26)
(1)

For the purposes of calculating diluted earnings per share, all the (i) the 11,500,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants that were originally issued as ATII Public Warrants as part of the ATII Public Units in the IPO, (ii) the 420,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants that were originally issued as ATII Private Warrants as part of the ATII Private Units issued in a private placement that closed simultaneously with the closing of the IPO, (iii) the 9,012,656 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants, (iv) the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants, (v) the 15,000,000 shares of Pubco Common Stock underlying the PIPE Warrants, (vi) the 10,000,000 shares of Pubco Common Stock underlying the Reset PIPE Warrants, (vii) the 5,000,000 shares of Pubco Common Stock underlying the Additional PIPE Warrants, (viii) the 3,996,720 shares of Pubco Common Stock underlying the Pubco Options or (ix) the 90,000,000 Earn-Out Shares, should have been assumed to have been exercised or issued. However, since this results in anti-dilution, the effect of such exercise or issuance was not included in calculation of diluted earnings per share.

Dilution

ATII’s net tangible book value as of March 31, 2026 was $(7,140) thousand, or $(0.24) per share, based on 29,590,000 ATII Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing shareholders at varying redemption levels (in thousands, except share and per share data).

	No Redemption(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
Offering Price of the Securities in the Initial Registered offering price per share	$10.00	$10.00	$10.00	$10.00	$10.00

ATII’s net tangible book value as of March 31, 2026, as adjusted for redemptions	$221,664	$161,738	$101,812	$41,887	$(18,039)
ATII’s shares outstanding, as adjusted for redemptions	41,690,000	35,940,000	30,190,000	24,440,000	18,690,000
ATII’s net tangible book value per share as of March 31, 2026, as adjusted for redemptions	$5.32	$4.50	$3.37	$1.71	$(0.97)
Dilution per share to the existing ATII’s shareholders	$4.68	$5.50	$6.63	$8.29	$10.97

The following table illustrates the as-adjusted net tangible book value to ATII Shareholders and decrease in net tangible book value to ATII Shareholders as a result of transaction costs incurred by ATII, the PIPE Financing, and funds released from the Trust Account upon consummation of the Business Combination (in thousands, except share and per share data).

	No Redemption(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
As adjusted net tangible book value per share	$5.32	$4.50	$3.37	$1.71	$(0.97)
Numerator adjustments
ATII’s net tangible book value as of March 31, 2026	$(7,140)	$(7,140)	$(7,140)	$(7,140)	$(7,140)
Transaction costs attributed to ATII	(2,460)	(2,460)	(2,460)	(2,460)	(2,460)
PIPE Financing in April 2026	(31,739)	(31,739)	(31,739)	(31,739)	(31,739)
PIPE Financing in June 2026	21,000	21,000	21,000	21,000	21,000
Settlement of deferred underwriting fee	—	575	1,150	1,725	2,300
Funds released from trust	242,003	181,502	121,001	60,501	—
As adjusted net tangible book value	$221,664	$161,738	$101,812	$41,887	$(18,039)
Denominator adjustments
ATII’s Public Shares outstanding	23,000,000	17,250,000	11,500,000	5,750,000	—
ATII Founder Shares outstanding	2,750,000	2,750,000	2,750,000	2,750,000	2,750,000
ATII Private Placement Shares outstanding	840,000	840,000	840,000	840,000	840,000
PIPE Shares outstanding	15,100,000	15,100,000	15,100,000	15,100,000	15,100,000
As adjusted total shares outstanding	41,690,000	35,940,000	30,190,000	24,440,000	18,690,000
(1)	Assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.
(2)

Assumes that 25% of maximum redeemable shares, or 5,750,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $60.5 million based on the Assumed Redemption Price.

(3)

Assumes that 50% of maximum redeemable shares, or 11,500,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $121.0 million based on the Assumed Redemption Price.

(4)

Assumes that 75% of maximum redeemable shares, or 17,250,000 Public Shares, will be redeemed by Public Shareholders for an aggregate payment of approximately $181.5 million based on the Assumed Redemption Price.

(5)

Assumes that 100% of maximum redeemable shares, or 23,000,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $242.0 million based on the Assumed Redemption Price.

(6)

Under the applicable accounting treatment, the PIPE Warrants are recorded as a liability at fair value, which was approximately $131.7 million at issuance. The excess of the warrant liability fair value over the $100.0 million cash proceeds, approximately $31.7 million, is recorded as a charge to additional paid-in capital.

To the extent that additional shares are issued pursuant to the foregoing, ATII Shareholders will experience further dilution. In addition, ATII may enter into other transactions. To the extent ATII issues additional securities, investors and ATII’s shareholders may experience further dilution.

Other than the Pubco Options, the following table presents all possible sources and the extent of dilution that shareholders who elect not to redeem their shares may experience in connection with the business combination, including sources not included in the tables above with respect to the determination of net tangible book value per share.

	Voting Interests in Pubco
	No Redemption		25% Redemptions		50% Redemptions		75% Redemptions		Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
ATII Public Shareholders(2)	34,500,000	11.8%	28,750,000	10.0%	23,000,000	8.2%	17,250,000	6.2%	11,500,000	4.2%
Initial Shareholders(3)	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.4%	4,010,000	1.5%	4,010,000	1.5%
Forge Nano Stockholders(4)	210,000,000	71.5%	210,000,000	73.0%	210,000,000	74.4%	210,000,000	76.0%	210,000,000	77.6%
PIPE Investor (5)	45,100,000	15.3%	45,100,000	15.6%	45,100,000	16.0%	45,100,000	16.3%	45,100,000	16.7%
Total	293,610,000	100.0%	287,860,000	100.0%	282,110,000	100.0%	276,360,000	100.0%	270,610,000	100.0%
(1)

This table makes the same assumptions as in the preceding ownership table, except that this table reflects certain dilutive issuances as described in the following footnotes. This table excludes any ATII Ordinary Shares issuable upon exercise of the Pubco Options.

(2)	Includes the 11,500,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Public Warrants.
(3)	Includes the 420,000 shares of Pubco Common Stock underlying the Pubco SPAC Warrants issued in exchange for the ATII Private Warrants.
(4)

Includes (i) the 9,012,656 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants, consisting of (a) the 1,883,617 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 65,430 shares of Forge Nano Common Stock issuable upon exercise of Forge Nano OIC Penny Warrants at an exercise price of $0.01 per share, based on the Exchange Ratio, (b) the 6,779,776 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 235,550 shares of Forge Nano Common Stock issuable upon exercise of Forge Nano OIC Warrants at an exercise price of $76.4167 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (c) the 89,169 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 3,098 shares of Forge Nano Common Stock underlying the Forge Nano SVB Warrants at an exercise price of $15.88 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, and (d) the 260,455 shares of Pubco Common Stock underlying the Pubco Forge Nano Warrants issued in exchange for the 9,049 shares of Forge Nano Common Stock underlying the Forge Nano SEP Warrants at an exercise price of $15.80 per share as of immediately prior to the First Effective Time, based on the Exchange Ratio, (ii) the 2,374,922 shares of Pubco Common Stock underlying the Pubco Ascent Warrants issued in exchange for the 82,512 shares of Forge Nano Common underlying the Forge Nano Ascent Options, at an exercise price of $         per share as of immediately prior to the First Effective Time expiring on December 31, 2028, subject to extension to December 31, 2029 at the holder’s election, in which case the exercise price per share applicable to any exercise occurring between January 1, 2029 and December 31, 2029 will increase by 25%, from $           to $                per share, based on the Exchange Ratio and (iii) the 90,000,000 Earn-Out Shares to be distributed to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Forge Nano Convertible Securities upon achievement of certain milestones during the Earn-Out Period pursuant to the Merger Agreement.

(5)

Includes (i) the 15,000,000 shares of Pubco Common Stock underlying the PIPE Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus), (ii) the 5,000,000 shares of Pubco Common Stock underlying the Additional Warrants, with an exercise price of $10.00 per share (subject to adjustments as described in this proxy statement/prospectus) and (iii) the 10,000,000 shares of Pubco Common Stock underlying the Reset Warrants, with an initial exercise price equal to the PIPE Reset Price (subject to adjustments as described in this proxy statement/prospectus).

The securities to be issued to the Sponsor, the Initial Shareholders, the Insiders, the Forge Nano Stockholders and the PIPE Investor may result in a material dilution of the equity interests of non-redeeming ATII Public Shareholders. ATII issued the ATII Public Shares at $10.00 per share in the IPO. After giving effect to the IPO, there are 23,000,000 issued and outstanding ATII Public Shares, assuming no redemptions. In connection with the consummation of the Business Combination, 108,612,422 shares of Pubco Common Stock will be issued to Forge Nano Stockholders, assuming no redemptions. Redemption levels of 0%, 25%, 50%, 75% and the maximum number of redemptions have been disclosed in the table below as required by Item 1604(c) (in thousands, except share and per share data).

For purposes of Item 1604(c)(1), Pubco would have 150,302,422 total shares after giving effect to the consummation of the Business Combination under the No Additional Redemptions Scenario. Where there are no redemptions, the valuation is based on the IPO price per share of $10.00. The valuation is therefore calculated as: $10.00 (per share IPO price) times 150,302,422 shares, or $1,503,024 thousand. The following table illustrates the valuation at the IPO price of $10.00 per share for each redemption scenario:

	No Redemption(1)	25% Redemptions(2)	50% Redemptions(3)	75% Redemptions(4)	Maximum Redemptions(5)
ATII shares valuation based on IPO price of $10.00 per share	$416,900	$359,400	$301,900	$244,400	$186,900
ATII shares outstanding following the consummation of the Business Combination	41,690,000	35,940,000	30,190,000	24,440,000	18,690,000
Forge Nano shares valuation based on IPO price of $10.00 per share	$1,086,124	$1,086,124	$1,086,124	$1,086,124	$1,086,124
Forge Nano shares outstanding following the consummation of the Business Combination	108,612,422	108,612,422	108,612,422	108,612,422	108,612,422
Total valuation based on the IPO price of $10.00 per share	$1,503,024	$1,445,524	$1,388,024	$1,330,524	$1,273,024
Total shares outstanding following the Consummation of the Business Combination	150,302,422	144,552,422	138,802,422	133,052,422	127,302,422
(1)	Assumes that no ATII Public Shareholders exercise redemption rights with respect to their redeemable ATII Public Shares in exchange for a pro rata share of the funds in the Trust Account.
(2)

Assumes that 25% of maximum redeemable ATII Public Shares, or 5,750,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $60.5 million from the funds in the Trust Account based on a redemption price of approximately $10.52 per share, which is based on the value of the funds in the Trust Account based on the Assumed Redemption Price.

(3)

Assumes that 50% of maximum redeemable ATII Public Shares, or 11,500,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $121.0 million from the funds in the Trust Account based on the Assumed Redemption Price.

(4)

Assumes that 75% of maximum redeemable ATII Public Shares, or 17,250,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $181.5 million from the funds in the Trust Account based on the Assumed Redemption Price.

(5)

Assumes that 100% of maximum redeemable ATII Public Shares, or 23,000,000 ATII Public Shares, will be redeemed by ATII Public Shareholders for an aggregate payment of approximately $242.0 million from the funds in the Trust Account based on the Assumed Redemption Price.

The required disclosure is not a guarantee that the trading price of the combined company will not be below the IPO offering price of the ATII Public Units, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE

FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for ATII and Forge Nano on a stand-alone basis and the unaudited pro forma combined share information for the three months ended March 31, 2026 and the year ended December 31, 2025, after giving effect to the Business Combination, assuming (i) no ATII Public Shareholders exercise redemption rights with respect to their ATII Public Shares in connection the consummation of the Business Combination; and (ii) the ATII Public Shareholders exercise their redemption rights with respect to a maximum of 23,000,000 Public Shares, or approximately $10.52 per share or $242.0 million. This scenario includes all adjustments contained in the No Additional Redemptions Scenario and presents additional adjustments to reflect the effect of the Maximum Redemptions Scenario.

This information is only a summary and should be read together with the selected historical financial information summary of ATII and Forge Nano and the historical financial statements and related notes of each of ATII and Forge Nano, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of ATII and Forge Nano is derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had ATII and Forge Nano consummated a business combination during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of ATII and Forge Nano would have been had ATII and Forge Nano consummated a business combination during the period presented.

	Forge Nano (Historical)	ATII (Historical)	Pro Forma Combined (No Redemption)	Pro Forma Combined (Maximum Redemptions)
As of and for the Three Months Ended March 31, 2026
Book (deficit) value per share(1)	$(79.70)	$(0.24)	$(2.86)	$(5.26)
Weighted average shares outstanding – basic and diluted	1,596,561	23,000,000	150,302,422	127,302,422
Net (loss) income per share – basic and diluted	$(7.31)	$0.06	$(0.08)	$(0.09)
Weighted average shares outstanding – basic and diluted		6,590,000
Net income per share – basic and diluted		$0.06
Weighted average shares outstanding – basic and diluted		6,590,000
Net income per share – basic and diluted		$0.06
(1)	The book (deficit) value per share is equal to the total stockholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding shares.

	Forge Nano (Historical)	ATII (Historical)	Pro Forma Combined (No Redemption)	Pro Forma Combined (Maximum Redemptions)
For the Year Ended December 31, 2025
Weighted average shares outstanding – basic and diluted	1,545,163	20,290,411	150,302,422	127,302,422
Net (loss) income per share – basic and diluted	$(27.94)	$0.30	$(0.31)	$(0.36)
Weighted average shares outstanding – basic and diluted		6,402,685
Net income per share – basic and diluted		$0.30
Weighted average shares outstanding – basic and diluted		6,488,986
Net income per share – basic and diluted		$0.30

INFORMATION ABOUT ATII

Unless the context otherwise requires, all references in this section to “we,” “us” or “our” refer to ATII prior to the consummation of the Business Combination.

General

ATII is a blank-check company incorporated on June 7, 2024 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. ATII has neither engaged in any operations nor generated any revenue to date. Based on ATII’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Significant Activities Since Inception

Our registration statement for our IPO was declared effective on February 10, 2025. On February 12, 2025, we consummated our IPO of 23,000,000 ATII Public Units, at $10.00 per ATII Public Unit, after the full exercise of the underwriters’ over-allotment option, generating gross proceeds of $231,150,000, and incurring offering costs of approximately $13,175,520, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $525,520 of other offering costs.

Substantially concurrently with the closing of the IPO, ATII completed a private placement of an aggregate of 840,000 ATII Private Units at a purchase price of $10.00 per ATII Private Unit, to the Sponsor and BTIG, generating gross proceeds to ATII of $8,400,000. The ATII Private Units are identical to the ATII Public Units sold in the IPO, except that they (including underlying ATII Private Shares and ATII Private Warrants) are entitled to registration rights.

The net proceeds of the sale of the ATII Public Units in the IPO and certain of proceeds of the sale of ATII Private Units in the private placement were placed in the Trust Account with Odyssey Transfer and Trust Company acting as trustee. The Trust Account was initially invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

On April 20, 2026, ATII entered into the Merger Agreement with Forge Nano, Pubco, Merger Sub I and Merger Sub II.

The ATII Public Units, ATII Public Shares and ATII Public Warrants are currently listed on Nasdaq under the symbols “ATIIU,” “ATII” and “ATIIW,” respectively.

Effecting ATII’s Initial Business Combination

General

ATII is not presently engaged in and ATII will not engage in, any substantive commercial business until it completes the Business Combination with Forge Nano or an initial business combination with another target business during the Completion Window.

Fair Market Value of Target Business

The rules of Nasdaq require that ATII must consummate an initial business combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of ATII’s signing a definitive agreement in connection with its initial business combination. The ATII Board determined that this test was met in connection with the proposed Business Combination.

Approval by Holders of ATII Ordinary Shares of Business Combination

ATII is seeking approval of the holders of ATII Ordinary Shares of the Business Combination at the extraordinary general meeting to be held virtually via website at           Eastern Time on           , 2026 (unless the extraordinary general meeting is adjourned or postponed), at which any ATII Public Shareholders may elect to redeem their ATII Public Shares, regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold such ATII Public Shares on the Record Date, into their pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the Trust Account and not previously released to us (net of taxes payable, if any). Notwithstanding the foregoing, any ATII Public Shareholder, together with any affiliate of such ATII Public Shareholder or any other person with whom such ATII Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its ATII Public Shares with respect to more than an aggregate of 15% of the ATII Public Shares then issued and outstanding. Accordingly, if any ATII Public Shareholder, alone or acting in concert or as a “group”, seeks to redeem more than 15% of the ATII Public Shares then issued and outstanding, then any such shares in excess of that 15% limit would not be redeemed.

The Sponsor, the ATII Directors and the officers of ATII have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in the case of the Sponsor, subject also to the terms and conditions contemplated by the Purchaser Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex C, and waive its Redemption Rights in connection with the consummation of the Business Combination with respect to any ATII Ordinary Shares held by them.

The Sponsor, which includes among its members each of the directors and officers of ATII, and BTIG collectively own 6,590,000 ATII Ordinary Shares. As a result, as of the date of this proxy statement/prospectus, the Sponsor, the Insiders and BTIG collectively own approximately 22.27% of the issued and outstanding ATII Ordinary Shares. Accordingly, 13,136,667 additional votes of holders of ATII Ordinary Shares will be required to approve, by Special Resolution of the holders of ATII Ordinary Shares, the Domestication Merger Proposal and the Organizational Documents Proposal, while 8,205,001 additional votes of holders of ATII Ordinary Shares will be required to approve, by Ordinary Resolution of the holders of ATII Ordinary Shares, the Business Combination Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Advisory Organizational Documents Proposals, the Equity Incentive Plan Proposal and, if presented, the Adjournment Proposal.

Liquidation if No Business Combination

If ATII has not completed the Business Combination with Forge Nano during the Completion Window, or has not completed another initial business combination during the Completion Window, ATII will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the 23,000,000 outstanding ATII Public Shares, at a per-ATII Public Share price, payable in cash, equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (net of any taxes payable, if any, less up to $100,000 of interest to pay winding up and dissolution expenses), by (ii) the number of then issued and outstanding ATII Public Shares, which redemption will completely extinguish ATII Public Shareholders’ rights as holders of ATII Ordinary Shares (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining holders of ATII Ordinary Shares and the ATII Board, liquidate and dissolve, subject in each case to its obligations under the Companies Act to provide for claims of creditors and the requirements of other applicable law.

The Sponsor entered into the Insider Letter with ATII in connection with the IPO, pursuant to which it waived its rights to liquidating distributions from the Trust Account with respect to its ATII Ordinary Shares in the event ATII fails to complete its initial business combination during the Completion Window. However, if the Sponsor owns any ATII Public Shares, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to such ATII Public Shares in the event ATII fails to complete its initial business combination during the Completion Window.

The Sponsor, the ATII Directors and officers of ATII have agreed, pursuant to a written agreement with ATII, that they will not propose any amendment to the Current Charter (A) to modify the substance or timing of ATII’s obligation to allow for redemption in connection with ATII’s initial business combination or to redeem 100% of its ATII Public Shares if it does not complete its initial business combination during the Completion Window or (B) with respect to any other material provision relating to shareholders’ rights or pre-initial business combination activity, unless ATII provides its ATII Public Shareholders with the opportunity to redeem their ATII Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding ATII Public Shares.

ATII expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing ATII’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, ATII may request the trustee to release to ATII an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the Trust Account could, however, become subject to the claims of ATII’s creditors which would have higher priority than the claims of ATII Public Shareholders. ATII cannot assure holders of ATII Public Shares that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $10.00. See “Risk Factors — Risks Related to the Business Combination and ATII — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in ATII’s IPO)” and other risk factors contained herein. While ATII intends to pay such amounts, if any, ATII cannot assure holders of ATII Public Shares that ATII will have funds sufficient to pay or provide for all creditors’ claims.

Although ATII will seek to have all vendors, service providers (other than ATII’s independent auditors), prospective target businesses and other entities with which ATII does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of ATII Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against ATII’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, ATII’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where ATII may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where ATII is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of ATII Public Shares, if ATII has not completed ATII’s initial business combination during the Completion Window, or upon the exercise of a Redemption Right in connection with ATII’s initial business combination, ATII will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than ATII’s independent auditors) for services rendered or products sold to us, or a prospective target business with which ATII has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.05 per ATII Public Share or (ii) such lesser amount per ATII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share, due to reductions in value of assets in the Trust Account, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under ATII’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. ATII has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and ATII believes that the Sponsor’s only assets are securities of ATII and, therefore, the Sponsor may not be able to satisfy those obligations. None of ATII’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.05 per ATII Public Share or (ii) such lesser amount per ATII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share, due to reductions in value of the assets in the Trust Account, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, ATII’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While ATII currently expects that ATII’s independent directors would take legal action on ATII’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that ATII’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, ATII cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors — Risks Related to the Business Combination and ATII — If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in ATII’s IPO)” and other risk factors contained herein.

ATII will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than ATII’s independent auditors), prospective target businesses and other entities with which ATII does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under ATII’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

If ATII files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency or bankruptcy law, and may be included in ATII’s insolvency estate and subject to the claims of third parties with priority over the claims of holders of ATII Ordinary Shares. To the extent any insolvency claims deplete the Trust Account, ATII cannot assure you ATII will be able to return $10.00 per share to ATII Public Shareholders. Additionally, if ATII files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by holders of ATII Ordinary Shares could be viewed under applicable debtor/creditor and/or insolvency or bankruptcy laws as a voidable performance. As a result, an insolvency or bankruptcy court could seek to recover some or all amounts received by holders of ATII Ordinary Shares. Furthermore, the ATII Board may be viewed as having breached its fiduciary duty to ATII’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying ATII Public Shareholders from the Trust Account prior to addressing the claims of creditors. ATII cannot assure you that claims will not be brought against us for these reasons.

ATII Public Shareholders will be entitled to receive funds from the Trust Account only upon the earliest to occur of: (1) ATII’s completion of an initial business combination during the Completion Window, and then only in connection with those ATII Public Shares that such ATII Public Shareholder properly elected to redeem, subject to the limitations described herein; (2) at least one day after the Domestication Merger Effective Time, the redemption of any ATII Public Shares properly submitted in connection with a vote of the holders of ATII Ordinary Shares to amend the Current Charter (A) to modify the substance or timing of ATII’s obligation to allow redemption in connection with ATII’s initial business combination during the Completion Window or to redeem 100% of the ATII Public Shares if ATII does not complete ATII’s initial business combination during the Completion Window or (B) with respect to any other material provision relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the ATII Public Shares if ATII has not completed an initial business combination during the Completion Window, subject to applicable law. In no other circumstances will any ATII Public Shareholder have any right or interest of any kind to or in the Trust Account. Holders of ATII Public Warrants will not have any right to the proceeds held in the Trust Account with respect to the ATII Public Warrants pursuant to the Current Charter and the ATII Warrant Agreement.

Facilities

ATII currently utilizes office space 2093 Philadelphia Pike #1968, Claymont, DE 19703 as its executive offices. ATII considers its current office space, adequate for ATII’s current operations.

Employees

ATII currently has two officers. Members of ATII’s management team are not obligated to devote any specific number of hours to ATII’s matters but they intend to devote as much of their time as they deem necessary to ATII’s affairs until ATII has completed ATII’s initial business combination during the Completion Window. The amount of time that any members of ATII’s management team will devote in any time period will vary based on whether a target business has been selected for ATII’s business combination and the current stage of the Business Combination process.

Competition

If ATII succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Forge Nano’s competitors. ATII cannot assure you that, subsequent to the Business Combination, Pubco will have the resources or ability to compete effectively. Information regarding Pubco’s competition is set forth in the sections entitled “Information about Forge Nano — Competition.”

Legal Proceedings

There are no legal proceedings pending against ATII.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ATII PRIOR TO
THE BUSINESS COMBINATION

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
Dr. Eric R. Ball	62	Chairman of the Board
Long Long	41	Chief Executive Officer and Director
Daniel L. Sheehan	72	Chief Financial Officer
Stephen N. Cannon	58	Director
Jack Crawford	59	Director
Vishwesh Pai	41	Director

Board of Archimedes III since January 2026. Since 2022, Dr. Ball has served as a Board member and the Chair of the Audit Committee of SoundHound AI, Inc. Since 2016, Dr. Ball has been a Founding Managing Partner of Cerracap Impact Venture Capital (CIVC, fka Impact Venture Capital), a Silicon Valley based venture firm investing in early-stage applied-AI start-up companies. From 2021 until 2022, Dr. Ball served as Chairman of the Board of Archimedes Tech SPAC Partners Co., a blank check company with $133 million held in trust which consummated its business combination with SoundHound AI, Inc. in April 2022. From 2015 until 2016, Dr. Ball served as Chief Financial Officer for C3 AI, an enterprise AI software provider. From 2005 to 2015, Dr. Ball served as Senior Vice President and Treasurer for Oracle. Prior to 2005, Dr. Ball served in a variety of finance roles at Flextronics International, Cisco Systems, Avery Dennison, and AT&T. Dr. Ball has served as Chairman of the Board of CapConnect+, a start-up company that is focused on linking corporate bond issuers to their institutional buyers, since 2020. Dr. Ball has also served as an advisor to Kyriba, a private treasury management software provider, since 2017. Dr. Ball served as a Board member and Audit Chairman of Glu Mobile Inc, a developer and publisher of mobile games, from 2013 to 2021. Dr. Ball received his Ph.D. in management at the Drucker School of Management — Claremont Graduate University. Dr. Ball received his MBA in finance and a Master of Arts degree in economics from the University of Rochester. Dr. Ball graduated with honors from the University of Michigan with a Bachelor of Arts degree in Economics. Dr. Ball is also the co-author of the book “Unlocking the Ivory Tower.”

Long Long has been our Chief Executive Officer and a director since June 2024 and our Chief Financial Officer from June 2024 until February 2025. Mr. Long has served as a director of Archimedes III since December 2025 and served as its Chief Executive Officer from December 2025 to April 2026. From 2020 to 2022, Mr. Long served as the Chief Financial Officer of Archimedes Tech SPAC Partners Co., which consummated its business combination with SoundHound AI, Inc. in April 2022. From 2020 to 2022, Mr. Long served as Chief Financial Officer of Global SPAC Partners Co., a blank check company with $169 million held in trust which consummated its business combination with Gorilla Technology Group Inc. in 2022. From 2019 to 2022, Mr. Long served as Chief Financial Officer of Ackrell SPAC Partners I Co., a blank check company with $140 million held in trust which liquidated its trust and delisted from Nasdaq in August 2022. From 2017 to 2019, Mr. Long was Vice President of Twelve Seas Sponsors I LLC, sponsor of Twelve Seas Investment Company, a blank check company with $207 million held in trust that consummated its initial business combination with Brooge Energy Limited in December 2019. From 2006 to 2016, Mr. Long worked for IBM in a variety of Corporate Finance, Audit, and Managerial roles, both within the U.S. and internationally. From 2015 to 2016, Mr. Long served as Finance Controller for IBM China’s Consulting Business Unit and Sales Channels. From 2013 to 2014, Mr. Long served as Strategy and Planning Manager for IBM China and, from January 2012 to December 2012, as a Senior Finance Analyst for IBM China. From 2010 to 2011, Mr. Long served as Internal Auditor for IBM’s Asia Pacific region and, from 2006 to 2009, as a financial analyst for IBM’s worldwide operations. Mr. Long graduated from Washington University in St. Louis with a Bachelor of Science and Business Administration degree, majoring in Finance and a Bachelor of Science degree, majoring in Electrical Engineering.

Daniel L. Sheehan has served as our Chief Financial Officer since February 2025. Mr. Sheehan has served as a director of Archimedes III since January 2026. Since 2004, Mr. Sheehan has been the founder and managing partner of Silicon Valley Wealth Law, a law firm specializing in estate planning, tax planning, business planning, and special needs planning. Since 1995, Mr. Sheehan has been an attorney licensed in the State of California. From 2021 to 2022, Mr. Sheehan served as Chief Operating Officer of Archimedes Tech SPAC Partners Co., which consummated its business combination with SoundHound AI, Inc. in April 2022. From 2020 to 2022, Mr Sheehan served as a director of Ackrell SPAC Partners I Co. Mr. Sheehan has designed and drafted over 1,000 estate plans for clients throughout Silicon Valley. Mr. Sheehan has expertise in handling federal and state income tax matters and disputes, in the formation and operation of business entities, and has provided strategic planning and technology enhancement guidance to new business ventures and established companies. Mr. Sheehan has senior management experience with companies in a range of industries, including computer-aided manufacturing, real estate development, health care, mining, and law. Mr. Sheehan has frequently consulted with venture capitalists to review and advise them about investment opportunities. From 2011 to 2013, Mr. Sheehan was Chief Executive Officer of North Star Resources, a provider of technology for the extraction and refining of precious and strategic metals. From 1996 to 2004, Mr. Sheehan was a partner in the law firm of Davidson, Sheehan & Jewel. Mr. Sheehan graduated from St. Mary’s College of California with a Bachelor of Arts degree in Business Management with honors. Mr. Sheehan received his Juris Doctor from the University of San Francisco School of Law.

Stephen N. Cannon has served as our director since February 2025. Since 2014, Mr. Cannon has been President of Everest Partners Limited, a privately-owned investment firm focused on Asian private investments. From 2020 to 2022, Mr. Cannon served as Chief Executive Officer and President of Archimedes Tech SPAC Partners Co., which consummated its business combination with SoundHound AI, Inc. in April 2022. From 2020 to 2022, Mr. Cannon served as Chief Operating Officer and President of Global SPAC Partners Co. From 2019 to 2022, Mr. Cannon served as Chief Operating Officer and President of Ackrell SPAC Partners I Co. From 2017 to 2019, Mr. Cannon served as Chief Financial Officer of Twelve Seas Investment Company, which consummated its initial business combination with Brooge Energy Limited in December 2019. From 2017 to 2019, Mr. Cannon served as President, Chief Financial Officer and a director of CM Seven Star Acquisition Corp., a Nasdaq-listed SPAC, sponsored by a leading Chinese private equity firm, which consummated its business combination with Kaixin Auto Holdings in April 2019. From 2014 to 2016, Mr. Cannon served as Chief Executive Officer and a director of DT Asia Acquisition Corp, a Nasdaq-listed SPAC, which consummated its business combination with China Direct Lending Corp. in July 2016. From 2010 to 2014, Mr. Cannon was a Partner and Head of China for RedBridge Group Ltd., a boutique merchant banking firm focused on Chinese and Arabian Gulf cross-border investments. From 2009 to 2014, Mr. Cannon was a registered representative of, and senior advisor to, Ackrell Capital. From 2007 to 2010, Mr. Cannon served as Chief Financial Officer and a director of Hambrecht Asia Acquisition Corp., a Nasdaq-listed SPAC, which consummated its business combination with SGOCO Technology Ltd in April 2010. From 2005 to 2008, Mr. Cannon served as a Managing Director of Asian investment banking for WR Hambrecht+Co. Prior to WR Hambrecht+Co., Mr. Cannon worked at ABN AMRO, Donaldson, Lufkin & Jenrette, Smith Barney Shearson and Salomon Brothers. Mr. Cannon graduated from the University of Notre Dame with a Bachelor of Arts degree in Economics and a Bachelor of Science degree, majoring in Mechanical Engineering.

Jack Crawford has served as our director since February 2025. Mr. Crawford has been a Founding Managing Partner of CIVC since 2016. Previously, Mr. Crawford was a General Partner at Velocity Venture Capital from 2013 to 2016 where he managed the venture portfolio of Oracle. Prior to 2013, Mr. Crawford was an angel investor in various companies and served as a mentor in a startup accelerator program in partnership with the University of Pacific and, before that, Mr. Crawford was a Certified Public Accountant with PriceWaterhouseCooper. Mr. Crawford has also served as a member of the Board of Cornami, Inc. since 2017 and a guest lecturer and adjunct Professor for the MBA program at University of Southern California on venture capital and entrepreneurship since 2020. Mr. Crawford was the recipient of the Kauffman Fellows Leadership Award upon graduation from the Kauffman Fellows Program in 2013 and he also served as an adjunct professor for multiple MBA programs with the University of Southern California and the University of Pacific through the Kauffman Fellows Program.

Vishwesh Pai has served as our director since February 2025. Mr. Pai has served as a director of Archimedes III since January 2026. Since 2022, Mr. Pai has served as a Founding General Partner of Alphatron Capital, a US-based venture firm investing in growth-stage start-up companies. Until early 2026, Mr. Pai served as Head of Product for JSM at Atlassian. Prior to that until early 2025, Mr. Pai was a Senior Director of Product Management at for the AI Platform at ServiceNow. From 2021 to 2022, Mr. Pai served as a technology advisor to Archimedes Tech SPAC Partners Co. From 2018 to 2021, Mr. Pai was the Head of Product in Amazon for the Amazon Alexa Multimodal Cloud Platform. From 2016 to 2018, Mr. Pai was a Director of Product Management at Samsung. Prior to 2015, Mr. Pai held various software and engineering roles in Infosys Technologies, Qualcomm Inc., and Ayla Networks. Mr. Pai graduated from Visvesvaraya Technological University with a Bachelor of Engineering degree, from North Carolina State University with a Master of Science degree in Computer Engineering, and from the University of California, Berkeley, Haas School of Business with a Master of Business Administration degree.

Number, Terms of Office and Appointment of Directors and Officers

The ATII Board consists of five members and is divided into three classes. Each of our directors has a term of three years with only one class of directors being elected in each year. Subject to any other special rights applicable to the shareholders, any vacancies on our board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of our board of directors or by a majority of the holders the ATII Ordinary Shares (or, prior to our initial business combination, holders of our Founder Shares). There is no cumulative voting with respect to the appointment of directors.

Our officers are appointed by the ATII Board and serve at the discretion of the ATII Board, rather than for specific terms of office. The ATII Board is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board has determined that each of Dr. Eric R. Ball, Stephen N. Cannon, Jack Crawford and Vishwesh Pai is an independent director under applicable SEC rules and Nasdaq listing standards.

Executive Officer and Director Compensation

None of our directors or officers have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on Nasdaq through the earlier of consummation of our initial business combination and our liquidation, we will pay our sponsor a total of $10,000 per month for office space, administrative and support services. Our sponsor, directors and officers, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, directors, officers or our or any of their affiliates. Members of our management team own, directly or indirectly, membership interests in our sponsor representing approximately 73.0% of the economic interests of the sponsor.

After the completion of our initial business combination, directors or members of our team who remain with us may be paid consulting, management or other compensation from the combined company. All compensation will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with a proposed business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our officers after the completion of our initial business combination will be determined by a compensation committee constituted solely by independent directors.

We are not party to any agreements with our directors and officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence our management’s motivation in identifying or selecting a target business, and we do not believe that the ability of our management to remain with us after the consummation of our initial business combination should be a determining factor in our decision to proceed with any potential business combination.

Committees of the ATII Board

The ATII Board currently has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by the ATII Board and has the composition and responsibilities described below. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the board of directors. The members of our audit committee are Eric R. Ball, Jack Crawford and Vishwesh Pai. Dr. Ball serves as chair of the audit committee. All members of our audit committee are independent directors under Nasdaq corporate governance rules and Rule 10A-3 of the Exchange Act.

Each member of the audit committee is financially literate and the ATII Board has determined that Dr. Ball qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

●	assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm;
●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other registered public accounting firm engaged by us;
●	pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm has with us in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. The members of our compensation committee are Stephen N. Cannon and Jack Crawford. Mr. Cannon serves as chair of the compensation committee. We have adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
●	reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;
●	reviewing our executive compensation policies and plans;
●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;
●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
●	producing a report on executive compensation to be included in our annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of the board of directors. The members of our nominating and corporate governance committee are Dr. Eric R. Ball, Stephen N. Cannon and Vishwesh Pai. Mr. Cannon serves as chair of the nominating and corporate governance committee. We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

●	identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board of directors, and recommending to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;
●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our public shares will not have the right to recommend director candidates for nomination to our board of directors.

Clawback Policy

We have adopted a compensation recovery policy that is compliant with Nasdaq listing rules as required by the Dodd-Frank Act.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (“Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

How to Obtain the Code of Ethics and Committee Charters

ATII has filed copies of its code of ethics, audit committee charter, compensation committee charter and nominating and corporate governance committee charter as exhibits to its registration statement filed in connection with its IPO. You may review these documents by accessing its public filings at the SEC’s website at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request. See “Where You Can Find More Information.”

Conflicts of Interest

Under Cayman Islands law, directors and officers owe fiduciary duties to the company including the following:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
●	duty to exercise authority for the purpose for which it is conferred;
●	duty to not improperly fetter the exercise of future discretion;
●	duty to exercise powers fairly as between different classes of shareholders;
●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care and skill, which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position at the expense of the company. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders; provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Our team, in their capacities as directors, officers or employees of our sponsor or its affiliates or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by our sponsor, or third parties, before they present such opportunities to us, subject to his or her fiduciary duties under Cayman Islands law and any other applicable fiduciary duties.

Our sponsor and members of our team, who have not had any prior experience with special purpose acquisition companies, are also not prohibited from sponsoring, investing or otherwise becoming involved with, any other blank check companies (including, without limitation, Archimedes Tech SPAC Partners III Co. (“Archimedes III”)), including in connection with their initial business combinations, prior to us completing our initial business combination, and certain of them expect to do so in the future. Any such involvement may result in conflicts of interest as described above.

Our directors and officers presently have, and any of them in the future may have, additional, fiduciary or contractual obligations to other entities (including, without limitation, Archimedes III) pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of our directors or officers becomes aware of a business combination opportunity that is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she may need to honor these fiduciary or contractual obligations to present such business combination opportunity to such entity, or in the case of a non-compete restriction, may not present such opportunity to us at all. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. In addition our amended and restated articles of association will contain provisions to exculpate and indemnify, to the maximum extent permitted by law, such persons in respect of any liability, obligation or duty to the company that may arise as a consequence of such persons becoming aware of any business opportunity or failing to present such business opportunity. Our directors and officers are also not required to commit any specified amount of time to our affairs, and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence.

We do not believe, however, that the fiduciary duties or contractual obligations of our directors or officers will materially affect our ability to identify and pursue business combination opportunities or complete our initial business combination.

Potential investors should also be aware of the following potential conflicts of interest:

●	None of our directors or officers is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.
●	In the course of their other business activities, our directors and officers may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated (including, without limitation, Archimedes III). Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see “— Directors, Director Nominees and Officers.”
●	Pursuant to the Insider Letter, our initial shareholders, directors and officers have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the consummation of our initial business combination. Additionally, our initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares if we fail to consummate our initial business combination during the Completion Window. However, if our initial shareholders (or any of our directors, officers or affiliates) acquire Public Shares, they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if we fail to consummate our initial business combination within the prescribed time frame. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the ATII Private Warrants held in the trust account will be used to fund the redemption of our Public Shares, and the ATII Private Warrants will expire worthless. With certain limited exceptions, pursuant to such letter agreement, our initial shareholders, directors and officers have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of: (1) one year after the completion of our initial business combination; and (2) subsequent to our initial business combination (x) if the last reported sale price of the ATII Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share capitalization, share subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after our initial business combination or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of our public shareholders having the right to exchange their ATII Ordinary Shares for cash, securities or other property. With certain limited exceptions, the ATII Private Warrants and the ATII Ordinary Shares underlying such warrants, will not be transferable, assignable or saleable by our sponsor until 30 days after the completion of our initial business combination. Since our sponsor and our team may directly or indirectly own ATII Ordinary Shares and ATII Warrants, our directors and officers may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.
●	Our directors and officers may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following our initial business combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.
●	Our directors and officers may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such directors and officers was included by a target business as a condition to any agreement with respect to our initial business combination.

The conflicts described above may not be resolved in our favor.

Accordingly, as a result of multiple business affiliations, our directors and officers have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table summarizing the entities to which our directors and officers currently have fiduciary duties or contractual obligations:

Below is a table summarizing the entities to which the executive officers and directors of ATII currently have fiduciary duties or contractual obligations:

Individual	Entity	Entity’s Business	Affiliation
Eric R. Ball	Archimedes Tech SPAC Partners III Co.	Special purpose acquisition company	Chairman of the Board

	SoundHound AI, Inc.	voice AI and speech recognition company	Board Member

	Cerracap Impact Venture Capital (CIVC, fka Impact Venture Capital)	venture capital firm	General Partner

Long Long	Archimedes Tech SPAC Partners III Co.	Special purpose acquisition company	Board Member

Daniel L. Sheehan	Archimedes Tech SPAC Partners III Co.	Special purpose acquisition company	Board Member

	Silicon Valley Wealth Law	Lawfirm	Managing Partner

Stephen N. Cannon	Everest Partners Limited	investment firm	President

Jack Crawford	Cerracap Impact Venture Capital (CIVC, fka Impact Venture Capital)	venture capital firm	Managing Partner

	Cornami, Inc.	AI semiconductor development company	Board Member

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ATII

References to “our,” “us” or “we” refer to Archimedes Tech SPAC Partners II Co. The following discussion and analysis of ATII’s financial condition and results of operations should be read in conjunction with the ATII financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Special Note Regarding Forward-Looking Statements

This section of the proxy statement/prospectus includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Quarterly Report including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the “Risk Factors” section of the Company’s final prospectus for its initial public offering (the “IPO”) filed with the SEC. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a blank check company incorporated in the Cayman Islands on June 7, 2024 formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash derived from the proceeds of the IPO (as defined below) and the sale of the ATII Private Units (as defined below), our shares, debt or a combination of cash, shares and debt.

On April 20, 2026, ATII, Pubco, Merger Sub I, Merger Sub II and Forge Nano entered into the Merger Agreement, pursuant to which, and subject to the terms and conditions set forth therein, ATII will re-domicile and become a Delaware corporation by merging with Pubco, following which the separate corporate existence of ATII will cease and Pubco will continue as the surviving corporation. At the Domestication Merger Effective Time, Pubco will adopt Delaware organizational documents, which will provide, among other things, that the name of Pubco will be changed to “Forge Nano Holdings Inc.”

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

While we may pursue a business combination target in any business, industry or geographical location, we intend to focus our search for businesses in the technology industry, and our focus will be on the artificial intelligence, cloud services and automotive technology sectors. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The registration statement for the Company’s IPO was declared effective on February 10, 2025. On February 12, 2025, we consummated our IPO of 23,000,000 ATII Public Units, including the exercise in full by the underwriters of an option to purchase up to 3,000,000 Units to cover over-allotments. Each Unit consists of one ATII Public Share and one-half of one ATII Public Warrant, with each whole ATII Public Warrant entitling the holder thereof to purchase one ATII Public Share for $11.50 per share (subject to adjustment). The ATII Public Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $230,000,000.

Simultaneously with the closing of the IPO, we consummated a private placement of an aggregate of 840,000 ATII Private Units to the sponsor and BTIG at a price of $10.00 per unit, generating total proceeds of $8,400,000. Of those 840,000 ATII Private Units, the sponsor purchased 530,000 ATII Private Units and BTIG purchased 310,000 ATII Private Units. The ATII Private Units are identical to the ATII Public Units sold in the IPO, except that the ATII Private Units, including the underlying securities, may not be transferable, assignable or salable by the sponsor until the consummation of our initial business combination, subject to certain limited exceptions. The sponsor and BTIG were granted certain demand and piggyback registration rights in connection with the purchase of the ATII Private Units. No underwriting discounts or commissions were paid with respect to such sale. The ATII Private Units were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Following the closing of the IPO, a total of $231,150,000 of the net proceeds from the sale of ATII Public Units in the IPO (including the over-allotment option ATII Public Units) and the private placement of the ATII Private Units, were placed in the Trust Account with Odyssey Transfer and Trust Company acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to us to pay our taxes, if any, the funds held in the trust account will not be released from the trust account until the earliest to occur of: (1) our completion of an initial business combination during the Completion Window; (2) the redemption of any ATII Public Shares properly submitted in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of ATII Public Shares if we do not complete our initial business combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of our public shares if we have not completed an initial business combination within the Completion Window, subject to applicable law. The funds in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations and/or held as cash or cash items (including in demand deposit accounts).

We have until the expiration of the Completion Window to consummate an initial business combination. We may hold a shareholder vote at any time to amend our amended and restated memorandum and articles of association to modify the amount of time we will have to consummate an initial business combination (as well as to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within the prescribed time periods or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity). Our sponsor, executive officers and directors have agreed that they will not propose any such amendment unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of funds withdrawn to pay our taxes), divided by the number of then issued and outstanding public shares, subject to certain limitations.

If we do not complete our initial business combination within the completion window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject, in each case, to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination, including interest (net of funds withdrawn to pay our taxes), divided by the number of then issued and outstanding public shares, subject to certain limitations. Our public shareholders will be permitted to redeem their shares regardless of whether they abstain, vote for, vote against, or vote at all with respect to the proposed business combination. There will be no redemption rights upon the completion of our initial business combination with respect to our warrants. Our sponsor, directors and officers have entered into the Insider Letter, pursuant to which they have agreed to waive their redemption rights with respect to any shares held by them in connection with the completion of our initial business combination.

If a shareholder vote on our initial business combination is not required by law and we do not decide to hold a shareholder vote for business or other legal reasons, we will offer to redeem our public shares pursuant to Rule 13e-4 and Regulation 14E under the Exchange Act, and will file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about our initial business combination and the redemption rights as is required under Regulation 14A under the Exchange Act.

Results of Operations

Three Months Ended March 31, 2026 compared to Three Months Ended March 31, 2025

We have neither engaged in any operations nor generated any revenues to date. Our only activities from inception through March 31, 2026 were organizational activities, those necessary to prepare for the IPO, and, following the IPO, identifying a target company and negotiating for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on demand deposits held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2026, we had a net income of $1,704,803, which consists of interest earned on cash held in Trust Account of $2,141,962 and interest earned on cash in bank account of $11,514, offset by general and administrative expenses of $488,673.

For the three months ended March 31, 2025, we had a net income of $1,159,223, which consists of interest income on cash held in Trust Account of $1,305,884 and interest earned on cash in bank account of $10,790, offset by general and administrative expenses of $157,451.

Year Ended December 31, 2025 compared to the period from June 7, 2024 (inception) through December 31, 2024

For the year ended December 31, 2025, we had a net income of $7,986,738, which consists of interest earned on cash held in the trust account of $8,710,969 and interest earned on cash in our operating account of $61,744, offset by general and administrative expenses of $785,975.

For the period from June 7, 2024 (inception) through December 31, 2024, we had a net loss of $78,700, which consisted of general and administrative expenses.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was an initial purchase of ATII Public Shares by the sponsor and loans from the sponsor, which were repaid simultaneously with the closing of the IPO.

On February 12, 2025, we consummated the IPO of 23,000,000 ATII Public Units, which included the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per ATII Public Unit, generating gross proceeds of $230,000,000. Each ATII Public Unit consists of one ATII Public Share and one-half of one ATII Public Warrant, each whole ATII Public Warrant entitling the holder thereof to purchase one ATII Public Share at an exercise price of $11.50 per share, subject to adjustment. Simultaneously with the closing of the IPO, we consummated the sale of an aggregate of 840,000 ATII Private Units at a price of $10.00 per ATII Private Unit in a private placement to the Sponsor and BTIG, generating gross proceeds of $8,400,000.

Following closing of the IPO and the sale of the ATII Private Units, a total of $231,150,000 was placed in the trust account. We incurred $13,175,520 in transaction costs, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $525,520 of other offering costs.

Three Months Ended March 31, 2026 compared to Three Months Ended March 31, 2025

For three months ended March 31, 2026, cash used in operating activities was $208,688. Net income of $1,704,803 was reduced by the interest earned on cash held in Trust Account of $2,141,962 and increased by the general and administrative expenses paid by related parties of $4,283. Changes in operating assets and liabilities provided $224,188 of cash for operating activities.

For the three months ended March 31, 2025, cash used in operating activities was $254,007. Net income of $1,159,223 was reduced by the interest earned on cash held in Trust Account of $1,305,884, and increased by the general and administrative expenses paid through promissory note — related party of $51,600 and general and administrative expenses paid by related parties of $2,926. Changes in operating assets and liabilities used $161,872 of cash for operating activities.

As of March 31, 2026, we had cash held in Trust Account of $242,002,931, which was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations and/or held as cash or cash items (including in demand deposit accounts). We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our initial business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2026, we had cash outside the Trust Account of $1,077,839. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

Year Ended December 31, 2025 compared to the period from June 7, 2024 (inception) through December 31, 2024

For the year ended December 31, 2025, cash used in operating activities was $739,050. Net income of $7,986,738 was reduced by the interest earned on cash held in the trust account of $8,710,969, and increased by the general and administrative expenses paid through a promissory note — related party of $51,600 and general and administrative expenses paid by related parties of $16,603. Changes in operating assets and liabilities used $83,022 of cash for operating activities.

For the period from June 7, 2024 (inception) through December 31, 2024, cash used in operating activities was $0. Net loss of $78,700 was increased by the general and administrative expenses paid by the sponsor in exchange for the issuance of Founder Shares of $3,880, and increased by the general and administrative expenses paid through a promissory note — related party of $51,820. Changes in operating assets and liabilities provided $23,000 of cash for operating activities.

As of December 31, 2025, we had cash held in the Trust Account of $239,860,969 to be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations and/or held as cash or cash items (including in demand deposit accounts). We may withdraw interest from the trust account to pay taxes, if any. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account (less income taxes payable), to complete our initial business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2025, we had cash of $1,362,766. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that an initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit, at the option of the lender. The units would be identical to the ATII Private Units. As of the date of this proxy statement/prospectus, ATII had no borrowings under such loans.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon consummation of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination.

Period from June 7, 2024 (inception) through December 31, 2024

As of December 31, 2024, we had no cash. Until the consummation of the IPO, our only source of liquidity was an initial purchase of ATII Public Shares by the Sponsor and loans from our Sponsor.

On February 12, 2025, the Company consummated the IPO of 23,000,000 ATII Public Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 ATII Public Units, at $10.00 per unit, generating gross proceeds of $230,000,000. Each ATII Public Unit consists of one ATII Public Share, par value $0.0001 per share, and one-half of one redeemable ATII Public Warrant, each whole ATII Public Warrant entitling the holder thereof to purchase one ATII Public Share at an exercise price of $11.50 per share, subject to adjustment. Simultaneously with the closing of the IPO, ATII consummated the sale of an aggregate of 840,000 ATII Private Units at a price of $10.00 per unit in a private placement to the Sponsor and BTIG, the representative of the underwriters in the IPO (“BTIG”), generating gross proceeds of $8,400,000.

Following the IPO, the full exercise of the over-allotment option, and the sale of the ATII Private Units, a total of $231,150,000 was placed in the Trust Account. We incurred $13,175,520, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $525,520 of other offering costs.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off- balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the sponsor a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on February 10, 2025 and will continue to incur these fees monthly until the earlier of the completion of the initial business combination and our liquidation.

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could materially differ from those estimates. As of December 31, 2025, we did not have any critical accounting estimates to be disclosed.

BUSINESS OF FORGE NANO

Unless otherwise indicated or the context otherwise requires, all references in this section to “Forge Nano,” “we,” “us,” “our” and other similar terms refer to Forge Nano and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its consolidated subsidiaries after giving effect to the Business Combination.

Our Mission

Forge Nano’s mission is to apply its unique atomic layer deposition (“ALD”) solutions to advanced materials to foster more efficient, better performing and safer products. Our scalable, adaptable technology platforms Atomic Armor for powders and ALDx for semiconductor manufacturing, strengthen the systems powering modern life, from energy and defense to advanced technologies and advanced materials.

Company Overview

Founded in 2011, Forge Nano is a leading innovator in ALD, a process that provides perfectly conformal, atom-thin coatings on surfaces, wafers and powders. Invented in the 1960s, ALD is a well-understood coating solution. However, attempts to apply ALD to commercial products have largely failed, as the process has historically been too slow and inefficient to be of general utility outside of the semiconductor manufacturing industry. Despite these shortcomings, ALD continues to be employed in semiconductor manufacturing as chip sizes have diminished to the atomic scale.

In the semiconductor space, with our unique wafer tools, Forge Nano applies our ALDx technology to solve scale, speed and efficiency problems, making it a superior coating solution compared to chemical vapor deposition (“CVD”), physical vapor deposition (“PVD”) or any other thin-film coating technology used in semiconductor manufacturing. Our tools produce passivation layers for 3D devices, high-K dielectrics, and conformal films for emerging sensors and power devices, helping to improve efficiency and overcome limitations in traditional manufacturing.  Forge Nano’s tools, which, according to our calculations and available data, run at approximately 10 times the speed yet consume a fraction of the costly precursor use of our competitors’ ALD tools, can improve manufacturing yields by delivering higher fidelity of coatings, thus lowering manufacturing costs. Products sold in the semiconductor space include both our commercial research-scale wafer tools, Tephra, and research-scale Theia tools. Our clients include secured defense contractors and commercial and university labs, and we have a rapidly expanding pipeline.

In the battery cell industry, we believe we have also developed the world’s fastest and most efficient approach to creating ALD coatings on powders on a commercial scale with our Atomic Armor technology. While we have applied Atomic Armor ALD coatings to products as varied as pharmaceuticals, three-dimensional (“3D”) printing material and rocket fuel, Forge Nano has been focused on lithium-ion (“li-ion”) batteries for nearly 15 years. These conformal, ultra-thin coatings fundamentally change a material’s surface properties without altering its core structure, unlocking enhanced performance and novel functionalities for a wide range of applications. We have fully commercialized our research-scale tools, Pandora and Prometheus, and our commercial-scale tools, Lithos and Circe.

By applying our patented ALD coatings to battery anode and cathode powders (the main components of every li-ion battery), we mitigate the degradation usually encountered in the charging and discharging process while reducing or eliminating the side reactions within the batteries that can produce a thermal runaway. Our Atomic Armor protective coating delivers superior performance by allowing higher operating voltages, which can increase the battery’s overall capacity and energy density by as much as 20% while extending cycle life and reducing gas generation. Applying ALD coatings can significantly reduce or even eliminate the need for costly electrolyte additives, helping reduce the overall manufacturing cost of the battery cell itself. Forge Nano manufactures and sells ALD-enhanced battery cells for a wide array of clients in aerospace, defense, mobility and other non-EV applications.

Forge Nano’s headquarters and manufacturing facility is in Thornton, CO. This 70,605 square foot leased facility houses approximately 80% of our 119 employees as of April 20, 2026. It is home to our prototype manufacturing battery line, a 4,000 square foot dry room launched in 2025 with capacity for one MWh of batteries annually. It also houses our 2,000 square foot cleanroom where our commercial semiconductor tools are manufactured and tested before deployment. The site also features 25,000 square feet of floor space hosting a wide array of research and commercial-scale equipment we use to conduct coating services for clients and for internal development. We believe it is the world’s largest ALD-focused facility in terms of material coating capacity.

Driven by more than 21 GWh of letters of intent and other indications of demand from prospective clients, Forge Nano formed its Forge Battery subsidiary. In 2023, Forge Battery officially launched its effort to build a 277,000 square-foot, 3 GWh battery annual capacity manufacturing facility in Morrisville, NC featuring ALD-coated 21700 cells, suitable for use in the production of mission-

ready battery packs. Forge Battery is developing what we believe will be the first fully U.S.-sourced and manufactured battery available at gigawatt scale, for aerospace, defense, specialty mobility, unmanned airborne vehicles (“UAVs”), data centers and other applications. We anticipate Forge Battery ramping up for commercial offtake in the next few years.

Through selling tools and ALD-coating services, Forge Nano has developed strategic relationships among and received substantial investment from auto-, material-, manufacturing-, mining- and defense-focused companies. With the launch of both our next-generation semiconductor tools and Forge Battery and based on our projected manufacturing capabilities, we aim to reach more than $800 million annually in revenues in the next five (5) years.

Our technology is backed by investments in intellectual property (“IP”), with over 200 owned or in-licensed patents and pending or to-be-filed patent applications spanning multiple aspects of ALD application from li-ion and solid-state batteries to work in additive manufacturing, passive components, pharmaceutical and energetic (explosive/propellant) materials. Our patent estate has been strategically designed to cover materials, processes and equipment, devices (batteries) and application levels, making it difficult for a competitor to do large-scale ALD coating on battery and other critical particles without licensing or designing around Forge Nano intellectual property.

Market Opportunity

We believe that our semiconductor tools have an annual addressable market of $9 billion and growing in 2025, while li-ion batteries are expected to be a $359 billion market by 2034, according to Precedence Research.

Semiconductor Tools

Semiconductor fabricators plan to invest more than $1 trillion in new facilities by 2030 according to McKinsey, by which time the chip market size is expected to be more than $330 billion per year and growing. Much of this growth is expected to be driven by the market for chips to be used in Artificial Intelligence (“AI”) data centers.

We believe Forge Nano’s revolutionary Tephra semiconductor tool not only performs better than the ALD products of its competitors, but is also able to unlock 3D chip manufacturing with its ability to produce conformal coatings at aspect ratios of 1,000:1 in through-silicon and through-glass vias where we believe its competitors can only reach 10:1. These chips are expected to reduce energy consumption and corresponding heat generation by up to 50x. Forge Nano currently has internal tools that we believe work at scales appropriate for realizing this opportunity.

We believe our current tools can supplant existing ALD tools in existing and new semiconductor fabrications, and their speed and efficiency (which are 10 times that of competitors and 1/88th of the required precursors, respectively, according to our calculations and available data) make them ideal to displace the relatively fast but inefficient CVD and PVD tools, which expands their addressable market.

Battery Cells

Forge Nano’s battery opportunity lies in its ability to produce batteries featuring ALD-enhanced superior performance domestically and with a U.S.-supply chain, making them of particular interest to defense contractors and other customers that require enhanced performance. Recently issued restrictions on purchases of foreign batteries for military applications are expected to remain in place for the near future. Many non-defense customers have a similar interest in securing battery supply from non-foreign entities of concern (“FEOCs”). We believe Forge Battery will be the sole manufacturer qualifying as a fully Department of Defense / War (“DOD” or “DOW”)-suitable producer at the time its facility is operational.

As part of Forge Battery’s efforts to reduce execution risk, it has signed term sheets with a non-FEOC Tier 1 battery producer to purchase the producer’s equipment for a 3 GWh production line, to secure their expertise to install and commission that equipment to operate at 90% overall equipment effectiveness, and to receive substantial investment and take-or-pay offtake agreements. The agreements also give Forge Battery the opportunity to purchase primary materials at the battery producer’s scale pricing, helping to bring down bill-of-materials costs. The contract is expected to be finalized in the first half of 2026.

In addition to the above advantages, Forge Nano’s commercial-scale ALD coatings for powder materials do not substantially increase the cost of a battery (coatings for anode, cathode and silicon components together add approximately 3% of the total material cost of cells) and can leverage any existing supply chain. To the contrary, some aspects of the standard battery manufacturing process may become much more efficient with coated materials, potentially dropping the cost.

Other

Beyond semiconductor tools and li-ion batteries, we seek to exploit coating formulations we have already developed for time-release pharmaceuticals, additive manufacturing of metal alloys, magnetics, and other high-value advanced material markets where Forge Nano’s unique ability to coat powders can unlock superior products.

Strategy

Semiconductor – Current

While ALD tools have been used in semiconductor manufacturing processes for decades, use of ALD tools has historically resulted in inefficient manufacturing bottlenecks. Legacy ALD tools traditionally achieve precision through operating slowly and using a great deal of expensive precursor material to produce the conformal coatings required by increasingly small chips. Forge Nano’s solution to this (see “Technology”) addresses these problems with what we believe to be the world’s fastest and most efficient tools, which we believe can coat at aspect ratios far beyond its competitors through its use of its unique turbulent-flow technology.

Entering this market requires taking on well-established, well-capitalized competitors with extensive experience serving equally established customers. Forge Nano is simply too new to the market to approach the largest manufacturers of the traditional semiconductor market with this disruptive tool, regardless of its efficiency.

The first phase of Forge Nano’s commercial development for its semiconductor tool business is in progress with its focus on its 200mm wafer commercial semiconductor manufacturing tool “Tephra,” firmly directed at the edge AI/more-than-Moore applications (sensing, power management, connectivity and related activities). This market segment produces chips used for micro-electro-mechanical systems, power, RF (radio frequency for devices designed to generate, amplify, process, transmit or receive high-frequency electrical signals used in wireless systems), photonics, image sensors and more. These newer, high-growth segments offer fewer barriers to entry and more opportunities to establish defensible beachheads. In contrast to the 300mm market for memory and logic chips, it features a greater number of potential clients seeking efficiencies in production and improvements in yield.

This market segment also includes defense contractors, that are reshoring their manufacturing capabilities and require U.S.-made equipment and materials. Forge Nano’s prior-generation tools have been operating in the field for more than 10 years with some of these clients, but demand for our Tephra tool, as illustrated by our current $60m pipeline, indicates substantial opportunities.

Along with our effort to deploy more tools into the 200mm space, we are expanding service teams to maintain these tools in the field. This will fulfill two requirements of our next phase: earning a reputation for quality tools and superior support and gathering the data required to harden these and the next iterations of these tools to a variety of field conditions and applications.

Semiconductor – Future

In its next phase of commercial development, Forge Nano expects to develop the facilities necessary to expand past the Thornton, CO cleanroom where it can build a maximum of approximately $30 million in tools per year. Since tool manufacturing is largely a function of commercially available components and applied Forge Nano intellectual property, capital required for expansion is largely used to build or acquire cleanroom space, purchase inventory and train technicians. Ideally, we will expand capacity at a rate slightly higher than our addressable sales pipeline.

The final phase in commercial development will be to develop 300mm tools to approach the designers and fabs behind memory and logic. We expect that this process can begin once appropriate resources are allocated to design, development and testing, which we do not expect to cost more than $5–$10 million given the work Forge Nano has already invested in development.

(1)	Forge Nano expects to take share from PECVD and CVD resulting in a higher TAM than the overall ALD market based on deposition speed and accuracy advantages.
(2)	Future Market Insights.
(3)	Valuates Reports.
(4)	Precedence Research.
(5)	The Business Research Company

With a viable and hardened 300mm tool, we will be better positioned to address the more consolidated market of mass-scale chip manufacturers both in the United States and internationally. As AI competition increases, we believe that differentiation in hardware will have a much greater impact for the leading companies than the software going into its AI development. Developing large language models (“LLMs”) no longer presents large barriers to entry for the AI market, as demonstrated by DeepSeek’s use of open source software resulting in training costs estimated to be less than $10 million (relative to OpenAI’s ChatGPT-4 in 2023 costs of approximately $100 million). In contrast to the falling cost of software, the challenge is to deploy hardware that can use increasingly expensive power more efficiently than what is currently available. According to a recent Goldman Sachs analyst report, “As AI demands massive power, reliable and ample power supply is likely to be a key factor shaping the AI race, especially because power infrastructure bottlenecks can be slow to solve.” Forge Nano’s ALDx solution unlocks the ability to make much more efficient chips and can be included in an increasing number of manufacturing steps, which is expected to capture substantial demand.

Note:  Improvement estimates based on theoretical assumptions inclusive of improved performance, lower power consumption and heat reduction.

(1)Ultra high density logic designs using transistor-level monolithic 3D integration;

(2)IEEE Spectrum;

(3)Stanford Energy; and

(4)Electrical Engineering.

Battery Cell Production – Current

Forge Nano decided to apply its commercial-scale powder ALD technology first to li-ion batteries because we felt electrification is an inevitable shift in global power systems. We also believe that the strategic imperative to bring energy storage manufacturing back to the West — especially to the United States — has never been more acute with China representing over 80% of the existing productive capacity. U.S. defense experts agree with this assessment, but competing directly with China has proven difficult for many industries including batteries.

Equally difficult is making inroads to existing battery manufacturing operations with innovative technology, even if it produces vastly superior products. Once a battery factory at gigawatt scale is operational, a difficult and expensive achievement, manufacturers are extremely reluctant to disrupt workflows and formulations to incorporate new technologies. This is true even for battery manufacturers who are investors in Forge Nano.

Our approach to these difficulties is to focus on the most salient aspects of our batteries, high performance and national origin, in markets that require both aspects to be successful among clients that are willing to pay a higher price for a premium product.

Note 1:  The above illustrates individual potential performance improvements to specific cells, not necessarily representative of improvements across one cell product.

We concluded that our target markets should first be those outside electric vehicle (“EV”) applications and large-scale energy-storage systems (“ESS”). Factories producing batteries for EV applications and large-scale ESS require substantial scale, are capital-intensive, are able to capture substantial economies of scale to meet cost requirements and can withstand several years of losses as their products are tested and certified for deployment. These requirements are beyond the capabilities of emerging companies. Recent experience suggests meeting these requirements successfully can be a difficult task for well-funded large-scale producers as well, as demonstrated by the Northvolt AB bankruptcy filing in March 2025.

This leaves a substantial domestic market of demand from specialty vehicles, aerospace, DOD, Department of Energy (“DOE”), small-scale ESS, clean-energy storage and other potential customers. The DOD spent approximately $250 million on batteries in fiscal year 2024. The United States also moved to ban battery purchases from China for U.S. military applications in the 2024 National Defense Authorization Act (“NDAA”), a ban that extends to suppliers of other military products in 2028.

Forge Nano encountered difficulties convincing battery manufacturers to incorporate Forge Nano’s coating technology into existing battery plants. Once they bring factories to an operational status, battery manufacturers are reluctant to halt production and potentially jeopardize revenue generation by incorporating technology they have not seen implemented successfully elsewhere. Therefore, we concluded manufacturing our own batteries was the most expedient method to prove the technology is viable at scale and can be profitable. We are thus pursuing three avenues: small-scale prototype manufacturing at our Thornton facility, third-party manufacturing and the construction of our Forge Battery 3 GWh facility in Morrisville, NC.

Having developed partnerships with five small-scale manufacturers (producing 1-5 million cells annually), Forge has already produced cells for deployment on a series of low-earth satellites and other applications, producing revenues of $1.7 million since 2023. With our current partners now fully conditioned to produce 21700 and 18650 products (formats in wide use both inside and outside of defense and aerospace), we expect to be able to serve offtake up to $18.9 million for 2026 and more in future years.

In addition to serving current offtake, these partnerships allow us to place samples of Forge Nano batteries in the hands of those who require high-performance, U.S.-made batteries. This enhances the work being done at our own 1 MWh prototype battery manufacturing line in Thornton, CO to also provide samples to prospective clients.

Battery Cell Production – Future

Under development since 2023, Forge Battery’s estimated $300 to $330 million (including contingency) factory has garnered the support of the DOE in the form of a $100 million grant for construction and equipment, which will be paired with an estimated $200 to $230 million of equity and debt financing. The financing remains subject to market and other customary conditions. These estimates are inherently uncertain, depend on numerous assumptions and contract terms that may not be finalized, and actual costs could be materially higher due to, among other things, design changes, schedule delays, supply chain constraints, weather, regulatory requirements, contract performance and decisions to increase the scale, capacity or capabilities of the facility beyond current plans. This grant was upheld in the 2025 review process placed upon all DOE grant recipients under the Bipartisan Infrastructure Bill, and we are using funds received under this grant as cost reimbursements for the development of our new site.

The plant is expected to focus on producing a single 21700 form factor utilizing ALD-coated battery materials to produce between 140m–150m cells annually once fully operational. We expect operations to commence in 2027 and ramp to full capacity by 2028. We have partnered with a leading Korean equipment manufacturer and integrator.

As the market examines how Forge Nano batteries perform at scale, and begins to appreciate how coating battery components can enhance performance regardless of specific chemistries or formats, we expect to shift the focus of our battery efforts away from highly capital-intensive factories and toward our capabilities in producing coatings for materials at commercial-scale. Our approach to the battery market will accrue to our wider efforts in advanced materials, where Forge Nano has potential to become the definitive source of ALD-coating suitable to batteries and other advanced products.

Technology

Semiconductor Background

The semiconductor manufacturing process consists of a series of interdependent fabrication stages, including front-end transistor formation, middle-of-line contact construction, back-end interconnect build-out, advanced memory fabrication, lithographic patterning, and final packaging and assembly. Across these stages, semiconductor manufacturers employ several thin-film deposition technologies—most notably ALD, CVD, and PVD— each of which provides distinct technical attributes and is applied according to the performance, geometry and material requirements of specific process steps.

●	Front-end transistor formation: In front-end processing, where transistor structures and other active components are defined, ALD is traditionally used for applications that require highly controlled and conformal ultra-thin films. These applications include the deposition of high-K gate dielectric materials, work-function metals and spacer layers used in advanced transistor geometries. CVD is extensively used for forming bulk dielectric layers, including silicon dioxide and silicon nitride, as well as for epitaxial silicon growth. PVD remains in use for certain metal layers within the gate stack where directional deposition is feasible and conformality is not a primary requirement.
●	Middle-of-line contact construction: During middle-of-line processing, which establishes the electrical interface between the transistor and the initial interconnect layer, ALD is commonly employed to deposit conformal barrier and liner materials in increasingly narrow contact features. CVD processes are used primarily for large-volume metal deposition, such as tungsten or cobalt fill operations. PVD is used for selected metal layers where step coverage limitations are acceptable due to feature geometry.
●	Back-end of interconnect build-out: Back-end of line processing creates the multi-layer interconnect networks necessary for power distribution and signal routing. In this phase, manufacturers use all three deposition technologies depending on the requirements of each layer. ALD is increasingly relied upon for ultra-thin diffusion barriers and nucleation layers for copper, cobalt or ruthenium metallization, particularly in high-aspect-ratio structures. CVD remains the predominant method for interlayer dielectric deposition, including low-K materials, and for forming etch-stop and hardmask films. PVD is widely applied for metal seed and liner layers and for certain hardmask materials where conformal deposition is not required.
●	Advanced memory fabrication: In memory manufacturing, including both 3D NAND flash memory architecture and dynamic random access memory (“DRAM”), ALD is used extensively due to its ability to produce uniform coatings in deep, narrow or otherwise high-aspect-ratio features. ALD is the principal method for the deposition of high-K dielectric materials in DRAM capacitors and for oxide and nitride layers integral to 3D NAND structures. CVD is used for certain oxide and nitride films in memory stacks, while PVD has a more limited role due to conformality constraints.
●	Lithographic patterning: Advanced lithography and patterning technologies require precise thin-film deposition for spacer formation, hardmask layers and protective coatings. ALD is a critical element of spacer-based patterning approaches used for line-width and pitch control at advanced technology nodes. CVD is widely applied for antireflective coatings and hardmask films, whereas PVD is used in selected lithography tool components and mask structures where directional metal deposition is required.
●	Final packaging and assembly: In packaging, assembly and heterogeneous integration processes, ALD, CVD and PVD each support various metallization, barrier and dielectric requirements. ALD is applied where conformal barrier layers are necessary, CVD is used for bulk dielectric layers, and PVD is used for redistribution lines, metal pads and other features that do not require conformal coverage.

Across the manufacturing lifecycle, ALD is utilized where precise thickness control and conformal coating are essential and where high aspect ratio and non-line of sight applications are required. CVD is employed where higher-volume dielectric or bulk material deposition is required, and PVD is used where metallic films can be deposited directionally without compromising electrical or structural performance. These deposition techniques collectively support the fabrication of advanced semiconductor devices and enable the continued scaling of integrated circuit architectures.

Semiconductor – Forge Nano ALD

Forge Nano’s breakthrough thermal atomic layer deposition ALD solution for metal barrier/seed applications on high aspect ratio (“HAR”) vias enables unprecedented conformal coating in structures with aspect ratios exceeding 1,000:1. Our tool solutions, which we refer to as ALDx, overcome ALD’s traditional limitations: slow deposition rates, poor precursor efficiency, and reliance on plasma enhancement to enable reaction chemistries at lower temperatures and speed up processes (which also limits aspect ratio capability). ALDx features fast-dosing valves with 1ms actuation times, unique chamber designs for rapid purging and all-thermal catalyzed process for very high aspect ratio capability.

Forge Nano also relies on a turbulent-flow regime to achieve many of its improvements on traditional ALD. ALDx architecture employs a controlled turbulent-flow regime that differs materially from the laminar-flow approach used in most conventional semiconductor ALD tools. In our systems, gas flow is intentionally driven into a highly mixed state within the reaction zone, which enhances gas exchange, reduces boundary-layer thickness at the wafer surface and improves mass transport kinetics. This design, however, is combined with rapid-response precursor valving and synchronized pressure modulation intended to maintain temporal separation of ALD precursor doses while operating at higher mixing intensities which both speed up ALD processes and increase precursor utilization efficiency.

In semiconductor wafer processing, this approach is designed to address several structural limitations of our competitors’ laminar-flow ALD reactors:

●	Throughput Constraints: Traditional laminar-flow reactors rely on diffusion-limited purging, which can extend cycle times for advanced process stacks. Forge Nano’s use of controlled turbulent flow is intended to accelerate chamber refresh between precursor steps, thereby enabling shorter cycle times while maintaining self-limiting ALD behavior.

●	Precursor Utilization: Laminar-flow systems often experience precursor waste due to slow gas exchange and boundary-layer effects. By promoting rapid mixing and residence control, Forge Nano’s platform is designed to improve precursor utilization efficiency, which can reduce chemical consumption in production environments.
●	Advanced Device Integration: As semiconductor architectures adopt higher aspect-ratio structures, three-dimensional geometries and complex topographies, uniform precursor penetration becomes increasingly challenging. Forge Nano’s turbulent-flow regime is intended to improve precursor access to recessed or high-surface-area features, supporting more uniform film growth across advanced device structures.
●	Process Window Expansion: The combined use of turbulent flow dynamics, dynamically modulated pressure and fast-switching delivery hardware is designed to provide a wider operating window relative to conventional laminar systems, particularly for chemistries requiring higher precursor pressures or rapid purge transitions.

This differentiated flow architecture delivers advantages in semiconductor applications where throughput, precursor utilization and conformality are critical performance drivers. Adoption of our approach has met with overwhelmingly positive customer qualification, integration into existing semiconductor manufacturing workflows, and demonstration of process stability across targeted device generations.

Battery Background

Li-ion batteries utilize an electrochemical architecture consisting of four primary components: the anode, the cathode, the electrolyte and the separator. These components function together as an integrated system that enables reversible storage and release of electrical energy. The performance, safety and reliability of li-ion cells depend on precise material selection, manufacturing controls and operating conditions:

●	Anode: The anode, typically composed of graphite, other carbonaceous materials or silicon, serves as the host structure for lithium ions during the charging process. The anode’s porosity, particle morphology and binder system influence its capacity, rate capability and long-term cycling stability. During charge, lithium ions migrate from the cathode and intercalate into the anode’s layered structure. During discharge, these ions de-intercalate and travel back toward the cathode, providing the electron flow that powers external devices. Structural degradation of the anode or formation of excessive surface films may reduce performance and create safety risks.
●	Cathode: The cathode is commonly produced from lithium-containing metal oxides such as lithium nickel-manganese-cobalt oxide (“NMC”) and lithium nickel-cobalt-aluminum oxide (“NCA”), or other materials such as lithium iron phosphate. The cathode determines the cell’s operating voltage, energy density, and thermal characteristics. During charge, lithium ions leave the cathode framework, while electrons move through the external circuit toward the anode. During discharge, the cathode reabsorbs lithium ions and electrons, completing the electrochemical cycle. Instability in cathode chemistry - particularly at high states of charge or elevated temperature - can accelerate degradation or contribute to thermal runaway events.
●	Electrolyte: The electrolyte consists of a lithium salt dissolved in organic carbonate solvents and facilitates ion transport between the electrodes. It is electrically insulating yet ionically conductive. The electrolyte plays a central role in forming the solid-electrolyte interphase (“SEI”), a protective passivation layer that develops on the anode during initial charging. Proper SEI formation is critical to limiting side reactions, preserving cycle life and maintaining safety. Variations in electrolyte composition, moisture content or impurity levels may impair SEI stability and increase internal resistance.
●	Separator: The separator is a porous polymeric membrane positioned between the anode and cathode to prevent physical contact while allowing lithium ions to move freely. Separator integrity is essential to safe operation; breaches (dendrites that form on the anode surface that can breach the separator) or shrinkage under high temperature may result in short circuits. Many separators incorporate shutdown features that reduce ionic conductivity at elevated temperatures in an effort to mitigate damage from abnormal operating conditions.

Battery manufacturing operations consist of a multi-stage, vertically integrated process designed to convert raw materials into high-performance rechargeable battery cells. The process is capital-intensive, technologically complex, and subject to ongoing innovation and regulatory oversight. The following description summarizes the primary production steps and associated considerations:

●	Raw Materials and Electrode Preparation: Li-ion battery cells are manufactured using active materials usually sourced from third-party suppliers, including lithium compounds, nickel-rich cathode materials, graphite, silicon, conductive additives and polymeric binders. These materials are blended and dispersed using industrial mixers to produce cathode and anode “slurries” with tightly controlled viscosity profiles. Slurries are coated onto metal foils –aluminum for cathodes and copper for anodes, i.e., current collectors —using precision coating lines. Following coating, the electrodes are dried, calendared or pressed to achieve specified porosity and density parameters, and slit into narrow rolls for downstream use. Variability in the quality or availability of raw materials may adversely affect production yields and cost structure.
●	Cell Assembly: Electrodes are transferred to automated winding or stacking equipment where they are combined with microporous polymer separators to form a cell “stack.” The assembly process is conducted in controlled environments to reduce contaminants that may impair electrochemical performance or safety. Assembled cells are enclosed in cylindrical, prismatic or pouch formats depending on customer requirements. Forge Nano’s ability to maintain consistent assembly precision is critical to achieving targeted energy density, cycle life, and safety characteristics.
●	Electrolyte Filling and Formation: Cells are vacuum-filled with a proprietary electrolyte formulation consisting of lithium salts dissolved in organic solvents. After sealing, the cells undergo a “formation” process in which they are charged and discharged under strictly defined profiles to establish the SEI layer. Formation is one of the most time- and equipment-intensive stages of li-ion battery production. Errors in electrolyte composition, formation protocols or temperature control may reduce cell durability, increase internal resistance or create safety risks, which could lead to increased scrap rates or warranty obligations.
●	Aging, Testing and Grading: Following formation, cells enter an aging period during which electrochemical stabilization occurs. Cells then undergo diagnostic testing—capacity, impedance, self-discharge and safety metrics—to ensure compliance with customer specifications, internal standards and applicable regulatory requirements. Cells are graded based on performance characteristics and allocated to appropriate product classes. Lower-grade cells are typically sold into less demanding markets, and the metals in the lowest grade cells are typically recycled if cells fail to meet minimum performance thresholds.
●	Module and Pack Integration: Qualified cells are assembled into modules and packs with associated thermal-management hardware, structural components, busbars and battery-management system electronics. Pack integration requires compliance with numerous safety, transportation and performance standards, including those imposed by industry bodies, regulators and original equipment manufacturer customers. Forge Nano’s pack-level designs incorporate firmware and diagnostic algorithms intended to improve cycle efficiency and mitigate thermal-runaway risks.

Battery – Forge Nano ALD

Forge Nano achieves superior battery performance by applying ALD coatings, referred to as Atomic Armor, to the raw materials that comprise the anode and cathode slurries. The entire manufacture of the battery thereafter is as described above. In this way, we believe Forge Nano can produce batteries without disrupting the existing supply chain and manufacturing methodologies.

We believe Forge Nano is uniquely positioned to produce these coatings at commercial scale, with our Lithos and Circe tools that can coat industrial-scale amounts of materials to support gigafactories.

These coatings produce a multitude of benefits for cathode materials to enhance their performance:

●	Surface Passivation and Reduced Side Reactions: For high-energy cathode materials (such as NMC or NCA), direct contact between the cathode surface and liquid electrolyte leads to electrolyte oxidation at high voltages, hydrofluoric acid (“HF”) attack, transition-metal dissolution and gas evolution and surface reconstruction. Our ALD coatings (commonly Al₂O₃ or similar oxides) form a conformal passivation layer on each cathode particle. This layer is engineered to be electronically insulating to suppress parasitic electron-driven side reactions and li-ion permeability to allow lithium transport with minimal added impedance when properly optimized. White papers and program reports involving Forge Nano’s Atomic Armor show that such coatings reduce cathode–electrolyte reactivity, lowering metal dissolution and electrolyte decomposition while improving cycle life and storage stability.
●	Structural Stabilization at High Voltage and Temperature: High-energy cathode materials can suffer from oxygen release, surface reconstruction, and particle cracking at elevated voltage and temperature, which can trigger impedance growth and safety concerns. Studies of particle ALD coatings on NMC-type cathodes indicate that a properly engineered surface layer can stabilize the cathode surface structure, suppress oxygen release, which leads to cell gassing, reduce microcracking, and reduce impedance growth over long cycling, particularly at high cutoff voltages. By moderating the cathode–electrolyte interface, Forge Nano’s Atomic Armor is intended to extend cathode life and enable more aggressive operating windows (higher voltage, higher temperature) than uncoated material, subject to appropriate cell design and validation.
●	Graphite Anodes – Controlled SEI and Reduced Degradation: In conventional graphite anodes, initial charging leads to formation of SEI as the electrolyte decomposes on the graphite surface. Excessive or unstable SEI formation consumes lithium and electrolyte, generates gas and contributes to impedance growth. Nano-engineered oxide coatings applied via ALD create an artificial interphase that moderates the initial electrolyte decomposition, resulting in a thinner, more uniform SEI, limiting ongoing side reactions during cycling and reducing gas evolution and swelling.
●	Silicon-Based Anodes – Mechanical and Chemical Protection: Silicon-based anodes offer high capacity but undergo large volume changes during cycling, causing particle cracking and pulverization, continuous SEI rupture and reformation, rapid capacity fade and gas generation. In this context, powder ALD coatings act as a mechanically robust, chemically stable shell around each silicon-containing particle, functioning as a pre-formed, flexible SEI that buffers volume changes and slows particle pulverization, reduces direct contact between fresh silicon surface and electrolyte and decreases continuous SEI reformation and associated loss of lithium inventory. These mechanisms collectively support improved cycle life and coulombic efficiency for silicon-containing anodes relative to uncoated materials, under comparable testing conditions.

By coating both anode and cathode powders, Forge Nano’s Atomic Armor technology seeks to harmonize the entire electrochemical system, not just stabilize individual components. The process reduces cross-talk, which is to say the lower transition-metal dissolution from the cathode results in less metal deposition on the anode, mitigating impedance growth and gas formation. This is how Forge Nano batteries perform better than those from the legacy producers as illustrated in part below:

(1)	Based on internal Forge Nano testing data.

Coating both materials also improves high-temperature and high-voltage stability. Stabilization of interfacial reactions can enable extended operation at elevated temperatures and higher cutoff voltages, subject to validation and safety constraints.

Finally, the process enhances fast-charge capability. By reducing parasitic reactions and moderating SEI formation, coated materials may tolerate more aggressive charge protocols with less degradation, depending on cell design and use conditions.

Research and Development

Forge Nano was born from research that the founders conducted while at the University of Colorado Boulder. Throughout its commercial existence, Forge Nano has conducted research funded by grants from federal partners and universities as well as joint development agreements and proof-of-concept work with corporate strategic partners. Our development of ALD commercial applications, which we refer to as verticals, related to pharmaceuticals, 3D printing materials, rocket fuels and other applications exemplifies the research we have conducted successfully and from which we have gleaned substantial commercial benefits from coating services, tool sales, royalties and more.

This work is expected to continue to the extent that it does not distract from our primary commercial applications in semiconductor tools and batteries. When resources are available, our research capabilities will be brought to bear in the verticals mentioned above and beyond.

Access to Raw Materials

Semiconductor Tools

Forge Nano is supplied by U.S. distributors with global supply chains that source their tool components from around the world. Although these components are widely available internationally, supply chain disruptions have occurred in the past, for example, during the COVID pandemic. Forge Nano modifies many of these components before assembly with readily available tools, parts and methods. We are working to ensure we have a minimum of two sources for all critical components.

Battery Cell Production

Much of the raw material for battery manufacturing is sourced abroad, with China remaining the dominant supplier of anode, cathode, and other critical inputs. Forge Nano is building a domestic supply chain to counter this strategic threat to its supply, working with leading innovators for U.S.-based cathode active material, synthetic graphite, silicon-carbon anodes, and electrolytes. While Asia continues to lead in cathode materials, particularly China’s CATL, Forge Nano does not procure from CATL. However, Forge Nano will source from international suppliers, including South Korean suppliers of advanced cathode materials. European suppliers also play a role in supplementing our supply chain.

Sales and Marketing

Forge Nano has traditionally taken a demand-driven approach to its operations in both semiconductor tools and battery cells, ready to focus resources on paying engagements once an end-use, scale and sales have been positively identified. Sales and marketing efforts have been designed to identify this demand, with personnel on three continents engaged with prospective clients in both commercial and academic settings.

These engagements commence with small-scale or prototype commercial engagements, effectively folding our Research and Development (“R&D”) and operations groups into the sales and marketing process at our Thornton, CO facility, which we believe is one of the largest research-scale ALD tool centers in the world. As an example, we have had such engagements with producers of graphite materials who want to see how ALD coating enhances the performance of their materials as they assess their options with Forge Nano’s ALD technology. When these engagements involving a few kilograms of material prove successful, larger commercial engagements become possible.

Our success in capturing customers among military contractors is another example of our demand-driven approach. In semiconductor applications, we have been successful among clients interested both in the superior performance of our tools and the fact they are manufactured domestically in the United States. Similarly with battery cell sales, our products have attracted the attention of military and aerospace clients through their performance. We have maintained that interest through testing and prototype phases with the domestic origin of our batteries and semiconductor tools.

Our semiconductor sales group focuses on the sales of semiconductor tools in North America, Asia and Europe. With substantial ALDx capabilities in the Thornton facility, which allows us to demonstrate the operation of the Tephra (commercial-scale) and Theia (research-scale) tools, our sales group has grown the pipeline from 22 marketing-qualified leads in July 2025 to 155 by December 2025. We expect that the expansion of the sales team and its infrastructure will play a critical role in the next phase of our evolution. The expansion of a robust support team is also critical to provide clients with the assurance that tools will perform as advertised once deployed, as well as return critical operational data back to Forge Nano that will enable us to further improve our tools in the future.

Producing batteries through third parties and our own prototype line, our battery sales group has a substantial pipeline of prospective sales several multiples larger than our current estimated capacity to produce approximately $13 million in cells. The sales team is, by necessity, dedicated to moving cells through our clients’ pre-sale testing, a process that can take several months as cells are charged, discharged and subjected to safety tests in a variety of conditions. This group works with our R&D and battery groups to continue qualifying third-party manufacturers and ramp-up manufacturing capacity, which can be a time-consuming and expensive endeavor. Our decision to pursue our own gigafactory through Forge Battery was based on the development of a substantial demand profile for our 21700 cells and our experience selling our third-party manufactured cells.

Key Strategic Partners

Forge Nano sees strategic partnerships as the foundation of our ongoing growth and success. Our deep collaboration with leading companies across industries has allowed our technology to reach customers and markets that would not have been possible without such collaborations. Many but not all of our partnerships have involved direct investment into Forge Nano through successive equity raise rounds.

Some of the partners with whom we have developed products, processes and procedures include:

●	Volkswagen
●	Hanwha Aerospace
●	General Motors
●	LG Chem
●	Air Liquide
●	Mitsui Kinzoku

Forge Nano is party to a range of customer and material commercial agreements across its tool manufacturing, coating services and battery operations in the form of equipment purchase orders, coating and service agreements, and grant agreements.

Forge Battery is party to a Battery Supply Agreement with a Tier 1 battery supplier, consisting of an equipment purchase agreement and a battery offtake agreement.

Intellectual Property

Our business performance and technology leadership are underpinned by proprietary innovations. We protect these technologies through a mix of U.S. and international patents, trademarks, and trade secrets, supplemented by license agreements and other contractual measures to secure, preserve, and enforce our rights. Our intellectual property portfolio includes over 200 owned, in-licensed and to-be-filed patents and patent applications, along with numerous invention disclosures on which we anticipate filing additional patents. While no single patent is material to our business, our patent portfolio - together with the products protected by it - constitutes an important component of our overall operations.

We pursue patent protection for innovations arising from our product development and manufacturing efforts, including new offerings and enhancements, as a routine component of our R&D activities and safeguard our intellectual property and our proprietary rights therein through confidentiality and invention assignment agreements with employees and consultants, as well as nondisclosure arrangements with business partners and other external parties. Consistent with our broader intellectual property strategy, we also may undertake legal measures to stop unauthorized use, misappropriation, or other improper access to our technology, trade secrets or specialized know-how by third parties.

In addition to the intellectual property rights in our proprietary technology, we pursue trademark protection of key marks to strengthen and protect the valuable brand recognition we have built around our company and products. Our current trademark portfolio covers our core brands: FORGE NANO (registered in the U.S.) and ATOMIC ARMOR (registered or pending in multiple jurisdictions). Additionally, we hold the E.U. registration for our OPERIO equipment and pending applications for our semiconductor equipment brand TEPHRA in multiple jurisdictions.

Employees and Company Culture

As of April 20, 2026, Forge Nano has a team of 119 members and growing, all of whom are full-time employees and 15 of whom have a graduate degree in science. The majority are in North America, with teams in Asia and Europe largely focused on sales efforts. We have a robust intern program through local high schools and have taken on paid interns from local universities.

Our commitment to innovation begins with the commitment to creating an environment in which our employees can do their best work. Our ability to create differentiated value in the marketplace is driven by the capability of our people to anticipate technology inflections and integrate customer requirements. To achieve this level of value creation, we believe we must continue to attract, hire, develop and retain a world-class workforce. We invest in our employees by providing quality training and learning opportunities, a compelling career path, building a connected and highly engaged culture, and upholding a high standard of ethics and respect for human rights.

We seek team members who are motivated to help solve significant problems and positively impact the world. Our hiring and advancement practices are designed to be fair and consistent, with a focus on measurable progress in representation over time. We provide competitive cash compensation and meaningful equity awards to attract, motivate, and retain individuals who can drive outsized results. In setting compensation, we consider market benchmarks, the strategic importance of the role, and each individual’s performance and impact.

We seek to create growth and development opportunities to support an engaged and connected workforce. Also, to help expand professional breadth, we provide technical and job-specific training, while general professional, management, and leadership training is provided at the corporate level.

We value great talent and having employees with a broad mix of perspectives, skills and experiences. We therefore strive to provide fair and equal opportunity for career development and advancement to all our employees and to build a connected and highly engaged culture where all of our employees feel they belong.

Facilities

Our headquarters is located in Thornton, Colorado in a 165,700 square foot facility that we share roughly equally with Ascent Solar. The facility contains our equipment build bays, our cleanroom for semiconductor tool production and testing, and our 1 MWh prototype battery cell line with a cleanroom facility. The facility is leased with a term that ends June 2029. We have also leased office space in Taiwan for our local team and visiting members in December 2025.

Forge Battery has leased a 100,000 square foot, single-floor facility in Morrisville, North Carolina which is to be the home to our 3 GWh line. The development of the site is expected to begin the first half of 2026 and the facility has a 15-year lease term with renewable options of five years. The facility is currently constructed to core-and-shell, comprising approximately 100,000 square feet, and has been designed to accommodate a second floor and other additions to the existing facility, permitting expansion to between 250,000 and 280,000 square feet and more than doubling its rentable area. Forge Battery has entered into agreements with its primary equipment vendor and production partner and has made initial deposits thereunder, and has completed the core-and-shell design and facility layout. Construction is expected to commence at the end of June 2026, with operations expected to begin in the second quarter of 2028.

Competition

The semiconductor and battery markets are highly competitive and continue to evolve, and we may not be successful in competing in this industry. Our competitors may be able to develop products comparable or superior to those we offer or may adapt more quickly to new technologies or evolving customer requirements. While we believe we have compelling products we can offer at a substantial value to our customers, we could face state-sponsored competition from overseas and may not be able to compete in the market on the basis of price.

Several development-stage companies are pursuing enhancements to conventional Li‑ion batteries and exploring next‑generation solid‑state and lithium‑metal architectures. New market entrants are also working on innovations across the battery stack, including cathodes, anodes, electrolytes, and additive chemistries. Some of these participants have formed collaborations with automotive OEMs and are progressing through different phases of development. We expect our competitive position against li‑ion battery makers and other solid‑state battery developers to hinge on a range of factors, including cost, safety, energy density, charging speed, and cycle life, as well as non‑technical considerations such as brand strength, existing customer relationships, and the depth of our financial and manufacturing capabilities.

The semiconductor capital equipment industry is highly competitive and characterized by rapid change. Semiconductor manufacturers evaluate capital equipment providers across a broad set of criteria, including process performance, productivity, defect control, customer service and support, and total cost of ownership. These considerations are influenced by factors such as equipment design, reliability and uptime, software capabilities, and other technical attributes. We face competition from a number of emerging and established companies in the industry, including ASM International and Wonik IPS. Our ability to succeed in the marketplace depends upon producing and delivering products according to customer timelines, sustaining existing offerings, and introducing timely enhancements and new products that meet customer specifications.

Government Regulations

We are subject to various laws, regulations and permitting requirements of federal, state and local authorities, related to health and safety, anti-corruption and export controls. The foregoing may include the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Export Administration Regulations, Money Laundering Control Act of 1986 and any other equivalent or comparable laws of other countries. We are also regulated under various international laws regarding the purchase and sale of goods and related items, including but not limited to those related to trade policies and export regulations, and limitations on transfer of intellectual property. We believe that we are in material compliance with all such laws, regulations and permitting requirements.

Additionally, both the Forge Nano HQ and the Forge Battery sites will be subject to standard local, state and federal environmental regulations concerning battery manufacturing.

These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities.

If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Legal Proceedings

From time to time, we may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of our business, including assertions by third parties relating to personal injuries sustained using our products and services, intellectual property infringement, breaches of contract or warranties or employment-related matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

Available Information

Our website can be found at www.forgenano.com. Any information available on or accessible through our website is not included in, incorporated by reference into, or otherwise part of this Form S-4 or any other filings we make with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FORGE NANO

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or “Forge Nano” refer to the business of Forge Nano, Inc. and its subsidiaries prior to the consummation of the Business Combination.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our historical audited annual consolidated financial statements as of and for the years ended December 31, 2025 and 2024 and the related notes to those financial statements appearing elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risk, assumptions and uncertainties, such as statements of our plans, objectives, expectations, intentions and forecasts. Our actual results and the timing of selected events could differ materially from those discussed in these forward-looking statements as a result of several factors, including those set forth under the section of this proxy statement/prospectus titled “Risk Factors” and elsewhere in this proxy statement/prospectus. You should carefully read the “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section of this proxy statement/prospectus titled “Disclosure Regarding Forward-Looking Statements.”

Unless otherwise specified, all dollar amounts presented in tables in this section are in thousands.

Overview

Founded in 2011, Forge Nano is a leading innovator in Atomic Layer Deposition (“ALD”), a process that provides perfectly conformal, atom-thin coatings on surfaces, wafers and powders. Invented in the 1960s, ALD is a well-understood coating solution. However, attempts to apply ALD to commercial products have largely failed, as the process has historically been too slow and inefficient to be of general utility outside of the semiconductor manufacturing industry. Despite these shortcomings, ALD continues to be employed in semiconductor manufacturing as chip sizes have diminished to the atomic scale.

In the semiconductor space, with our unique wafer tools, Forge Nano applies our ALDx technology to solve scale, speed and efficiency problems, making it a superior coating solution compared to chemical vapor deposition (“CVD”), physical vapor deposition (“PVD”) or any other thin-film coating technology used in semiconductor manufacturing. Our tools produce passivation layers for 3D devices, high-K dielectrics, and conformal films for emerging sensors and power devices, helping to improve efficiency and overcome limitations in traditional manufacturing. Forge Nano’s tools, which, according to our calculations and available data, run at approximately 10 times the speed yet consume a fraction of the costly precursor use of our competitors’ ALD tools, can improve manufacturing yields by delivering higher fidelity of coatings, thus lowering manufacturing costs. Products sold in the semiconductor space include both our commercial research-scale wafer tools, Tephra, and research-scale Theia tools. Our clients include secured defense contractors and commercial and university labs, and we have a rapidly expanding pipeline.

In the battery cell industry, we believe we have also developed the world’s fastest and most efficient approach to creating ALD coatings on powders on a commercial scale with our Atomic Armor technology. While we have applied Atomic Armor ALD coatings to products as varied as pharmaceuticals, three-dimensional (“3D”) printing material and rocket fuel, Forge Nano has been focused on lithium-ion (“Li-ion”) batteries for nearly 15 years. These conformal, ultra-thin coatings fundamentally change a material’s surface properties without altering its core structure, unlocking enhanced performance and novel functionalities for a wide range of applications. We have fully commercialized our research-scale tools, Pandora and Prometheus, and our commercial-scale tools, Lithos and Circe.

By applying our patented ALD coatings to battery anode and cathode powders (the main components of every Li-ion battery), we mitigate the degradation usually encountered in the charging and discharging process while reducing or eliminating the side reactions within the batteries that can produce a thermal runaway. Our Atomic Armor protective coating delivers superior performance by allowing higher operating voltages, which can increase the battery’s overall capacity and energy density by as much as 20% while extending cycle life and reducing gas generation. Applying ALD coatings can significantly reduce or even eliminate the need for costly electrolyte additives, helping reduce the overall manufacturing cost of the battery cell itself. Forge Nano manufactures and sells ALD-enhanced battery cells for a wide array of clients in aerospace, defense, mobility and other non-EV applications.

Forge Nano’s headquarters and manufacturing facility is in Thornton, CO. This 70,605 square foot leased facility houses approximately 80% of our 119 employees. It is home to our prototype manufacturing battery line, a 4,000 square foot dry room launched in 2025 with capacity for one MWh of batteries annually. It also houses our 2,000 square foot cleanroom where our commercial semiconductor tools are manufactured and tested before deployment. The site also features 25,000 square feet of floor space hosting a wide array of research and commercial-scale equipment we use to conduct coating services for clients and for internal development. We believe it is the world’s largest ALD-focused facility in terms of material coating capacity.

Driven by more than 21 GWh of letters of intent and other indications of demand from prospective clients, Forge Nano formed its Forge Battery subsidiary in 2023. In 2025, Forge Battery officially launched its effort to build a 277,000 square-foot, 3 GWh battery annual capacity manufacturing facility in Morrisville, NC featuring ALD-coated 21700 cells, suitable for use in the production of mission-ready battery packs. Forge Battery is developing the first fully U.S.-sourced and manufactured battery available at gigawatt scale, for aerospace, defense, specialty mobility, unmanned airborne vehicles (“UAVs”), data centers and other applications. We anticipate Forge Battery ramping up for commercial offtake in the next few years.

Through selling tools and ALD-coating services, Forge Nano has developed strategic relationships among and received substantial investment from auto-, material-, manufacturing-, mining- and defense-focused companies. With the launch of both our next-generation semiconductor tools and Forge Battery and based on our projected manufacturing capabilities, we aim to reach more than $800 million annually in revenues in the next five years.

Our technology is backed by investments in intellectual property (“IP”), with over 200 owned or in-licensed patents and pending or to-be-filed patent applications spanning multiple aspects of ALD application from Li-ion and solid-state batteries to work in additive manufacturing, passive components, pharmaceutical and energetic (explosive/propellant) materials. Our patent estate has been strategically designed to cover materials, processes and equipment, devices (batteries) and application levels, making it difficult for a competitor to do large-scale ALD coating on battery and other critical particles without licensing or designing around Forge Nano intellectual property.

Recent Developments

Series D

After March 31, 2026, there were additional investments of $24,039 into its Series D. This additional financing was used by the Company through Forge Battery to place down deposits on equipment with its South Korean Tier 1 battery producing partner ($10,000) and on the lease at its Morrisville facility ($2,800).

Forge Nano de-SPAC

On April 20, 2026, ATII, Pubco, Merger Sub I, Merger Sub II and Forge Nano entered into the Merger Agreement, pursuant to which, and subject to the terms and conditions set forth therein, ATII will re-domicile and become a Delaware corporation by merging with Pubco, following which the separate corporate existence of ATII will cease and Pubco will continue as the surviving corporation. At the Domestication Merger Effective Time, Pubco will adopt Delaware organizational documents, which will provide, among other things, that the name of Pubco will be changed to “Forge Nano Holdings Inc.”

Forge Battery Project Finance

Forge Battery received term sheets from private credit sources in amounts between $50,000 and $125,000 in 2025 to fill the funding gap for its facility development. In March, 2026 it received a term sheet from a suitable lender for a note up to $225,000 for the development of the facility and, in a Phase II development proposal, the development of an electrode line for ALD-coated battery components. As of June 12, 2026, the term sheet is under negotiation.

Forge Battery Partnership

In November 2025, Forge Battery executed term sheets with a South Korean battery manufacturer to establish a multi-faceted strategic partnership. The definitive agreements, expected to be executed in June 2026, are anticipated to include the following elements:

●	An investment by the partner of $10,000 in Forge Nano’s Series D financing round and $10,000 in the PIPE associated with Forge Nano’s de-SPAC transaction.

●	Forge Battery’s purchase of manufacturing equipment from the partner.
●	The partner’s commitment to provide personnel and technical resources to support the installation, commissioning, and conditioning of the equipment, with a performance guarantee of 80% OEE (overall equipment effectiveness).
●	An offtake arrangement under which the partner will purchase 250 MWh of batteries per year for three years following the commencement of Forge Battery’s facility operations.
●	The provision of raw materials to Forge Battery at the partner’s large-scale purchase pricing.

OIC Note

In the second quarter of 2026, Forge Nano and OIC agreed to extend their agreement’s maturity date into September 2026.

Key Performance Indicators

We monitor various performance indicators to evaluate the performance of our business operations. Our Net Sales plus Grant Income key performance indicator set forth below enables us to monitor the funds that we have available during a fiscal period to fund our operations, as well as to understand how our performance compares with other companies that receive proceeds both from sales of products and services as well as from government grants. Net Sales plus Grant Income consists of net sales, Forge Nano grant income and Forge Battery grant income. We view government grants as similar to sales for these purposes because these agreements include the following components: parties to the contract are active participants, both parties are exposed to significant risks and rewards, and both parties are dependent on the commercial success of the efforts under the contract. The Company recognizes government revenue from cost contracts on the basis of costs incurred during the period and for cost plus fixed-fee contracts on the basis of costs incurred during the period plus the fee earned. Contract costs include all direct labor, subcontract, material, and indirect costs related to the contract performance that are allowable under contract provisions. These indicators are presented in the tables below:

	Three Months ended
	March 31,
	2026	2025
Net revenues	$2,134	$999
Forge Nano grant proceeds	160	280
Forge Battery grant proceeds	816	773
Net Sales plus Grant Income	$3,110	$2,052

	Years ended
	December 31,
	2025	2024
Net revenues	$7,388	$8,298
Forge Nano grant proceeds	1,596	2,305
Forge Battery grant proceeds	5,467	—
Net Sales plus Grant Income	$14,451	$10,603

Key Factors Affecting our Results of Operations

We are a growing commercial-stage company that generates income through sales of tools and service contracts, batteries, coating services and related development services to a wide range of advanced material-related companies. We also participate in grant programs with national labs and the Department of Energy to develop applications for ALD and prove efficacy of our coatings in various applications.

Our revenues can be variable due to several factors, principally demand for our semiconductor tools and batteries. The semiconductor industry typically experiences volatility as end-user demand fluctuates and as supply can be subject to external forces in addition to the challenging task of building chips. While generally we believe the demand for semiconductors will grow over time, we recognize that a slowing of the global economy can dampen demand and by extension demand for our tools, as has occurred in recent downturns. By the same measure, supply chain interruptions can drive a scarcity of chips that drives higher pricing but gives rise to the potential for production overcompensation. This can lead to product gluts and ultimately, price depression. Forge Nano believes that it can weather such market turbulence by providing ALD tools that feature rapid throughput and minimal use of expensive precursors while unlocking the ability to produce chips in 3D stacking configurations, which fill a growing need for energy-efficient AI data centers.

The market for li-on batteries is similarly subject to variation driven by general demand, especially from electric vehicles (“EV”s). While the market is expected to grow and energy storage expected to become a critical measure of infrastructure and mobility, market demand is subject to government incentives for end-use products (like EVs) and world-wide supply. The current administration in the United States has eliminated many incentives to purchase EVs and has led to a drop in pricing for batteries. Supply in the battery market is dominated by Chinese suppliers, who have weathered a downturn in global EV demand by dumping their products in the United States and several other markets. Forge Battery has the advantage of serving primarily aerospace, alternative vehicles and Department of Defense contractors, all of whom prefer premium-performance batteries and a local supply chain.

Demand for tool maintenance and repair services depends deeply on tools in the field and tools being installed. The more tools sold, the more this revenue can grow. The same is true for parts. Our coating services are driven largely by corporations’ willingness to pay for product improvements through making changes to their primary inputs. This means that during downturns, corporations are potentially less eager to spend available cash on this work. The unique nature of our powder ALD work is such that we expect companies that continue to strive for improvements in performance or manufacturing economics to continue turning to us for solutions to their advanced material problems.

Our material inputs are subject to many of the same factors. Our tools are assembled with individual components sourced largely from domestic vendors but not exclusively, and those domestic vendors frequently rely on international supply. Disruptions in such supply can include logistical and financial hindrances (in the case of export restrictions or tariffs) which have an impact on the profitability and delivery dates of the final products, which could harm both the results of operations and future bookings.

Volume of business is key to maintaining low input costs for tools, batteries and related services. High throughput opens the capacity for scale pricing for primary materials and efficient use of labor.

Selling, general and administrative (“SG&A”) expenses consist mainly of personnel-related expenses such as salaries, employee benefits and stock-based compensation expense of our executive and administrative employees, as well as fees for professional and advisory services such as legal, accounting and audit. Selling, general and administrative expenses also include corporate insurance expense, including directors’ and officers’ insurance costs, and allocation of overhead costs, which include utilities, rent, depreciation expense and other facilities-related costs. We expect that our selling, general and administrative expenses will increase for the foreseeable future primarily due to costs for compliance-related requirements resulting from being a public company and investment in additional SG&A personnel to support the growth of our business.

Key Components of Consolidated Statement of Operations

The following presents an explanation of key components of our consolidated statements of operations.

Revenues and direct costs for tools are recognized over time on the basis of labor hours incurred in relation to total expected labor hours, as this is the pattern in which control transfers to the customer. With sufficient volumes we expect customization to evolve to configuration (as opposed to actual production), and sales volumes to force an evolution to mass-production, at which point we will be able to migrate to a more standard recognition of revenues and direct costs for tools upon transfer of ownership of each tool. Services for tools are either recognized on a periodic basis for contracted services or on an as-delivered basis for services provided on an ad-hoc basis. Parts revenues are recognized as they are shipped. Direct costs in each category are recognized as revenues are.

Revenues from sales of batteries are recognized as deliveries are made to customers, which includes batteries manufactured for client testing purposes. Coating services, whose engagements can vary from very short and low-resource requirement jobs to very large and resource-intense jobs, are recognized on a percent-complete basis. Unlike tools, this is unlikely to change as there is a high degree of variability in these engagements, both in terms of volumes and labor requirements. All direct costs are recognized similarly to revenues.

The Company receives government grants under cost-sharing arrangements in connection with certain research, development, and infrastructure projects. Grant income is recognized when there is reasonable assurance that the Company has complied with the applicable conditions and the grant will be received. Grant proceeds are presented on a gross basis within non-operating income in the consolidated statements of operations. Related costs incurred under these arrangements are recorded within the applicable operating expense categories and are not netted against grant income.

Many of the Company’s grant arrangements are structured as cost-share programs, under which the Company is reimbursed for a portion of costs incurred. For a majority of these programs, reimbursements approximate the Company’s eligible expenditures. For example, certain grant arrangements provide for reimbursement that is approximately commensurate with the Company’s level of qualifying spend.

Certain grants provide for reimbursement at levels below the Company’s total project costs. For example, under the Bipartisan Infrastructure Law (“BIL”) grant to support development of the Company’s Morrisville battery facility, the Company expects reimbursement of approximately 42% of eligible costs incurred under the program.

Management believes that presenting grant income on a gross basis provides greater transparency into both the level of grant funding received and the underlying operating costs associated with these programs.

Consolidated Results of Operations

We discuss our historical results of operations, and the key components of those results, below. Our results of operations set forth below and elsewhere in this proxy statement/prospectus may not necessarily be indicative of future results.

The Company operates in three reportable segments based on the nature of its products and services:

●	Tool Manufacturing & Related Services
●	Coating Services
●	Battery Manufacturing

These segments reflect the manner in which the Company’s Chief Operating Decision Maker (“CODM”) evaluates financial performance.

The CODM reviews operating results at the segment level, including revenue and gross profit (loss).

The CODM does not review asset information at the reportable segment level and does not use such information in allocating resources or assessing performance.

Operating expenses, including general and administrative and research and development expenses, are managed and evaluated on a consolidated basis.

Three Months Ended March 31, 2026 Compared to the Three Months Ended March 31, 2025

The following table sets forth our historical results for the periods indicated, and the changes between periods (in thousands):

	Three months ended March 31,
	2026	2025	Variance	%
Net Sales
Tool manufacturing and related services	$1,538	$588	950	162%
Coating services	283	231	52	23%
Battery manufacturing	313	180	133	74%
Total net sales	2,134	999	1,135	114%
Cost of Sales
Tool manufacturing and related services	1,770	1,116	654	59%
Coating services	1,201	898	303	34%
Battery manufacturing	91	86	5	6%
Total Cost of Sales	3,062	2,100	962	46%
Gross (Loss) Profit	(928)	(1,101)	173	-16%
Operating Expenses
General and administrative	10,389	9,536	853	9%
Total operating expenses	10,389	9,536	853	9%
Operating Loss	(11,317)	(10,637)	(680)	6%
Nonoperating Income (Expense)
Interest income	65	90	(25)	-28%
Grant income	976	1,053	(77)	-7%
Other income	37	5	32	640%
Interest expense, change in fair value, and amortization of debt discount	(1,422)	(4,362)	2,940	-67%
Other expense	(15)	(132)	117	-89%
Total nonoperating expense	(359)	(3,346)	2,987	-89%
Net Loss	$(11,676)	$(13,983)	$2,307	-16%

Net Sales

Total net sales increased by $1.1 million, or 114%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. This increase was driven primarily by higher sales of our Tephra product, which was introduced in the latter part of 2025 and represents a key strategic focus as we enter 2026.

To support our strategy of reducing customer lead times, we strategically increased production of Tephra work-in-process inventory to ensure partially completed units are readily available. During the first quarter of 2026, we allocated a substantially completed Tephra unit from this inventory to a specific customer order. Maintaining this inventory of partially completed units accelerated the final manufacturing steps, resulting in earlier delivery and subsequent revenue recognition.

Tool manufacturing and related services

Revenue from tool manufacturing and related services increased by $1.0 million, or 162%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. This increase was driven primarily by higher sales of our Tephra product, which was introduced in the latter part of 2025 and represents a key strategic focus as we enter 2026.

To support our strategy of reducing customer lead times, we strategically increased production of Tephra work-in-process inventory to ensure partially completed units are readily available. During the first quarter of 2026, we allocated a substantially completed Tephra unit from this inventory to a specific customer order. Maintaining this inventory of partially completed units accelerated the final manufacturing steps, resulting in earlier delivery and subsequent revenue recognition.

Coating services

Coating services revenue increased by $52 thousand, or 23%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. The increase was primarily driven by a reduction in discounts provided to customers.

This change reflects a strategic initiative to more effectively price Proof of Concept projects, with an increased emphasis on cost recovery and prioritizing higher-margin opportunities. As a result of this initiative, we have also seen a shift away from Joint Development projects, which typically involve cost-sharing arrangements and higher levels of discounted pricing.

Battery manufacturing

Battery manufacturing revenue increased by $0.1 million for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. This increase reflects continued focus on developing and advancing our battery opportunity pipeline.

Our capabilities expanded with the commissioning of our prototype line and dry room facilities in 2024 and 2025, as well as enhanced capacity through third-party manufacturing partners. These advancements position us to commercialize our intellectual property through the production and sale of battery cells, contributing to the growth in revenue during the period.

Cost of sales

Total cost of sales increased by $1.0 million, or 46%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. The increase was primarily driven by higher sales volumes during the period. Direct margins remained generally consistent year over year; however, increased production volumes accounted for approximately $1.0 million of the total increase.

The remainder of the increase was primarily attributable to higher indirect costs of goods sold, including increased headcount particularly the addition of key management personnel for operations-focused divisions.

Tool manufacturing and related services

Cost of sales for tool manufacturing and related services increased by $0.7 million, or 59%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. Although direct margins improved year over year, the increase was primarily driven by higher production volumes.

Additionally, indirect cost of goods sold increased due to higher headcount, including the addition of key management personnel to support the growth in operations.

Coating services

Coating services cost of sales increased by $0.3 million, or 34%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. The increase was primarily driven by a shift toward more labor-intensive coating projects, with higher direct labor costs accounting for approximately $0.2 million of the increase. These projects often require significant equipment modifications and setup efforts, which increase labor hours. In addition, longer-duration jobs have required more continuous inbound and outbound quality control and material handling activities, further contributing to higher direct labor costs.

Additionally, the expansion of our laboratory footprint contributed to higher utility expenses. Indirect cost of goods sold also increased due to higher depreciation expense resulting from the addition of capitalized atomic layer deposition (ALD) and ancillary equipment.

Battery manufacturing

Battery manufacturing cost of sales increased by $5 thousand for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. The increase was primarily driven by higher production volumes during the period, with cost levels otherwise remaining relatively consistent year over year.

General and administrative

General and administrative expenses increased by $0.9 million, or 9%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. This increase was primarily driven by the commencement of the lease for our battery manufacturing facility, which resulted in higher rent expense of approximately $2.2 million quarter over quarter. In addition, indirect costs associated with the engagement of external legal counsel and consultants in connection with the preparation of the S-4 filing increased expenses by approximately $0.5 million.

These increases were partially offset by lower expenses related to grant-funded activities. During the first quarter of 2025, we incurred approximately $2.5 million of costs associated with initiating our Bipartisan Infrastructure Law (BIL) grant award,primarily related to the build-out of our Department of Energy-funded battery manufacturing facility. These costs were not incurred at the same level in the current period.

Interest income

Interest income decreased by $25 thousand for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. The decrease was primarily attributable to lower average cash balances during the period. Cash balances in the first quarter of 2026 were lower than in the prior-year period, with ending cash approximately $20.5 million lower compared to March 31, 2025.

Grant income

Grant income decreased by $77 thousand for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025, The decrease was primarily attributable to higher grant-related activity during the prior-year period.

In the first quarter of 2025, we initiated work under our Bipartisan Infrastructure Law (BIL) grant award, which resulted in a higher level of reimbursable activity, including significant design and planning efforts. These activities drove higher grant income in the prior-year period, which did not recur at the same level in the current quarter as per DOE mandate while we petitioned to extend the first budget period of the grant.

Other Income

Other income increased by $32 thousand for the quarter ended March 31, 2026, compared to the quarter ended March 31, 2025. The increase was primarily attributable to a reimbursement received from the City of Thornton related to equipment investments made to support and promote manufacturing within the city.

Interest expense, change in fair value, and amortization of debt discount

Interest expense, change in fair value, and amortization of debt discount decreased by $3.0 million, or 67%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. The decrease was primarily attributable to the extinguishment of our Series D convertible debt in the first quarter of 2025, which resulted in charges of approximately $0.8 million in the prior-year period.

In addition, warrant exercises totaling approximately $2.0 million in the first quarter of 2025 were applied toward repayment of the related debt principal, contributing to higher interest-related and fair value adjustment expenses in the prior-year period that were not incurred at a comparable level in the current period.

Other expense

Other expense decreased by $0.1 million, or 89%, for the three months ended March 31, 2026 as compared to the three months ended March 31, 2025. The decrease was primarily attributable to a prepayment penalty incurred in the prior-year period in connection with a significant principal repayment on our outstanding debt. No comparable expense was incurred in the current period.

Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

The following table sets forth our historical results for the periods indicated, and the changes between periods (in thousands):

	Years ended December 31,
	2025	2024	Variance	%
Net Sales
Tool manufacturing and related services	$4,625	$6,852	(2,227)	-33%
Coating services	1,429	1,332	97	7%
Battery manufacturing	1,334	115	1,219	1060%
Total net sales	7,388	8,299	(911)	-11%
Cost of Sales
Tool manufacturing and related services	6,239	5,441	798	15%
Coating services	3,921	2,486	1,435	58%
Battery manufacturing	1,085	40	1,045	2613%
Total Cost of Sales	11,245	7,967	3,278	41%
Gross (Loss) Profit	(3,857)	332	(4,189)	-1262%
Operating Expenses
General and administrative	40,788	27,474	13,314	48%
Total operating expenses	40,788	27,474	13,314	48%
Operating Loss	(44,645)	(27,142)	(17,503)	64%
Nonoperating Income (Expense)
Interest income	637	1,053	(416)	-40%
Grant income	7,062	2,306	4,756	206%
Other income	865	263	602	229%
Interest expense, change in fair value, and amortization of debt discount	(6,515)	(3,439)	(3,076)	89%
Other expense	(578)	(25)	(553)	2212%
Total nonoperating expense	1,471	158	1,313	831%
Net Loss	$(43,174)	$(26,984)	$(16,190)	60%

Net Sales

Total net sales decreased by $0.9 million, or 11%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. This decrease was primarily attributable to a continued strategic shift away from powder tools toward semiconductor-focused products and services. This strategic shift required time to develop the related sales pipeline and resulted in increased use of discounts to incentivize sales of semiconductor equipment. The decrease was partially offset by increased battery manufacturing revenue.

Tool manufacturing and related services

Revenue from tool manufacturing and related services decreased by $2.2 million, or 33%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The decrease was attributable to lower booking activity and increased discounts, which rose to 22% from 9% as incentives were provided to commercial semiconductor tool buyers, increasing semiconductor tool revenue by $2.1 million. These increases were offset by a $2.6 million decline in powder tool revenue as commercial powder tools were de-prioritized, as well as a $1.1 million decline in research semiconductor tool revenue.

Coating services

Coating services revenue increased by $0.1 million, or 7%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily attributable to a shift toward larger, longer-term proof-of-concept projects with fewer discounts. Although gross revenue and total project volume declined, average discounts decreased from 45% to 34%, resulting in higher net revenue.

Battery manufacturing

Battery manufacturing revenue increased by $1.2 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was driven by the ramp-up of commercial battery manufacturing activity, supported by new third-party manufacturing partnerships and the Forge Nano prototype battery line.

Cost of sales

Total cost of sales increased by $3.3 million, or 41%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily driven by lower gross margins on equipment sales due to a higher proportion of semiconductor alpha and custom tool builds, increased direct labor and material costs and expanded battery manufacturing activity, which currently carries lower margins as the business scales.

Tool manufacturing and related services

Cost of sales for tool manufacturing and related services increased by $0.8 million, or 15%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was driven by higher labor and material inputs required for alpha and custom semiconductor tool builds, partially offset by lower overall production volumes.

Coating services

Coating services cost of sales increased by $1.4 million, or 58%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily attributable to higher depreciation expense related to cleanroom and coating equipment capitalized and placed into service toward the end of 2024, along with increased facility-related costs.

Battery manufacturing

Battery manufacturing cost of sales increased by $1.0 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase reflects higher production volumes as battery manufacturing activity expanded in 2025. These services currently operate at lower margins as the Company continues to scale operations with its third-party manufacturers and optimize processes on its own prototype line. Lower-margin jobs were also undertaken to penetrate new markets, including satellite applications.

General and administrative

General and administrative expenses increased by $13.3 million, or 48%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily attributable to the launch of the Department of Energy grant for the Morrisville battery facility in 2025, which incurred $10.4 million of general and administrative expenses. In addition, $4.1 million of non-cash rent expense associated with the Forge Battery Morrisville, North Carolina facility also commenced in 2025.

Interest income

Interest income decreased by $0.4 million, or 40%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The decrease was primarily due to lower average cash balances held in interest-bearing money market accounts during 2025.

Grant income

Grant income increased by $4.8 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024, driven by the commencement of the Department of Energy BIL grant under which the Company submitted $5.5 million in reimbursements.

Interest expense, change in fair value, and amortization of debt discount

Interest expense, change in fair value, and amortization of debt discount increased by $3.1 million, or 89%, for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily driven by losses attributable to the fair market value of warrants, which were subject to a lender’s exercise of $2.6 million of its paid-in warrants.

Other expense

Other expense increased by $0.6 million for the year ended December 31, 2025 as compared to the year ended December 31, 2024. The increase was primarily attributable to early payment penalties associated with the repayment of the Orion Infrastructure Capital note.

Non-GAAP Financial Measures of our Performance

We present Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow because we believe these measures provide investors with additional insight into our operating performance and liquidity. Management uses these measures internally to evaluate performance, allocate resources, and assess our ability to service indebtedness. These measures are not prepared in accordance with U.S. GAAP and should not be considered in isolation or as substitutes for GAAP results. Other companies may define these measures differently.

Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization, amortization of right-of-use assets, amortization of intangible assets, stock-based compensation, non-cash interest expense, changes in fair value of derivative liabilities and contingent consideration, and other nonrecurring items. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total net sales. Free Cash Flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment.

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net loss and net loss margin, the most directly comparable financial measure calculated and presented in accordance with GAAP for the three months ended March 31:

	Three months ended March 31,
	2026	2025
Net loss	$(11,676)	$(13,983)
Net loss margin	(547)%	(1400)%
Add back:
Depreciation and amortization	729	700
Amortization of right-of-use operating lease asset	722	114
Amortization of intangible assets	51	51
Stock-based compensation	391	182
Board of directors stock-based compensation	19	57
Gain on reversal of provision for loss on contract	190	24
Amortization of convertible debt discount	72	805
Loss on extinguishment of debt	—	3,841
Change in fair value of contingent consideration for Sundew ALD acquisition	954	608
Change in fair value of warrant liabilities	206	(640)
Other nonoperating income	(873)	(1,268)
Adjusted EBITDA	$(9,215)	$(9,509)
Adjusted EBITDA margin	(432)%	(952)%

The following table reconciles net cash provided by operating activities in the Consolidated Statements of Cash Flows to Free Cash Flow for the three months ended March 31:

	Three months ended March 31,
	2026	2025
Net cash, cash equivalents, and restricted cash used in operating	$(6,745)	$(3,550)
Purchase of property and equipment	(226)	(416)
Free cash flow	$(6,971)	$(3,966)

The following table reconciles Adjusted EBITDA and Adjusted EBITDA Margin to net loss and net loss margin, the most directly comparable financial measure calculated and presented in accordance with GAAP for the years ended December 31, 2025 and 2024:

	Years ended December 31,
	2025	2024
Net loss	$(43,174)	$(26,984)
Net loss margin	(584)%	(325)%
Add back:
Depreciation and amortization	2,822	1,354
Amortization of righ-of-use operating lease asset	2,315	429
Amortization of intangible assets	203	253
Stock-based compensation	851	620
Board of directors stock-based compensation	572	400
Gain on reversal of provision for loss on contract	504	(2)
Amortization of convertible debt discount	2,859	2,963
Loss on extinguishment of debt	3,841	—
Change in fair value of derivative liability	—	—
Change in fair value of contingent consideration for Sundew ALD acquisition	748	811
Non-cash interest expense	—	17
Change in fair value of warrant liabilities	(640)	366
Other nonoperating income	(8,279)	(4,315)
Adjusted EBITDA	$(37,378)	$(24,088)
Adjusted EBITDA margin	(506)%	(290)%

The following table reconciles net cash provided by operating activities in the Consolidated Statements of Cash Flows to Free Cash Flow for the years ended December 31, 2025 and 2024:

	Years ended December 31,
	2025	2024
Net cash, cash equivalents, and restricted cash used in operating	$(34,346)	$(23,772)
Purchase of property and equipment	(882)	(12,553)
Free cash flow	$(35,228)	$(36,325)

These metrics are not constructed in accordance with U.S. GAAP, and our use of these terms varies from others in our industry. These metrics should not be considered as alternatives to net income, cash flow from operations or any other performance measure derived in accordance with U.S. GAAP as measures of operating performance. These metrics have important limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Because of the limitations, we rely primarily on our U.S. GAAP results and use these metrics only as supplemental measures.

Liquidity, Going Concern and Capital Resources

During the three months ended March 31, 2026 and 2025, the Company incurred net losses in the amount of $11.7 million and $14 million, respectively, and generated negative cash flows from operations in the amounts of $6.7 million and

$3.6 million, respectively. Additionally, as of March 31, 2026, the Company had an accumulated deficit in the amount of $140.8 million and cash and cash equivalents of $17.7 million.

Based on current liquidity, historical operating losses, negative operating cash flows, and forecasted expenditures as of March 31, 2026, the Company’s current forecast of operating results and cash flows, combined with the effect of the financing transactions discussed above, management determined that there is substantial doubt about the Company’s ability to continue as a going concern over the twelve months following the date these financial statements are issued. As a result, the Company may require additional liquidity to continue its operations over the next twelve months.

It should be noted that, as described in Note 17. Subsequent Events of the Company’s unaudited condensed financial statements, the Company took suitable steps to secure liquidity in the form of an additional investment of $24.0 million into its Series D. This additional financing was used by the Company through Forge Battery to pay down deposits on equipment with its South Korean Teir 1 battery producing partner ($10,000) and on the lease at its Morrisville facility ($2,800). While the Company expects this amount to be sufficient for 12-months of operating cash flows under the current sales projections, investment into Forge Battery will need to continue, reducing this cash ramp.

As of March 31, 2026, the Company’s unaudited consolidated balance sheet reflects a working capital ratio of approximately 1.3, indicating that current assets are sufficient to meet short-term obligations. Based on the Company’s current cash burn rate, management estimates that existing cash resources provide approximately six months of liquidity, exclusive of other commitments.

The Company’s cash position primarily reflects proceeds from the Series D preferred convertible equity financing, which commenced with the issuance of convertible debt in the fourth quarter of 2024. The March 31, 2026 balance sheet does not include anticipated proceeds from additional Series D securities expected to be issued prior to year-end, which could bring the total raise to its targeted maximum of $100 million. Additionally, the balance sheet does not reflect the $8 million payment made in November 2025 to OIC on the $18 million note payable. Pursuant to the agreement, the remaining $10 million balance was extended to May 2026, subject to certain prepayment fees.

Management has prepared interim cash flow projections for the period from September 2025 through March 2027, which were reviewed in connection with the Company’s 2026 annual operating plan approved by the Board of Directors. These projections assume accelerating sales continuing into 2026, resulting in a gradual reduction in cash burn and stabilization through 2027. The projections included additional Series D proceeds of $20 million secured during the first quarter of 2026, and do not include project financing for the Forge Battery initiative. Under these assumptions, the Company will require approximately $13 million in operating funds and additional equity or refinancing to address the remaining $10.4 million OIC note.

The Company has incurred operating losses since initiating commercialization efforts in 2019, and management expects such losses to continue through 2026. While the Company currently maintains sufficient liquidity to fund operations for the near term, recurring losses from operations, the need for additional financing, and the uncertainty surrounding the timing and amount of future capital raises raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date of issuance of the financial statements, as contemplated by ASC 205-40.

Management’s plans to mitigate these conditions include completing the Series D financing round, which has remaining capacity of approximately $65 million and visibility to $15 million to $35 million in additional participation. In addition, management intends to strategically deploy proceeds from the Series D financing to expand sales personnel and to develop high-margin commercial tools for powder and semiconductor applications. These initiatives are expected to drive revenue growth and improve operating margins in 2026 and 2027.

Management has evaluated the Company’s ability to continue as a going concern in light of current liquidity constraints and projected cash requirements. While management has developed and is implementing plans intended to improve liquidity and address these conditions, these plans are not sufficient to alleviate the substantial doubt about the Company’s ability to continue as a going concern. Accordingly, substantial doubt remains regarding the Company’s ability to meet its obligations as they become due within one year after the date the financial statements are issued.

The Company’s capital structure includes preferred shares that do not carry mandatory dividend requirements. The Company maintains flexibility in its financing strategy, including potential equity raises and refinancing options to address outstanding debt obligations.

The Forge Battery project represents a significant future capital commitment. Project financing will only be pursued once key risks have been mitigated, including secured off-take agreements, finalized construction and equipment budgets, and engagement of an experienced Engineering, Procurement and Construction (“EPC”) contractor. Forge Battery will bear the obligations and collateral associated with project financing and lease commitments, insulating Forge Nano from direct exposure. While failure to complete the Forge Battery facility could negatively impact the Company’s reputation and future capital-raising efforts, it is not expected to materially affect cash flows within the next 12 months.

Cash Flows

Three Months Ended March 31, 2026 Compared to the Three Months Ended March 31, 2025

The following table presents a summary of our net cash (used in) provided by operating, investing and financing activities for the historical periods:

	Three months ended March 31,
	2026	2025
Cash flows (used in) provided by:
Operating activities	$(6,745)	$(3,550)
Investing activities	(226)	(416)
Financing activities	15,239	29,837
Net decrease in cash, cash equivalents, and restricted cash	$8,268	$25,871

Net cash used in operating activities

During the three months ended March 31, 2026, net cash used in operating activities of $6,745 resulted primarily from adjusted non-cash items of $3,334, changes in our operating assets and liabilities of $1,597, offset by our net loss of $11,676. Non-cash items include a change in fair value of contingent consideration for Sundew ALD acquisition of $954, depreciation and amortization expense of $729, amortization of non-cash lease expense and intangible assets of $773, stock-based compensation including Board of Directors of $410, change in fair value of warrant liabilities of $206 and amortization of debt discount of $72. Changes in working capital were primarily driven by increases in inventory of $287, account receivable of $21, deposits of $12, decreases in accrued and other current liabilities of $316 and operating lease liabilities of $270, partially offset by increases in accounts payable of $1,627, increase in contract liabilities-deferred revenue of $220, decreases in prepaid expenses and other current assets of $535 and contract assets — unbilled accounts receivable of $121.

During the three months ended March 31, 2025, net cash used in operating activities of $3,550 resulted primarily from adjusted non-cash items of $5,742, changes in our operating assets and liabilities of $4,691, offset by our net loss of $13,983. Non-cash items include loss on extinguishment of debt of $3,841, amortization of debt discount of $805, depreciation and amortization expense of $700, amortization of non-cash lease expense and intangible assets of $165, stock-based compensation including Board of Directors of $239, change in fair value of warrant liabilities of $640 and a change in fair value of contingent consideration for Sundew ALD acquisition of $608. Changes in working capital were primarily driven by inventory of $1,248, increases in contract assets — unbilled accounts receivable of $162, deposits of $812, and decreases in prepaid expenses and other current assets of $478, accrued and other current liabilities of $382, and operating lease liabilities of $111, partially offset by decreases in account receivable of $73, and increases in accounts payable of $5,918, and contract liabilities-deferred revenue of $937.

Net cash used in investing activities

During the three months ended March 31, 2026, we used $226 of cash in investing activities, primarily for the purchases of property and equipment.

During the three months ended March 31, 2025, we used $416 of cash in investing activities, primarily for the purchases of property and equipment.

Net cash provided by financing activities

Cash provided by financing activities during the three months ended March 31, 2026 was $15,239, primarily as a result of net proceeds from issuance of Series D preferred stock of $15,239, net of issuance costs of $561.

Cash provided by financing activities during the three months ended March 31, 2025 was $29,837, primarily as a result of net proceeds from issuance of Series D preferred stock of $29,837, net of issuance costs of $88.

Year Ended December 31, 2025 Compared to the Year Ended December 31, 2024

The following table presents a summary of our net cash (used in) provided by operating, investing and financing activities for the historical periods:

	Years ended December 31,
	2025	2024
Cash flows (used in) provided by:
Operating activities	$(34,346)	$(23,772)
Investing activities	(882)	(12,553)
Financing activities	32,419	7,087
Net decrease in cash, cash equivalents, and restricted cash	$(2,809)	$(29,238)

Net cash used in operating activities

During the year ended December 31, 2025, net cash used in operating activities of $34.3 million resulted primarily from adjusted non-cash items of $14.1 million, changes in our operating assets and liabilities of $5.2 million, offset by our net loss of $43.2 million. Non-cash items include loss on extinguishment of debt of $3.8 million, amortization of debt discount of $2.9 million, depreciation and amortization expense of $2.8 million, amortization of non-cash lease expense and intangible assets of $2.5 million, stock-based compensation including Board of Directors of $1.4 million, a change in fair value of contingent consideration for our acquisition of Sundew of $0.7 million and change in fair value of warrant liabilities of $0.6 million. Changes in working capital were primarily driven by increases in deposits of $3.4 million, contract assets - unbilled accounts receivable of $2.9 million, inventory of $1.1 million, prepaid expenses and other current assets of $0.5 million, account receivable of $0.3 million, partially offset by increase in operating lease liabilities of $2.6 million, increases in accounts payable of $0.4 million, contract liabilities-deferred revenue of $0.1 million and decreases in accrued and other current liabilities of less than $0.1 million.

During the year ended December 31, 2024, net cash used in operating activities of $23.8 million resulted primarily from adjusted non-cash items of $7.2 million, changes in our operating assets and liabilities of $4.0 million, offset by our net loss of $27.0 million. Non-cash items include amortization of debt discount of $3.0 million, depreciation and amortization expense of $1.4 million, amortization of non-cash lease expense and intangible assets of $0.7 million, stock-based compensation including Board of Directors of $1.0 million, change in fair value of warrant liabilities of $0.4 million and a change in fair value of contingent consideration for Sundew ALD acquisition of $0.8 million. Changes in working capital were primarily driven by increases in contract assets - unbilled accounts receivable of $2.6 million, deposits of $3.0 million, inventory of $0.2 million, prepaid expenses and other current assets of $0.2 million and decreases in accrued and other current liabilities of $0.2 million, and operating lease liabilities of $0.4 million, partially offset by decreases in account receivable of $0.9 million, and increases in accounts payable of $1.2 million, and contract liabilities-deferred revenue of $0.4 million.

Net cash used in investing activities

During the year ended December 31, 2025, we used $0.9 million of cash in investing activities, primarily for the purchases of property and equipment.

During the year ended December 31, 2024, we used $12.6 million of cash in investing activities, primarily for the purchases of property and equipment.

Net cash provided by financing activities

Cash provided by financing activities during the year ended December 31, 2025 was $32.4 million, primarily as a result of net proceeds from issuance of Series D preferred stock of $40.3 million, net of issuance costs of $0.8 million, partially offset by cash paid for the principle payment of debt of $7.5 million and cash paid for acquisition of Sundew ALD assets of $0.4 million.

Cash provided by financing activities during the year ended December 31, 2024 was $7.1 million, primarily as a result of net proceeds from the issuance of Series C preferred stock of $5.3 million, proceeds from the issuance of Series D convertible note of $1.9 million, proceeds from warrants exercised of $0.2 million, partially offset by cash paid for the acquisition of Sundew ALD assets of $0.4 million.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates and Significant Judgments and Estimates

Our audited consolidated financial statements have been prepared in accordance with GAAP. The preparation of these audited consolidated financial statements in accordance with GAAP requires management to make certain estimates, assumptions and judgments that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Although we believe our estimates, assumptions and judgments are reasonable, actual results may differ from our estimates under different assumptions, judgments or conditions.

Our significant accounting policies, which are detailed in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus, describe the significant accounting policies and methods used in the preparation of our consolidated financial statements. Of our significant accounting policies, we consider the following policies to be critical as they involve a higher degree of subjective or complex judgments and assumptions, often as a result of the need to make estimates about the effect of inherently uncertain matters.

Revenue Recognition

Revenue is recognized over time for most contracts using an input method based on labor hours incurred relative to total estimated labor hours. This requires significant judgment in estimating total contract costs and progress toward completion. Changes in these estimates can materially affect the timing and amount of revenue recognized. For the three months ended March 31, 2026 and 2025, three customers represented approximately 63% and four customers represented approximately 69% of total net revenue, respectively. Variable consideration, primarily related to change orders and cost overages, is included in the transaction price when it is probable that a significant reversal will not occur. While historical adjustments have not been material, future changes in estimates could significantly impact reported results.

Accounts Receivable

The Company estimates an allowance for credit losses on accounts receivable based on historical collection experience, current conditions, and benchmarking against comparable public companies. This estimate involves judgment and is subject to change based on customer credit risk and economic factors. The allowance is generally calculated as approximately 2% of total accounts receivable, with additional adjustments made for specific accounts as needed. Changes in these estimates could materially affect reported results. For the three months ended March 31, 2026 and 2025, the allowance for credit losses was $40 and $32, respectively, and any significant changes in assumptions could impact future periods’ financial condition and results of operations.

Goodwill Impairment

Goodwill is not amortized and is evaluated for impairment at least annually, or more frequently if events or changes in circumstances indicate potential impairment. The Company evaluates goodwill at the reporting unit level and has identified three reporting units, which correspond to its reportable segments: Tool Manufacturing & Related Services, Coating Services, and Battery Manufacturing.

As of March 31, 2026 and as of December 31, 2025, goodwill totaled $3,124, of which $2,224 is allocated to the Coating Services reporting unit and $900 is allocated to the Tool Manufacturing and Related Services reporting unit. No goodwill is assigned to the Battery Manufacturing reporting unit.

The Company may perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This assessment requires significant judgment and considers factors such as macroeconomic conditions, industry trends, and overall financial performance. If a quantitative assessment is required, fair value is estimated using valuation techniques such as the income approach, which require assumptions including projected revenues, gross margins, discount rates, and long-term growth rates. Changes in these assumptions or market conditions could materially affect the estimated fair value and result in impairment in future periods.

For the three months ended March 31, 2026, there were no events to which an impairment analysis would be warranted.

For the three months ended March 31, 2026, the Company concluded that it was more likely than not that the fair value of each reporting unit exceeded its carrying amount.

The Coating Services reporting unit is more sensitive to changes in assumptions related to execution, scaling, and customer adoption. Adverse changes in these factors or broader market conditions could increase the risk of impairment in future periods.

Product Warranties

The Company estimates warranty obligations at the time products are sold based on historical claim experience and current cost assumptions for repair or replacement. This estimate requires judgment and is subject to variability in product performance and customer usage. The Company generally applies an estimated rate of 10% of revenue recognized on completed projects to determine the reserve. As of March 31, 2026 and March 31, 2025, the warranty liability was $67 and $121, respectively. Warranty expense for the three months ended March 31, 2026 was $11, compared to $(19) (reflecting a reserve adjustment) for the same period in 2025. Changes in assumptions regarding claim rates or repair costs could materially affect future results.

Recently Accounting Pronouncements Not Yet Adopted

See Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks as part of our ongoing business operations, including risks from changes in interest rates on debt obligations and foreign currency exchange rates that could impact our financial condition, results of operations and cash flows. We manage our exposure to these and other market risks through regular operating and financing activities.

Interest Rate Risk

Our exposure to interest rate risk primarily relates to our outstanding indebtedness and any future borrowings. As of March 31, 2026, we had an outstanding note payable to OIC with a remaining balance of approximately $10.4 million, which bears interest at a fixed rate. Because this obligation is fixed-rate debt, we are not currently exposed to fluctuations in market interest rates with respect to this note. However, if we seek to refinance this debt or obtain additional financing, changes in prevailing interest rates could increase our cost of capital and adversely affect our financial condition.

Additionally, if we pursue project financing for the Forge Battery initiative, such financing may include variable-rate components, which would expose us to interest rate volatility. A hypothetical 100 basis point increase in interest rates on a $50 million variable-rate borrowing would result in an incremental annual interest expense of approximately $5 million. We currently do not utilize derivative instruments to manage interest rate risk.

Commodity Risk

Our operations involve the development and commercialization of advanced materials and technologies, which require certain raw materials and components. While we do not currently engage in large-scale commodity purchases, our costs may be indirectly affected by fluctuations in commodity prices, particularly metals and chemicals used in powder and semiconductor applications. Significant increases in the prices of these inputs could raise our production costs and negatively impact margins.

We do not currently hedge commodity price risk through futures contracts or other derivative instruments. However, as our commercial volumes increase, we may consider implementing risk management strategies to mitigate exposure to commodity price volatility.

JOBS Act Accounting Election

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our audited financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. Refer to Note 2 to our audited consolidated financial statements for additional information regarding new or revised accounting pronouncements.

We have chosen to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies; (iii) comply with certain types of new requirements adopted by the PCAOB; and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. We may remain an “emerging growth company” until the last day of the fiscal year following the February 12, 2030. However, if certain events occur prior to such date, including if we become a “large accelerated filer,” our annual gross revenue equals or exceeds $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an “emerging growth company” prior to such date.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer, from and after the consummation of the Business Combination, to Pubco.

Board of Directors and Executive Officers

ATII and Forge Nano anticipate that the current executive officers of Forge Nano, as of the date of this proxy statement/prospectus, will be the executive officers of Pubco following the Closing of the Business Combination. The following persons are expected to serve as Pubco’s directors and executive officers following the Business Combination.

Directors

Name	Age	Position
Paul Lichty	42	Chair of the Board, Director
Michael Danner	63	Director
David Goggins	59	Director
Millicent Pitts-DiCicco	72	Director
Jimmy Smith	59	Director
Kamal Bherwani	[ ]	Director
Ben Landen	38	Director

Background and Business Experience

Paul Lichty is a co-founder of Forge Nano, has served as a Forge Nano director since [July 2017], and has served as Chief Executive Officer of Forge Nano since 2011. Prior to founding Forge Nano, Mr. Lichty was Research Engineer at Sundrop Fuels Inc. from 2012 to 2014, Engineering Consultant at Lichty Engineering from 2007 to 2010, and Research Engineer at Copernican Energy from 2006 to 2007. Mr. Lichty holds a Ph.D. in Chemical and Biological Engineering and a B.S. in Mechanical Engineering from the University of Colorado, Boulder. Mr. Lichty has been published in various scientific journals and holds numerous U.S. public patents. We believe Mr. Lichty is qualified to serve on the Pubco Board given his leadership experience and expertise.

Michael Danner has served as a director of Forge Nano since 2018. Mr. Danner is currently a partner at Invent Development Partners, a real estate development firm specializing in modern construction techniques, a position he has held since 2013. Prior to this, Mr. Danner founded and operated a manufacturing company specializing in magnetics, motors, pumps and electronics in 1996, where he partnered with others to develop commercial size wind farms before ultimately selling the company to General Electric in 2008. Mr. Danner began his career as a computer-aided design engineer for the high voltage switch gear division of Boeing Commercial Aircraft and Siemens in Germany.

Mr. Danner graduated from Northeastern University with a degree in Mechanical Engineering. We believe Mr. Danner is qualified to serve on the Pubco Board due to his extensive technical and leadership experience.

David Goggins has served as a director of Forge Nano since 2024. Mr. Goggins currently manages his own consulting company, which he founded in 2023, providing executive consulting with a focus on strategy development, program management, risk/opportunity strategy and industrial base strategy development. Prior to his retirement, Mr. Goggins served in the U.S. Navy for over 34 years and achieved the rank of Rear Admiral. In 2022, Mr. Goggins was assigned as the special assistant to the Assistant Secretary of the Navy for Research, Development and Acquisition for the Australian-United Kingdom-United States Partnership, a position he held until 2023. From 2021 to 2022, Mr. Goggins served as Program Executive Officer, Attack Submarines and from 2018 to 2021, he served as Program Executive Officer, Submarines. Mr. Goggins served as major program manager of the Virginia Class Program and the Columbia Class Program from 2012 to 2015 and 2015 to 2018, respectively, where he led the design, construction and sustainment of nuclear-powered submarines for the U.S. Navy. Prior to these roles, Mr. Goggins held various roles within the U.S. Navy.

Mr. Goggins attended the University of California, Berkeley and graduated in 1989 with a B.S. in Nuclear Engineering and Material Science Engineering. His graduate education includes an M.S. degree in Operations Research from the Naval Postgraduate School and two M.S. degrees from the Massachusetts Institute of Technology in Mechanical Engineering and in Naval Architecture

and Marine Engineering. We believe Mr. Goggins is qualified to serve on the Pubco Board given his extensive leadership and advisory experience.

Millicent Pitts-DiCicco has served as a director of Forge Nano since 2023. Ms. Pitts-DiCicco is a seasoned executive with over 30 years of experience in the chemicals and materials industry, having worked for companies such as BASF/Engelhard, Mayan Pigments, Ferro Corp, Rohm & Haas and Arco Chemical. Ms. Pitts-DiCicco currently serves as the Chief Executive Officer of the Ocean Exchange, a non-profit that awards seed funding to industrial and social start-ups, a position she has held since 2013. Ms. Pitts-DiCicco was a board member and officer of the Landings Association from 2011 to 2013, an 8,700-resident coastal community with a $10 million operating budget. Ms. Pitts-DiCicco also serves as a steering committee member of OceanVisions.org, a non-profit organization aimed at advancing responsible and effective ocean-based climate solutions. She is currently an associate at Creative Destruction Labs in Atlantic Canada and is an awardee of a four year NOAA program for the Ocean Enterprises. She previously served as a registered civil mediator and has frequently served as a judge, mentor or advisor in clean-tech and marine-energy programs.

Ms. Pitts-DiCicco holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in Accounting, with a minor in Economics, from Stephen F. Austin University. We believe Ms. Pitts-DiCicco is qualified to serve on the Pubco Board due to her extensive management and entrepreneurship experience.

Jimmy Smith has served as a director of Forge Nano since 2024. Mr. Smith is currently the Vice President for Commercial Strategy and Contract Performance for Government Programs at Hornbech Offshore, a global marine logistics company headquartered in Covington, Louisiana. Prior to that role, he served as the Chief Executive Officer of Pacific Engineering Incorporated, a composite material design and manufacturing company with headquarters in Nebraska, a position he has held since 2023. He is also the owner of “Smith Advisory Consulting,” a consulting firm he founded in 2023. Prior to this, Mr. Smith served as the Small Business Director for the Department of the Navy Senior Executive Service from 2019 to 2023. In fiscal year 2022, Mr. Smith served as the Chairman of the Federal Office of Small Disadvantaged Business Utilization Directors Interagency Council, where he worked closely with Congress, the Small Business Administration and the Office of Management and Budget to ensure that the barriers to small businesses doing business with the Federal government were eliminated through more inclusive policies and the adoption of best practices. In 2019, Mr. Smith served as the Small Business Director for the Department of the Navy, where he was charged with overseeing small business acquisition policy. In 2017, Mr. Smith served as the Deputy Assistant Secretary of the Navy for Expeditionary Programs & Logistics Management delivering upon urgent warfighter needs and overseeing acquisition logistics policy for the entire U.S. Navy and U.S. Marine Corps team. In 2013, Mr. Smith served as the Director for Integrated Nuclear Weapons Safety and Security within the U.S. Navy’s Strategic Systems Programs, where he was charged with safekeeping nuclear arsenal. Mr. Smith’s other notable positions include working as an Executive Director for Undersea Technology; Deputy Program Manager for the Ohio Class Guided Missile Submarine (SSGN) Program; and Construction Manager, Test & Evaluation Manager and Environmental Manager for the Virginia (SSN 774) Class Submarine Program. Currently, Mr. Smith also serves on the Board of Directors for Dobbs Defense Solutions, 11th Hour Services, JRC Integrated Systems and Acquisition NexGen.

Mr. Smith received a B.S. in mechanical engineering, in 1990, from Tuskegee University. He completed graduate-level studies in Environmental Engineering, Marine Engineering and Business Management. He also possesses four executive leadership certificates from the Cornell University School of Industrial and Labor Relations and two executive business certificates from the University of North Carolina at Chapel Hill, Kenan-Flagler Business School. We believe Mr. Smith is qualified to serve on the Pubco Board given his extensive technical, leadership and advisory experience.

Kamal Bherwani [                ]

Ben Landen has served as a Special Advisor to Archimedes Tech SPAC Partners II Co. since February 2025. Mr. Landen has been Chief Executive Officer of Archimedes Tech SPAC Partners III Co. since April 2026 and its Chief Technology Officer since December 2025; Mr. Landen was previously the Chief Executive Officer of Archimedes Tech SPAC Partners III Co. and a director from August 2025 to December 2025. From 2021 to 2022, Mr. Landen served as a Special Advisor to Archimedes Tech SPAC Partners Co. In 2020, Mr. Landen co-founded Superposition Venture Partners, a technology-focused early-stage and pre-IPO investment firm and serves as its Managing Director. From 2021 to October 2025, Mr. Landen served as the Vice President of Business Development for the autonomous vehicle solutions developer, Cyngn Inc., after serving as the Senior Director of Product and Partnership for Cyngn Inc. from 2019. From 2017 to 2019, Mr. Landen served as the Head of Product & Business Development at DeepScale, a venture-backed startup that developed AI perception solutions for autonomous vehicles (acquired by Tesla in 2019). Mr.

Landen began his career as one of the first automotive business managers of Maxim Integrated, where he spearheaded the fledgling automotive business unit’s growth and ultimately managed a $100 million automotive semiconductor product line.

Executive Officers

Name	Age	Position
Paul Lichty	42	Chief Executive Officer
Michael Kleinberg	56	Chief Financial Officer
Curtis Zimmermann	64	Chief Legal Counsel
Shane Smith	[ ]	President of Forge Battery

Background and Business Experience

See above for the background and experience of Paul Lichty.

Michael Kleinberg has served as Chief Financial Officer of Forge Nano since 2020. Prior to this role, Mr. Kleinberg worked as Chief Financial and Administrative Officer at RS2 Software, Inc. from 2018 to 2020, Principal at CBIZ CMF from 2017 to 2018 and Chief Financial Officer at Accucode, Inc. from 2015 to 2017. Mr. Kleinberg also served as Chief Financial Officer / Operations at Solera Salon, Inc. and Needham Roof Systems, Inc. from 2008 to 2015. Earlier in his career, Mr. Kleinberg held various finance and investment roles at Aaron, Bell International, KNN Public Finance, La Mancha Associates, LLC, and Daniels and Associates (RBC Capital Markets). Mr. Kleinberg holds an M.B.A. in Finance from Rotman School of Management, University of Toronto, and a B.A. in English and History from Trinity College, University of Toronto.

Curtis Zimmermann has served as Chief Legal Counsel of Forge Nano since 2021. Prior joining Forge Nano, Mr. Zimmermann held various positions at BASF Corporation, a chemical manufacturing company, including Manager, Government Liaison from 2012 to 2021. Before this, Mr. Zimmermann’s positions at BASF Corporation included Manager, Inorganic Pigments and Materials from 2010 to 2012; Manager, Science Relations in 2010; Senior Manager, New Technologies & Effect Materials from 2009 to 2010; and Manager, New Technologies & Effect Materials from 2006 to 2009. Prior to these roles, Mr. Zimmermann was involved in various technical managerial positions in materials science with an emphasis on pearlescence, optical thin film materials, fine particle science, and colloid chemistry, including as a Senior Scientist at Geo-Centers, Inc., where he focused on powder technology & military obscuration. Mr. Zimmermann holds a J.D. from Pace Law School and is a member of the New York Bar. He obtained his Ph.D. in physical chemistry from Clarkson University, New York, and his B.S. in chemistry from Millersville University, Pennsylvania.

Shane Smith worked at Microvast as Chief Operating Officer from 2019 to 2023, and at Transacore as Senior Vice-President of Product Marketing from 2013 to 2019. Prior to these roles, Mr. Smith also served at Triquint Semiconductor (which became Qorvo) from 2004-2013 and Sawtek from 2000-2004. Mr. Smith holds an MS Business from John Hopkins University, a Certified Naval Nuclear Engineer designation from the US Department of Energy and a BS in Engineering from the US Naval Academy.

Board Composition

Our business and affairs will be managed under the direction of the Pubco Board. Following the consummation of the Business Combination, the Pubco Board will initially consist of seven members. The Proposed Organizational Documents provide for a classified board of directors divided into three classes serving staggered three-year terms as follows:

Class I directors will initially be [          ] and [          ] and their term will expire at the first annual meeting of stockholders following the Closing.

Class II directors will initially be [          ] and [          ] and their term will expire at the second annual meeting of stockholders following the Closing.

Class III directors will initially be [          ] and [          ] and their term will expire at the third annual meeting of stockholders following the Closing.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors on the Pubco Board. This classification of the Pubco

Board may have the effect of delaying or preventing changes in control. At each annual meeting following the consummation of the Business Combination, holders of shares of Pubco Common Stock will elect the successors to one class of the directors on the Pubco Board.

Pursuant to the terms of the Merger Agreement, at the Closing, Paul Lichty, Michael Danner, David Goggins, Millicent Pitts-DiCicco, and Jimmy Smith will be appointed to the Pubco Board as designees of Forge Nano and Ben Landen will be appointed to the Pubco Board as a designee of the Sponsor.

Independence of the Board of Directors

Nasdaq rules generally require that independent directors (as defined under the rules of Nasdaq) must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that        ,         and,       representing         of Pubco’s seven proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making such determinations, our board of directors considered the relationships that each such non-employee director has with Forge Nano and Pubco and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he or she is affiliated.

Role of the Pubco Board in Risk Oversight

The Pubco Board will have extensive involvement in the oversight of risk management related to Pubco and its business and will accomplish this oversight through the regular reporting to the Pubco Board by the audit committee. The audit committee will represent the Pubco Board by periodically reviewing Pubco’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of Pubco business and summarize for the Pubco Board all areas of risk and the appropriate mitigating factors. In addition, the Pubco Board will receive periodic detailed operating performance reviews from management.

Pubco Board Committees

Following the completion of the Business Combination, the committees of the Pubco Board will include an audit committee, a compensation committee and a nominating and corporate governance committee, each as described below. From time to time, the Pubco Board may establish other committees to facilitate the management of Pubco’s business.

Pubco’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, compensation and nominating and corporate governance committees to ensure effective and efficient oversight of Pubco’s activities and to assist in proper risk management and the ongoing evaluation of management controls. Pubco believes that the leadership structure of the Pubco Board will provide appropriate risk oversight of Pubco’s activities.

Audit Committee

Following the completion of the Business Combination, our audit committee, will consist of [          ] (chair), [          ] and [          ]. Each proposed member of the audit committee qualifies as an independent director under Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. The Pubco Board has determined that [           ] qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.

The principal duties and responsibilities of the audit committee will be as follows:

●	to prepare the audit committee report required by the SEC to be included in Pubco’s annual proxy statement;
●	to oversee and monitor our financial reporting process;

●	to oversee and monitor the integrity of our financial statements and internal control system;
●	to oversee and monitor the independence, retention, performance and compensation of our independent registered public accounting firm;
●	to oversee and monitor the performance, appointment and retention of our internal audit function;
●	to discuss, oversee and monitor policies with respect to risk assessment and risk management;
●	to oversee and monitor our compliance with legal and regulatory matters;
●	to oversee and monitor our cybersecurity, information and technology security and data privacy strategies and policies; and
●	to provide regular reports to the Pubco Board.

The Pubco Board will adopt a written charter for the audit committee which will be available on Pubco’s website upon the completion of the Business Combination.

Compensation Committee

Following the completion of the Business Combination, our compensation committee will consist of (chair), and .

The principal duties and responsibilities of the Compensation Committee will be as follows:

●	to review and make recommendations to the full board of directors regarding our compensation policies and programs;
●	to review and approve the compensation of our chief executive officer and other officers, including all material benefits, option or stock award grants and perquisites and all material employment agreements;
●	to review and make recommendations to the Pubco Board with respect to our incentive compensation plans, pension plans and equity-based compensation plans;
●	to administer incentive compensation, pension plans and equity-based compensation plans;
●	to review and make recommendations to the Pubco Board with respect to the financial and other performance targets that must be met;
●	to oversee our human capital management policies, including policies related to talent development;
●	to review and make recommendations to the full board of directors regarding compensation of non-executive directors;
●	to prepare an annual compensation committee report; and
●	to take such other actions as are necessary and consistent with the governing law and our organizational documents.

The Pubco Board will adopt a written charter for the compensation committee which will be available on Pubco’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Following the completion of the Business Combination, our nominating and corporate governance committee will consist of          (chair),            and          . The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

●	to identify candidates qualified to become directors of the Pubco, consistent with criteria approved by the Pubco Board;
●	to review and recommend to the Pubco Board a succession plan for the chief executive officer and other executive officers;
●	to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the committees of the board;
●	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;
●	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;
●	to set and review the compensation of the non-executive members of the board of directors;
●	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and
●	to oversee the evaluation of our board of directors.

The Pubco Board will adopt a written charter for the nominating and corporate governance committee which will be available on Pubco’s website upon completion of the Business Combination.

Code of Business Conduct

In connection with the completion of the Business Combination, Pubco will adopt a new code of business conduct and ethics that will apply to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The code of business conduct and ethics will contain general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller or persons performing similar functions, and our directors, on our website. The code of business conduct and ethics will be available on Pubco’s website upon the completion of the Business Combination.

Compensation Committee Interlocks and Insider Participation

No member of Pubco’s compensation committee was at any time one of the Pubco’s officers or employees. Upon the Closing, none of Pubco’s executive officers would serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity, one of whose executive officers served as a member of the Pubco Board or compensation committee.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

All share counts in this section are shown on a pre-Business Combination basis.

Throughout this section, unless otherwise noted, “we,” “us,” “our,” the “Company,” “our board of directors” and similar terms refer to Forge Nano prior to the consummation of the Business Combination, and to Pubco after the consummation of the Business Combination.

The following discussion contains forward looking statements that are based on our current plans, considerations, expectation and determination regarding the Company’s future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially and adversely from currently planned programs as summarized in this discussion.

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. The compensation provided to our named executive officers for the fiscal years ended December 31, 2025, is detailed in the Summary Compensation Table and accompanying footnotes and narrative that follow. The Company’s named executive officers for the fiscal year ended December 31, 2025, are:

●	Paul Lichty, Chief Executive Officer
●	Michael Kleinberg, Chief Financial Officer
●	Curtis Zimmermann, Chief Legal Officer

To achieve our compensation objectives, we historically have provided our executives with a compensation package consisting of the following elements:

Compensation Element	Compensation Purpose
Base Salary	Recognize scope and impact of job responsibilities and attract and retain our executives with superior talent, expertise, and experience

Annual Cash Bonus	Incentivize and reward our executives for annual contributions to Forge Nano performance by tying to both Forge Nano and individual performance

Long-Term Incentive Compensation	Promote an ownership culture and the maximization of long-term stockholder value by aligning the interests of our executives and stockholders

Named Executive Officers Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended December 31, 2025.

						Nonequity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)(2)	($)	Earnings ($)	($)(3)	($)
Paul Lichty Chief Executive Officer	2025	348,075	40,000	0	50,850	0	0	23,283	462,208
Michael Kleinberg Chief Financial Officer	2025	275,000	40,000	0	33,620	0	0	29,567	378,187
Curtis Zimmermann Chief Legal Officer	2025	296,489	40,000	0	24,801	0	0	40,399	401,689
(1)	The amounts in this column represent discretionary bonuses paid to the Company’s executives in 2025.

(2)	The amounts in this column represent the aggregate grant-date fair value of option awards granted to each NEO, computed in accordance with FASB ASC Topic 718. For more information on these option awards, please see the Outstanding Equity Awards at Fiscal 2025 table.
(3)	The amounts in this column are comprised of health, life and other benefits for each named executive officer.

Narrative Disclosure to 2025 Summary Compensation Table

For 2025, the compensation program for our NEOs consisted of base salary and an annual cash bonus opportunity as well as an annual equity award consisting of options to purchase shares of common stock. In addition, our NEOs were eligible to participate in any employee benefit programs generally available to all employees.

Base Salary

Base salary is set at a level that reflects the remit, scope, and impact of the role and is commensurate with the NEO’s contributions, prior experience, and sustained performance. Initial base salaries of our NEOs are established through arm’s-length negotiation at the time the individual NEO is hired, taking into consideration any relevant factors as well as experience and comparable market data. Thereafter, Forge Nano’s Board has generally reviewed, and adjusted as necessary, base salaries for each of our NEOs periodically and whenever there is a change in the scope of the NEO’s role. In setting base salary levels for 2025, Forge Nano’s Board considered a range of factors, including:

●	the individual’s anticipated responsibilities and experience;
●	the collective experience and knowledge in compensating similarly situated individuals at other companies; and
●	the value of the NEO’s existing equity awards.

Annual Cash Bonus

Annual cash bonuses provided to NEOs are discretionary and any such bonuses are determined by Mr. Lichty and the compensation committee of the Board (except for Mr. Lichty, whose cash bonus is determined solely by the compensation committee), although NEOs have bonus targets set as a percentage of such NEO’s base salary. Annual cash bonuses can be awarded in the form of both cash and equity (options or restricted stock).

Long-Term Incentive Compensation

The Forge Nano compensation committee has discretion to grant equity awards as part of the compensation packages of our NEOs and granted equity awards to Messrs. Lichty, Kleinberg, and Zimmermann in 2025. Additionally, 100% of our NEO’s unvested equity compensation is in the form of options to purchase shares of common stock which were granted under the 2017 Equity Plan (as defined below). Stock options granted under the 2017 Equity Plan generally vest over four years with a one-year cliff, subject to the NEO’s continued service. Please see the “Outstanding Equity Awards at 2025 Fiscal Year-End” table and below for a description of the vesting, termination and change in control treatment of the Options.

Outstanding Equity Awards at Fiscal 2025

The following table present information regarding outstanding equity awards held by our NEOs as of December 31, 2025:

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised	Option	Option
	Options Exercisable	Options Unexercisable	Exercise Price	Expiration
Name/Grant Date	(#)	(#)	(#)	Date
Paul Lichty Chief Executive Officer
04/11/2022(1)	1,054	96	$17.47	04/11/2027
12/26/2023(2)	11,353	11,352	$32.10	12/25/2028
04/01/2024(3)	354	496	$32.10	03/31/2029
12/12/2024(4)	1,809	5,427	$41.51	12/11/2029
10/01/2025(5)	8,514	0	$92.06	09/30/2030
10/24/2025(6)	0	950	$83.69	10/23/2035
Michael Kleinberg Chief Financial Officer
02/08/2021(7)	13,000	0	$10.50	02/07/2031
04/11/2022(8)	848	77	$15.88	04/10/2032
04/01/2024(9)	367	513	$29.18	03/31/2034
12/12/2024	3,874	11,623	$37.73	12/11/2034
10/24/2025(11)	0	610	$83.69	10/23/2035
Curtis Zimmermann Chief Legal Officer
01/11/2022(12)	10,604	226	$15.88	01/11/2032
04/25/2022(13)	848	77	$15.88	04/25/2032
04/01/2024(14)	292	408	$29.18	03/31/2034
12/12/2024(15)	1,497	4,490	$37.73	12/11/2034
10/24/2025(16)	0	450	$83.69	10/23/2035
(1)	On April 11, 2022, Mr. Lichty was granted incentive stock options exercisable for 1,150 shares of Company Common Stock with an exercise price of $17.47 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(2)	On December 26, 2023, Mr. Lichty was granted incentive stock options exercisable for 22,705 shares of Company Common Stock with an exercise price of $32.10 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(3)	On April 1, 2024, Mr. Lichty was granted incentive stock options exercisable for 850 shares of Company Common Stock with an exercise price of $32.10 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(4)	On December 12, 2024, Mr. Lichty was granted incentive stock options exercisable for 7,236 shares of Company Common Stock with an exercise price of $41.51 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(5)	On October 1, 2025, Mr. Lichty was granted incentive stock options exercisable for 8,514 shares of Company Common Stock with an exercise price of $92.06 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options were fully vested upon grant.

(6)	On October 24, 2025, Mr. Lichty was granted incentive stock options exercisable for 950 shares of Company Common Stock with an exercise price of $83.69 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(7)	On February 8, 2021, Mr. Kleinberg was granted incentive stock options exercisable for 13,000 shares of Company Common Stock with an exercise price of $10.50 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vested over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(8)	On April 11, 2022, Mr. Kleinberg was granted incentive stock options exercisable for 925 shares of Company Common Stock with an exercise price of $15.88 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vested over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(9)	On April 1, 2024, Mr. Kleinberg was granted incentive stock options exercisable for 880 shares of Company Common Stock with an exercise price of $83.69 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(10)	On December 12, 2024, Mr. Kleinberg was granted incentive stock options exercisable for 15,497 shares of Company Common Stock with an exercise price of $37.73 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(11)	On October 24, 2025, Mr. Kleinberg was granted incentive stock options exercisable for 610 shares of Company Common Stock with an exercise price of $83.69 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(12)	On January 11, 2022, Mr. Zimmermann was granted incentive stock options exercisable for 10,830 shares of Company Common Stock with an exercise price of $15.88 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(13)	On April 25, 2022, Mr. Zimmermann was granted incentive stock options exercisable for 925 shares of Company Common Stock with an exercise price of $15.88 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(14)	On April 1, 2024, Mr. Zimmermann was granted incentive stock options exercisable for 700 shares of Company Common Stock with an exercise price of $29.18 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.

(15)	On December 9, 2024, Mr. Zimmermann was granted stock options exercisable for 5,987 shares of Company Common Stock with an exercise price of $37.73 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.
(16)	On October 24, 2025, Mr. Zimmermann was granted incentive stock options exercisable for 450 shares of Company Common Stock with an exercise price of $83.69 per share. The grant was made pursuant to the terms and conditions of the 2017 Equity Plan. The options vest over four years, with 25% of the options cliff vesting after one year and the remaining 75% vesting in equal monthly installments over the following 36 months, subject to continued employment with the Company through each applicable vesting date.

Section 401(k) Plan

Forge Nano sponsors a tax-qualified Section 401(k) profit-sharing plan (the “401(k) Plan”) for all employees, including our NEOs. Full-time employees of Forge Nano are eligible to participate in the 401(k) Plan and may contribute up to a specified percentage of their base salary to the 401(k) Plan, and Forge Nano makes matching contributions equal to 3% of the participating employee’s eligible earnings.

Pension Benefits

None of our NEOs participated in any defined benefit pension plans in 2025.

Nonqualified Deferred Compensation

None of our NEOs participated in any non-qualified deferred compensation plans, supplemental executive retirement plans, or any other unfunded retirement arrangements in 2025.

Other Benefits and Perquisites

Forge Nano offers benefits to our NEOs on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; a health savings account and flexible spending accounts.

Employment Agreements

We have entered into an employment agreement with Mr. Lichty and offer letters with Messrs. Kleinberg and Zimmermann that generally set forth the terms and conditions of employment, including base salary, target bonus opportunities and standard employee benefit plan participation. In addition, Mr. Lichty’s employment agreement and Messrs. Kleinberg and Zimmermann’s offer letter also contain provisions for certain payments and benefits in connection with certain terminations of employment, as described further in “Potential Payments upon Termination or Change in Control” below. However, in connection with the Business Combination, the Company intends to further develop its executive compensation program to align compensation with the Company’s business objectives and the creation of stockholder value, while enabling the Company to attract, motivate and retain individuals who contribute to the long-term success of the Company, and expects that it will amend and restate each of the employment agreements detailed below.

Paul Lichty

Mr. Lichty entered into an employment agreement which provides his base salary, bonus eligibility and eligibility to participate in Company-sponsored benefit programs. In addition, Mr. Lichty is subject to the following restrictive covenants: one-year post-termination non-compete, two-year post-termination customer, supplier and employee non-solicit, two-year no-hire of Forge Nano employees, perpetual non-disparage and perpetual confidentiality. Further, Mr. Lichty’s employment agreement provides for the rights and responsibilities of the parties in the event of certain terminations of employment, as further described in “Potential Payments upon Termination or Change in Control” below. Furthermore, Mr. Lichty entered into a letter agreement on March 31, 2026 that supplements his employment agreement with us, which, amongst other things, sets forth his current base salary and provides that he will be eligible for certain performance-based incentives based on Company performance following the Business Combination.

Michael Kleinberg

Mr. Kleinberg entered into an employment agreement which provides his base salary, bonus eligibility and eligibility to participate in Company-sponsored benefit programs. In addition, Mr. Kleinberg is subject to the following restrictive covenants: one-year post-termination non-compete, two-year post-termination customer, supplier and employee non-solicit, two-year no-hire of Forge Nano employees, perpetual non-disparage and perpetual confidentiality. Further, Mr. Kleinberg’s employment agreement provides for the rights and responsibilities of the parties in the event of certain terminations of employment, as further described in “Potential Payments upon Termination or Change in Control” below.

Curtis Zimmermann

Mr. Zimmermann entered into an offer letter with the Company, which provides for base salary, bonus eligibility and eligibility to participate in Company-sponsored benefit programs. In addition, Mr. Zimmermann entered into the Company’s standard Confidential Information and Invention Agreement

Potential Payments Upon Termination or Change in Control

Each NEO employment agreement (but not the offer letter entered into with Mr. Zimmermann) provides for severance payments and benefits upon certain terminations of employment with Forge Nano and its affiliates, as described further below. Each NEO’s rights with respect to his or her equity awards with Forge Nano or its affiliates is governed by the applicable equity plan and award agreement and the NEO’s rights with respect to employee benefits are governed by the applicable benefit plans.

As provided in Messrs. Lichty’s and Kleinberg’s employment agreements, upon a termination of employment by Forge Nano for “cause” or due to a resignation without “good reason” (as each such term is defined in the employment agreement), Messrs. Lichty and Kleinberg would be entitled to receive their base salary through the date of termination, and reimbursement for any unreimbursed business expenses that have been properly incurred prior to the termination date (the “Accrued Rights”).

In the event that Messrs. Lichty or Kleinberg is terminated by Forge Nano without “cause” or the NEO resigns for “good reason” (as each such term is defined in their respective employment agreements), such executive will be entitled to receive, in addition to the Accrued Rights, and subject to their execution and non-revocation of a release of claims in a form acceptable to Forge Nano and continued compliance with restrictive covenants set forth in their employment agreements:

●	12 months of base salary, payable in installments in accordance with Forge Nano’s regular payroll practices; and
●	If the applicable NEO is eligible and elects continuation coverage under Section 4980B of the Code or other similar applicable law (“COBRA”), Forge Nano will reimburse the applicable NEO for each month that such COBRA coverage is in effect (up to 12 months) an amount equal to the excess of the premium charged for such COBRA coverage over the premium that would be paid by Forge Nano executives generally for comparable coverage, which will be discontinued if the applicable NEO becomes eligible for similar benefits from a successor employer (the “Continued Health Benefits”).

Potential Payments upon Termination or Change in Control Table

			Pension/	Perquisites/	Tax
	Cash	Equity	NDQC	benefits	Reimbursement	Other	Total
Name	($)	($)	($)	($)	($)	($)	($)
Paul Lichty Chief Executive Officer	348,075	2,936,859	0	23,283	0	0	3,308,216
Michael Kleinberg Chief Financial Officer	275,000	2,163,165	0	28,194	0	0	2,466,359
Curtis Zimmermann Chief Legal Officer	0	908,954	0	40,399	0	0	949,353

2017 Equity Plan

The 2017 Equity Incentive Plan of Forge Nano was adopted on July 19, 2017, as amended from time to time (including most recently on May 14, 2019) (the “2017 Equity Plan”). The 2017 Equity Plan permits the grant of incentive stock options, non-qualified stock options, stock bonuses, stock purchases, stock units, stock appreciation rights, and other stock based awards (each, a “Stock Award”) to eligible employees, directors, and consultants of Forge Nano. If the 2017 Equity Plan is terminated, it will continue to govern the terms and conditions of any outstanding Stock Awards previously granted thereunder.

The 2017 Equity Plan is administered by the Forge Nano Board, or any committee designated by the Forge Nano Board to administer the 2017 Equity Plan in accordance with its terms (the “Administrator”). Subject to the provisions of the 2017 Equity Plan, the Administrator has the authority in its discretion to make all decisions it deems necessary or expedient to promote the best interests of Forge Nano which are not in conflict with the provisions of the Plan. The Administrator’s powers are specified in the 2017 Equity Plan. The Administrator has all authority and discretion necessary to administer the 2017 Equity Plan and to control its operation, including the authority to construe and interpret the terms of the 2017 Equity Plan and the Stock Awards granted under the 2017 Equity Plan. The Administrator’s decisions are final and binding on all participants.

Subject to any change in the capitalization of the 2017 Equity Plan or other corporate transaction described in the 2017 Equity Plan, the aggregate number of Forge Nano Common Shares which may be issued under the 2017 Equity Plan is 551,686. As of September 30, 2025, stock options covering 361,463 shares of Forge Nano Common Stock were outstanding under the 2017 Equity Plan and [190,223] Forge Nano Common Shares remained to be issued.

Subject to the provisions of the 2017 Equity Plan, the Administrator will select the individuals to whom a Stock Award may be granted, determine the term of the Stock Award, determine the number of Forge Nano Common Shares subject to the Stock Award and determine the other terms and conditions of the Stock Award as provided in the 2017 Equity Plan.

The 2017 Equity Plan may be amended or otherwise modified, suspended or terminated at any time by the Administrator. Except in certain specified situations, neither the amendment, suspension nor termination of the 2017 Equity Plan will, without the consent of the holder of the Stock Award, materially and adversely alter or impair any rights or obligations under any Stock Award theretofore granted.

2026 Equity Plan

In connection with the Business Combination, and as further described in the Equity Plan Proposal, Forge Nano expects to adopt the Forge Nano Holdings Inc. 2026 Omnibus Incentive Compensation Plan (the “2026 Equity Plan”). Following the adoption of the 2026 Equity Plan, we do not expect to issue additional awards under the 2017 Equity Plan. Key terms of the 2026 Equity Plan are expected to include:

●	Administration. The compensation committee of our board of directors (the “Compensation Committee”) will administer the 2026 Equity Plan. The Compensation Committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2026 Equity Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2026 Equity Plan. The Compensation Committee will have full discretion to administer and interpret the 2026 Equity Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.
●	Eligibility. Any current or prospective employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee will be eligible for awards under the 2026 Equity Plan. Except as otherwise required by applicable law or regulation or stock exchange rules, the Compensation Committee will have the sole and complete authority to determine who will be granted an award under the 2026 Equity Plan.
●	Number of Shares Authorized. Pursuant to the 2026 Equity Plan, we expect to reserve an aggregate of 14,800,410 shares of our common stock in a No Additional Redemptions Scenario (or 12,500,410 shares in a Maximum Redemptions Scenario) for issuance of awards to be granted thereunder. In addition, we expect that the number of shares of our common stock reserved for issuance under the 2026 Equity Plan will automatically increase on January 1 of each year, commencing on January 1, 2027, in an amount equal to 5% of the total number of shares of our common stock outstanding as of the immediately preceding December 31, or a lesser number of shares determined by the Compensation Committee. No more than 14,800,410 shares of our common stock in a No Additional Redemptions Scenario (or 12,500,410 shares in a Maximum

Redemptions Scenario) shares of our common stock may be issued with respect to incentive stock options under the 2026 Equity Plan. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the 2026 Equity Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be (i) $1,500,000 for the chairman of the Board or (ii) $750,000 for any other non-employee director, provided that the foregoing limitation will not apply to any awards issued to a non-employee director in respect of any one-time initial equity grant upon a non-employee director’s appointment to the board of directors. If any award granted under the 2026 Equity Plan expires, terminates, or is canceled or forfeited without being settled, vested or exercised, shares of our common stock subject to such award will again be made available for future grants. Any shares that are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, or any shares reserved for issuance, but not issued, with respect to settlement of a stock appreciation right, will not again be available for grants under the 2026 Equity Plan. Shares of common stock withheld by, or otherwise remitted to the Company to satisfy a participant’s tax withholding obligations upon the lapse of restrictions on, or settlement of, an award will again be available for awards under the share pool.
●	Change in Capitalization. If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, split-up or spin-off such that the Compensation Committee determines that an adjustment to the terms of the 2026 Equity Plan (or awards thereunder) is necessary or appropriate, then the Compensation Committee will be authorized to make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the 2026 Equity Plan, the number of shares covered by awards then outstanding under the 2026 Equity Plan, the limitations on awards under the 2026 Equity Plan, the exercise price of outstanding options, or any applicable vesting conditions (including performance goals).
●	Awards Available for Grant. The Compensation Committee will be authorized to grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, other cash-based awards or any combination of the foregoing. Awards may be granted under the 2026 Equity Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, which are referred to herein as “Substitute Awards.” All awards granted under the 2026 Equity Plan will vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Compensation Committee.
●	Stock Options. The Compensation Committee will be authorized to grant options to purchase shares of our common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2026 Equity Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an incentive stock option. Options granted under the 2026 Equity Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the 2026 Equity Plan, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2026 Equity Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2026 Equity Plan will be ten years from the date of grant. Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or shares of our common stock valued at the fair market value at the time the option is exercised.
●	Stock Appreciation Rights. The Compensation Committee will be authorized to award SARs under the 2026 Equity Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. The strike price per share of our common stock underlying each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant and the maximum term of a SAR granted under the 2026 Equity Plan will be ten years from the date of grant.
●	Restricted Stock. The Compensation Committee will be authorized to grant restricted stock under the 2026 Equity Plan, which will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that is generally non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period.

●	Restricted Stock Unit Awards. The Compensation Committee will be authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the Compensation Committee. A restricted stock unit award, once vested, may be settled in a number of shares of our common stock equal to the number of units earned, in cash equal to the fair market value of the number of shares of our common stock earned in respect of such restricted stock unit award or in a combination of the foregoing, at the election of the Compensation Committee.
●	Effect of a Change of Control. In the event of a Change of Control (as defined in the 2026 Equity Plan), the Compensation Committee may in its discretion, cause any outstanding awards to be continued, substituted or assumed by the surviving corporation, accelerate the vesting of outstanding awards, and/or cancel any outstanding options or SARs and pay the holders in cash or other consideration for the value of such awards based upon the price per share of the Company’s common stock received or to be received by other stockholders of the Company in connection with the transaction (it being understood that any option or SAR having a per-share exercise price or strike price equal to, or in excess of, the fair market value (as of the date specified by the Compensation Committee) of a share of the Company’s common stock subject thereto may be canceled and terminated without payment or consideration therefor). Notwithstanding the above, the Compensation Committee shall exercise such discretion over the timing of settlement of any award subject to Section 409A of the Code at the time such award is granted.
●	Nontransferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.
●	Amendment. The 2026 Equity Plan will have a term of ten years. Our board of directors may amend, suspend or terminate the 2026 Equity Plan at any time, subject to stockholder approval if necessary to comply with any tax, exchange rules, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.
●	Our board of directors may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary with respect to any award theretofore granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary; and provided further that, without stockholder approval, (i) no amendment or modification may reduce the exercise price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower strike price) or, in each case, with another award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes), and (iii) the Compensation Committee may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which our common shares are listed. However, stockholder approval is not required with respect to clauses (i), (ii) and (iii) above with respect to certain adjustments on changes in capitalization.
●	Clawback/Forfeiture. Awards may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NYSE or other applicable securities exchange, or if so required pursuant to a written policy adopted by the Company or the provisions of an award agreement.

Director Compensation

The Forge Nano Board sets non-employee director compensation which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Forge Nano stock to further align their interests with those of our stockholders. Each non-employee director of Forge Nano is eligible to receive the following compensation:

●	A $20,000 annual cash retainer paid quarterly;
●	A stock option award with a value of $100,000 (based on the Forge Nano fair-market value on the date of grant), upon such director’s election to office, subject to vest over three years in equal quarterly installments beginning on the date of grant; and

●	An annual stock option award with a value of $50,000 (based on the Forge Nano fair-market value on the date of grant), for service on the board of directors subject to vest over one year in equal quarterly installments beginning on the date of grant.

Forge Nano also pays reasonable travel and accommodation expenses of the non-employee directors in connection with their participation in meetings of the Forge Nano Board.

The following table sets forth compensation for independent directors of Forge Nano for the year ended December 31, 2025.

Name	Year	Stock Awards ($)	Fees Earned or Paid in Cash ($)	Total ($)
Millicent Pitts-DiCocco	2025	103,357	20,000	123,357
Michael Danner	2025	103,357	20,000	123,357
Jimmy Smith	2025	103,357	20,000	123,357
David Goggins	2025	103,357	20,000	123,357

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of ATII Ordinary Shares prior to the consummation of the Business Combination as of               , 2026 and (ii) the expected beneficial ownership of shares of Pubco Common Stock immediately following consummation of the Business Combination (assuming the No Additional Redemptions Scenario and assuming the Maximum Redemptions Scenario as described below) by:

●	each person who is known to be the beneficial owner of more than 5% of ATII Ordinary Shares and is expected to be the beneficial owner of more than 5% of shares of Pubco Common Stock following the Business Combination;
●	each of ATII’s current named executive officers and directors;
●	each person who will become a named executive officer or director of Pubco post-Business Combination; and
●	all executive officers and directors of ATII as a group pre-Business Combination, and all executive officers and directors of Pubco as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including shares of common stock underlying any security that is currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to securities held by such person or entity were deemed outstanding prior to the Business Combination if such securities are currently exercisable, or exercisable within 60 days of               , 2026 and were deemed outstanding post-Business Combination if such securities are exercisable within 60 days of the closing of the Business Combination. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of ATII Ordinary Shares pre-Business Combination is based on 29,590,000 ATII Ordinary Shares issued and outstanding as of             , 2026.

The expected beneficial ownership of shares of Pubco Common Stock post-Business Combination assumes two scenarios:

●	the No Additional Redemptions Scenario where (i) no ATII Ordinary Shares are redeemed in connection with the Business Combination and (ii) based on Forge Nano’s balance of capital stock as of [ ], 2026, Pubco issues [ ] shares of Pubco Common Stock to the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, in the Business Combination; and
●	the Maximum Redemptions Scenario where (i) 23,000,000 Public Shares, or approximately 100% of the outstanding ATII Ordinary Shares and 100% of the ATII Public Shares that are not subject to non-redemption Agreements, are redeemed in connection with the Business Combination and (ii) based on Forge Nano’s balance of capital stock as of [ ], 2026, Pubco issues [ ] shares of Pubco Common Stock to the Persons who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, in the Business Combination.

Based on the foregoing assumptions and Forge Nano’s balance of capital stock as of [            ], 2026, we estimate that there would be [         ] shares of Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the No Additional Redemptions Scenario, and [            ] shares of Pubco Common Stock issued and outstanding immediately following the consummation of the Business Combination in the Maximum Redemptions Scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated, ATII believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination(1)			Post-Business Combination
				Assuming No Additional Redemptions Into Cash(2)			Assuming Maximum Redemptions Into Cash(3)
Name and Address of Beneficial Owner	Number of ATII Ordinary Shares	% of ATII Ordinary Shares		Number of Shares of Forge Nano Pubco Common Stock	%		Number of Shares of Forge Nano Pubco Common Stock	%
Directors and Named Executive Officers of ATII Pre-Business Combination
Archimedes Tech SPAC Sponsors II LLC (Sponsor)(4)			%			%			%
Eric R. Ball			%			%			%
Long Long(4)			%			%			%
Daniel L. Sheehan			%			%			%
Stephen N. Cannon			%			%			%
Jack Crawford			%			%			%
Vishwesh Pai			%			%			%
All ATII directors and executive officers as a group (six individuals)			%			%			%
5% Holders of ATII Pre-Business Combination
Archimedes Tech SPAC Sponsors II LLC (Sponsor)(4)			%			%			%
Directors and Named Executive Officers of Pubco Post-Business Combination
Paul Lichty						%			%
Michael Danner						%			%
David Goggins						%			%
Millicent Pitts-DiCicco
Jimmy Smith						%			%
Ben Landen						%			%
Kamal Bherwani						%			%
Michael Kleinberg						%			%
Curtis Zimmermann						%			%
All Forge Nano Pubco directors and executive officers as a group ([9] individuals)						%			%
5% Holders of Pubco Post-Business Combination
Eugene & Josephine Danner 2012 Dynasty Trust						%			%
Volkswagen Group of America Investments, LLC						%			%
Ascent Funds						%			%
David King						%			%
OIC Growth Funds						%			%
Volkswagen Group Of America Investments, LLC						%			%
*	Less than 1%.
**	Less than 5% ownership in Post-Business Combination entity.
(1)	The Pre-Business Combination percentage of beneficial ownership is calculated based on 29,590,000 issued and outstanding ATII Ordinary Shares.
(2)	The Post-Business Combination percentage of beneficial ownership is calculated based on [ ] shares of Pubco Common Stock issued and outstanding. Such amount assumes that no additional ATII Public Shareholders have redeemed their ATII Public Shares.
(3)	The Post-Business Combination percentage of beneficial ownership is calculated based on [ ] shares of Pubco Common Stock issued and outstanding. Such amount assumes that 100% of ATII Public Shareholders have redeemed their ATII Public Shares.
(4)	The Sponsor is the record holder of the shares reported herein. Long Long is the managing member of the Sponsor and has voting and dispositive power over the shares owned by the Sponsor. Mr. Long disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Archimedes Tech SPAC Partners II Co.

Founder Shares

In June 2024, ATII issued an aggregate of 5,750,000 Founder Shares to the Sponsor for an aggregate purchase price of $25,000. See “Proposal No. 2 – The Domestication Merger Proposal.”

At the time of the IPO, pursuant to the Insider Letter, the Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of its initial business combination; and (B) subsequent to its initial business combination, (x) if the closing price of the ATII Public Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty trading days within any thirty-trading day period commencing at least 120 days after consummation of its initial business combination, or (y) the date on which ATII completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of ATII Public Shareholders having the right to exchange their ATII Public Shares in exchange for cash, securities or other property.

In connection with the Business Combination, the Sponsor and certain holders of Founder Shares have entered into the Purchaser Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex C.

Related Party Loans

In order to finance transaction costs in connection with its initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of ATII’s officers and directors may, but are not obligated to, loan ATII any funds as may be required. Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of its initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of its initial business combination into private placement-equivalent units of ATII at a price of $10.00 per unit. Such units would be identical to the ATII Private Units. In the event that its initial business combination does not close, ATII may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of the date of this proxy statement/prospectus, ATII had no borrowings under the Working Capital Loans.

Administrative Services Agreement

ATII entered into an agreement that provides that, commencing on effective date of the IPO, ATII agreed to pay the Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of its initial business combination or its liquidation, ATII will cease paying these monthly fees. For the period from June 7, 2024 (inception) through December 31, 2024, ATII did not incur any fees for these services. For the year ended December 31, 2025, ATII incurred and paid $106,786 in fees for these services.

Registration Rights

The holders of the Founder Shares, ATII Private Warrants and the ATII Private Shares underlying such ATII Private Warrants and any ATII Private Warrants that may be issued upon conversion of Working Capital Loans have registration rights to require Pubco to register a sale of any of Pubco Securities held by them pursuant to a registration rights agreement. The holders of these Pubco Securities are entitled to make up to three demands, excluding short form demands, that Pubco register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to ATII’s completion of its initial business combination. Pubco will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see “Proposal No. 1 – The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

Forge Nano, Inc.

Consulting Agreement

On August 8, 2022, Forge Nano entered into a consulting agreement (the “Ascent Consulting Agreement”) with Ascent Funds International Management LLC (“Ascent”), as amended by the amended and restated consulting agreement, by and between Forge Nano and Ascent Funds International Management LLC, dated as of September 1, 2025, pursuant to which Ascent agreed to provide consulting services to Forge Nano relating to among other things, marketing, financial modeling and fundraising activities in exchange for Forge Nano Ascent Options. The Forge Nano Ascent Options will convert into Pubco Ascent Warrants in connection with the Business Combination, as described herein. Ascent is expected to be a holder of greater than 5% of Pubco’s Common Stock following the consummation of the Business Combination.

Officer Loan

On 3/23/2018, Paul Lichty issued a promissory note to Forge Nano for a principal amount of $504,003.72. The promissory note was settled in full on 1/28/2026.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

ATII is an exempted company incorporated under the Companies Act. The Companies Act and the Current Charter govern the rights of the holders of ATII Ordinary Shares. The Companies Act differs in some material respects from laws generally applicable to corporations and their stockholders under the laws of the State of Delaware. In addition, the Current Charter will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a holder of shares of Pubco Common Stock, your rights will differ in some regards as compared to when you were a holder of ATII Ordinary Shares.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of ATII and Pubco according to applicable law or the organizational documents of ATII and Pubco.

This summary is qualified by reference to the complete text of the Current Charter, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B-1, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex B-2. You should review each of the Proposed Organizational Documents, as well as the DGCL and Companies Act to understand how these laws apply to Pubco and ATII, respectively.

For a comparison of corporate governance and shareholder rights of the current security holders of ATII and Forge Nano as compared with the security holders of Pubco following consummation of the Business Combination, please see “Proposal No. 6 - The Advisory Organizational Documents Proposals” on page 177 of this proxy statement/prospectus.

Provision	Delaware	Cayman Islands

Applicable Legislation	General Corporation Law of the State of Delaware	The Companies Act (as revised) of the Cayman Islands

Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers, subject to the satisfaction of certain conditions) require shareholder approval — there is no exception for smaller mergers.

When a tender offer is made and accepted by holders of not less than 90% in value of the shares to whom the offer is made, the offeror may, within a two-month period, compulsorily require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands by any dissenting shareholder but is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and it would require, in relation to a compromise or arrangement between a company and its shareholders or any class of them, shareholders who represent 75% in value of the company’s shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting summoned for that purpose.

Stockholder/Shareholder Votes for Routine Matters

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Under the Companies Act and ATII’s amended and restated memorandum and articles of association, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by the affirmative vote of a simple majority of the votes cast by shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of ATII (assuming the presence of a quorum)).

Provision	Delaware	Cayman Islands

General Vote Required for Combinations with Interested Stockholders/Shareholders

Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the statutory provision.

No similar provision

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the constitutional documents, but cannot be less than one-third of shares entitled to vote at the meeting.	Quorum is set in the company’s memorandum and articles of association.

Stockholder/Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.

A special resolution may be passed in writing only if it is approved by all of the shareholders entitled to vote. An ordinary resolution may be passed in writing if so authorized by the company’s memorandum and articles of association, provided that it is approved by such number or proportion of the shareholders entitled to vote as is specified for that purpose in the memorandum and articles of association.

Appraisal Rights

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

Shareholders that are entitled to dissent from a merger in accordance with the Companies Act are entitled to be paid the fair market value of their shares which, if necessary, may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company unless otherwise provided for in its articles of association.

Provision	Delaware	Cayman Islands

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Advisory Organizational Documents Proposal 5B).

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Number of Directors

The number of directors is fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.

Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.

Removal of Directors

Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.

Provision	Delaware	Cayman Islands

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders. In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

A director owes fiduciary duties to a company, including, amongst other things, to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has six essential elements:

●
a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);
●
a duty not to personally profit from opportunities that arise from the office of director;
●
a duty to act fairly as between shareholders;
●
a duty to avoid conflicts of interest;
●
a duty to exercise powers for the purpose for which such powers were conferred; and
●
a duty to exercise independent judgement.

However, Cayman Islands law permits the duty to avoid conflicts of interest to be modified by a company’s articles of association.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

A Cayman Islands company generally may indemnify its directors or officers except with regard to actual fraud, dishonesty or willful default.

Limited Liability of Directors

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Companies Act has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own actual fraud, dishonesty or willful default.

DESCRIPTION OF PUBCO SECURITIES

The following summary sets forth the material terms of the Pubco Securities following the completion of the Business Combination. The following summary is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the Proposed Charter, a copy of which is attached as Annex B-1 to this proxy statement/prospectus, and the Proposed Bylaws, a copy of which is attached as Annex B-2 to this proxy statement/prospectus. Pubco urges you to read the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the rights and preferences of Pubco’s securities following the completion of the Business Combination.

Authorized and Outstanding Stock

The Proposed Charter will authorize the issuance of [505,000,000] shares, consisting of:

●	[500,000,000] shares of Pubco Common Stock; and
●	[5,000,000] shares of preferred stock, par value $0.0001 per share (“Pubco Preferred Stock”).

Common Stock

Upon completion of the Business Combination, Pubco expects that there will be [           ] shares of Pubco Common Stock outstanding, assuming that no ATII Public Shares are redeemed in connection with the Business Combination, and not including shares reserved for issuance upon the exercise of Pubco Warrants or Forge Nano Options being assumed by Pubco in connection with the Business Combination. All shares of Pubco Common Stock are fully paid and non-assessable.

Voting rights. Each holder of shares of Pubco Common Stock is entitled to one vote for each share of Pubco Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. The holders of shares of Pubco Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders under the DGCL must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class.

Dividend Rights. Subject to preferences that may be applicable to any outstanding Pubco Preferred Stock, the holders of shares of Pubco Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Pubco Board out of funds legally available for such purposes.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco’s affairs, the holders of shares of Pubco Common Stock are entitled to share ratably in all assets remaining after payment of Pubco’s debts and other liabilities, subject to prior distribution rights of any Pubco Preferred Stock or any class or series of stock having a preference over the Pubco Common Stock, then outstanding, if any.

Other rights. The holders of shares of Pubco Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of Pubco Common Stock. The rights, preferences and privileges of holders of shares of Pubco Common Stock will be subject to those of the holders of any shares of the Pubco Preferred Stock that Pubco may issue in the future.

Preferred Stock

No shares of Pubco Preferred Stock will be issued or outstanding immediately following the completion of the Business Combination. The Proposed Charter will authorize the Pubco Board to establish one or more series of Pubco Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Pubco Preferred Stock will be available for issuance without further action by the holders of shares of Pubco Common Stock. The Pubco Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Pubco Preferred Stock. The issuance of Pubco Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Pubco without further action by the stockholders. Additionally, the issuance of Pubco Preferred Stock may adversely affect the holders of shares of Pubco Common Stock by restricting dividends on the shares of Pubco Common Stock, diluting the voting power of the shares of Pubco Common Stock or subordinating the liquidation rights of the shares of Pubco Common Stock. As a result of these or other factors, the issuance of Pubco Preferred Stock could have an adverse impact on the market price of the shares of Pubco Common Stock, restricting dividends on shares of Pubco Common Stock, diluting the voting power of shares of Pubco Common Stock, impairing the liquidation rights of Pubco’s capital stock, or delaying or preventing a change in control of Pubco. At present, there are no plans to issue any Pubco Preferred Stock.

Warrants

Pubco SPAC Warrants

Each whole Pubco SPAC Warrant entitles the registered holder to purchase one share of Pubco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of the 12-month anniversary of the completion of the IPO or the 30-day anniversary of the completion of the Business Combination. Pursuant to the ATII Warrant Agreement, a holder of Pubco SPAC Warrants may exercise its Pubco SPAC Warrants only for a whole number of shares of Pubco Common Stock. This means that only a whole Pubco SPAC Warrant may be exercised at any given time by a holder of Pubco SPAC Warrants. The Pubco SPAC Warrants will expire on the 5-year anniversary of the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pubco will not be obligated to deliver any shares of Pubco Common Stock pursuant to the exercise of a Pubco SPAC Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the shares of Pubco Common Stock underlying the Pubco SPAC Warrant is then effective and a prospectus relating thereto is current, subject to Pubco’s satisfaction of its obligations described below with respect to registration under the Securities Act. No Pubco SPAC Warrant will be exercisable for cash or on a cashless basis, and Pubco will not be obligated to issue any shares of Pubco Common Stock to holders seeking to exercise their Pubco SPAC Warrants, unless the issuance of the shares of Pubco Common Stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Pubco SPAC Warrant, the holder of such Pubco SPAC Warrant will not be entitled to exercise such Pubco SPAC Warrant and such Pubco SPAC Warrant may have no value and expire worthless. In the event that a registration statement under the Securities Act is not then effective for the exercised Pubco SPAC Warrants, the purchaser of a unit containing such Pubco SPAC Warrant will have paid the full purchase price for the unit solely for the share of Pubco Common Stock underlying such unit.

Pubco will agree that as soon as practicable, but in no event later than twenty (20) business days, after the Closing, Pubco will use its best efforts to file with the SEC a registration statement under the Securities Act covering the shares of Pubco Common Stock issuable upon exercise of the Pubco SPAC Warrants. Pubco will use its best efforts to cause such registration statement to become effective within sixty (60) business days following the Closing and to maintain a current prospectus relating to those shares of Pubco Common Stock until the Pubco SPAC Warrants expire or are redeemed, as specified in the ATII Warrant Agreement. If such a registration statement covering the shares of Pubco Common Stock issuable upon exercise of the Pubco SPAC Warrant is not effective by the sixtieth (60th) business day following the Closing or any time thereafter, holders of Pubco SPAC Warrants may, until such time as there is an effective registration statement under the Securities Act and during any period when Pubco will have failed to maintain an effective registration statement, exercise Pubco SPAC Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In the case of a cashless exercise, each holder of Pubco SPAC Warrants would pay the exercise price by surrendering the Pubco SPAC Warrants for that number of shares of Pubco Common Stock equal to the lesser of the quotient obtained by dividing (1) the product obtained by multiplying (x) the number of shares of Pubco Common Stock underlying the Pubco SPAC Warrants by (y) the difference between the exercise price of the Pubco SPAC Warrants and the “fair market value” (as defined below) by (2) the fair market value. The “fair market value” as used in this paragraph shall mean the average reported closing price for the five (5) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to holders of the Pubco SPAC Warrants.

Redemption of Pubco SPAC Warrants

Once the Pubco SPAC Warrants become exercisable, Pubco may redeem the outstanding Pubco SPAC Warrants:

●	in whole and not in part;
●	at a price of $0.01 per such Pubco SPAC Warrant;

●	upon not less than thirty days’ prior written notice of redemption (the “30-day redemption period”) to each holder of such Pubco SPAC Warrants; and
●	if, and only if, the reported last sale price of the shares of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third (3rd) trading day prior to the date Pubco sends to the notice of redemption to the holders of Pubco SPAC Warrants.

If and when the Pubco SPAC Warrants become redeemable by Pubco following the Closing, Pubco may not exercise its redemption right if the issuance of shares of Pubco Common Stock upon exercise of such Pubco SPAC Warrants is not exempt from registration under the Securities Act or qualification under applicable state blue sky laws or Pubco is unable to effect such registration or qualification. Pubco will use its best efforts to register or qualify such shares under the applicable state blue sky laws.

Pubco has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price of the Pubco SPAC Warrants. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of such Pubco SPAC Warrants, each holder of such Pubco SPAC Warrants will be entitled to exercise such Pubco SPAC Warrant issued prior to the scheduled Redemption Date. However, the price of the shares of Pubco Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 exercise price of the Pubco SPAC Warrants after the redemption notice is issued.

If Pubco calls the Pubco SPAC Warrants for redemption as described above, Pubco’s management will have the option to require any holder of such Pubco SPAC Warrants that wishes to exercise such Pubco SPAC Warrant to do so on a “cashless basis.” In determining whether to require all holders of Pubco SPAC Warrants to exercise their Pubco SPAC Warrants on a “cashless basis,” Pubco’s management will consider, among other factors, its cash position, the number of such Pubco SPAC Warrants that are issued and outstanding and the dilutive effect on the holders of shares of Pubco Common Stock of issuing the maximum number of shares of Pubco Common Stock issuable upon the exercise of such Pubco SPAC Warrants. If Pubco’s management takes advantage of this option, all holders of Pubco SPAC Warrants would pay the exercise price by surrendering their respective Pubco SPAC Warrants for that number of shares of Pubco Common Stock equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the number of shares of Pubco Common Stock underlying the Pubco SPAC Warrants by (y) the difference between the exercise price of such Pubco SPAC Warrants and the “fair market value” (defined below) by (2) the fair market value. The “fair market value” shall mean the average reported closing price of the shares of Pubco Common Stock for the five (5) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of Pubco SPAC Warrants. If Pubco’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Pubco Common Stock to be received upon exercise of such Pubco SPAC Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares of Pubco Common Stock to be issued and thereby lessen the dilutive effect of a redemption of a Pubco SPAC Warrant.

A holder of such Pubco SPAC Warrants may notify Pubco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Pubco SPAC Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) or any “group” of which the holder or its affiliates is a member would beneficially own in excess of 4.9% or 9.8% (or such other amount as the holder may specify) of the shares of Pubco Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of issued and outstanding shares of Pubco Common Stock is increased by a capitalization payable in shares of Pubco Common Stock, or by a sub-division of shares of Pubco Common Stock or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of shares of Pubco Common Stock issuable on exercise of each Pubco SPAC Warrant will be increased in proportion to such increase in the issued and outstanding shares of Pubco Common Stock. A rights offering to holders of shares of Pubco Common Stock entitling holders to purchase shares of Pubco Common Stock at a price less than the fair market value will be deemed a capitalization of a number of shares of Pubco Common Stock equal to the product obtained by multiplying (1) the number of shares of Pubco Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Pubco Common Stock) by (2) one minus the quotient obtained by dividing (x) the price per share of Pubco Common Stock paid in such rights offering by (y) the “fair market value.” For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Pubco Common Stock, in determining the price payable for shares of Pubco Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the volume weighted average price of shares of Pubco Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Pubco Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pubco, at any time while the Pubco SPAC Warrants are issued and outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of shares of Pubco Common Stock on account of such shares of Pubco Common Stock (or other shares of Pubco Common Stock into which the Pubco SPAC Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends of not greater than $0.10 per share per annum (subject to adjustment), then the Pubco SPAC Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Common Stock in respect of such event.

If the number of issued and outstanding shares of Pubco Common Stock is decreased by a consolidation, combination or reclassification of shares of Pubco Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Pubco Common Stock issuable on exercise of each Pubco SPAC Warrant then outstanding and unexercised will be decreased in proportion to such decrease in issued and outstanding shares of Pubco Common Stock.

Whenever the number of shares of Pubco Common Stock purchasable upon the exercise of the Pubco SPAC Warrants is adjusted, as described above, the Pubco SPAC Warrant exercise price will be adjusted by multiplying (i) the Pubco SPAC Warrant exercise price as in effect immediately prior to such adjustment by (ii) a fraction (x) the numerator of which will be the number of shares of Pubco Common Stock purchasable upon the exercise of the Pubco SPAC Warrant immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Pubco Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Pubco Common Stock (other than those described above or that solely affects the par value of such shares of Pubco Common Stock), or in the case of any merger or consolidation of Pubco with or into another entity in which any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) acquires more than 50% of the voting power of the securities, or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pubco as an entirety or substantially as an entirety, the holders of the Pubco SPAC Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Pubco SPAC Warrants and in lieu of Pubco’s shares of Pubco Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Pubco SPAC Warrants would have received if such holder had exercised their Pubco SPAC Warrant immediately prior to such event.

The Pubco SPAC Warrants will be issued in registered form under a warrant agreement between the Transfer Agent, as warrant agent, and Pubco pursuant to the ATII Warrant Agreement. Such warrant agreement will provide that the terms of the Pubco SPAC Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Pubco SPAC Warrant and the warrant agreement set forth in this proxy statement/prospectus, but with respect to any change that adversely affects the interests of the registered holders of Pubco SPAC Warrants, requires the approval by the holders of at least (1) a majority of the then issued and outstanding Pubco SPAC Warrants originally issued as part of the ATII Public Units if such modification or amendment is being undertaken prior to, or in connection with, the consummation of a business combination or (2) a majority of the then outstanding Pubco SPAC Warrants if such modification or amendment is being undertaken after the consummation of a business combination.

The Pubco SPAC Warrants may be exercised upon surrender of the Pubco SPAC Warrant certificate on or prior to the expiration date at the offices of the Transfer Agent, as warrant agent, with the exercise form on the reverse side of the Pubco SPAC Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by good certified check payable to the order of the Transfer Agent, as the warrant agent, or by wire transfer, for the number of Pubco SPAC Warrants being exercised. The holders of Pubco SPAC Warrants do not have the rights or privileges of holders of shares of Pubco Common Stock nor any voting rights until they exercise their Pubco SPAC Warrants and receive shares of Pubco Common Stock. After the issuance of shares of Pubco Common Stock upon exercise of the Pubco SPAC Warrants, each holder will be entitled to one vote for each share of Pubco Common Stock held of record on all matters to be voted on by holders of shares of Pubco Common Stock.

Pubco SPAC Warrants may be exercised only for a whole number of shares of Pubco Common Stock. No fractional shares of Pubco Common Stock will be issued upon exercise of the Pubco SPAC Warrants. If, upon exercise of the Pubco SPAC Warrants, a holder would be entitled to receive a fractional interest in a share of Pubco Common Stock, Pubco will, upon exercise, round down to the nearest whole number the number of shares of Pubco Common Stock to be issued to the holder of such Pubco SPAC Warrants. If by reason of any adjustment described above, the holder of Pubco SPAC Warrants would be entitled to receive a fractional interest in a share of Pubco Common Stock, Pubco will, upon exercise, round up to the nearest whole the number of shares of Pubco Common Stock to be issued to the holder of Pubco SPAC Warrants.

Pubco has agreed that, subject to applicable law, any action, proceeding or claim against Pubco arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Pubco irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Notwithstanding the foregoing, this provision does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the U.S. are the sole and exclusive forum. Pubco notes that there is uncertainty as to whether a court would enforce such provision, and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Pubco Ascent Warrants

Each Pubco Ascent Warrant entitles the registered holder to purchase one share of Pubco Common Stock at a price of $              per share, subject to adjustment as discussed below (the “Ascent Warrant Price”). An aggregate of                  Pubco Ascent Warrants will expire on December 31, 2028. Additionally, an aggregate of                  Pubco Ascent Warrants will expire on December 31, 2028, unless extended to December 31, 2029 at the sole option of the holder in exchange for increasing the Ascent Warrant Price by 25% if such Pubco Ascent Warrant is exercised between January 1, 2029 and December 31, 2029.

Pubco will not be obligated to deliver any shares of Pubco Common Stock pursuant to the exercise of a Pubco Ascent Warrant and will have no obligation to settle such Pubco Ascent Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Pubco Common Stock underlying the Pubco Ascent Warrants is then effective and a prospectus relating thereto is current, subject to Pubco’s satisfaction of its obligations described below with respect to registration under the Securities Act. No Pubco Ascent Warrant will be exercisable for cash or on a cashless basis, and Pubco will not be obligated to issue any shares to holders seeking to exercise their Pubco Ascent Warrants, unless the issuance of the shares of Pubco Common Stock upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Pubco Ascent Warrant, the holder of such Pubco Ascent Warrant will not be entitled to exercise such Pubco Ascent Warrant and such Pubco Ascent Warrant may have no value and expire worthless.

Upon exercise of any Pubco Ascent Warrant, the holder of such Pubco Ascent Warrant will be allocated a number of Earn-out Shares by the Escrow Agent as if the shares of Pubco Common Stock issued upon exercise of such Pubco Ascent Warrant had been issued on the Closing Date as Applicable Per Share Merger Consideration; provided, that solely for purposes of this calculation, one share of Pubco Common Stock shall be deemed to be issued upon the exercise of each Pubco Ascent Warrant and no effect shall be given to the anti-dilution adjustments described below. Any Earn-out Shares will thereafter be disbursed in accordance with the terms, and subject to the conditions, of the Merger Agreement (or disbursed promptly after the exercise of such Pubco Ascent Warrant to the extent any of the applicable milestones described in the Merger Agreement have been met prior to or concurrently with such exercise).

Registration Rights

Pubco will agree to, as soon as practicable, but in no event later than twenty (20) business days after the Closing, use its best efforts to file with the SEC a registration statement covering the shares of Pubco Common Stock issuable upon exercise of the Pubco Ascent Warrants. Pubco will use its best efforts to cause such registration statement to become effective within sixty (60) business days after the Closing and to maintain a current prospectus relating to those shares of Pubco Common Stock issuable upon exercise of the Pubco Ascent Warrants until the Pubco Ascent Warrants expire or are redeemed, as specified in the Pubco Ascent Warrant

Agreement (a copy of which is attached to this proxy statement/prospectus as Annex F). If a registration statement covering the shares of Pubco Common Stock issuable upon exercise of the Pubco Ascent Warrants is not effective by the 60th business day after the closing of the Business Combination or any time thereafter, holders of Pubco Ascent Warrants may, during the period beginning on the 91st day after the date of the execution of the Pubco Ascent Warrant Agreement and ending upon the date such registration statement is declared effective by the SEC, and during any other period when Pubco shall fail to have maintained an effective registration statement covering the shares of Pubco Common Stock issuable upon exercise of the Pubco Ascent Warrants, to exercise such Pubco Ascent Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(c) therein. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the Pubco Ascent Warrants for that number of shares of Pubco Common Stock equal to the lesser of the quotient obtained by dividing (1) the product obtained by multiplying (x) the number of shares of Pubco Common Stock underlying the Pubco Ascent Warrants by (y) the difference between the exercise price of the Pubco Ascent Warrants and the “fair market value” (as defined below) by (2) the fair market value. The “fair market value” as used in this paragraph shall mean the average reported closing price for the five trading days ending on the third trading day prior to the date of exercise.

Anti-Dilution Adjustments

If the number of issued and outstanding shares of Pubco Common Stock is increased by a capitalization payable in shares of Pubco Common Stock, or by a sub-division of shares of Pubco Common Stock or other similar event, then, on the effective date of such capitalization, sub-division or similar event, the number of shares of Pubco Common Stock issuable on exercise of each Pubco Ascent Warrant will be increased in proportion to such increase in the issued and outstanding shares of Pubco Common Stock. A rights offering to holders of shares of Pubco Common Stock entitling holders to purchase shares of Pubco Common Stock at a price less than the fair market value will be deemed a capitalization of a number of shares of Pubco Common Stock equal to the product obtained by multiplying (1) the number of shares of Pubco Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Pubco Common Stock) by (2) one minus the quotient obtained by dividing (x) the price per share of Pubco Common Stock paid in such rights offering by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Pubco Common Stock, in determining the price payable for shares of Pubco Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the VWAP of shares of Pubco Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Pubco Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if Pubco, at any time while the Pubco Ascent Warrants are issued and outstanding and unexpired, pays a dividend or make a distribution in cash, securities or other assets to the holders of shares of Pubco Common Stock on account of such shares of Pubco Common Stock (or other shares of Pubco Common Stock into which the Pubco Ascent Warrants are convertible), other than (i) as described above, or (ii) certain ordinary cash dividends of not greater than $0.50 per share per annum (subject to adjustment), then the Ascent Warrant Price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Common Stock in respect of such event.

If the number of issued and outstanding shares of Pubco Common Stock is decreased by a consolidation, combination or reclassification of shares of Pubco Common Stock or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of shares of Pubco Common Stock issuable on exercise of each Pubco Ascent Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Pubco Common Stock.

Whenever the number of shares of Pubco Common Stock purchasable upon the exercise of the Pubco Ascent Warrants is adjusted, as described above, the Ascent Warrant Price will be adjusted by multiplying (i) the Ascent Warrant Price immediately prior to such adjustment by (ii) a fraction (x) the numerator of which will be the number of shares of Pubco Common Stock purchasable upon the exercise of the Pubco Ascent Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Pubco Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding shares of Pubco Common Stock (other than those described above or that solely affects the par value of such shares of Pubco Common Stock), or in the case of any merger or consolidation of Pubco with or into another company (other than a consolidation or merger in which Pubco is the continuing company and that does not result in any reclassification or reorganization of the outstanding shares of Pubco Common Stock), or in the case of any sale or conveyance to another company, corporation or entity of the assets or other property of Pubco as an entirety or substantially as an entirety in connection with which Pubco is dissolved, the holders of the Pubco Ascent Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Pubco Ascent Warrants and in lieu of shares of Pubco Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Pubco Ascent Warrants would have received if such holder had exercised their Pubco Ascent Warrants immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the shares of Pubco Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Pubco Ascent Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Pubco Common Stock in such consolidation or merger that affirmatively make such election; provided, further, that if less than seventy percent (70%) of the consideration receivable by the holders of the shares of Pubco Common Stock in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the holder properly exercises the Pubco Ascent Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by Pubco pursuant to a current report on Form 8-K filed with the SEC, the Ascent Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Ascent Warrant Price in effect prior to such reduction minus (ii) (A) the per share consideration (but in no event less than zero) minus (B) the Black-Scholes Warrant Value.

Other Terms

The Pubco Ascent Warrants will be issued in registered form under a Pubco Ascent Warrant Agreement between Pubco and the holders of the Pubco Ascent Warrants. The Pubco Ascent Warrant Agreement provides that the terms of the Pubco Ascent Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, or correct any mistake, but with respect to any change that adversely affects the interests of the registered holders of Pubco Ascent Warrants, requires the written consent or vote of the registered holders of a majority of the then outstanding Pubco Ascent Warrants.

The Pubco Ascent Warrants may be exercised upon surrender of the warrant certificate to Pubco on or prior to the expiration date, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by wire transfer, for the number of Pubco Ascent Warrants being exercised. The holders of Pubco Ascent Warrants do not have the rights or privileges of holders of shares of Pubco Common Stock and any voting rights until they exercise their Pubco Ascent Warrants and receive shares of Pubco Common Stock. After the issuance of shares of Pubco Common Stock upon exercise of the Pubco Ascent Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Pubco Ascent Warrants may be exercised only for a whole number of shares of Pubco Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the Pubco Ascent Warrants, a holder would be entitled to receive a fractional interest in a share, Pubco will, upon exercise, round down to the nearest whole number the number of shares of Pubco Common Stock to be issued to the holder of Pubco Ascent Warrants.

Pubco has agreed that, subject to applicable law, any action, proceeding or claim against Pubco arising out of or relating in any way to the Pubco Ascent Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Pubco irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Notwithstanding the foregoing, this provision does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Pubco notes that there is uncertainty as to whether a court would enforce such provision, and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Pubco Forge Nano Warrants

General

The Pubco Forge Nano Warrants will consist of, collectively, (1) the penny warrant to purchase shares of Pubco Common Stock (the “Pubco OIC Penny Warrant”) issued in connection with Forge Nano’s credit facility, by and among Forge Nano, as borrower, the lenders from time to time party thereto, and OIC Investment Agent, LLC, as administrative agent and collateral agent (the “OIC Credit Facility”), (2) the warrant to purchase shares of Pubco Common Stock (the “Pubco OIC Company Warrant”) issued in connection with the OIC Credit Agreement, (3) the warrant to purchase shares of Pubco Common Stock issued to Silicon Valley Bank (the “Pubco SVB Warrant”) and (4) the warrant to purchase shares of Pubco Common Stock issued to Saoradh Energy Partners LLC (the “Pubco SEP Warrant” and together with the Pubco OIC Penny Warrants, the Pubco OIC Company Warrants and the Pubco SVB Warrants, the “Pubco Forge Nano Warrants”).

Pubco OIC Penny Warrant

Upon Closing, the Pubco OIC Penny Warrant will entitle the registered holder to purchase            shares of Pubco Common Stock at a price of $0.01 per share, subject to adjustment as discussed below (the “OIC Penny Warrant Price”). The Pubco OIC Warrants may be exercised during the period commencing on the earlier to occur of (i) the date of repayment of the OIC Credit Facility and (ii) September 30, 2026 (the “OIC Credit Facility Repayment Date”) and ending on the date that is thirty calendar days following the OIC Credit Facility Repayment Date.

The Pubco OIC Penny Warrant may be exercised at the option of the holder, at any time or from time to time, during the expiration of the Pubco OIC Penny Warrant for all or a portion of the shares of Pubco Common Stock which may be purchased thereunder by paying the OIC Penny Warrant Price multiplied by the number of shares of Pubco Common Stock to be purchased. The holder may, in lieu of exercising the Pubco OIC Penny Warrant by the cash payment of the OIC Penny Warrant Price, elect for “cashless exercise” and surrender to Pubco shares of Pubco Common Stock having an aggregate value equal to the aggregate OIC Penny Warrant Price for the number of shares of Pubco Common Stock being purchased. If the holder elects for “cashless exercise,” then upon surrender of the Pubco OIC Penny Warrant and shares of Pubco Common Stock as described above, Pubco shall issue to the holder fully paid and non-assessable shares of Pubco Common Stock based on the difference between the OIC Penny Warrant Price and the “Per Share Price” of Pubco Common Stock, as described in the Pubco OIC Penny Warrant.

If Pubco shall at any time subdivide its outstanding shares of Pubco Common Stock into a greater number of shares, the OIC Penny Warrant Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Pubco Common Stock shall be combined into a smaller number of shares, the OIC Penny Warrant Price in effect immediately prior to such combination shall be proportionately increased.

If at any time or from time to time the holders of shares of Pubco Common Stock shall have received or become entitled to receive, without payment therefor, (i) shares of Pubco Common Stock, or any shares of stock or other securities, whether or not such securities are at any time directly or indirectly convertible into or exchangeable for shares of Pubco Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or (ii) shares of Pubco Common Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Pubco Common Stock issued as a stock split), then, and in each such case, the holder shall, upon the exercise of the Pubco OIC Penny Warrant, be entitled to receive, in addition to the number of shares of Pubco Common Stock receivable thereupon, and without payment of any additional consideration therefor, the number of shares of Pubco Common Stock and other securities and property (including cash in the cases referred to in clause (ii) above) which such holder would hold on the date of such exercise had it been the holder of record of such Pubco Common Stock as of the date on which holders of Pubco Common Stock received or became entitled to receive such shares of Pubco Common Stock and/or all other additional stock and other securities and property.

In addition, in the event that the Proposed Organizational Documents provide, or are amended to provide, for the amendment or modification of the rights, preferences or privileges of the shares of Pubco Common Stock issuable upon the exercise of the Pubco OIC Penny Warrants, or the reclassification, conversion or exchange of the outstanding shares of such Pubco Common Stock, in the event that a holder of shares thereof fails to participate in an equity financing or debt financing transaction, and in the event that such provision becomes operative in a transaction occurring after the date of the Pubco OIC Penny Warrant, the Pubco OIC Penny Warrant will automatically and without any action required become exercisable for that type and number of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the shares of Pubco Common Stock issuable under the Pubco OIC Penny Warrant had it been exercised in full prior to the effective time of such event and had the holder participated in the equity or debt financing to the maximum extent permitted.

In the event of (i) a Change of Control (as defined below) or (ii) the consummation of a sale of shares of Pubco Common Stock pursuant to a registration statement filed by the Pubco under the Securities Act (or pursuant to the laws of the jurisdiction in which the initial public offering is completed), in connection with the first firm commitment underwritten offering of the Company’s securities to the general public that occurs prior to the termination of the Pubco OIC Penny Warrant, the Pubco OIC Penny Warrant shall be automatically exchanged for a number of shares of Pubco Common Stock, such number of shares being equal to the maximum number of shares issuable pursuant to the terms of the Pubco OIC Penny Warrant (after taking into account all adjustments) had the holder elected to exercise the Pubco OIC Penny Warrant immediately prior to the closing of such Change of Control or initial public offering and purchased all such shares with cash. For purposes of the Pubco OIC Penny Warrant, “Change of Control” means any sale, license, or other disposition of all or substantially all of the assets of Pubco, any reorganization, consolidation, merger, acquisition by a special purpose acquisition company, whether for purposes of making the equity of the holder accessible to the general public or otherwise, or other transaction involving Pubco where the holders of Pubco’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

Notwithstanding the foregoing, in the event that Forge Nano enters into a binding credit agreement with the holder of the Pubco OIC Penny Warrant or its affiliates with respect to any secured or unsecured debt financing the primary purpose of which is to fund the development, construction, ownership or operation of a battery manufacturing facility utilizing ALD technology with an annual output capacity greater than 50 MWh (other than any financing provided directly or indirectly by a governmental authority or any financing funded with the proceeds of equity), then, upon signing of such credit agreement, the Pubco OIC Penny Warrant will be terminated and deemed null and void, and neither Pubco nor the holder will have any further liability or obligation to the other party with respect to such warrant.

Pubco OIC Company Warrant

Upon Closing, the Pubco OIC Company Warrant will entitle the registered holder to purchase shares of Pubco Common Stock at a price of $76.4167 per share, subject to adjustment as discussed below (the “OIC Company Warrant Price”). The Pubco OIC Penny Company Warrants may be exercised during the period commencing on the date of repayment of the OIC Credit Facility and ending on the date that is thirty calendar days following such date of repayment.

The Pubco OIC Company Warrant may be exercised at the option of the holder, at any time or from time to time, during the expiration of the Pubco OIC Company Warrant for all or a portion of the shares of Pubco Common Stock which may be purchased thereunder by paying the OIC Company Warrant Price multiplied by the number of shares of Pubco Common Stock to be purchased. The holder may, in lieu of exercising the Pubco OIC Company Warrant by the cash payment of the OIC Company Warrant Price, elect for “cashless exercise” and surrender to Pubco shares of Pubco Common Stock having an aggregate value equal to the aggregate OIC Company Warrant Price for the number of shares of Pubco Common Stock being purchased. If the holder elects for “cashless exercise,” then upon surrender of the Pubco OIC Company Warrant and shares of Pubco Common Stock as described above, Pubco shall issue to the holder fully paid and non-assessable shares of Pubco Common Stock based on the difference between the OIC Company Warrant Price and the “Per Share Price” of Pubco Common Stock, as described in the Pubco OIC Company Warrant.

If Pubco shall at any time subdivide its outstanding shares of Pubco Common Stock into a greater number of shares, the OIC Company Warrant Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Pubco Common Stock shall be combined into a smaller number of shares, the OIC Company Warrant Price in effect immediately prior to such combination shall be proportionately increased.

If at any time or from time to time the holders of shares of Pubco Common Stock shall have received or become entitled to receive, without payment therefor, (i) shares of Pubco Common Stock, or any shares of stock or other securities, whether or not such securities are at any time directly or indirectly convertible into or exchangeable for shares of Pubco Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or (ii) shares of Pubco Common Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Pubco Common Stock issued as a stock split), then, and in each such case, the holder shall, upon the exercise of the Pubco OIC Company Warrant, be entitled to receive, in addition to the number of shares of Pubco Common Stock receivable thereupon, and without payment of any additional consideration therefor, the number of shares of Pubco Common Stock and other securities and property (including cash in the cases referred to in clause (ii) above) which such holder would hold on the date of such exercise had it been the holder of record of such Pubco Common Stock as of the date on which holders of Pubco Common Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

In addition, in the event that the Proposed Organizational Documents provide, or are amended to provide, for the amendment or modification of the rights, preferences or privileges of the shares of Pubco Common Stock issuable upon the exercise of the Pubco OIC Company Warrant, or the reclassification, conversion or exchange of the outstanding shares of such Pubco Common Stock, in the event that a holder of shares thereof fails to participate in an equity financing or debt financing transaction, and in the event that such provision becomes operative in a transaction occurring after the date of the Pubco OIC Company Warrant, the Pubco OIC Company Warrant will automatically and without any action required become exercisable for that type and number of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the shares of Pubco Common Stock issuable under the Pubco OIC Company Warrant had it been exercised in full prior to such event and had the holder participated in the equity or debt financing to the maximum extent permitted.

In the event of (i) a Change of Control or (ii) the consummation of a sale of Pubco’s securities pursuant to a registration statement filed by the Pubco under the Securities Act (or pursuant to the laws of the jurisdiction in which the initial public offering is completed), in connection with the first firm commitment underwritten offering of the Company’s securities to the general public that occurs prior to the termination of the Pubco OIC Company Warrant, the Pubco OIC Company Warrant shall be automatically exchanged for a number of shares of Pubco Common Stock, such number of shares being equal to the maximum number of shares issuable pursuant to the terms of the Pubco OIC Company Warrant (after taking into account all adjustments) had the holder elected to exercise the Pubco OIC Company Warrant immediately prior to the closing of such Change of Control or initial public offering and purchased all such shares with cash. For purposes of the Pubco OIC Company Warrant, “Change of Control” means any sale, license, or other disposition of all or substantially all of the assets of Pubco, any reorganization, consolidation, merger, acquisition by a special purpose acquisition company, whether for purposes of making the equity of the holder accessible to the general public or otherwise, or other transaction involving Pubco where the holders of Pubco’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

Notwithstanding the foregoing, pursuant to the amendment to the OIC Company Warrant entered into in connection with the Business Combination, the holder of the Pubco OIC Company Warrant will not be entitled to receive any portion of the shares of Pubco Common Stock issued as merger consideration at the closing of the Business Combination unless and until the Pubco OIC Company Warrant is exercised in accordance with its terms, as modified by such amendment.

In addition, following the consummation of the Business Combination, upon exercise of the Pubco OIC Company Warrant, the holder will be entitled to receive only shares of Pubco Common Stock (and not shares of Forge Nano Stock), in an amount equal to the number of shares of Pubco Common Stock that the holder would hold on the date of such exercise had it been the holder of record of the underlying shares of Forge Nano Stock as of the First Effective Time.

Although the Business Combination constitutes a “Change of Control” under the Pubco OIC Company Warrant (and would otherwise trigger the automatic exchange described above), the parties to the Pubco OIC Company Warrant entered into an amendment in connection with the Business Combination that supersedes the automatic exchange with respect to the Business Combination. Accordingly, the Pubco OIC Company Warrant will not automatically convert into shares of Pubco Common Stock at the Closing of the Business Combination, but will instead remain outstanding and exercisable by the holder following the Closing, subject to the terms described above.

Notwithstanding the foregoing, in the event that Forge Nano enters into a binding credit agreement with the holder of the Pubco OIC Company Warrant or its affiliates with respect to any secured or unsecured debt financing the primary purpose of which is to fund the development, construction, ownership or operation of a battery manufacturing facility utilizing ALD technology with an annual output capacity greater than 50 MWh (other than any financing provided directly or indirectly by a governmental authority or any financing funded with the proceeds of equity), then, upon signing of such credit agreement, the Pubco OIC Company Warrant will be terminated and deemed null and void, and neither Pubco nor the holder will have any further liability or obligation to the other party with respect to such warrant.

Pubco SVB Warrant

Upon Closing, the Pubco SVB Warrant will entitle the registered holder to purchase 3,098 shares of Pubco Common Stock at a price of $15.88 per share, subject to adjustment as discussed below (the “SVB Warrant Price”). The Pubco SVB Warrants will expire on May 24, 2034.

The Pubco SVB Warrant may be exercised by the holder thereof in whole or in part at any time and from time to time prior to the expiration or earlier termination of the Pubco SVB Warrant by delivering, among other things, payment of the SVB Warrant Price with respect to the number of shares of Pubco Common Stock being purchased. In lieu of payment of the SVB Warrant Price, the holder of the Pubco SVB Warrant may elect for “cashless exercise” and surrender to Pubco shares of Pubco Common Stock having an aggregate value equal to the aggregate SVB Warrant Price for the number of shares of Pubco Common Stock being purchased. If the holder elects for “cashless exercise,” then upon surrender of the Pubco SVB Warrant and shares of Pubco Common Stock as described above, Pubco shall issue to the holder fully paid and non-assessable shares of Pubco Common Stock based on the difference between the SVB Warrant Price and the “fair market value” of Pubco Common Stock, as described in the Pubco SVB Warrant. For purposes of the Pubco SVB Warrant, “fair market value” means, so long as the shares of Pubco Common Stock are traded on a nationally recognized securities exchange, the closing price or last sale price per share on the business day immediately before the date of exercise.

If Pubco declares or pays a dividend or distribution on the outstanding shares of Pubco Common Stock of the class payable in additional shares of the class (including fractional shares) or other securities or property (other than cash), then upon exercise of the Pubco SVB Warrant, for each share of Pubco Common Stock acquired, the holder shall receive, without additional cost to the holder, the total number and kind of securities and property which the holder would have received had such holder owned the shares of Pubco Common Stock of record as of the date the dividend or distribution occurred. If Pubco subdivides the outstanding shares of the class by reclassification or otherwise into a greater number of shares, the number of shares of Pubco Common Stock purchasable hereunder shall be proportionately increased, even if such number would include fractional shares, and the exercise price thereof shall be proportionately decreased. If the outstanding shares of the class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the exercise price shall be proportionately increased and the number of shares of Pubco Common Stock shall be proportionately decreased, even if such number would include fractional shares.

Upon any event whereby all of the outstanding shares of the class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Pubco securities of a different class and/or series, then from and after the consummation of such event, “class” shall mean such securities and the Pubco SVB Warrants will be exercisable for the number of such securities that the holder would have received had the shares of Pubco Common Stock been outstanding on and as of the effective time of such event, at an aggregate exercise price equal to the aggregate exercise price in effect as of immediately prior to the effective time of such event, all subject to further adjustment thereafter from time to time in accordance with the provisions of the Pubco SVB Warrant. For the avoidance of doubt, the foregoing shall similarly apply to successive reclassifications, exchanges, combinations, substitutions, replacements or other similar events.

In the event that Pubco, at any time or from time to time prior to the exercise in full of the Pubco SVB Warrants, pays any cash dividend on the outstanding shares of the class or makes any cash distribution on or in respect of all outstanding shares of the class (other than a distribution of cash proceeds received by Pubco in certain limited contexts), then on and as of the date of each such dividend payment and/or distribution, the exercise price shall be reduced by an amount equal to the amount paid or distributed upon or in respect of each outstanding share of the Class; provided, that in no event shall the exercise price of the Pubco SVB Warrants be reduced below the then-par value, if any, of a share of the class.

The holder of the Pubco SVB Warrant receives certain information and notice rights with respect to Pubco, as described in the Pubco SVB Warrant.

The Pubco SVB Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law. Pubco and the holder of the Pubco SVB Warrant each irrevocably and unconditionally submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in the Pubco SVB Warrant shall be deemed to operate to preclude the holder from bring suit or taking other legal action in any other jurisdiction to enforce a judgment or other court order in favor of such holder.

Pubco SEP Warrant

Upon Closing, the Pubco SEP Warrant will entitle the registered holder to purchase shares of Pubco Common Stock at a price of $15.80 per share, subject to adjustment as discussed below (the “SEP Warrant Price”). The Pubco SEP Warrants will expire the earlier to occur of (i) February 3, 2027, (ii)(a) the acquisition of Pubco by another entity by means of any transaction or series of transactions to which Pubco is a party, other than a transaction or series of related transactions in which the holders of the voting securities in Pubco immediately prior such acquisition retain at least a majority of the total voting power immediately following such acquisition or (b) a sale, lease or other disposition of all or substantially all of the assets of Pubco and its subsidiaries (except to a wholly-owned subsidiary of Pubco) and (iii) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offering and sale of Pubco’s Common Stock.

The purchase right represented by the Pubco SEP Warrant may be exercised by the holder thereof, in whole or in part and from time to time, by surrender of the Pubco SEP Warrant to Pubco and by payment to Pubco of an amount equal to the product obtained by multiplying (i) the then-applicable SEP Warrant Price by (ii) the number of shares of Pubco Common Stock being purchased pursuant to such exercise. Pubco shall issue to the holder a new Pubco SEP Warrant representing the remaining portion of shares of Pubco Common Stock, if any.

If at any time while the Pubco SEP Warrant remains outstanding and unexpired Pubco (i) subdivides or combines the outstanding shares of Pubco Common Stock, (ii) pays a dividend with respect to shares of Pubco Common Stock payable in shares of Pubco Common Stock; or (iii) makes any other distribution with respect to the shares of Pubco Common Stock (except any distribution specifically provided for in the foregoing subparagraphs), the number of shares of Pubco Common Stock purchasable pursuant to the Pubco SEP Warrant and the SEP Warrant Price shall be proportionately adjusted to give effect to such subdivision, combination or distribution.

The Pubco SEP Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Colorado.

PIPE Warrants

The PIPE Warrants are exercisable for Pubco Common Stock at any time after the date of their issuance and expire five years after the date of their issuance. The exercise price per PIPE Warrant is $10.00, subject to adjustment as set forth in the Warrant Certificate and described below. The PIPE Warrants may be exercised on a cashless “net issuance” basis.

The PIPE Warrants are subject to a beneficial ownership limitation, at the election of the holder. If the election is made, Pubco will not effect any exercise of the PIPE Warrants, and a holder will not have the right to exercise any portion of the PIPE Warrants, to the extent that after giving effect to such issuance after exercise the holder (together with the holder’s affiliates, and anyone acting as a group together with the holder or any of the holder’s affiliates would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the holder may specify) of Pubco Common Stock).

The exercise price of the PIPE Warrants is subject to adjustment if Pubco (i) subdivides or combines (including by way of a reverse share split) the outstanding Pubco Common Stock, (ii) issues by reclassification of Pubco Common Stock into any capital shares of Pubco, (iii) issues any Pubco Common Stock credited as fully paid to shareholders by way of capitalization of profits or reserves, (iv) issues or sells pro rata to the record holders of Pubco Common Stock any rights, options or warrants entitling them to subscribe for or purchase Pubco Common Stock, or (v) declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Pubco Common Stock, by way of return of capital or otherwise.

The exercise price of the PIPE Warrants also is subject to a one-time adjustment based on the subsequent market price. If, on the 21st trading day following the six-month anniversary of the Closing Date, the Measurement Price is less than the exercise price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) (x) $7.28, if Forge Nano has secured at least $200 million in debt financing as of the Closing Date and (y) otherwise, $5.00.

In addition, the exercise price of the PIPE Warrants is subject to adjustment for subsequent equity issuances. If and whenever during the period commencing on the date of the PIPE Subscription Agreement and ending on the expiration date of the PIPE Warrants, Pubco issues or sells, or is deemed to have issued or sold, any Pubco Common Stock (subject to certain exceptions) for proceeds per share of Pubco Common Stock less than the exercise price then in effect (where the aggregate amount of proceeds received by Pubco, together with all prior issuances and sales (excluding any Exempt Issuance) conducted for the purpose of raising capital by Pubco on or after the date of the PIPE Subscription Agreements, exceeds $500,000), then immediately after such issuance, the exercise price then in effect shall be reduced to the amount of such proceeds per share of Pubco Common Stock. If there is any adjustment to the exercise price of the PIPE Warrants, the number of shares of Pubco Common Stock that may be purchased upon exercise of the PIPE Warrant shall also be increased or decreased proportionately so that after such adjustment the aggregate exercise price payable for the adjusted number of shares of Pubco Common Stock shall be the same as the aggregate exercise price in effect immediately prior to such adjustment.

At any time commencing on the two-year anniversary of the Closing Date, the PIPE Warrants may be redeemed, in whole or in part, at the Company’s option at the price of $0.01 per PIPE Warrant, provided that the closing price of the Pubco Common Stock equals or exceeds $35.00 per share (subject to adjustment in accordance with Section 3(a) of the Warrant Certificate), on each of twenty (20) trading days within any thirty (30) trading day period.

If a Fundamental Transaction (as defined in the Warrant Certificate) occurs, then, upon any subsequent exercise of a PIPE Warrant, the PIPE Investor will have the right to receive, for each share of Pubco Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the PIPE Investor (without regard to the beneficial ownership limitation), the number of shares of the successor or acquiring corporation or of Pubco, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of Pubco Common Stock for which such PIPE Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to the beneficial ownership limitation).

In connection with a Fundamental Transaction in which less than 70% of the consideration is payable in publicly listed common equity, the PIPE Investor has the option to require Pubco (or any successor entity) to repurchase its warrants for their Black Scholes Value (as defined in the Warrant Certificate) in cash.

Dividends

Pubco does not intend to pay cash dividends after the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time. If we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Our Transfer Agent and Warrant Agent

The transfer agent for the shares of Pubco Common Stock and warrant agent for the Pubco SPAC Warrants is Odyssey Transfer and Trust Company. We have agreed to indemnify the Transfer Agent in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity. The Transfer Agent has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any monies in, the Trust Account, and has irrevocably waived any right, title, interest or claim of any kind to, or to any monies in, the Trust Account that it may have now or in the future. Accordingly, any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against us and our assets outside the Trust Account and not against any monies in the Trust Account or interest earned thereon.

Certain Anti-Takeover Provisions of the Proposed Charter, the Proposed Bylaws and Certain Provisions of the DGCL

The Proposed Organizational Documents and the DGCL contain provisions, summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Pubco Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of Pubco. These provisions are intended to avoid costly takeover battles, reduce Pubco’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Pubco Board to maximize stockholder value in connection with any unsolicited offer to acquire Pubco. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of Pubco by means of a tender offer, a proxy contest or other takeover attempt that a holder of shares of Pubco Common Stock might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Pubco Common Stock. The Proposed Charter will provide that any action required or permitted to be taken by the holders of shares of Pubco Common Stock must be effected at a duly called annual or special meeting of holders of shares of Pubco Common Stock and may not be effected by any consent in writing by such holders, except that any action required or permitted to be taken by holders of any series of Pubco Preferred Stock (if any), voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly permitted to do so by the certificate of designation relating to one or more series of Pubco Preferred Stock, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and are delivered to Pubco in accordance with the applicable provisions of the DGCL. See also “Risk Factors — Risks Related to the Consummation of the Domestication — the DGCL and Pubco’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.”

Authorized but Unissued Capital Stock

The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the shares of Pubco Common Stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Pubco Common Stock. Additional shares of Pubco Common Stock that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved Pubco capital stock may be to enable the Pubco Board to issue capital stock to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Pubco by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive holders of shares of Pubco Common Stock of opportunities to sell their shares of Pubco Common Stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Proposed Charter will provide that the Pubco Board will determine the number of directors who will serve on the Pubco Board following the Closing. Subject to the Merger Agreement, the exact number of directors will be fixed from time to time by a majority of the Pubco Board. Upon adoption of the Proposed Charter, the Pubco Board will be classified and will consist of three classes of directors, whose terms will continue to the first, second or third annual meeting of stockholders following the date of the Closing, and, thereafter, all directors will be elected annually and will be elected for three-year terms expiring at the next annual meeting of holders of shares of Pubco Common Stock. There will be no limit on the number of terms a director may serve on the Pubco Board.

In addition, the Proposed Charter will provide that any vacancy on the Pubco Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to any rights of the holders of Pubco Preferred Stock.

Quorum

The Proposed Bylaws will provide that at any meeting of the Pubco Board, a majority of the total number of directors then in office constitutes a quorum for the transaction of business.

No Cumulative Voting

Under the DGCL, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.

Special Meetings of Holders of Shares of Pubco Common Stock

The Proposed Charter will provide that special meetings of the holders of shares of Pubco Common Stock may be called only by or at the direction of the Pubco Board, the Chair of the Pubco Board, the Chief Executive Officer or President, in each case, in accordance with the Proposed Bylaws.

Requirements for Advance Notification of Meetings of Holders of Shares of Pubco Common Stock, Nominations and Proposals

The Proposed Bylaws establish advance notice procedures with respect to proposals by holders of shares of Pubco Common Stock and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Pubco Board or a committee of the Pubco Board. For any matter to be “properly brought” before a meeting, a holder of shares of Pubco Common Stock will have to comply with advance notice requirements and provide Pubco with certain information. Generally, to be timely, such notice must be received at Pubco’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the immediately preceding annual meeting of holders of shares of Pubco Common Stock (for the purposes of the first annual meeting of the holders of shares of Pubco Common Stock following the adoption of the Proposed Bylaws, the date of the preceding annual meeting will be deemed to be        , 2026). The Proposed Bylaws allow the Pubco Board to adopt rules and regulations for the conduct of a meeting of the holders of shares of Pubco Common Stock as it deems appropriate, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Pubco.

Supermajority Provisions

The Proposed Organizational Documents will provide that the Pubco Board is expressly authorized to adopt, amend or repeal, in whole or in part, the Proposed Bylaws without a vote of the holders of shares of Pubco Common Stock in any matter not inconsistent with the DGCL or the Proposed Charter. The holders of shares of Pubco Common Stock also will have the power to adopt, amend or repeal the Proposed Bylaws by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Pubco Common Stock entitled to vote generally in an election of directors, voting together as a single class, subject to any vote of the holders of any class or series of capital stock of Pubco required by applicable law or by the Proposed Charter (including any certificate of designation in respect of any series of Pubco Preferred Stock, if any) or the Proposed Bylaws.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. The Proposed Charter will provide that the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least two-thirds in voting power all the then outstanding shares of Pubco Common Stock entitled to vote thereon, voting together as a single class:

●	the provision regarding the Pubco Board being authorized to establish one or more series of Pubco Preferred Stock with such powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as the Pubco Board may determine;
●	the provisions regarding removal of directors;
●	the provisions regarding filling vacancies on the Pubco Board and newly created directorships;
●	the provision regarding the Pubco Board being authorized to amend the Proposed Bylaws without a vote of the holders of shares of Pubco Common Stock;
●	the provisions regarding action by written consent of the holders of shares of Pubco Common Stock;
●	the provisions regarding calling special meetings of the holders of shares of Pubco Common Stock;
●	the provisions regarding nominations by holders of shares of Pubco Common Stock for the election of directors and of other business proposed to be brought by holders before any meeting of the holders of shares of Pubco Common Stock;
●	the provisions regarding limitation on liability and indemnification of Pubco’s directors and officers;
●	the provisions regarding Pubco electing not to be governed by Section 203 of the DGCL;

●	the provisions adopting Delaware as the exclusive forum for certain stockholder litigation and adopting the federal district courts of the United States as the exclusive forum for resolving complaints asserting a cause of action under the Securities Act;
●	the provisions regarding Pubco renouncing its interest or expectancy in any corporate opportunity offered to any of its non-employee directors or principal stockholders and their affiliates; and
●	the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of Pubco or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Pubco Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of Pubco. These provisions are designed to reduce Pubco’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for shares of Pubco Common Stock and, as a consequence, may inhibit fluctuations in the market price of shares of Pubco Common Stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Proposed Charter will provide that, unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on behalf of Pubco, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of Pubco to Pubco or Pubco’s stockholders, (iii) any action, suit or proceeding against Pubco or any current or former director, officer or other employee of Pubco arising pursuant to any provision of the DGCL or the Proposed Organizational Documents (as each may be amended from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Organizational Documents (as each may be amended from time to time, including any right, obligation, or remedy thereunder), (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Chancery Court, or (vi) any action, suit or proceeding asserting a claim against Pubco or any current or former director, officer or other employee of Pubco governed by the internal affairs doctrine or otherwise related to Pubco’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of Pubco will be deemed to have notice of and consented to the forum provisions in the Proposed Charter. The Proposed Charter further will provide that unless Pubco consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act. This provision in the Proposed Charter will not apply to any claim or action arising under the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. However, it is possible that a court could find Pubco’s forum selection provisions to be inapplicable or unenforceable. Although Pubco Board believes this provision will benefit Pubco by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Pubco’s directors and officers.

Conflicts of Interest

The DGCL permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Proposed Charter, to the maximum extent permitted from time to time by the DGCL, renounces any interest or expectancy that Pubco has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to a member of the Pubco Board who is not an employee of Pubco or its subsidiaries, or the principal stockholders of Pubco and their affiliates. The Proposed Charter does not renounce Pubco’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of Pubco.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions.

The Proposed Charter includes a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Pubco and the holders of shares of Pubco Common Stock, through stockholders’ derivative suits on Pubco’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director or officer.

The limitation of liability provision in the Proposed Organizational Documents may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Pubco and the holders of shares of Pubco Common Stock. In addition, your investment may be adversely affected to the extent Pubco pays the costs of settlement and damage awards against directors and officers pursuant to any indemnity agreements that may be entered into. The ATII believes that this provision, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Pubco’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, ATII has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of ATII’s or Forge Nano’s respective directors, officers or employees for which indemnification is sought.

Listing of Securities

Pubco intends to apply to list the (i) Pubco Common Stock and (ii) Pubco SPAC Warrants that were originally issued as part of the ATII Public Units on Nasdaq under the proposed symbols NANO and NANOW, respectively, upon the Closing.

Pursuant to the terms of the Merger Agreement, as a Closing condition, ATII is required to cause the shares of Pubco Common Stock to be issued in connection with the Business Combination to be approved for listing on Nasdaq, but there can be no assurance that such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by all of the parties to the Merger Agreement as provided therein. It is important for you to know that, at the time of the extraordinary general meeting, ATII may not have received from Nasdaq either confirmation of the listing of the shares of Pubco Common Stock or that approval will be obtained prior to the consummation of the Business Combination. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation, and, further, it is possible that such confirmation may never be received and the Business Combination could still be consummated during the Completion Window if such condition is waived by all parties to the Merger Agreement and therefore the shares of Pubco Common Stock would not be listed on any nationally recognized securities exchange.

SECURITIES ACT RESTRICTIONS ON RESALE OF PUBCO SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of Pubco Common Stock or restricted shares underlying Pubco Warrants for at least six months following the Closing would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Pubco at the time of, or at any time during the three months preceding, such sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months preceding the sale, has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12-months (or such shorter period as Pubco was required to file reports) preceding the sale, and has submitted electronically every interactive data file required to be submitted pursuant to Rule 405 of the Securities Act during the 12-months (or such shorter period as Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Pubco Common Stock or restricted shares underlying Pubco Warrants for at least six months but who are affiliates of Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of Pubco Common Stock then outstanding; or
●	the average weekly reported trading volume of the shares of Pubco Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their Founder Shares, ATII Private Shares and ATII Private Warrants, as applicable, pursuant to Rule 144 without registration once Rule 144 becomes available for resale of Pubco restricted securities, subject to the provisions of the Purchaser Support Agreement.

ATII anticipates that following the consummation of the Business Combination, Pubco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (a) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the Pubco Board, (b) otherwise properly brought before such meeting by or at the direction of the Pubco Board or the Chairperson of the Pubco Board, or (c) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of Pubco both at the time of giving the notice and at the time of the meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for the Pubco’s annual meeting of stockholders, a stockholder’s notice must be delivered to Pubco’s secretary at Pubco’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or Pubco holds its annual meeting of stockholders more than 30 days before or more than 70 days after the one-year anniversary of a preceding year’s annual meeting, to be timely, notice of a stockholder proposal must be delivered not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Notice of a nomination or proposal must be delivered to Pubco no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of the date of the annual meeting is made. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal (other than nominations) to be included in the proxy statement and proxy card for the annual meeting pursuant to Rule 14a-8 must be received at Pubco’s principal office at a reasonable time before Pubco begins to print and send its proxy materials and must comply with Rule 14a-8.

A stockholder will update and supplement its notice to Pubco’s secretary, if necessary, so that the information provided or required to be provided in such notice as described above will be true and correct as of the record date for notice of the annual meeting and as of the date that is 10 business days prior to the annual meeting or any adjournment or postponement thereof, and such update and supplement will be delivered to, or mailed and received by, Pubco’s secretary not later than five business days after the record date for stockholders entitled to vote at the meeting `(in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Charter. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to Pubco’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by Pubco’s secretary within the time periods described above under the section “— Stockholder Proposals.”

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the ATII Board, any committee chairperson or the non-management directors as a group by writing to the ATII Board or committee chairperson in care of Archimedes Tech SPAC Partners II Co., 2093 Philadelphia Pike #1968, Claymont, DE 19703. Following the Closing, such communications should be sent to Forge Nano, Inc., 12300 Grant St. 3100, Thornton, CO 80241. Each communication will be forwarded, depending on the subject matter, to the Pubco Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Loeb & Loeb LLP will pass upon the validity of the securities of Pubco to be issued in connection with the Business Combination.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the ATII Board does not know of any matters that will be presented for consideration at the extraordinary general meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the extraordinary general meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

EXPERTS

The financial statements of ATII Holdings Inc. as of December 31, 2025 and for period from December 4, 2025 (inception) through December 31, 2025 have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of ATII Holdings Inc. to continue as a going concern as discussed in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus and in the registration statement, and are included in reliance on the report of such firm given on the authority of such firms as experts in accounting and auditing.

The financial statements of Archimedes Tech SPAC Partners II Co. as of December 31, 2025 2024, for the year ended December 31, 2025 and for the period from June 7, 2024 (inception) through December 31, 2024 have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Archimedes Tech SPAC Partners II Co. to continue as a going concern as discussed in Note 1 to the financial statements), appearing elsewhere in this proxy statement/prospectus and in the registration statement, and are included in reliance on the report of such firm given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Forge Nano, Inc. as of December 31, 2025 and 2024 and for the years then ended included in this proxy statement/prospectus, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), which is included herein. Such consolidated financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO HOLDERS OF ATII Ordinary shares

Pursuant to the rules of the SEC, ATII and services that it employs to deliver communications to holders of ATII Ordinary Shares are permitted to deliver to two or more holders of ATII Ordinary Shares sharing the same address a single copy of each of ATII’s annual report to holders of ATII Ordinary Shares and ATII’s proxy statement. Upon written or oral request, ATII will deliver a separate copy of the annual report to holders of ATII Ordinary Shares and/or proxy statement to any holder of ATII Ordinary Shares at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Holders of ATII Ordinary Shares receiving multiple copies of such documents may likewise request that ATII deliver single copies of such documents in the future. Holders of ATII Ordinary Shares receiving multiple copies of such documents may request that ATII deliver single copies of such documents in the future. Holders of ATII Ordinary Shares may notify ATII of their requests by calling or writing ATII at its principal executive offices at 2093 Philadelphia Pike #1968, Claymont, DE 19703.

ENFORCEABILITY OF CIVIL LIABILITY

ATII is, prior to effecting the Business Combination, a Cayman Islands exempted company. If ATII does not change its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by effecting the Domestication Merger, you may have difficulty serving legal process within the U.S. upon ATII. You may also have difficulty enforcing, both in and outside the U.S., judgments you may obtain in U.S. courts against ATII in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, ATII may be served with process in the U.S. with respect to actions against ATII arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of ATII’s securities by serving ATII’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

ATII and Forge Nano have filed a registration statement on Form S-4 to register the offering, issuance and sale of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

All information contained in this proxy statement/prospectus relating to ATII has been supplied by ATII, and all such information relating to Forge Nano has been supplied by Forge Nano, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

This document is a (i) prospectus of Pubco with respect to the shares of Pubco Common Stock and Pubco Warrants to be issued to holders of ATII Ordinary Shares, holders of ATII Warrants, the Forge Nano Stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, holders of Forge Nano Warrants and holders of Forge Nano Ascent Options if the Business Combination described herein is consummated, and (ii) proxy statement of ATII for the extraordinary general meeting. ATII and Forge Nano have not authorized anyone to give any information or make any representation about the Business Combination, ATII or Forge Nano that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

If you would like additional copies of this proxy statement/prospectus, or if you have questions about the business combination, you should contact via phone or in writing:

Archimedes Tech SPAC Partners II Co.

2093 Philadelphia Pike #1968

Claymont, DE 19703

Attention: Long Long, Chief Executive Officer

E-mail: long@archimedesspac2.com

You may also obtain these documents by requesting them in writing or by telephone from ATII’s proxy solicitation agent at the following address and telephone number:

If you are a holder of ATII Ordinary Shares and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from ATII, ATII will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other documents that are not included with this proxy statement/prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Archimedes Tech SPAC Partners II Co.
Condensed Consolidated Balance Sheets as of March 31, 2026 (Unaudited) and December 31, 2025	F-3
Condensed Consolidated Statements of Operations for the three months ended March 31, 2026 and 2025 (Unaudited)	F-4
Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the three months ended March 31, 2026 and 2025 (Unaudited)	F-5
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2026 and 2025 (Unaudited)	F-6
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-7 – F-21
Report of Independent Registered Public Accounting Firm (PCAOB ID 100)	F-22
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2025 and 2024	F-23
Consolidated Statements of Operations for the year ended December 31, 2025 and for the period from June 7, 2024 (inception) through December 31, 2024	F-24
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2025 and for the period from June 7, 2024 (inception) through December 31, 2024	F-25
Consolidated Statements of Cash Flows for the year ended December 31, 2025 and for the period from June 7, 2024 (inception) through December 31, 2024	F-26
Notes to Financial Statements	F-27 – F-39

Forge Nano, Inc.
Unaudited Financial Statements of Forge Nano, Inc.
Unaudited Condensed Consolidated Balance Sheets as of March 31, 2026 and December 31, 2025	F-42
Unaudited Condensed Consolidated Statements of Operations for Three Months Ended March 31, 2026 and 2025	F-43
Unaudited Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit for the Three Months Ended March 31, 2026 and 2025	F-44
Unaudited Condensed Consolidated Statements of Cash Flows for Three Months Ended March 31, 2026 and 2025	F-45
Notes to Unaudited Condensed Consolidated Financial Statements	F-46 F-70

ARCHIMEDES TECH SPAC PARTNERS II CO.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets
Cash	$1,077,839	$1,362,766
Prepaid expenses	140,921	111,403
Total current assets	1,218,760	1,474,169
Prepaid insurance	—	9,896
Demand deposit held in Trust Account	242,002,931	239,860,969
TOTAL ASSETS	$243,221,691	$241,345,034

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$305,087	$61,277
Accrued offering costs	—	75,000
Due to related party	4,283	1,239
Total current liabilities	309,370	137,516
Deferred underwriting fee payable	8,050,000	8,050,000
TOTAL LIABILITIES	8,359,370	8,187,516

Commitments and Contingencies (Note 6)

Ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of $10.52 and $10.43 per share as of March 31, 2026 and December 31, 2025, respectively	242,002,931	239,860,969

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 6,590,000 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of March 31, 2026 and December 31, 2025	659	659
Additional paid-in capital	—	—
Accumulated deficit	(7,141,269)	(6,704,110)
TOTAL SHAREHOLDERS’ DEFICIT	(7,140,610)	(6,703,451)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT	$243,221,691	$241,345,034

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ARCHIMEDES TECH SPAC PARTNERS II CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2026	2025

General and administrative expenses	$448,673	$157,451
Loss from operations	(448,673)	(157,451)
Other income:
Interest earned on cash in bank account	11,514	10,790
Interest earned on demand deposit held in Trust Account	2,141,962	1,305,884
Total other income	2,153,476	1,316,674
Net income	$1,704,803	$1,159,223
Basic and diluted weighted average shares outstanding, redeemable ordinary shares	23,000,000	12,146,067
Basic and diluted net income per share, redeemable ordinary shares	$0.06	$0.06
Basic weighted average shares outstanding, non-redeemable ordinary shares	6,590,000	5,839,663
Basic net income per share, non-redeemable ordinary shares	$0.06	$0.06
Diluted weighted average shares outstanding, non-redeemable ordinary shares	6,590,000	6,193,596
Diluted net income per share, non-redeemable ordinary shares	$0.06	$0.06

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ARCHIMEDES TECH SPAC PARTNERS II CO.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

			Additional		Total
	Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance — January 1, 2026	6,590,000	$659	$—	$(6,704,110)	$(6,703,451)
Accretion of ordinary shares subject to possible redemption to redemption value	—	—	—	(2,141,962)	(2,141,962)
Net income	—	—	—	1,704,803	1,704,803
Balance – March 31, 2026	6,590,000	$659	$—	$(7,141,269)	$(7,140,610)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

			Additional		Total
	Ordinary Shares		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance — January 1, 2025	5,750,000	$575	$24,425	$(78,700)	$(53,700)
Sale of 840,0000 private placement units	840,000	84	8,399,916	—	8,400,000
Fair value of Public Warrants at issuance	—	—	1,725,000	—	1,725,000
Allocated value of transaction costs to warrants and private placement units	—	—	(117,194)	—	(117,194)
Accretion of ordinary shares subject to possible redemption to redemption value	—	—	(10,032,147)	(7,207,063)	(17,239,210)
Net income	—	—	—	1,159,223	1,159,223
Balance – March 31, 2025	6,590,000	$659	$—	$(6,126,540)	$(6,125,881)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ARCHIMEDES TECH SPAC PARTNERS II CO.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income	$1,704,803	$1,159,223
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on demand deposit held in Trust Account	(2,141,962)	(1,305,884)
General and administrative expenses paid by related parties	4,283	2,926
General and administrative expenses paid through promissory note – related party	—	51,600
Changes in operating assets and liabilities:
Prepaid expenses	(29,518)	(157,500)
Accrued expenses	243,810	71,149
Prepaid insurance	9,896	(75,521)
Net cash used in operating activities	(208,688)	(254,007)

Cash Flows from Investing Activities:
Investment of cash into the Trust Account	—	(231,150,000)
Net cash used in investing activities	—	(231,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	225,400,000
Proceeds from sale of Private Placement Units	—	8,400,000
Repayment of due to related party	(1,239)	—
Proceeds from promissory note - related party	—	40,927
Repayment of promissory note – related party	—	(290,000)
Payment of offering costs	(75,000)	(283,747)
Net cash (used in) provided by financing activities	(76,239)	233,267,180

Net Change in Cash	(284,927)	1,863,173
Cash – Beginning of period	1,362,766	—
Cash – End of period	$1,077,839	$1,863,173

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$75,000
Offering costs paid through promissory note - related party	$—	$5,440
Deferred underwriting fee payable	$—	$8,050,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Archimedes Tech SPAC Partners II Co. (the “Company” or “ATII”) is a blank check company newly incorporated in the Cayman Islands on June 7, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses. Although the Company may acquire a business in any industry, it intends to focus on companies engaged in the technology industry. The Company is an early stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2026, the Company has three subsidiaries, ATII Merger Sub Inc. (“Merger Sub I”), a Delaware corporation and a direct, wholly owned subsidiary of the Company incorporated on December 4, 2025, ATII Merger Sub II, LLC (“Merger Sub II”), a Delaware limited liability company and a direct, wholly owned subsidiary of the Company formed on December 11, 2025, and ATII Holdings Inc. (“Pubco”), a Delaware corporation and a direct, wholly owned subsidiary of the Company incorporated on December 4, 2025. Merger Sub I, Merger Sub II and Pubco were formed for the purpose of facilitating the Business Combination (as defined below). As of March 31, 2026, Merger Sub I, Merger Sub II and Pubco are inactive and have not commenced operations, and have no material assets, liabilities, revenues, or expenses attributable to these subsidiaries during the period.

As of March 31, 2026, the Company had not commenced any operations. All activity for the period from June 7, 2024 (inception) through March 31, 2026 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company and negotiating for an initial business combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 10, 2025. On February 12, 2025, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one ordinary share at an exercise price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 840,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Archimedes Tech SPAC Sponsors II LLC (the “Sponsor”) and BTIG, LLC, the representative of the underwriters in the Initial Public Offering (“BTIG”), generating gross proceeds of $8,400,000. Each Private Placement Unit consists of one ordinary share and one-half of one redeemable warrant (“Private Placement Warrants”), with each whole Private Placement Warrant entitling the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment.

Transaction costs amounted to $13,175,520, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $525,520 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. There is no assurance that the Company will be able to complete an initial business combination successfully. The Company must complete one or more initial business combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any deferred underwriting fees and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The Company will only complete an initial business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on February 12, 2025, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Units was held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations and/or held as cash or cash items (including in demand deposit accounts). The Company will not be permitted to withdraw any of the principal or interest held in the Trust Account except for the withdrawal of interest to pay taxes. The funds held in the Trust Account will not otherwise be released from the Trust Account until the earliest of: (1) the completion of an initial business combination; (2) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with initial business combination or to redeem 100% of the Public Shares if the Company does not complete the initial business combination within the Completion Window, as defined below, or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the Public Shares if the Company has not completed an initial business combination within the Completion Window, subject to Cayman Islands laws.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial business combination either (i) in connection with a shareholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an initial business combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per Public Share, plus any pro rata interest then in the Trust Account, net of funds withdrawn to pay taxes). There will be no redemption rights upon the completion of an initial business combination with respect to the Company’s warrants. The Public Shares subject to possible redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than any net tangible asset or cash requirement that may be contained in the agreement relating to the initial business combination. As a result, the Company may be able to complete its initial business combination even though a substantial majority of the public shareholders do not agree with the transaction and have redeemed their shares or, if the Company seeks shareholder approval of the initial business combination and does not conduct redemptions in connection with the initial business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to the initial shareholders, directors, officers, advisors or any of their respective affiliates. In the event the aggregate cash consideration the Company would be required to pay for all public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to the Company, the Company will not complete the business combination or redeem any shares, and all ordinary shares submitted for redemption will be returned to the holders thereof, and the Company instead may search for an alternate business combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of an initial business combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated memorandum and articles of association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The initial shareholders and the Company’s officers and directors entered into a letter agreement, pursuant to which they have agreed to waive: (1) their redemption rights with respect to any shares held by them in connection with the completion of the initial

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

business combination; (2) their redemption rights with respect to any shares held by them in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial business combination or to redeem 100% of the public shares if the Company does not complete the initial business combination within the Completion Window (as defined below) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (3) their rights to liquidating distributions from the Trust Account with respect to any founder shares and private shares they hold if the Company fails to complete its initial business combination within the Completion Window as a result of a shareholder vote to amend the amended and restated memorandum and articles of association (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial business combination within the Completion Window). If the Company submits its initial business combination to the public shareholders for a vote, the initial shareholders, directors and officers have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with the Company, to vote any shares held by them in favor of the initial business combination.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete an initial business combination within the Completion Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Company will have until 21 months from the closing of the Initial Public Offering, or until such earlier liquidation date as the Company’s board of directors may approve, to complete an initial business combination (the “Completion Window”). If the Company has not completed an initial business combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of funds withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in each case, to obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There is no limitation on the Company’s ability to raise funds privately or through loans in connection with its initial business combination.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.05 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Merger Agreement

On April 20, 2026, the Company, Pubco, Merger Sub I, Merger Sub II, and Forge Nano, Inc., a Delaware corporation (“Forge Nano”), entered into a merger agreement (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the terms and

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

conditions set forth therein, the Company will re-domicile and become a Delaware corporation by merging with Pubco (the “Reincorporation”), following which the separate corporate existence of the Company will cease and Pubco will continue as the surviving corporation. At the effective time of the Reincorporation, Pubco will adopt Delaware organizational documents, which will provide, among other things, that the name of Pubco will be changed to “Forge Nano Holdings Inc.”

At least one day following the effective time of the Reincorporation, Merger Sub I will merge with and into Forge Nano (the “First Company Merger”), with Forge Nano surviving (the “Initial Surviving Corporation”) and as a result of which the holders of the issued and outstanding capital stock of Forge Nano will receive shares of Pubco common stock in exchange for the issued and outstanding capital stock of Forge Nano. As a result of the First Company Merger, Forge Nano will become a wholly-owned subsidiary of Pubco.

At the effective time of the First Company Merger: (i) each share of each class of preferred stock of Forge Nano will be converted into shares of common stock of Forge Nano pursuant to Forge Nano’s organizational documents; (ii) each share of Forge Nano common stock (including shares of Forge Nano common stock issued upon conversion of the shares of Forge Nano preferred stock) will be cancelled and automatically converted into the right to receive, without interest, the applicable pro rata portion of the Closing Payment Shares (as defined below) for such number of shares of Forge Nano Common Stock; (iii) each outstanding warrant of Forge Nano will be assumed by Pubco and become a corresponding Pubco warrant (the “Pubco Forge Nano Warrants”), subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Forge Nano warrant; and (iv) each option or other right to acquire securities of Forge Nano and/or its affiliates held by Ascent Funds International Management LLC (together with the Forge Nano warrants, the “Forge Nano Convertible Securities”), will be cancelled and converted into one warrant to purchase shares of Pubco common stock (together with the Pubco Forge Nano Warrants, the “Pubco Convertible Securities”). Under the Merger Agreement, “Closing Payment Shares” means such number of shares of Pubco common stock equal to (a)(i) $1,200,000,000 divided by (ii) $10.00 minus (b) the Pubco common stock issuable upon exercise of any Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any.

At the effective time of the First Company Merger, each option to purchase shares of Forge Nano common stock will be converted into an option to purchase shares of Pubco common stock on substantially the same terms and conditions, including with respect to vesting and termination-related provisions (as applicable).

Pursuant to the terms of the Merger Agreement, and subject to the terms and conditions set forth therein, the Forge Nano stockholders who receive Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, will be entitled to receive, a proportional amount of up to an aggregate of 90,000,000 additional shares of Pubco common stock, issuable upon achievement of certain milestones during the five (5) year period following the closing date. The earn-out shares will be issued at or prior to the closing to the escrow agent and will be disbursed therefrom upon achievement of the applicable milestones. The earn-out shares attributable to holders of Pubco Convertible Securities issued in exchange for Forge Nano Convertible Securities, if any, pursuant to the Merger Agreement will only be disbursed by the escrow agent if an applicable milestone is achieved upon the exercise, conversion or settlement thereof in accordance with their terms.

Immediately following the effective time of the First Company Merger, the Initial Surviving Corporation will merge with and into Merger Sub II (the “Second Company Merger” and together with the First Company Merger and the Reincorporation, the “Business Combination”), with Merger Sub II surviving and Pubco acquiring one membership interest in surviving company and such membership interest will constitute the only outstanding equity of the surviving company.

The Merger Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the proposed transactions is subject to certain conditions as further described in the Merger Agreement.

Concurrently with their entry into the Merger Agreement, ATII and Forge Nano entered into a support agreement (the “Purchaser Sponsor Agreement”) with the Sponsor, pursuant to which the Sponsor agreed, among other things, (i) to vote in favor of the approval and adoption of the Merger Agreement and the Business Combination, (ii) to not redeem, sell or tender, during the term of the Purchaser Support Agreement, any ordinary shares of the Company owned by the Sponsor in connection with the Business

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

Combination and (iii) to not transfer any ordinary shares of the Company held by the Sponsor in accordance with the lock-up provisions set forth in ATII’s final prospectus filed with the SEC on February 11, 2025.

Pursuant to the Purchaser Support Agreement, and subject to the terms and conditions set forth therein, the Sponsor also agreed to contribute up to 3,300,000 ordinary shares, together with all shares of Pubco common stock issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted (the “Contribution Shares”) to secure one or more financing transactions in connection with the Business Combination. Any Contribution Shares not used to secure financing transactions will be retained by the Sponsor.

In connection with their entry into the Merger Agreement, ATII and Forge Nano entered into a lock-up agreement (the “Lock-Up Agreement”) with certain stockholders of Forge Nano. Pursuant to the Lock-Up Agreement, such Forge Nano stockholders agreed that they will not, during the Lock-Up Period (as defined below), directly or indirectly sell, exchange, assign, transfer (including by merger, conversion or operation of law), gift or otherwise dispose, any of the shares received as merger consideration, or make a public announcement of any intention to effect such a transfer. As used herein, “Lock-Up Period” means the period commencing on the closing date of the Business Combination and ending on the earlier of: (i) six months after the closing; and (ii) the date on which the last reported sale price of the Pubco common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 trading day period after the closing.

At the closing, ATII, the Sponsor and certain stockholders of Forge Nano (collectively, the “Subject Parties”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Pubco will be obligated to file a registration statement on Form S-1 with the SEC as soon as practicable but no later than 30 calendar days following the closing of the Business Combination to register the resale of certain securities of Pubco held by the Subject Parties, subject to customary liquidated damages in the event Pubco is unable to meet the filing deadline. The Registration Rights Agreement will also provide the Subject Parties with “piggy-back” registration rights, subject to certain requirements and customary conditions. All expenses of registration under the Registration Rights Agreement, including the legal fees of one firm of counsel chosen by stockholders participating in a registration, will be paid by Pubco.

In connection with the execution of the Merger Agreement, ATII, Pubco and Forge Nano entered into a subscription agreement (the “Subscription Agreement”) with an accredited investor, pursuant to which Pubco will, substantially concurrently with, and contingent upon, the consummation of the Business Combination, sell an aggregate of 10,000,000 shares of Pubco common stock and warrants to purchase an aggregate of 15,000,000 shares of Pubco common stock to such investor, each with an exercise price of $10.00 (subject to adjustments) for an aggregate purchase price of $100,000,000.

For additional information on the Business Combination, please see the Company’s 8-K filed with the SEC on April 20, 2026, and the Form S-4 filed with the SEC on May 5, 2026.

Liquidity and Capital Resources

As of March 31, 2026, the Company had cash of $1,077,839. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes an initial business combination, the Company would repay such loaned amounts. In the event that an initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit, at the option of the lender. The units would be identical to the Private Placement Units.

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial business combination. Management has determined that the Company has sufficient funds to finance the working capital needs of the Company within one year from the date of issuance of the financial statement. However, if the Company is unable to complete an initial business combination by November 12, 2026, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate an initial business combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 12, 2026.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed with the SEC on March 4, 2026. The interim results for the three months ended March 31, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions were eliminated in the unaudited condensed consolidated financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of other income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,077,839 and $1,362,766 in cash as of March 31, 2026 and December 31, 2025, respectively, and no cash equivalents as of such dates.

Demand Deposit Held in Trust Account

As of March 31, 2026 and December 31, 2025, the assets held in Trust Account, amounting to $242,002,931 and $239,860,969, respectively, were held in demand deposit accounts.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options”, addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity, and offering costs allocated to the Public Warrants and Private Placement Units were charged to shareholders’ deficit as the warrants associated with units issued in the Initial Public Offering and Private Placement, after management’s evaluation, are accounted for under equity treatment.

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

Transaction costs amounted to $13,175,520, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $525,520 of other offering costs.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the condensed consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted net income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement, since the exercise of the warrants are contingent upon the occurrence of future events. For the three months ended March 31, 2026 and 2025, the warrants are exercisable to purchase 11,920,000 ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net income per ordinary share since the inclusion of such warrants would be anti-dilutive. The warrants cannot be converted to ordinary shares prior to an initial business combination; therefore, they have been classified as anti-dilutive.

	For the Three Months Ended		For the Three Months Ended
	March 31, 2026		March 31, 2025
		Non-		Non-
	Redeemable	Redeemable	Redeemable	Redeemable
Basic net income per share:
Numerator:
Allocation of net income	$1,325,126	$379,677	$782,843	$376,380
Denominator:
Basic weighted-average shares outstanding	23,000,000	6,590,000	12,146,067	5,839,663
Basic net income per ordinary share	$0.06	$0.06	$0.06	$0.06

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

	For the Three Months Ended		For the Three Months Ended
	March 31, 2026		March 31, 2025
		Non-		Non-
	Redeemable	Redeemable	Redeemable	Redeemable
Diluted net income per share:
Numerator:
Allocation of net income	$1,325,126	$379,677	$767,735	$391,488
Denominator:
Diluted weighted-average shares outstanding	23,000,000	6,590,000	12,146,067	6,193,596
Diluted net income per ordinary share	$0.06	$0.06	$0.06	$0.06

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurement

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

Warrant Instruments

The Company accounted for the Public and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”, whereby under that provision, the warrants that do not meet the criteria for equity treatment must be recorded as liability. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values.

The fair value of the Public Warrants on the closing of the Initial Public Offering on February 12, 2025, was $1,725,000, or $0.15 per Public Warrant. The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the level 3 valuation of the Public Warrants:

February 12,
2025

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

Implied ordinary share price	$9.93
Exercise price	$11.50
Simulation term (years)	6.5
Risk-free rate (continuous)	4.49%
Selected volatility	3.0%
Calculated value per warrant	$0.15
Probability of de-SPAC and market adjustment	11.0%

Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial business combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, the ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed consolidated balance sheets. As of March 31, 2026 and December 31, 2025, the ordinary shares subject to possible redemption reflected in the condensed consolidated balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(1,725,000)
Ordinary shares issuance costs	(13,058,326)
Plus:
Accretion of carrying value to redemption value	24,644,295
Ordinary shares subject to possible redemption, December 31, 2025	$239,860,969
Plus:
Accretion of carrying value to redemption value	2,141,962
Ordinary shares subject to possible redemption, March 31, 2026	$242,002,931

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which included a full exercise by the underwriters of their over-allotment option of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one ordinary share and one-half Public Warrant. Each whole Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment (Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 840,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor and BTIG, generating gross proceeds of $8,400,000. Each Private Placement Unit consists of one ordinary share and one-half of one redeemable warrant (the

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

“Private Placement Warrants”), with each whole Private Placement Warrant entitling the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment (Note 7). The proceeds from the sale of the Private Placement Units are added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an initial business combination within the Completion Window, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 5 — RELATED PARTIES

Founder Shares

On June 7, 2024, the Sponsor made a capital contribution of $25,000 to cover certain of the Company’s expenses, for which the Company issued 5,750,000 ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 750,000 shares subject to surrender and forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the Initial Public Offering and the full exercise by the underwriters of their over-allotment option, 750,000 shares are no longer subject to surrender and forfeiture.

Pursuant to a letter agreement that the initial shareholders, directors and officers have entered into with the Company, with certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to directors and officers and other persons or entities affiliated with the initial shareholders, each of whom will be subject to the same transfer restrictions) until the earlier of: (i) six months after the completion of the initial business combination; and (ii) subsequent to the initial business combination, the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, the Founder Shares will be released from the lock-up if (1) the last reported sale price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period after the initial business combination or (2) if the Company completes a transaction after the initial business combination which results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property.

Promissory Note — Related Party

On June 7, 2024, the Sponsor issued an unsecured promissory note to the Company (as amended, the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $290,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2025 or (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines to not proceed with the Initial Public Offering. Simultaneously with the closing of the Initial Public Offering on February 12, 2025, the Company repaid the outstanding borrowings under the Promissory Note amounting to $290,000. Borrowings under the note are no longer available.

Due to Related Party

Due to related party represents recurring Company expenses advanced by officers on behalf of the Company. As of March 31, 2026 and December 31, 2025, the Company owed $4,283 and $1,239 to officers, respectively.

Administrative Support Agreement

Commencing on the effective date, February 10, 2025, the Company agreed to reimburse the Sponsor in an amount equal to $10,000 per month for office space, administrative and support services. Upon completion of the initial business combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2026, the Company incurred and paid $30,000 in fees for these services. For the three months ended March 31, 2025, the Company incurred and accrued $16,786 in fees for these services. These fees were included in general and administrative expenses on the condensed consolidated statements of operations

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

Working Capital Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes an initial business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As of March 31, 2026 and December 31, 2025, no Working Capital Loans were outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s ability to complete an initial business combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial business combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial business combination.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from ongoing global conflicts and/or other future global conflicts and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

Registration Rights

The holders of the Founder Shares, Private Placement Units (and underlying securities) and any units (and underlying securities) that may be issued on conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On February 12, 2025, simultaneously with the Initial Public Offering, the underwriters exercised their over-allotment option in full, closing on the 3,000,000 additional Units.

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 400,000,000 ordinary shares with a par value of $0.0001 per share. Holders of ordinary shares are entitled to one vote for each share. As of March 31, 2026 and December 31, 2025, there were 6,590,000 ordinary shares issued and outstanding, excluding the 23,000,000 ordinary shares subject to possible redemption.

Warrants — As of March 31, 2026 and December 31, 2025, there were 11,920,000 warrants outstanding, including 11,500,000 Public Warrants and 420,000 Private Placement Warrants. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an initial business combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue ordinary shares upon exercise of a warrant unless ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of an initial business combination, it will use its best efforts to file with the SEC a registration statement covering the ordinary share issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

●	if, and only if, the last sale price of ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of the Company’s warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the highest closing sale price of the ordinary share for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial business combination at a Newly Issued Price of less than $9.20 per ordinary shares (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, subject to certain limited exceptions.

NOTE 8 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the unaudited condensed consolidated statements of operations as net income or loss. The measure of segment assets is reported on the condensed consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	March 31,	December 31,
	2026	2025
Cash	$1,077,839	$1,362,766
Demand deposit held in Trust Account	$242,002,931	$239,860,969

ARCHIMEDES TECH SPAC PARTNERS II CO.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2026
(UNAUDITED)

	For the Three	For the Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2026	2025
General and administrative expenses	$448,673	$157,451
Interest earned on cash in bank account	$11,514	$10,790
Interest earned on demand deposit held in Trust Account	$2,141,962	$1,305,884

The CODM is provided with details of cash and liquid resources available with the Company. The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities.

The CODM reviews interest earned on demand deposit held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

Interest earned on cash in bank account and general and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete an initial business combination or similar transaction within the Completion Window. The CODM also reviews the interest earned on cash in bank account and general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the unaudited condensed consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

On April 20, 2026, the Company, Pubco, Merger Sub I, Merger Sub II and Forge Nano entered the Merger Agreement, pursuant to which and subject to the terms and conditions set forth therein, the Company will re-domicile and become a Delaware corporation by merging with Pubco, following which the separate corporate existence of the Company will cease and Pubco will continue as the surviving corporation. At the effective time of the Reincorporation, Pubco will adopt Delaware organizational documents, which will provide, among other things, that the name of Pubco will be changed to “Forge Nano Holdings Inc.” At least one day following the effective time of the Reincorporation, Merger Sub I will merge with and into Forge Nano, with Forge Nano surviving and as a result of which the holders of the issued and outstanding capital stock of Forge Nano will receive shares of Pubco common stock in exchange for the issued and outstanding capital stock of Forge Nano. As a result of the First Company Merger, Forge Nano will become a wholly-owned subsidiary of Pubco. Immediately following the effective time of the First Company Merger, the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving and Pubco acquiring one membership interest in surviving company and such membership interest will constitute the only outstanding equity of the surviving company.

On May 5, 2026, Registration Statement on Form S-4 was filed with the SEC with respect to the Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Archimedes Tech SPAC Partners II Co.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Archimedes Tech SPAC Partners II Co. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2025 and for the period from June 7, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period ended from June 7, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to complete a business combination by November 12, 2026, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2024.

New York, New York

March 3, 2026

PCAOB ID Number 100

ARCHIMEDES TECH SPAC PARTNERS II CO.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024
ASSETS
Current assets
Cash	$1,362,766	$—
Prepaid expenses	111,403	—
Total current assets	1,474,169	—
Deferred offering costs	—	429,691
Prepaid insurance	9,896	—
Cash held in Trust Account	239,860,969	—
TOTAL ASSETS	$241,345,034	$429,691
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$61,277	$23,000
Accrued offering costs	75,000	268,358
Due to related party	1,239	—
Promissory note – related party	—	192,033
Total current liabilities	137,516	483,391
Deferred underwriting fee payable	8,050,000	—
TOTAL LIABILITIES	8,187,516	483,391
Commitments and Contingencies (Note 6)
Ordinary shares subject to possible redemption, 23,000,000 shares at redemption value of $10.43 per share as of December 31, 2025 and none at December 31, 2024	239,860,969	—
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.0001 par value; 400,000,000 shares authorized; 6,590,000 and 5,750,000 shares issued and outstanding (excluding 23,000,000 and 0 shares subject to possible redemption) as of December 31, 2025 and 2024, respectively(1)	659	575
Additional paid-in capital	—	24,425
Accumulated deficit	(6,704,110)	(78,700)
TOTAL SHAREHOLDERS’ DEFICIT	(6,703,451)	(53,700)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT	$241,345,034	$429,691
(1)	As of December 31, 2024, included an aggregate of up to 750,000 ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On February 12, 2025, the Company consummated its Initial Public Offering and sold 23,000,000 Units, including 3,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment; as a result, the 750,000 ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the consolidated financial statements.

ARCHIMEDES TECH SPAC PARTNERS II CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

		For the
		Period
		from June 7,
		2024
	For the Year	(Inception)
	Ended	Through
	December 31,	December 31,
	2025	2024
General and administrative expenses	$785,975	$78,700
Loss from operations	(785,975)	(78,700)
Other income:
Interest earned on cash in bank account	61,744	—
Interest earned on cash held in Trust Account	8,710,969	—
Total other income	8,772,713	—
Net income (loss)	$7,986,738	$(78,700)
Basic and diluted weighted average shares outstanding, redeemable ordinary shares	20,290,411	—
Basic and diluted net income per share, redeemable ordinary shares	$0.30	—
Basic weighted average shares outstanding, non-redeemable ordinary shares(1)	6,402,685	5,000,000
Basic net income (loss) per share, non-redeemable ordinary shares	$0.30	$(0.02)
Diluted weighted average shares outstanding, non-redeemable ordinary shares(1)	6,488,986	5,000,000
Diluted net income (loss) per share, non-redeemable ordinary shares	$0.30	$(0.02)
(1)	Prior to the Company’s Initial Public Offering, the ordinary shares excluded an aggregate of up to 750,000 ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On February 12, 2025, the Company consummated its Initial Public Offering and sold 23,000,000 Units, including 3,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment; as a result, the 750,000 ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the consolidated financial statements.

ARCHIMEDES TECH SPAC PARTNERS II CO.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEAR ENDED DECEMBER 31, 2025 AND

FOR THE PERIOD FROM JUNE 7, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

			Additional		Total
	Ordinary Shares(1)		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance – June 7, 2024 (inception)	—	$—	$—	$—	$—
Issuance of Ordinary Shares to Sponsor	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	(78,700)	(78,700)
Balance – December 31, 2024	5,750,000	575	24,425	(78,700)	(53,700)
Sale of 840,0000 private placement units	840,000	84	8,399,916	—	8,400,000
Fair value of Public Warrants at issuance	—	—	1,725,000	—	1,725,000
Allocated value of transaction costs to warrants and private placement units	—	—	(117,194)	—	(117,194)
Accretion of ordinary shares subject to possible redemption to redemption value	—	—	(10,032,147)	(14,612,148)	(24,644,295)
Net income	—	—	—	7,986,738	7,986,738
Balance — December 31, 2025	6,590,000	$659	$—	$(6,704,110)	$(6,703,451)
(1)	As of December 31, 2024, included an aggregate of up to 750,000 ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On February 12, 2025, the Company consummated its Initial Public Offering and sold 23,000,000 Units, including 3,000,000 Units sold pursuant to the full exercise of the underwriters’ option to purchase additional units to cover the over-allotment; as a result, the 750,000 ordinary shares were no longer subject to forfeiture.

The accompanying notes are an integral part of the consolidated financial statements.

ARCHIMEDES TECH SPAC PARTNERS II CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the Period
		from
		June 7, 2024
	For the Year	(Inception)
	Ended	Through
	December 31,	December 31,
	2025	2024
Cash Flows from Operating Activities:
Net income (loss)	$7,986,738	$(78,700)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Founder Shares	—	3,880
Interest earned on cash held in Trust Account	(8,710,969)	—
General and administrative expenses paid by related parties	16,603	—
General and administrative expenses paid through promissory note – related party	51,600	51,820
Changes in operating assets and liabilities:
Prepaid expenses	(111,403)	—
Accrued expenses	38,277	23,000
Prepaid insurance	(9,896)	—
Net cash used in operating activities	(739,050)	—
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(231,150,000)	—
Net cash used in investing activities	(231,150,000)	—
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	225,400,000	—
Proceeds from sale of Private Placement Units	8,400,000	—
Repayment of due to related party	(15,364)	—
Proceeds from promissory note - related party	40,927	—
Repayment of promissory note – related party	(290,000)	—
Payment of offering costs	(283,747)	—
Net cash provided by financing activities	233,251,816	—
Net Change in Cash	1,362,766	—
Cash – Beginning of period	—	—
Cash – End of period	$1,362,766	$—
Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$75,000	$268,358
Offering costs paid by Sponsor in exchange for the issuance of Founder Shares	$—	$21,120
Offering costs paid through promissory note - related party	$5,440	$140,213
Deferred underwriting fee payable	$8,050,000	—

The accompanying notes are an integral part of the consolidated financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Archimedes Tech SPAC Partners II Co. (the “Company”) is a blank check company newly incorporated in the Cayman Islands on June 7, 2024. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any Business Combination target.

Although the Company may acquire a business in any industry, it intends to focus on companies engaged in the technology industry. The Company is an early stage and emerging growth company, and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2025, the Company has three subsidiaries, ATII Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company incorporated on December 4, 2025, ATII Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company incorporated on December 11, 2025, and ATII Holdings Inc. (“Holdings”), a Delaware corporation and a direct, wholly owned subsidiary of the Company incorporated on December 4, 2025. Holdings was formed for the purpose of merging with the Company to facilitate the consummation of the Business Combination. As of December 31, 2025, ATII Merger Sub Inc. and ATII Merger Sub II, LLC are inactive and have not commenced operations, and have no material assets, liabilities, revenues, or expenses attributable to these subsidiaries during the period.

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from June 7, 2024 (inception) through December 31, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 10, 2025. On February 12, 2025, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each Unit consists of one ordinary share, par value $0.0001 per share, and one-half of one redeemable warrant (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one ordinary share at an exercise price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 840,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Archimedes Tech SPAC Sponsors II LLC (the “Sponsor”) and BTIG, LLC, the representative of the underwriters in the Initial Public Offering (“BTIG”), generating gross proceeds of $8,400,000. Each Private Placement Unit consists of one ordinary share and one-half of one redeemable warrant (“Private Placement Warrants”), with each whole Private Placement Warrant entitling the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment.

Transaction costs amounted to $13,175,520, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $525,520 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any deferred underwriting fees and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial business combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on February 12, 2025, an amount of $231,150,000 ($10.05 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Units was held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations and/or held as cash or cash items (including in demand deposit accounts). The Company will not be permitted to withdraw any of the principal or interest held in the Trust Account except for the withdrawal of interest to pay taxes. The funds held in the Trust Account will not otherwise be released from the Trust Account until the earliest of: (1) the completion of an initial Business Combination; (2) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the completion window, as defined below, or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (3) the redemption of the Public Shares if the Company has not completed an initial Business Combination within the completion window, subject to Cayman Islands laws.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.05 per Public Share, plus any pro rata interest then in the Trust Account, net of funds withdrawn to pay taxes). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to possible redemption were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

The Company’s amended and restated memorandum and articles of association does not provide a specified maximum redemption threshold, except that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than any net tangible asset or cash requirement that may be contained in the agreement relating to the initial Business Combination. As a result, the Company may be able to complete its initial Business Combination even though a substantial majority of the public shareholders do not agree with the transaction and have redeemed their shares or, if the Company seeks shareholder approval of the initial Business Combination and does not conduct redemptions in connection with the initial Business Combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to the initial shareholders, directors, officers, advisors or any of their respective affiliates. In the event the aggregate cash consideration the Company would be required to pay for all public shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to the Company, the Company will not complete the Business Combination or redeem any shares, and all ordinary shares submitted for redemption will be returned to the holders thereof, and the Company instead may search for an alternate Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s amended and restated memorandum and articles of association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The initial shareholders and the Company’s officers and directors entered into a letter agreement, pursuant to which they have agreed to waive: (1) their redemption rights with respect to any shares held by them in connection with the completion of the initial Business Combination; (2) their redemption rights with respect to any shares held by them in connection with a shareholder vote to amend the amended and restated memorandum and articles of association (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company does not complete the initial Business Combination within the Completion Window (as defined below) or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (3) their rights to liquidating distributions from the Trust Account with respect to any founder shares and private shares they hold if the Company fails to complete its initial Business Combination within the Completion Window as a result of a shareholder vote to amend the amended and restated memorandum and articles of association (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window). If the Company submits its initial Business Combination to the public shareholders for a vote, the initial shareholders, directors and officers have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with the Company, to vote any shares held by them in favor of the initial Business Combination.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Company will have until 21 months from the closing of the Initial Public Offering, or until such earlier liquidation date as the Company’s board of directors may approve, to complete a Business Combination (the “Completion Window”). If the Company has not completed a Business Combination within the Completion Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of funds withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in each case, to obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There is no limitation on the Company’s ability to raise funds privately or through loans in connection with its initial Business Combination.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (other than the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.05 per public share or (2) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of December 31, 2025, the Company had cash of $1,362,766. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units, at a price of $10.00 per unit, at the option of the lender. The units would be identical to the Private Placement Units.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination. Management has determined that the Company has sufficient funds to finance the working capital needs of the Company within one year from the date of issuance of the financial statement. However, if the Company is unable to complete an Initial Business Combination by November 12, 2026, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate an Initial Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 12, 2026.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions were eliminated in the consolidated financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of other income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $1,362,766 and $0 in cash as of December 31, 2025 and 2024, respectively, and no cash equivalents as of such dates.

Cash Held in Trust Account

As of December 31, 2025, the assets held in Trust Account, amounting to $239,860,969, were held in demand deposit accounts. As of December 31, 2024, there were no funds deposited in the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options”, addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity, and offering costs allocated to the Public Warrants and Private Placement Units were charged to shareholders’ deficit as the warrants associated with units issued in the Initial Public Offering and Private Placement, after management’s evaluation, are accounted for under equity treatment.

Transaction costs amounted to $13,175,520, consisting of $4,600,000 of cash underwriting fee, $8,050,000 of deferred underwriting fee and $525,520 of other offering costs.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income (Loss) per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted net income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement, since the exercise of the warrants are contingent upon the occurrence of future events. For the year ended December 31, 2025 and for the period from June 7, 2024 (inception) through December 31, 2024, the warrants are exercisable to purchase 11,920,000 ordinary shares. The weighted average of these shares was excluded from the calculation of diluted net income (loss) per ordinary share since the inclusion of such warrants would be anti-dilutive. The warrants cannot be converted to ordinary shares prior to an initial Business Combination; therefore, they have been classified as anti-dilutive.

			For the Period from
			June 7,
			2024 (Inception)
	For the Year Ended		Through
	December 31,		December 31,
	2025		2024
		Non-		Non-
	Redeemable	Redeemable	Redeemable	Redeemable
Basic net income (loss) per share:
Numerator:
Allocation of net income (loss)	$6,071,015	$1,915,723	$—	$(78,700)
Denominator:
Basic weighted-average shares outstanding	20,290,411	6,402,685	—	5,000,000
Basic net income (loss) per ordinary share	$0.30	$0.30	$—	$(0.02)

			For the Period from
			June 7,
			2024 (Inception)
	For the Year Ended		Through
	December 31,		December 31,
	2025		2024
		Non-		Non-
	Redeemable	Redeemable	Redeemable	Redeemable
Diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$6,051,450	$1,935,288	$—	$(78,700)
Denominator:
Diluted weighted-average shares outstanding	20,290,411	6,488,986	—	5,000,000
Diluted net income (loss) per ordinary share	$0.30	$0.30	$—	$(0.02)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature.

Fair Value Measurement

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

Warrant Instruments

The Company accounted for the Public and Private Placement Warrants issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”, whereby under that provision, the warrants that do not meet the criteria for equity treatment must be recorded as liability. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at their assigned values.

The fair value of the Public Warrants on the closing of the Initial Public Offering on February 12, 2025, was $1,725,000, or $0.15 per Public Warrant. The fair value of Public Warrants was determined using Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the level 3 valuation of the Public Warrants:

February 12,
2025
Implied ordinary share price	$9.93
Exercise price	$11.50
Simulation term (years)	6.5
Risk-free rate (continuous)	4.49%
Selected volatility	3.0%
Calculated value per warrant	$0.15
Probability of de-SPAC and market adjustment	11.0%

Ordinary Shares Subject to Possible Redemption

The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2025, the ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s consolidated balance sheets. As of December 31, 2025, the ordinary shares subject to possible redemption reflected in the consolidated balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(1,725,000)
Ordinary shares issuance costs	(13,058,326)
Plus:
Accretion of carrying value to redemption value	24,644,295
Ordinary shares subject to possible redemption, December 31, 2025	$239,860,969

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which included a full exercise by the underwriters of their over-allotment option of 3,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one ordinary share and one-half Public Warrant. Each whole Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment (Note 7).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 840,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor and BTIG, generating gross proceeds of $8,400,000. Each Private Placement Unit consists of one ordinary share and one-half of one redeemable warrant (the “Private Placement Warrants”), with each whole Private Placement Warrant entitling the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment (Note 7). The proceeds from the sale of the Private Placement Units are added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the proceeds from the sale of the Private Placement Units held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

NOTE 5 — RELATED PARTIES

Founder Shares

On June 7, 2024, the Sponsor made a capital contribution of $25,000 to cover certain of the Company’s expenses, for which the Company issued 5,750,000 ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 750,000 shares subject to surrender and forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the Initial Public Offering and the full exercise by the underwriters of their over-allotment option, 750,000 shares are no longer subject to surrender and forfeiture.

Pursuant to a letter agreement that the initial shareholders, directors and officers have entered into with the Company, with certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to directors and officers and other persons or entities affiliated with the initial shareholders, each of whom will be subject to the same transfer restrictions) until the earlier of: (i) six months after the completion of the initial Business Combination; and (ii) subsequent to the initial Business Combination, the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, the Founder Shares will be released from the lock-up if (1) the last reported sale price of the Company’s ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period after the initial Business Combination or (2) if the Company completes a transaction after the initial Business Combination which results in all of the Company’s shareholders having the right to exchange their shares for cash, securities or other property.

Promissory Note — Related Party

On June 7, 2024, the Sponsor issued an unsecured promissory note to the Company (as amended, the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $290,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2025 or (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determines to not proceed with the Initial Public Offering. Simultaneously with the closing of the Initial Public Offering on February 12, 2025, the Company repaid the outstanding borrowings under the Promissory Note amounting to $290,000. Borrowings under the note are no longer available. As of December 31, 2025 and 2024, the Company had $0 and $192,033 outstanding under the Promissory Note, respectively.

Due to Related Party

Due to related party represents recurring Company expenses advanced by officers on behalf of the Company. As of December 31, 2025 and 2024, the Company owed $1,239 and $0 to officers, respectively.

Administrative Support Agreement

Commencing on the effective date, February 10, 2025, the Company agreed to reimburse the Sponsor in an amount equal to $10,000 per month for office space, administrative and support services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2025, the Company incurred and paid $106,786 in fees for these services. For the period from June 7, 2024 (inception) through December 31, 2024, the Company did not incur any fees for these services.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per unit. The units would be identical to the Private Placement Units. As of December 31, 2025 and December 31, 2024, no Working Capital Loans were outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s ability to complete an initial Business Combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial Business Combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial Business Combination.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of the Founder Shares, Private Placement Units (and underlying securities) and any units (and underlying securities) that may be issued on conversion of Working Capital Loans are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale. The holders of these securities are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On February 12, 2025, simultaneously with the Initial Public Offering, the underwriters exercised their over-allotment option in full, closing on the 3,000,000 additional Units.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $4,600,000 in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,050,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Ordinary Shares — The Company is authorized to issue 400,000,000 ordinary shares with a par value of $0.0001 per share. Holders of ordinary shares are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 6,590,000 and 5,750,000 ordinary shares issued and outstanding, excluding the 23,000,000 and 0 ordinary shares subject to possible redemption, respectively.

Warrants — As of December 31, 2025, there were 11,920,000 warrants outstanding, including 11,500,000 Public Warrants and 420,000 Private Placement Warrants. There are no warrants issued or outstanding as of December 31, 2024. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue ordinary shares upon exercise of a warrant unless ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the ordinary share issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption, referred to as the 30-day redemption period; and
●	if, and only if, the last sale price of ordinary shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption, management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” management will consider, among other factors, the Company’s cash position, the number of warrants that are outstanding and the dilutive effect on the Company’s shareholders of issuing the maximum number of ordinary shares issuable upon the exercise of the Company’s warrants. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the highest closing sale price of the ordinary share for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at a Newly Issued Price of less than $9.20 per ordinary shares (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the Market Value is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, subject to certain limited exceptions.

NOTE 8 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the consolidated statements of operations as net income or loss. The measure of segment assets is reported on the consolidated balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31,	December 31,
	2025	2024
Cash	$1,362,766	$—
Cash held in Trust Account	$239,860,969	$—

		For the Period
	For the Year	from June 7, 2024
	Ended	(Inception) Through
	December 31,	December 31,
	2025	2024
General and administrative expenses	$785,975	$78,700
Interest earned on cash in bank account	61,744	—
Interest earned on cash held in Trust Account	8,710,969	—

The CODM is provided with details of cash and liquid resources available with the Company. The CODM reviews the position of total assets available with the Company to assess if the Company has sufficient resources available to discharge its liabilities.

The CODM reviews interest earned on cash held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

Interest earned on cash in bank account and general and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews the interest earned on cash in bank account and general and administrative expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the consolidated statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Unaudited Condensed Consolidated Financial Statements

March 31, 2026 and December 31, 2025

Forge Nano, Inc. and Subsidiary

Condensed Consolidated Balance Sheets

As of March 31, 2026 and December 31, 2025

(All amounts in thousands, except share, per share and par values)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current Assets
Cash and cash equivalents	$17,326	$9,061
Restricted cash and cash equivalents	315	313
Accounts receivable - net of allowance for credit losses of $40 and $40 as of March 31, 2026 and December 31, 2025, respectively	1,984	1,963
Contract assets - unbilled accounts receivable	6,465	6,586
Inventory	3,952	3,665
Prepaid expenses and other current assets	1,073	1,607
Total current assets	31,115	23,195
Property and equipment - net	14,149	14,652
Goodwill	3,124	3,124
Intangible assets - net	1,538	1,589
Restricted cash and cash equivalents	56	55
Right-of-use operating lease assets	64,365	65,087
Deposits	2,934	2,922
Total other assets	86,166	87,429
Total Assets	$117,281	$110,624

Liabilities, Mezzanine Equity, and Stockholders’ Deficit
Current Liabilities
Accounts payable	$5,959	$4,332
Current portion of operating lease liabilities	1,379	1,287
Contract liabilities - deferred revenue	3,346	3,126
Provision for loss on contract	694	504
Accrued and other current liabilities	2,711	3,027
Due to Sundew Technologies, LLC - current	—	1,811
Current portion of debt – net of discount	10,438	10,366
Total Current Liabilities	24,527	24,453
Operating lease liabilities	62,802	63,163
Due to Sundew Technologies, LLC	2,765	—
Warrant liabilities	5,830	5,624
Total Liabilities	95,924	93,240
Commitments and contingencies

Mezzanine Equity
Preferred stock - $0.0001 par value; 4,663,753 and 4,663,753 shares authorized and 2,015,673 and 1,925,348 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively.	—	—
Additional paid-in capital	151,777	136,538
Stockholders’ Deficit
Common stock - $0.0001 par value; 4,850,000 and 4,850,000 shares authorized and 1,636,378 and 1,648,841 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively.	—	—
Additional paid-in capital	10,344	9,934
Accumulated deficit	(140,764)	(129,088)
Total Stockholders’ Deficit	(130,420)	(119,154)
Total Liabilities, Mezzanine Equity, and Stockholders’ Deficit	$117,281	$110,624

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2026 and 2025

(All amounts in thousands, except share, per share and per share values)

(Unaudited)

	Three months ended March 31,
	2026	2025
Net Sales
Tool manufacturing and related services	$1,538	$588
Coating services	283	231
Battery manufacturing	313	180
Total Net Sales	2,134	999
Cost of Sales
Tool manufacturing and related services	1,770	1,116
Coating services	1,201	898
Battery manufacturing	91	86
Total Cost of Sales	3,062	2,100
Gross Loss	(928)	(1,101)
Operating Expenses
General and administrative	10,389	9,536
Total Operating Expenses	10,389	9,536
Operating Loss	(11,317)	(10,637)
Nonoperating Income (Expense)
Interest income	65	90
Grant income	976	1,053
Other income	37	5
Interest expense, change in fair value, and amortization of debt discount	(1,422)	(4,362)
Other expense	(15)	(132)
Total Nonoperating Income (Expense)	(359)	(3,346)
Net Loss	$(11,676)	$(13,983)

Net Loss Per Share, Basic and Diluted	$(7.31)	$(9.07)
Weighted-Average Shares Outstanding, Basic and Diluted	1,596,561	1,541,632

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Condensed Consolidated Statements of Mezzanine Equity and Stockholders’ Deficit

For the Three Months Ended March 31, 2026 and 2025

(All amounts in thousands, except share and par values)

(Unaudited)

	Three months ended March 31, 2026
			Additional			Additional
	Preferred Stock		Paid-In	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2026	1,925,348	$—	$136,538	1,648,841	$—	$9,934	$(129,088)	$(119,154)
Stock-based compensation expense	—	—	—	—	—	391	—	391
Issuance of common stock - board of directors compensation	—	—	—	2,388	—	19	—	19
Issuance of Series D preferred stock	90,325	—	15,800	—	—	—	—	—
RSA Redemption	—	—	—	(14,851)	—	—	—	—
Series D preferred stock issuance costs	—	—	(561)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(11,676)	(11,676)
Balance - March 31, 2026	2,015,673	$—	$151,777	1,636,378	$—	$10,344	$(140,764)	$(130,420)

	Three months ended March 31, 2025
			Additional			Additional
	Preferred Stock		Paid-In	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Shares	Amount	Capital	Deficit	Total
Balance - January 1, 2025	1,676,528	$—	$88,347	1,643,081	$—	$8,508	$(85,914)	$(77,406)
Stock-based compensation expense	—	—	—	—	—	239	—	239
Issuance of common stock - board of directors compensation	—	—	—	5,300	—	—	—	—
Issuance of Series D preferred stock	172,187	—	33,933	—	—	—	—	—
Issuance of Series D preferred stock resulting from debt conversion	19,814	—	3,905	—	—	—	—	—
Series D preferred stock issuance costs	—	—	(88)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(13,983)	(13,983)
Balance - March 31, 2025	1,868,529	$—	$126,097	1,648,381	$—	$8,747	$(99,897)	$(91,150)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2026 and 2025

(All amounts in thousands)

(Unaudited)

	Three months ended March 31
	2026	2025
Cash Flows from Operating Activities
Net loss	$(11,676)	$(13,983)
Adjustments to reconcile net loss to net cash, cash equivalents, and restricted cash used in operating activities:
Depreciation and amortization	729	700
Gain on reversal of provision for loss on contract	190	24
Amortization of debt discount	72	805
Loss on extinguishment of debt	—	3,841
Change in fair value of contingent consideration for Sundew ALD acquisition	954	608
Change in fair value of warrant liabilities	206	(640)
Amortization of noncash lease expense	722	114
Amortization of intangible assets	51	51
Stock-based compensation	391	182
Board of directors’ stock-based compensation	19	57
Changes in operating assets and liabilities (used in) provided by cash, cash equivalents, and restricted cash:
Accounts receivable	(21)	73
Contract assets - unbilled accounts receivable	121	(162)
Inventory	(287)	(1,248)
Prepaid expenses and other current assets	535	478
Deposits	(12)	(812)
Accounts payable	1,627	5,918
Contract liabilities - deferred revenue	220	937
Accrued and other current liabilities	(316)	(382)
Operating lease liabilities	(270)	(111)
Net cash, cash equivalents, and restricted cash used in operating activities	(6,745)	(3,550)
Cash Flows from Investing Activities
Purchase of property and equipment	(226)	(416)
Net cash, cash equivalents, and restricted cash used in investing activities	(226)	(416)
Cash Flows from Financing Activities
Series D funding issuance costs	(561)	(88)
Proceeds from issuance of Series D preferred stock	15,800	28,775
Proceeds from issuance of Series D convertible note	—	1,150
Net cash, cash equivalents, and restricted cash provided by financing activities	15,239	29,837
Net Increase in Cash, Cash Equivalents, and Restricted Cash	8,268	25,871
Cash, Cash Equivalents, and Restricted Cash - Beginning of the year	9,429	12,238
Cash, Cash Equivalents, and Restricted Cash - End of the year	$17,697	$38,109

Supplemental Disclosure of Noncash Investing and Financing Transactions
Non-cash portion of warrant exercise	—	104
Non-cash portion of conversion of convertible debt to Series D preferred stock	—	2,755
Fair value of Series D preferred stock in exchange for warrant exercise	—	3,158
Fair value of Series D preferred stock in exchange for debt forgiveness	—	2,000
Noncash issuance of Series D preferred shares for note receivable	2,000	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

1.	Nature of Business

Forge Nano, Inc. and Subsidiary (the “Company”) was formed on September 1, 2011 under the name PneumatiCoat Technologies LLC. In 2017, the Company changed its name to Forge Nano, Inc. The Company offers commercially viable surface engineering and precision nano-coating technology for a wide range of materials, applications, and industries.

This engineering process, formally known as atomic layer deposition (ALD), has been employed in the semi conductor space for more than a decade to enhance materials used to manufacture better-performing products. The technology developed by the Company allows the application to surfaces and powders, as well as to the wafers used by the semiconductor industry, in a fast and consistent process at a commercial scale.

Applying ALD to the components required for lithium-ion battery manufacturing produces substantial performance and safety improvements. The Company has focused on this industry for the past decade and has validated independently the performance benefits of batteries produced with ALD-coated components. The Company anticipates becoming a world leader in the provision of ALD equipment and corresponding services for this sector as electrification of economies advances.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and for interim financial information in accordance with the Securities and Exchange Commission (“SEC”), instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. The unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included elsewhere in this prospectus.

The information presented in the accompanying unaudited condensed consolidated balance sheet as of December 31, 2025 has been derived from the Company’s 2025 audited consolidated financial statements.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements is conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Management periodically evaluates estimates used in the preparation of the unaudited condensed consolidated financial statements for continued reasonableness. Appropriate adjustments, if any, to estimates are made prospectively based upon such periodic evaluations. It is reasonably possible that changes may occur in the near term that would affect managements’ estimates with respect to revenue recognition, estimates of cost to complete contracts, allowance for credit losses, share-based payments, accrued expenses, inventory, deferred taxes, property and equipment and valuation of assets acquired in business combinations.

Reclassification of Previously Issued Presentation

Certain amounts from previously issued financial statements have been reclassified to ensure consistency with the current year’s presentation. These reclassifications did not affect the reported results of operations.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Going Concern

During the three months ended March 31, 2026 and 2025, the Company incurred net losses in the amount of $11,676 and $13,983, respectively, and generated negative cash flows from operations in the amounts of $6,745 and $3,550, respectively. Additionally, as of March 31, 2026, the Company had an accumulated deficit in the amount of $140,764 and cash and cash equivalents of $17,326.

Based on current liquidity, historical operating losses, negative operating cash flows, and forecasted expenditures as of March 31, 2026, the Company’s current forecast of operating results and cash flows, combined with the effect of the financing transactions discussed above, management determined that there is substantial doubt about the Company’s ability to continue as a going concern over the twelve months following the date these financial statements are issued. As a result, the Company may require additional liquidity to continue its operations over the next twelve months.

It should be noted that, as described in Subsequent Events, the Company took suitable steps to secure liquidity in the form of an additional investment of $24,039 into its Series D. This additional financing was used by the Company through Forge Battery to place down deposits on equipment with its South Korean Tier 1 battery producing partner ($10,000) and on the lease at its Morrisville facility ($2,800).

While the Company expects this amount to be sufficient for 12-months of operating cash flows under the current sales projections, investment into Forge Battery will need to continue, reducing this cash ramp.

Forge Nano de-SPAC

In October 2025, Forge Nano initiated a process to identify an appropriate special purpose acquisition company (SPAC) as a potential merger partner to facilitate becoming a publicly traded entity. The transaction was pursued to secure additional capital to support Forge Nano’s growth across its battery and semiconductor business lines. A SPAC “ATII Holdings Inc” was selected in November 2025. Since selection, the SPAC and Forge Nano have been working together to structure a private investment in public equity (PIPE) financing to provide committed capital for the transaction. Although the SPAC holds $242,000 in its trust account, Forge Nano has assumed a 100% redemption rate, resulting in the PIPE serving as the primary source of financing.Agreement (BCA) in combination with the SPAC. Moving forward will be determined by forming the full PIPE investment and securing signatures on the PIPE agreement. As of March 31, 2026, Forge Nano and its advisors had pledges for approximately $130,000 in the PIPE round, which was anticipated to include existing investors and the Company’s new battery partner, which is described below.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and all of its wholly owned and majority- owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash, Cash Equivalents and Restricted Cash

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institution with which it invests. As of the balance sheet date and periodically throughout the year, the Company maintained balances with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation (FDIC). The total amount of bank deposits (checking and savings accounts) that was insured by the FDIC at year end was $250 at each institution.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Restricted cash consists of cash balances that are restricted as to withdrawal or usage and includes cash to collateralize a bank line of credit related primarily to customer deposits for new projects. The Company has two restricted cash accounts with a combined balance of $371 and $368 as of March 31, 2026 and December 31, 2025, respectively. Cash, cash equivalents, and restricted cash as of March 31, 2026 and December 31, 2025 were as follows:

	March 31,	December 31,
	2026	2025
Cash and cash equivalents	$17,326	$9,061
Restricted cash	371	368
Total	$17,697	$9,429

While the Company maintains cash in excess of FDIC coverage, it intends to diversify its holdings to leverage such coverage. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of these investments.

Accounts Receivable

Accounts receivable are stated at net invoice amounts. An allowance for credit losses is established for amounts expected to be uncollectible over the contractual life of the receivables. The Company collectively evaluates accounts receivable to determine the allowance for credit losses based on its historical bad debt expense and benchmarking of the allowances of comparable public companies. The Company calculates the allowance as 2 percent of total accounts receivable on a monthly basis, with an additional allowance added as needed based on a case-by-case analysis of accounts receivable. Uncollectible amounts are written off against the allowance for credit losses in the period they are determined to be uncollectible. Recoveries of amounts previously written off are recognized when received.

Three customers accounted for 74 percent and three customers accounted for 65 percent of net accounts receivable as of March 31, 2026 and December 31, 2025, respectively.

Unbilled Receivables

The Company recognizes revenue over time. Unbilled receivables balance represent amounts that have been earned but are not yet billed.

Inventory

Inventory consists of raw materials and work in progress and is stated at the lower of cost or net realizable value, with cost determined using the average cost method.

Property and Equipment

Property and equipment are recorded at cost or at fair value when acquired as part of a business combination. The straight-line method is used for computing depreciation and amortization and recorded within cost of sales. Assets are depreciated over their estimated useful lives. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Leases

The Company has operating leases for building and office rentals. The Company determines if an arrangement is a lease, or contains a lease, at the inception of the arrangement. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company elected to include both lease and non lease components as a single component for operating leases.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

The Company elected to account for leases with a lease term of one year or less as short-term leases. Short-term leases are not included in the right-of-use asset and lease liability. The Company has no short term leases as of March 31, 2026 and December 31, 2025.

The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company uses the implicit interest rate in the lease when readily determinable.

Intangible Assets

Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if events or changes in circumstances indicate potential impairment.

Goodwill is evaluated for impairment at the reporting unit level. A reporting unit is defined as an operating segment or one level below an operating segment.

The Company has identified three reporting units, which correspond to its operating and reportable segments:

●	Tool Manufacturing and Related Services
●	Coating Services
●	Battery Manufacturing

This determination is based on the Company’s organizational structure, the availability of discrete financial information, and management’s regular review of such information in assessing performance and allocating resources.

The Company performs its annual impairment test during the fourth quarter and may first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. In performing this assessment, the Company considers factors such as macroeconomic conditions, industry and market trends, cost factors, overall financial performance, and company-specific developments.

If a quantitative assessment is required, the Company estimates the fair value of the reporting unit using valuation techniques consistent with the income and market approaches, which require significant judgment, including assumptions related to projected financial performance, discount rates, and long-term growth.

For the three months ended March 31, 2026, the Company performed qualitative assessments for each reporting unit and concluded that it was more likely than not that the fair value of each reporting unit exceeded its carrying amount. Accordingly, no impairment was recognized.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Notes Receivable

The Company’s notes receivable represent contractual rights to receive cash on fixed or determinable dates. Notes receivable are carried at amortized cost, net of an allowance for credit losses. The Company recognizes interest income on notes receivable using the effective interest method. Accrued interest receivable is recorded in Notes receivable and is evaluated for credit losses.

The Company estimates expected credit losses on notes receivable using the Expected Credit Loss (CECL) model, based on relevant information about past events, current conditions, and reasonable and supportable forecasts. In developing these estimates, the Company considers, among other factors, the borrower’s financial condition, historical payment performance, projected cash flows, and any other information relevant to assessing collectibility. The allowance for credit losses is recognized as a contra-asset and is adjusted through credit loss expense in the consolidated statements of operations.

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (ASC 815), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. ASC 815 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

Subsequent Events

Management concluded that no subsequent events requiring recognition or additional disclosure in the unaudited condensed consolidated financial statements occurred, other than those disclosed below.

Series D

After March 31, 2026, there were additional investments of $24,039 into its Series D. This additional financing was used by the Company through Forge Battery to place down deposits on equipment with its South Korean Tier 1 battery producing partner ($10,000) and on the lease at its Morrisville facility ($2,800).

Forge Nano de-SPAC

In October 2025, Forge Nano initiated a process to identify an appropriate special purpose acquisition company (SPAC) as a potential merger partner to facilitate becoming a publicly traded entity. The transaction was pursued to secure additional capital to support Forge Nano’s growth across its battery and semiconductor business lines.

A SPAC (name to be disclosed upon announcement of the business combination agreement, consistent with regulatory requirements) was selected in November 2025. Since selection, the SPAC and Forge Nano have been working together to structure a private investment in public equity (PIPE) financing to provide committed capital for the transaction. Although the SPAC holds $240,000 in its trust account, Forge Nano has assumed a 100% redemption rate, resulting in the PIPE serving as the primary source of financing.

As of March, 2026 Forge Nano had completed its filing documentation and was preparing to announce the Business Combination Agreement (BCA) in combination with the SPAC. Moving forward will be determined by forming the full PIPE investment and securing signatures on the PIPE agreement.

Forge Battery Project Finance

Forge Battery received term sheets from private credit sources in amounts between $50,000 and $125,000 in 2025 to fill the funding gap for its facility development. In March, 2026 it received a term sheet from a suitable lender for a note up to $225,000 for

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

the development of the facility and, in a Phase II development proposal, the development of an electrode line for ALD-coated battery components. As of June 12, 2026, the term sheet is under negotiation.

Forge Battery Partnership

In November 2025, Forge Battery executed term sheets with a South Korean battery manufacturer to establish a multi‑faceted strategic partnership. The definitive agreements, expected to be executed in June 2026, are anticipated to include the following elements:

●	An investment by the partner of $10,000 in Forge Nano’s Series D financing round and $10,000 in the PIPE associated with Forge Nano’s de‑SPAC transaction.
●	Forge Battery’s purchase of manufacturing equipment from the partner.
●	The partner’s commitment to provide personnel and technical resources to support the installation, commissioning, and conditioning of the equipment, with a performance guarantee of 80% OEE (overall equipment effectiveness).
●	An offtake arrangement under which the partner will purchase 250 MWh of batteries per year for three years following the commencement of Forge Battery’s facility operations.
●	The provision of raw materials to Forge Battery at the partner’s large‑scale purchase pricing.

OIC Note

In the second quarter of 2026, Forge Nano and OIC agreed to extend their agreement’s maturity date into September 2026

Revenue Recognition

Revenue is recognized upon the transfer of control of promised products and services in an amount that reflects the consideration the Company expects to receive in exchange for those products and services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company determines the amount of revenue to be recognized through the application of the following steps:

●	Identification of the contract, or contracts, with a customer
●	Identification of the performance obligations in the contract
●	Determination of the transaction price
●	Allocation of the transaction price to the performance obligations in the contract
●	Recognition of revenue when or as the Company satisfies the performance obligations

Revenue is measured based upon input method and measured by the percentage of labor hours incurred to date compared to the estimated total labor hours for each contract. Of the total net revenue, three customers accounted for 67 percent, and four customers accounted for 69 percent as of March 31, 2026 and 2025, respectively.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

For the majority of the Company’s contracts with customers, control and risk of loss is transferred throughout the development and manufacturing process of the agreed-upon goods for which the Company has been engaged to produce. As there is no alternative use for the product development the Company is performing and cancellation provisions result in an enforceable right to payment for the performance completed to date, revenue for these products is recognized over time. Revenue is recognized over time.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, including depreciation expense. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Selling, general, and administrative costs are charged as incurred.

The Company typically invoices its customers as work is engaged (deposit), completed, and accepted, as determined by the customer’s contract. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in either deferred revenue or revenue, depending on whether the revenue recognition criteria has been met. The Company occasionally experiences changes in the transaction price subsequent to the inception of the contract term. Variable consideration generally is composed of cost overages related to the contracted amount of time and effort to develop the products. The Company has determined to recognize this revenue in the month the change order is determined probable due to the overages being part of a series of distinct services that are satisfied over time.

In most cases, contracts are cancelable but require payment for performance to date. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services, nor does it exclude any such amounts from revenue. The Company excludes from revenue all taxes assessed by a governmental authority that are imposed on the sale of its products and collected from customers.

Included in unbilled receivables is revenue recognized for billings that have not been presented to customers. The Company has an unconditional right to collection of these receivables.

Deferred revenue primarily consists of billings in advance of revenue recognized. For all transactions in which there is a significant outstanding obligation, the associated revenue is recorded as a contract liability and recognized once such obligation is fulfilled. The Company records advance billings on a gross basis in deferred revenue and accounts receivable when an arrangement exists with a customer to bill and collect the receivable, even if services have not yet been performed.

The Company recognizes its services revenue (tolling) on a similar timeline as its equipment revenue. The revenue recognized is measured using the input method, and it is calculated using the percentage of tooling days incurred to date compared to the estimated total labor hours for each contract.

Government Grant

The Company recognizes government grants in accordance with Accounting Standards Codification 832, Government Assistance, analogous to International Accounting Standards 20, Accounting for Government Grants and Disclosure of Government Assistance (IAS 20). Grant income is recognized when there is reasonable assurance that the Company has complied with the conditions of the grant and that the grant will be received.

Grants are recognized on a gross basis and are presented as other income within the consolidated statements of operations. Related costs associated with the grants are recorded within the applicable operating expense categories as incurred.

During the three months ended March 31, 2026 and 2025, the Company received $976 and $1,053, respectively, in other grant proceeds for other projects that pertain to developing technology,proving technological concepts, and showcasing scalability.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Shipping and Handling Costs

The Company records shipping and handling costs for the delivery of finished goods as a cost of sales as they are incurred and are included in cost of sales in the unaudited condensed consolidated statement of operations. Total shipping and handling costs for the three months ended March 31, 2026 and 2025 were $56 and $31, respectively.

Advertising Expense

Advertising expense is charged to expense during the year in which it is incurred and are included in general and administrative expenses in the unaudited condensed consolidated statement of operations. Advertising expense for the three months ended March 31, 2026 and 2025 was $173 and $151, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the unaudited condensed consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that deferred tax assets would be realized in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with Accounting Standards Codification 740, Income Taxes (ASC 740), on the basis of a two-step process whereby the Company (1) determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying unaudited condensed consolidated statements of operations.

Research and Development

Research and development expenditures of approximately $453 and $282 were recognized as incurred and are included in general and administrative expenses during the three months ended March 31, 2026 and 2025, respectively.

Product Warranties

The Company provides limited one-year repair or replacement warranties on all of its manufactured products. Warranty expense incurred for the three months ended March 31, 2026 and 2025, was $11 and $(19), respectively, and are included in cost of sales. The Company recognizes warranty obligations at the time products are sold based on an estimated rate of 10 percent of revenue recognized on projects completed during the year for warranty claims and estimated current costs of repair or replacement. The accompanying unaudited condensed consolidated financial statements include a liability included in accrued and other liabilities of $67 and $63, as of March 31, 2026 and December 31, 2025, respectively, for estimated warranty obligations.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Stock Options

The Company has one stock option plan (see Note 13). The Company estimates the fair value of stock based payment awards on the date of the grant using the Black-Scholes option-pricing model to account for employee and non employee stock compensation cost. Compensation costs are recognized on a straight-line basis over the requisite service period, which is generally the vesting period.

Earnings (Loss) Per share

The Company utilizes the guidance per ASC 260, Earnings per Share (ASC 260), and presents basic and diluted loss per common share amounts. Basic loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the applicable period.The denominator for diluted net loss per share is a computation of the weighted-average number of ordinary shares and the potential dilutive ordinary shares outstanding during the period. Potential dilutive shares outstanding include the dilutive effect of in-the-money options, unvested Restricted Stock Agreements (RSAs), and unvested Restricted Stock Units (RSUs) using the treasury stock method. In periods in which the Company reports a net loss, diluted net loss per share is generally the same as basic net loss per share since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Segments

ASC Topic 280, Segment Reporting (ASC 280) establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (CODM) for purposes of assessing performance and allocating resources.

The Company’s CODM has been identified as the Chief Executive Officer. The CODM evaluates financial performance and allocates resources using both consolidated financial information and disaggregated operating results by reportable segment, including revenue and gross profit (loss). The CODM does not review asset information at the reportable segment level and does not use such information in assessing performance or allocating resources. Accordingly, the Company has identified the following reportable segments:

●	Tool Manufacturing & Related Services - Production of industrial tools and provision of maintenance services.
●	Coating Services - Application of specialized coatings for industrial components.
●	Battery Manufacturing - Manufacture of advanced batteries for automotive and energy storage applications.

Segment profit or loss is measured as gross profit (loss), which is defined as revenue less cost of sales. This is the primary measure reviewed by the CODM to evaluate segment performance. Segment measures exclude interest, income taxes, and other non-operating or nonrecurring items. Operating expenses, including general and administrative and research and development expenses, are managed on a consolidated basis and are not allocated to segments.

The CODM does not receive or regularly review asset information by reportable segment. Accordingly, segment asset information is not disclosed.

The Company’s products and services by segment are:

●	Tool Manufacturing & Related Services - Industrial tools and maintenance services.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

●	Coating Services - Protective and performance coatings for industrial components.
●	Battery Manufacturing - Lithium-ion and advanced batteries.

Revenue is primarily generated in North America, with a growing presence in Europe and Asia. Management does not consider geographic segmentation meaningful due to the nature of the Company’s operations and demand variability.

Customer concentrations may occur in certain periods; however, they fluctuate significantly and are not considered a reliable basis for segment reporting. Battery sales are in early stages, and no single customer has been identified as a major customer on a recurring basis.

Recent Issued Accounting Pronouncements Not Yet Adopted

The following are recent accounting pronouncements not yet adopted with potential for a material impact on the company’s unaudited condensed consolidated financial statements or disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses to expand the disclosure requirements for certain costs and expenses. In January 2025, FASB issued ASU 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date, which clarified the effective date of ASU 2024-03 as periods beginning after December 15, 2026 for annual reporting, and interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its financial statements.

3.	Prepaid and Other Current Assets

The following is the detail of prepaid and other current assets as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
Prepaid expenses	$754	$763
Suspense - funding issuance costs	319	844
Total	$1,073	$1,607

4.	Accounts Receivable

The following is the detail of accounts receivable as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
Trade accounts receivable	$2,024	$2,003
Less: allowance for credit losses	(40)	(40)
Net accounts receivable	$1,984	$1,963

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

The activity in the allowance for credit losses is as follows:

	March 31,	December 31,
	2026	2025
Balance - January 1	$(40)	$(33)
Additions charged to expense	—	(24)
Deductions/Write-offs	—	17
Balance - December 31	$(40)	$(40)

Accounts receivable, net consist of the following:

	March 31,	December 31,
	2026	2025
Balance - January 1	$2,003	$1,652
Invoicing	1,307	8,816
Payments	(1,286)	(8,488)
Write-offs	—	40
Credit memos	—	(17)
	$2,024	$2,003

5.	Inventory

Inventory consists of the following as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
Raw materials	$475	$2,478
Work in progress	3,477	1,187
Total	$3,952	$3,665

6.	Property and Equipment

Property and equipment as of March 31, 2026 and December 31, 2025 are summarized as follows:

	March 31,	December 31,	Depreciable
	2026	2025	Life - Years
Machinery and equipment	$14,117	$14,111	2 – 10
Construction in progress	5,693	5,509	—
Leasehold improvements	3,337	3,310	5 – 20
Computer equipment and software	222	213	3 – 5
Furniture and fixtures	179	179	3 – 5
Total cost	23,548	23,322
Less: accumulated depreciation	(9,399)	(8,670)
Net property and equipment	$14,149	$14,652

Depreciation and amortization expense for the three months ended March 31, 2026 and 2025 was $729 and $700, respectively, of which $533 and $514 was recorded into cost of sales within the Company’s unaudited condensed consolidated statements of operations.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

7.	Commitments and Contingencies

On August 9, 2023, the Company completed the acquisition of Sundew ALD assets from Sundew Technologies, LLC for consideration composed of three cash payments comprised of $350 at the time of close, $350 cash payment on the second anniversary, August 2024, and the remaining $350 future cash payment due upon the last anniversary, August 2025. The consideration also included contingent cash consideration to be paid to the sellers based on percentages ranging from 2 to 5 percent of net sales through 2032. The Company estimated the fair value of the contingent consideration using a Monte Carlo simulation model, resulting in an initial liability of $311 recognized as part of the purchase consideration at the acquisition date. As of March 31, 2026, the fair value of the contingent consideration was remeasured to $2,765 [due to a new projection for tool sales related to the Intellectual Property (IP), which was revised sharply upward]. As of December 31, 2025, the fair value of the contingent consideration was remeasured to $1,811 due to a new projection for tool sales related to the Intellectual Property (IP), which was revised sharply upward. The acquisition was completed to enable the Company to repurpose several patents and product designs for its own line of semiconductor coating equipment.

8.	Acquired Intangible Assets and Goodwill

Intangible Assets

Intangible assets of the Company as of March 31, 2026 and December 31, 2025 are summarized as follows:

	March 31, 2026			December 31, 2025
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Amortized intangible assets - Acquired patents	$3,212	$(1,674)	$1,538	$3,212	$(1,623)	$1,589
	$3,212	$(1,674)	$1,538	$3,212	$(1,623)	$1,589

The acquired patents are being amortized over an estimated life of 15 years. Amortization expense for intangible assets totaled $51 and $51 for the three months ended March 31, 2026 and 2025, respectively and are included in general and administrative expenses within the Company’s unaudited condensed consolidated statements of operations.

Estimated amortization expense is as follows:

Years ending	Amount
Remainder of 2026	$152
2027	203
2028	194
2029	165
2030	165
Thereafter	659
Total	$1,538

Goodwill

Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Reporting Unit

The Company evaluates goodwill for impairment at the reporting unit level in accordance with ASC 350-20. The Company has identified three reporting units, which correspond to its operating and reportable segments: Tool Manufacturing and Related Services, Coating Services, and Battery Manufacturing.

Each reporting unit represents a component of the business for which discrete financial information is available and regularly reviewed by management for purposes of assessing performance and allocating resources.

Allocation of Goodwill

Goodwill is allocated to reporting units expected to benefit from the synergies of the related business combinations. The Company has allocated goodwill based on the business combinations giving rise to the goodwill and the manner in which the acquired assets contribute to current operations.

The following table presents goodwill balances for each of our reportable segments as of March 31, 2026:

Reporting Unit	Goodwill
Tool Manufacturing & Related Services	$900
Coating Services	2,224
Battery Manufacturing	—
Total	$3,124

The goodwill associated with the ALD NanoSolutions acquisition is allocated to the Coating Services reporting unit, as the acquired reactor assets and related intellectual property are utilized in coating operations and generate revenue within this reporting unit.

The goodwill associated with the Sundew acquisition is allocated to the Tool Manufacturing & Related Services reporting unit, as the acquired intellectual property supports the Company’s equipment platform.

No goodwill is allocated to the Battery Manufacturing reporting unit.

Impairment Testing Process

The Company performs its annual goodwill impairment test during the fourth quarter of each fiscal year. The Company may first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount.

In performing the qualitative assessment, the Company considers relevant events and circumstances, including, but not limited to:

●	Macroeconomic conditions, including inflation and general economic trends
●	Industry and market considerations, including demand for the Company’s semiconductor and battery technologies
●	Cost factors, including changes in labor and material costs
●	Overall financial performance, including revenue trends, operating losses, and cash flows
●	Company-specific events, including changes in strategy, customers, or operations

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

●	Changes in the carrying value of net assets or expectations of future performance

If, based on the qualitative assessment, the Company determines that it is more likely than not that the fair value of the reporting unit exceeds its carrying amount, no further testing is required. If otherwise, the Company would perform a quantitative impairment test by comparing the fair value of the reporting unit to its carrying amount.

Valuation Methodology and Key Assumptions

If a quantitative assessment is required, the Company estimates the fair value of the reporting unit using valuation techniques consistent with the income approach and/or market approach. These valuation methods involve the use of significant estimates and assumptions, including projected future revenues and margins, discount rates, and long-term growth rates. These assumptions are inherently uncertain and require management judgment.

Impairment Assessment Results

For the years ended December 31, 2025 and 2024, the Company performed qualitative assessments for each reporting unit and concluded that it was more likely than not that the fair value of each reporting unit exceeded its carrying value. Accordingly, no goodwill impairment was recognized for either period.

The following table presents goodwill balances for each of our reportable segments as of March 31, 2026 and 2025:

	Tool Manufacturing &
	Related Services	Coating Services	Battery Manufacturing	Total
Balance as of January 1, 2026	$900	$2,224	$—	$3,124
Impairment	—	—	—	—
Balance as of March 31, 2026	$900	$2,224	$—	$3,124

9.	Leases

The Company is obligated under operating leases only for building and office rentals. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases was $2,397 and $181 during the three months ended March 31, 2026 and 2025, respectively, and are included in cost of sales and general and administrative expenses within the Company’s unaudited condensed consolidated statements of operations.

Future minimum annual commitments under these operating leases are as follows:

Amount
Remainder of 2026	$5,979
2027	8,153
2028	8,398
2029	8,305
2030	8,070
Thereafter	87,098
Total	126,003
Less: amount representing interest	(61,822)
Present value of net minimum lease payments	64,181
Less: current obligations	(1,379)
Long-term obligations under leases	$62,802

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Expenses recognized under these leases for the three months ended March 31, 2026 and 2025 consist of the following:

	March 31,
	2026	2025
Lease cost - Operating lease cost	$2,397	$181

Other information:
Cash paid for amounts included in the measurement of lease liabilities - Operating cash flows from operating leases	$1,937	$179
Right-of-use assets obtained in exchange for new operating lease liabilities	—	—
Weighted-average remaining lease term (years) - Operating leases	13.63	4.33
Weighted-average discount rate - Operating leases	10.48%	10.00%

10.	Retirement Plans

The Company sponsors a 401(k) plan for all employees over the age of 21. The plan provides for the Company to make a required matching contribution. Contributions to the plan totaled $104 and $90 for March 31, 2026 and 2025, respectively.

11.	Accrued and Other Current Liabilities

The following is the detail of accrued and other current liabilities as of March 31, 2026 and December 31, 2025:

	March 31,	December 31,
	2026	2025
Other accrued liabilities	$770	$1,216
Payroll liabilities	1,874	1,748
Warranty reserve liability	67	63
Total	$2,711	$3,027

12.	Capital Stock

As of as of March 31, 2026 and December 31 2025, common stock consists of 4,850,000 and 4,850,000 authorized shares, respectively, of common stock and 4,663,753 and 4,663,753 authorized shares, respectively, of preferred stock, each with a par value of $0.0001. As of March 31, 2026 and December 31, 2025, 1,636,378 and 1,648,841 shares, respectively, of common stock and 2,015,673 and 1,925,348 shares, respectively, of preferred stock were issued and outstanding.

Mezzanine Equity

The preferred shares are recorded as mezzanine equity in accordance with Accounting Standards Codification 480, Distinguishing Liabilities from Equity (ASC 480). The Series A, Series B, Series C and Series D shares are recorded as mezzanine equity in accordance with ASC 480, as the shares are contingently redeemable upon the occurrence of events outside of the Company’s control.

Liquidation Rights

In the event of a liquidation, which includes a change in control, the holders of the preferred stock will be entitled, before any payment to holders of common stock, to the greater of the original issue price plus any declared but unpaid dividends or the amount payable on an if-converted-to-common-stock basis immediately prior to the liquidating event. Any remaining assets will be distributed to the holders of the common stock on a pro rata basis.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Voting Rights

On any matter presented to the stockholders of the Company, holders of preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held are convertible. Holders of common stock will be granted one vote for each share of stock held at the meeting of stockholders. The holders of common stock and preferred stock vote together as a single class. In addition, the holders of preferred stock have certain protective rights.

Conversion Rights

Each share of preferred stock shall be convertible, at the option of the holder, at any time, into fully paid and non assignable shares of common stock. The number of shares of common stock to which a holder of preferred stock can convert is obtained by dividing the preferred stock conversion price that is in effect at the time of conversion by the preferred stock issue price, multiplied by the number of shares of preferred stock being converted. The preferred stock conversion price as of March 31, 2026 and December 31, 2025 is equal to the preferred stock issue price. Provisions exist to reduce the conversion price for preferred stock for certain dilutive events.

Upon the closing of the sale of common stock to the public at a price of at least three times the preferred stock original issue price in a firmly underwritten public offering resulting in proceeds of at least $30,000, the preferred shares will automatically convert into common stock at the then-effective conversion rate.

Dividends

The holders of preferred stock shall be entitled to receive annual noncumulative dividends of 7 percent of the original issue price if and when declared by the board of directors. There were no dividends declared as of March 31, 2026 and December 31, 2025.

Capital stock is as follows:

	March 31, 2026		December 31, 2025
	Number of shares	APIC Amount	Number of shares	APIC Amount
Forge Nano, Inc. - Preferred stock:
Series A - $0.0001 par value (voting) - Authorized - 858,410 shares	858,410	$31,235	858,410	$31,235
Series B - $0.0001 par value (voting) - Authorized – 130,939 shares	130,939	7,070	130,939	7,070
Series C - $0.0001 par value (voting) - Authorized - 687,179 shares	687,179	50,042	687,179	50,042
Series D - $0.0001 par value (voting) - Authorized - 527,688 shares	339,145	63,430	248,820	48,191
Total	2,015,673	$151,777	1,925,348	$136,538

Issuance of Series C Preferred Stock

In the first close of the Series C capital raise noted above, investors Hanwha Corporation and Hanwha Aerospace invested a combined $15,000 and Orion Infrastructure Capital invested $5 at a price of $76.42 per share. In February 2024, the Company received $1,300 from investor Ascent Funds International Management at a price of $76.42 per share. In September 2024, the Company issued 65,430 shares of Series C preferred stock and received $5 from the investors at a price of $76.42 per share.

Conversion of Series D Convertible Note to Preferred Stock

In March 2025, the first close of the Series D capital raise was completed, which mandated the conversion of the Company’s $3,905 convertible note to preferred stock. The convertible note and related bifurcated derivative liability converted into 19,814 shares of Series D preferred stock with a par value of $0.0001 at a conversion price of $157.66 per share, representing a 20% discount to the Series D fair market value of $197.07. The conversion was accounted for as an extinguishment of the convertible debt liability and

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

subsequently recorded as preferred stock under equity. The impact of the conversion of the convertible loan debt balance to Series D preferred stock was to reduce both the outstanding convertible debt balance of $3,905 to $0.

Series D Preferred Stock

The Company initiated its Series D preferred stock financing in connection with the conversion of certain outstanding convertible notes, the excercise of warrants and an initial closing on March 31, 2025. In connection with the initial closing, the Company issued Series D preferred stock for aggregate proceeds of approximately $37,800.

Following the initial closing, the Company continued to raise additional capital through multiple subsequent closings. Total gross proceeds from the Series D financing were approximately: $48,200 cumulatively raised through December 31, 2025, and $63,400 cumulatively raised through March 31, 2026.

Significant additional investments during 2026 included participation from existing investors (including Ascent Funds) and new investors, most notably an approximately $15,000 investment from the HZO Investors Group in March 2026. The Series D financing remained open as of March 31, 2026. Subsequent to quarter end, the Company continued to receive additional subscriptions, bringing total proceeds to approximately $87,300 as of May 2026.

13.	Stock-Based Compensation

As of March 31, 2026 and 2025, the Company has one share-based compensation plan the 2017 Equity Incentive Plan (the “Plan”), which is stockholder approved and permits the grant of stock options to its employees for up to 551,686 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant. Those option awards generally vest over four years, with the first 25 percent vesting after 12 months of continuous service, and options granted have four-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock price and historical volatility of comparable public companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The compensation cost that has been charged against income for the plan was $410 and $239 for the three months ended March 31, 2026 and 2025, respectively, and are included in general and administrative expenses.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

	March 31,	December 31,
	2026	2025
Average expected life (in years)	5.89	3.97
Risk-free interest rate	4.06%	3.74%
Expected dividend yield	0%	0%
Volatility	44.84%	39.06%
Estimated fair value of options granted	$40.29	$20.78

A summary of option activity under the Plan as of March 31, 2026 and December 31, 2025 is presented below:

			Weighted-
		Weighted-	average	Weighted	Aggregate
		average	Grant-date	Remaining	Intrinsic
Options	Number of	Exercise Price	Fair Value	Contractual	Value
	Options	(Dollars)	(Dollars)	Term (in Years)	(Dollars)
Outstanding at January 1, 2026	455,551	68.45		5.13	16,456
Granted	164,657	102.71	20.10
Exercised	—	—			—
Forfeited	(1,028)	66.43	31.67
Expired	(91,398)	89.06
Outstanding at March 31, 2026	527,782	75.57		5.70	15,835
Vested or expected to vest at March 31, 2026	527,782	75.57		5.70	15,835
Exercisable at March 31, 2026	333,905	81.54		4.04	12,227

As of March 31, 2026 and December 31, 2025, there was $5,569 and $2,676 respectively, of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 3.08 years and 2.54 years as of March 31, 2026 and December 31, 2025, respectively.

A summary of unvested shares under the Plan for as of March 31, 2026 and December 31, 2025 is presented below:

			Weighted-
		Weighted-	average	Weighted	Aggregate
	Number of	average	Grant-date	Remaining	Intrinsic
Unvested Options	Options	Exercise Price	Fair Value	Contractual	Value
		(Dollars)	(Dollars)	Term (in Years)	(Dollars)
Unvested at January 1, 2026	132,228	51.87	22.97
Granted	164,657	102.71	20.10
Vested	(101,980)	108.30	4.48	1.93	585
Forfeited	(1,028)	66.43	31.67
Unvested at March 31, 2026	193,877	65.29	30.61

Restricted Stock

During the year ended December 31, 2025, the Company granted an additional 5,300 restricted shares. A total of 7,505 shares were vested during the year ended, with a weighted-average grant-date fair value of $33.71 per share, and 0 shares were forfeited. As of December 31, 2025, 5,526 restricted shares remained outstanding, with a weighted-average grant-date fair value of $31.23 per share. During the three months ended March 31, 2026, the Company granted 0 restricted shares. A total of 2,211 shares were vested during the three months ended, with a weighted-average grant-date fair value of $34.32 per share, and 0 shares were forfeited. As of March 31, 2026, 3,315 restricted shares remained outstanding, with a weighted-average grant-date fair value of $29.18 per share. As

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

of March 31, 2026 and December 31, 2025, the Company had $87 and $112 of unrecognized compensation expense related to unvested restricted stock awards.

Non plan Stock Options

On August 8, 2022, the Company issued 82,512 common stock options to Ascent Funds International Management as compensation in exchange for consulting services related to the preparation for a potential initial public offering. The options fully vest six weeks after the grant date with an exercise price of $96.95 based on a fixed pre-money valuation of $300,000 and 3,094,378 fully diluted shares at grant date. The options were amended to expire on December 31, 2028 with an option to expire December 31, 2029 with an increase in strike price to $121.19, and may be fully or partially exercised so long as they are fully exercised prior to an initial public offering.

14.	Revenue Recognition

Contract Liabilities

The following table provides information on the changes in the balance of contract liabilities:

	March 31,	December 31,
	2026	2025
Balance – Beginning of period	$3,126	$3,012
Cash received	(1,247)	7,007
Less revenue recognized from continuing operations (net of returns, allowances, etc.) from satisfaction of performance obligations in the current period	1,467	(6,893)
Balance – End of period	$3,346	$3,126

Total contract liabilities increased by $220 during three months ended on March 31, 2026. The increase was primarily due to the Company’s effort to push sales, and increasing sales deposits during the year

Contract Assets

The following table provides information on the changes in the balance of contract assets:

	March 31,	December 31,
	2026	2025
Balance – Beginning of period	$6,586	$3,660
Revenue recognized from continuing operations (net of returns, allowances, etc.) from satisfaction of performance obligations in the current period	(1,368)	10,706
Less contract assets reclassified to receivables	1,247	(7,780)
Balance – End of period	$6,465	$6,586

Total contract assets decreased by $121 during three months ended on March 31, 2026, primarily driven by unbilled revenue related to equipment orders for which revenue was recognized, but the equipment had not yet been shipped to customers.

The Company recognized losses on trade receivables and contract assets of $0 and $24 as of March 31, 2026 and December 31, 2025, respectively.

Performance Obligations

As of March 31, 2026 and December 31, 2025, the Company had remaining performance obligations primarily related to equipment orders. Revenue from these performance obligations is recognized as control of the equipment transfers to customers, which may occur over periods extending beyond twelve months depending on delivery schedules and customer acceptance.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

15.	Debt

Debt as of March 31, 2026 and December 31, 2025 is as follows:

	March 31,	December 31,
	2026	2025
Senior secured term loan issued in May 2023 by OIC, LLC, including a weighted-average interest at 10 percent per annum at March 31, 2026 and December 31, 2025. The note is collateralized by the Company’s assets and intellectual property and is due in full on September 30, 2026	$10,488	$10,488
Less: unamortized debt issuance costs and discounts	(50)	(122)
Total debt, less unamortized debt issuance costs and discounts	$10,438	$10,366

The balance of the above debt, as modified in November 2025, matures on September 30, 2026 with the unamortized debt discount of $50 and $122 at March 31, 2026 and December 31, 2025, respectively. Interest expense attributable to the debt for three months ended March 31, 2026 and 2025 was $262 and $534, respectively.

16.	Related Party Notes Receivable

On March 13, 2026, the Company entered into a loan agreement as lender with HzO, Inc. (the “Borrower”) pursuant to which the Company agreed to lend the Borrower $2,000 (the “Note”). The Borrower is considered a related party due to their participation as an investor in the Company’s Series D financing. The Note bears interest at 6.00% per annum (computed on a 365‑day year), with interest payable monthly beginning one month after issuance and due on the 15th day of each month (or the next business day if the 15th is not a business day). The principal balance is payable in full at maturity on March 12, 2028. The Borrower may prepay the Note, in whole or in part, at any time without penalty, with prepayments applied first to accrued interest and then to principal. The Note is unsecured and, in the event of default, the outstanding principal balance bears interest at 12% per annum (or the maximum rate permitted by law, if lower), and late payments may be subject to a 5% fee if not received within 10 days of the due date. The agreement is governed by the laws of the State of Delaware.

The Note was issued in connection with Borrower’s participation in the Company’s Series D equity financing, pursuant to which Borrower committed to invest $15,000, consisting of $13,000 in cash and $2,000 funded through the Note.

The Company evaluated the accounting for the Note in accordance with ASC 505‑10, SEC Staff Accounting Bulletin Topic 4.E, and ASC 850. Given that the Note was issued by an investor in satisfaction of a portion of its equity commitment and is not independent of the equity financing, the Company determined that the Note represents a subscription receivable from an investor. Accordingly, consistent with SAB Topic 4.E, the $2,000 has been recorded as a reduction of equity (additional paid‑in capital) rather than as a notes receivable on the balance sheet.

As the Note is not recognized as a financial asset, the Company did not record an allowance for expected credit losses under ASC 326.

17.	Derivative Financial Instruments

The Company evaluates its convertible instruments, options, warrants, or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for ASC 815. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the unaudited condensed consolidated statements of operations as interest income (expense), and reported within the adjustments to reconcile net loss from operating activities as change in fair value of derivative liability within the unaudited condensed consolidated statements of cash flows. Upon conversion or exercise of the derivative instrument, it is marked to fair value at the conversion date, and the fair value is reclassified to preferred stock. If

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

equity instruments that are initially classified as equity become subject to reclassification as liabilities under ASC 815, they are measured using the fair value of the instrument as of the reclassification date.

Warrants

In 2023, as part of the loan agreement between OIC and the Company (see Note 15), the Company issued warrants to OIC to purchase common stock at a price of $0.01 per share. The shares may be exercised during the period commencing on the repayment date and ending 30 calendar days following the repayment date. The repayment date is the earlier of (i) the date on which the loan is repaid or (ii) the earlier to occur of (a) November 5, 2025 and (b) the date upon which the entire outstanding principal amount of the loans,together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with the loan agreement. The number of shares available for purchase by each OIC fund is calculated by dividing $5,000 by the common stock price and then multiplying each OIC fund’s respective percentage. The common stock price is the Series C original issue price. The liability is recorded at fair value at inception and recorded as debt discount at the grant date. The Company extended the repayment date to May 2026 and extended the exercise period to align with the revised payment date. The fair value is revalued at each reporting date on a recurring basis. On March 31, 2025 OIC leveraged $2,000 of its outstanding note to exercise 26,172 of its warrants to purchase Series D shares at the Series C exercise price.

In 2023, the Company issued a warrant to purchase shares of Series C preferred stock to General Motors Ventures, LLC (Holder). The warrants were exercisable between December 26, 2023 and September 26, 2024 unless a joint development agreement between the Company and Holder is entered into prior to September 26, 2024. As of September 11, 2024, the joint development agreement was reached and the General Motors Ventures, LLC warrants were exercised. The number of shares purchasable by Holder was calculated by dividing $5,000 by the stock purchase price of $76.41, rounded down to the nearest whole number, or 65,430. The liability was recorded at fair value at inception and recorded as a discount to the Series C preferred stock at the grant date. The fair value was revalued annually on a recurring basis. Holder exercised its warrants on September 30, 2024.

	Warrant Shares
	March 31,	December 31,
	2026	2025
Beginning balance	313,127	339,299
Granted	—	—
Exercised	—	(26,172)
Expired	—	—
Ending balance	313,127	313,127

Derivative liability - conversion feature embedded in convertible debt

In 2024, the Company issued unsecured convertible notes to certain investors as a precursor to its Series D round financing. The Company evaluated the conversion feature embedded in the note agreement under ASC 815, and concluded that it meets the definition of a derivative instrument. As the conversion feature was not clearly and closely related to the host debt agreement, bifurcation was required. Accordingly, the Company separated the embedded conversion feature from the host instrument and recognized it as a derivative liability, measured at fair value. The convertible debt and the corresponding derivative liability converted on March 31, 2025.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

As of March 31, 2026 and December 31, 2025 the fair value of derivatives was as follows:

	March 31,	December 31,
	2026	2025
Derivatives not designated as hedging instruments:
Conversion feature embedded in convertible debt (Note 16)	$—	$—
Warrants issued in conjunction with the 2023 issuances of Series C preferred stock and long-term debt	5,830	5,624
Total derivatives not designated as hedging instruments	$5,830	$5,624

The Company values warrants at fair value using a weighted Black-Scholes calculation. The following inputs and assumptions were used to value the warrants during as of March 31, 2026 and December 31, 2025:

	Warrants
	March 31,	December 31,
	2026	2025
Expected volatility	50.00%	50.00%
Risk-free rate	4.17%	4.17%
Event date	June 4, 2026	June 4, 2026
Term (in years)	0.18	0.68

For the three months ended March 31, 2026 and 2025, the amounts of gain or loss recognized attributable to derivative instruments and their corresponding locations in the unaudited condensed statements of operations are as follows:

	Amount of Loss Recognized in Earnings		Reported in Statement
	March 31, 2026	March 31, 2025	of Operations
Derivative – conversion feature embedded in convertible debt (Note 16)	$—	$—	Interest expense
Change in fair market value	206	(536)	Interest expense

18.	Fair Value Measurements

In accordance with ASC 820, Fair Value Measurements and Disclosures (ASC 820), the Company measures and accounts for certain assets and liabilities at fair value on a recurring basis. ASC 820 provides a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Fair values determined by Level 1 inputs use quoted prices in active markets for identical liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar liabilities in active markets and other inputs, such as interest rates and yield curves, that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related liability. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the liability.

There were no Level 1 or 2 assets or liabilities in any period. The Company’s Level 3 liabilities were its warrants and derivative. See Note 17 for details of the method and inputs used to measure fair value of the derivative liabilities as of March 31, 2026 and December 31, 2025.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each liability.

Investments that are measured at fair value using net asset value per share (or its equivalent) as a practical expedient are not classified in the fair value hierarchy below.

The following tables present information about the Company’s liabilities measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025 and the valuation techniques used by the Company to determine those fair values:

	Liabilities Measured at Fair Value on a Recurring Basis at
	March 31, 2026
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable	Balance at
	Assets	Inputs	Inputs	March 31,
	(Level 1)	(Level 2)	(Level 3)	2026
Liabilities
Warrants (Note 17)	$—	$—	$5,830	$5,830
Contingent consideration (Note 7)	—	—	954	954
Total liabilities	$—	$—	$6,784	$6,784

	Liabilities Measured at Fair Value on a Recurring Basis at
	December 31, 2025
	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable	Balance at
	Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2025
Liabilities
Warrants (Note 17)	$—	$—	$5,624	$5,624
Contingent consideration (Note 7)	—	—	748	748
Total Liabilities	$—	$—	$6,372	$6,372

Changes in Level 3 derivative liabilities, including conversion feature embedded in convertible debt and warrants, measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025 are as follows:

	Warrant and Derivative
	Liability
	March 31,	December 31,
	2026	2025
Balance	$5,624	$6,657
Purchases, issuances, sales, and settlements:
Derivative – conversion feature embedded in convertible debt (Note 17)	—	(393)
Warrants exercised	—	(104)
Unrealized (gains) losses included in earnings related to investments still held as of reporting date	206	(536)
Balance	$5,830	$5,624

Realized gains and losses are reported as interest expense in the unaudited condensed consolidated statements of operations. Realized losses (gains) on the derivative liabilities of $206 and $(536) were recognized as of March 31, 2026 and December 31, 2025, respectively.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 liability. As a result, the unrealized gains and losses for this liability presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

19.	Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices; however, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Fair value accounting standards exclude certain financial instruments and all non financial instruments from their disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, unbilled accounts receivable, deposits, notes receivables, accounts payable, credit card payable, deferred revenue, debt, warrant liabilities, and, for the prior period, convertible debt and an embedded derivative liability.

The Company’s financial assets include cash and cash equivalents, current and noncurrent restricted cash, accounts receivable, unbilled accounts receivable and noncurrent deposits. The Company’s financial liabilities include accounts payable, credit card payable, deferred revenue, current and noncurrent portions of debt, noncurrent warrant liabilities and, for prior periods, current and noncurrent portions of convertible debt and the associated derivative liability related to the embedded conversion feature.

For all instruments outstanding as of March 31, 2026 and December 31, 2025, the Company concluded that the estimated fair value of its financial assets and financial liabilities approximated their respective carrying amounts.

20.	Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date ordinary income or loss, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The provision for income taxes for the three months ended March 31, 2026, and March 31, 2025 is zero and differs from the amount that would be provided by applying the statutory U.S. federal income tax rate of 21% to pre-tax loss primarily due to permanent differences and the change in valuation allowance.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, and permanent differences. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

The deferred tax assets are comprised primarily of net operating loss carry forwards. As of March 31, 2026, and March 31, 2025, the deferred tax assets continue to be subject to a full valuation allowance. The company maintains the valuation allowance based on the analysis of its cumulative loss position.

On July 4, 2025, President Trump signed into law the One Big Beautiful Bill Act (“OBBBA”). The OBBBA makes permanent key elements of the Tax Cuts and Jobs Act, including 100% bonus depreciation, domestic research cost expensing, and the business interest expense limitation. ASC 740, “Income Taxes”, requires the effects of changes in tax rates and laws on deferred tax balances to be recognized in the period in which the legislation is enacted. The Company has completed its initial assessment of the OBBBA corporate tax provisions which were enacted on July 4, 2025 and concluded that there would be no impact to its effective tax rate.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

21.	Earnings (Loss) Per Common Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share adjusts basic earnings per share for the potentially dilutive impact of stock options. As the Company has reported a loss for the three months ended March 31, 2026 and 2025, potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

The following table sets forth the computation of basic and diluted loss per share for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,
	2026	2025
Numerator:
Net Loss	$(11,676)	$(13,983)
Denominator:
Weighted average common shares outstanding	1,596,561	1,541,632
Denominator for basic and diluted loss per share	1,596,561	1,541,632
Basic and diluted loss per share	$(7.31)	$(9.07)

Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive.

Per ASC 260, shares issuable for little to no consideration (“Penny Warrants”) should be included in the number of outstanding shares used for Basic EPS. As of March 31, 2026 and 2025, the Company included 65,430 warrants in the denominator of Basic EPS since the exercise price was $ 0.01 per share thus are considered Penny Warrants.

The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	Three months ended March 31,
	2026	2025
Warrants	247,697	247,697
Restricted shares	3,315	12,147
Options	527,782	388,458
	778,794	648,302

22.	Segment Reporting

The Company’s CODM evaluates financial performance and allocates resources using both consolidated financial information and disaggregated operating results by reportable segment, including revenue and gross profit (loss).

The CODM regularly reviews discrete financial information by operating segment, including revenue and gross profit (loss), for purposes of assessing performance and allocating resources.

For financial reporting purposes, the Company presents disaggregated financial information for three reportable segments based on the nature of its products and services:

●	Tool Manufacturing & Related Services
●	Coating Services

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

●	Battery Manufacturing

Revenue by reportable segment is based on the nature of the Company’s products and services. Tool Manufacturing and Related Services revenue primarily relates to the sale of ALD equipment and related maintenance services. Coating Services revenue relates to project-based coating applications. Battery Manufacturing revenue relates to the production and sale of advanced battery products.

Segment Identification

These segments represent components of the business that meet the definition of operating segments under ASC 280-10-50-1, as discrete financial information is available and regularly reviewed by the CODM.

Performance Measure

Segment profit (loss) is measured as gross profit (loss), which is defined as segment revenue less cost of sales.

This is the sole measure provided to the CODM to evaluate trends segment performance and margin characteristics across product and service offerings.

Segment Assets

Although asset information by segment is available, it is not regularly provided to or reviewed by the CODM for purposes of assessing performance or allocating resources.

Significant Segment Expenses

The CODM regularly reviews cost of sales at the segment level, which represents the only significant segment expense disclosed.

No other expense categories (including general and administrative expenses, research and development, or other operating expenses) are provided to or regularly reviewed by the CODM at the segment level.

Segment performance is therefore evaluated based on gross profit (loss), and operating expenses are managed and evaluated on a consolidated basis.

Corporate and other unallocated amounts included in the reconciliation consist primarily of general and administrative expenses, research and development expenses, and other operating expenses that are not allocated to the reportable segments, as well as interest income, interest expense, and income taxes.

Revenues by geographic region consisted of the following for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,
	2026	2025
US	$892	$822
Canada	273	15
EMEA	172	(96)
APAC	797	258
Total	$2,134	$999

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)
(Unaudited)

Revenues by reportable segment consisted of the following for the three months ended March 31, 2026 and 2025:

	Three months ended March 31,
	2026	2025
Tool manufacturing and related services	$1,538	$588
Coating services	283	231
Battery manufacturing	313	180
Total	$2,134	$999

Segment revenue, cost of sales, and gross (loss) profit are as follows:

	Three months ended March 31, 2026
	Tool
	Manufacturing
	& Related	Coating	Battery
	Services	Services	Manufacturing	Total
Total revenue	$1,538	$283	$313	$2,134
Cost of sales	(1,770)	(1,201)	(91)	(3,062)
Gross (loss) profit	$(232)	$(918)	$222	$(928)

	Three months ended March 31, 2025
	Tool
	Manufacturing
	& Related	Coating	Battery
	Services	Services	Manufacturing	Total
Total revenue	$588	$231	$180	$999
Cost of sales	(1,116)	(898)	(86)	(2,100)
Gross (loss) profit	$(528)	$(667)	$94	$(1,101)

Table presents a reconciliation of segment results to consolidated results for the three months ended March, 31 2026 and 2025.

	Three months ended March 31,
	2026	2025
Segment gross profit	$(928)	$(1,101)
General and administrative	10,389	9,536
Operating loss	(11,317)	(10,637)
Interest income	65	90
Grant income	976	1,053
Other income	37	5
Interest expense, change in fair value, and amortization of debt discount	(1,422)	(4,362)
Other expense	(15)	(132)
Non-operating loss	(359)	(3,346)
Net loss	$(11,676)	$(13,983)

Forge Nano, Inc. and Subsidiary

Consolidated Financial Statements

As of and for the Years Ended December 31, 2025 and 2024

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

Forge Nano, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Forge Nano, Inc. and Subsidiary (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, mezzanine equity and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Baker Tilly US, LLP

Denver, Colorado

May 5, 2026

We have served as the Company’s auditor since 2023.

FORGE NANO, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31, 2025 and 2024

(All amounts in thousands, except share, per share and par values)

	December 31,
	2025	2024
Assets
Current Assets
Cash and cash equivalents	$9,061	$3,850
Restricted cash and cash equivalents	313	—
Accounts receivable - net of allowance for credit losses of $40 and $33 as of December 31, 2025 and December 31, 2024, respectively	1,963	1,619
Contract assets - unbilled accounts receivable	6,586	3,660
Inventory	3,665	2,573
Prepaid expenses and other current assets	1,607	1,063
Total current assets	23,195	12,765
Property and equipment - net	14,652	16,592
Goodwill	3,124	3,124
Intangible assets - net	1,589	1,792
Restricted cash and cash equivalents	55	8,388
Right-of-use operating lease assets	65,087	2,636
Deposits	2,922	5,189
Total other assets	87,429	37,721
Total Assets	$110,624	$50,486
Liabilities, Mezzanine Equity, and Stockholders’ Deficit
Current Liabilities
Accounts payable	$4,332	$3,952
Current portion of operating lease liabilities	1,287	470
Contract liabilities – deferred revenue	3,126	3,012
Provision for loss on contract	504	—
Accrued and other current liabilities	3,027	3,008
Convertible debt – net of discount	—	1,627
Due to Sundew Technologies, LLC – current	1,811	1,413
Current portion of debt – net of discount	10,366	17,071
Total Current Liabilities	24,453	30,553
Operating lease liabilities	63,163	2,335
Derivative liability - conversion feature embedded in convertible debt	—	393
Warrant liabilities	5,624	6,264
Total Liabilities	93,240	39,545
Commitments and contingencies
Mezzanine Equity
Preferred stock - $0.0001 par value; 4,663,753 and 1,931,849 shares authorized and 1,925,348 and 1,676,528 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.	—	—
Additional paid-in capital	136,538	88,347
Stockholders’ Deficit
Common stock - $0.0001 par value; 4,850,000 and 4,550,000 shares authorized and 1,648,841 and 1,643,081 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively.	—	—
Additional paid-in capital	9,934	8,508
Accumulated deficit	(129,088)	(85,914)
Total Stockholders’ Deficit	(119,154)	(77,406)
Total Liabilities, Mezzanine Equity, and Stockholders’ Deficit	$110,624	$50,486

The accompanying notes are an integral part of these consolidated financial statements.

FORGE NANO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2025 and 2024

(All amounts in thousands, except share, per share and per share values)

	Years ended December 31,
	2025	2024
Net Sales
Tool manufacturing and related services	$4,625	$6,852
Coating services	1,429	1,332
Battery manufacturing	1,334	115
Total Net Sales	7,388	8,299
Cost of Sales
Tool manufacturing and related services	6,239	5,441
Coating services	3,921	2,486
Battery manufacturing	1,085	40
Total Cost of Sales	11,245	7,967
Gross (Loss) Profit	(3,857)	332
Operating Expenses
General and administrative	40,788	27,474
Total Operating Expenses	40,788	27,474
Operating Loss	(44,645)	(27,142)
Nonoperating Income (Expense)
Interest income	637	1,053
Grant income	7,062	2,306
Other income	865	263
Interest expense, change in fair value, and amortization of debt discount	(6,515)	(3,439)
Other expense	(578)	(25)
Total Nonoperating Expense	1,471	158
Net Loss	$(43,174)	$(26,984)
Net Loss Per Share, Basic and Diluted	$(27.94)	$(17.70)
Weighted-Average Shares Outstanding, Basic and Diluted	1,545,163	1,524,640

The accompanying notes are an integral part of these consolidated financial statements.

FORGE NANO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2025 and 2024

(All amounts in thousands, except share and par values)

	Years Ended December 31, 2025
			Additional			Additional
	Preferred Stock		Paid-In	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Shares	Amount	Capital	Deficit	Total
Balance – January 1, 2025	1,676,528	$—	$88,347	1,643,081	$—	$8,508	$(85,914)	$(77,406)
Stock-based compensation expense	—	—	—	—	—	851	—	851
Issuance of common stock – board of directors compensation	—	—	—	5,300	—	572	—	572
Issuance of Series D preferred stock	229,006	—	45,131	—	—	—	—	—
Issuance of Series D preferred stock resulting from debt conversion	19,814	—	3,905	—	—	—	—	—
Options exercised	—	—	—	460	—	3	—	3
Series D preferred stock issuance costs	—	—	(845)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(43,174)	(43,174)
Balance – December 31, 2025	1,925,348	$—	$136,538	1,648,841	$—	$9,934	$(129,088)	$(119,154)

	Years Ended December 31, 2024
			Additional			Additional
	Preferred Stock		Paid-In	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Shares	Amount	Capital	Deficit	Total
Balance – January 1, 2024	1,594,215	$—	$82,150	1,617,673	$—	$7,254	$(58,930)	$(51,676)
Stock-based compensation expense	—	—	—	—	—	620	—	620
Issuance of common stock - board of directors compensation	—	—	—	10,600	—	400	—	400
Issuance of Series C preferred stock	82,313	—	6,290	—	—	—	—	—
Warrants exercised	—	—	918	14,808	—	234	—	234
Series C preferred stock issuance costs	—	—	(1,011)	—	—	—	—	—
Net loss	—	—	—	—	—	—	(26,984)	(26,984)
Balance – December 31, 2024	1,676,528	$—	$88,347	1,643,081	$—	$8,508	$(85,914)	$(77,406)

The accompanying notes are an integral part of these consolidated financial statements.

FORGE NANO, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2025 and 2024

(All amounts in thousands)

	Years ended December 31,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(43,174)	$(26,984)
Adjustments to reconcile net loss to net cash, cash equivalents, and restricted cash used in operating activities:
Depreciation and amortization	2,822	1,354
Gain/(loss) on reversal of provision for loss on contract	504	(2)
Amortization of debt discount	2,859	2,963
Loss on extinguishment of debt	3,841	—
Change in fair value of contingent consideration for Sundew ALD acquisition	748	811
Noncash interest expense	0	17
Change in fair value of warrant liabilities	(640)	366
Amortization of noncash lease expense	2,315	429
Amortization of intangible assets	203	253
Stock-based compensation	851	620
Board of directors’ stock-based compensation	572	400
Changes in operating assets and liabilities (used in) provided by cash, cash equivalents, and restricted cash:
Accounts receivable	(344)	944
Contract assets - unbilled accounts receivable	(2,926)	(2,643)
Inventory	(1,092)	(150)
Prepaid expenses and other current assets	(544)	(157)
Deposits	(3,420)	(2,964)
Accounts payable	380	1,175
Contract liabilities – deferred revenue	114	369
Accrued and other current liabilities	19	(209)
Operating lease liabilities	2,566	(364)
Net cash, cash equivalents, and restricted cash used in operating activities	(34,346)	(23,772)
Cash Flows from Investing Activities
Purchase of property and equipment	(882)	(12,553)
Net cash, cash equivalents, and restricted cash used in investing activities	(882)	(12,553)
Cash Flows from Financing Activities
Cash paid on principal of debt	(7,512)	—
Series D funding issuance costs	(845)	—
Series C preferred stock issuance costs	—	(1,011)
Cash paid for acquisition (Note 8)	(350)	(350)
Proceeds from issuance of Series C preferred stock	—	6,290
Proceeds from issuance of Series D convertible note	1,150	1,924
Proceeds from issuance of Series D preferred stock	39,973
Proceeds from warrants exercised	—	234
Proceeds from options exercised	3	—
Net cash, cash equivalents, and restricted cash provided by financing activities	32,419	7,087
Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(2,809)	(29,238)
Cash, Cash Equivalents, and Restricted Cash - Beginning of the year	12,238	41,476
Cash, Cash Equivalents, and Restricted Cash - End of the year	$9,429	$12,238
Supplemental Disclosure of Noncash Investing and Financing Transactions
Derivative liability recognized in connection with the issuance of convertible note	$—	$393
Non-cash portion of warrant exercise	104	918
Lease liabilities arising from obtaining right-of-use assets	59,079	—
Non-cash portion of conversion of convertible debt to Series D preferred stock	2,755	—
Fair value of Series D preferred stock in exchange for warrant exercise	3,158	—
Fair value of Series D preferred stock in exchange for debt forgiveness	2,000	—

The accompanying notes are an integral part of these consolidated financial statements.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

1.	Nature of Business

Forge Nano, Inc. and Subsidiary (the “Company”) was formed on September 1, 2011 under the name PneumatiCoat Technologies LLC. In 2018, the Company changed its name to Forge Nano, Inc. The Company offers commercially viable surface engineering and precision nano-coating technology for a wide range of materials, applications, and industries.

This engineering process, formally known as atomic layer deposition (ALD), has been employed in the semi conductor space for more than a decade to enhance materials used to manufacture better-performing products. The technology developed by the Company allows the application to surfaces and powders, as well as to the wafers used by the semiconductor industry, in a fast and consistent process at a commercial scale.

Applying ALD to the components required for lithium-ion battery manufacturing produces substantial performance and safety improvements. The Company has focused on this industry for the past decade and has validated independently the performance benefits of batteries produced with ALD-coated components. The Company anticipates becoming a world leader in the provision of ALD equipment and corresponding services for this sector as electrification of economies advances.

2.	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of generally accepted accounting principles of the United States of America (GAAP). The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

Use of Estimates

The preparation of the consolidated financial statements is conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness. Appropriate adjustments, if any, to estimates are made prospectively based upon such periodic evaluations. It is reasonably possible that changes may occur in the near term that would affect managements’ estimates with respect to revenue recognition, estimates of cost to complete contracts, allowance for credit losses, share-based payments, accrued expenses, inventory, deferred taxes, property and equipment and valuation of assets acquired in business combinations.

Reclassification of Previously Issued Presentation

Certain amounts from previously issued financial statements have been reclassified to ensure consistency with the current year’s presentation. These reclassifications did not affect the reported results of operations.

Going Concern

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company demonstrates adverse conditions that raise substantial doubt about the Company’s ability to continue as a going concern for one year following the issuance of these consolidated financial statements. These adverse conditions are negative financial trends, specifically negative cash flow from operations, minimal revenues, and reoccurring net losses.

During the years ended December 31, 2025 and 2024, the Company incurred net losses in the amount of $43,174 and $26,984, respectively, and generated negative cash flows from operations in the amounts of $34,346 and $23,772, respectively. Additionally, as of December 31, 2025, the Company had an accumulated deficit in the amount of $129,088 and cash and cash equivalents of $9,061

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

million. Based on current liquidity, historical operating losses, negative operating cash flows, and forecasted expenditures as of December 31, 2025, the Company’s current forecast of operating results and cash flows, combined with the effect of the financing transactions discussed above, management determined that there is substantial doubt about the Company’s ability to continue as a going concern over the twelve months following the date these financial statements are issued. As a result, the Company may require additional liquidity to continue its operations over the next twelve months.

It should be noted that, as described in Subsequent Events, the Company is taking suitable steps to secure that liquidity.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its wholly owned and majority- owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash, Cash Equivalents and Restricted Cash

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institution with which it invests. As of the balance sheet date and periodically throughout the year, the Company maintained balances with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation (FDIC). The total amount of bank deposits (checking and savings accounts) that was insured by the FDIC at year end was $250 at each institution.

Restricted cash consists of cash balances that are restricted as to withdrawal or usage and includes cash to collateralize a bank line of credit related primarily to customer deposits for new projects. The Company has two restricted cash accounts with a combined balance of $368 and $8,388 as of December 31, 2025 and 2024, respectively. Cash, cash equivalents, and restricted cash as of December 31, 2025 and 2024 were as follows:

	2025	2024
Cash and cash equivalents	$9,061	$3,850
Restricted cash	368	8,388
Total	$9,429	$12,238

While the Company maintains cash in excess of FDIC coverage, it intends to diversify its holdings to leverage such coverage. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of these investments.

Accounts Receivable

Accounts receivable are stated at net invoice amounts. An allowance for credit losses is established for amounts expected to be uncollectible over the contractual life of the receivables. The Company collectively evaluates accounts receivable to determine the allowance for credit losses based on its historical bad debt expense and benchmarking of the allowances of comparable public companies. The Company calculates the allowance as 2 percent of total accounts receivable on a monthly basis, with an additional allowance added as needed based on a case-by-case analysis of accounts receivable. Uncollectible amounts are written of against the allowance for credit losses in the period they are determined to be uncollectible. Recoveries of amounts previously written off are recognized when received.

Three customers accounted for 65 percent and five customers accounted for 60 percent of net accounts receivable as of December 31, 2025 and 2024, respectively.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

Unbilled Receivables

The Company recognizes revenue over time. Unbilled receivables balance represent amounts that have been earned but are not yet billed.

Inventory

Inventory consists of raw materials and work in progress and is stated at the lower of cost or net realizable value, with cost determined using the average cost method.

Property and Equipment

Property and equipment are recorded at cost or at fair value when acquired as part of a business combination. The straight-line method is used for computing depreciation and amortization and recorded within cost of sales. Assets are depreciated over their estimated useful lives. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Leases

The Company has operating leases for building and office rentals. The Company determines if an arrangement is a lease, or contains a lease, at the inception of the arrangement. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company elected to include both lease and non lease components as a single component for operating leases. The Company elected to account for leases with a lease term of one year or less as short-term leases. Short-term leases are not included in the right-of-use asset and lease liability. The Company has no short term leases as of December 31, 2025 and 2024.

The Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company uses the implicit interest rate in the lease when readily determinable.

Intangible Assets

Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if events or changes in circumstances indicate potential impairment.

Goodwill is evaluated for impairment at the reporting unit level. A reporting unit is defined as an operating segment or one level below an operating segment.

The Company has identified three reporting units, which correspond to its operating and reportable segments:

●	Tool Manufacturing and Related Services
●	Coating Services
●	Battery Manufacturing

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

This determination is based on the Company’s organizational structure, the availability of discrete financial information, and management’s regular review of such information in assessing performance and allocating resources.

The Company performs its annual impairment test during the fourth quarter and may first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. In performing this assessment, the Company considers factors such as macroeconomic conditions, industry and market trends, cost factors, overall financial performance, and company-specific developments.

If a quantitative assessment is required, the Company estimates the fair value of the reporting unit using valuation techniques consistent with the income and market approaches, which require significant judgment, including assumptions related to projected financial performance, discount rates, and long-term growth.

For the year ended December 31, 2025, the Company performed qualitative assessments for each reporting unit and concluded that it was more likely than not that the fair value of each reporting unit exceeded its carrying amount. Accordingly, no impairment was recognized.

As of December 31, 2025, goodwill totaled $3,124.

Goodwill is allocated to the Company’s reporting units as follows:

Reporting Unit	Goodwill
Tool Manufacturing & Related Services	$900
Coating Services	2,224
Battery Manufacturing	—
Total	$3,124

Derivative Financial Instruments

The Company accounts for derivative financial instruments in accordance with Accounting Standards Codification 815, Derivatives and Hedging (ASC 815), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. ASC 815 requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

Reclassification of prior year amounts

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or stockholders’ equity.

Subsequent Events

Management concluded that no subsequent events requiring recognition or additional disclosure in the consolidated financial statements occurred, other than those disclosed below.

Convertible Notes and Series D

On March 31, 2025, the initial close of the Series D financing was completed, with Rock Creek and Ascent Funds participating as lead investors. A total of approximately $42,000 was raised in this initial close. This amount included $2,000 from our credit partner, OIC Growth Funds, which retired $2,000 of outstanding debt, through the exercise of a portion of its paid-in warrants.

The Series D round remained open, as it had not yet reached its full $100,000 capacity, and Forge Nano continued to seek additional capital to extend its cash runway into 2026. During the fourth quarter of 2025, several smaller investors participated,

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

including the Ed Smith Group with an investment of $2,000. In March 2026, an additional $15,000 investment was received from the HZO investors’ group. As of March 2026, the total capital raised in the Series D financing amounted to $62,846.

Forge Nano de-SPAC

In October 2025, Forge Nano initiated a process to identify an appropriate special purpose acquisition company (SPAC) as a potential merger partner to facilitate becoming a publicly traded entity. The transaction was pursued to secure additional capital to support Forge Nano’s growth across its battery and semiconductor business lines.

Archimedes Tech SPAC Partners II Co was selected in November 2025. The BCA was announced April 20, 2026. Since selection, the SPAC and Forge Nano have been working together to structure a private investment in public equity (PIPE) financing to provide committed capital for the transaction and has secured to date $100m from a single investor. The PIPE capital raising efforts will continue. Although the SPAC holds $240,000 in its trust account, Forge Nano has assumed a 100% redemption rate, resulting in the PIPE serving as the primary source of financing.

Forge Battery Project Finance

In March 2026, Forge Nano received a term sheet from the Department of War’s Office of Strategic Capital for a note of up to $275,000 to support the development of its new facility and, under a Phase II expansion proposal, the construction of an electrode production line for ALD-coated battery components. As of May 5, 2026, the term sheet is under negotiation.

Forge Battery Partnership

In November 2025, Forge Battery executed term sheets with a South Korean battery manufacturer to establish a multi-faceted strategic partnership. The definitive agreements, expected to be executed in March 2026, are anticipated to include the following elements:

●	An investment by the partner of $10,000 in Forge Nano’s Series D financing round and $10,000 in the PIPE associated with Forge Nano’s de-SPAC transaction.
●	Forge Battery’s purchase of manufacturing equipment from the partner.
●	The partner’s commitment to provide personnel and technical resources to support the installation, commissioning, and conditioning of the equipment, with a performance guarantee of 80% OEE (overall equipment effectiveness).
●	An offtake arrangement under which the partner will purchase 250 MWh of batteries per year for three years following the commencement of Forge Battery’s facility operations.
●	The provision of raw materials to Forge Battery at the partner’s large-scale purchase pricing.

Revenue Recognition

Revenue is recognized upon the transfer of control of promised products and services in an amount that reflects the consideration the Company expects to receive in exchange for those products and services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company determines the amount of revenue to be recognized through the application of the following steps:

●	Identification of the contract, or contracts, with a customer
●	Identification of the performance obligations in the contract

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

●	Determination of the transaction price
●	Allocation of the transaction price to the performance obligations in the contract
●	Recognition of revenue when or as the Company satisfies the performance obligations

Revenue is measured based upon input method and measured by the percentage of labor hours incurred to date compared to the estimated total labor hours for each contract. Of the total net revenue, two customers accounted for 25 percent, and two customers accounted for 27 percent as of December 31, 2025 and 2024, respectively.

For the majority of the Company’s contracts with customers, control and risk of loss is transferred throughout the development and manufacturing process of the agreed-upon goods for which the Company has been engaged to produce. As there is no alternative use for the product development the Company is performing and cancellation provisions result in an enforceable right to payment for the performance completed to date, revenue for these products is recognized over time. Revenue is recognized over time.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, including depreciation expense. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Selling, general, and administrative costs are charged as incurred.

The Company typically invoices its customers as work is engaged (deposit), completed, and accepted, as determined by the customer’s contract. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in either deferred revenue or revenue, depending on whether the revenue recognition criteria has been met. The Company occasionally experiences changes in the transaction price subsequent to the inception of the contract term. Variable consideration generally is composed of cost overages related to the contracted amount of time and effort to develop the products. The Company has determined to recognize this revenue in the month the change order is determined probable due to the overages being part of a series of distinct services that are satisfied over time.

In most cases, contracts are cancelable but require payment for performance to date. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services, nor does it exclude any such amounts from revenue. The Company excludes from revenue all taxes assessed by a governmental authority that are imposed on the sale of its products and collected from customers.

Included in unbilled receivables is revenue recognized for billings that have not been presented to customers. The Company has an unconditional right to collection of these receivables.

Deferred revenue primarily consists of billings in advance of revenue recognized. For all transactions in which there is a significant outstanding obligation, the associated revenue is recorded as a contract liability and recognized once such obligation is fulfilled. The Company records advance billings on a gross basis in deferred revenue and accounts receivable when an arrangement exists with a customer to bill and collect the receivable, even if services have not yet been performed.

The Company recognizes its services revenue (tolling) on a similar timeline as its equipment revenue. The revenue recognized is measured using the input method, and it is calculated using the percentage of tooling days incurred to date compared to the estimated total labor hours for each contract.

Government Grant

The Company recognizes government grants in accordance with Accounting Standards Codification 832, Government Assistance, analogous to International Accounting Standards 20, Accounting for Government Grants and Disclosure of Government Assistance (IAS 20).

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

Grant income is recognized when there is reasonable assurance that the Company has complied with the conditions of the grant and that the grant will be received.

Grants are recognized on a gross basis and are presented as other income within the consolidated statements of operations. Related costs associated with the grants are recorded within the applicable operating expense categories as incurred.

During the years ended December 31, 2025 and 2024, the Company received $7,062 and $2,305, respectively, in other grant proceeds for other projects that pertain to developing technology, proving technological concepts, and showcasing scalability.

Shipping and Handling Costs

The Company records shipping and handling costs for the delivery of finished goods as a cost of sales as they are incurred and are included in cost of sales in the consolidated statement of operations. Total shipping and handling costs for the years ended December 31, 2025 and 2024 were $214 and $227, respectively.

Advertising Expense

Advertising expense is charged to expense during the year in which it is incurred and are included in general and administrative expenses in the consolidated statement of operations. Advertising expense for the years ended December 31, 2025 and 2024 was $650 and $597, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that deferred tax assets would be realized in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with Accounting Standards Codification 740, Income Taxes (ASC 740), on the basis of a two-step process whereby the Company (1) determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statements of operations.

Research and Development

Research and development expenditures of approximately $11,928 and $3,589 were recognized as incurred and are included in general and administrative expenses during the years ended December 31, 2025 and 2024, respectively.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

Product Warranties

The Company provides limited one-year repair or replacement warranties on all of its manufactured products. Warranty expense incurred for the years ended December 31, 2025 and 2024, was $(52) and $74, respectively, and are included in cost of sales. The Company recognizes warranty obligations at the time products are sold based on an estimated rate of 10 percent of revenue recognized on projects completed during the year for warranty claims and estimated current costs of repair or replacement. The accompanying consolidated financial statements include a liability included in accrued and other liabilities of $63 and $152, as of December 31, 2025 and 2024, respectively, for estimated warranty obligations.

Stock Options

The Company has one stock option plan (see Note 13). The Company estimates the fair value of stock based payment awards on the date of the grant using the Black-Scholes option-pricing model to account for employee and non employee stock compensation cost. Compensation costs are recognized on a straight-line basis over the requisite service period, which is generally the vesting period.

Earnings (Loss) Per share

The Company utilizes the guidance per ASC 260, Earnings per Share (ASC 260), and presents basic and diluted loss per common share amounts. Basic loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the applicable period. The denominator for diluted net loss per share is a computation of the weighted-average number of ordinary shares and the potential dilutive ordinary shares outstanding during the period. Potential dilutive shares outstanding include the dilutive effect of in-the-money options, unvested Restricted Stock Agreements (RSAs), and unvested Restricted Stock Units (RSUs) using the treasury stock method. In periods in which the Company reports a net loss, diluted net loss per share is generally the same as basic net loss per share since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Segments

ASC Topic 280, Segment Reporting (ASC 280) establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s Chief Operating Decision Maker (CODM), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has identified the Company’s reportable segments as:

●	Tool Manufacturing & Related Services — Production of industrial tools and provision of maintenance services.
●	Coating Services — Application of specialized coatings for industrial components.
●	Battery Manufacturing — Manufacture of advanced batteries for automotive and energy storage applications.

Segment profit or loss is measured using internal reporting metrics reviewed by the CODM and excludes interest, income taxes, and certain nonrecurring items. Segment assets include property, plant, equipment, and working capital directly attributable to each segment. Segment profit for all segments is measured as gross margin excluding corporate overhead.

The Company’s CODM does not regularly review discrete asset information by reportable segment for purposes of performance assessment or resource allocation. Accordingly, total assets are not reported by segment in this footnote.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

The Company’s products and services by segment are:

●	Tool Manufacturing & Related Services — Industrial tools and maintenance services.
●	Coating Services — Protective and performance coatings for industrial components.
●	Battery Manufacturing — Lithium-ion and advanced batteries.

Revenue is primarily generated in North America, with a growing presence in Europe and Asia. Management does not consider geographic segmentation meaningful due to the nature of the Company’s operations and demand variability.

Customer concentrations may occur in certain periods; however, they fluctuate significantly and are not considered a reliable basis for segment reporting. Battery sales are in early stages, and no single customer has been identified as a major customer on a recurring basis.

Recent Issued Accounting Pronouncements Not Yet Adopted

The following are recent accounting pronouncements not yet adopted with potential for a material impact on the company’s consolidated financial statements or disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures (Topic740). Under the ASU, public business entities must annually “(1) disclose specific categories in the rate reconciliation and (2) provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate).” The ASU’s amendments are effective for public business entities for annual periods beginning after December 15, 2024, whereas for non-public (i.e. private) business entities for annual periods beginning after December 15, 2025. Early adoption is permitted. While the Company expects that adoption of ASU 2023-09 will result in expanded disaggregation and additional qualitative and quantitative disclosures, including more detailed effective tax rate reconciliation categories and jurisdictional income tax payment disclosures, the Company does not expect the adoption of ASU 2023-09 to have an impact on its results of operations, financial position, or cash flows.

In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40). The new guidance requires enhanced disclosures about certain costs and expenses. This standard update is effective for the Company’s annual reports beginning in the fiscal year ending December 31, 2028, and interim period reports beginning in the first quarter of the fiscal year ending December 31, 2029. Early adoption is permitted either on a prospective or retrospective basis. The Company is currently evaluating the impact of this ASU on our disclosures.

In December 2025, the FASB issued ASU 2025-10, Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities (“ASU 2025-10”), to establish guidance on the recognition, measurement, and presentation of government grants received by business entities. ASU 2025-10 is effective for annual and interim reporting periods after December 15, 2028, and can be applied prospectively, modified prospectively, or retrospectively. The Company is currently evaluating the impact of ASU 2025-10 guidance on its consolidated financial statements and related disclosures.

In December 2025, the FASB issued ASU 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements (“ASU 2025-11”), to clarify the interim reporting requirements by improving navigability of Topic 270 and more clearly specifying what disclosures are required in an interim reporting period. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027, and can be applied prospectively or retrospectively to any or all prior periods presented in the condensed consolidated financial statements. The Company is currently evaluating the impact of ASU 2025-11 guidance on its consolidated financial statements and related disclosures.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

In December 2025, the FASB issued ASU No. 2025-12, Codification Improvements (“ASU 2025-12”), ASU 2025-12 represents changes to the Codification that (1) clarify, (2) correct errors, or (3) make minor improvements. The amendments in ASU 2025-12 are effective for fiscal years beginning after December 15, 2026, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact of ASU 2025-12 guidance on its consolidated financial statements and related disclosures.

3.	Prepaid and Other Current Assets

The following is the detail of prepaid and other current assets as December 31:

	2025	2024
Prepaid expenses	$763	$931
Suspense – Funding issuance costs	844	132
Total	$1,607	$1,063

4.Accounts Receivable

The following is the detail of accounts receivable as of December 31:

	2025	2024
Trade accounts receivable	$2,003	$1,652
Less: allowance for credit losses	(40)	(33)
Net accounts receivable	$1,963	$1,619

The activity in the allowance for credit losses is as follows:

	2025	2024
Balance – January 1	$(33)	$(52)
Additions charged to expense	(24)	(4)
Deductions/Write-offs	17	23
Balance – December 31	$(40)	$(33)

Accounts receivable, net consist of the following:

	December 31,	December 31,
	2025	2024
Balance – January 1	$1,652	$2,614
Invoicing	8,816	7,610
Payments	(8,488)	(8,401)
Write-offs	40	(33)
Credit memos	(17)	(138)
	$2,003	$1,652

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

5.Inventory

Inventory consists of the following as of December 31, 2025 and 2024:

	2025	2024
Raw materials	$2,478	$2,118
Work in progress	1,187	455
Total	$3,665	$2,573

6.Property and Equipment

Property and equipment as of December 31, 2025 and 2024 are summarized as follows:

			Depreciable
	2025	2024	Life – Years
Machinery and equipment	$14,111	$13,496	2-10
Construction in progress	5,509	5,423	—
Leasehold improvements	3,310	3,178	5-20
Computer equipment and software	213	213	3-5
Furniture and fixtures	179	128	3-5
Total cost	23,322	22,438
Accumulated depreciation:
Machinery and equipment	(6,541)	(4,478)
Leasehold improvements	(1,835)	(1,112)
Computer equipment and software	(203)	(190)
Furniture and fixtures	(91)	(66)
Total accumulated depreciation	(8,670)	(5,846)
Net property and equipment	$14,652	$16,592

Depreciation and amortization expense for the years ended December 31, 2025 and 2024 was $2,822 and $1,607, respectively, of which $2,060 and $941 was recorded into cost of sales.

7.Commitments and Contingencies

On August 9, 2023, the Company completed the acquisition of Sundew ALD assets from Sundew Technologies, LLC for consideration composed of three cash payments comprised of $350 at the time of close, $350 cash payment on the second anniversary, August 2024, and the remaining $350 future cash payment due upon the last anniversary, August 2025. The consideration also included contingent cash consideration to be paid to the sellers based on percentages ranging from 2 to 5 percent of net sales through 2032. The Company estimated the fair value of the contingent consideration using a Monte Carlo simulation model, resulting in an initial liability of $311 recognized as part of the purchase consideration at the acquisition date. As of December 31, 2025, the fair value of the contingent consideration was remeasured to $1,811 due to a new projection for tool sales related to the Intellectual Property (IP), which was revised sharply upward. As of December 31, 2024, the fair value of the contingent consideration was remeasured to $1,413. The acquisition was completed to enable the Company to repurpose several patents and product designs for its own line of semiconductor coating equipment.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

8.Acquired Intangible Assets and Goodwill

Intangible assets of the Company as of December 31, 2025 and 2025 are summarized as follows:

	2025			2024
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Amortized intangible assets – Acquired patents	$3,212	$(1,623)	$1,589	$3,212	$(1,420)	$1,792
	$3,212	$(1,623)	$1,589	$3,212	$(1,420)	$1,792

The acquired patents are being amortized over an estimated life of 15 years. Amortization expense for intangible assets totaled $203 and $253 for the years ended December 31, 2025 and 2024, respectively and are included in general and administrative expenses.

Estimated amortization expense as of December 31, 2025 is as follows:

Years ending	Amount
2026	$203
2027	203
2028	194
2029	165
2030	165
Thereafter	659
Total	$1,589

Goodwill as of both December 31, 2025 and 2024 was $3,124. The Company recognized no impairment to goodwill during the years ended December 31, 2025 and 2024.

Goodwill

Goodwill represents the excess of purchase price over the fair value of identifiable net assets acquired in business combinations. Goodwill is not amortized but is tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable.

Reporting Unit

The Company evaluates goodwill for impairment at the reporting unit level in accordance with ASC 350-20. The Company has identified three reporting units, which correspond to its operating and reportable segments: Tool Manufacturing and Related Services, Coating Services, and Battery Manufacturing.

Each reporting unit represents a component of the business for which discrete financial information is available and regularly reviewed by management for purposes of assessing performance and allocating resources.

Allocation of Goodwill

Goodwill is allocated to reporting units expected to benefit from the synergies of the related business combinations. The Company has allocated goodwill based on the business combinations giving rise to the goodwill and the manner in which the acquired assets contribute to current operations.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

Reporting Unit	Goodwill
Tool Manufacturing & Related Services	$900
Coating Services	2,224
Battery Manufacturing	—
Total	$3,124

The goodwill associated with the ALD NanoSolutions acquisition is allocated to the Coating Services reporting unit, as the acquired reactor assets and related intellectual property are utilized in coating operations and generate revenue within this reporting unit.

The goodwill associated with the Sundew acquisition is allocated to the Tool Manufacturing & Related Services reporting unit, as the acquired intellectual property supports the Company’s equipment platform. No goodwill is allocated to the Battery Manufacturing reporting unit.

Impairment Testing Process

The Company performs its annual goodwill impairment test during the fourth quarter of each fiscal year. The Company may first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount.

In performing the qualitative assessment, the Company considers relevant events and circumstances, including, but not limited to:

●	Macroeconomic conditions, including inflation and general economic trends
●	Industry and market considerations, including demand for the Company’s semiconductor and battery technologies
●	Cost factors, including changes in labor and material costs
●	Overall financial performance, including revenue trends, operating losses, and cash flows
●	Company-specific events, including changes in strategy, customers, or operations
●	Changes in the carrying value of net assets or expectations of future performance

If, based on the qualitative assessment, the Company determines that it is more likely than not that the fair value of the reporting unit exceeds its carrying amount, no further testing is required. If otherwise, the Company would perform a quantitative impairment test by comparing the fair value of the reporting unit to its carrying amount.

Valuation Methodology and Key Assumptions.

If a quantitative assessment is required, the Company estimates the fair value of the reporting unit using valuation techniques consistent with the income approach and/or market approach. These valuation methods involve the use of significant estimates and assumptions, including projected future revenues and margins, discount rates, and long-term growth rates. These assumptions are inherently uncertain and require management judgment.

Impairment Assessment Results

For the years ended December 31, 2025 and 2024, the Company performed qualitative assessments for each reporting unit and concluded that it was more likely than not that the fair value of each reporting unit exceeded its carrying value. Accordingly, no goodwill impairment was recognized for either period.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

9.Leases

The Company is obligated under operating leases only for building and office rentals. The leases require the Company to pay taxes, insurance, utilities, and maintenance costs. Total rent expense under these leases was $7,358 and $762 during the years ended December 31, 2025 and 2024, respectively, and are included in cost of sales and general and administrative expenses.

Future minimum annual commitments under these operating leases as of December 31, 2025 are as follows:

Amount
2026	$7,917
2027	8,153
2028	8,398
2029	8,305
2030	8,070
Thereafter	87,098
Total	127,941
Less: amount representing interest	(63,491)
Present value of net minimum lease payments	64,450
Less: current obligations	(1,287)
Long-term obligations under leases	$63,163

Expenses recognized under these leases for the years ended December 31, 2025 and 2024 consist of the following:

	2025	2024
Lease cost – Operating lease cost	$7,358	$726
Other information:
Cash paid for amounts included in the measurement of lease liabilities – Operating cash flows from operating leases	$2,477	$660
Right-of-use assets obtained in exchange for new operating lease liabilities	64,766	—
Weighted-average remaining lease term (years) – Operating leases	13.86	4.58
Weighted-average discount rate – Operating leases	10.49%	10.00%

10.Retirement Plans

The Company sponsors a 401(k) plan for all employees over the age of 21. The plan provides for the Company to make a required matching contribution. Contributions to the plan totaled $423 and $385 for December 31, 2025 and 2024, respectively.

11.Accrued and Other Current Liabilities

The following is the detail of accrued and other current liabilities as of December 31:

	2025	2024
Accrued finder’s fees and commissions	$—	$80
Other accrued liabilities	1,216	658
Payroll liabilities	1,748	2,118
Warranty reserve liability	63	152
Total	$3,027	$3,008

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

12.Capital Stock

As of December 31, 2025 and 2024, common stock consists of 4,850,000 and 4,550,000 authorized shares, respectively, of common stock and 4,663,753 and 1,931,849 authorized shares, respectively, of preferred stock, each with a par value of $0.0001. As of December 31, 2025 and 2024, 1,648,841 and 1,643,081 shares, respectively, of common stock and 1,925,348 and 1,676,528 shares, respectively, of preferred stock were issued and outstanding.

Mezzanine Equity

The preferred shares are recorded as mezzanine equity in accordance with Accounting Standards Codification 480, Distinguishing Liabilities from Equity (ASC 480). The Series A, Series B, Series C and Series D shares are recorded as mezzanine equity in accordance with ASC 480, as the shares are contingently redeemable upon the occurrence of events outside of the Company’s control.

Liquidation Rights

In the event of a liquidation, which includes a change in control, the holders of the preferred stock will be entitled, before any payment to holders of common stock, to the greater of the original issue price plus any declared but unpaid dividends or the amount payable on an if-converted-to-common-stock basis immediately prior to the liquidating event. Any remaining assets will be distributed to the holders of the common stock on a pro rata basis.

Voting Rights

On any matter presented to the stockholders of the Company, holders of preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held are convertible. Holders of common stock will be granted one vote for each share of stock held at the meeting of stockholders. The holders of common stock and preferred stock vote together as a single class. In addition, the holders of preferred stock have certain protective rights.

Conversion Rights

Each share of preferred stock shall be convertible, at the option of the holder, at any time, into fully paid and non assignable shares of common stock. The number of shares of common stock to which a holder of preferred stock can convert is obtained by dividing the preferred stock conversion price that is in effect at the time of conversion by the preferred stock issue price, multiplied by the number of shares of preferred stock being converted. The preferred stock conversion price as of December 31, 2025 and 2024 is equal to the preferred stock issue price. Provisions exist to reduce the conversion price for preferred stock for certain dilutive events.

Upon the closing of the sale of common stock to the public at a price of at least three times the preferred stock original issue price in a firmly underwritten public offering resulting in proceeds of at least $30,000, the preferred shares will automatically convert into common stock at the then-effective conversion rate.

Dividends

The holders of preferred stock shall be entitled to receive annual noncumulative dividends of 7 percent of the original issue price if and when declared by the board of directors. There were no dividends declared as of December 31, 2025 and 2024.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

Capital stock as of December 31 is as follows:

	2025		2024
	Number of	APIC	Number of	APIC
	shares	Amount	shares	Amount
Forge Nano, Inc. - Preferred stock:
Series A – $0.0001 par value (voting) – Authorized - 858,410 shares	858,410	$31,235	858,410	$31,235
Series B – $0.0001 par value (voting) – Authorized – 130,939 shares	130,939	7,070	130,939	7,070
Series C – $0.0001 par value (voting) – Authorized – 942,500 shares	687,179	50,042	687,179	50,042
Series D – $0.0001 par value (voting) – Authorized – 527,688 shares	248,820	48,191	—	—
Total	1,925,348	$136,538	1,676,528	$88,347

Issuance of Series C Preferred Stock

In the first close of the Series C capital raise noted above, investors Hanwha Corporation and Hanwha Aerospace invested a combined $15,000 and Orion Infrastructure Capital (OIC) invested $5 at a price of $76.42 per share. In February 2024, the Company received $1,300 from investor Ascent Funds International Management at a price of $76.42 per share. In September 2024, the Company issued 65,430 shares of Series C preferred stock and received $5 from the investors at a price of $76.42 per share.

Conversion of Series D Convertible Note to Preferred Stock

In March 2025, the first close of the Series D capital raise was completed, which mandated the conversion of the Company’s $3,905 convertible note to preferred stock. The convertible note and related bifurcated derivative liability converted into 19,814 shares of Series D preferred stock with a par value of $0.0001 at a conversion price of $157.66 per share, representing a 20% discount to the Series D fair market value of $197.07. The conversion was accounted for as an extinguishment of the convertible debt liability and subsequently recorded as preferred stock under equity. The impact of the conversion of the convertible loan debt balance to Series D preferred stock was to reduce both the outstanding convertible debt balance of $3,905 to $0.

Series D Preferred Stock

The Series D round held its initial close on March 31, 2025, having raised $41,849. The round remained open for the remainder of 2025, securing an additional $4,072 before December 31, 2025. The round remained open in 2026 and raised a total of $63,596 up to March 31, 2026.

13.Stock-Based Compensation

As of December 31, 2025 and 2024, the Company has one share-based compensation plan the 2017 Equity Incentive Plan (the “Plan”), which is stockholder approved and permits the grant of stock options to its employees for up to 551,686 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant. Those option awards generally vest over four years, with the first 25 percent vesting after 12 months of continuous service, and options granted have four-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that uses the weighted-average assumptions noted in the following table. Expected volatilities are based on historical volatility of the Company’s stock price and historical volatility of comparable public companies. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

The compensation cost that has been charged against income for the plan was $1,422 and $620 for the years ended December 31, 2025 and 2024, respectively, and are included in general and administrative expenses.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

When calculating the amount of annual compensation expense, the Company has elected not to estimate forfeitures and instead accounts for forfeitures as they occur.

	2025	2024
Average expected life (in years)	3.97	5.79
Risk-free interest rate	3.74%	4.23%
Expected dividend yield	0%	0%
Volatility	39.06%	42.25%
Estimated fair value of options granted	$20.78	$15.42

A summary of option activity under the Plan as of December 31, 2025 and 2024 is presented below:

			Weighted-average	Weighted
	Number of	Weighted-average	Grant-date	Remaining	Aggregate
Options	Options	Exercise Price	Fair Value	Contractual	Intrinsic Value
		(Dollars)	(Dollars)	Term (in Years)	(Dollars)
Outstanding at January 1, 2024	322,495	15.81		4.18	3,515
Granted	150,161	31.56	13.18
Exercised	(14,808)	15.81			325
Forfeited	(5,754)	22.55	10.39
Expired	(61,806)	13.11
Outstanding at December 31, 2024	390,288	38.57		5.60	4,586
Outstanding at January 1, 2025	390,288	38.57		5.60	4,586
Granted	102,974	165.43	20.78
Exercised	(460)	6.86			35
Forfeited	(12,963)	38.97	16.10
Expired	(24,288)	16.43
Outstanding at December 31, 2025	455,551	68.45		5.13	16,456
Vested or expected to vest at December 31, 2024	390,288	38.57		5.60	4,586
Vested or expected to vest at December 31, 2025	455,551	68.45		5.13	16,456
Exercisable at December 31, 2024	238,041	43.59		3.97	3,493
Exercisable at December 31, 2025	323,323	75.23		4.03	12,245

As of December 31, 2025 and 2024 there was $2,676 and $1,896 respectively, of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 2.54 years and 3.00 years as of December 31, 2025 and 2024, respectively.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

A summary of unvested shares under the Plan for as of December 31, 2025 and 2024 is presented below:

			Weighted-average	Weighted
	Number of	Weighted-average	Grant-date	Remaining	Aggregate
Unvested Options	Options	Exercise Price	Fair Value	Contractual	Intrinsic Value
		(Dollars)	(Dollars)	Term (in Years)	(Dollars)
Unvested at January 1, 2024	59,259	20.09	8.68
Granted	150,161	31.56	13.18
Vested	(51,419)	21.77	8.91	7.13	823
Forfeited	(5,754)	22.55	10.39
Unvested at December 31, 2024	152,247	30.72	12.97
Unvested at January 1, 2025	152,247	30.72	12.97
Granted	102,974	165.43	20.78
Vested	(110,030)	130.41	7.90	7.90	3,274
Forfeited	(12,963)	38.97	16.10
Unvested at December 31, 2025	132,228	51.87	22.97

Restricted Stock

During the year ended December 31, 2024, the Company granted an additional 24,308 restricted shares. A total of 3,994 shares were vested during the year, with a weighted-average grant-date fair value of $25.43 per share, and 13,708 shares were forfeited. As of January 1, 2025, the Company had 7,731 shares of restricted common stock outstanding, with a weighted-average grant-date fair value of $29.18 per share. During the year ended December 31, 2025, the Company granted an additional 5,300 restricted shares. A total of 7,505 shares were vested during the year ended, with a weighted-average grant-date fair value of $33.71 per share, and 0 shares were forfeited. As of December 31, 2025, 5,526 restricted shares remained outstanding, with a weighted-average grant-date fair value of $31.23 per share. As of December 31, 2025 and 2024, the Company had $112 and $216 of unrecognized compensation expense related to unvested restricted stock awards.

Non plan Stock Options

On August 8, 2022, the Company issued 82,512 common stock options to Ascent Funds International Management as compensation in exchange for consulting services related to the preparation for a potential initial public offering. The options fully vest six weeks after the grant date with an exercise price of $96.95 based on a fixed pre-money valuation of $300,000 and 3,094,378 fully diluted shares at grant date. The options were amended to expire on December 31, 2028 with an option to expire December 31, 2029 with an increase in strike price to $121.19,and may be fully or partially exercised so long as they are fully exercised prior to an initial public offering.

14.Revenue Recognition

Contract Liabilities

The following table provides information on the changes in the balance of contract liabilities for the years ended December 31:

	2025	2024
Balance - Beginning of period	$3,012	$2,643
Cash received	7,007	6,134
Less revenue recognized from continuing operations (net of returns, allowances, etc.) from satisfaction of performance obligations in the current period	(6,893)	(5,765)
Balance - End of period	$3,126	$3,012

Total contract liabilities increased by $114 during 2025. The increase was primarily due to the Company’s effort to push sales, and increasing sales deposits during the year

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

Contract Assets

The following table provides information on the changes in the balance of contract assets for the years ended December 31:

	2025	2024
Balance - Beginning of period	$3,660	$1,017
Revenue recognized from continuing operations (net of returns, allowances, etc.) from satisfaction of performance obligations in the current period	10,706	4,136
Less contract assets reclassified to receivables	(7,780)	(1,493)
Balance - End of period	$6,586	$3,660

Total contract assets increased by $2,926 during 2025, primarily driven by unbilled revenue related to equipment orders for which revenue was recognized, but the equipment had not yet been shipped to customers as of year-end.

The Company recognized losses on trade receivables and contract assets of $24 and $4 as of December 31, 2025 and 2024, respectively.

Performance Obligations

As of December 31, 2025, the Company had remaining performance obligations primarily related to equipment orders. Revenue from these performance obligations is recognized as control of the equipment transfers to customers, which may occur over periods extending beyond twelve months depending on delivery schedules and customer acceptance.

15.Debt

Debt as of December 31 is as follows:

	2025	2024
Senior secured term loan issued in May 2023 by OIC, LLC, including a weighted-average interest at 10 percent per annum at December 31, 2025 and December 31, 2024. The note is collateralized by the Company’s assets and intellectual property and is due in full on May 5, 2026	$10,488	$20,000
Less: unamortized debt issuance costs and discounts	(122)	(2,929)
Total debt, less unamortized debt issuance costs and discounts	$10,366	$17,071

The balance of the above debt, as modified in November 2025, matures on May 5, 2026 with the unamortized debt discount of $122 and $2,929 at December 31, 2025 and December 31, 2024, respectively. Interest expense attributable to the debt for year ended December 31, 2025 and 2024 was $1,792 and $2,034, respectively.

16.Convertible Debts

The Company’s convertible notes payable as of December 31, are summarized as follows:

	2025	2024
Convertible note – Series D	$—	$1,924
Accrued interest	—	17
Debt discount	—	(314)
Total	$—	$1,627

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

Series D Convertible Note

In 2024, the Company offered a 6 percent unsecured convertible note (the “Series D Note” or the “Note”) to certain investors as a precursor to its Series D round. A series of notes were issued to investors with identical terms for a maximum principal amount not exceeding $40,000, in aggregate. The Series D Note matured December 31, 2025. Principal and unpaid interest were due at maturity. The Note was not issued at a discount or premium. The outstanding principal was $0 and $1,924 at December 31, 2025 and 2024, respectively and the interest attributable to the Note was $0 and $17 for the year ended December 31, 2025 and 2024, respectively. The Company determined that the conversion features embedded within the Series D Note met the definition of a derivative under ASC 815 and required bifurcation from the host instrument. Accordingly, the embedded derivative was separately recognized at its fair value of $393 (see Note 17). Prior to the maturity date, the note could be converted as follows:

•

Series D Qualified Financing: A Series D Qualified Financing means the sale by the Company of Series D Preferred Stock in the amount of at least $40,000, at any time after the issuance date of the Note and prior to the maturity date. Upon closing of a Series D Qualified Financing, the Note’s outstanding balance is automatically converted, in whole and not in part and without any further action, into Series D Preferred Stock. The conversion price is equal to the lower of (i) 80% of the original issue price of the Series D Preferred Stock or (ii) the product given by (x) $750,000 divided by (y) the total number of shares of common stock of the Company immediately prior to the consummation of such Series D Qualified Financing.

•

Deemed Liquidation Event, SPAC Transaction, Qualified Initial Public Offering (collectively referred to as “Liquidation Event”): Prior to both a Series D Qualified Financing or repayment, the Note’s outstanding balance is automatically converted into common stock of the Company at a conversion price equal to the product given by (x) $750,000 divided by (y) the total number of shares of common stock outstanding immediately prior to the consummation of such Liquidation Event.

•

Maturity: In the event the Notes did not convert prior to the Maturity Date, then the Notes, together with all accrued and unpaid interest, would have automatically converted into common stock of the Company at a price per share equal to the amount obtained by dividing (x) the Series C post-money valuation of the Company ($300,000) by (y) the fully diluted capitalization of the Company as of immediately prior to the effective date of the Alternate Event (including all exercisable options pursuant to the Company’s compensatory equity plans, but excluding the Notes).

17.Derivative Financial Instruments

The Company evaluates its convertible instruments, options, warrants, or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for ASC 815. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the condensed consolidated statements of operations as interest income (expense), and reported within the adjustments to reconcile net loss from operating activities as change in fair value of derivative liability within the condensed consolidated statements of cash flows. Upon conversion or exercise of the derivative instrument, it is marked to fair value at the conversion date, and the fair value is reclassified to preferred stock. If equity instruments that are initially classified as equity become subject to reclassification as liabilities under ASC 815, they are measured using the fair value of the instrument as of the reclassification date.

Warrants

In 2023, as part of the loan agreement between OIC and the Company (see Note 15), the Company issued warrants to OIC to purchase common stock at a price of $0.01 per share. The shares may be exercised during the period commencing on the repayment date and ending 30 calendar days following the repayment date. The repayment date is the earlier of (i) the date on which the loan is repaid or (ii) the earlier to occur of (a) November 5, 2025 and (b) the date upon which the entire outstanding principal amount of the loans,together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with the loan agreement. The number of shares available for purchase by each OIC fund is calculated by dividing $5,000 by the common stock price and then multiplying each OIC fund’s respective percentage. The common stock price is the Series C original issue price. The liability is recorded at fair value at inception and recorded as debt discount at the grant date. The Company extended the repayment date to May

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

2026 and extended the exercise period to align with the revised payment date. The fair value is revalued at each reporting date on a recurring basis. On March 31, 2025 OIC leveraged $2,000 of its outstanding note to exercise 26,172 of its warrants to purchase Series D shares at the Series C exercise price.

In 2023, the Company issued a warrant to purchase shares of Series C preferred stock to General Motors Ventures, LLC (Holder). The warrants were exercisable between December 26, 2023 and September 26, 2024 unless a joint development agreement between the Company and Holder is entered into prior to September 26, 2024. As of September 11, 2024, the joint development agreement was reached and the General Motors Ventures, LLC warrants were exercised. The number of shares purchasable by Holder was calculated by dividing $5,000 by the stock purchase price of $76.41, rounded down to the nearest whole number, or 65,430. The liability was recorded at fair value at inception and recorded as a discount to the Series C preferred stock at the grant date. The fair value was revalued annually on a recurring basis. Holder exercised its warrants on September 30, 2024.

	Warrant Shares
	2025	2024
Beginning balance	339,299	404,729
Granted	—	—
Exercised	(26,172)	(65,430)
Expired	—	—
Ending balance	313,127	339,299

Derivative liability — conversion feature embedded in convertible debt

In 2024, the Company issued unsecured convertible notes to certain investors as a precursor to its Series D round financing. The Company evaluated the conversion feature embedded in the note agreement under ASC 815, and concluded that it meets the definition of a derivative instrument. As the conversion feature was not clearly and closely related to the host debt agreement, bifurcation was required. Accordingly, the Company separated the embedded conversion feature from the host instrument and recognized it as a derivative liability, measured at fair value. The convertible debt and the corresponding derivative liability converted on March 31, 2025.

As of December 31, the fair value of derivatives was as follows:

	2025	2024
Derivatives not designated as hedging instruments:
Conversion feature embedded in convertible debt (Note 16)	$—	$393
Warrants issued in conjunction with the 2023 issuances of Series C preferred stock and long-term debt	5,624	6,264
Total derivatives not designated as hedging instruments	$5,624	$6,657

The Company values warrants at fair value using a weighted Black-Scholes calculation. The following inputs and assumptions were used to value the warrants during as of December 31, 2025 and 2024:

	Warrants
	2025	2024
Expected volatility	50.00%	50.00%
Risk-free rate	4.17%	4.58%
Event date	June 4, 2026	December 5, 2024
Term (in years)	0.68	0.93

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

	Conversion Feature
	2025	2024
Expected volatility	—	50.00%
Risk-free rate	—	3.80%
Event date	—	July 5, 2024
Term (in years)	—	2.53

For the years ended December 31, 2025 and 2024, the amounts of gain or loss recognized in the statement of operations attributable to derivative instruments and their corresponding locations in the statement of operations are as follows:

	Amount of Loss Recognized in Earnings		Reported in Statement
	2025	2024	of Operations
Derivative - conversion feature embedded in convertible debt (Note 16)	$—	$—	Interest expense
Change in fair market value	536	366	Interest expense

18.Fair Value Measurements

In accordance with ASC 820, Fair Value Measurements and Disclosures (ASC 820), the Company measures and accounts for certain assets and liabilities at fair value on a recurring basis. ASC 820 provides a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

Fair values determined by Level 1 inputs use quoted prices in active markets for identical liabilities that the Company has the ability to access. Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar liabilities in active markets and other inputs, such as interest rates and yield curves, that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related liability. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the liability.

There were no Level 1 or 2 assets or liabilities in any period. The Company’s Level 3 liabilities were its warrants and derivative. See Note 17 for details of the method and inputs used to measure fair value of the derivative liabilities as of December 31, 2025 and 2024.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each liability.

Investments that are measured at fair value using net asset value per share (or its equivalent) as a practical expedient are not classified in the fair value hierarchy below.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

The following tables present information about the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2025 and 2024 and the valuation techniques used by the Company to determine those fair values:

	Liabilities Measured at Fair Value on a Recurring Basis at
	December 31, 2025
	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable	Balance at
	Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2025
Liabilities
Warrants (Note 17)	$—	$—	$5,624	$5,624
Contingent consideration (Note 7)	—	—	748	748
Derivative – conversion feature embedded in convertible debt (Note 17)	—	—	—	—
Total liabilities	$—	$—	$6,372	$6,372

	Liabilities Measured at Fair Value on a Recurring Basis at
	December 31, 2024
	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable	Balance at
	Assets	Inputs	Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2024
Liabilities
Warrants (Note 17)	$—	$—	$6,264	$6,264
Contingent consideration (Note 7)	—	—	811	811
Derivative - conversion feature embedded in convertible debt (Note 17)	—	—	393	393
Total Liabilities	$—	$—	$7,468	$7,468

Changes in Level 3 derivative liabilities, including conversion feature embedded in convertible debt and warrants, measured at fair value on a recurring basis as of December 31, 2025 and 2024 are as follows:

	Warrant and Derivative
	Liability
	2025	2024
Balance	$6,657	$6,816
Purchases, issuances, sales, and settlements:
Derivative – conversion feature embedded in convertible debt (Note 17)	(393)	393
Warrants exercised	(104)	(918)
Unrealized (gains) losses included in earnings related to investments still held as of reporting date	(536)	366
Balance	$5,624	$6,657

Realized gains and losses are reported as interest expense in the consolidated statements of operations. Realized losses (gains) on the derivative liabilities of $(536) and $366 were recognized as of December 31, 2025 and 2024, respectively.

Both observable and unobservable inputs may be used to determine the fair value of positions classified as Level 3 liability. As a result, the unrealized gains and losses for this liability presented in the tables above may include changes in fair value that were attributable to both observable and unobservable inputs.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

19.Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices; however, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Fair value accounting standards exclude certain financial instruments and all non-financial instruments from their disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, unbilled accounts receivable, deposits, accounts payable, credit card payable, deferred revenue, debt, warrant liabilities, and, for the prior period, convertible debt and an embedded derivative liability.

The Company’s financial assets include cash and cash equivalents, current and noncurrent restricted cash, accounts receivable, unbilled accounts receivable, and noncurrent deposits. The Company’s financial liabilities include accounts payable, credit card payable, deferred revenue, current and noncurrent portions of debt, noncurrent warrant liabilities and, for prior periods, current and noncurrent portions of convertible debt and the associated derivative liability related to the embedded conversion feature.

For all instruments outstanding as of December 31, 2025 and 2024, the Company concluded that the estimated fair value of its financial assets and financial liabilities approximated their respective carrying amounts.

20.Income Taxes

Our income (loss) before provision for income taxes for the years ended December 31, 2025 and 2024 was as follows:

	2025	2024
Domestic	$(43,174)	$(26,984)
Foreign	—	—
Total	$(43,174)	$(26,984)

A reconciliation of the federal statutory income tax rate to the Company’s effective tax rate is as follows:

	2025	2024	2025	2024
Federal income tax expense (benefit) attributable to:
Current operations	$(9,067)	$(5,667)	21.00%	21.00%
State tax effect - Net of federal benefit	(639)	(230)	1.50%	0.86%
Permanent differences	1,640	247	(3.47)%	(0.92)%
Other adjustments	6	17	0.00%	(0.06)%
Valuation allowance	8,060	5,633	(19.02)%	(20.88)%
Net provision for federal income tax	$—	$—	0.00%	0.00%

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

The cumulative tax effect of significant items comprising our net deferred tax amount are as follows for December 31, 2025 and 2024:

	2025	2024
Deferred tax asset attributable to:
Net operating loss carryover	$22,716	$15,970
Accrued bonus	189	175
Stock compensation expense – NSOs/RSAs	222	90
Provision for loss on contracts	117	—
Fixed assets	558	—
Other reserves	172	198
Operating lease liability	14,610	666
Section 174 expenditures	503	728
Deferred revenue	516	15
Sundew acquisition - earnout liability FMV	361	192
Total deferred tax assets	39,964	18,034
Less: valuation allowance	(24,960)	(16,903)
Net deferred tax assets	15,004	1,131
Deferred tax liabilities attributable to:
Fixed assets	—	(235)
Intangibles	(240)	(269)
Goodwill	(10)	(2)
Operating lease ROU assets	(14,754)	(625)
Total deferred tax liabilities	(15,004)	(1,131)
Net deferred tax assets (liabilities)	$—	$—

As of December 31, 2025, the Company had net operating loss carry-forwards for federal income tax purposes of approximately $104,170 consisting of pre-2018 losses in the amount of approximately$3,941 that expire in 2037 and 2038, and post-2017 losses in the amount of approximately $100,229. These net operating losses are available to offset future taxable income. The Company was formed in 2011 as a S-Corporation and changed to a corporation in 2016. Activity prior to incorporation is not reflected in the Company’s corporate tax returns. In the future, the cumulative net operating loss carry-forward for income tax purposes may differ from the cumulative financial statement loss due to timing differences between book and tax reporting.

As of December 31, 2025, the Company has various state net operating loss carryforwards. The determination of the state net operating loss carryforwards is dependent upon apportionment percentages and state laws that can change from year to year and impact the amount of such carryforwards. If such net operating loss carryforwards are not utilized, they will begin to expire in 2032.

The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate sufficient taxable income during the periods in which the net operating losses expire and the temporary differences become deductible. The Company has determined that there is significant uncertainty that the results of future operations and the reversals of existing taxable temporary differences will generate sufficient taxable income to realize the deferred tax assets; therefore, a valuation allowance has been recorded. In making this determination, the Company considered historical levels of income as well as projections for future periods. Increase in the valuation allowance of $8,640 is in relation to the net increase in DTA of $8,640.

The tax years 2022 to 2025 remain open for potential audit by the Internal Revenue Service. There are no uncertain tax positions as of December 31, 2025, and none are expected in the next 12 months.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

On July 4, 2025, President Donald Trump signed the One Big Beautiful Bill Act (OBBBA) into law, which is considered the enactment date under U.S. GAAP. This legislation introduces several provisions affecting businesses, including the permanent extension of certain expiring elements of the Tax Cuts and Jobs Act, modifications to the international tax framework, and favorable tax treatment for certain other business provisions. Key corporate tax provisions include existing 21% corporate income tax rate made permanent, the restoration of 100% bonus depreciation, immediate expensing for domestic research and experimental expenditures, changes to Section 163(j) interest limitations, updates to Global Intangible Low Tax Income (GILTI) and Foreign- Derived Intangible Income (FDII) rules, amendments to energy credits, and expanded Section 162(m) aggregation requirements. The OBBBA contains multiple effective dates, with some provisions applicable beginning in 2025. The legislation does not impact the Company’s prior years’ financial statements.

21.Earnings (Loss) Per Common Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share adjusts basic earnings per share for the potentially dilutive impact of stock options. As the Company has reported a loss for the years ended December 31, 2025 and 2024, potentially dilutive securities are antidilutive and accordingly, basic net loss per share equals diluted net loss per share.

The following table sets forth the computation of basic and diluted loss per share for the years ended December 31, 2025 and December 31, 2024:

	2025	2024
Numerator:
Net Loss	$(43,174)	$(26,984)
Denominator:
Weighted average common shares outstanding	1,545,163	1,524,640
Denominator for basic and diluted loss per share	1,545,163	1,524,640
Basic and diluted loss per share	$(27.94)	$(17.70)

Basic and diluted earnings per share was the same for each period presented as the inclusion of all potential Common Stock outstanding would have been anti-dilutive.

Per ASC 260, shares issuable for little to no consideration (“Penny Warrants”) should be included in the number of outstanding shares used for Basic EPS. As of December 31, 2025 and 2024, the Company included 65,430 warrants in the denominator of Basic EPS since the exercise price was $0.01 per share thus are considered Penny Warrants.

The following table presents the potential common stock outstanding that was excluded from the computation of diluted net loss per share of common stock as of the periods presented because including them would have been antidilutive:

	2025	2024
Warrants	247,697	273,869
Restricted shares	5,526	3,737
Options	455,551	375,480
	708,774	653,086

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

22.Segment Reporting

The Company's Chief Operating Decision Maker (CODM) evaluates financial performance and allocates resources using both consolidated financial information and disaggregated operating results by reportable segment, including revenue and gross profit (loss).

The CODM regularly reviews discrete financial information by operating segment, including revenue and gross profit (loss), for purposes of assessing performance and allocating resources.

For financial reporting purposes, the Company presents disaggregated financial information for three reportable segments based on the nature of its products and services:

●	Tool Manufacturing & Related Services
●	Coating Services
●	Battery Manufacturing

Revenue by reportable segment is based on the nature of the Company’s products and services. Tool Manufacturing and Related Services revenue primarily relates to the sale of ALD equipment and related maintenance services. Coating Services revenue relates to project-based coating applications. Battery Manufacturing revenue relates to the production and sale of advanced battery products.

Segment Identification

These segments represent components of the business that meet the definition of operating segments under ASC 280-10-50-1, as discrete financial information is available and regularly reviewed by the CODM.

Performance Measure

Segment profit (loss) is measured as gross profit (loss), which is defined as segment revenue less cost of sales.

This is the sole measure provided to the CODM to evaluate trends segment performance and margin characteristics across product and service offerings.

Segment Assets

Although asset information by segment is available, it is not regularly provided to or reviewed by the CODM for purposes of assessing performance or allocating resources.

Significant Segment Expenses

The CODM regularly reviews cost of sales at the segment level, which represents the only significant segment expense disclosed.

No other expense categories (including general and administrative expenses, research and development, or other operating expenses) are provided to or regularly reviewed by the CODM at the segment level.

Segment performance is therefore evaluated based on gross profit (loss), and operating expenses are managed and evaluated on a consolidated basis.

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

Corporate and other unallocated amounts included in the reconciliation consist primarily of general and administrative expenses, research and development expenses, and other operating expenses that are not allocated to the reportable segments, as well as interest income, interest expense, and income taxes.

Revenue by reportable segment is as follows:

	Years ended December 31,
	2025	2024
Tool manufacturing and related services	$4,625	$6,852
Coating services	1,429	1,332
Battery manufacturing	1,334	115
Total	$7,388	$8,299

Segment revenue, cost of sales, and gross profit (loss) are as follows:

	Years ended December 31, 2025
	Tool Manufacturing &		Battery
	Related Services	Coating Services	Manufacturing	Total
Total revenue	$4,625	$1,429	$1,334	$7,388
Cost of sales	(6,239)	(3,921)	(1,085)	(11,245)
Gross (loss) profit	$(1,614)	$(2,492)	$249	$(3,857)

	Years ended December 31, 2024
	Tool Manufacturing &		Battery
	Related Services	Coating Services	Manufacturing	Total
Total revenue	$6,852	$1,332	$115	$8,299
Cost of sales	(5,441)	(2,486)	(40)	(7,967)
Gross profit (loss)	$1,411	$(1,154)	$75	$332

Reconciliation of segment results to consolidated results is as follows:

	Years ended December 31,
	2025	2024
Segment gross (loss) profit	$(3,857)	$332
General and administrative	40,788	27,474
Operating loss	(44,645)	(27,142)

Interest income	637	1,053
Grant income	7,062	2,306
Other income	865	263

Interest expense, change in fair value, and amortization of debt discount	(6,515)	(3,439)
Other expense	(578)	(25)

Non-operating income	1,471	158

Net loss	$(43,174)	$(26,984)

Forge Nano, Inc. and Subsidiary

Notes to the Condensed Consolidated Financial Statements
(All amounts in thousands, except share, per share and stated value per share)

Revenues by geographic region consisted of the following for the years ended December 31, 2025 and 2024:

	December 31,
	2025	2024
US	$5,295	$6,571
Canada	798	20
EMEA	588	1,120
APAC	707	588
Total	$7,388	$8,299

Reconciliations of segment revenues and profit or loss to the consolidated financial statements for the years ended December 31, 2025 are as follows:

●	Revenue — Adjusted for intersegment eliminations.
●	Profit/Loss — Adjusted for corporate expenses, interest, and income taxes.

	Tool
	Manufacturing
	& Related	Coating	Battery
	Services	Services	Manufacturing	Corporate	Total
Revenue	$4,625	$1,429	$1,334	$—	$7,388
Cost of sales	6,239	3,921	1,085	—	11,245
Gross profit (loss)	(1,614)	(2,492)	249	—	(3,857)
General and administrative	1,916	2,123	780	35,969	40,788
Operating profit (loss)	(3,530)	(4,615)	(531)	(35,969)	(44,645)
Other income	—	—	—	1,471	1,471
Net income (loss)	$(3,530)	$(4,615)	$(531)	$(34,498)	$(43,174)

ATII HOLDINGS INC.

CONDENSED BALANCE SHEETS

	MARCH 31, 2026	DECEMBER 31, 2025
	(Unaudited)
ASSETS
Total Current Assets	$—	$—
TOTAL ASSETS	$—	$—

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accrued expenses	$225	$659
Due to related party	953	—
Due to Parent	36,750	—
TOTAL LIABILITIES	37,928	659

Commitments and Contingencies (Note 4)

STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	10	10
Stock subscription receivable	(10)	(10)
Accumulated deficit	(37,928)	(659)
Total Stockholder’s Deficit	(37,928)	(659)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATII HOLDINGS INC.

CONDENSED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(Unaudited)

General and administrative expenses	$37,269
Loss from operations	(37,269)

Net loss	$(37,269)

Weighted average shares of common stock outstanding, basic and diluted	100
Basic and diluted net loss per share of common stock	$(372.69)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATII HOLDINGS INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(Unaudited)

			Stock Subscription	Additional		Total
	Common Stock		Receivable from	Paid-in	Accumulated	Stockholder’s
	Shares	Amount	Stockholder	Capital	Deficit	Deficit
Balance – December 31, 2025	100	$—	$(10)	$10	$(659)	$(659)
Net loss	—	—	—	—	(37,269)	(37,269)
Balance – March 31, 2026	100	$—	$(10)	$10	$(37,928)	$(37,928)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATII HOLDINGS INC.

CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(Unaudited)

Cash Flows from Operating Activities:
Net loss	$(37,269)
General and administrative expenses paid by related party	519
General and administrative expenses paid by Parent	36,750
Net cash used in operating activities	—

Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATII HOLDINGS INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

ATII Holdings Inc. (the “Company” or “Holdings”) was incorporated in Delaware on December 4, 2025. The Company was formed for the purpose of merging with Archimedes Tech SPAC Partners II Co. (“Archimedes II”, “Parent”) to facilitate the consummation of a business combination.

Liquidity and Going Concern

For the three months ended March 31, 2026 the Company reported net loss of $37,269. As of March 31, 2026, the Company had no cash and working capital deficit of $37,928.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Financial Statement Presentation — Going Concern,” the Company’s management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The interim results for the three months ended March 31, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of March 31, 2026 and December 31, 2025.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. For purposes of calculating diluted loss per share, the denominator includes both the weighted average number of shares outstanding during the period and the number of common share equivalents if the inclusion of such common share equivalents is dilutive.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2026 and December 31, 2025, the Company did not have a deferred tax liability as the deferred tax asset was fully offset by a valuation allowance.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits and underpayment of income tax as income tax expense. As of March 31, 2026 and December 31, 2025, the Company did not incur interest and penalties related to underpayment of income taxes. There were no unrecognized tax benefits as of March 31, 2026 and December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company has not yet adopted the ASU 2023-09 and is currently evaluating its impact on the Company’s financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on December 4, 2025 (inception). The adoption of ASU 2023-07 did not have a material effect on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. RELATED PARTY TRANSACTIONS

Due to Related Party

Amounts due to related party represent general and administrative expenses paid on behalf of the Company by the officers and is due on demand. As of March 31, 2026 and December 31, 2025, due to related party amounted to $953 and $0, respectively.

Due to Parent

Amounts due to Parent represent general and administrative expenses paid on behalf of the Company by the Parent and is due on demand. As of March 31, 2026 and December 31, 2025, due to Parent amounted to $36,750 and $0, respectively.

NOTE 4. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The Company’s ability to complete an initial business combination may be adversely affected by various factors, many of which are beyond the Company’s control. The Company’s ability to consummate an initial business combination could be impacted by, among other things, changes in laws or regulations, downturns in the financial markets or in economic conditions, inflation, fluctuations in interest rates, increases in tariffs, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. The Company cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact the Company’s ability to complete an initial business combination.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from ongoing global conflicts and/or other future global conflicts and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

NOTE 5. STOCKHOLDER’S DEFICIT

Common Stock

The Company is authorized to issue 100 shares of common stock with a par value of $0.0001 per share. On December 29, 2025, the Company issued 100 shares of common stock to Archimedes II for an aggregate purchase price of $10. Accordingly, as of March 31, 2026 and December 31, 2025, the payment due to the Company is recorded as stock subscription receivable in the stockholder’s deficit section of the accompanying balance sheets. As of March 31, 2026 and December 31, 2025, there are 100 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

NOTE 6. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the below key metric included in net income or loss:

For the Three
Months ended
March 31, 2026
(Unaudited)
General and administrative expenses	$37,269

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis. The CODM uses net loss and general and administrative expenses to evaluate performance and allocate resources.

NOTE 7. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements.

On April 20, 2026, the Parent, Holdings, Merger Sub I, Merger Sub II, and Forge Nano, Inc., a Delaware corporation (“Forge Nano”), entered into a merger agreement (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, the Parent will re-domicile and become a Delaware corporation by merging with Holdings (the “Reincorporation”), following which the separate corporate existence of the Parent will cease and Holdings will continue as the surviving corporation. At the effective time of the Reincorporation, Holdings will adopt Delaware organizational documents, which will provide, among other things, that the name of Holdings will be changed to “Forge Nano Holdings Inc.” At least one day following the effective time of the Reincorporation, Merger Sub I will merge with and into Forge Nano (the “First Company Merger”), with Forge Nano surviving (the “Initial Surviving Corporation”) and as a result of which the holders of the issued and outstanding capital stock of Forge Nano will receive shares of Holdings common stock in exchange for the issued and outstanding capital stock of Forge Nano. As a result of the First Company Merger, Forge Nano will become a wholly-owned subsidiary of Holdings. Immediately following the effective time of the First Company Merger, the Initial Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving and Holdings acquiring one membership interest in surviving company and such membership interest will constitute the only outstanding equity of the surviving company.

In connection with the execution of the Merger Agreement, the Company, Holdings and Forge Nano entered into a subscription agreement with an accredited investor (the “Investor”), pursuant to which Holdings will, substantially concurrently with, and contingent upon, the consummation of the Business Combination, sell an aggregate of 10,000,000 shares of Holdings common stock and warrants to purchase an aggregate of 15,000,000 shares of Holdings common stock to the Investor, each with an exercise price of $10.00 (subject to adjustments) for an aggregate purchase price of $100,000,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors of
ATII Holdings, Inc:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of ATII Holdings Inc. (the “Company”) as of December 31, 2025, the related statements of operations, changes in stockholder’s deficit and cash flows for the period from December 4, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, based on our audit, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the period from December 4, 2025 (Inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statement, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2025.

New York, New York

May 5, 2026

PCAOB ID Number 100

ATII HOLDINGS INC.

BALANCE SHEET

DECEMBER 31, 2025

ASSETS
Total Current Assets	$—
TOTAL ASSETS	$—

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities – Accrued expenses	$659
TOTAL LIABILITIES	659

Commitments and Contingencies

STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value; 100 shares authorized, issued and outstanding	—
Additional paid-in capital	10
Stock subscription receivable	(10)
Accumulated deficit	(659)
Total Stockholder’s Deficit	(659)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—

The accompanying notes are an integral part of these financial statements.

ATII HOLDINGS INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM DECEMBER 4, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

General and administrative expenses	$659
Loss from operations	(659)

Net loss	$(659)

Weighted average shares of common stock outstanding, basic and diluted	100
Basic and diluted net loss per share of common stock	$(6.59)

The accompanying notes are an integral part of these financial statements.

ATII HOLDINGS INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

FOR THE PERIOD FROM DECEMBER 4, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

			Stock
			Subscription
			Receivable	Additional		Total
	Common Stock		from	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Stockholder	Capital	Deficit	Deficit
Balance – December 4, 2025 (inception)	—	$—	$—	$—	$—	$—
Issuance of common stock	100	—	(10)	10	—	—
Net loss	—	—	—	—	(659)	(659)
Balance – December 31, 2025	100	$—	$(10)	$10	$(659)	$(659)

The accompanying notes are an integral part of these financial statements.

ATII HOLDINGS INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 4, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Cash Flows from Operating Activities:
Net loss	$(659)
Adjustments to reconcile net loss to net cash used in operations:
Changes in operating assets and liabilities:
Accrued expenses	659
Net cash used in operating activities	—

Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—

The accompanying notes are an integral part of these financial statements.

ATII HOLDINGS INC.

NOTES TO FINANCIAL STATEMENTS

FOR THE PERIOD FROM DECEMBER 4, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

ATII Holdings Inc. (the “Company” or “Holdings”) was incorporated in Delaware on December 4, 2025. The Company was formed for the purpose of merging with Archimedes Tech SPAC Partners II Co. (“Archimedes II”) to facilitate the consummation of a business combination.

Liquidity and Going Concern

For the period from December 4, 2025 (inception) through December 31, 2025, the Company reported net loss of $659. As of December 31, 2025, the Company had no cash and working capital deficit of $659.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Codification (“ASC”) 205-40, “Financial Statement Presentation — Going Concern,” the Company’s management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity date of three months or less when purchased to be cash equivalents. The Company did not have any cash or cash equivalents as of December 31, 2025.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. For purposes of calculating diluted loss per share, the denominator includes both the weighted average number of shares outstanding during the period and the number of common share equivalents if the inclusion of such common share equivalents is dilutive.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2025, the Company did not have deferred tax assets or liabilities.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits and underpayment of income tax as income tax expense. As of December 31, 2025, the Company did not incur interest and penalties related to underpayment of income taxes. There were no unrecognized tax benefits as of December 31, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Standards

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires disclosure of incremental income tax information within the rate reconciliation and expanded disclosures of income taxes paid, among other disclosure requirements. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company has not yet adopted the ASU 2023-09 and is currently evaluating its impact on the Company’s financial statements and related disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on December 4, 2025 (inception). The adoption of ASU 2023-07 did not have a material effect on the Company’s financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. STOCKHOLDER’S DEFICIT

Common Stock

The Company is authorized to issue 100 shares of common stock with a par value of $0.0001 per share. On December 29, 2025, the Company issued 100 shares of common stock to Archimedes II for an aggregate purchase price of $10. Accordingly, as of December 31, 2025, the payment due to the Company is recorded as stock subscription receivable in the stockholder’s deficit section of the accompanying balance sheet. As of December 31, 2025, there are 100 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

NOTE 4. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the below key metric included in net income or loss:

For the period from December 4, 2025 (inception) through December 31, 2025
General and administrative expenses	$659

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative expenses, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 5. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in these financial statements.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

Archimedes Tech SPAC Partners II Co.,

as the Purchaser,

ATII Holdings Inc.,

as Pubco,

ATII Merger Sub Inc.,

as Merger Sub I,

ATII Merger Sub II LLC,

as Merger Sub II,

and

Forge Nano, Inc.,

as the Company,

Dated as of April 20, 2026

A-i

A-ii

A-iii

A-iv

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Written Consent
Exhibit B	Form of Purchaser Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Pubco Ascent Warrant Agreement
Exhibit F	Form of Subscription Agreement
Exhibit G	Form of PIPE Investor Warrant Agreement

A-v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of April 20, 2026 by and among (i) Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (the “Purchaser”), (ii) ATII Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Pubco”), (iii) ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub I”), (iv) ATII Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub II”) and (v) Forge Nano, Inc., a Delaware corporation (the “Company”). The Purchaser, Pubco, Merger Sub I, Merger Sub II and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

A.At least one (1) day prior to the First Effective Time (as defined below), and subject to receipt of the Required Purchaser Shareholder Approval (as defined below), the Purchaser intends to effect the Reincorporation (as defined below), whereby the Purchaser shall merge with and into Pubco, following which the separate corporate existence of the Purchaser shall cease and Pubco shall continue as the surviving corporation pursuant to the Companies Act (as revised) of the Cayman Islands (the “Companies Act”) and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”).

B.At least one (1) day after the completion of the Reincorporation, or on a later date as agreed by the Parties, and upon the terms and subject to the conditions of this Agreement and in accordance with DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), as applicable, the Parties intend to (i) at the First Effective Time, effect the merger of Merger Sub I with and into the Company, with the Company continuing as the Initial Surviving Corporation (as defined below) (the “First Company Merger”), as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the First Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder (as defined below) to receive its Pro Rata Share (as defined below) of the Closing Payment Shares (as defined below), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, and (ii) immediately following the First Company Merger, effect the merger of the Initial Surviving Corporation with and into Merger Sub II, with Merger Sub II continuing as the Surviving Company (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”), as a result of which all of the issued and outstanding capital stock of the Initial Surviving Corporation immediately prior to the Second Effective Time (as defined below) shall no longer be outstanding and shall thereupon be converted into and become one membership interest in the Surviving Company and such membership interest shall constitute the only outstanding equity of the Surviving Company as of immediately following the Second Effective Time.

C.The board of directors of the Purchaser has (i) approved this Agreement and the transactions contemplated hereby, including the Reincorporation and the Company Mergers (preceded by the Reincorporation), (ii) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Purchaser and the Purchaser’s shareholders, (iii) determined that this Agreement be submitted to the Purchaser’s shareholders for the adoption and the approval of the transactions contemplated hereby, including the Reincorporation and the Company Mergers (preceded by the Reincorporation), and (iv) determined to recommend to the Purchaser’s shareholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including, as applicable, the Reincorporation (including the execution of the Plan of Merger (as defined below)) and the Company Mergers.

D.The respective boards of directors of Pubco and Merger Sub I, and the Purchaser, as the sole stockholder of each of Pubco and Merger Sub I, have each (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, as applicable, the Reincorporation and the First Company Merger (preceded by the Reincorporation), (ii) declared that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Pubco and Merger Sub I, as applicable, and the Purchaser, as the sole stockholder of Pubco and Merger Sub I, as applicable, and (iii) adopted this Agreement and approved the transactions contemplated hereby, including, as applicable, the Reincorporation (including the execution of the Plan of Merger (as defined below)), the issuance of Pubco Common Stock to the Escrow Account pursuant to Section 1.18 and the First Company Merger.

E.The Purchaser, as the sole member of Merger Sub II, has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Second Company Merger (preceded by the First Company Merger), (ii) declared that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub II and the

Purchaser, as its sole member and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the Second Company Merger.

F.The board of directors of the Company has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Mergers, (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (iii) determined that this Agreement be submitted to the Company’s stockholders for the adoption and the approval of the transactions contemplated hereby, including the Company Mergers, and (iv) determined to recommend to the Company’s stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Company Mergers.

G.Promptly following the execution of this Agreement (and in any event within two (2) Business Days of execution of this Agreement), the Company shall seek the Required Company Stockholder Approval (as defined below) and deliver to the Purchaser a true and correct copy of an irrevocable written consent signed by the Company’s Key Management Members (as defined below) and directors and the Significant Company Holders (as defined below), substantially in the form attached hereto as Exhibit A, sufficient to approve the First Company Merger and the other transactions contemplated by this Agreement (the “Written Consent”).

H.Contemporaneously with the execution of, and as a condition and an inducement to the Purchaser and the Company entering into this Agreement, the Sponsor is entering into and delivering a support agreement, substantially in the form attached hereto as Exhibit B (the “Purchaser Support Agreement”), pursuant to which the Sponsor has agreed (i) not to transfer or redeem any Purchaser Ordinary Shares held by the Sponsor in accordance with the Insider Letter, (ii) to vote in favor of this Agreement, the Reincorporation and the Company Mergers at the Purchaser Extraordinary General Meeting in accordance with the Insider Letter, (iii) to waive any anti-dilution or similar protection with respect to such Purchaser Ordinary Shares (whether resulting from the transactions contemplated hereby, by the Ancillary Documents or by any other transaction consummated in connection with the transactions contemplated hereby and thereby) and (iv) to contribute up to 3,300,000 Contribution Shares (as defined in the Purchaser Support Agreement) to secure one or more Financing Transactions (as defined in the Purchaser Support Agreement) as follows: to the extent the PIPE Investors (as defined below) fund any Financing Transaction of at least $100,000,000, to transfer to such PIPE Investors 3,000,000 Contribution Shares to secure such Financing Transaction and to transfer up to 300,000 Contribution Shares to investors to secure other Financing Transactions to the extent such Financing Transactions are funded by such investors.

I.Contemporaneously with the execution of this Agreement, (i) the Purchaser, Pubco and the Company are entering into a subscription agreement, substantially in the form attached as Exhibit F hereto (the “Subscription Agreement”), with the PIPE Investors pursuant to which, among other things, such PIPE Investors have agreed to subscribe for, and Pubco has agreed to issue to such PIPE Investors, an aggregate of 10,000,000 shares of Pubco Common Stock at a purchase price of no less than $10.00 per share (the “Subscribed Shares”) on the terms and subject to the conditions set forth in the Subscription Agreement and (ii) Pubco and the PIPE Investors are entering into a warrant agreement, substantially in the form attached as Exhibit G hereto (the “PIPE Investor Warrant Agreement”), pursuant to which Pubco has agreed to issue to the PIPE Investors warrants with the right to purchase up to an aggregate of 15,000,000 shares of Pubco Common Stock at an exercise price of $10.00 per share (subject to applicable adjustments) during the five (5) year period following the Closing Date (the “PIPE Investor Warrants” and together with the Subscribed Shares and the Contribution Shares, the “PIPE Investment”) on the terms and subject to the conditions set forth in the PIPE Investor Warrant Agreement.

J.The Parties intend that each of the Reincorporation and the Company Mergers will qualify for the Merger Intended Tax Treatment and the Reincorporation Intended Tax Treatment, respectively (each as defined below).

K.Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

REINCORPORATION AND MERGERS

1.1Company Mergers.

(a)At the First Effective Time, which shall be at least one (1) day after the Reincorporation Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub I and the Company shall consummate the First Company Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Pubco. The Company, as the surviving corporation after the First Company Merger, is hereinafter sometimes referred to as the “Initial Surviving Corporation” (provided, that references to the Company for periods after the First Effective Time shall include the Initial Surviving Corporation).

(b)Immediately following the First Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and DLLCA, as applicable, the Initial Surviving Corporation and Merger Sub II shall consummate the Second Company Merger, pursuant to which the Initial Surviving Corporation shall be merged with and into Merger Sub II, following which the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity and a wholly-owned subsidiary of Pubco. Merger Sub II, as the surviving entity after the Second Company Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided, that references to Merger Sub II for periods after the Second Effective Time shall include the Surviving Company).

1.2Effective Times.

(a)Subject to and upon the terms and conditions of this Agreement, at the First Effective Time, the Parties hereto shall cause the First Company Merger to be consummated by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware and make such other filings or recordings, in each case in accordance with the relevant provisions of the DGCL in connection with the First Company Merger (the time of such filing, or such later time as may be specified in the First Certificate of Merger, being the “First Effective Time”).

(b)Subject to and upon the terms and conditions of this Agreement, immediately following the First Effective Time, the Parties hereto shall cause the Second Company Merger to be consummated by filing a certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware and make such other filings or recordings, in each case in accordance with the relevant provisions of the DGCL and DLLCA, as applicable, in connection with the Second Company Merger (the time of such filing, or such later time as may be specified in the Second Certificate of Merger, the “Second Effective Time”).

1.3Effect of the Company Mergers.

(a)At the First Effective Time, the effect of the First Company Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub I and the Company shall vest in the Initial Surviving Corporation, and all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub I will be the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Initial Surviving Corporation.

(b)At the Second Effective Time, the effect of the Second Company Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Initial Surviving Corporation and Merger Sub II shall vest in the Surviving Company, and all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Initial Surviving Corporation and Merger Sub II will be the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company.

1.4Tax Treatment of the Company Mergers. For federal income tax purposes, the Company Mergers, taken together, are intended to constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(A) of the Code (the “Merger Intended Tax Treatment”). The Parties hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations, (ii) agree to file and retain such information with respect to the Company Mergers as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iii) agree to file all Tax and other informational returns with respect to the Company Mergers on a basis consistent with such characterization, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each such party (a) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Company Mergers are determined not to qualify for the Merger Intended Tax Treatment.

1.5Governing Documents Relating to the Company Mergers.

(a)At the First Effective Time, the certificate of incorporation and bylaws of the Company as in effect immediately prior to the First Effective Time shall be the certificate of incorporation and bylaws of the Initial Surviving Corporation, in each case, until thereafter amended or restated as provided therein and in accordance with the applicable provisions of the DGCL.

(b)At the Second Effective Time, the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time, shall be amended and restated in the form agreed by the parties prior to the effectiveness of the Registration Statement, and as so amended shall be the certificate of formation of the Surviving Company, until thereafter supplemented or amended in accordance with the applicable provisions of the DLLCA and the certificate of formation of the Surviving Company.

(c)At the Second Effective Time, the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time, shall be amended and restated in the form agreed by the parties prior to the effectiveness of the Registration Statement, and as so amended shall be the limited liability company agreement of the Surviving Company, until thereafter supplemented or amended in accordance with the DLLCA, the certificate of formation or limited liability company agreement of the Surviving Company.

1.6Directors and Officers Relating to the Company Mergers. The Parties shall take all requisite actions such that, from and after the Second Effective Time, the board of directors and executive officers of the Company as of immediately prior to the First Effective Time shall be the board of directors and executive officers of the Surviving Company, each to hold office, after giving effect to Section 5.17, in accordance with the DLLCA, and the Surviving Company’s Organizational Documents, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7Reincorporation of the Purchaser.

(a)Subject to receipt of the Required Purchaser Shareholder Approval (as defined below), at least one (1) day prior to the First Effective Time, the Purchaser shall re-domicile and become a Delaware corporation by means of causing a merger of the Purchaser with and into Pubco, following which the separate corporate existence of the Purchaser shall cease and Pubco shall continue as the surviving corporation under the DGCL, such merger pursuant to Section 237 of the Companies Act and the applicable provisions of the DGCL (the “Reincorporation”). The Purchaser and Pubco shall cause the Reincorporation to be consummated by filing a plan of merger (the “Plan of Merger”) (and any other documents required by the Companies Act) with the Registrar of Companies in the Cayman Islands (the “Cayman Registrar”) pursuant to Sections 233 and 237 of the Companies Act, filing a certificate of merger with the Secretary of State of the State of Delaware and make such other filings or recordings, in each case, in accordance with the Companies Act and the relevant provisions of the DGCL, in connection with the Reincorporation (the time when the Plan of Merger is registered by the Cayman Registrar and when the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later time as may be specified in the Plan of Merger and certificate of merger, being the “Reincorporation Effective Time”).

(b)At the Reincorporation Effective Time, the certificate of incorporation and bylaws of Pubco, each as in effect immediately prior to the Reincorporation Effective Time, shall be amended and restated in the form agreed by the parties prior to the effectiveness of the Registration Statement, and as so amended shall be the certificate of incorporation and bylaws of Pubco, until thereafter supplemented or amended in accordance with the terms therein and the applicable provisions of the DGCL (with such changes as may be agreed in writing by the Purchaser and the Company), including providing that the name of Pubco shall be amended to be “Forge Nano Holdings, Inc.”

(c)In accordance with applicable Law, immediately prior to Reincorporation Effective Time, each then issued and outstanding Purchaser Unit shall separate and convert automatically into one (1) Purchaser Ordinary Share and one-half (1/2) of one Purchaser Warrant, and all Purchaser Units shall cease to exist. Immediately following the unit separation, at the Reincorporation Effective Time, each then issued and outstanding Purchaser Ordinary Share (which, for the avoidance of doubt, includes the Purchaser Ordinary Shares held as a result of the separation of the Purchaser Units) (other than the Redeeming Purchaser Shares and the shares set forth in Section 1.7(f)) shall be cancelled in exchange for the right to receive one (1) share of Pubco Common Stock. All Purchaser Ordinary Shares (other than the Redeeming Purchaser Shares and the shares set forth in Section 1.7(f)) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of Purchaser Ordinary Shares (other than the Redeeming Purchaser Shares and the shares set forth in Section 1.7(f)) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 1.7(c);

(d)At the Reincorporation Effective Time, each Purchaser Warrant that is outstanding and unexercised shall convert automatically into a warrant to acquire one (1) share of Pubco Common Stock (each a “Pubco Warrant”) pursuant to the terms of the Warrant Agreement;

(e)At the Reincorporation Effective Time, each Redeeming Purchaser Share issued and outstanding immediately prior to the Reincorporation Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the Redemption Price in accordance with the Purchaser Memorandum and Articles; and

(f)Notwithstanding Section 1.7(c) above or any other provision of this Agreement to the contrary, if there are any Purchaser Ordinary Shares or other classes of shares of Purchaser that are owned by Purchaser as treasury shares immediately prior to the Merger Effective Time, such shares shall be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(g)Effects of the Reincorporation. At the Reincorporation Effective Time, the Reincorporation shall have the effects specified in this Agreement, the Plan of Merger, the relevant certificate of merger, the Companies Act and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Reincorporation Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of Pubco and Purchaser shall vest in Pubco as the surviving corporation, and Pubco shall be liable for and subject in the same manner as Pubco and the Purchaser to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of Pubco and the Purchaser in accordance with the Companies Act and the DGCL.

(h)Tax Treatment of the Reincorporation. For federal income tax purposes, the Reincorporation is intended to constitute a “reorganization” within the meaning of Section 368 of the Code (the “Reincorporation Intended Tax Treatment”). The Purchaser hereby (i) adopts this Agreement insofar as it relates to the Reincorporation as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Reincorporation, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization, except if otherwise required by a “determination” within the meaning of Code Section 1313 (or pursuant to any similar provision of applicable state, local or foreign Law). Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Reincorporation is determined not to qualify for the Reincorporation Intended Tax Treatment.

1.8Merger Consideration. At the First Effective Time, as consideration for the First Company Merger, the Company Stockholders collectively shall be entitled to receive from Pubco, in the aggregate, a number of shares of Pubco Common Stock (the “Merger Consideration”) with an aggregate value equal to One Billion Two Hundred Million U.S. Dollars ($1,200,000,000) (the total portion of the Merger Consideration amount payable to all Company Stockholders in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”).

1.9Conversion of Company Convertible Securities.

(a)At the First Effective Time, automatically and without any action on the part of the holder thereof, each Company Warrant that is issued and outstanding and unexpired immediately prior to the First Effective Time shall be assumed by Pubco and shall become a corresponding Pubco Warrant. Each such assumed Pubco Warrant shall be subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Company Warrant immediately prior to the First Effective Time, except that such convertible security shall be exercisable or convertible for, or shall otherwise confer the right to acquire, on the same terms and conditions, the number and type of equity interests of Pubco as the holder would have been entitled to receive if such Company Warrant had been exercised, converted, or settled immediately prior to the First Effective Time.

(b)At the First Effective Time, each Company Ascent Option that is issued and outstanding and unexpired immediately prior to the First Effective Time shall be cancelled and converted into a warrant to purchase shares of Pubco Common Stock (each, a “Pubco Ascent Warrant”) pursuant to the Pubco Ascent Warrant Agreement, substantially in the form attached as Exhibit E hereto (the “Pubco Ascent Warrant Agreement”), to be executed on the Closing Date by Pubco and Ascent Funds International Management LLC.

1.10Treatment of Company Options. At the First Effective Time, automatically and without any action on the part of the holder thereof, each Company Option that is issued and outstanding and unexpired immediately prior to the First Effective Time shall be assumed by Pubco and shall be converted into an option to purchase a number of shares of Pubco Common Stock (a “Pubco Option”) equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time and (b) the quotient of (1) the Applicable Per Share Merger Consideration divided by (ii) the Equity Award Conversion Amount, with an exercise price per Pubco Option (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per Company Option by (ii) the Equity Award Conversion Amount; provided, that, in the case of any Pubco Options to which Section 422 of the Code applies, the exercise price and the number of shares of Pubco Common Stock purchasable pursuant to such Pubco Options shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

1.11Conversion of Company Stock.

(a)At the First Effective Time, by virtue of the First Company Merger and without any action on the part of the Purchaser, Pubco, Merger Sub I, the Company or the Company Stockholders, (i) each share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be converted into shares of Company Common Stock pursuant to the Company’s Organizational Documents as in effect immediately prior to the First Effective Time and (ii) each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (including the shares of Company Common Stock issued upon conversion of the Company Preferred Stock pursuant to subclause (i) of this Section 1.11(a), but not including shares to be canceled in accordance with Section 1.12) shall be canceled and automatically converted into the right to receive, without interest, the applicable pro rata portion of the Closing Payment Shares for such number of shares of Company Common Stock (the “Applicable Per Share Merger Consideration”). For avoidance of any doubt, following the First Effective Time, each Company Stockholder will cease to have any rights with respect to the Company Stock, except for the right to receive the Applicable Per Share Merger Consideration and Company Earn-Out Shares on the terms set forth in Section 1.18.

(b)At the Second Effective Time, by virtue of the Second Company Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.001 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid membership interest of the Surviving Company and such membership interest shall constitute the only outstanding membership interest of the Surviving Company.

1.12Treasury Stock. At the First Effective Time, if there is any Company Stock owned by the Company as treasury shares or any Company Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the First Effective Time, such shares of Company Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

1.13Rights Cease to Exist. As of the First Effective Time, all shares of Company Stock shall no longer be outstanding, shall automatically be canceled and shall cease to exist and each holder of shares of Company Stock shall cease to have any rights with respect thereto, except the rights set forth in this Agreement.

1.14[Reserved.].

1.15Surrender of Company Stock and Disbursement of Merger Consideration.

(a)Prior to the First Effective Time, the Purchaser or Pubco, as the surviving corporation following the Reincorporation Effective Time, shall appoint the Purchaser’s transfer agent, Odyssey Transfer and Trust Company, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of disbursing the Stockholder Merger Consideration. At or prior to the First Effective Time, the Purchaser or Pubco, as the surviving corporation following the Reincorporation Effective Time, shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration. At or prior to the First Effective Time, the Purchaser or Pubco, as the surviving corporation following the Reincorporation Effective Time, shall send, or shall cause the Exchange Agent to send, to each Company Stockholder a letter of transmittal, in form and substance satisfactory to the Purchaser or Pubco, as the surviving corporation following the Reincorporation Effective Time, and the Company (the “Letter of Transmittal”), for use in such exchange (which shall specify that the delivery of any share of Company Stock in respect of any portion of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a properly completed and duly executed Letter of Transmittal to the Exchange Agent for use in such exchange).

(b)Each Company Stockholder shall be entitled to receive its Applicable Per Share Merger Consideration in respect of the Company Stock tendered for exchange as soon as reasonably practicable after the First Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal; (ii) if a Lock-Up Company Holder, a duly executed Lock-Up Agreement, substantially in the form attached as Exhibit C hereto (each, a “Lock-Up Agreement”); and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser.

(c)If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the Company Stock is registered immediately prior to the First Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the First Effective Time, (ii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, the Lock-Up Agreement (if applicable) and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iii) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)After the First Effective Time, there shall be no further registration of transfers of Company Stock. If, after the First Effective Time, the Transmittal Documents are presented to the Initial Surviving Corporation, the Surviving Company, Pubco or the Exchange Agent, the Company Stock shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.15. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Common Stock with a record date after the First Effective Time will be paid to the holders of any Company Stock that has not yet been surrendered with respect to Pubco Common Stock to be issued upon surrender thereof until the holders of record of such Company Stock shall provide the Transmittal Documents. Subject to applicable Law, following delivery of the Transmittal Documents, the Purchaser shall promptly deliver to the record holders thereof, without interest, evidence representing Pubco Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such Pubco Common Stock.

(e)All securities issued upon the surrender of Company Warrants in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Warrants. Any portion of the Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 1.15(a) that remains unclaimed by Company Stockholders two (2) years after the First Effective Time shall be returned to Pubco, upon demand, and any such Company Stockholder who has not exchanged its Company Stock for the applicable portion of the Stockholder Merger Consideration in accordance with this Section 1.15 prior to that time shall thereafter look only to Pubco for payment of the portion of the Stockholder Merger Consideration in respect of such shares of Company Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Initial Surviving Corporation, the Surviving

Company, Pubco, nor any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by virtue of the First Company Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Common Stock.

1.16Effect of Company Mergers on Merger Sub I and Merger Sub II.

(a)At the First Effective Time, by virtue of the First Company Merger and without any action on the part of any Party or the holders of any Company Stock or the holders of any shares of capital stock of the Purchaser, Pubco, or Merger Sub I, each share of Merger Sub I Common Stock outstanding immediately prior to the First Effective Time shall be converted into an equal number of shares of common stock of the Initial Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation.

(b)At the Second Effective Time, by virtue of the Second Company Merger and without any action on the part of any Party, all limited liability company interests of Merger Sub II outstanding immediately prior to the Second Effective Time shall be converted into an equal number of limited liability company interests of the Surviving Company, which shall constitute 100% of the outstanding equity of the Surviving Company, all of which shall be owned by Pubco, which shall continue as the sole member of the Surviving Company, and the Surviving Company shall be classified as an entity disregarded as separate from Pubco for U.S. federal income tax purposes.

1.17Consideration Spreadsheet.

(a)At least five (5) Business Days prior to the Closing, the Company shall deliver to the Purchaser a spreadsheet (the “Closing Consideration Spreadsheet”), prepared by the Company in good faith and detailing the following, in each case, as of immediately prior to the First Effective Time:

(i)the name and address of record of each holder of Company Stock and the number and class, type or series of Company Stock held by each;

(ii)the aggregate number of shares subject to Company Warrants, Company Ascent Option and Company Options;

(iii)detailed calculations of each of the following (in each case, determined without regard to withholding):

(A)the portion of the Closing Payment Shares allocable to each of holder of Company Stock;

(B)the Applicable Per Share Merger Consideration;

(C)the Pro Rata Share; and

(D)any other determination or calculation reasonably called for by the Purchaser.

(b)The contents of the Closing Consideration Spreadsheet delivered by the Company hereunder shall be subject to reasonable review and comment by the Purchaser, but the Company shall, in all events, remain solely responsible for the contents of the Closing Consideration Spreadsheet. The parties agree that the Purchaser and Pubco, as applicable, shall be entitled to rely on the Closing Consideration Spreadsheet in making payments under ARTICLE I.

1.18Escrow; Earnout.

(a)At or prior to the Closing Date, the Purchaser, Pubco, the Company and the Exchange Agent (or such other escrow agent mutually acceptable to the Purchaser and the Company), as escrow agent (“Escrow Agent”), shall enter into an Escrow Agreement, effective as of the First Effective Time, in form and substance reasonably satisfactory to the Purchaser and the Company (the “Escrow Agreement”), pursuant to which the Purchaser shall cause Pubco to issue on the Closing Date to the Escrow Agent an aggregate amount of 90,000,000 shares of Pubco Common Stock, being the shares payable pursuant to Section 1.18(b) (the “Company Earn-out Shares”), free and clear of all Liens other than applicable federal and state securities restrictions and restrictions set forth in this Agreement, the Ancillary Documents or the Escrow Agreement, to be held, along with any other dividends, distributions or other income on the Company Earn-Out Shares, in a segregated escrow account (the “Escrow Account”) pursuant to the Escrow Agreement and shall not be disbursed therefrom until they are earned in accordance with this Section 1.18 and the Escrow Agreement. The Company Earn-Out Shares shall be allocated among and transferred to the Persons who received Closing Payment Shares and the holders of Pubco Convertible Securities issued in exchange for Company Convertible Securities, if any, pursuant to this Agreement, pro rata based on the number of shares of Company Common Stock held by such Persons, determined on an as-converted basis) as of the First Effective Time; provided, that any Company Earn-Out Shares attributable to such holders of Pubco Convertible Securities shall be issued only upon the exercise, conversion or settlement thereof in accordance with their terms.

(b)Following the First Effective Time, the Persons who received Closing Payment Shares and each holder of a Pubco Convertible Security issued in exchange for Company Convertible Securities, if any, pursuant to this Agreement, shall be entitled to receive from the Escrow Account, and the Escrow Agent shall disburse therefrom, a proportional amount of Company Earn-Out Shares as follows:

(i)an aggregate of 30,000,000 shares of Pubco Common Stock in the event that, between the Closing Date and the date that is sixty (60) months after the Closing Date, (A) the VWAP of the Pubco Common Stock over any thirty (30) Trading Day period is greater than or equal to $15.00, or (B) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $400,000,000;

(ii)an aggregate of 30,000,000 shares of Pubco Common Stock in the event that, between the Closing Date and the date that is sixty (60) months after the Closing Date, (A) the VWAP of the Pubco Common Stock over any thirty (30) Trading Day period is greater than or equal to $20.00, or (B) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $600,000,000; and

(iii)an aggregate of 30,000,000 shares of Pubco Common Stock in the event that, between the Closing Date and the date that is sixty (60) months after the Closing Date, (A) the VWAP of the Pubco Common Stock over any thirty (30) Trading Day period is greater than or equal to $25.00, or (B) the revenue, determined in accordance with GAAP applied on a consistent basis, publicly reported by Pubco in its annual or quarterly reports filed with the SEC for the preceding twelve months equals or exceeds $800,000,000.

(c)The Company Earn-out Shares shall be disbursed from the Escrow Account within five (5) Business Days after the satisfaction of the requirements as set forth in Section 1.18(b). The achievement thresholds set forth in Section 1.18(b) are intended to be cumulative.

(d)All shares and per share amounts in this Section 1.18 shall be appropriately adjusted to reflect splits, combinations, recapitalizations, subdivisions, share dividends and similar events relating to the Pubco Common Stock occurring subsequent to the date hereof, including to account for any equity securities into which such shares are exchanged or converted.

(e)No certificates or scrip or shares representing fractional shares of Pubco Common Stock shall be issued in respect of Company Earn-Out Shares to any Persons who received Closing Payment Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Pubco or a holder of shares of Pubco Common Stock. In lieu of any fractional share of Pubco Common Stock to which any Persons would otherwise be entitled in respect of the Company Earn-Out Shares (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such

Person), the Exchange Agent shall round up or down to the nearest whole share of Pubco Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(f)Notwithstanding anything to the contrary in this Agreement, in the event that, between the Closing Date and the date that is sixty (60) months after the Closing Date, Pubco consummates a merger, consolidation, business combination, tender offer, reorganization, recapitalization, or other transaction or series of related transactions pursuant to which the holders of Pubco Common Stock have the right to receive cash or securities (collectively, the “Transaction Consideration”) in exchange for their shares, and the Transaction Consideration Value of such Transaction Consideration per share of Pubco Common Stock (the “Per Share Transaction Value”) equals or exceeds the applicable thresholds set forth in Section 1.18(b)(i)(B), Section 1.18(b)(ii)(B) and Section 1.18(b)(iii)(B), then immediately prior to the consummation of such transaction, the Persons who received Closing Payment Shares and each holder of a Pubco Convertible Security issued in exchange for Company Convertible Securities, if any, pursuant to this Agreement, shall be entitled to receive from the Escrow Account, and the Escrow Agent shall disburse therefrom, the lesser of (i) the number of Company Earn-Out Shares that would have been issued under Section 1.18(b) if the Per Share Transaction Value had been the VWAP of the Pubco Common Stock over any thirty (30) Trading Day period and (ii) the remaining Company Earn-out Shares that have not yet been issued as of such date. For the avoidance of doubt, if the Per Share Transaction value is less than each of the applicable thresholds set forth in Section 1.18(b)(i)(B), Section 1.18(b)(ii)(B) and Section 1.18(b)(iii)(B), no Company Earn-out Shares shall be issued pursuant to this Section 1.18(f).

(g)Any payments made pursuant to Section 1.18 shall be treated by the Parties as an adjustment to the purchase price pursuant to the “plan of reorganization” without recognition of gain or loss for all Tax purposes, and shall be reported consistently by the parties on all Tax Returns, except as otherwise required by applicable Law.

1.19Taking of Necessary Action; Further Action.

(a)If, at any time after the First Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Initial Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub I, the officers and directors of the Company and Merger Sub I are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(b)If, at any time after the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Initial Surviving Corporation and Merger Sub II, the officers and directors of the Initial Surviving Corporation and Merger Sub II are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.20[Reserved.].

1.21Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement, such amounts that any such Parties are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any provision of state, local, provincial or foreign Tax Law. To the extent that amounts are so withheld and are remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, each of the Purchaser and Pubco agrees that (i) provided the Company delivers the certificate set forth in Section 7.3(d)(viii), no such deduction or withholding is intended on any payments hereunder and (ii) the Purchaser or Pubco, as applicable, shall use commercially reasonable efforts to, and shall cooperate with the Company to, reduce or eliminate any such withholding, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

ARTICLE II

CLOSING

2.1Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Reincorporation shall take place no later than the first (1st) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date as the Purchaser and the Company may agree. The Company Mergers shall take place on the Business Day after the completion of the Reincorporation and in no event later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such later date as the Purchaser and the Company may agree. The consummation of the remaining transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, counsel to the Purchaser, 345 Park Avenue, New York, NY 10154, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER, PUBCO, MERGER SUB I AND MERGER SUB II

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Purchaser Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE III to which the relevance of such disclosure is reasonably apparent on its face), or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, each of the Purchaser, Pubco, Merger Sub I and Merger Sub II represents and warrants to the Company as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

3.1Organization and Standing. On the date hereof, (i) the Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, (ii) each of Pubco and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (iii) Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. The Purchaser has heretofore made available to the Company accurate and complete copies of its, Pubco’s, Merger Sub I’s and Merger Sub II’s Organizational Documents, as currently in effect. None of the Purchaser, Pubco, Merger Sub I nor Merger Sub II is in violation of any provision of its respective Organizational Documents in any material respect, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.2Authorization; Binding Agreement.

(a)The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and other than the Required Purchaser Shareholder Approval, no other corporate or equivalent proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser is necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser, Pubco, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Reincorporation and the Company Mergers (preceded by the Reincorporation), (ii) declared that this Agreement and the transaction contemplated hereby are fair to and in the best interests of the Purchaser and the Purchaser’s shareholders, (iii) determined that this Agreement be submitted to the Purchaser’s shareholders for the adoption and the approval of the transactions contemplated hereby, including the Reincorporation and the Company Mergers (preceded by the Reincorporation) and (iv) determined to recommend to the Purchaser’s shareholders the adoption of this Agreement.

(b)Each of Pubco and Merger Sub I has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The Purchaser, as the sole stockholder of Pubco and Merger Sub I, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Pubco and Merger Sub I and the consummation of the Reincorporation, the First Company Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which Pubco or Merger Sub I, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of each of Pubco and Merger Sub I and, other than the Required Purchaser Shareholder Approval, no other corporate or equivalent proceedings, other than as set forth elsewhere in the Agreement, on the part of each of the Pubco and Merger Sub I are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which each of Pubco and Merger Sub I is a party shall be when delivered, duly and validly executed and delivered by Pubco and Merger Sub I and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of each of Pubco and Merger Sub I, enforceable against Pubco and Merger Sub I, as applicable, in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The respective boards of directors of Pubco, Merger Sub I and the Purchaser, as the sole stockholder of each of Pubco and Merger Sub I, have each, by resolutions duly adopted by written consent (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Reincorporation and the First Company Merger (preceded by the Reincorporation), (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interest of the Purchaser and the Purchaser, as the sole stockholder of Pubco and Merger Sub I, and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the First Company Merger.

(c)Merger Sub II has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The Purchaser, as the sole member of Merger Sub II, has authorized, or will authorize immediately after the execution of this Agreement, the execution, delivery and performance of this Agreement and the Ancillary Documents by and on behalf of Merger Sub II and the consummation of the Second Company Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and each Ancillary Document to which Merger Sub II is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the sole member of Merger Sub II and (b) other than the Required Purchaser Shareholder Approval, no other corporate or equivalent proceedings, other than as set forth elsewhere in the Agreement, on the part of Merger Sub II are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Merger Sub II is a party shall be when delivered, duly and validly executed and delivered by the Merger Sub II and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Merger Sub II, enforceable against Merger Sub II in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions. The Purchaser, as the sole member of Merger Sub II, by resolutions duly adopted by written consent (i) approved this Agreement and the transactions contemplated hereby, including the Second Company Merger (preceded by the First Company Merger), (ii) determined that this Agreement and the transactions contemplated hereby are fair, advisable and in the best interests of Merger Sub II and (iii) adopted this Agreement and approved the transactions contemplated hereby, including the Second Company Merger.

3.3Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of any of the Purchaser, Pubco, Merger Sub I and Merger Sub II is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser, Pubco, Merger Sub I or Merger Sub II of this Agreement and each Ancillary Document to which it is a party or the consummation by each of the Purchaser, Pubco, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement,

(d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) such other items that the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by each of the Purchaser, Pubco, Merger Sub I and Merger Sub II of this Agreement and each Ancillary Document to which each of the Purchaser, Pubco, Merger Sub I or Merger Sub II is a party, the consummation by each of the Purchaser, Pubco, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby, and compliance by the Purchaser, Pubco, Merger Sub I and Merger Sub II with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s, Pubco’s, Merger Sub I’s or Merger Sub II’s Organizational Documents, (b) subject to the receipt of the filing and recordation of appropriate merger documents as required by the DGCL or the DLLCA, as applicable, and obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Pubco, Merger Sub I, Merger Sub II, or any of their respective material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser, Pubco, Merger Sub I or Merger Sub II under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the material properties or assets of the Purchaser, Pubco, Merger Sub I or Merger Sub II under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for, in the case of the foregoing clauses (a), (b) or (c), as have not been and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5Capitalization.

(a)The Purchaser is authorized to issue 400,000,000 Purchaser Ordinary Shares and 1,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth in the SEC Reports. There are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, the Purchaser Memorandum and Articles or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b)As of the date hereof, Pubco is authorized to issue 100 shares of Pubco Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by the Purchaser and Pubco has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Pubco Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than the Purchaser has any rights with respect to such equity securities of Pubco and no such rights will arise by virtue of or in connection with the Reincorporation and the other transactions contemplated by this Agreement.

(c)As of the date hereof, Merger Sub I is authorized to issue 100 shares of Merger Sub I Common Stock, of which 100 shares are issued and outstanding, and all of which are owned by the Purchaser and Merger Sub I has no other authorized, issued or outstanding shares of capital stock. All of the issued and outstanding shares of Merger Sub I Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than the Purchaser has any rights with respect to such equity securities of Merger Sub I and no such rights will arise by virtue of or in connection with the First Company Merger and the other transactions contemplated by this Agreement.

(d)As of the date hereof, all of the membership interests of Merger Sub II are beneficially held (and held of record), directly or indirectly, by Purchaser and Merger Sub II has no other authorized, issued or outstanding membership interests. All of the issued and outstanding membership interests of Merger Sub II have been duly authorized and validly issued, and are fully paid and non-assessable.

No Person other than the Purchaser has any rights to such equity securities of Merger Sub II and no such rights will arise by virtue of or in connection with the Second Company Merger and the other transactions contemplated by this Agreement.

(e)Prior to giving effect to the transactions contemplated by this Agreement, other than Pubco, Merger Sub I and Merger Sub II, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(f)Except as disclosed in the SEC Reports, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares or membership interests, as applicable, of the Purchaser, Pubco, Merger Sub I or Merger Sub II or (B) obligating the Purchaser, Pubco, Merger Sub I or Merger Sub II to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares or membership interests, as applicable, or obligating the Purchaser, Pubco, Merger Sub I or Merger Sub II to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares or membership interests, as applicable. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser, Pubco, Merger Sub I or Merger Sub II to repurchase, redeem or otherwise acquire any shares or membership interests, as applicable, of the Purchaser, Pubco, Merger Sub I or Merger Sub II or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as expressly contemplated by this Agreement or as disclosed in the SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser, Pubco, Merger Sub I or Merger Sub II is a party with respect to the voting of any shares or membership interests, as applicable, of the Purchaser, Pubco, Merger Sub I or Merger Sub II.

(g)All Indebtedness of the Purchaser, Pubco, Merger Sub I or Merger Sub II as of the date of this Agreement is disclosed in the SEC Reports. No Indebtedness of the Purchaser, Pubco, Merger Sub I or Merger Sub II contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser, Pubco, Merger Sub I or Merger Sub II or (iii) the ability of the Purchaser, Pubco, Merger Sub I or Merger Sub II to grant any Lien on its properties or assets.

(h)Since the date of formation of the Purchaser, Pubco, Merger Sub I or Merger Sub II, and except as contemplated by this Agreement, none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has declared or paid any distribution or dividend in respect of its shares or membership interests, as applicable, and has not repurchased, redeemed or otherwise acquired any of its shares or membership interests, as applicable, and each of its board of directors or sole member, as applicable, has not authorized any of the foregoing.

3.6SEC Filings and Purchaser Financials.

(a)The Purchaser, since the IPO, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed by the Purchaser or Pubco subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following:

(a) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) complied in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseding filing) (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any SEC Reports. None of the SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. The Public Certifications are each true as of their respective dates of filing. Each director and executive officer of the Purchaser has filed with the SEC all statements required with respect to the Purchaser by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares and the Purchaser Public Warrants are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq, and (D) the Purchaser is in compliance with all the applicable corporate governance rules of Nasdaq.

(b)Since the latest Purchaser Financials, there have been no material changes in the accounting policies of the Purchaser (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectable accounts receivable or excess or obsolete inventory) that would be required to be disclosed in the Purchaser’s financial statements in accordance with GAAP consistently applied and no revaluation of the Purchaser’s assets.

(c)The Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to Purchaser and other material information required to be disclosed by Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and all such material information is accumulated and communicated to the Purchaser’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act.

(d)There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser.

(e)The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(f)Except as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in all material respects in the Purchaser Financials as of the date of such Purchaser Financials.

3.7Absence of Certain Changes. Except as expressly contemplated by this Agreement, as of the date of this Agreement, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities, (b) since February 10, 2025, not been subject to a Material Adverse Effect on the Purchaser and (c) has not taken any action that would constitute a material breach of any of the covenants set forth in Section 5.3(b) if such action were taken after the date hereof without the consent of the Company.

3.8Compliance with Laws. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, Pubco, Merger Sub I or Merger Sub II, and none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has received written notice alleging any violation of applicable Law in any material respect. None of the Purchaser, Pubco, Merger Sub I or Merger Sub II is under investigation with respect to any violation or alleged violation of, any law, or judgment, order or decree entered by any court, arbitrator or Governmental Authority, domestic or foreign, and none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has previously received any subpoenas from any Governmental Authority.

3.9Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10Taxes and Returns.

(a)Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II has or will have timely filed, or caused to be timely filed, all federal, state, local, and foreign income Tax Returns and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II has (i) complied in all material respects with all applicable Laws relating to Tax since their formation, and (ii) has not failed to comply with an applicable Law relating to material Taxes for which the applicable statute of limitations has not expired as of the date hereof.

(b)There are no claims, assessments, Actions, audits, examinations, investigations or other proceedings pending or, to the Knowledge of Purchaser, threatened against the Purchaser, Pubco, Merger Sub I or Merger Sub II in respect of any income Taxes and other material Taxes, and none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established).

(c)There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens.

(d)None of the Purchaser, Pubco, Merger Sub I or Merger Sub II has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of income Taxes or material amounts of any other Taxes. There are no outstanding requests by the Purchaser, Pubco, Merger Sub I or Merger Sub II for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(e)Since the date of its formation, none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(f)There is no Action currently pending or, to the Knowledge of Purchaser, Pubco, Merger Sub I or Merger Sub II, threatened against Purchaser, Pubco, Merger Sub I or Merger Sub II by a Governmental Authority in a jurisdiction where the Purchaser, Pubco, Merger Sub I or Merger Sub II does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g)None of Purchaser, Pubco, Merger Sub I or Merger Sub II has engaged in any “listed transaction” or has failed to disclose a “reportable transaction,” in each case as defined in U.S. Treasury Regulation section 1.6011-4(b).

(h)None of Purchaser, Pubco, Merger Sub I or Merger Sub II has any Liability or potential Liability for the Taxes of another Person (other than another of Purchaser, Pubco, Merger Sub I or Merger Sub II) that is not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). None of Purchaser, Pubco, Merger Sub I or Merger Sub II is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(i)None of Purchaser, Pubco, Merger Sub I or Merger Sub II: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation, or (B) has Liability for the Taxes under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract.

(j)None of Purchaser, Pubco, Merger Sub I or Merger Sub II will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by a Target Company before the Closing; (ii) any prepaid amount received outside of the ordinary course of business by a Target Company before the Closing; or (iii) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(k)Each of Purchaser, Pubco, Merger Sub I and Merger Sub II has, with advice of U.S. tax counsel, considered the qualification of the Reincorporation for the Reincorporation Intended Tax Treatment and, after such consideration, to the Knowledge of each of Purchaser, Pubco, Merger Sub I or Merger Sub II, there are no facts or circumstances that would reasonably be expected to prevent the Reincorporation from qualifying for the Reincorporation Intended Tax Treatment.

(l)Each of Purchaser, Pubco, Merger Sub I and Merger Sub II has, with the advice of U.S. tax counsel, considered the representations to be made to counsel in the certificate set forth in Section 5.10(b) of the Purchaser Disclosure Schedules (the “Parent Rep Letter”) and, after such consideration, to the Knowledge of each of Purchaser, Pubco, Merger Sub I or Merger Sub II, there are no facts or circumstances that would cause such representations to be made in the Parent Rep Letter not to be true, correct, and complete, subject to the assumptions set forth therein.

3.11Employees and Employee Benefit Plans. None of the Purchaser, Pubco, Merger Sub I or Merger Sub II (a) has any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12Properties. None of the Purchaser, Pubco, Merger Sub I or Merger Sub II owns, licenses or otherwise has any right, title or interest in any material Intellectual Property. Except as disclosed in the SEC Reports, none of the Purchaser, Pubco, Merger Sub I or Merger Sub II owns or leases any material real property or material Personal Property.

3.13Material Contracts.

(a)Except as disclosed in the SEC Reports, other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $50,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b)With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14Transactions with Affiliates. Schedule 3.14 sets forth the true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15Subsidiary Activities. Since its formation, each of Pubco, Merger Sub I and Merger Sub II has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the transactions, and, other than this Agreement and the Ancillary Documents to which it is a party, each of Pubco, Merger Sub I and Merger Sub II is not party to or bound by any Contract.

3.16Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18Ownership of Stockholder Merger Consideration. All shares of Pubco Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with ARTICLE I shall be, upon issuance and delivery of such Pubco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by any Company Stockholder, and the issuance and sale of such Pubco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19Certain Business Practices.

(a)None of the Purchaser, Pubco, Merger Sub I, Merger Sub II or any Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser, Pubco, Merger Sub I or Merger Sub II or assist it in connection with any actual or proposed transaction.

(b)The operations of the Purchaser, Pubco, Merger Sub I and Merger Sub II are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser, Pubco, Merger Sub I or Merger Sub II with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, Pubco, Merger Sub I or Merger Sub II, threatened.

(c)None of the Purchaser, Pubco, Merger Sub I, Merger Sub II or any of their directors or officers, or, to the Knowledge of the Purchaser, Pubco, Merger Sub I or Merger Sub II, any other Representative acting on behalf of the Purchaser, Pubco, Merger Sub I or Merger Sub II is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has, since its respective formation, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its Subsidiaries, businesses, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser or its Subsidiaries. The Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser or its Subsidiaries.

3.21Purchaser Trust Account. As of the date hereof, the Trust Account has a balance of no less than $237,500,000. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Odyssey Transfer and Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, the Public Shareholders who shall have elected to redeem their Purchaser Ordinary Shares pursuant to the Purchaser Memorandum and Articles (or in connection with an extension of the Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement.

3.22Independent Investigation. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser, Pubco, Merger Sub I or Merger Sub II pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser, Pubco, Merger Sub I or Merger Sub II pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.23Indebtedness. Except as disclosed on Schedule 3.23, none of the Purchaser, Pubco, Merger Sub I or Merger Sub II has any Indebtedness.

3.24Litigation; Permits. There is no (a) Action pending, or, to the Knowledge of the Purchaser, threatened against the Purchaser, Pubco, Merger Sub I or Merger Sub II or that affects their respective assets or properties, or (b) Order outstanding against the Purchaser, Pubco, Merger Sub I or Merger Sub II or that affects their respective assets or properties, except such Actions or Orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. None of the Purchaser, Pubco, Merger Sub I or Merger Sub II are party to any material settlement or similar agreement regarding any of the matters set forth in the preceding sentence that contains any ongoing obligations, restrictions or liabilities (of any nature) that are material to the Purchaser, Pubco, Merger Sub I and Merger Sub II. Each of the Purchaser, Pubco, Merger Sub I and Merger Sub II

holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

3.25No Other Representations.

(a)Except for the representations and warranties expressly made in this ARTICLE III, neither Purchaser, Pubco, Merger Sub I, Merger Sub II nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to Purchaser, Pubco, Merger Sub I, Merger Sub II or their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Company Mergers or otherwise, and Purchaser, Pubco, Merger Sub I and Merger Sub II hereby disclaim any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this ARTICLE III, neither Purchaser, Pubco, Merger Sub I, Merger Sub II nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to the Company or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Purchaser, Pubco, Merger Sub I, Merger Sub II or any of their respective Subsidiaries or their respective businesses or (ii) any oral or written information made available or otherwise presented to the Company, any of its Affiliates or any of its or their respective Representatives whether in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

(b)Notwithstanding anything to the contrary in this Agreement, Purchaser, Pubco, Merger Sub I and Merger Sub II each acknowledges and agrees that neither the Company nor any other Person has made or is making, and Purchaser expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to the Company or any of its Subsidiaries beyond those expressly made by the Company or in ARTICLE IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries made available or otherwise presented to Purchaser, Pubco, Merger Sub I, Merger Sub II, any of its and their respective Affiliates or any of its and their respective Representatives. Without limiting the generality of the foregoing, Purchaser, Pubco, Merger Sub I and Merger Sub II each acknowledges that, except as expressly made in ARTICLE IV, no representations or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospects or (ii) any oral or written information made available or otherwise presented to Purchaser or any of its Affiliates or any of its or their respective Representatives whether in the course of the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer (provided, however, that an item disclosed in any Section of the Company Disclosure Schedules shall be deemed to have been disclosed with respect to all other Sections of this ARTICLE IV to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date), as follows:

4.1Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. Schedule 4.1 lists all jurisdictions in which any Target Company is qualified to conduct business and, if applicable, all names other than its legal name under which any Target Company does business. The Company has provided to the

Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents, except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.2Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and, subject to obtaining the Required Company Stockholder Approval, which the Written Consent shall satisfy, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company is a party or by which it or its securities are bound and (b) other than, with respect to the First Company Merger, the Required Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. On or prior to the date of this Agreement, the Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by action by unanimous written consent in accordance with the Company’s Organizational Documents (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Company Mergers, (ii) declared that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (iii) determined that this Agreement be submitted to the Company’s stockholders for the adoption and the approval of the transactions contemplated hereby, including the Company Mergers, and (iv) determined to recommend to the Company’s stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Company Mergers. The Written Consent, if executed and delivered, would qualify as the Required Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and to approve the transactions contemplated hereby, including the First Company Merger.

4.3Capitalization.

(a)The Company is authorized to issue (i) 4,850,000 shares of Company Common Stock, of which 1,636,378 shares are issued and outstanding as of April 14, 2026 (the “Capitalization Date”) and (ii) 2,204,216 shares of Company Preferred Stock, of which 2,015,673 shares are issued and outstanding as of the date Capitalization Date. As of the Capitalization Date, (i) 124,265 shares of Company Common Stock are reserved for future issuance under the Company Stock Plan, (ii) 442,172 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options, (iii) 125,012 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Ascent Options and (iv) 313,127 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are, to the Knowledge of the Company, owned free and clear of any Liens other than Permitted Liens and those imposed under the Company Charter. Except as set forth on Schedule 4.3(a), there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any equity interests of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by the Company. Subject to Section 5.2(b)(ii), all of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company’s Organizational Documents and as provided by the DGCL.

(b)Except as disclosed in the Company Financials, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Other than the Company Warrants, the Company Ascent Options and the Company Options, there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, the Company does not own any equity interests of any Person.

4.5Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) such other items that the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.6Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not, subject to the receipt of the Written Consent, (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the material properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in the cases of clauses (b) and (c), as has not been and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

4.7Financial Statements.

(a)As used herein, the term “Company Financials” means (i) the audited consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2024 and December 31, 2023, and the related consolidated audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards, and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve months then ended and (ii) the unaudited financial statements of the Target Companies as of and for the 12-month period ended December 31, 2025 (the “Interim Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date, the unaudited consolidated income statement for the 12-month period ended on such date, and the unaudited consolidated cash flow statements for the 12-month period ended on such date. True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated, in each case, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)The Company maintains a system of internal accounting controls which is reasonably designed to provide, in all material respects, reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability of assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The financial books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal accounting controls utilized by any Target Company. In the past five (5) years, none of the Company or, to the Knowledge of the Company, any of its Representatives has received any written complaint, allegation, assertion or claim regarding any significant deficiency or material weakness in the system of internal accounting controls utilized by any Target Company or any material fraud that involves management or other employees that have a significant role in the internal accounting controls utilized by any Target Company.

(c)Except as and to the extent set forth on Schedule 4.7(c), no Target Company is subject to any Liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials in accordance with GAAP, (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date or (iii) such other Liabilities or obligations which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(d)The financial projections provided by the Company and included in the “Investor Presentation” dated December 2025, which was provided to prospective investors in connection with the PIPE Investment were prepared in good faith using assumptions that the Company believes as of the date of this Agreement to be reasonable.

4.8Absence of Certain Changes. Except as set forth on Schedule 4.8 or as expressly contemplated by this Agreement, since the Interim Balance Sheet Date, and on and prior to the date of this Agreement, each Target Company has (a) conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action that would constitute a material breach of any of the covenants set forth in Section 5.2(b) (other than Sections 5.2(b)(vi), (xxiv) and (xxv)) if such action were taken after the date hereof without the consent of the Purchaser.

4.9Compliance with Laws. Except as disclosed on Schedule 4.9, since inception, and on or prior to the date of this Agreement, no Target Company is or, since January 1, 2023, has been in material conflict or, to the Company’s Knowledge, material non-compliance with, or in material default or violation of, nor has any Target Company received, since inception, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business, products or operations are or were bound or affected. For purposes of this Section 4.9, “material” shall mean material to the Company and its Subsidiaries, taken as a whole.

4.10Company Permits. Each Target Company (and, to the Company’s Knowledge, its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all material Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted; to own, lease and operate its assets and properties; and to market and sell its products and services (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company

Permits, all of which Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11[Reserved].

4.12Litigation. Except as described on Schedule 4.12, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened (and no such Action has been brought, or, to the Company’s Knowledge, threatened, in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets that, if determined adversely for such Target Company, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The items listed on Schedule 4.12, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Target Companies, taken as a whole. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud or been assessed any administrative fines following an investigation by a Governmental Authority.

4.13Material Contracts.

(a)Schedule 4.13(a) sets forth, as of the date of this Agreement, a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract that is in effect on the date of this Agreement to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected, excluding for this purpose, any statements of work, purchase orders or other work orders under a master agreement (each Contract required to be set forth on Schedule 4.13(a), excluding any Company Benefit Plan, a “Company Material Contract”) that:

(i)contains covenants that materially limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)involves any joint venture, strategic partnership, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $500,000;

(v)involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with consideration paid or payable to the Company or any of its Subsidiaries in excess of $500,000 over any 12-month period (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi)relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)by its terms, individually or with all related Contracts, other than Contracts referenced in another subsection of this Section 4.13(a), calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $500,000 per year or $500,000 in the aggregate;

(viii)is a material Contract with any Top Customer or Top Supplier;

(ix)obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $500,000 other than in the ordinary course of business;

(x)obligates the Target Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xi)relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xii)provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiii)provides for the licensing of any Intellectual Property to or from any Target Company, other than (A) Off-the-Shelf Software, (B) employee or consultant invention assignment agreements entered into on a Target Company’s standard form of such agreement, (C) confidentiality and non-disclosure agreements entered into in the ordinary course of business, (D) licenses to or from customers or distributors of any Target Company entered into in the ordinary course of business, (E) non-exclusive licenses that are incidental to the primary purpose of the applicable Contract, or (F) feedback and ordinary course trade name or logo rights that are not material to any Target Company;

(xiv)that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xv)is a collective bargaining agreement or other agreement with a labor union or labor organization; or

(xvi)is otherwise material to the Company and its Subsidiaries taken as a whole and not described in clauses (i) through (xvii) above.

(b)Except as disclosed in Schedule 4.13(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Company’s Knowledge, notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract; except, with respect to each of the foregoing clauses (i) – (vi), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

4.14Intellectual Property.

(a)Schedule 4.14(a)(i) sets forth all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the title and status (for each patent and patent application), (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. No material Company Registered IP has lapsed or been abandoned, disclaimed, dedicated to the public, cancelled or forfeited, in whole or in part by the Company. All material Company Registered IP is subsisting and to the Knowledge of the Company, valid and enforceable. Except as set forth on Schedule 4.14(a)(ii), each Target Company owns, free and clear of all Liens (other than Permitted Liens), all material Company IP. Except as set forth on Schedule 4.14(a)(i), all material Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties or licensing fees, or otherwise account to any third party with respect to such Company Registered IP.

(b)Except as would not be material to the business of the Target Companies, taken as a whole, all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by any Target Company are in force and in good standing with all required fees and maintenance fees having been paid, and all applications to register any Copyrights, Patents and Trademarks that are pending are in good standing.

(c)No Action is pending or, to the Company’s Knowledge, threatened in writing against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any material Company IP. Since January 1, 2023, no Target Company has received any written claim asserting that any material infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is occurring or has occurred, through the conduct by any Target Company of the business activities of such Target Company. Except as set forth in Schedule 4.14(c), there are no Orders to which any Target Company is a party or, to the Company’s Knowledge, by which it is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Company IP or (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property. To the Knowledge of the Company, no Target Company is currently infringing, or has, since January 1, 2023, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Company IP. To the Company’s Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(d)The Company has not used or distributed any Open Source Code in a manner which imposes a requirement or condition (i) that any material Business Source Code (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; (ii) requiring Company to grant or purport to grant to any third party person any rights or immunities under material Company IP, or (iii) requiring any Business Source Code be subject to an Open Source Code license (including for the avoidance of doubt any copyleft License) or contributed to an open source project.

(e)Except as identified on Schedule 4.14(e), no government, university, college, other educational institution or research center: (i) was or is involved in the research and development of any material Company IP (collectively, “Institutions”), or (ii) provided facilities or funding for the development of any material Company IP. Except as may be granted in connection with the purchase or authorized use of the Company Products, no Institutions have any ownership or license rights in or with respect to any material Company IP or Company Products.

(f)Except as would not be material to the business of the Target Companies, taken as a whole, (i) all officers, directors, employees and independent contractors (to the extent any such independent contractor has contributed to Company IP) of a Target Company are obligated to assign and have assigned to the Target Companies all Company IP arising from the services performed for a Target Company by such Persons, (ii) no current or former officers, employees or independent contractors of a Target Company have claimed in writing any ownership interest in any Company IP and (iii) to the Knowledge of the Company, there has been no violation of any confidentiality or nondisclosure Contract relating to the Company IP. The Company has made available to the Purchaser true and complete copies of its current standard forms of written Contracts referenced in subsection (i) under which employees and independent contractors assign their Intellectual Property to a Target Company. Each Target Company has taken commercially reasonable security measures in order to protect the secrecy, confidentiality and value of the material Trade Secret included in the Company IP.

(g)There exist no agreements pursuant to which the Company has the obligation to deposit with an escrow agent or deliver or license to any Person, now or in the future, any of the Business Source Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of Business Source Code or the grant of rights to Business Source Code to any Person. All material Business Source Code has been maintained in confidence, and has been disclosed only to employees, service providers and consultants of Company having a bona fide purpose in connection with the performance of their duties and who are bound by confidentiality obligations to the Company consistent with industry norms of confidentiality for source code.

(h)To the Knowledge of the Company, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, during the last two (2) years, (i) no Person has obtained unauthorized access to personally identifiable information or information that can be used to identify a natural person (“Personal Information”) in the possession of any Target Company, (ii) nor has there been any other material compromise of the security, confidentiality or integrity of such Personal Information, and (iii) no written complaint relating to an improper use or disclosure of, or a breach in the security of, any such Personal Information has been received by a Target Company. During the last two (2) years, each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, Personal Information protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines, if any, each with respect to the Target Companies’ collection, processing and use of Personal Information.

(i)The Company owns and has good, valid, and marketable title in or sufficient legal rights to use as currently used in its business all Company IT Systems. To the Company’s Knowledge, the Company IT Systems are, taken as a whole, sufficient to meet the current requirements of the Company in all material respects. To the Company’s Knowledge, the Company IT Systems (i) operate and perform in all material respects as required by the Company’s business as currently conducted; (ii) have not suffered any material breakdown or failure within the last two (2) years; (iii) are free from any material defects; and (iv) are in good repair and operating condition in all material respects.

(j)Except as would not reasonably expected to be material to the Company and its Subsidiaries, taken as a whole, the Target Companies have taken commercially reasonable steps designed to protect and maintain the security of the Company IT Systems and Personal Information from any unauthorized use, access, interruption or modification by any third party Person. The Target Companies are in compliance in all material respects with their information security programs, which programs include: (i) administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Personal Information and (ii) protection against unauthorized access to the Company IT Systems and Personal Information. To the Company’s Knowledge, there have been no unauthorized intrusions into the Company IT Systems within the last two (2) years.

4.15Taxes and Returns.

(a)Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local, and foreign income Tax Returns and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP. Each Target Company (i) has complied in all material respects with all applicable Laws relating to Tax during the past six (6) years and (ii) has not failed to comply with an applicable Law relating to material Taxes for which the applicable statute of limitations has not expired as of the date hereof.

(b)There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)No Target Company is being audited by any Tax authority or has been notified in writing that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any material Tax, and no Target Company has been notified in writing of any proposed material Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d)There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e)Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f)No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of income Taxes or material amounts of any other Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g)No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h)No Target Company has engaged in any “listed transaction” or has failed to disclose a “reportable transaction,” in each case as defined in U.S. Treasury Regulation section 1.6011-4(b).

(i)No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j)No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k)No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation, or (C) has Liability for the Taxes under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, or by contract; (iii) is a “controlled foreign corporation” as defined in Section 957 of the Code; (iv) is a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (v) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l)The Target Companies have been in compliance in all material respects with all applicable transfer pricing laws and legal requirements.

(m)The unpaid Taxes of the Target Companies (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

(n)No Target Company will be required to include any material item of income or exclude any material item of deduction for any taxable period beginning after the Closing Date as a result of: (i) any installment sale or open sale transaction disposition made by a Target Company before the Closing; (ii) any prepaid amount received outside of the ordinary course of business by a Target Company before the Closing; or (iii) any intercompany transaction or excess loss account described in

Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) existing before the Closing.

(o)The Target Companies have, with advice of U.S. tax counsel, considered the qualification of the Company Mergers for the Merger Intended Tax Treatment and, after such consideration, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Company Mergers from qualifying for the Merger Intended Tax Treatment.

4.16Real Property. Schedule 4.16 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.17Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than fifty thousand dollars ($50,000) is set forth on Schedule 4.17, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.17, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

4.18Title to and Sufficiency of Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, and assuming the Required Consents (as defined below) have been made or obtained, as applicable, the Target Companies, taken as a whole, have good and marketable title to, or a valid leasehold interest in, license to or other right to use, such assets as are necessary for the operation of the business of the Target Companies in substantially the same manner as it is currently conducted as of the date of this Agreement other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens specifically identified on the consolidated balance sheet of the Target Companies as of the Interim Balance Sheet Date included in the Company Financials. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole, the assets of the Target Companies as of the date of this Agreement, taken as a whole, constitute the assets necessary for the operation of the businesses of the Target Companies in substantially the same manner as it is currently conducted as of the date hereof, assuming all filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations required in connection with the consummation of the transactions contemplated by this Agreement and the transactions contemplated by the Ancillary Documents have been made or obtained, as applicable (the “Required Consents”). Notwithstanding the foregoing, this Section 4.18 shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property or as to the cash, capital or other liquidity needs of the Target Companies.

4.19Employee Matters.

(a)Except as set forth in Schedule 4.19, no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.19 sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims other than any workers’ compensation or unemployment claims that are not material), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or material employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b)Except as set forth in Schedule 4.19(b), each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, classification of employees as exempt or non-exempt, classification of employees and independent contractors, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations with respect to employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Schedule 4.19(b), there are no Actions pending or, to the Company’s Knowledge, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service provider relationship. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Target Company has no liability with respect to any misclassification of: (1) any person as an independent contractor rather than as an employee under applicable federal and state law, (2) any employee leased from another employer, or (3) any employee currently or formerly classified as exempt from overtime wages under applicable federal and state law. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no current or former employee of the Target Company could reasonably be deemed misclassified for overtime purposes under Applicable Wage and hour laws, and no current or former independent contractor could reasonably be deemed a misclassified employee.

(c)Schedule 4.19(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employing entity, location, hourly rate or salary, classification as exempt or non-exempt, any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2024, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2025. Except as set forth on Schedule 4.19(c), (A) no employee is a party to a written employment Contract with a Target Company that is not terminable “at will” and without any severance or other monetary obligation, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, in all material respects, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.19(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d)Schedule 4.19(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with a description of the general nature of the work performed, date of retention, location from which the services are performed, rate of remuneration, and most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.19(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 4.19(d), each such independent contractor has entered into customary covenants regarding confidentiality and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. Except as would not be material to the Company and its Subsidiaries, taken as a whole, for the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are properly classified as independent contractors and not employees of a Target Company. Each independent contractor engagement is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

(e)Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Target Company is in compliance with all Laws respecting immigration and work authorization. Except as would not be material to the Company and its Subsidiaries, taken as a whole, all current and former employees of each Target Company have provided the Target Company with all required documentation to establish their authorization to work in the jurisdiction in which they are working.

(f)No allegations of discrimination, retaliation, harassment, sexual harassment or sexual misconduct while employed by, or providing services to, any Target Company have been made, or to the Company’s Knowledge, threatened by or against any employee of the Target Company with a title of vice president or above. No Target Company has entered into any settlement agreement or conducted any investigation related to allegations of discrimination, retaliation, harassment, sexual harassment or sexual misconduct by or regarding any current or former employee, or other representative of the Target Company with a title of vice president or above. To the extent required by applicable Law, each Target Company has established and distributed to its employees a policy against harassment and a complaint procedure, and it has required all employees to undergo anti-harassment training.

(g)Since January 1, 2023, no Target Company has taken any action that would constitute a “plant closing,” “mass layoff” or similar action within the meaning of the WARN Act, issued any notification of a plant closing, mass layoff or other action required by the WARN Act, or incurred any liability or obligation under the WARN Act. No reduction in salary or wages, employee layoff, facility closure, shutdown, reduction-in-force, furlough, temporary layoff, work schedule change or reduction in hours, or other action that could reasonably be expected to trigger notice under the WARN Act, has occurred within the past six months or is currently contemplated, planned or announced.

4.20Benefit Plans

(a)Set forth on Schedule 4.20 is a true and complete list of each material Benefit Plan of a Target Company (each, a “Company Benefit Plan”). Except as would not be material to the Company and its Subsidiaries, taken as a whole, with respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA.

(b)Each Company Benefit Plan is and has been established, operated, funded and maintained at all times in compliance with its terms and all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts, or impose any material liability, penalty or tax under ERISA or the Code.

(c)With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan documents and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and summary of material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto;

(iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority within the last three (3) years.

(d)With respect to each material Company Benefit Plan, and except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) no such Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e)Except as set forth on Schedule 4.20(e), no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Target Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)No arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h)Except as set forth on Schedule 4.20(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation (except as set forth on Schedule 4.19); (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance, and is in documentary compliance, in all material respects, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

(j)Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act. Neither the Company nor any of its Subsidiaries has attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Company Benefit Plan.

(k)No Plan covers any employees outside of the United States.

4.21Environmental Matters. Except as set forth in Schedule 4.21:

(a)Each Target Company is in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no material Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that would reasonably be expected to materially and adversely affect such continued compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits, except, in each case, as would not be material to the Company and its Subsidiaries, taken as a whole.

(b)No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any obligation of the Target Companies arising out of (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has contractually assumed any Liabilities or obligations under any Environmental Laws.

(c)No Action is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company is in material violation of any Environmental Law or Environmental Permit or has any material Liability under any Environmental Law.

(d)No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or released any Hazardous Material, or owned or operated any property or facility, in a manner that has given rise to any material Liability or obligation under applicable Environmental Laws.

(e)To the Knowledge of the Company, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that would reasonably be expected to lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f)The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

4.22Transactions with Related Persons. Except as set forth on Schedule 4.22, as contemplated in this Agreement and benefits and expense reimbursement and advances in the ordinary course of business, or as provided in the Company Financials, no Target Company nor any of its Affiliates, no officer, director or other Affiliate of the Company or any of its Subsidiaries (each of the foregoing, a “Related Person”) is presently, or since January 1, 2024, has been a party to any Company Material Contract with a Target Company, or has otherwise entered into any material transaction, understanding or arrangement, with the Target Company and its Subsidiaries (other than with respect to Contracts entered into after the date hereof that are either permitted pursuant to Section 5.2(b) or entered into in accordance with Section 5.2(b)). Except as set forth on Schedule 4.21, no Target Company has outstanding any Company Material Contract or other material arrangement or commitment with any Related Person, and no Related Person owns any material real property or Personal Property, or material right, tangible or intangible (including Intellectual Property) which is material to the Target Company and its Subsidiaries, taken as a whole, and used by the Target Company and its Subsidiaries to operate the Business. The assets of the Target Companies do not include any material receivable or other material obligation from a Related Person, and the liabilities of the Target Companies do not include any material payable or other material obligation or commitment to any Related Person.

4.23Insurance.

(a)Schedule 4.23(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, (i) excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy has been cancelled or not renewed and (ii) no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)Schedule 4.23(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is currently denying coverage.

4.24Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.25Top Customers and Suppliers. Schedule 4.25 lists, by dollar volume received or paid, as applicable, for the fiscal year ended December 31, 2024, the ten (10) largest customers of goods or services of the Target Companies (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, and (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

4.26Certain Business Practices.

(a)No Target Company, nor any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf, has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b)The operations of each Target Company are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c)No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last three (3) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.27Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28Finders and Brokers. Except as set forth in Schedule 4.28, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29[Reserved].

4.30Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Company has not relied on any statement, representation, or warranty, oral or written, express or implied, made by the Purchaser, and the Company has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives has made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.31Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the Closing Date. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.32Disclosure.

(a)Except for the representations and warranties expressly made in this ARTICLE IV, neither the Company nor any other Person has made or makes any representation or warranty (express, implied or otherwise) with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) whether in connection with this Agreement, the Company Mergers or otherwise, and the Company hereby disclaims any such other representations or warranties (express, implied or otherwise). In particular, without limiting the foregoing disclaimer, except as expressly provided in this ARTICLE IV, neither the Company nor any other Person makes or has made any representation or warranty (express, implied or otherwise) to Purchaser or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget, or prospect information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) any oral or written information made available or otherwise presented to Purchaser, Pubco, Merger Sub I, Merger Sub II, any of their respective Affiliates or any of their respective Representatives whether in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

(b)Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that neither Purchaser, Pubco, Merger Sub I, Merger Sub II, nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations or warranties (express, implied or otherwise) relating to Purchaser or its Subsidiaries beyond those expressly made by Purchaser, Pubco, Merger Sub I and Merger Sub II in ARTICLE III, including any implied representation or warranty as to the accuracy or completeness of any information regarding Purchaser or its Subsidiaries made available or otherwise presented to the Target Company or any of its Subsidiaries, its and their respective Affiliates, and its and their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly made in ARTICLE III, no representation or warranties (express, implied or otherwise) are made with respect to (i) any projections, forecasts, estimates, budgets or prospect or (ii) any oral or written information made available or otherwise presented to the Company or any of its Affiliates or Representatives whether in the course of the negotiation of this Agreement or in the course of the Company Mergers or otherwise.

ARTICLE V

COVENANTS

5.1Access and Information.

(a)During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1, and the Second Effective Time (the “Interim Period”), subject to Section 5.15 (including the limitations in Section 5.15(b)), solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related thereto, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access, consistent with applicable Law, to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to the Target Companies, in each case, solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related thereto; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies and shall be subject the Company’s reasonable security measures and insurance requirements; provided, further, that the Purchaser and its Representatives shall not conduct any invasive sampling of the environment or building materials in connection with such investigation. Notwithstanding the foregoing, the Company shall not be required to (or to cause any of its Subsidiaries to), after notice to Purchaser, afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in loss of such privilege or doctrine); (ii) violate any confidentiality obligations of the Company or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any of its Subsidiaries is party; (iii) result in a competitor of the Company or any of its Subsidiaries receiving information that is competitively sensitive (provided, that information will be disclosed, to the extent legally permissible (as advised by the Company’s counsel)); or (iv) breach, contravene or violate any applicable Law.

(b)During the Interim Period, subject to Section 5.15 (including the limitations in Section 5.15(b)), the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access, consistent with applicable Law, to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to the Purchaser or its Subsidiaries, in each case, solely for the purposes of furthering the transactions contemplated by this Agreement and integration planning related thereto; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser and shall be subject the Purchaser’s reasonable security measures and insurance requirements. Notwithstanding the foregoing, the Purchaser shall not be required to (or to cause any of its Subsidiaries to), after notice to the Company, afford such access or furnish such information to the extent that the Purchaser believes in good faith that doing so would: (i) result in loss of attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine (provided, that the Purchaser shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in loss of such privilege or doctrine; (ii) violate any confidentiality obligations of the Purchaser or any of its Subsidiaries to any third person or otherwise breach, contravene or violate any then-effective Contract to which the Purchaser or any of its Subsidiaries is party; or (iii) breach, contravene or violate any applicable Law.

5.2Conduct of Business of the Company.

(a)Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (i) as expressly permitted or required by this Agreement or the Ancillary Documents (including in connection with the PIPE Investment), (ii) as required by applicable Law or (iii) as set forth on Schedule 5.2, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (B) materially comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (C) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by Section 5.2(b)(i) through Section 5.2(b)(xxix) shall be deemed a breach of this Section 5.2(a) unless such action would constitute a breach of Section 5.2(b)(i) through Section 5.2(b)(xxix).

(b)Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.2(b), during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii)authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)declare or distribute any cash or other dividends or distributions to any Company Stockholders or any bonus to any executive employee, except bonuses to employees in the ordinary course of business;

(v)incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

(vi)(a) increase the wages, salaries or compensation of its employees in the aggregate by more than five percent (5%), (b) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, (c) materially increase other benefits of employees generally or (d) enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each of clauses (a), (b), (c) and (d), other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vii)make, change or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended material Tax Return or claim for a material refund of Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, enter into any closing agreement, settle any material Tax claim or assessment relating to any Target Company, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any Target Company, or take any other similar action relating to the filing of any material Tax Return;

(viii)Transfer or license to any Person or otherwise permit to lapse any material Company Registered IP or other material Company IP (excluding non-exclusive licenses of Company IP or any abandonment, lapse or expiration of Company Registered IP permitted in the exercise of the Company’s reasonable business judgment, in each case in the ordinary course of business), or disclose to any Person who has not entered into a confidentiality agreement or is not otherwise bound by any legal duty of confidentiality any material Trade Secrets included in the Company IP;

(ix)terminate or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(x)fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(xi)establish any Subsidiary or enter into any new line of business;

(xii)fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii)change its fiscal year;

(xiv)revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xv)waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), except if such waiver, release, assignment, settlement or compromise (A) with respect to the payment of monetary damages, involved an amount less than or equal to $500,000 individually or $1,000,000 in the aggregate (excluding, in each case, amounts to be paid under existing insurance policies or renewals thereof) and (B) with respect to any non-monetary terms and conditions therein, that does not impose any material restrictions on the operations or businesses of the Company or any of its Subsidiaries, taken as a whole, or any equitable relief that would materially impact the operations or businesses of the Company or any of its Subsidiaries, taken as a whole, or involve the admission of criminal wrongdoing by, the Company or any of its Subsidiaries;

(xvi)acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii)other than in accordance with the Company’s capital expenditure budget made available to Purchaser, make capital expenditures in excess of $500,000 individually for any project (or set of related projects) or $1,000,000 in the aggregate;

(xviii)authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Company Mergers);

(xix)voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xx)sell, lease, exclusively license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi)except for the Ancillary Documents, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii)take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii)create any consensual Liens on any property or assets of the Company;

(xxiv)other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business: (A) hire any employee, officer, consultant, freelancer, independent contractor or sub-contractor or (B) adopt or enter into any new employee benefit or compensatory plan, policy, program, agreement, trust or arrangement;

(xxv)other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business: (A) pay or promise to pay, fund any new, enter into or make any grant of any severance, change in control, retention or termination payment to any director, officer, employee, consultant, freelancer, independent contractor or sub-contractor of the Company with an annual base salary above $250,000 or (B) take any action to accelerate any material payments or benefits, or the funding of any material payments or benefits, payable or to become payable to any director, officer, other employee of the Company with an annual base salary above $250,000;

(xxvi)accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liabilities other than in the ordinary course of business consistent with past practice;

(xxvii)enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person to the extent such transaction is identified on Schedule 4.22;

(xxviii)enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union or labor organization; or

(xxix)authorize or agree to do any of the foregoing actions.

5.3Conduct of Business of the Purchaser.

(a)Unless the Company will otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Memorandum and Articles and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b)Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Reincorporation) or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i)amend, waive or otherwise change, in any respect, its Organizational Documents, other than in connection with the Reincorporation and except as required by applicable Law;

(ii)authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, other than the issuance of Purchaser securities issuable upon conversion or exchange of outstanding Purchaser securities in accordance with their terms, or engage in any hedging transaction with a third Person with respect to such securities;

(iii)split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Reincorporation, the Company Mergers and the other transactions contemplated by this Agreement);

(v)make, change or rescind any material election relating to Taxes, settle any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended material Tax Return or claim for a material refund of Taxes, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP, enter into any closing agreement, settle any material Tax claim or assessment relating to the Purchaser, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Purchaser, or take any other similar action relating to the filing of any material Tax Return;

(vi)amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(viii)fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix)establish any Subsidiary or enter into any new line of business;

(x)fail to use commercially reasonable efforts to keep in force material insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi)revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii)waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), except if such waiver, release, assignment, settlement or compromise (A) with respect to the payment of monetary damages, involved an amount less than or equal to $500,000 individually or $1,000,000 in the aggregate (excluding, in each case, amounts to be paid under existing insurance politics or renewals thereof), unless such amount has been reserved in the Purchaser Financials, and (B) with respect to any non-monetary terms and conditions therein, that does not impose any material restrictions on the operations or business of the Purchaser or any of its Subsidiaries, any equitable relief that would materially impact the operations or businesses of the Purchaser or any of its Subsidiaries, or involve the admission of criminal wrongdoing by, the Purchaser or any of its Subsidiaries;

(xiii)acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv)authorize, recommend, propose, or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Reincorporation and the Company Mergers);

(xv)voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvi)sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii)enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xviii)take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xix)authorize or agree to do any of the foregoing actions.

5.4Annual and Interim Financial Statements. (a) During the Interim Period, within thirty (30) days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated financial statements, including an income statement, balance sheet, statement of changes in stockholders’ equity, and statement of cash flows of the Target Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, reviewed by the Company’s auditor and in form appropriate for inclusion in the Registration Statement, in each case accompanied by a certificate of the CFO of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

(b)The Company shall use its commercially reasonable efforts to deliver to the Purchaser by April 20, 2026, or as promptly as practicable thereafter, audited consolidated financial statements of the Target Companies for the fiscal years ended December 31, 2024 and December 31, 2023, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. Such audited financial statements shall be accompanied by a certificate of the CFO of the Company to the effect that such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

5.5Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, Purchaser Ordinary Shares and Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Common Stock and Pubco Warrants.

5.6No Solicitation.

(a)For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any material number of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a business combination involving the Purchaser.

(b)During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c)Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d)During the Interim Period, the board of directors of the Purchaser, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Purchaser Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Purchaser; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow Purchaser to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring Purchaser to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Purchaser; (vi) fail to re-affirm the Purchaser Recommendation at the written request of the Company within five (5) Business Days of such request; (vi) fail to include the Purchaser Recommendation in the Registration Statement and Proxy Statement; or (vii) resolve or agree in writing to do any of the foregoing. Nothing contained in this Agreement shall prohibit the Purchaser or the board of directors of the Purchaser or any committee thereof from (x) taking and disclosing to the Purchaser’s shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or issuing a “stop, look and listen” statement to the Purchaser’s shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act pending disclosure of its position thereunder or (ii) directing any Person (or the Representative of that Person) who makes an Acquisition Proposal to the provisions of this Section 5.6.

(e)During the Interim Period, the board of directors of the Company, or any committee thereof, shall not: (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation; (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Transaction with respect to the Company; (iii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, or allow the Company to execute or enter into, any agreement related to an Alternative Transaction; (iv) enter into any agreement, letter of intent, or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby; (v) fail to recommend against any Alternative Transaction with respect to the Company; (vi) fail to re-affirm the Company Recommendation at the written request of the Purchaser within five (5) Business Days of such request; (vi) fail to include the Company Recommendation in any solicitation materials that its prepares or sends to Company Stockholders; or (vii) resolve or agree in writing to do any of the foregoing.

5.7No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Company Mergers in accordance with ARTICLE I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (b) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (c) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.9Efforts.

(a)Subject to the terms and conditions of this Agreement, each Party shall use its best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (subject to the last sentence of Section 8.3 with respect to Antitrust Expenses), with respect to the transactions contemplated hereby as promptly as practicable (and in any event, within twenty-five (25) Business Days following the date hereof), to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c)As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this

Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10Tax Matters.

(a)Intended Tax Treatment. Each of the Parties shall use its reasonable best efforts to cause each of the Reincorporation and the Company Mergers to qualify for the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment, respectively. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Company Mergers to fail to qualify for the Merger Intended Tax Treatment. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Reincorporation and the Company Mergers consistently with the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment, respectively.

(b)Tax Opinions. If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requires that tax opinions be prepared and submitted regarding: (i) the qualification of the Reincorporation for the Reincorporation Intended Tax Treatment, the Purchaser will use its reasonable best efforts to cause U.S. tax counsel engaged by the Purchaser to deliver such tax opinion to the Purchaser, or (ii) the qualification of the Company Mergers for the Merger Intended Tax Treatment, the Company will use its reasonable best efforts to cause U.S. tax counsel engaged by the Company to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such applicable advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any Party regarding the tax consequences of the Company Mergers.

(c)Tax Matters Cooperation. Each of the parties hereto shall (and shall cause its respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another party hereto, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)The Parties shall file all Tax Returns consistent with the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment, respectively (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Company Mergers), and shall take no position inconsistent with the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment, respectively (whether in audits, Tax Returns or otherwise), unless otherwise required by a taxing authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(e)Each of Purchaser and Pubco shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants to be made to counsel in the certificate set forth in Section 5.10(b) of the Purchaser Disclosure Schedules.

5.11Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

5.12The Registration Statement and Proxy Statement.

(a)As promptly as practicable after the date hereof, the Purchaser and the Company shall jointly prepare, and Purchaser shall cause Pubco to file with the SEC a registration statement (for which the Company shall be a co-registrant) on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of Pubco Common Stock to be issued under this Agreement as the Merger Consideration and in connection with the Reincorporation, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the Purchaser’s shareholders for the matters to be acted upon at the Purchaser Extraordinary General Meeting and providing Purchaser’s shareholders an opportunity in accordance with the Purchaser Memorandum and Articles and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser’s shareholders to vote, at an extraordinary general meeting of the Purchaser to be called and held for such purpose (the “Purchaser Extraordinary General Meeting”), in favor of resolutions approving (i) by ordinary resolution, the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Company Mergers and the Reincorporation, by the holders of Purchaser Ordinary Shares entitled to vote thereon at the Purchaser Extraordinary General Meeting in accordance with the Purchaser Memorandum and Articles, the Securities Act, the Companies Act, the DGCL, the DLLCA and the rules and regulations of the SEC and Nasdaq, (ii) by special resolution, the effecting of the Reincorporation and the adoption and approval of the Plan of Merger in accordance with the Companies Act and the DGCL, (iii) by ordinary resolution, the election of the members of the Post-Closing Pubco Board designated in accordance with Section 5.17 hereof, (iv) by ordinary resolution, for purposes of complying with the applicable provisions of Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding shares of Pubco Common Stock and securities convertible into shares of Pubco Common Stock upon the Closing, (v) by special resolution, the adoption and approval of the amended certificate of incorporation and bylaws of Pubco, (vi) by ordinary resolution, the adoption and approval of the advisory proposals relating to the amended certificate of incorporation and bylaws of Pubco, (vii) by ordinary resolution, the adoption and approval of a new equity incentive plan in substantially the form agreed by the parties prior to the effectiveness of the Registration Statement (the “Equity Incentive Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), (viii) such other matters as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Reincorporation, the Company Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (viii), collectively, the “Purchaser Shareholder Approval Matters”), and (ix) by ordinary resolution, the adjournment of the Purchaser Extraordinary General Meeting, if necessary or desirable in the reasonable determination of the chairperson of the Purchaser Extraordinary General Meeting. If on the date for which the Purchaser Extraordinary General Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, the chairperson of the Purchaser Extraordinary General Meeting may make one or more successive postponements or adjournments of the Purchaser Extraordinary General Meeting; provided, that without the prior written consent of the Company, the Purchaser Extraordinary General Meeting shall not be postponed or adjourned to a date that is more than fifteen (15) days after the date for which the Purchaser Extraordinary General Meeting was originally scheduled (excluding any adjournments required by applicable Law). In connection with the Registration Statement, the Purchaser will cause Pubco to file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser Memorandum and Articles, the Securities Act, the DGCL, the DLLCA and the rules and regulations of the SEC and Nasdaq. The Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and the Purchaser and Pubco shall consider any such comments timely made in good faith. The Company shall provide the Purchaser and Pubco with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. If required by applicable SEC rules or regulations, such financial information provided by the Target Companies shall be reviewed or audited by the Target Companies’ auditors. The Purchaser shall cause any information concerning the Purchaser, Pubco, or their stockholders, officers, directors, assets, Liabilities, condition (financial or otherwise), business and operations included in the Registration Statement, or in any amendments or supplements thereto, to be true and correct and to not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. The Purchaser and the Company shall each pay fifty percent (50%) of all filing fees payable to the SEC in connection with the Registration Statement.

(b)Each Party shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption. Each Party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and the Purchaser and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding promptly to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser shall, in consultation with the Company, cause Pubco to amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser Memorandum and Articles.

(c)The Purchaser, with the assistance of the other Parties, shall cause Pubco to promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective and to keep the Registration Statement effective as long as is necessary to consummate the Company Mergers. The Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, Pubco, or their Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and its counsel a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser and Pubco shall consider any such comments timely made in good faith under the circumstances. If at any time prior to receipt of the Required Purchaser Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Registration Statement, including correcting any information that has become false and misleading in any material respect, the Purchaser will promptly prepare and mail to its shareholders such an amendment or supplement. The Purchaser shall (i) commence mailing the Registration Statement to the Purchaser’s shareholders as promptly as practicable after filing with the SEC, and, in any event, within twenty (20) Business Days of the receipt and resolution of SEC comments with respect to the Registration Statement), and (ii) take all necessary action, including establishing a record date and completing a broker search pursuant to Section 14a-13 of the Exchange Act, to permit the foregoing.

(d)As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall distribute the Registration Statement to Purchaser’s shareholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Extraordinary General Meeting in accordance with the Companies Act, the Purchaser Memorandum and Articles and the applicable provisions of the DGCL and DLLCA, for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e)The Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Extraordinary General Meeting and the Redemption. The Purchaser and Pubco, as applicable, shall apply for, and shall take commercially reasonable actions to cause, the Pubco Common Stock to be issued in connection with the Company Mergers to be approved for listing on Nasdaq as of the Closing.

5.13Company Stockholder Approval. Promptly following the execution of this Agreement (and in any event within two (2) Business Days), the Company shall deliver to the Purchaser the Written Consent, which shall represent the requisite vote of the Company Stockholders (including any separate class or series vote(s) required pursuant to the Company’s Organizational Documents, any stockholders agreement or otherwise), as necessary, to authorize, approve and consent to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Mergers (the “Required Company Stockholder Approval”).

5.14Public Announcements.

(a)The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance or (ii) if the press release, filing or announcement contains only information that is consistent with any press release, filing or announcement previously issued or made in accordance with this Section 5.14.

(b)The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement); provided, that the Purchaser provides the Company with a reasonable amount of time to complete such review, comment and approval prior to the third (3rd) Business Day after the date hereof. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Purchaser and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

5.15Confidential Information.

(a)Any information provided to or obtained by Purchaser or its Representatives pursuant to Section 5.1(a) shall be “Confidential Information” as defined in the Confidentiality Agreement, and shall be held by Purchaser, Pubco, Merger Sub I and Merger Sub II in accordance with and be subject to the terms of the Confidentiality Agreement. Except if legally compelled by any Governmental Authority, the Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of one (1) year after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information in accordance with the Confidentiality Agreement, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement, the Ancillary Documents or the Confidentiality Agreement, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of one (1) year after such termination, becomes legally compelled by any Governmental Authority to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b)The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

5.16Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Target Companies in existence on the Closing Date and make all books, records and other documents pertaining to the business of the Target Company reasonably available for inspection by the Purchaser during normal business hours of the Company and its Subsidiaries, as applicable, upon reasonable request and upon reasonable prior written notice.

5.17Post-Closing Board of Directors and Executive Officers.

(a)At the Reincorporation Effective Time, the board of directors of Pubco (as the surviving corporation thereunder) shall consist of the members of the board of directors of the Purchaser as of immediately prior to the Reincorporation Effective Time, as set out in the Plan of Merger.

(b)Unless otherwise agreed by the Parties, the Parties shall take all necessary action, including causing the directors of the Purchaser and Pubco to resign as may be required pursuant to the Reincorporation or the Company Mergers, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of eight (8) individuals, seven (7) individuals to be designated by the Company and one (1) individual to be designated by the Sponsor; provided, that the size of the Post-Closing Pubco Board may be increased from time to time up to a maximum of nine (9) directors as determined by the Post-Closing Pubco Board in good faith to comply with applicable Law or the relevant listing rules. The Post-Closing Pubco Board will be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors will serve for a term expiring at the first annual meeting of stockholders to be held following the Closing (the “Class I Directors”); the initial Class II Directors will serve for a term expiring at the second annual meeting of stockholders following the Closing (the “Class II Directors”); and the initial Class III Directors will serve for a term expiring at the third annual meeting of stockholders to be held following the Closing (the “Class III Directors”). At each succeeding annual meeting of stockholders, beginning with the first annual meeting of stockholders following the Closing, directors elected to succeed those directors whose terms expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At or before the Closing, the Purchaser will provide each director of Pubco with a customary director indemnification agreement, in form and substance reasonably acceptable to the Parties.

(c)The Parties shall take all action necessary, including causing the executive officers of the Purchaser to resign prior to and with effect from the Reincorporation, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the First Effective Time (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18Indemnification of Directors and Officers; Tail Insurance.

(a)The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser and the Company to the extent permitted by applicable Law; provided, that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. The provisions of this Section 5.18 shall survive the consummation of the Reincorporation and the Company Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives, each of whom will be a third party beneficiary of the provisions of this Section 5.18(a).

(b)For the benefit of the Purchaser’s and the Company’s directors and officers, the Purchaser and the Company shall be permitted prior to the First Effective Time to obtain and fully pay from the capital of the Surviving Company upon release of funds from the Trust Account the premium for a “tail” insurance policy that provides coverage for up to a six (6) year period from and after the First Effective Time for events occurring prior to the First Effective Time (the “D&O Tail Insurance”) that shall be effective as of the First Effective Time and substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s and the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the annual cost for such “tail” policy does not exceed 300% of the amount paid by the Purchaser or the Company for coverage under the Purchaser’s or the Company’s existing policy for full the fiscal year. If obtained, Pubco shall maintain the D&O Tail Insurance in full force and effect for its full term, and continue to honor the obligations thereunder, and Pubco shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

(c)In the event Pubco or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Pubco or the Surviving Company (or their respective successors and assigns), as applicable, assume in writing the obligations set forth in this Section 5.18.

5.19Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used to pay (in the following order): (i) the Purchaser’s accrued Expenses, including the premiums for the D&O Tail Insurance, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), (iv) any administrative Expenses incurred by or on behalf of the Purchaser, and (v) any other Liabilities of the Purchaser as of the Closing. Such Expenses and Liabilities, as well as any Expenses and Liabilities that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for payment of Expenses and Liabilities of the Target Companies and for working capital and general corporate purposes of the Surviving Company. In the event that, following the Redemption, there are not sufficient funds remaining in the Trust Account at Closing, the Surviving Company shall pay on the Closing Date all Expenses and Liabilities of the Purchaser as of the Closing; provided, that the Purchaser and the Company shall not be required to pay on the Closing Date any amount in excess of $3,000,000 in the aggregate (not including amounts payable for D&O insurance or deferred underwriting compensation) without the prior written consent of the Company.

5.20Registration Rights Agreement. At the Closing, Parties will enter into a registration rights agreement in the form attached as Exhibit E hereto, providing for certain registration rights for certain shareholders of the Purchaser (the “Registration Rights Agreement”).

5.21Section 280G. To the extent necessary to avoid the application of Section 280G of the Code and the Treasury regulations thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than three (3) Business Days prior to the Closing Date, the Company shall obtain waivers (the form and substance of which shall be provided to Purchaser for reasonable review and comment) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and following the execution of the waivers described in clause (i), solicit the approval of the stockholders of the Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the Treasury regulations thereunder, in a manner and with a disclosure document that shall be provided to Purchaser for reasonable review and comment. At least three (3) Business Days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide Purchaser with copies of all Section 280G-related documents, including, without limitation, any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for Purchaser’s reasonable review and comment. Prior to the Closing Date, the Company shall deliver to Purchaser evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.21 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

ARTICLE VI

NO SURVIVAL

6.1No Survival. Representations and warranties of the Company and the Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the Purchaser and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the Purchaser or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the Purchaser in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE VII

CLOSING CONDITIONS

7.1Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Reincorporation, the Company Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a)Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Proxy Statement and the Purchaser Memorandum and Articles shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Extraordinary General Meeting in accordance with the Purchaser Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b)Written Consent. The Written Consent shall have been delivered to Purchaser.

(c)Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d)[Reserved.]

(e)Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(d) shall have each been obtained or made.

(f)No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g)Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(h)Nasdaq Listing. The Pubco Common Stock shall have been approved for listing on Nasdaq, subject to official notice of issuance.

7.2Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the First Company Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)Representations and Warranties. All of the representations and warranties of the Purchaser and its Subsidiaries set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser or its Subsidiaries pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b)Agreements and Covenants. The Purchaser and its Subsidiaries shall have performed in all material respects all of the Purchaser’s and its Subsidiaries’ obligations and complied in all material respects with all of the Purchaser’s and its Subsidiaries’ agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d)Closing Deliveries.

(i)Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii)Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser Memorandum and Articles as in effect as of the Closing Date (after giving effect to the Reincorporation), (B) the resolutions of the Purchaser’s and each of its Subsidiaries’ respective board of directors or other governing body authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which Purchaser or any of its Subsidiaries is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii)Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser, Pubco, Merger Sub I and Merger Sub II, in each case certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s, Pubco’s, Merger Sub I’s or Merger Sub II’s, as applicable, jurisdiction of organization and from each other jurisdiction in which the Purchaser, Pubco, Merger Sub I or Merger Sub II are qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by Pubco.

7.3Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser, Pubco, Merger Sub I and Merger Sub II to consummate the Reincorporation, the Company Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a)Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b)Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured as of the Closing Date.

(d)Closing Deliveries.

(i)Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c).

(ii)Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Company Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Company Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv)Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the First Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.

(v)Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(vi)Resignations. Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(vii)Registration Rights Agreement. The Purchaser shall have received a copy of the Registration Rights Agreement, duly executed by the Company.

(viii)Firpta Certificate. The Purchaser shall have received from the Company a duly executed certificate conforming to the requirements of Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3)(i) of the United States Treasury regulations, and a notice to be delivered to the United States Internal Revenue Service as required under Section 1.897-2(h)(2) of the United States Treasury regulations, each dated no more than thirty (30) days prior to the Closing Date and in form and substance reasonably acceptable to the Purchaser (the “Withholding Certificates”); provided, however, that notwithstanding anything to the contrary, the sole remedy under this Agreement for any failure of the Company to deliver the Withholding Certificates shall be for the Purchaser to withhold from payments pursuant to this Agreement in accordance with Section 1.21 any Taxes that are required to be withheld by the Purchaser by reason of such failure.

7.4Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII

TERMINATION AND EXPENSES

8.1Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)by mutual written consent of the Purchaser and the Company;

(b)by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VII have not been satisfied or waived by January 20, 2027 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d)by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser or any of its Subsidiaries of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser or any of its Subsidiaries shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e)by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f)by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured for at least ten (10) Business Days after written notice of such Material Adverse Effect is provided by the Purchaser to the Company;

(g)by written notice by either the Purchaser or the Company to the other, if the Purchaser Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained;

(h)by written notice by the Purchaser to the Company, if the Company shall have failed to deliver the Written Consent to the Purchaser within two (2) Business Days of this Agreement;

(i)by the Purchaser if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Purchaser has irrevocably confirmed by written notice to Company that all of the conditions set forth in Section 7.3 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Purchaser is ready, willing and able to consummate the Closing, and (iii) Company shall have failed to consummate the transactions contemplated in this Agreement within ten (10) Business Days after such notice; or

(j)by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than conditions that by their terms or nature are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed by written notice to Purchaser that all of the conditions set forth in Section 7.2 have been satisfied (other than conditions that by their terms or nature are to be satisfied at the Closing) or that it is willing to waive any such unsatisfied conditions and that the Company is ready, willing and able to consummate the Closing, and (iii) the Purchaser shall have failed to consummate the transactions contemplated in this Agreement within ten (10) Business Days after such notice.

8.2Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 8.3, 9.1, ARTICLE X, ARTICLE XI and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any covenant or obligation under this Agreement or any Fraud Claim (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Section 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.8, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3Fees and Expenses. Subject to Section 9.1 and except as set forth in this Section 8.3 or elsewhere in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Company Mergers or any other transaction contemplated by this Agreement is consummated; provided, that, if the Closing shall occur, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid first from the capital of the Purchaser and Pubco upon release of funds from the Trust Account, it being understood that any payments to be made (or to cause to be made) by the Purchaser or Pubco under this Section 8.3 shall be paid as soon as reasonably practicable upon consummation of the Company Mergers and release of proceeds from the Trust Account. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of the Business Combination. The Purchaser shall pay all filing fees and Expenses under any applicable Antitrust Laws, including the fees and Expenses relating to any pre-merger notification required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”). For the avoidance of doubt, if any shares of Pubco Common Stock are issued in payment of Expenses incurred by the Purchaser (including, without limitation, fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants retained by the Purchaser or any of its Affiliates), such issuance shall in no event reduce the number of shares of Pubco Common Stock that the Company Stockholders are entitled to receive as Merger Consideration under this Agreement.

ARTICLE IX

WAIVERS AND RELEASES

9.1Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including over-allotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to the Purchaser Memorandum and Articles to extend the Purchaser’s deadline to consummate a Business Combination, (b) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, and (c) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser or its

Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

ARTICLE X

MISCELLANEOUS

10.1Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

10.2Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by e-mail, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case, to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, Pubco, Merger Sub I or Merger Sub II at or prior to the Closing, to:

Archimedes Tech SPAC Partners II Co.
2093 Philadelphia Pike #1968

Claymont, DE 19703

Attn: Long Long, CEO
E-mail: [*********]

with a copy (which will not constitute notice) to: Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attn: Giovanni Caruso E-mail: [*********]

If to the Company or the Initial Surviving Corporation at or prior to the Closing, or if to Pubco or the Surviving Company following the Closing, to:

Forge Nano, Inc.
12300 Grant St. #100

Thornton, CO 80241
Attn: Paul Lichty, CEO
E-mail: [*********]

with a copy (which will not constitute notice) to: Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Attn: Benjamin M. Goodchild E-mail: [*********]

10.3Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.4Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.5[Reserved].

10.6Governing Law; Jurisdiction. Except for matters related to the Reincorporation under which the Laws of the Cayman Islands will also apply, this Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.2. Nothing in this Section 10.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.7WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT

IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8Specific Performance. Each Party acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an injunction, temporary restraining order, or other order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each Party further agrees that no other Party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties acknowledge and agree that the right of specific performance contemplated by this Section 10.8 is an integral part of the Agreement, and without that right, none of the Parties would have entered into this Agreement.

10.9Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.10Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

10.11Waiver. The Purchaser on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliate party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.12Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.13Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the Companies Act, DGCL, or DLLCA as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.14Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.15Legal Representation.

(a)The Parties agree that, notwithstanding the fact that Loeb may have, prior to the Closing, jointly represented the Purchaser, Pubco, Merger Sub I, Merger Sub II and/or the Sponsor, and each of their respective officers, employees and directors (each such Person, a “Designated Person”) in one or more matters relating this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby (including any matter that may be related to a proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and may continue those representations in the future in such matters, in the event of any post-Closing matters (i) relating to this Agreement, any other agreements contemplated hereby or the transactions contemplated hereby (including any matter that may be related to a proceeding or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (ii) in which Pubco or any of its Subsidiaries or equity holders of Pubco or any of Pubco’s Affiliates, on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Loeb will represent them in connection with such matters. Accordingly, following the Closing, the Parties agree that Loeb may represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, the Purchaser, Merger Sub I and Merger Sub II, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Loeb’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Purchaser and the Company, or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Loeb of Sponsor, the Purchaser or any of their respective Affiliates.

(b)The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of Loeb with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications in any form or format whatsoever between or among any of Loeb, Sponsor or the Purchaser, or any of their respective Representatives, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, or, beginning on the date of this Agreement, any dispute arising under this Agreement (the “SPAC Deal Communications”), shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Purchaser, Pubco, the Initial Surviving Corporation or the Surviving Company; provided, that nothing contained herein shall be deemed to be a waiver by the Designated Persons (including, (i) after the First Effective Time, the Initial Surviving Corporation and its Affiliates and (ii) after the Second Effective Time, the Surviving Company and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to a third-party. Pubco agrees on behalf of itself, the Purchaser and the Target Companies that after the Closing, (a) to the extent that the Purchaser or, after the Reincorporation Effective Time, Pubco or the Target Companies receives or takes physical possession of any SPAC Deal Communications, (i) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 10.15 and (ii) neither the Purchaser nor the Target Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (b) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Purchaser or any Target Company waive the attorney-client or other privilege, or by otherwise asserting that the Purchaser or the Target Companies after the Closing have the right to waive the attorney-client or other privilege and (c) not to seek to obtain the SPAC Deal Communications from Loeb so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third-party.

ARTICLE XI

DEFINITIONS

11.1Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, the Sponsor shall be deemed to be an Affiliate of the Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including, as applicable, the Written Consent, Purchaser Support Agreement, Lock-Up Agreement, the Confidentiality Agreement, the Registration Rights Agreement, the Escrow Agreement, the Subscription Agreement, the PIPE Investor Warrant Agreement and the Pubco Ascent Warrant Agreement.

“Applicable Taxes” means “Applicable Taxes” as defined in IRS Notice 2020-65 (and any corresponding Taxes under comparable state or local tax applicable Laws).

“Applicable Wages” means “Applicable Wages” as defined in IRS Notice 2020-65 (and any corresponding wages under comparable state or local tax applicable Laws).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, severance or termination pay, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to for the benefit of any current employee, director or consultant (or any beneficiary thereof), or with respect to which such Person has any Liability, whether direct or indirect, and whether actual or contingent.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Business Source Code” means source code (i) owned or purported to be owned by the Company or any of its Subsidiaries and (ii) embedded or incorporated in any Company Product (e.g., when compiled into executable object code or firmware) or otherwise material to the Company or any of its Subsidiaries in connection with the Business, taken as a whole.

“Closing Payment Shares” means a number of shares of Pubco Common Stock equal to (a) (i) $1,200,000,000 divided by (ii) $10.00 minus (b) the Pubco Common Stock issuable upon exercise of Pubco Convertible Securities issued in exchange for Company Convertible Securities, if any.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Ascent Options” means, collectively, the options or other rights to acquire securities of the Company and/or its Affiliates held by Ascent Funds International Management LLC, including those specified in the Amended and Restated Consulting Agreement between Ascent Funds International Management LLC and the Company dated September 1, 2025.

“Company Charter” means the Sixth Amended and Restated Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the First Effective Time.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company before the First Effective Time.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, the Company Warrants and the Company Ascent Options.

“Company IP” means all Intellectual Property owned by the Target Companies.

“Company IT Systems” means the systems that are owned, controlled by, or in the possession of the Company, including as part of any Company Product.

“Company Options” means the options to purchase Company Common Stock specified on Schedule 11.1(a) hereto.

“Company Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, par value $0.0001 per share, of the Company.

“Company Products” means each of the products and service that are currently developed, marketed, distributed, licensed, sold, offered for sale, or provided by or on behalf of the Company.

“Company Recommendation” means the recommendation by the board of directors of the Company to the Company stockholders that the Company stockholders entitled to vote approve this Agreement and the related transactions.

“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Company’s 2017 Equity Incentive Plan.

“Company Stockholders” means, collectively, the holders of Company Stock.”

“Company Warrants” means, collectively, the warrants to purchase Company Stock specified on Schedule 11.1(b) hereto.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement dated August 12, 2025, among the Company and Purchaser.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contaminants” means disabling devices, codes or instructions and “back door,” “time bomb,” “logic bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other malicious or surreptitious Software routines or hardware components designed or intended to permit unauthorized access or the unauthorized disruption, impairment, damage, corruption, disablement or erasure of any Company Products, Company IT Systems or other Intellectual Property or Personal Information (or any parts thereof) or any hardware, systems, Software or data of any customers or licensee of Company.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled,” “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Enforceability Exceptions” means, collectively, applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought.

“Environmental Law” means any Law concerning (a) the protection of human health and safety as it relates to exposure to Hazardous Materials, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Materials), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Award Conversion Amount” means the quotient obtained by dividing the Applicable Per Share Merger Consideration by the VWAP of Pubco Common Stock on the Nasdaq as reported by Bloomberg, L.P. for the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the Closing Date.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission or any form of fraud premised on recklessness or negligence) claim based in whole or in part upon fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body, including any Regulatory Authority.

“Hazardous Material” means any waste, gas, liquid, solid, mixture, compound, derivative, mixture, mineral or other substance or material, in each case, whether naturally occurring or manmade, that is defined, listed or designated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical,” “toxic chemical,” “radioactive” (or by any similar term or regulatory effect) under any Environmental Law, or any other material regulated, the storage, manufacture, generation, treatment, transportation, release, remediation, use, handling or disposal of which is in any way governed by or subject to or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, antimony, and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants, flammable or explosive substances, or pesticides.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than accounts payable to creditors for goods or services incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases required to be accounted for as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all Indebtedness secured by a Lien on any property owned or acquired by such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any unfunded or underfunded liabilities pursuant to any pension, retirement or nonqualified deferred compensation plan or arrangement, and (j) all obligations described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter dated February 10, 2025 to the Purchaser from the parties thereto, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Purchaser with the SEC on February 14, 2025.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, proprietary rights in Software, and any other intellectual property.

“Internet Assets” means any and all domain name registrations, social media accounts and web addresses.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 10, 2025, and filed with the SEC on February 11, 2025 (File No. 333-282885).

“IPO Underwriter” means BTIG, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Key Management Members” means Paul Lichty, James Trevey, Michael Kleinberg, Don Kaiser and Curtis Zimmermann.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Key Management Members, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if the Purchaser, the actual knowledge of the executive officers or directors of the Purchaser after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Lock-up Company Holders” means, collectively, the Company Stockholders specified on Schedule 11.1(c) hereto.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, development, circumstance, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect upon the business, assets and Liabilities (considered together), results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) would prevent, materially delay or materially impede the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case by the Outside Date; provided, however, for purposes of clause (a) above, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or any downturn in general economic or regulatory, legislative or political conditions (including the imposition of new or increased trade restrictions, tariffs or trade policies) in the credit, debt, securities, financial or capital markets in any jurisdiction; (ii) changes, conditions or effects that generally affect the industries or geographic areas in which such Person or any of its Subsidiaries operate (including changes generally in prevailing interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case in the United States or elsewhere in the world; (iii) changes after the date hereof in GAAP or other applicable Law (or the authoritative interpretation thereof); (iv) geopolitical conditions, acts of God, terrorism, war (whether or not declared), outbreak of hostilities, sabotage, cyberterrorism, terrorism, military actions, epidemic, pandemic, disease outbreak, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural or manmade disasters, weather conditions, epidemics, pandemics or other force majeure events (including any escalation or general worsening thereof); (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics, on or after the date of this Agreement (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) the negotiation, execution, public announcement, pendency, performance or consummation of the Company Mergers or the Reincorporation or any of the transactions contemplated hereby and in the Ancillary Documents, including, with respect to the Company, the impact of the foregoing on the relationships, contractual or otherwise, with employees, labor unions, works councils, financing sources, customers, franchises, suppliers, partners, Governmental Authorities, or other business relationships (other than for purposes of any representation or warranty in Section 4.5 or Section 4.6 or conditions to Closing related thereto but subject to disclosures in Schedule 4.5 or Schedule 4.6 of the Company Disclosure Schedules), (vii) any actions required to be taken pursuant to the express terms of this Agreement, or the failure of the Company or the Purchaser, as applicable, to take any action that the Company or the Purchaser, as applicable, is prohibited by the express terms of this Agreement from taking, (viii) with respect to the Company, any action taken or omitted to be taken by the Company or any of its Subsidiaries at the prior written request or with the prior written consent of Purchaser following the date of this Agreement or that is expressly required by this Agreement, (ix) the matters set forth in Schedule 11.1(e) of the Company Disclosure Schedules and (x) with respect to the Purchaser, the consummation and effects of the Redemption, except, in the case of clauses (i), (ii), (iii) or (iv), to the extent that the Company and its Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries which the Company and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Adverse Effect has occurred with respect to the Company). Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub I Common Stock” means the shares of common stock, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Off-the-Shelf Software” means “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software on commercially available terms.

“Open Source Code” means any Software that is distributed under the terms of a license meeting the definition of “Open Source” promulgated by the Open Source Initiative, or meeting the definition of “Free Software” promulgated by the Free Software Foundation, or any substantially similar license for “free,” “publicly available,” or “open source” Software, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD License, Artistic License, MIT License and the Creative Commons license.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves in accordance with GAAP have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) licenses, covenants not to sue or similar rights granted with respect to Intellectual Property in the ordinary course of business or (f) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“PIPE Investors” means the investors that are set forth on Schedule 11.1(a) of the Purchaser Disclosure Schedule or an Affiliate of any such investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned in accordance with its terms after the date hereof.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed as a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser and Pubco to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser and Pubco to all Company Stockholders in accordance with the terms of this Agreement.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco following the Reincorporation Effective Time.

“Pubco Convertible Securities” mean, collectively, convertible securities of Pubco issued in exchange for the Company Convertible Securities.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of the Purchaser (as amended or amended and restated).

“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Preference Shares” means the preference shares, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Units” means the units issued by the Purchaser in a private placement to its initial shareholders concurrently with the consummation of the IPO consisting of one Purchaser Ordinary Share and one-half of one Purchaser Private Warrant.

“Purchaser Private Warrants” means the warrants included as part of each Purchaser Private Unit, each whole warrant entitling the holder thereof to purchase one Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including over-allotment units acquired by the Purchaser’s underwriters) consisting of one (1) Purchaser Ordinary Share and one half of one Purchaser Public Warrant.

“Purchaser Public Warrants” means the warrants that were included as part of the Purchaser Public Units in the IPO, each whole warrant entitling the holder thereof to purchase one Purchaser Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Recommendation” means the recommendation by the board of directors of the Purchaser to the Purchaser shareholders that the Purchaser shareholders entitled to vote at the Purchaser Extraordinary General Meeting vote in favor of the Purchaser Shareholder Approval Matters.

“Purchaser Securities” means the Purchaser Units, Purchaser Ordinary Shares and the Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Public Units and Purchaser Private Units, collectively.

“Purchaser Warrants” means Purchaser Public Warrants and Purchaser Private Warrants, collectively.

“Redeeming Purchaser Shares” means Purchaser Ordinary Shares in respect of which the eligible (as determined in accordance with the Purchaser Memorandum and Articles) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its Redemption right.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed or converted pursuant to the Redemption pursuant to the Purchaser Memorandum and Articles (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Sanctioned Country” means any country or territory that is the target of comprehensive sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region, and the so-called Donetsk and Luhansk People’s Republics, except, in the case of Syria, only such dealings for the three years preceding July 1, 2025) as administered by the U.S. government, including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department and the U.S. Department of State.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means any Company Stockholder listed on Schedule 11.1(d) of the Company Disclosure Schedules.

“Software” means any computer software programs, whether in source code or object code form, and documentation related thereto and all associated software modules and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Archimedes Tech SPAC Sponsors II LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges in the nature of a tax, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person, and (d) any interest, fines, penalties, or additions to tax relating thereto, whether disputed or not.

“Trade Secrets” means any trade secrets and other proprietary confidential information that derives economic value from not being generally known, and not being readily ascertainable by proper means, by other Persons, including, as applicable, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods and know-how (whether or not patentable or subject to copyright or trademark protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means a period where the New York Stock Exchange and Nasdaq are open for business, typically from 9:30 am to 4:00 pm EST, excluding weekends and designated holidays, allowing for the buying and selling of securities.

“Transaction Consideration Value” means, in respect of any Transaction Consideration (expressed on a per-share basis (i.e., per share of Pubco Common Stock exchanged in the transaction)), either:

(a)with respect to Transaction Consideration in the form of cash, the U.S. dollar amount of such cash;

(b)with respect to Transaction Consideration in the form of securities listed and publicly traded on one or more national securities exchanges:

(i)if the holders of shares of Pubco Common Stock will receive a “floating” amount of such securities equal to a fixed U.S. dollar amount of consideration, the Transaction Consideration Value shall be such fixed U.S. dollar amount of consideration;

(ii)if the holders of shares of Pubco Common Stock will receive a “fixed” number of such securities per share of Pubco Common Stock, the Transaction Consideration Value of such consideration shall equal the product of (A) the number of securities to be received per share of Pubco Common Stock multiplied by (B) the VWAP of one such security determine over the thirty (30) Trading Day period ending three (3) Business Days prior to the closing date of such transaction;

(c)with respect to Transaction Consideration in the form of other securities (if any), the Transaction Consideration Value shall be $0.00.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith), in each case, that becomes payable solely as a result of the Company Mergers, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Pubco, Merger Sub I, Merger Sub II or any Target Company in connection with the Company Mergers or the other transactions contemplated by this Agreement.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 10, 2025, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Odyssey Transfer and Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded each day as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the day, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such day, then the closing price for such day. If the VWAP (or closing price) cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by Pubco. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Warrant Agreement” means that certain Warrant Agreement, dated as of February 10, 2025, by and between the Purchaser and Odyssey Transfer and Trust Company, as warrant agent.

“Written Consent” means a written consent for the Required Company Stockholder Approval signed by the Company’s Key Management Members and the Significant Company Holders sufficient to approve the First Company Merger and the other transactions contemplated by this Agreement.

11.2Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Acquisition Proposal	5.6(a)
Affordable Care Act	4.19(j)
Agreement	Preamble
Alternative Transaction	5.6(a)
Antitrust Expenses	5.9(b)
Antitrust Laws	5.9(b)
Applicable Per Share Merger Consideration	1.11(a)
Business Combination	9.1
Capitalization Date	4.3(a)
Cayman Registrar	1.7(a)
Class I Directors	5.17(a)
Class II Directors	5.17(a)
Class III Directors	5.17(a)

Closing	2.1
Closing Consideration Spreadsheet	1.17(a)
Closing Date	2.1
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Companies Act	Recitals
Company	Preamble
Company Benefit Plan	4.19(a)
Company Disclosure Schedules	Article IV
Company Earn-Out Shares	1.18(b)
Company Financials	4.7(a)
Company Material Contract	4.13(a)
Company Mergers	Recitals
Company Permits	4.10
Company Personal Property Leases	4.17
Company Real Property Leases	4.16
Company Registered IP	4.14(a)
D&O Indemnified Persons	5.18(a)
D&O Tail Insurance	5.18(b)
Designated Person	10.15(a)
DGCL	Recitals
DLLCA	Recitals
Environmental Permits	4.20(a)
Equity Incentive Plan	5.12(a)
Escrow Account	1.18(a)
Escrow Agent	1.18(a)
Escrow Agreement	1.18(a)
Exchange Agent	1.15(a)
Existing Representation	10.15(a)
Expenses	8.3
Extension	5.3(a)
Federal Securities Laws	5.7
First Certificate of Merger	1.2(a)
First Company Merger	Recitals
First Effective Time	1.2(a)
Initial Surviving Corporation	1.1(a)
Institutions	4.14(e)
Interim Balance Sheet Date	4.7(a)
Interim Period	5.1(a)
Letter of Transmittal	1.15(a)
Lock-Up Agreement	1.15(b)
Merger Consideration	1.8
Merger Intended Tax Treatment	1.4
Merger Sub I	Preamble
Merger Sub II	Preamble
OFAC	3.19(c)
Outside Date	8.1(b)
Parent Rep Letter	3.10(l)
Parties	Preamble
Party	Preamble
Per Share Transaction Value	1.18(f)
Personal Information	4.14(h)
PIPE Investor Warrant Agreement	Recitals
PIPE Investment	Recitals
Plan of Merger	1.7(a)

Post-Closing Matter	10.15(a)
Post-Closing Pubco Board	5.17(a)
Proxy Statement	5.12(a)
Pubco	Preamble
Pubco Option	1.10
Pubco Warrant	1.7(c)
Public Certifications	3.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Disclosure Schedules	Article III
Purchaser Extraordinary General Meeting	5.12(a)
Purchaser Financials	3.6(e)
Purchaser Material Contract	3.13(a)
Purchaser Shareholder Approval Matters	5.12(a)
Purchaser Support Agreement	Recitals
Redemption	5.12(a)
Registration Rights Agreement	5.20
Registration Statement	5.12(a)
Reincorporation	1.7(a)
Reincorporation Effective Time	1.7(a)
Reincorporation Intended Tax Treatment	1.7(d)
Related Person	4.21
Released Claims	9.1
Required Company Stockholder Approval	5.13
Required Consents	4.18
Required Purchaser Shareholder Approval	7.1(a)
SEC Reports	3.6(a)
Second Certificate of Merger	1.2(b)
Second Company Merger	Recitals
Second Effective Time	1.2(b)
Section 280G Approval	5.21
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
SPAC Deal Communications	10.15(a)
Specified Courts	10.6
Stockholder Merger Consideration	1.8
Subscribed Shares	Recitals
Subscription Agreement	Recitals
Surviving Company	1.1(b)
Transaction Consideration	1.18(f)
Top Customers	4.24
Top Suppliers	4.24
Transmittal Documents	1.15(b)
Waived 280G Benefits	5.21
Withholding Certificates	7.3(d)(viii)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

Archimedes Tech SPAC Partners II Co.

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

Pubco:

ATII Holdings Inc.

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

Merger Sub I:

ATII Merger Sub Inc.

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

Merger Sub II:

ATII Merger Sub II LLC

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

The Company:

Forge Nano, Inc.

By:	/s/ Paul Lichty
Name: Paul Lichty
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX C

PURCHASER SUPPORT AGREEMENT

This PURCHASER SUPPORT AGREEMENT (this “Agreement”) is dated as of April 20, 2026, by and among Archimedes Tech SPAC Sponsors II LLC, a Delaware limited liability company (the “Sponsor” and “Securityholder”), Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (“Purchaser”), and Forge Nano, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Securityholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Purchaser Ordinary Shares and Purchaser Private Units set forth on Schedule I attached hereto (all such securities of Purchaser (including securities underlying such securities), or any successor or additional securities of Purchaser of which ownership is hereafter acquired by the Securityholder prior to the termination of this Agreement are referred to herein as the “Subject Securities”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, Purchaser, ATII Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Purchaser (“Pubco”), ATII Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Purchaser (“Merger Sub I”), ATII Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Purchaser (“Merger Sub II”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the terms and conditions therein, (a) at least one day prior to the First Effective Time, and subject to receipt of the Required Purchaser Shareholder Approval, the Purchaser shall merge with and into Pubco, following which the separate corporate existence of the Purchaser shall cease and Pubco shall continue as the surviving corporation (the “Reincorporation”); and (b) at least one day after the completion of the Reincorporation, or on a later date as agreed by the Parties, (i) at the First Effective Time, Merger Sub I shall merge with and into the Company, pursuant to which the separate corporate existence of Merger Sub I shall cease and the Company shall continue the surviving corporation (the “Initial Surviving Corporation”) and a wholly-owned subsidiary of Pubco (the “First Company Merger”) and (ii) immediately following the First Company Merger, the Initial Surviving Corporation shall merge with and into Merger Sub II, pursuant to which the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue as the surviving company (the “Surviving Company”) and a wholly-owned subsidiary of Pubco (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”); and

WHEREAS, as an inducement to Purchaser and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SUPPORT AGREEMENT; COVENANTS

Section 1.1Binding Effect of Merger Agreement. The Securityholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors and the Securityholder desires to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including the Reincorporation, and the Securityholder desires to vote all Subject Securities that they own in favor of the approval and adoption of the Merger Agreement.

Section 1.2No Transfer of Subject Securities. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Section 8.1 (Termination) thereof and (c) the liquidation of Purchaser (the earlier of (a), (b) and (c), the “Expiration Time”), the Securityholder shall not, without the prior written consent of the Company, directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by the Securityholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by the Securityholder or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. A “Permitted Transfer” shall mean any Transfer (A) to any of Purchaser’s officers, directors or consultants, any Affiliate or any family member of any of Purchaser’s officers, directors or consultants; (B) to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates or any employees or consultants of such Affiliates; or (C) to any other Person, with the consent of Purchaser and the Company; provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (A) through (C), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Purchaser and the Company a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement. Purchaser shall not register any sale, assignment or transfer of any Subject Securities on Purchaser’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.2. Any purported Transfer in violation of this Section 1.2 shall be null and void ab initio and of no force or effect.

Section 1.3New Shares. In the event that (a) any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser are issued to the Securityholder after the date of this Agreement pursuant to any stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser of, on or affecting the Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser owned by the Securityholder or otherwise, (b) the Securityholder purchases or otherwise acquires beneficial ownership of any Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser after the date of this Agreement, or (c) the Securityholder acquires the right to vote or share in the voting of any Purchaser Ordinary Shares or other equity securities of Purchaser after the date of this Agreement (such Purchaser Ordinary Shares, Purchaser Warrants or other equity securities of Purchaser, collectively the “New Securities”), then such New Securities acquired or purchased by the Securityholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Securities as of the date hereof.

Section 1.4Certain Agreements of the Securityholder.

(a)At any meeting of the shareholders of Purchaser, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Purchaser is sought, the Securityholder hereby unconditionally and irrevocably agrees that it shall (i) appear at each such meeting, in person or by proxy, or otherwise cause all of its Purchaser Ordinary Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Purchaser Ordinary Shares:

(i)in favor of each Purchaser Shareholder Approval Matter, including, without limitation, the Merger Agreement, the Transactions, and any other consent, waiver, approval is required under Purchaser’s organizational documents or under any agreements between Purchaser and its shareholders, or otherwise sought by Purchaser with respect to the Merger Agreement or the Transactions or the Purchaser Shareholder Approval Matters;

(ii)against any Alternative Transaction or any proposal relating to a business combination transaction (other than the Purchaser Shareholder Approval Matters and the transactions contemplated thereby);

(iii)against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Purchaser (other than the Merger Agreement or the Ancillary Documents and the Transactions);

(iv)against any change in the business, management or Board of Directors of Purchaser (other than in connection with the Purchaser Shareholder Approval Matters and the transactions contemplated thereby);

(v)against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Documents or the Transactions, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Purchaser, Pubco, Merger Sub I or Merger Sub II or the Securityholder under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article VII of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Purchaser; and

(vi)in favor of any extension of Purchaser’s deadline to consummate a “Business Combination” as such term is defined in the Purchaser Memorandum and Articles, to the extent permitted under the Purchaser Memorandum and Articles.

The Securityholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)The Securityholder shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 10, 2025, by and among Purchaser, the Sponsor and the other parties thereto (the “Letter Agreement”), including the obligations of the Securityholder pursuant to Section 1 therein to not redeem, sell or tender, or submit a request to Purchaser’s transfer agent or otherwise exercise any right to redeem, sell or tender, any Purchaser Ordinary Shares owned by the Securityholder in connection with the transactions contemplated by the Merger Agreement. During the period commencing on the date hereof and ending on the Expiration Time, without the prior written consent of the Company, the Securityholder shall not modify or amend any contract between or among the Securityholder or any Affiliate of the Securityholder (other than Purchaser or any of its subsidiaries), on the one hand, and Purchaser or any of Purchaser’s subsidiaries, on the other hand, including, for the avoidance of doubt, the Letter Agreement.

(c)The Securityholder hereby irrevocably appoints as its proxy and attorney-in-fact Long Long (the “Securityholder’s Representative”), and any Person designated in writing by the Securityholder’s Representative from time to time, each of them individually, with full power of substitution and resubstitution, until the termination of this Agreement, to vote the Subject Securities (or grant a consent or approval, as applicable) beneficially owned by the Securityholder in accordance with Section 1.4 in connection with any vote, consent or other approval of stockholders of the Company in respect of any of the matters described in Section 1.4; provided, however, that the Securityholder’s grant of the proxy contemplated by this Section 3.12 shall be effective if, and only if, the Securityholder fails to vote such Subject Securities (or grant a consent or approval, as applicable) in accordance with Section 1.4. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Company to enter into the Merger Agreement and shall be irrevocable prior to the First Effective Time, at which time any such proxy shall terminate and be released. Neither the Securityholder’s Representative nor any other Person may exercise this proxy on any matter, or in circumstance, except as provided above. The Securityholder’s Representative may terminate this proxy with respect to the Securityholder at any time at his or her sole election by written notice provided to the Securityholder and the Company.

(d)Purchaser, the Company and the Sponsor have a common interest in entering into and consummating, in each case, prior to or concurrently with the Closing, (a) the Subscription Agreement and the PIPE Investor Warrant Agreement in connection with the PIPE Investment, and/or (b) a financing in connection with the transactions contemplated by the Merger Agreement, including, without limitation, committed equity investments (including any private investments in public equity), convertible debt, debt financing, non-redemption arrangements and/or backstop arrangements (any such financing transaction, a “Financing Transaction”). In furtherance thereof, the Sponsor agrees to contribute up to 3,300,000 Purchaser Ordinary Shares, together with all shares of Pubco Common Stock issued upon conversion thereof, including any securities paid as dividends or distributions with respect to or into which such shares are exchanged or converted (the “Contribution Shares”) to secure one or more Financing Transactions. To the extent the PIPE Investors fund any Financing Transaction of at least $100 million, the Sponsor shall transfer to such PIPE Investors 3,000,000 Contribution Shares to secure such Financing Transaction; and the remaining 300,000 Contribution Shares shall be transferred to investors to secure other Financing Transactions to the extent such Financing Transactions are funded by such investors. Any Contribution Shares not used to secure Financing Transactions shall be retained by the Sponsor.

Section 1.5Further Assurances. The Securityholder shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Purchaser under applicable Laws to effect the actions and to consummate the Transactions, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.6No Inconsistent Agreement. The Securityholder hereby represents and covenants that it has not entered into, shall not enter into, and shall not grant a proxy or power of attorney to enter into, any agreement or undertaking that would restrict, limit, be inconsistent with or interfere with the performance of its obligations hereunder.

Section 1.7No Challenges. The Securityholder hereby agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Pubco, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement. The Securityholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, dissenter’s rights and any similar rights under applicable Law relating to the Reincorporation, the Company Mergers and the consummation of the Transactions, including any notice requirements.

Section 1.8Consent to Disclosure. The Securityholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Purchaser or the Company to any Governmental Authority or to securityholders of Purchaser or the Company) of the Securityholder’s identity and beneficial ownership of Subject Securities, and the nature of the Securityholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate or legally required by Purchaser or the Company, a copy of this Agreement. The Securityholder shall promptly provide any information reasonably requested by Purchaser or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1Representations and Warranties of the Securityholder. The Securityholder represents and warrants as of the date hereof to Purchaser and the Company as follows:

(a)Organization; Due Authorization. The Securityholder, if not a natural person, is duly organized and validly existing under the Laws of its jurisdiction of incorporation, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Securityholder’s organizational powers, and the Securityholder has been duly authorized by all necessary organizational actions on the part of the Securityholder. This Agreement has been duly executed and delivered by the Securityholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Securityholder.

(b)Ownership. The Securityholder is the record and beneficial owner (as defined in the Securities Act) of, and has good, valid and marketable title to, all of the Securityholder’s Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Agreement, (ii) Purchaser’s organizational documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) any applicable securities Laws. The Securityholder does not own of record or beneficially own on the date of this agreement any equity securities in Purchaser other than the Securityholder’s Subject Securities. The Securityholder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to its Subject Securities, and none of the Securityholder’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Letter Agreement. Other than the Purchaser Private Warrants held by the the Securityholder (if any), the Securityholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of Purchaser or any equity securities convertible into, or which can be exchanged for, equity securities of Purchaser.

(c)No Conflicts. The execution and delivery of this Agreement by the Securityholder does not, and the performance by the Securityholder of its obligations hereunder and the consummation of the transactions contemplated hereby, the Reincorporation, the Company Mergers and the other transactions contemplated by the Merger Agreement will not constitute or result in, (i) conflict with or result in a violation of the organizational documents of the Securityholder, (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Securityholder or its Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Securityholder of its obligations under this Agreement, or (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser or any of Purchaser’s Subsidiaries, to the extent the creation of such Lien would prevent, enjoin or materially delay the performance by the Securityholder of its obligations under this Agreement.

(d)Litigation. There are no Actions pending against the Securityholder, or to the knowledge of the Securityholder, threatened against the Securityholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Securityholder of its obligations under this Agreement. There is no outstanding Order imposed upon the Securityholder, or, if applicable, any of its Subsidiaries.

(e)Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Securityholder, for which Purchaser or any of its Affiliates may become liable.

(f)Affiliate Arrangements. Except as set forth on Schedule II attached hereto, the Securityholder is not party to, nor has any rights with respect to or arising from, any Contract with Purchaser or its Subsidiaries.

(g)Acknowledgment. The Securityholder understands and acknowledges that each of Purchaser and the Company is entering into the Merger Agreement in reliance upon the Securityholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Securityholder contained herein.

(h)Adequate Information. The Securityholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of Purchaser and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Purchaser or the Company and based on such information as the Securityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Securityholder acknowledges that Purchaser and the Company have not made and do not make any representation or warranty to the Securityholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Securityholder acknowledges that the agreements contained herein with respect to the Subject Securities held by the Securityholder are irrevocable.

ARTICLE III

MISCELLANEOUS

Section 3.1Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of Purchaser and (c) the written agreement of the Securityholder, Purchaser and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.2Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of

Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3Jurisdiction; Waiver of Jury Trial.

(a)Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 3.3.

(b)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 3.5Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 3.6Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Purchaser, the Company and the Securityholder, and which makes reference to this Agreement.

Section 3.7Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.2 of the Merger Agreement to the applicable party, with respect to the Company and Purchaser, at the respective addresses set forth in Section 10.2 of the Merger Agreement, and, with respect to the Securityholder, at the Securityholder’s respective address set forth on Schedule I.

Section 3.9Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.10Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof.

Section 3.11Adjustment for Stock Split. If, and as often as, there are any changes in Purchaser or the Subject Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Sponsor, Purchaser, the Company, or the Subject Securities, as so changed.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

SPONSOR:

ARCHIMEDES TECH SPAC SPONSORS II LLC

By:	/s/ Long Long
Name: Long Long
Title: Managing Member

PURCHASER:

ARCHIMEDES TECH SPAC PARTNERS II CO.

By:	/s/ Long Long
Name: Long Long
Title: Chief Executive Officer

[Signature Page to Purchaser Support Agreement]

COMPANY:

FORGE NANO, INC.

By:	/s/ Paul Lichty
Name: Paul Lichty
Title: Chief Executive Officer

[Signature Page to Purchaser Support Agreement]

ANNEX D

FORM OF

LOCK-UP AND RELEASE AGREEMENT

[     ], 2026

Forge Nano, Inc.

12300 Grant St. #100

Thornton, CO 80241

Attn: Paul Lichty, CEO

E-mail: [*********]

Re:Lock-Up and Release Agreement (this “Agreement”)

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof, as may be amended, supplemented or otherwise modified from time to time (the “Merger Agreement”), by and among (i) Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (the “Purchaser”), (ii) ATII Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Pubco”), (iii) ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub I”), (iv) ATII Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub II”) and (v) Forge Nano, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

As a material inducement for, and a condition to the willingness of, Pubco to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned (together with the undersigned’s affiliated Persons set forth on Schedule A hereto entitled to receive Merger Consideration pursuant to the Merger Agreement, the “Subject Party”) hereby agrees as follows:

1.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests or by Contract or otherwise, and the terms “controlling”, “under common control with” and “controlled by” have correlative meanings to the foregoing.

(b)“Beneficially Own” means, with respect to any Subject Shares, having “beneficial ownership” as determined pursuant to Rule 13d3 promulgated under the Exchange Act.

(c)“Disability” means (i) the inability of the Subject Party, by reason of bona fide physical or mental injury, illness or other similar cause, to perform the duties and responsibilities of the Subject Party’s provision of services to the Target Companies for a period of at least 180 days or more during any 365-day period and where such injury, illness or other similar cause is reasonably anticipated to continue to prevent the Subject Party from operating or functioning in a similar capacity after such 180-day period, which determination shall be made by a licensed independent physician reasonably agreed in writing by Pubco and the Subject Party (or his or her authorized representative or power-of-attorney), or (ii) if the Subject Party is a participant in a long-term disability plan of Pubco or any of its Subsidiaries or Affiliates, the determination of disability under such plan also will be considered “Disability” for purposes of this Agreement.

(d)“Hedge” means to acquire any option or right or any equivalent contract to, directly or indirectly (including through one or more synthetic transactions), sell or otherwise dispose of the economic interest in Lock-Up Shares, or to enter into any swap, hedge, synthetic arrangement or any other agreement, including any short sales of Lock-Up Shares, purchase of, or entry into, any put or call option, forward, swap or other derivative positions, transactions or instruments, that directly or indirectly Transfers, in whole or in part, the economic interest in Lock-Up Shares, including the establishment or increase of any “put equivalent position” or liquidation or a decrease of a “call equivalent position” in Lock-Up Shares within the meaning of Section 16 of the Exchange Act. When used as a noun, “Hedge” has a correlative meaning.

(e)“Lock-Up Period” means the period commencing on the date hereof and ending at the earlier of (i) 11:59 p.m. (Eastern Time) on the six (6) month anniversary of the Closing Date or (ii)11:59 p.m. (Eastern Time) on the date on which the last reported sale price of the shares of Pubco Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and other similar transactions) for any twenty (20) trading days within any thirty (30) trading day period after the consummation of the First Company Merger pursuant to the Merger Agreement.

(f)“Lock-Up Shares” means, during the Lock-Up Period, one hundred percent (100%) of the Subject Shares.

(g)“Share Certificate” means a certificate evidencing Lock-Up Shares.

(h)“Subject Shares” means the aggregate Merger Consideration, comprised of shares of Pubco Common Stock, received by the Subject Party pursuant to the Merger Agreement, whether such shares of Pubco Common Stock are owned directly or otherwise Beneficially Owned by the Subject Party.

(i)“Transfer” means, with respect to any Subject Shares or a right attributable thereto or interest therein, any direct or indirect sale, exchange, assignment, transfer (including by merger, conversion or operation of law), gift or other disposition of such Subject Shares, whether voluntary, involuntary or by operation of law and including by means of any Hedge, or a charge, mortgage, pledge of or granting of any other form of security interest in any such Subject Shares or interest therein (or such right attributable thereto). For the avoidance of doubt, a Transfer shall include any of the foregoing actions by the Subject Party who is not a natural person or by any equityholder in any such Subject Party that is not a natural person continuing up the ownership chain to and including a natural person.

2.Transfer Restrictions. During the period beginning as of the date hereof and continuing until the expiration of the Lock-Up Period, and subject to the exceptions in Sections 3, 4, 5 and 6, hereof, the Subject Party shall not Transfer, permit or cause the Transfer of, any Lock-Up Shares (whether or not any transaction is to be settled by delivery of Lock-Up Shares or such other securities, in cash or otherwise), or make a public announcement of any intention to effect such a Transfer. Any purported Transfer that does not comply with the terms of this Agreement shall be null and void. For the avoidance of doubt, this Agreement does not purport to restrict any Transfer of shares of Pubco Common Stock (i) acquired in open market transactions by the Subject Party (whether prior to, on or after the Closing Date), or (ii) that are Subject Shares but no longer qualify as Lock-Up Shares.

3.Permitted Transfers. Notwithstanding anything to the contrary in this Agreement, the Subject Party may Transfer the Subject Party’s Lock-Up Shares only in the following circumstances:

(a)to Pubco’s directors or officers or any affiliates or family members of Pubco’s directors or officers;

(b)if the Subject Party is an individual, by gift to a member of the Subject Party’s Immediate Family or to a trust, the beneficiary of which is a member of such Subject Party’s Immediate Family or an affiliate of such person, or to a charitable organization; provided that in the case of an Immediate Family member that is a trust, such trust does not require or permit the distribution of any of the Lock-Up Shares other than to the Subject Party and/or the Subject Party’s Immediate Family members; provided, further, that any such Transfer shall be for bona fide estate planning purposes and does not involve a disposition for value;

(c)if the Subject Party is an individual, by virtue of laws of descent and distribution upon death of Subject Party or otherwise in connection with Transfers by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the Immediate Family of the Subject Party;

(d)if required pursuant to any Applicable Law or a final and non-appealable Governmental Order of any Governmental Authority (including by Transfers by operation of law pursuant to a qualified domestic order, divorce settlement, or divorce decree or separation agreement or wind-up or dissolution of a legal entity);

(e)to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (d) above; and

provided that in the case of any Transfer pursuant to clauses (a)-(d), each transferee shall execute and deliver to Pubco a lock-up letter substantially in the form of this Agreement as a condition to the effectiveness of such Transfer.

4.Termination. This Agreement shall terminate upon the earlier of (i) the expiration of the Lock-Up Period, (ii) the termination of the Merger Agreement in accordance with Section 8.1 of the Merger Agreement, and (iii) to the extent that the Subject Party is employed by the Company as of the date hereof, the termination of such employment of the Subject Party by Pubco (or its Affiliate) without Cause (as defined in the Subject Party’s employment agreement).

5.Pubco Transactions. Notwithstanding anything to the contrary in this Agreement, the Subject Party shall be permitted to Transfer the Lock-Up Shares to a third party pursuant to a tender or exchange offer for shares of Pubco Common Stock or other transaction involving shares of Pubco Common Stock, including, without limitation, a merger, consolidation, stock exchange, reorganization or other business combination or similar transaction, involving a change of control or similar extraordinary transaction of Pubco that, in each case, has been approved by the board of directors of Pubco (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the Subject Party may agree to Transfer the Subject Party’s Lock-Up Shares in connection with any such transaction, or vote any of the Subject Party’s Lock-Up Shares in favor of any such transaction); provided that all of the Subject Party’s Lock-Up Shares that are not so Transferred remain subject to this Agreement; and provided, further, that it shall be a condition of the Transfer that if such transaction is not completed, any of the Subject Party’s Lock-Up Shares shall remain subject to the restrictions herein.

6.Stop Transfer Instructions. In furtherance of the foregoing, Pubco and any duly appointed transfer agent for the registration or Transfer of the securities described herein are hereby authorized to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of this Agreement. The Subject Party agrees and hereby consents to the entry of stop transfer instructions with Pubco’s transfer agent and registrar against the Transfer of the applicable portion of the Subject Shares that, at such time during the Lock-Up Period, constitutes Lock-Up Shares except in compliance with and as contemplated by Sections 3, 4 and 5. The Subject Party further understands and acknowledges that this Agreement is irrevocable and shall be binding upon its heirs, legal representatives, successors and assigns.

7.(a)Legends. The Subject Party acknowledges that, to the extent applicable, each Share Certificate shall be endorsed with the legend substantially in the form set forth below, as well as any additional legend imposed or required by Applicable Law.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON SALE OR TRANSFER CONTAINED IN A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PUBCO.

(b)Pubco will take all actions necessary to have the Lock-Up Legend and all stop transfer instructions removed from each applicable portion of the Subject Shares on the date such portion no longer constitutes Lock-Up Shares. In connection with any removal of the Lock-Up Legend and stop transfer instructions pursuant to this paragraph, if required by Pubco’s transfer agent and registrar, Pubco will, at its expense, promptly cause an opinion of counsel to be delivered to and maintained with such transfer agent and registrar, together with any other authorizations, certificates and directions required by such transfer agent and registrar, that authorize and direct the transfer agent and registrar to issue such Subject Shares without a Lock-Up Legend.

8.Representations, Warranties and Acknowledgments.

(a)Each party hereby represents and warrants to the other party that it has full power and authority to enter into this Agreement.

(b)The Subject Party represents and warrants that, when the Lock-Up Shares are issued to the Subject Party, the Subject Party will have, and, except as contemplated by Sections 3, 4 and 5 above, will retain for the duration of the Lock-Up Period good and marketable title to its Subject Shares, free and clear of all liens, encumbrances, and claims whatsoever (other than arising or as expressly permitted under this Agreement or under applicable securities laws).

(c)The Subject Party understands that his, her, their or its entry into this Agreement is a condition to the Subject Party’s entitlement to receive the Subject Shares and that Pubco is relying upon this Agreement in performing its respective obligations that are subject to such condition.

9.Release.

(a)The Subject Party, on behalf of itself and its Affiliates, hereby releases and forever discharges the Pubco (including the Target Companies following the Closing) and their respective officers, managers, directors, employees and representatives (each, solely in their capacity as such, a “Seller Released Person”) from all debts, demands, Proceedings, covenants, torts and damages and all defenses, offsets, judgments and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Seller Released Person, or which the Subject Party has or has ever had, in the Subject Party’s or its Affiliates’ capacity as an owner of equity interests in the Target Companies prior to the Closing (individually, a “Seller Released Claim” and, collectively, the “Seller Released Claims”). For the avoidance of doubt and by way of example only, nothing contained herein will operate to release, and the term Seller Released Claims shall not include, (A) any obligations of the Target Companies to any employee with respect to accrued and unpaid salary, paid time off, expense reimbursement and other compensation or employee benefits, in each case, arising in the ordinary course prior to the Closing Date, (B) any indemnification obligations of any of the Target Companies to the Subject Party under the Organizational Documents of such Target Company, (C) any rights or claims under this Agreement or any commercial arrangement between the Subject Party or its Affiliates, on the one hand, and any Seller Released Person, on the other hand, (D) any claims that cannot be released as a matter of Applicable Law, or (E) any claims that do not arise out of the Subject Party’s or its Affiliates’ capacity as an owner of equity interests in the Target Companies prior to Closing (clauses (A) – (E), collectively, the “Permitted Claims”).

(b)Subject to the other provisions set forth in this Section 9, the Subject Party: (A) expressly waives and relinquishes all rights and benefits that the Subject Party may have under Applicable Law with respect to the matters released under this Section 9, including any state law or any common law principles limiting waivers of unknown claims; (B) understands that the facts and circumstances under which the Subject Party gives this full and complete release and discharge of the Seller Released Persons may hereafter prove to be different than now known or believed to be true by the Subject Party; and (C) accepts and assumes the risk thereof and agrees that the Subject Party’s full and complete release and discharge of the Seller Released Persons with respect to the matters described in this Section 9 shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts and circumstances.

(c)By executing this Agreement, Pubco acknowledges and agrees that the Subject Party is not releasing or waiving thereunder (or otherwise) any Permitted Claims.

(d)In furtherance and not in limitation of any other provision set forth in this Section 9, except as otherwise set forth herein or as prohibited by law or statute, it is the intention of the Subject Party, on behalf of itself and its Affiliates, to extinguish all Seller Released Claims and consistent with such intention, the Subject Party, on behalf of itself and its Affiliates, hereby expressly waives his, her or its rights to the fullest extent permitted by law, to any benefits of the provisions of Section 1542 of the California Civil Code or any other similar state law, federal law or principle of common law, which may have the effect of limiting the releases set forth herein, which reads in full as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

10.Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via electronic mail transmission to the electronic mail address given below (provided no rejection notice is received by the sender); (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Pubco:

Forge Nano, Inc.

12300 Grant St. #100

Thornton, CO 80241

Attn: Paul Lichty, CEO

E-mail: [*********]

with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn: Benjamin M. Goodchild

E-mail: [*********]

If to the Subject Party:
To the address set forth on the signature page attached hereto.

Any party may change its address for the purpose of this Section 10 by giving the other parties written notice of its new address in the manner set forth above.

11.Miscellaneous.

(a)Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(b)Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced as a result of any Applicable Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner material to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

(c)Entire Agreement; Amendments and Waivers. This Agreement represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and, except as explicitly set forth herein, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as otherwise expressly provided herein, remedies hereunder are cumulative and are not exclusive of any other remedies provided by Applicable Law.

(d)Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of Pubco, the Subject Party and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e)Governing Law. This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Applicable Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Specified Courts (as defined in the Merger Agreement), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Proceeding relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Proceeding relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Specified Courts. Each party agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 10.

(f)Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(f).

(g)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(h)Electronic Signatures. Each party hereby consents to receipt of this Agreement in electronic form and understands and agrees that this Agreement may be signed electronically. In the event that any signature is delivered by electronic mail, or otherwise by electronic transmission evidencing an intent to sign this Agreement, such electronic mail or other electronic transmission shall create a valid and binding obligation of the applicable party with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by electronic mail or other electronic transmission is legal, valid and binding for all purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Very truly yours,

SUBJECT PARTY:

By:

Name:
(please print full name)

Address:

(please print mailing address)

ACCEPTED AND AGREED TO:

FORGE NANO, INC.

By:

Name:
(please print full name)

Address:	12300 Grant St. #100

Thornton, CO 80241
(please print mailing address)

[Signature Page to Lock-Up and Release Agreement]

Schedule A

Name	ATII Holdings Inc.	Subject Shares
[ ]	[ ]	[ ]

ANNEX E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

by and among

ATII HOLDINGS INC.

and

THE STOCKHOLDERS THAT ARE SIGNATORIES HERETO

Dated as of [     ], 2026

E-i

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, dated as of [         ], 2026 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made and entered into by and among (i) ATII Holdings, Inc., a Delaware corporation (the “Company”), (ii) the stockholders of the Company party hereto (the “Stockholders”) and (iii) any person or entity who hereafter becomes a party to this Agreement pursuant to Section 4.06 of this Agreement (each, a “Holder” and collectively with the Stockholders, the “Holders”).

RECITALS:

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of April 20, 2026 (as amended from time to time on or prior to the date hereof, the “Merger Agreement”), among (i) the Company, (ii) Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (the “Purchaser”), (iii) Forge Nano, Inc., a Delaware corporation (“Forge Nano”), (iv) ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub I”), (v) ATII Merger Sub II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub II”), pursuant to which (i) the Purchaser merged with and into the Company, with the Company continuing as the surviving corporation, (ii) Merger Sub I merged with and into Forge Nano, with Forge Nano continuing as the surviving corporation (the “First Company Merger”), and immediately thereafter, Forge Nano merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”);

WHEREAS, the Purchaser, Archimedes Tech SPAC Sponsors II LLC, a Delaware limited liability company and a Stockholder (the “Sponsor”), BTIG, LLC and the other parties thereto are parties to that certain Registration Rights Agreement, dated as of February 10, 2025 (the “Original Registration Rights Agreement”), which shall be amended and restated by this Agreement;

WHEREAS, following the closing of the Company Mergers (the “Closing”), the Sponsor and the other Stockholders own shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and Common Stock Equivalents (as defined herein);

WHEREAS, in connection with the Company Mergers, the Company has agreed to provide the registration rights set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Article 1

Certain Definitions

Section 1.01.Definitions. As used herein, the following terms shall have the following meanings:

“Additional Piggyback Rights” has the meaning ascribed to such term in Section 2.03(a).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any Holder.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Automatic shelf registration statement” has the meaning ascribed to such term in Section 2.04.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Claims” has the meaning ascribed to such term in Section 2.09(a).

“Common Stock” has the meaning ascribed to such term in the recitals.

“Common Stock Equivalents” means all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) shares of Common Stock (including any note or debt security convertible into or exchangeable for shares of Common Stock).

“Company” has the meaning ascribed to such term in the Preamble.

“Demand Exercise Notice” has the meaning ascribed to such term in Section 2.01(b)(i).

“Demand Registration” has the meaning ascribed to such term in Section 2.01(b)(i).

“Demand Registration Period” has the meaning ascribed to such term in Section 2.01(b)(i).

“Demand Registration Request” has the meaning ascribed to such term in Section 2.01(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.

“Expenses” means any and all fees and expenses incident to the Company’s performance of or compliance with Article 2, including: (i) SEC, stock exchange, FINRA and all other registration and filing fees and all listing fees and fees with respect to the inclusion of securities on The Nasdaq Stock Market or on any other U.S. or non-U.S. securities market on which the Registrable Securities are listed or quoted, (ii) fees and expenses of compliance with state securities or “blue sky” laws of any state or jurisdiction of the United States or compliance with the securities laws of foreign jurisdictions and in connection with the preparation of a “blue sky” survey, including reasonable fees and expenses of outside “blue sky” counsel and securities counsel in foreign jurisdictions, (iii) word processing, printing and copying expenses, (iv) messenger and delivery expenses, (v) expenses incurred in connection with any road show, (vi) fees and disbursements of counsel for the Company, (vii) with respect to each registration or underwritten offering, the reasonable fees and disbursements of one counsel for the Participating Holder(s) collectively (selected by the holders of a majority of the Registrable Securities held by such Participating Holder(s)), together in each case with any local counsel, provided that expenses payable by the Company pursuant to this clause (vii) shall not exceed (1) $150,000 for the first registration pursuant to this Agreement and (2) $100,000 for each subsequent registration, (viii) fees and disbursements of all independent public accountants (including the expenses of any opinion and/or audit/review and/or “comfort” letter and updates thereof) and fees and expenses of other Persons, including special experts, retained by the Company, (ix) fees and expenses payable to a Qualified Independent Underwriter (but expressly excluding any underwriting discounts and commissions), (x) fees and expenses of any transfer agent or custodian, (xi) any other fees and disbursements of underwriters, if any, customarily paid by issuers or sellers of securities, including reasonable fees and expenses of counsel for the underwriters in connection with any filing with or review by FINRA (but expressly excluding any underwriting discounts and commissions) and (xii) rating agency fees and expenses.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Initiating Holders” has the meaning ascribed to such term in Section 2.01(b)(i).

“Joinder Agreement” means a writing in the form set forth in Exhibit A hereto whereby a new Holder of Registrable Securities becomes a party to, and agrees to be bound, to the same extent as its transferor, as applicable, by the terms of this Agreement.

“Majority Participating Holders” means Participating Holders holding more than 50% of the Registrable Securities proposed to be included in any offering of Registrable Securities by such Participating Holders pursuant to Section 2.01 or Section 2.02.

“Manager” means the lead managing underwriter of an underwritten offering.

“Minimum Threshold” means $50.0 million.

“Opt-Out Request” has the meaning ascribed to such term in Section 4.16.

“Participating Holders” means all Holders of Registrable Securities which are proposed to be included in any offering of Registrable Securities pursuant to Section 2.01 or Section 2.02.

“Person” means any individual, firm, corporation, company, limited liability company, partnership, trust, joint stock company, business trust, incorporated or unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“Piggyback Notice” has the meaning ascribed to such term in Section 2.02(a).

“Piggyback Shares” has the meaning ascribed to such term in Section 2.03(a)(ii).

“Postponement Period” has the meaning ascribed to such term in Section 2.01(c).

“Qualified Independent Underwriter” means a “qualified independent underwriter” within the meaning of FINRA Rule 5121.

“Registrable Securities” means (a) any shares of Common Stock and Common Stock Equivalents held by the Holders at any time (including those held as a result of, or issuable upon, the conversion or exercise of Common Stock Equivalents), whether now owned or acquired by the Holders at a later time, (b) any shares of Common Stock issued or issuable, directly or indirectly, in exchange for or with respect to the Common Stock referenced in clause (a) above by way of stock dividend, stock split or combination of shares or in connection with a reclassification, recapitalization, merger, share exchange, consolidation or other reorganization and (c) any securities issued in replacement of or exchange for any securities described in clause (a) or (b) above. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire, directly or indirectly, such Registrable Securities (including upon conversion, exercise or exchange of any equity interests but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall not be required to convert, exercise or exchange such equity interests (or otherwise acquire such Registrable Securities) to participate in any registered offering hereunder until the closing of such offering. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been disposed of in compliance with the requirements of Rule 144, (C) such securities have been sold in a public offering of securities or (D) such securities have ceased to be outstanding.

“Rule 144” have the meaning ascribed to such term in Section 4.02.

“SEC” means the U.S. Securities and Exchange Commission or such other federal agency which at such time administers the Securities Act.

“Section 2.03(a) Sale Number” has the meaning ascribed to such term in Section 2.03(a).

“Section 2.03(b) Sale Number” has the meaning ascribed to such term in Section 2.03(b).

“Section 2.03(c) Sale Number” has the meaning ascribed to such term in Section 2.03(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC issued under such Act, as they may from time to time be in effect.

“Shelf Registrable Securities” has the meaning ascribed to such term in Section 2.01(a)(ii).

“Shelf Registration Statement” has the meaning ascribed to such term in Section 2.01(a)(i).

“Shelf Underwriting” has the meaning ascribed to such term in Section 2.01(a)(ii).

“Shelf Underwriting Initiating Holders” has the meaning ascribed to such term in Section 2.01(a)(ii).

“Shelf Underwriting Notice” has the meaning ascribed to such term in Section 2.01(a)(ii).

“Shelf Underwriting Request” has the meaning ascribed to such term in Section 2.01(a)(ii).

“Subsidiary” means any direct or indirect subsidiary of the Company on the date hereof and any direct or indirect subsidiary of the Company organized or acquired after the date hereof.

“Underwritten Block Trade” has the meaning ascribed to such term in Section 2.01(a)(ii).

“Valid Business Reason” has the meaning ascribed to such term in Section 2.01(c).

“WKSI” means a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act).

Article 2

Registration Rights

Section 2.01.Demand Registrations. (a) (i) As soon as practicable but no later than thirty (30) calendar days following the closing of the Company Mergers (the “Filing Date”), the Company shall prepare and file with the SEC a shelf registration statement under Rule 415 of the Securities Act (such registration statement, a “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after the filing thereof and no later than the earlier of (x) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies the Company that it will “review” the Shelf Registration Statement) following the date hereof and (y) the fifth (5th) business day after the date the Company is notified in writing by the SEC that such Shelf Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain the Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement continuously effective, available for use to permit all Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities.

(ii)Subject to Section 2.01(c) and the provisions below with respect to the Minimum Threshold, following the expiration of any applicable lock-up restrictions, each Holder (or Holders) shall have the right at any time and from time to time to elect to sell all or any part of its Registrable Securities pursuant to an underwritten offering pursuant to the Shelf Registration Statement by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. The Holder or Holders shall make such election by delivering to the Company a written request (a “Shelf Underwriting Request”) for such underwritten offering specifying the number of Registrable Securities that the Holder or Holders desire to sell pursuant to such underwritten offering (the “Shelf Underwriting”). With respect to any Shelf Underwriting Request, the Holder or Holders making such demand shall be referred to as the “Shelf Underwriting Initiating Holders”. As promptly as practicable, but no later than two (2) Business Days after receipt of a Shelf Underwriting Request, the Company shall give written notice (the “Shelf Underwriting Notice”) of such Shelf Underwriting Request to the Holders of record of other Registrable Securities registered on such Shelf Registration Statement (“Shelf Registrable Securities”). The Company, subject to Sections 2.03 and 2.06, shall include in such Shelf Underwriting (x) the Registrable Securities of the Shelf Underwriting Initiating Holders and (y) the Shelf Registrable Securities of any other Holder of Shelf Registrable Securities which shall have made a written request to the Company for inclusion in such Shelf Underwriting (which request shall specify the maximum number of Shelf Registrable Securities intended to be disposed of by such Holder) within five (5) days after the receipt of the Shelf Underwriting Notice. The Company shall, as expeditiously as possible (and in any event within fifteen (15) Business Days after the receipt of a Shelf Underwriting Request), but subject to Section 2.01(b), use its reasonable best efforts to effect such Shelf Underwriting. The Company shall, at the request of any Shelf Underwriting Initiating Holder or any other Holder of Registrable Securities registered on such Shelf Registration Statement, file any prospectus supplement or, if the applicable Shelf Registration Statement is an automatic shelf registration statement, any post-effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary or advisable by the Shelf Underwriting

Initiating Holders or any other Holder of Shelf Registrable Securities to effect such Shelf Underwriting. Notwithstanding anything to the contrary in this Section 2.01(a)(ii), each Shelf Underwriting must include, in the aggregate, Registrable Securities having an aggregate market value of at least the Minimum Threshold (based on the Registrable Securities included in such Shelf Underwriting by all Participating Holders). In connection with any Shelf Underwriting (including an Underwritten Block Trade), the Shelf Underwriting Initiating Holders shall have the right to designate the Manager and each other managing underwriter in connection with any such Shelf Underwriting or Underwritten Block Trade; provided that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if a Shelf Underwriting Initiating Holder wishes to engage in an underwritten block trade or similar transaction or other transaction with a 2-day or less marketing period (collectively, “Underwritten Block Trade”) off of a Shelf Registration Statement, then notwithstanding the foregoing time periods, such Shelf Underwriting Initiating Holder only needs to notify the Company and the Holders of the Underwritten Block Trade five (5) Business Days prior to the day such offering is to commence and the other Holders of record of other Registrable Securities shall not be entitled to notice of such Underwritten Block Trade and shall not be entitled to participate in such Underwritten Block Trade. The Holders shall be entitled to, and shall have one (1) Business Day from receipt of such notice to determine whether to, participate in such Underwritten Block Trade.

(b)(i) If the Shelf Registration Statement required to be filed pursuant to Section 2.01(a) is not available for use by the Holders other than pursuant to Section 2.01(c) (a “Demand Registration Period”), then, at any time and from time to time during such Demand Registration Period, each Holder (or Holders) shall have the right to require the Company to effect one or more registration statements under the Securities Act covering all or any part of its Registrable Securities by delivering a written request therefor to the Company specifying the number of Registrable Securities to be included in such registration and the intended method of distribution thereof. Any such request by any Holder or Holders pursuant to this Section 2.01(b)(i) is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Investor(s) making such demand for registration being referred to as the “Initiating Holders”). Subject to Section 2.01(c), each Holder shall be entitled to request (and the Company shall be required to effect) an unlimited number of Demand Registrations pursuant to this Section 2.01(b). The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities in accordance with Section 2.02, and, subject to Sections 2.03 and 2.06, shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to Section 2.02. Notwithstanding anything to the contrary in this Section 2.01(b)(i), each Demand Registration must include, in the aggregate, Registrable Securities having an aggregate market value of at least the Minimum Threshold (based on the Registrable Securities included in such Demand Registration by all Holders participating in such Demand Registration). In connection with any Demand Registration, the Initiating Holder shall have the right to designate the Manager and each other managing underwriter in connection with any underwritten offering pursuant to such registration; provided that in each case, each such underwriter is reasonably satisfactory to the Company, which approval shall not be unreasonably withheld or delayed.

(ii)The Company shall, as expeditiously as possible, but subject to Section 2.01(c), use its reasonable best efforts to (x) file or confidentially submit with the SEC (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register for distribution in accordance with the intended method of distribution, and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

Notwithstanding anything to the contrary in Section 2.01(a) or Section 2.01(b), the Shelf Underwriting and Demand Registration rights granted in Section 2.01(a) and Section 2.01(b) are subject to the following limitations: (i) the Company shall not be required to file or confidentially submit a registration statement pursuant to Section 2.01(b) or cause a registration statement filed or confidentially submitted pursuant to Section 2.01(b) to be declared effective within a period of ninety (90) days after the effective date of any other registration statement of the Company filed pursuant to the Securities Act (other than a Form S-4, Form S-8 or a comparable form or an equivalent registration form then in effect); (ii) the Company shall not be required to effect more than three (3) Demand Registrations or Shelf Underwritings on Form S-1 or any similar long-form registration statement at the request of the Holders in any twelve-month period; and (iii) if the Chief Executive Officer or Chief Financial Officer of the Company, in his or her good faith judgment, determines that any registration of Registrable Securities or Shelf

Underwriting should not be made or continued because it would materially and adversely interfere with any existing or potential financing, acquisition, corporate reorganization, merger, share exchange or other transaction or event involving the Company or any of its subsidiaries or would otherwise result in the public disclosure of information that the Company in good faith has a bona fide business purpose for keeping confidential (a “Valid Business Reason”), then (x) the Company may postpone filing or confidentially submitting a registration statement relating to a Demand Registration Request or a prospectus supplement relating to a Shelf Underwriting Request until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than sixty (60) days after the date the Chief Executive Officer or Chief Financial Officer of the Company determines a Valid Business Reason exists or (y) if a registration statement has been filed or confidentially submitted relating to a Demand Registration Request or a prospectus supplement has been filed relating to a Shelf Underwriting Request, if the Valid Business Reason has not resulted in whole or in part from actions taken or omitted to be taken by the Company (other than actions taken or omitted with the consent of the Initiating Holder (not to be unreasonably withheld or delayed)), the Company may, to the extent determined in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company to be reasonably necessary to avoid interference with any of the transactions described above, suspend use of or, if required by the SEC, cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement until five (5) Business Days after such Valid Business Reason no longer exists, but in no event for more than sixty (60) days after the date the Chief Executive Officer or Chief Financial Officer of the Company determines a Valid Business Reason exists (such period of postponement or withdrawal under this clause (iii), the “Postponement Period”). The Company shall give written notice to the Initiating Holders or Shelf Underwriting Initiating Holders and any other Holders that have requested registration pursuant to Section 2.02 of its determination to postpone or suspend use of or withdraw a registration statement and of the fact that the Valid Business Reason for such postponement or suspension or withdrawal no longer exists, in each case, promptly after the occurrence thereof; provided, however, that the Company shall not be entitled to more than two (2) Postponement Periods during any twelve (12) month period.

Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company that the Company has determined to suspend use of, withdraw, terminate or postpone amending or supplementing any registration statement pursuant to clause (c)(iii) above, such Holder will discontinue its disposition of Registrable Securities pursuant to such registration statement. If the Company shall have suspended use of, withdrawn or terminated a registration statement filed under Section 2.01(b)(i) (whether pursuant to clause (c)(iii) above or as a result of any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court), the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement and such request shall not count as a Demand Registration Request under this Agreement until the Company shall have permitted use of such suspended registration statement or filed a new registration statement covering the Registrable Securities covered by the withdrawn or terminated registration statement and such registration statement shall have been declared effective and shall not have been withdrawn. If the Company shall give any notice of suspension, withdrawal or postponement of a registration statement, the Company shall, not later than five (5) Business Days after the Valid Business Reason that caused such suspension, withdrawal or postponement no longer exists (but with respect to a suspension, withdrawal or postponement pursuant to clause (c)(iii) above, in no event later than sixty (60) days after the date of the suspension, postponement or withdrawal), as applicable, permit use of such suspended registration statement or use its reasonable best efforts to effect the registration under the Securities Act of the Registrable Securities covered by the withdrawn or postponed registration statement in accordance with this Section 2.01 (unless the Initiating Holders or Shelf Underwriting Initiating Holders shall have withdrawn such request, in which case the Company shall not be considered to have effected a Demand Registration for the purposes of this Agreement and such request shall not count as a Demand Registration Request under this Agreement), and following such permission or such effectiveness such registration shall no longer be deemed to be suspended, withdrawn or postponed pursuant to clause (iv) of Section 2.01(c) above.

(c)No Demand Registration shall be deemed to have occurred for purposes of Section 2.01(b) (i) if the registration statement relating thereto (x) does not become effective, (y) is not maintained effective for a period of at least one hundred eighty (180) days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold (provided, however, that such period shall be extended for a period of time equal to the period any Holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of the Company or an underwriter of the Company), or (z) is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, (ii) for each Initiating Holder, if less than seventy five percent (75%) of the Registrable Securities requested by such Initiating Holder to be included in such Demand Registration are not so included pursuant to Section 2.03, (iii) if the method of disposition is a firm commitment underwritten public offering and less than seventy five percent (75%) of the applicable Registrable Securities have not been sold pursuant thereto (excluding any Registrable Securities included for sale in the underwriters’ overallotment option) or (iv) if the conditions to closing specified in any underwriting agreement, purchase agreement or similar agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a default or breach thereunder by such Initiating Holder(s) or its Affiliates or are otherwise waived by such Initiating Holder(s)).

(d)Any Initiating Holder may withdraw or revoke a Demand Registration Request delivered by such Initiating Holder at any time prior to the effectiveness of such Demand Registration by giving written notice to the Company of such withdrawal or revocation and such Demand Registration shall have no further force or effect and such request shall not count as a Demand Registration Request under this Agreement.

Section 2.02. Piggyback Registrations. (a) If the Company proposes or is required to register any of its Common Stock for its own account or for the account of any other shareholder under the Securities Act (other than pursuant to registrations on Form S-4 or Form S-8 or any similar successor forms thereto), the Company shall give written notice (the “Piggyback Notice”) of its intention to do so to each of the Holders of record of Registrable Securities, at least five (5) Business Days prior to the filing of any registration statement under the Securities Act. Notwithstanding the foregoing, the Company may delay any Piggyback Notice until after filing a registration statement, so long as all recipients of such notice have five (5) days to determine whether to participate in an offering pursuant to such registration statement. Upon the written request of any such Holder, made within five (5) days following the receipt of any such Piggyback Notice (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder and the intended method of distribution thereof), the Company shall, subject to Sections 2.02(c), 2.03 and 2.06 hereof, use its reasonable best efforts to cause all such Registrable Securities, the Holders of which have so requested the registration thereof, to be registered under the Securities Act with the securities which the Company at the time proposes to register to permit the sale or other disposition by the Holders (in accordance with the intended method of distribution thereof) of the Registrable Securities to be so registered, including, if necessary, by filing with the SEC a post-effective amendment or a supplement to the registration statement filed by the Company or the prospectus related thereto. There is no limitation on the number of such piggyback registrations which the Company is obligated to effect pursuant to the preceding sentence. No registration of Registrable Securities effected under this Section 2.02(a) shall relieve the Company of its obligations to effect Demand Registrations under Section 2.01 hereof. For the avoidance of doubt, this Section 2.02 shall not apply to any Underwritten Block Trade.

(b)Other than in connection with a Demand Registration or a Shelf Underwriting, at any time after giving a Piggyback Notice and prior to the effective date of the registration statement filed in connection with such registration, if the Company shall determine for any reason not to register or to delay registration of such Common Stock, the Company may, at its election, give written notice of such determination to all Holders of record of Registrable Securities and (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration, without prejudice, however, to the rights of Holders under Section 2.01, and (y) in the case of a determination to delay such registration of its Common Stock, shall be permitted to delay the registration of such Registrable Securities for the same period as the delay in registering such other Common Stock.

(c)Any Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.02 by giving written notice to the Company of its request to withdraw; provided, however, that such request must be made in writing prior to the earlier of the execution by such Holder of the underwriting agreement or the execution by such Holder of the custody agreement with respect to such registration or as otherwise required by the underwriters.

Section 2.03. Allocation of Securities Included in Registration Statement. (a) If any requested registration or offering made pursuant to Section 2.01 (including a Shelf Underwriting) involves an underwritten offering and the Manager of such offering shall advise the Company in good faith that, in its view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities, the Company or any other Persons exercising contractual registration rights (“Additional Piggyback Rights”) exceeds the largest number of securities (the “Section 2.03(a) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Initiating Holders and the Majority Participating Holders, the Company shall include in such underwritten offering:

(i)first, all Registrable Securities requested to be included in such underwritten offering by the Holders thereof (including pursuant to the exercise of piggyback rights pursuant to Section 2.02); provided, however, that if the number of such Registrable Securities exceeds the Section 2.03(a) Sale Number, the number of such Registrable Securities (not to exceed the Section 2.03(a) Sale Number) to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders (including each Initiating Holder) requesting that Registrable Securities be included in such underwritten offering (including pursuant to the exercise of piggyback rights pursuant to Section 2.02), based on the number of Registrable

Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion; and

(ii)second, to the extent that the number of Registrable Securities to be included pursuant to clause (i) of this Section 2.03(a) is less than the Section 2.03(a) Sale Number, any securities that the Company proposes to register for its own account, up to the Section 2.03(a) Sale Number; and

(iii)third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.03(a) is less than the Section 2.03(a) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons other than Holders requesting that securities be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights (“Piggyback Shares”), based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.03(a) Sale Number.

(b)If any registration or offering made pursuant to Section 2.02 involves an underwritten primary offering on behalf of the Company and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering by the Holders of Registrable Securities, the Company or any other Persons exercising Additional Piggyback Rights exceeds the largest number of securities (the “Section 2.03(b) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:

(i)first, all equity securities that the Company proposes to register for its own account; and

(ii)second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.03(b) is less than the Section 2.03(b) Sale Number, the remaining Registrable Securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to Section 2.02(a), based on the aggregate number of Registrable Securities then owned by each such Holder requesting inclusion in relation to the aggregate number of Registrable Securities owned by all Holders requesting inclusion, up to the Section 2.03(b) Sale Number; and (iii) third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.03(b) is less than the Section 2.03(b) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that Piggyback Shares be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.03(b) Sale Number.

(c)If any registration pursuant to Section 2.02 involves an underwritten offering that was initially requested by any Person(s) (other than a Holder) to whom the Company has granted registration rights which are not inconsistent with the rights granted in, and do not otherwise conflict with the terms of, this Agreement and the Manager shall advise the Company that, in its view, the number of securities requested to be included in such underwritten offering exceeds the largest number of securities (the “Section 2.03(c) Sale Number”) that can be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, the Company shall include in such underwritten offering:

(i)first, the shares requested to be included in such underwritten offering shall be allocated on a pro rata basis among such Person(s) requesting the registration and all Holders requesting that Registrable Securities be included in such underwritten offering pursuant to the exercise of piggyback rights pursuant to Section 2.02(a), based on the aggregate number of securities or Registrable Securities, as applicable, then owned by each of the foregoing requesting inclusion in relation to the aggregate number of securities or Registrable Securities, as applicable, owned by all such Persons and Holders requesting inclusion, up to the Section 2.03(c) Sale Number; and

(ii)second, to the extent that the number of securities to be included pursuant to clause (i) of this Section 2.03(c) is less than the Section 2.03(c) Sale Number, the remaining securities to be included in such underwritten offering shall be allocated on a pro rata basis among all Persons requesting that Piggyback Shares be included in such underwritten offering pursuant to the exercise of Additional Piggyback Rights, based on the aggregate number of Piggyback Shares then owned by each Person requesting inclusion in relation to the aggregate number of Piggyback Shares owned by all Persons requesting inclusion, up to the Section 2.03(c) Sale Number; and (iii) third, to the extent that the number of securities to be included pursuant to clauses (i) and (ii) of this Section 2.03(c) is less than the Section 2.03(c) Sale Number, any equity securities that the Company proposes to register for its own account, up to the Section 2.03(c) Sale Number.

(d)If, as a result of the proration provisions set forth in clauses (a), (b) or (c) of this Section 2.03, any Holder shall not be entitled to include all Registrable Securities in an underwritten offering that such Holder has requested be included, such Holder may elect to withdraw such Holder’s request to include Registrable Securities in the registration to which such underwritten offering relates or may reduce the number requested to be included; provided, however, that (x) such request must be made in writing prior to the earlier of such Holder’s execution of the underwriting agreement or such Holder’s execution of the custody agreement with respect to such registration and (y) such withdrawal or reduction shall be irrevocable and, after making such withdrawal or reduction, such Holder shall no longer have any right to include Registrable Securities in the registration as to which such withdrawal or reduction was made to the extent of the Registrable Securities so withdrawn or reduced.

Section 2.04. Registration Procedures. If and whenever the Company is required by the provisions of this Agreement to effect or cause the registration of and/or participate in any offering or sale of any Registrable Securities under the Securities Act as provided in this Agreement (or use reasonable best efforts to accomplish the same), the Company shall, as expeditiously as possible:

(a)prepare and file all filings with the SEC and FINRA required for the consummation of the offering, including preparing and filing with the SEC a registration statement on an appropriate registration form of the SEC for the disposition of such Registrable Securities in accordance with the intended method of disposition thereof, which registration form (i) shall be selected by the Company (except as provided for in a Demand Registration Request) and (ii) shall, in the case of a shelf registration, be available for the sale of the Registrable Securities by the selling Holders thereof and such registration statement shall comply as to form in all material respects with the requirements of the applicable registration form and include all financial statements required by the SEC to be filed therewith, and the Company shall use its reasonable best efforts to cause such registration statement to become effective and remain continuously effective for such period as required by this Agreement (provided, however, that as far in advance as reasonably practicable before filing a registration statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto, the Company will furnish to the Holders participating in the planned offering and to the Manager, if any, copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to their reasonable review and reasonable comment and the Company shall not file any registration statement or amendment thereto, any prospectus or supplement thereto or any free writing prospectus related thereto to which the Initiating Holders, the Majority Participating Holders or the underwriters, if any, shall reasonably object); provided, however, that, notwithstanding the foregoing, in no event shall the Company be required to file any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading;

(b)(i) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith and such free writing prospectuses and Exchange Act reports as may be necessary to keep such registration statement continuously effective for such period as required by this Agreement and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement, and any prospectus so supplemented to be filed pursuant to Rule 424 under the Securities Act, in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement and (ii) provide notice to such sellers of Registrable Securities and the Manager, if any, of the Company’s reasonable determination that a post-effective amendment to a registration statement would be appropriate;

(c)furnish, without charge, to each Participating Holder and each underwriter, if any, of the securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, each free writing prospectus utilized in connection therewith, in each case, in conformity with the requirements of the Securities Act, and other documents, as such seller and underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such seller (the Company hereby consenting to the use in accordance with all applicable laws of each such registration statement (or amendment or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) or free writing prospectus by each such Participating Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(d)use its reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under such other securities or state “blue sky” laws of such jurisdictions as any sellers of Registrable Securities or any managing underwriter, if any, shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable such sellers or underwriter, if any, to consummate the disposition of the Registrable Securities in such jurisdictions (including keeping such registration or qualification in effect for so long as such registration statement remains in effect), except that in no event shall the Company be required to qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this paragraph (d), be required to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

(e)promptly notify each Participating Holder and each managing underwriter, if any: (i) when the registration statement, any pre-effective amendment, the prospectus or any prospectus supplement related thereto, any post-effective amendment to the registration statement or any free writing prospectus has been filed with the SEC and, with respect to the registration statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or state securities authority for amendments or supplements to the registration statement or the prospectus related thereto or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; (v) of the existence of any fact of which the Company becomes aware which results in the registration statement or any amendment thereto, the prospectus related thereto or any supplement thereto, any document incorporated therein by reference, any free writing prospectus or the information conveyed at the time of sale to any purchaser containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and (vi) if at any time the representations and warranties contemplated by any underwriting agreement, securities sale agreement, or other similar agreement, relating to the offering shall cease to be true and correct in all material respects (unless otherwise qualified by materiality in which case such representations and warranties shall cease to be true and correct in all respects); and, if the notification relates to an event described in clause (v), unless the Company has declared that a Postponement Period exists, the Company shall promptly prepare and furnish to each such seller and each underwriter, if any, a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading;

(f)comply (and continue to comply) with all applicable rules and regulations of the SEC (including maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)) in accordance with the Exchange Act), and make generally available to its security holders (including by way of filings with the SEC), as soon as reasonably practicable after the effective date of the registration statement, an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of the Company’s first calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(g)(i) (A) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (B) if no similar securities are then so listed, use its reasonable best efforts to either cause all such Registrable Securities to be listed on a national securities exchange or to secure designation of all such Registrable Securities as a Nasdaq Stock Market “national market system security” within the meaning of Rule 11Aa2-1 of the Exchange Act or, failing that, secure Nasdaq Stock Market authorization for such shares and, without limiting the generality of the foregoing, take all actions that may be required by the Company as the issuer of such Registrable Securities in order to facilitate the managing underwriter’s arranging for the registration of at least two market makers as such with respect to such shares with FINRA, and (ii) comply (and continue to comply) with the requirements of any self-regulatory organization applicable to the Company, including all corporate governance requirements;

(h)cause its senior management, officers and employees to participate in, and to otherwise facilitate and cooperate with the preparation of the registration statement and prospectus and any amendments or supplements thereto (including participating in meetings, drafting sessions, due diligence sessions and rating agency presentations) taking into account the Company’s reasonable business needs;

(i)provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities covered by such registration statement not later than the effective date of such registration statement and, in the case of any secondary equity offering, provide and enter into any reasonable agreements with a custodian for the Registrable Securities;

(j)enter into such customary agreements (including, if applicable, an underwriting agreement) and take such other actions as the Initiating Holder or the Majority Participating Holders or the underwriters shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (it being understood that the Holders of the Registrable Securities which are to be distributed by any underwriters shall be parties to any such underwriting agreement and may, at their option, require that the Company make for the benefit of such Holders the representations, warranties and covenants of the Company which are being made to and for the benefit of such underwriters);

(k)use its reasonable best efforts (i) to obtain opinions from the Company’s counsel, including local and/or regulatory counsel, and a “comfort” letter and updates thereof from the independent public accountants who have certified the financial statements of the Company (and/or any other financial statements) included or incorporated by reference in such registration statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and “comfort” letters (including, in the case of such “comfort” letter, events subsequent to the date of such financial statements) delivered to underwriters in underwritten public offerings, which opinions and letters shall be dated the dates such opinions and “comfort” letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and (ii) furnish to each Participating Holder and to each underwriter, if any, a copy of such opinions and letters addressed to such underwriter;

(l)deliver promptly to counsel for the Majority Participating Holders and to each managing underwriter, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement, and, upon receipt of such confidentiality agreements as the Company may reasonably request, make reasonably available for inspection by counsel for the Majority Participating Holders, by counsel for any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by the Majority Participating Holders or any such underwriter, during regular business hours, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees to supply all information reasonably requested by any such counsel for the Majority Participating Holders, counsel for an underwriter, attorney, accountant or agent in connection with such registration statement;

(m)use its reasonable best efforts to prevent the issuance or obtain the prompt withdrawal of any order suspending the effectiveness of the registration statement, or the prompt lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable;

(n)provide a CUSIP number for all Registrable Securities, not later than the effective date of the registration statement;

(o)use its reasonable best efforts to make available its senior management for participation in “road shows” and other marketing efforts and otherwise provide reasonable assistance to the underwriters (taking into account the Company’s reasonable business needs and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering;

(p)promptly prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing or confidential submission of such registration statement), and prior to the filing or use of any free writing prospectus, provide copies of such document to counsel for the Majority Participating Holders and to each managing underwriter, if any, and make the Company’s representatives reasonably available for discussion of such document and make such changes in such document concerning the information regarding the Participating Holders contained therein prior to the filing thereof as counsel for the Majority Participating Holders or underwriters may reasonably request (provided, however, that, notwithstanding the foregoing, in no event shall the Company be required to file or confidentially submit any document with the SEC which in the view of the Company or its counsel contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading);

(q)furnish to counsel for the Majority Participating Holders and to each managing underwriter, without charge, upon request, at least one conformed copy of the registration statement and any post-effective amendments or supplements thereto, including financial statements and schedules, all documents incorporated therein by reference, the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus), any other prospectus and prospectus supplement filed under Rule 424 under the Securities Act and all exhibits (including those incorporated by reference) and any free writing prospectus utilized in connection therewith;

(r)cooperate with the Participating Holders and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement upon any sale of Registrable Securities to the underwriters or, if not an underwritten offering, in accordance with the instructions of the Participating Holders and instruct any transfer agent and registrar of Registrable Securities to release any stop transfer orders in respect thereof (and, in the case of Registrable Securities registered on a Shelf Registration Statement, at the request of any Holder, prepare and deliver certificates representing such Registrable Securities not bearing any restrictive legends and deliver or cause to be delivered an opinion or instructions to the transfer agent in order to allow such Registrable Securities to be sold from time to time);

(s)include in any prospectus or prospectus supplement if requested by any managing underwriter updated financial or business information for the Company’s most recent period or current quarterly period (including estimated results or ranges of results) if required for purposes of marketing the offering in the view of the managing underwriter;

(t)take no direct or indirect action prohibited by Regulation M under the Exchange Act; provided, however, that to the extent that any prohibition is applicable to the Company, the Company will use its reasonable best efforts to make any such prohibition inapplicable;

(u)use its reasonable best efforts to cause the Registrable Securities covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Participating Holders or the underwriters, if any, to consummate the disposition of such Registrable Securities;

(v)take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities;

(w)take all reasonable action to ensure that any free writing prospectus utilized in connection with any registration covered by Section 2.01 or 2.02 complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(x)in connection with any underwritten offering, if at any time the information conveyed to a purchaser at the time of sale includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, promptly file with the SEC such amendments or supplements to such information as may be necessary so that the statements as so amended or supplemented will not, in the light of the circumstances, be misleading;

(y)to the extent required by the rules and regulations of FINRA, retain a Qualified Independent Underwriter acceptable to the managing underwriter; and

(z)use reasonable best efforts to cooperate with the managing underwriters, Participating Holders, any indemnitee of the Company and their respective counsel in connection with the preparation and filing of any applications, notices, registrations and responses to requests for additional information with FINRA, Nasdaq Global Market, or any other national securities exchange on which the shares of Common Stock are listed.

To the extent the Company is a WKSI at the time any Demand Registration Request is submitted to the Company, the Company shall file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on Form S-3 which covers those Registrable Securities which are requested to be registered. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold in compliance with the SEC rules. If at any time when the Company is required to re-evaluate its WKSI status the Company determines that it is not a WKSI, the Company shall use its reasonable best efforts to refile the shelf registration statement on Form S-3 and, if such form is not available, Form S-1 and keep such registration statement effective during the period which such registration statement is required to be kept effective.

If the Company files any shelf registration statement for the benefit of the holders of any of its securities other than the Holders, and the Holders do not request that their Registrable Securities be included in such Shelf Registration Statement, the Company agrees that it shall include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such shelf registration statement at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

The Company may require as a condition precedent to the Company’s obligations under this Section 2.04 that each Participating Holder as to which any registration is being effected (i) furnish the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request (including as required under state securities laws), provided that such information is necessary for the Company to consummate such registration and shall be used only in connection with such registration and (ii) provide any underwriters participating in the distribution of such securities such information as the underwriters may request and execute and deliver any agreements, certificates or other documents as the underwriters may request.

Each Holder of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) of paragraph (e) of this Section 2.04, such Holder will discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.04 and, if so directed by the Company, will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, then in such Holder’s possession of the prospectus covering such Registrable Securities that was in effect at the time of receipt of such notice. In the event the Company shall give any such notice, the applicable period mentioned in paragraph (b) of this Section 2.04 shall be extended by the number of days during such period from and including the date of the giving of such notice to and including the date when each Participating Holder covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by paragraph (e) of this Section 2.04.

The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus, or any free writing prospectus, which amendment refers to any Holder covered thereby by name, or otherwise identifies such Holder, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by law, in which case the Company shall provide written notice to such Holders no less than five (5) Business Days prior to the filing.

Section 2.05. Registration Expenses. (a) The Company shall pay all Expenses with respect to any registration or offering of Registrable Securities pursuant to Article 2, whether or not a registration statement becomes effective or the offering is consummated.

(b)Notwithstanding the foregoing, (x) the provisions of this Section 2.05 shall be deemed amended to the extent necessary to cause these expense provisions to comply with state “blue sky” laws of each state in which the offering is made and (y) in connection with any underwritten offering hereunder, each Participating Holder shall pay all underwriting discounts and commissions and any transfer taxes, if any, attributable to the sale of such Registrable Securities, pro rata with respect to payments of discounts and commissions in accordance with the number of shares sold in the offering by such Participating Holder.

Section 2.06. Certain Limitations on Registration Rights. In the case of any registration under Section 2.01 involving an underwritten offering, or, in the case of a registration under Section 2.02, if the Company has determined to enter into an underwriting agreement in connection therewith, all securities to be included in such underwritten offering shall be subject to such underwriting agreement and no Person may participate in such underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided therein and completes and executes all reasonable questionnaires, and other documents (including custody agreements and powers of attorney) which must be executed in connection therewith; provided, however, that all such documents shall be consistent with the provisions hereof and (ii) provides such other information to the Company or the underwriter as may be necessary to register such Person’s securities.

Section 2.07. Limitations on Sale or Distribution of Other Securities. (a) Each Holder agrees, to the extent requested by the Manager of any underwritten public offering pursuant to a registration or offering effected pursuant to Section 2.01 (including any Shelf Underwriting pursuant to Section 2.01) or Section 2.02 (including any offering effected by the Company for its own account), not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144, any Common Stock or Common Stock Equivalents (other than as part of such underwritten public offering) during the time period reasonably requested by the Manager, not to exceed the period from seven days prior to the pricing date of such offering until ninety (90) days after the pricing date of such offering or such shorter period as the Manager, the Company or any executive officer or director of the Company shall agree to and subject to customary carve-outs and exceptions.

(b)The Company hereby agrees that, in connection with an offering pursuant to Section 2.01 (including any Shelf Underwriting pursuant to Section 2.01(e)) or 2.02, the Company shall not sell, transfer, or otherwise dispose of, any Common Stock or Common Stock Equivalent (other than as part of such underwritten public offering, a registration on Form S-4 or Form S-8 or any successor or similar form which is (x) then in effect or (y) shall become effective upon the conversion, exchange or exercise of any then outstanding Common Stock Equivalent), until a period from seven days prior to the pricing date of such offering until ninety (90) days after the pricing date of such offering or such shorter period as the Manager, the Company or any executive officer or director of the Company shall agree to and subject to customary carve-outs and exceptions.

Section 2.08. No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective registration statement. A Holder is not required to include any of its Registrable Securities in any registration statement, is not required to sell any of its Registrable Securities which are included in any effective registration statement, and may sell any of its Registrable Securities in any manner in compliance with applicable law (subject to applicable lock-up restrictions) even if such shares are already included on an effective registration statement.

Section 2.09. Indemnification. (a) In the event of any registration or offer and sale of any securities of the Company under the Securities Act pursuant to this Article 2, the Company will (without limitation as to time), and hereby agrees to, and hereby does, indemnify and hold harmless, to the fullest extent permitted by law, each Participating Holder, its directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns (and the directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns thereof), each other Person who participates as a seller (and its directors, officers, employees, stockholders, members, general and limited partners, agents, affiliates, representatives, successors and assigns), underwriter or Qualified Independent Underwriter, if any, in the offering or sale of such securities, each officer, director, employee, stockholder, managing director, agent, affiliate, representative, successor, assign or partner of such underwriter or Qualified Independent Underwriter, and each other Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such seller or any such underwriter or Qualified Independent Underwriter and each director, officer, employee, stockholder, managing director, agent, affiliate, representative, successor, assign or partner of such controlling Person, from and against any and all losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened) and expenses (including reasonable fees of counsel and any amounts paid in any settlement effected with the Company’s consent) to which each such indemnified party may become subject under the Securities Act or otherwise in respect thereof (collectively, “Claims”), insofar as such Claims arise out of, are based upon, relate to or are in connection with (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) any untrue statement or alleged untrue statement of a material fact in the information conveyed by the Company or any underwriter to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such Claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact made in such registration statement or amendment thereof or supplement thereto or in any such prospectus or any preliminary, final or summary prospectus or free writing prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified party specifically for use therein. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such seller.

(b)Each Participating Holder shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 2.09) to the extent permitted by law the Company, its officers and its directors, each Person controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, stockholders, fiduciaries, managing directors, agents, affiliates, representatives, successors, assigns or general and limited partners and respective controlling Persons with respect to any untrue statement or alleged untrue statement of any material fact in, or omission or alleged omission of any material fact from, such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any free writing prospectus utilized in connection therewith, if such statement or alleged statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such Participating Holder specifically for use therein, and each such Participating Holder shall reimburse such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the aggregate amount which any such Participating Holder shall be required to pay pursuant to this Section 2.09 (including pursuant to indemnity, contribution or otherwise) shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such Claim; provided, further, that such Participating Holder shall not be liable in any such case to the extent that prior to the filing or confidential submission of any such registration statement or prospectus or amendment thereof or supplement thereto, or any free writing prospectus utilized in connection therewith, such Participating Holder has furnished in writing to the Company information expressly for use in such registration statement or prospectus or any amendment thereof or supplement thereto or free writing prospectus which corrected or made not misleading information previously furnished to the Company. The Company and each Participating Holder hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Participating Holders to the contrary, for all purposes of this Agreement, the only information furnished or to be furnished to the Company for use in any such registration statement, preliminary, final or summary prospectus or amendment or supplement thereto, or any free writing prospectus, are statements specifically relating to (i) the beneficial ownership of shares of Common Stock by such Participating Holder and its Affiliates and (ii) the name and address of such Participating Holder. If any additional information about such Holder or the plan of distribution (other than for an underwritten offering) is required by law to be disclosed in any such document, then such Holder shall not unreasonably withhold its agreement referred to in the immediately preceding sentence. Such indemnity and reimbursement of expenses shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified party and shall survive the transfer of such securities by such Holder.

(c)Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 2.09 (with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any applicable securities and state “blue sky” laws.

(d)Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 2.09, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.09, except to the extent the indemnifying party is materially and actually prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 2.09. In case any action or proceeding is brought against an indemnified party and such indemnified party shall have notified the indemnifying party of the commencement thereof (as required above), the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties exists in respect of such Claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal or equitable defenses available to such indemnified party which are not available to the indemnifying party or which may conflict with or be different from those available to another indemnified party with respect to such Claim; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have made a conclusion described in clause (ii) or above) and the indemnifying party shall be liable for any expenses therefor. No indemnifying party shall be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, such indemnifying party agrees to indemnify each indemnified party from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault or culpability, by or on behalf of any indemnified party.

(e)If for any reason the foregoing indemnity is unavailable, unenforceable or is insufficient to hold harmless an indemnified party under Sections 2.09(a), (b) or (c), then each applicable indemnifying party shall contribute to the amount paid or payable to such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to such Claim. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if any contribution pursuant to this Section 2.09(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 2.09(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 2.09(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.09(e) to contribute any amount greater than the amount of the net proceeds received by such indemnifying party from the sale of Registrable Securities pursuant to the registration statement giving rise to such Claim, less the amount of any indemnification payment made by such indemnifying party pursuant to Sections 2.09(b) and (c). In addition, no Holder of Registrable Securities or any Affiliate thereof shall be required to pay any amount under Section 2.09(e) unless such Person or entity would have been required to pay an amount pursuant to Section 2.09(b) if it had been applicable in accordance with its terms.

(f)The indemnity and contribution agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such party.

(g)The indemnification and contribution required by this Section 2.09 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

Article 3

Underwritten Offerings

Section 3.01. Requested Underwritten Offerings. If requested by the underwriters for any underwritten offering pursuant to a registration requested under Section 2.01, the Company shall enter into a customary underwriting agreement with the underwriters. Such underwriting agreement shall (i) be satisfactory in form and substance to the Initiating Holders and the Majority Participating Holders, (ii) contain terms not inconsistent with the provisions of this Agreement and (iii) contain such representations and warranties by, and such other agreements on the part of, the Company and such other terms as are generally prevailing in agreements of that type, including indemnities and contribution agreements on substantially the same terms as those contained herein or as otherwise customary for the lead underwriter. Every Participating Holder shall be a party to such underwriting agreement. Each Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement for indemnity, contribution or otherwise shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.

Section 3.02. Piggyback Underwritten Offerings. In the case of a registration pursuant to Section 2.02, if the Company shall have determined to enter into an underwriting agreement in connection therewith, all of the Participating Holders’ Registrable Securities to be included in such registration shall be subject to such underwriting agreement. Each such Participating Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than customary representations of a selling shareholder, including representations, warranties or agreements regarding its ownership of and title to the Registrable Securities, any written information specifically provided by such Participating Holder for inclusion in the registration statement and its intended method of distribution; and any liability of such Participating Holder to any underwriter or other Person under such underwriting agreement shall in no case be greater than the amount of the net proceeds received by such Participating Holder upon the sale of Registrable Securities pursuant to such registration statement and in no event shall relate to anything other than information about such Holder specifically provided by such Holder for use in the registration statement and prospectus.

Article 4

General

Section 4.01. Adjustments Affecting Registrable Securities. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Registrable Securities, to any and all shares of capital stock of the Company, any successor or assign of the Company (whether by merger, share exchange, consolidation, sale of assets or otherwise) or any Subsidiary or parent company of the Company which may be issued in respect of, in exchange for or in substitution of, Registrable Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.

Section 4.02. Rule 144. The Company covenants that (i) so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(1)(i) of Rule 144 under the Securities Act, as such Rule may be amended (“Rule 144”)) or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available other information so long as necessary to permit sales by such Holder under Rule 144, or any similar rules or regulations hereafter adopted by the SEC, and (ii) it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder of Registrable Securities, the Company will promptly deliver to such Holder a written statement as to whether it has complied with such requirements.

Section 4.03. Nominees for Beneficial Owners. If Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its option, be treated as the Holder of such Registrable Securities for purposes of any request or other action by any Holder or Holders of Registrable Securities pursuant to this Agreement (or any determination of any number or percentage of shares constituting Registrable Securities held by any Holder or Holders of Registrable Securities contemplated by this Agreement); provided, however, that the Company shall have received evidence reasonably satisfactory to it of such beneficial ownership.

Section 4.04. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company or any Holder unless such modification, amendment or waiver is approved in writing by the Company and the Holders holding a majority of the Registrable Securities then held by all Holders; provided that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a Holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.

Section 4.05. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the fifth (5th) Business Day following the date of such deposit, (iv) if delivered by facsimile transmission, upon confirmation of successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party on a Business Day, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, or is transmitted on a day that is not a Business Day, or (v) if via e-mail communication, on the date of delivery. All notices, demands and other communications hereunder shall be delivered as set forth below and to any subsequent holder of Stock subject to this Agreement at such address as indicated by the Company’s records, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Company, to:

ATII Holdings Inc.

12300 Grant St. #100

Thornton, CO 80241

Attn: Paul Lichty, CEO

E-mail: [*********] with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attn: Benjamin M. Goodchild

E-mail: [*********]

if to any Holder, to the address set forth opposite the name of such Holder on the signature pages hereto or such other address indicated in the records of the Company.

Section 4.06. Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, permitted assigns, heirs and personal representatives of the parties hereto, whether so expressed or not. This Agreement may not be assigned by the Company without the prior written consent of the Holders. No Holder shall have the right to assign all or part of its or his rights and obligations under this Agreement to any Person without the consent of the Company (not to be unreasonably withheld or delayed) unless such Person duly executes and delivers to the Company a Joinder Agreement. Upon any such assignment, such assignee shall have and be able to exercise and enforce all rights of the assigning Holder which are assigned to it and, to the extent such rights are assigned, any reference to the assigning Holder shall be treated as a reference to the assignee. If any Holder shall acquire additional Registrable Securities, such Registrable Securities shall be subject to all of the terms, and entitled to all the benefits, of this Agreement. Additional Persons may become parties to this Agreement as Holders with the consent of the Company (not to be unreasonably withheld or delayed), by executing and delivering to the Company the Joinder Agreement.

Section 4.07. Termination. (a) The obligations of the Company and a Holder under this Agreement, in each case solely with respect to such Holder, will terminate upon the earlier of:

(i)the first date on which such Holder no longer holds any Registrable Securities; or

(ii)the first date on which such the Holder is eligible to sell its Registrable Securities pursuant to Rule 144 (without limitation as to volume or manner of sale).

(b)Notwithstanding clause (a) above, Section 2.05, Section 2.09, Section 4.09 and Section 4.13 shall survive termination of this Agreement.

Section 4.08. Entire Agreement. This Agreement and the other documents referred to herein or delivered pursuant hereto which form part hereof constitute the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 4.09. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

(b)Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in the United States District Court for the Southern District of New York or any New York state court located in New York, New York, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

Section 4.10. Interpretation; Construction. (a) The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 4.11. Counterparts. This Agreement may be executed and delivered in any number of separate counterparts (including by facsimile or electronic mail), each of which shall be an original, but all of which together shall constitute one and the same agreement.

Section 4.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.13. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 4.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 4.14. Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.15. Opt-Out Requests. Each Holder shall have the right, at any time and from time to time (including after receiving information regarding any potential public offering), to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information within the meaning of Regulation FD promulgated under the Exchange Act. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.

Section 4.16. Original Registration Rights Agreement. The Sponsor hereby agrees that upon effectiveness of this Agreement by the Sponsor, the Original Registration Rights Agreement shall be automatically terminated and superseded in its entirety by this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

ATII HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

HOLDER:

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of [        ], by [and among [       ] (the “Transferring Holder”) and] [       ] (the “New Holder”), in accordance with that certain Amended and Restated Registration Rights Agreement, dated as of [        ], 2026 (as amended from time to time, the “Agreement”), by and among ATII HOLDINGS INC. (the “Company”) and the other Holders party thereto.

WHEREAS, the Agreement requires the New Holder to become a party to the Agreement by executing this Joinder Agreement, and upon the New Holder signing this Joinder Agreement, the Agreement will be deemed to be amended to include the New Holder as a Holder thereunder;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Party to the Agreement. By execution of this Joinder Agreement, as of the date hereof the New Holder is hereby made a party to the Agreement as a Holder. The New Holder hereby agrees to become a party to the Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Agreement in the same manner as if the New Holder were an original signatory to the Agreement. Execution and delivery of this Joinder Agreement by the New Holder shall also constitute execution and delivery by the New Holder of the Agreement, without further action of any party.

Section 2. Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement unless otherwise noted.

Section 3. Representations and Warranties of the New Holder.

3.1. Authorization. The New Holder has all requisite power and authority and has taken all action necessary in order to duly and validly approve the New Holder’s execution and delivery of, and performance of its obligations under, this Joinder Agreement. This Joinder Agreement has been duly executed and delivered by the New Holder and constitutes a legal, valid and binding agreement of the New Holder, enforceable against the New Holder in accordance with its terms.

3.2. No Conflict. The New Holder is not under any obligation or restriction, nor shall it assume any such obligation or restriction, that does or would materially interfere or conflict with the performance of its obligations under this Joinder Agreement.

Section 4. Further Assurances. The parties agree to execute and deliver any further instruments or perform any acts which are or may become necessary to effectuate the purposes of this Joinder Agreement.

Section 5. Governing Law. This Joinder Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

Section 6. Counterparts. This Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument.

Section 7. Entire Agreement. This Joinder Agreement and the Agreement contain the entire understanding, whether oral or written, of the parties hereto with respect to the matters covered hereby. Any amendment or change in this Joinder Agreement shall not be valid unless made in writing and signed by each of the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned parties have executed this Joinder Agreement as of the date first above written.

[TRANSFERRING HOLDER]

[ ]

By:
Name:
Title:

NEW HOLDER

[ ]

By:
Name:
Title:

NEW HOLDER
[ ]

By:
Name:
Title:

	Notice Address:	[ ]
[ ]
[ ]
Attn: [ ]
Facsimile: [ ]

Accepted and Agreed to as of
the date first written above:

COMPANY

[ATII HOLDINGS INC.]

By:
Name:
Title:

ANNEX F

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”) is made as of [    ], 2026 between ATII Holdings Inc., a Delaware corporation (the “Company”), and Ascent Funds International Management LLC (the “Holder”).

WHEREAS, the Holder previously had the option or other right to acquire securities of Forge Nano, Inc., a Delaware corporation (“Old Forge Nano”), and/or its affiliates (the “Options”), including those specified in the Amended and Restated Consulting Agreement between the Holder and Old Forge Nano, dated September 1, 2025;

WHEREAS, on [    ], 2026, Old Forge Nano entered into an Agreement and Plan of Merger (the “Merger Agreement”) among (i) Old Forge Nano, (ii) Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company (the “Purchaser”), (iii) the Company, (iv) ATII Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser, (v) ATII Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser;

WHEREAS, in connection with entry into the Merger Agreement, Old Forge Nano, the Company and the Holder entered into a conversion agreement, dated as of [      ], 2026 (the “Conversion Agreement”), pursuant to which the Company agreed to issue the warrants specified in this Agreement (the “Warrants”) to the Holder; and

WHEREAS, upon exercise of a Holder’s Warrants, such Holder shall be entitled to certain Company Earn-out Shares (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.Appointment of Warrant Agent. The Company shall act as the warrant agent in accordance with the terms and conditions set forth in this Agreement.

2.Warrants.

2.1Form of Warrant. Each Warrant shall initially be issued in registered form only, and, if a physical certificate issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the electronic (including by DocuSign) or facsimile signature of, an authorized officer of the Company. In the event the person whose electronic or facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”).

2.2Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant may be issued in uncertificated or book-entry form on the books and records of the Company. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by Company in accordance with the terms of this Agreement.

2.3Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Company pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4Registration.

2.4.1Warrant Register. The Company shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Company shall issue and register [     ] Warrants in the name of the Holder.

F-1

2.4.2Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name such Warrant is then registered in the Warrant Register (such person, a “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

3.	Terms and Exercise of Warrants.

3.1Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of common stock, par value $0.0001 per share (the “Shares”), of the Company, stated therein, at the price of $[     ] per share, subject to the adjustments provided in Section 3.2 and Section 4 hereof. The term “Warrant Price” as used in this Agreement refers to the price per share at which the Shares may be purchased at the time a Warrant is exercised.

3.2Duration of Warrants. [A Warrant may only be exercised prior to December 31, 2028 (“Expiration Date”), unless extended to December 31, 2029 in the sole discretion of the Holder effective upon the Holder’s delivery of written notice to the Company of the Holder’s intent to extend the Expiration Date to December 31, 2029 in exchange for increasing by 25% the Warrant Price per share applicable to the Warrant from $[     ] (subject to the adjustments as provided in Section 4 hereof) to $[     ] (subject to adjustments as provided in Section 4 hereof) if the Warrant is exercised between January 1, 2029 and December 31, 2029.] / [A Warrant may only be exercised prior to December 31, 2029 (“Expiration Date”)]. The period of time from the date hereof until the expiration of the Warrants shall hereafter be referred to as the “Exercise Period.” Each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time on the Expiration Date.

3.3Exercise of Warrants.

3.3.1Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by surrendering it, at the office of the Company designated for such purposes, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(a)in lawful money of the United States, by wire transfer; or

(b)by surrendering the Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the Fair Market Value (as defined in this Section 3.3.1(b)) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported closing price of the Share for the five (5) trading days ending on the third trading day prior to the date of exercise;

(c)in the event the registration statement required by Section 7.4 hereof is not effective and current within sixty (60) days from the date hereof, by surrendering such Warrants for that number of Shares equal to the quotient obtained by dividing (x) the product of the number of Shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the Fair Market Value (as defined in this Section 3.3.1(c)) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Shares for the five (5) trading days ending on the third trading day prior to the date of exercise.

3.3.2Issuance of Shares. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the Registered Holder of such Warrant a certificate or certificates, or book-entry position, for the number of Shares to which it is entitled, registered in such name or names as may be directed by it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant, or book-entry position, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. The Company shall not be obligated to issue Shares upon exercise of a Warrant unless the Shares issuable upon such Warrant exercise has been registered, qualified or

F-2

deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. A Warrant may be fully or partially exercised during the Exercise Period.

3.3.3Valid Issuance. All Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4Date of Issuance. Each person in whose name any book-entry position or certificate for Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is not a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City (“Business Day”), such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding Business Day.

3.3.5Earn-out Shares. Upon exercise of any Warrant, the Registered Holder of such Warrant shall be allocated a number of Company Earn-out Shares by the Escrow Agent (as defined in the Merger Agreement) as if the Shares issued upon exercise of such Warrant pursuant to this Agreement had been issued on the Closing Date (as defined in the Merger Agreement) as Closing Payment Shares; provided that solely for purposes of this calculation, one Share shall be deemed to be issued upon the exercise of each Warrant and no effect shall be given to the adjustments described in Section 4 of this Agreement. Any Company Earn-out Shares shall thereafter be disbursed in accordance with the terms, and subject to the conditions, of the Merger Agreement (or disbursed promptly after the exercise of any such Warrant to the extent any of the milestones described in Sections 1.18(b)(i), (ii) or (iii) of the Merger Agreement have been met prior to or concurrently with such exercise).

3.3.6Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 3.3.6; however, no holder of a Warrant shall be subject to this Section 3.3.6 unless he, she or it makes such election. If the election is made by a holder, the Company shall not cause the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates) or any “group” of which the holder or its affiliates is a member, would beneficially own in excess of 4.9% or 9.8% (or such other amount as the holder may specify) (the “Maximum Percentage”) of the Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Shares beneficially owned by such person and its affiliates, or any “group” of which such holder and its affiliates is a member, shall include the number of Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates, or any “group” of which such holder and its affiliates is a member, and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates, or any “group” of which such holder and its affiliates is a member (including, without limitation, any convertible notes or convertible preference shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable regulations of the SEC. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage held by a holder of a Warrant shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes of the Warrant, in determining the number of outstanding Shares, the holder may rely on the number of outstanding Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company setting forth the number of Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time

F-3

increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4.Adjustments.

4.1Share Dividends; Share Sub-Divisions. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Shares is increased by a share dividend payable in Shares, or by a sub-division of Shares, or other similar event, then, on the effective date of such share dividend, split up or similar event, the number of Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Shares. A rights offering made to all or substantially all holders of Shares entitling holders to purchase Shares at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a share dividend of a number of Shares equal to the product of (i) the number of Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Shares) multiplied by (ii) one (1) minus the quotient of (x) the price per Share paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1, (i) if the rights offering is for securities convertible into or exercisable for Shares, in determining the price payable for Shares, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the Shares during the ten (10) trading day period ending on the trading day prior to the first date on which the Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. No Shares shall be issued at less than their par value.

4.2Aggregation of Shares. If after the date hereof, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification or similar event, the number of Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Shares.

4.3Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Shares or other shares of the Company’s share capital into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend); provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (i) any adjustment described in Section 4.1 above, or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)). Furthermore, solely for the purposes of illustration, if there were 100,000,000 shares outstanding and the Company paid a $1.00 dividend to 17,500,000 of such shares (with the remaining 82,500,000 shares waiving their right to receive such dividend), then no adjustment to the Warrant Price would occur as a $17.5 million dividend payment divided by 100,000,000 shares equals $0.175 per share, which is less than $0.50 per share.

4.4Adjustments in Exercise Price. Whenever the number of Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Shares

F-4

purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Shares so purchasable immediately thereafter.

4.5Replacement of Warrant Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Shares), or in the case of any merger or consolidation of the Company with or into another company (other than a consolidation or merger in which the Company is the continuing company and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another company, corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that if the holders of the Shares were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Shares in such consolidation or merger that affirmatively make such election; provided, further, that if less than seventy percent (70%) of the consideration receivable by the holders of the Shares in the applicable event is payable in the form of Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a current report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) (but in no event less than zero) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”), as calculated by an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Board, qualified to make such calculation. For purposes of calculating such amount, (1) the price of each Share shall be the 10-Day Average Closing Price as of the effective date of the applicable event, (2) the assumed volatility shall be the ninety (90) day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (3) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Shares consists exclusively of cash, the amount of such cash per Share, and (ii) in all other cases, the average last reported sale price of the Shares as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification also results in a change in the Shares covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.6[Reserved.]

4.7Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the holders of the Warrants, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.8No Fractional Warrants or Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If the holder of any Warrant would be entitled, upon the

F-5

exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of Shares to be issued to the Warrant holder.

4.9Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.10Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 is strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.Transfer and Exchange of Warrants.

5.1Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures, in the case of certificated Warrants, properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Company.

5.2Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, either in certificated form or in book-entry position, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new Warrants, or book-entry positions, as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants.

5.3Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant.

5.4Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5Legend. The Warrants shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

6.[Reserved].

7.Other Provisions Relating to Rights of Holders of Warrants.

7.1No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the general meetings of the Company or the appointment of directors of the Company or any other matter.

7.2Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant,

F-6

include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3Reservation of Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4Registration of Shares. The Company agrees that as soon as practicable, but in no event later than twenty (20) Business Days after the date hereof, it shall use its best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Shares issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company and in those states where holders of Warrants then reside, the Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th business day following the date hereof, holders of the Warrants shall have the right, during the period beginning on the 91st day after the date hereof and ending upon such registration statement being declared effective by the Securities and Exchange Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(c). For the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.

8.Investment Representations.

8.1The Holder is acquiring the Warrants and, upon exercise of the Warrants, the Shares issuable upon such exercise (collectively, the “Warrant Shares”), for the Holder’s own account, for investment purposes only and not with a view towards, or for resale in connection with, any public sale or distribution thereof.

8.2The Holder is an “accredited investor” as such term is defined in Rule 501(a)(3) of Regulation D, and the Holder has not experienced a disqualifying event as enumerated pursuant to Rule 506(d) of Regulation D under the Securities Act.

8.3The Holder understands that the Warrant Shares are being delivered to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations and warranties of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire such Warrant Shares.

8.4The Holder did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

8.5The Holder has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Warrant Shares which have been requested by the Holder. The Holder has been afforded the opportunity to ask questions of the executive officers and directors of the Company. The Holder understands that its investment in the Warrant Shares involves a high degree of risk and it has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to the acquisition of the Warrant Shares.

8.6The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Warrant Shares or the fairness or suitability of the investment in the Warrant Shares by the Holder nor have such authorities passed upon or endorsed the merits of the offering of the Warrant Shares.

8.7The Holder understands that: (a) the Warrant Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (1) subsequently registered thereunder or (2) sold in reliance on an exemption therefrom; and (b) except expressly described herein, neither the Company nor any other person is under any obligation to register the Warrant Shares under the Securities Act or any state securities laws or to

F-7

comply with the terms and conditions of any exemption thereunder. While the Holder understands that Rule 144 is not available for the resale of securities initially issued by issuers that have been at any time previously a shell company, the Holder understands that Rule 144 includes an exception to this prohibition if the following conditions are met: (i) the issuer of the securities that was formerly a shell company has ceased to be a shell company; (ii) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and (iv) at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

8.8The Holder has such knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Warrant Shares and is able to bear the economic risk of an investment in the Warrant Shares in the amount contemplated hereunder for an indefinite period of time. The Holder has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Warrant Shares. The Holder can afford a complete loss of its investment in the Warrant Shares.

9.Taxes.

9.1Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the issuance or delivery of Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Shares.

10.Miscellaneous Provisions.

10.1Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company shall bind and inure to the benefit of its respective successors and assigns.

10.2Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed, as follows:

ATII Holdings Inc.
12300 Grant St. #100
Thornton, CO 80241
Attn: Paul Lichty
Email: [*********] with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn: Benjamin Goodchild
Email: [*********]

10.3Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph are not binding on holders of Warrants and will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any process or summons to be served upon the Company may be served by

F-8

transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 10.3 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

10.4Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

10.5Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

10.6Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

10.7Amendments. This Agreement may be amended by the Company hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein, correcting any mistake, or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

10.8Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[signature page follows]

F-9

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

ATII HOLDINGS INC.

By:
Name:
Title:

ASCENT FUNDS INTERNATIONAL MANAGEMENT LLC

By:
Name:
Title:

[Signature Page to Warrant Agreement]

F-10

Exhibit A

Form of Warrant

NUMBER	WARRANTS

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS WARRANT WILL BE VOID IF NOT EXERCISED

PRIOR TO

THE EXPIRATION DATE (DEFINED BELOW)

WARRANT

THIS CERTIFIES THAT,                                   for value received is the registered holder of a warrant or warrants (the “Warrant(s)”) of ATII HOLDINGS INC., a Delaware corporation (the “Company”), expiring at 5:00 p.m., New York City time, on December 31, [2028]/[2029] to purchase one fully paid and non-assessable Share, par value $0.0001 per share (“Shares”), of the Company for each whole Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company such number of Shares of the Company at the Warrant Price (as defined below), upon surrender of this Warrant Certificate and payment of the Warrant Price to the Company, but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and the holder of this Warrant. In no event will the Company be required to net cash settle any warrant exercise. The term “Warrant Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised. The initial Warrant Price per Share is equal to $[    ] per Share. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round down to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been exercised.

Warrant Certificates, when surrendered to the Company by the registered holder in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of this Warrant Certificate to the Company, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

Neither the Warrants nor this Warrant Certificate entitles the registered holder to any of the rights of a shareholder of the Company.

Witness the electronic or facsimile signatures of its duly authorized officers.

Chairman of the Board or Chief Executive Officer Secretary

F-11

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise                    Warrants represented by this Warrant Certificate, and to purchase the Shares issuable upon the exercise of such Warrants, and requests that Certificates for such Shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

F-12

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received,                             hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

                            of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint                       Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

NOTICE: THE SIGNATURE(S) TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature(s) Guaranteed:

By

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS) WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE).

F-13

ANNEX H

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page to this Subscription Agreement, by and among ATII Holdings Inc., a Delaware corporation (the “Issuer”), Forge Nano, Inc., Delaware corporation (“Forge Nano”), Archimedes Tech SPAC Partners II Co., a Cayman Islands exempted company limited by shares (the “SPAC”) (solely with respect to Sections 12 and 14 hereof), and the undersigned (the “Investor”). The Subscription Agreement is entered into in connection with the Agreement and Plan of Merger, dated April 20, 2026 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Issuer, the SPAC, Forge Nano and the other parties thereto. The transactions contemplated by the Merger Agreement are referred to in this Subscription Agreement as the “Transaction” and the purchase and sale of the Securities (as defined below) pursuant to this Subscription Agreement are referred to in this Subscription Agreement as the “Subscription Transaction.” The Issuer may enter into one or more subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”).

As set forth on the signature page to this Subscription Agreement, the aggregate purchase price to be paid by the Investor for the subscribed shares of Common Stock (which means Pubco Common Stock, as defined in the Merger Agreement) and Warrants (as defined below) is referred to in this Subscription Agreement as the “Subscription Amount.”

In consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth in this Subscription Agreement, and intending to be legally bound under this Subscription Agreement, each of the Investor, the Issuer and Forge Nano acknowledges and agrees as follows:

1.Subscription.

(a)Subject to Section 13, the Investor irrevocably subscribes for and agrees to purchase from the Issuer the number of shares of Common Stock and Warrants set forth on the signature page to this Subscription Agreement, and the Issuer irrevocably agrees to issue and sell to the Investor such shares of Common Stock and such Warrants, in each case, on the terms and subject to the conditions provided for in this Subscription Agreement.

(b)If on the 24th month anniversary of the Closing Date (as defined below) the Investor certifies in writing to the Issuer that it beneficially owns at least 5,000,000 shares of Common Stock and provides any information reasonably requested by the Issuer with respect to such beneficial ownership, the Issuer shall issue to the Investor additional warrants (the “Additional Warrants”) entitling the Investor to receive from the Issuer additional 5,000,000 shares of Common Stock (giving effect to any reclassification, recapitalization, share division or consolidation, exchange or readjustment of the Common Stock that may have occurred during the period from the Closing to and prior to the issuance of the Additional Warrants), such Additional Warrants to have the same termination date as the Termination Date of, and to contain substantially the same terms and conditions as, the Warrants as set forth in the Warrant Certificate, provided that if the Exercise Price of the Warrants has been adjusted in accordance with Section 3(c) of the Warrant Certificate, the initial exercise price of the Additional Warrants shall be the same as the Exercise Price after giving effect to such adjustment.

(c)[Reserved].

(d)In the event that on the 21st Trading Day following the six-month anniversary of the Closing (the “Reset Termination Date”), the VWAP of the Common Stock is less than the Exercise Price then in effect, the Investor shall receive, a number of additional warrants equal to (i) the product of (x) 10,000,000 times (y) the Exercise Price then in effect divided by the Reset Price minus (ii) 10,000,000 (such warrants, the “Reset Warrants”). The Reset Warrants shall have the same termination date as the Termination Date of, and contain substantially the same terms and conditions as, the Warrants as set forth in the Warrant Certificate, provided that the Reset Warrants shall be issued with an initial exercise price equal to the Reset Price, where “Reset Price” means the greater of (x) the VWAP of the Common Stock on the 21st Trading Day following the six-month anniversary of the Closing or (y) the Reset Floor, and where “Reset Floor” means (A) if, as of the Closing, the Issuer or any of its subsidiaries, including Forge Nano or any of its subsidiaries, is party to a binding agreement with a financing source reasonably acceptable to the Investor pursuant to which such financing source has committed to provide debt financing in amount at least equal to $200,000,000, subject only to customary funding conditions (as determined in good faith by the Issuer), and such debt financing has been publicly disclosed prior to or in connection with the Closing, $7.28 or (B) otherwise, $5.00.

2.Closing.

(a)The closing of the Subscription Transaction (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction upon satisfaction or waiver of the conditions set forth in this Section 2 and in Section 3 below and

(b)delivery of written notice from (or on behalf of) the Issuer to the Investor (the “Closing Notice”) that the Issuer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five Business Days from the date on which the Closing Notice is delivered to the Investor.

(c)At least three Business Days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Investor shall deliver to the Issuer: (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Issuer in the Closing Notice, thereby subscribing for the shares of Common Stock and Warrants, to be held in escrow until the Closing; and (ii) any other information that is reasonably requested in the Closing Notice in order for the Issuer to issue to the Investor the shares of Common Stock and Warrants. Without limiting the generality of the foregoing, such information shall include the legal name of the person in whose name such shares of Common Stock and Warrants are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable.

(d)On the Closing Date:

(i)the Issuer shall cause its transfer agent to register the shares of Common Stock set forth on the signature page to this Subscription Agreement in book-entry form, free and clear of any liens, encumbrances or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws) in the name of the Investor; and

(ii)the Issuer shall issue to the Investor Warrants registered in the name of the Investor to purchase up to 15,000,000 shares of Common Stock with an exercise price equal to $10.00 per share, subject to adjustment as set forth therein.

The Issuer shall use commercially reasonable efforts to provide a copy of its transfer agent’s records showing the Investor as the owner of such shares of Common Stock as soon as practically possible following the Closing Date.

(e)Notwithstanding the foregoing, the Issuer’s obligation to issue the shares of Common Stock and Warrants to the Investor is contingent upon the Issuer having received the Subscription Amount in full in accordance with this Section 2. If the Closing does not occur within three (3) Business Days following the Closing Date specified in the Closing Notice, the Issuer shall promptly (but not later than one (1) Business Day thereafter) return the Subscription Amount in full to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor.

3.Closing Conditions.

(a)The parties’ obligation to consummate the Subscription Transaction pursuant to this Subscription Agreement is subject to the following conditions:

(i)no suspension of the offering or sale of the Common Stock or Warrants shall have been initiated or, to the Issuer’s knowledge, threatened by the U.S. Securities and Exchange Commission (the “SEC”);

(ii)no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect making the consummation of the transactions contemplated under this Subscription Agreement illegal or otherwise restraining or prohibiting consummation of the transactions contemplated under this Subscription Agreement and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii)as determined by the parties to the Merger Agreement and other than those conditions under the Merger Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the Subscription Transaction pursuant to this Subscription Agreement, all conditions precedent to the closing of the Transaction contained in the Merger Agreement shall have been satisfied or waived and the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing Date.

(b)The Issuer’s obligation to consummate the Subscription Transaction pursuant to this Subscription Agreement shall be subject to the conditions that:

(i)all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date;

(ii)consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date or such earlier date, as applicable; and

(iii)all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

(c)The Investor’s obligation to consummate the Subscription Transaction pursuant to this Subscription Agreement shall be subject to the conditions that:

(i)all representations and warranties made by the Issuer and Forge Nano in Section 5 hereof shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects) at and as of the Closing Date;

(ii)consummation of the Closing shall constitute a reaffirmation by the Issuer and Forge Nano of each of the representations and warranties of the Issuer and Forge Nano contained in this Subscription Agreement as of the Closing Date;

(iii)all obligations, conditions, covenants and agreements required by this Subscription Agreement to be performed by the Issuer and Forge Nano at or prior to the Closing Date shall have been performed, satisfied or complied with in all material respects;

(iv)no suspension of the qualification of the Common Stock for offering or trading in any jurisdiction, or initiation or written threats of any proceedings for any of such purposes, shall have occurred and be continuing;

(v)no amendment, modification or waiver of the Merger Agreement from and after the date of this Subscription Agreement shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Investor reasonably would expect to receive under this Subscription Agreement without having received the Investor’s prior written consent;

(vi)the Issuer shall have filed with applicable national stock exchange (as defined in Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (the “Stock Exchange”) an application or supplemental listing application for the listing of the Warrant-Related Shares (as defined below) and Common Stock and such Warrant-Related Shares and Common Stock shall have been approved for listing, subject to official notice of issuance; and

(vii)there shall have been no amendment, waiver or modification to the Other Subscription Agreements that gives rise to benefits to the Other Investors unless the Investor has been offered the same benefits.

4.Further Assurances. At or prior to the Closing Date, the parties shall execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.The Issuer’s and Forge Nano’s Representations and Warranties.

5.1The Issuer represents and warrants to the Investor that as of the date of this Subscription Agreement and as of the Closing Date:

(a)The Issuer is a Delaware corporation, duly formed, validly existing and in good standing under the Laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b)As of the Closing Date, the Securities have been duly authorized and the shares of Common Stock, when issued and delivered to the Investor against full payment for the shares of Common Stock in accordance with the terms of this Subscription Agreement, and registered with the Issuer’s transfer agent, will be validly issued, fully paid, non-assessable and free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), and will not be issued in violation of or subject to any preemptive or similar rights created under the Issuer’s organizational documents or any agreement or other instrument to which the Issuer is a party or by which it is otherwise bound.

(c)As of the Closing Date, the Warrant-Related Shares issuable upon exercise of Warrants have been duly authorized and provision has been made for the issuance of the Warrant-Related Shares upon exercise of Warrants. When issued and delivered against payment of the exercise price pursuant to the terms of Warrants and the Warrant Agreement, the Warrant-Related Shares will be validly issued, fully paid and non-assessable, and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s organizational documents (as adopted on the Closing Date) or any agreement or other instrument to which the Issuer is a party or by which it is otherwise bound.

(d)This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and is a valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(e)The execution, delivery and performance of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), the issuance and sale of the Securities and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, prospects, stockholders’ equity or results of operations of the Issuer or materially and adversely affect the validity of the Securities or the legal authority or ability of the Issuer to comply in all material respects with the terms of this Subscription Agreement (an “Issuer Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Issuer in any material respect; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any Authority having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have an Issuer Material Adverse Effect.

(f)Neither the Issuer, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Issuer on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance or sale of the Securities under the Securities Act.

(g)Neither the Issuer nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities and neither the Issuer, nor any person acting on its behalf has offered any of the Securities in a manner involving any public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(h)The Issuer has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does the Issuer have any knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

(i)As of the date hereof, except as set forth in the SEC Documents (as defined below), the Other Subscription Agreements, the Merger Agreement and any promissory notes issued by the SPAC’s sponsor or its affiliate to the SPAC for working capital purposes as described in the SEC Documents (“Sponsor Loans”), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Common Stock or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, other than any subsidiary created for purposes of the Transaction, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (A) as set forth in the SPAC’s filings with the SEC, together with any amendments, restatements or supplements thereto (the “SEC Documents”) and (B) as contemplated by the Merger Agreement. Except as disclosed in the SEC Documents, the Issuer has no outstanding indebtedness and will not have any outstanding long-term indebtedness as of immediately prior to the Closing (excluding any Sponsor Loans).

(j)Assuming the accuracy of Investor’s representations and warranties set forth in this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Securities by the Issuer to the Investor and the Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(k)Except as disclosed in the SEC Documents, the SPAC has made all filings required to be filed by it with the SEC and, as of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Issuer makes no such representation or warranty with respect to any information relating to Forge Nano or any of its affiliates included in any SEC Document or filed as an exhibit thereto. Each of the financial statements of the SPAC included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC Staff with respect to any of the SEC Documents.

(l)Other than the Other Subscription Agreements, the Merger Agreement and any other agreement expressly contemplated by the Merger Agreement, neither the Issuer nor the SPAC has entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s investment in the Issuer. No Other Subscription Agreement includes a price per Security different from this Subscription Agreement or other terms, rights or conditions that are more advantageous (economically or otherwise) in any material respect to any such Other Investor than Investor hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement in any manner that materially benefits the Other Investor thereunder unless Investor has been granted the same benefits.

(m)The Issuer is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n)As of the date of this Subscription Agreement, the Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have an Issuer Material Adverse Effect.

(o)Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, an Issuer Material Adverse Effect, as of the date of this Subscription Agreement, there is no (i) action, claim, inquiry, arbitration, investigation, litigation or other proceeding pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

(p)Except for discussions specifically regarding the offer and sale of the Securities and the investor presentation, the Issuer confirms that neither it nor any other person acting on its behalf has provided the Investor or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning the Issuer, the SPAC or any of their subsidiaries, other than with respect to the Transaction and the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements or the Merger Agreement. Except with respect to the Transaction and the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements and the Merger Agreement, no event or circumstance has occurred which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by the Issuer but which has not been so publicly disclosed.

(q)With respect to the distribution of information to the Investor (if a Foreign Purchaser (as defined below)) or any Other Investor that are Foreign Purchasers, the Issuer has and will comply with the regulations associated with the CFIUS. Without limiting the foregoing, the Issuer represents, warrants and agrees that it has not provided and does not intend to provide and will take measure to prevent the provision to any Foreign Purchasers any (i) access to any material non-public technical information (as defined in 31 C.F.R. §801.208) in the possession of the Issuer, or (ii) involvement, other than through the voting of shares, in substantive decision-making of the Issuer regarding the use, development, acquisition or release of critical technology (as defined in 31 C.F.R §801.204).

5.2Forge Nano represents and warrants to the Investor that as of the date of this Subscription Agreement and as of the Closing Date:

(a)Forge Nano is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Forge Nano Material Adverse Effect (as defined below).

(b)This Subscription Agreement has been duly authorized, executed and delivered by Forge Nano and is a valid and binding obligation of Forge Nano, enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c)The execution, delivery and performance of this Subscription Agreement (including compliance by Forge Nano with all of the provisions hereof), the issuance and sale of the Securities and the consummation of certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Forge Nano pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Forge Nano is a party or by which Forge Nano is bound or to which any of the property or assets of Forge Nano is subject, which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, financial condition, prospects, stockholders’ equity or results of operations of Forge Nano or materially and adversely affect the validity of the Securities or the legal authority or ability of Forge Nano to comply in all material respects with the terms of this Subscription Agreement (a “Forge Nano Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of Forge Nano which would, individually or in the aggregate, reasonably be expected to have a Forge Nano Material Adverse Effect; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any governmental agency or body having jurisdiction over Forge Nano or any of its properties that would reasonably be expected to have, individually or in the aggregate, a Forge Nano Material Adverse Effect.

(d)Neither Forge Nano, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Issuer security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by Forge Nano on Section 4(a)(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the issuance or sale of the Securities under the Securities Act.

(e)Neither Forge Nano nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities and neither Forge Nano, nor any person acting on its behalf has offered any of the Securities in a manner involving any public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(f)Forge Nano has not taken any steps to seek protection pursuant to any law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation, administration or winding up or failed to pay its debts when due, nor does Forge Nano have any knowledge or reason to believe that any of its respective creditors intend to initiate involuntary bankruptcy proceedings or seek to commence an administration.

(g)Assuming the accuracy of Investor’s representations and warranties set forth in this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Securities and the Securities are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(h)Other than the Other Subscription Agreements, the Merger Agreement and any other agreement expressly contemplated by the Merger Agreement, Forge Nano has not entered into any side letter or similar agreement with any Other Investor or any other investor in connection with such Other Investor’s or investor’s investment in Forge Nano (in each case for investments that will occur on or about the time of the Investor’s investment). No Other Subscription Agreement includes a price per Security different from this Subscription Agreement or other terms, rights or conditions that are more advantageous (economically or otherwise) in any material respect to any such Other Investor than Investor hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement in any manner that materially benefits the Other Investor thereunder unless Investor has been granted the same benefits.

(i)Forge Nano is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(j)As of the date of this Subscription Agreement, Forge Nano has not received any written communication from a governmental entity that alleges that Forge Nano is not in compliance with or is in default or violation of any applicable law, except where such non- compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Forge Nano Material Adverse Effect.

(k)Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Forge Nano Material Adverse Effect, as of the date of this Subscription Agreement, there is no (i) action, claim, inquiry, arbitration, investigation, litigation or other proceeding pending, or, to the knowledge of Forge Nano, threatened against Forge Nano or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Forge Nano.

(l)Except for discussions specifically regarding the offer and sale of the Securities and the investor presentation by the Issuer and Forge Nano, Forge Nano confirms that neither it nor any other person acting on its behalf has provided Investor or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information concerning Forge Nano or any of its subsidiaries, other than with respect to the Transaction and the transactions contemplated by this Subscription Agreement or the Other Subscription Agreements. Except with respect to the Transaction and the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements, no event or circumstance has occurred which, under applicable law, rule or regulation, requires public disclosure at or before the date hereof or announcement by Forge Nano but which has not been so publicly disclosed.

(m)With respect to the distribution of information to Investor, if Investor is not a United States person as defined by Section 7701(a)(30)) of the Internal Revenue Code of 1986, as amended (any such Investor, a “Foreign Purchaser”) or any Other Investor that are Foreign Purchasers, Forge Nano has and will comply with the regulations associated with the U.S. Committee on Foreign Investment in the United States. Without limiting the foregoing, Forge Nano represents, warrants and agrees that it has not provided and does not intend to provide and will take measures to prevent the provision to any Foreign Purchasers any (i) access to any material non-public technical information (as defined in 31 C.F.R. §801.208) in the possession of Forge Nano, or (ii) involvement, other than through the voting of shares, in substantive decision-making of Forge Nano regarding the use, development, acquisition or release of critical technology (as defined in 31 C.F.R §801.204).

6.Investor Representations and Warranties. The Investor represents and warrants to the Issuer, Forge Nano, the SPAC and the Placement Agents that as of the date of this Subscription Agreement and as of the Closing Date:

(a)The Investor: (i) has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation; and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b)This Subscription Agreement has been duly authorized, executed and delivered by the Investor. Assuming the due authorization, execution and delivery of the same by the Issuer, this Subscription Agreement shall constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c)The execution, delivery and performance of this Subscription Agreement, the purchase of the Securities, the compliance by the Investor with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated in this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Investor pursuant to the terms of: (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Investor is a party or by which the Investor is bound or to which any of the property or assets of the Investor is subject; (ii) the organizational documents of the Investor; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Investor or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the transactions contemplated in this Subscription Agreement, including the purchase of the Securities.

(d)The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee is, and on each date on which it exercises any Warrants will be: (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), or an institutional “accredited investor” (within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A; (ii) acquiring the Securities only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements in this Subscription Agreement on behalf of each owner of each such account; and (iii) not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Securities. The Investor understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). The Investor has completed Schedule A following the signature page to this Subscription Agreement and the information contained on Schedule A is, and on each date on which the Investor exercises any Warrants will be, accurate and complete.

(e)The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee on the date hereof and on each date on which it exercises any Warrants: (i) is and will be an institutional account as defined in FINRA Rule 4512(c); (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; and (iii) has and will have exercised independent judgment in evaluating our participation in the purchase of the Securities. Accordingly, it is understood that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(f)The Investor acknowledges and agrees: (i) that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act; (ii) the Securities have not been registered under the Securities Act; and (iii) that the Issuer is not required to register the Securities except as set forth in Section 7 of this Subscription Agreement or as set forth in the Warrants. The Investor acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except: (i) to the Issuer or one of its subsidiaries; (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S; or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act. With respect to any transactions falling within clauses (i) and (iii) of the preceding sentence, any such transaction must also be in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and any book entry records or certificates representing the Securities shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that: (i) the Securities will be subject to transfer restrictions; (ii) as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities; and (iii) as a consequence, Investor may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. The Investor acknowledges and agrees that the Securities will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that the Issuer furnishes a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Securities.

(g)The Investor acknowledges and agrees that the Investor is purchasing the Securities directly from the Issuer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Issuer, the SPAC, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication. Investor explicitly disclaims reliance on any of the foregoing other than those representations, warranties, covenants and agreements of the Issuer and the SPAC expressly set forth in this Subscription Agreement.

(h)The Investor’s acquisition and holding of the Securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(i)The Investor acknowledges and agrees that the Investor has received, and has had the opportunity to review and understand such financials and other information as the Investor deems necessary in order to make an investment decision with respect to the Securities, including, with respect to the business of the Issuer and its subsidiaries, the SPAC and the Transaction. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has had the opportunity to review SPAC’s reports previously filed with the SEC under the Exchange Act. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s) have deemed necessary to make an investment decision with respect to the Securities. The Investor has received, and has had the opportunity to review and understand the materials made available to it in connection with the Transaction, has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Securities. The Investor acknowledges that as part of the Transaction, the Issuer will file a registration statement under the Securities Act, including a proxy statement of SPAC and prospectus of the Issuer, which will contain additional information about the Transaction, the Issuer and SPAC and prepare and deliver to its shareholders an information statement setting forth information concerning the issuance of the shares of Common Stock, Warrants, Additional Warrants and Warrant-Related Shares, subject to the terms and conditions set forth herein and in the Warrants, to be approved at the general meeting. The Investor acknowledges and agrees that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Securities under this Subscription Agreement. The Investor acknowledges that the Investor will not rely on any such registration statement, proxy statement/prospectus or information statement in making any investment decision. The Investor acknowledges that the Issuer and the SPAC offered to make certain non-public information available to the Investor subject to customary trading restrictions and non-disclosure requirements.

(j)The Investor acknowledges that certain information provided to it was based on forecasts. The Investor understands and agrees that such forecasts were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties many of which are outside of the Issuer’s control. Consequently, Investor acknowledges and agrees that actual results may differ materially from those contained in the forecasts and that the Issuer does not guarantee the accuracy of any such forecasts. The Investor acknowledges that all forward-looking information and forecasts were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or forecasts.

(k)The Investor became aware of this offering of the Securities solely by means of direct contact between the Investor and the Issuer, the SPAC or a representative of the Issuer or the SPAC. Investor acknowledges that the Securities were offered to the Investor solely by direct contact between the Investor and the Issuer, the SPAC or a representative of the Issuer or the SPAC. The Investor did not become aware of this offering of the Securities, nor were the Securities offered to the Investor, by any other means. The Investor acknowledges that the Securities: (i) were not offered to it by any advertising or, to its knowledge, general solicitation; and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. In making its investment or decision to invest in the Issuer, the Investor acknowledges that it is not relying upon, and has not relied and disclaims reliance upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, the SPAC, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer and the SPAC contained in this Subscription Agreement. Neither the Investor, nor to its knowledge any of its directors, officers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the offering of the Securities.

(l)The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities. The Investor is: (i) able to fend for itself in the Transaction contemplated in this Subscription Agreement; (ii) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities; and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. The Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. Investor acknowledges and agrees that it has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Securities. The Investor agrees that Cohen & Company Securities, LLC, acting through its Cohen & Company Capital Markets division, or any of their affiliates, in their capacity as placement agents (the “Placement Agents”), shall not be liable to any Investor for any action heretofore or hereafter taken or omitted to be taken by any of them or have any liability or obligation (including, without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Investor, the Issuer or any other person or entity), whether in contract, tort or otherwise, to any Investor, or to any person claiming through such Investor, in respect of the Transaction. Investor represents that: (i) it is able to sustain a complete loss on its investment in the Securities; (ii) has no need for liquidity with respect to its investment in the Securities; and (iii) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Securities.

(m)Alone, or together with any professional advisor(s), the Investor acknowledges that it has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Investor. Investor represents that it is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Issuer. The Investor acknowledges specifically that a possibility of total loss exists.

(n)In making its decision to purchase the Securities, the Investor has relied solely upon its own independent investigation and that of its advisors, if any. Without limiting the generality of the foregoing, the Investor has not relied (and disclaims reliance) on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning the Issuer, the SPAC, the Transaction, the Merger Agreement, this Subscription Agreement or the transactions contemplated under this Subscription Agreement or the Merger Agreement, the Securities or the offer and sale of the Securities.

(o)The Investor acknowledges and agrees that the Placement Agents and their respective directors, officers, employees, representatives and controlling persons: (i) have not provided the Investor with any information or advice with respect to the Securities; (ii) have not made or make any representation, express or implied as to the Issuer, the SPAC, the Issuer’s credit quality, the Securities or the Investor’s purchase of the Securities; (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Securities; (iv) may have acquired, or during the term of the Securities may acquire, non-public information with respect to the Issuer, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it; (v) may have existing or future business relationships with the Issuer and the SPAC (including, but not limited to, lending, depository, risk management, advisory and banking relationships); (vi) will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Securities, and that certain of these actions may have material and adverse consequences for a holder of Securities.

(p)The Investor acknowledges and agrees that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Securities or as to the other matters referred to in this Subscription Agreement. Investor also acknowledges that it has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Securities, the Issuer or the SPAC. The Investor further acknowledges and agrees that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

(q)The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(r)The execution, delivery and performance by the Investor of this Subscription Agreement are within the Investor’s powers, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound that would reasonably be expected to have a material adverse effect on the legal authority of the Investor to enter into and perform its obligation under this Subscription Agreement. If the Investor is not an individual, the execution, delivery and performance by the Investor of this Subscription Agreement will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine. If the Investor is an individual, the signatory has legal competence and Investor has the capacity to execute this Subscription Agreement. If the Investor is not an individual, the signatory has been duly authorized to execute this Subscription Agreement. Assuming that this Subscription Agreement constitutes the valid and binding obligation of the Issuer, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(s)The Investor is not: (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program; (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People Republic or any other country or territory embargoed or subject to substantial trade restrictions by the United States; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each of the foregoing, a “Prohibited Investor”). If requested, the Investor agrees and is permitted to provide law enforcement agencies such records as required by applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), to the extent required, the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Securities were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(t)No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Securities.

(u)None of the Placement Agents, nor any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, have made any independent investigation with respect to the Issuer or its subsidiaries or any of their respective businesses, the SPAC or the Securities or the accuracy, completeness or adequacy of any information supplied to the Investor by the Issuer or the SPAC.

(v)In connection with the issue and purchase of the Securities, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary.

(w)The Investor, when required to deliver payment to the Issuer pursuant to Section 2 above, will have sufficient immediately available funds to pay the Subscription Amount and consummate the purchase and sale of the Securities pursuant to this Subscription Agreement.

(x)As of the date of this Subscription Agreement, the Investor does not have, and during the 30 day period immediately prior to the date of this Subscription Agreement, the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Issuer or the SPAC. Notwithstanding the foregoing, the Investor makes no such representation with respect to any assets of the Investor managed by an external investment manager pursuant to a separately managed account arrangement.

(y)The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer or the SPAC (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of the Investor and its affiliates.

(z)If the Investor is or is acting on behalf of: (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”); or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) none of the Issuer, the SPAC or any of their respective affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Securities; (B) none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Securities; and (C) its purchase of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

7.Registration Rights.

(a)On or prior to the Closing Date, and in no event later than 30 calendar days after the Closing Date (such deadline, the “Filing Deadline”), the Issuer will endeavor to file with the SEC (at its sole cost and expense) a registration statement on Form S-1 registering the resale of the Registrable Securities (the “Registration Statement”). If the Registration Statement covering the Registrable Securities is not filed with the SEC on or prior to the Filing Deadline, the Issuer will make pro rata payments to the Investor, as liquidated damages and not as a penalty, in an amount equal to 1% of the aggregate amount paid pursuant to this Subscription Agreement by the Investor for such Registrable Securities then held by the Investor for each 30-day period or pro rata for any portion thereof following the Filing Deadline for which no Registration Statement is filed with respect to the Registrable Securities. Such payments shall constitute the Investor’s exclusive monetary remedy for such events, but shall not affect the right of the Investor to seek injunctive relief. Such payments shall be made to the Investor in cash no later than ten (10) Business Days after the end of each such 30-day period (the “Payment Date”). Interest shall accrue at the rate of 1% per month on any such liquidated damages payments that shall not be paid by the Payment Date until such amount is paid in full. The Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or ninety (90) calendar days after the filing thereof if the SEC notifies the Issuer that it will “review” the Registration Statement) and (ii) five (5) Business Days after the Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be

“reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Issuer may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Issuer becomes eligible to use such Form S-3. The Issuer will use its commercially reasonable efforts to provide a draft of the Registration Statement to the Investor for review at least two (2) Business Days in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement. Notwithstanding the foregoing, if the SEC requires that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have the option, in its sole and absolute discretion, to either (i) have the opportunity to cause the Issuer to withdraw from the Registration Statement upon its prompt written request to the Issuer, in which case the Issuer’s obligation to register the Shares will be deemed satisfied or (ii) be included as such in the Registration Statement. The Issuer’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Issuer such information regarding the Investor, the securities of the Issuer held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by the Issuer to effect the registration of such Shares. Investor shall also execute documents in connection with such registration as the Issuer may reasonably request that are customary of a selling shareholder in similar situations. Notwithstanding anything to the contrary in this Subscription Agreement, in connection with the obligations of the Issuer under this Section 7, the Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. Upon notification by the SEC that any Registration Statement has been declared effective by the SEC, within one (1) Business Day thereafter, the Issuer shall file the final prospectus under Rule 424 of the Securities Act. The Issuer agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of: (i) the second anniversary of the Effectiveness Date of the Registration Statement registering all Shares for resale by the Investor; (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement; or (iii) the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act without volume or manner of sale limitations. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement set forth in this Section 7. Notwithstanding the foregoing, if the SEC prevents the Issuer from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares pursuant to this Section 7 by the applicable shareholders or otherwise, such Registration Statement shall register for resale the number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in such Registration Statement shall be reduced pro rata among all such selling shareholders. In the event the Issuer amends the Registration Statement in accordance with the foregoing, the Issuer will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Shares that were not registered on the initial Registration Statement, as so amended.

(b)For as long as the Investor holds Warrants or Warrant-Related Shares or, if shorter, through the date of expiration, or redemption or termination of the Warrants in accordance with the provisions of the Warrants and the Warrant Agreement, the Issuer will use commercially reasonable efforts to (1) qualify the Warrant-Related Shares for listing on a Stock Exchange, which shall be the stock exchange on which the Issuer’s Common Stock is then listed, and (2) update or amend the Registration Statement as necessary to include the Warrant-Related Shares. For as long as the Investor holds Warrants or Warrant-Related Shares or, if shorter, through the date of expiration, or redemption or termination of the Warrants in accordance with the provisions of the Warrants and the Warrant Agreement, the Issuer will use commercially reasonable efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act and (C) provide all customary and reasonable cooperation necessary, in each case, to enable the Investor to resell the Warrant-Related Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable.

(c)The Issuer may suspend the use of any such Registration Statement if the board of directors of the Issuer determines in good faith that either in order for such Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act (a “Suspension Event”). Notwithstanding the foregoing, (I) the Issuer shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days, not more than twice or more than a total of ninety (90) calendar days, in each case in any three hundred sixty (360) day period and (II) the Issuer shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. The Issuer shall use commercially reasonable efforts to cause its transfer agent to deliver unlegended shares of Common Stock to a transferee of an Investor in connection with any sale of Shares pursuant to the effective Registration Statement or pursuant to Rule 144 where, following such sale, subsequent public distribution of such Shares shall not require registration under the Securities Act.

(d)The Issuer shall remove any restrictive legend included on the certificates (or, in the case of book-entry shares, any other instrument or record) representing the Investor’s ownership of Shares, and the Issuer shall issue a certificate (or evidence of the issuance of such securities in book-entry form) without such restrictive legend or any other restrictive legend to the Investor, if: (i) such Shares are sold or transferred pursuant to the effective Registration Statement or pursuant to Rule 144 where, following such, subsequent public distribution of such shares shall not require registration under the Securities Act; or (ii) such Shares are eligible for sale pursuant to Section 4(a)(1) of the Securities Act or Rule 144 without volume or manner-of-sale restrictions and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable). Following Rule 144 becoming available for the resale of such Shares without volume or manner-of-sale restrictions and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable), the Issuer, upon the written request of Investor and after providing the Issuer and its transfer agent with all customary documentation, shall instruct the Issuer’s transfer agent to remove the legend from such Shares (in whatever form) and shall use commercially reasonable efforts to cause the Issuer’s counsel to issue any legend removal opinion required by the transfer agent. Notwithstanding the foregoing, once the Registration Statement registering the Shares for resale becomes effective under the Securities Act, and subject to receipt from the Investor by the Issuer and its transfer agent, as applicable, of customary documentation in connection therewith, the Issuer shall use commercially reasonable efforts to cause the Issuer’s counsel to issue to the transfer agent a “blanket” legal opinion to allow sales without restriction pursuant to the effective Registration Statement and in connection with the removal of legends in connection with such sales pursuant to the effective Registration Statement, in each case to the extent required by the transfer agent.

(e)At its expense, the Issuer shall use commercially reasonable efforts to advise the Investor within five (5) Business Days: (i) when a Registration Statement or any post-effective amendment thereto has been filed with the SEC and when such Registration Statement or post-effective amendment thereto has become effective; (ii) after it shall receive notice or obtain knowledge thereof, of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included in such Registration Statement or for additional information; (iii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Shares included in such Registration Statement for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. The Issuer shall use commercially reasonable efforts to promptly provide written notice of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading. The notice sent by the Issuer pursuant to the preceding sentence shall not contain any material non-public information other than the description of such event, which the parties agree may constitute material non-public information. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as the Issuer is permitted under this Subscription Agreement to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included in such Registration Statement, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)For purposes of this Section 7:

(i)“Shares” shall mean, as of any date of determination, the shares of Common Stock and the Warrant-Related Shares.

(ii)“Warrant-Related Shares” shall mean, as of any date of determination, the Warrant Shares and the shares of Common Stock issued or issuable with respect to the Additional Warrants and the Reset Warrants (assuming on such date the

Warrants, the Additional Warrants and the Reset Warrants are able to be exercised in full without regard to any exercise limitations therein).

(iii)“Investor” shall include any person or entity to which the rights under this Section 7 shall have been duly assigned.

(iv)“Registrable Securities” means (i) the Shares, (ii) all Warrant-Related Shares, and (iii) any other shares of Common Stock issued as a dividend or other distribution with respect to, in exchange for or in replacement of the Shares, whether by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement, amendment of the articles of association or otherwise; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Issuer shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) upon the first to occur of (A) a Registration Statement with respect to the sale of such Registrable Securities being declared effective by the SEC under the Securities Act and such Registrable Securities having been disposed of by the holder thereof in accordance with such effective Registration Statement, (B) such Registrable Securities having been sold in accordance with Rule 144 (or another exemption from the registration requirements of the Securities Act) resulting in the transferee of the Shares holding unrestricted securities and (C) such Registrable Securities becoming eligible for resale without volume or manner-of-sale restrictions and without current public information requirements pursuant to Rule 144.

(g)Notwithstanding any termination of this Subscription Agreement, the Issuer shall, to the extent permitted by applicable law, indemnify, defend and hold harmless the Investor, the officers, directors, partners, members, managers, stockholders, and employees of the Investor, each person who controls the Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, reasonable and documented costs (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees) and reasonable and documented expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained (or incorporated by reference) in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading. The indemnity obligation set forth in this Section 7(g) shall not apply, however, to the extent that any untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to the Issuer by the Investor expressly for use in any of the SEC filings referenced in this Section 7(g). The Issuer shall notify the Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which the Issuer is aware. Notwithstanding the foregoing, the Issuer’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Issuer.

(h)The Investor shall, severally and not jointly with any Other Investor, indemnify and hold harmless the Issuer, its directors, officers, partners, members, managers, shareholders, agents and employees, each person who controls the Issuer (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, partners, members, managers, shareholders, or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to the Issuer by the Investor expressly for use therein. Notwithstanding the foregoing, the Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Investor.

(i)Any person or entity entitled to indemnification pursuant to this Subscription Agreement shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed).

Notwithstanding the foregoing, the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification under this Subscription Agreement to the extent such failure has not prejudiced the indemnifying party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Without the consent of the indemnified party, no indemnifying party shall consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include an unconditional release of the indemnified party from all liability in respect to such claim or litigation.

(j)The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(k)If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to in this Section 7, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. Notwithstanding the foregoing, the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. Subject to the limitations set forth in this Section 7, the amount paid or payable by a party as a result of the Losses shall be deemed to include any reasonable and documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(k) from any person or entity who was not guilty of such fraudulent misrepresentation.

8.Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties to this Subscription Agreement shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) such date and time as the Merger Agreement is terminated in accordance with its terms; (b) upon the mutual written agreement of each of the parties to terminate this Subscription Agreement; (c) the Outside Date (as defined in the Merger Agreement as in effect on the date of this Subscription Agreement); or (d) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are (i) not satisfied or waived prior to the Closing or (ii) not capable of being satisfied on the Closing and, in each case of (i) and (ii), as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)-(d) above, collectively, the “Termination Events”). Nothing in this Subscription Agreement will relieve, however, any party from liability for any willful breach of this Subscription Agreement prior to the time of termination. Each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Issuer shall notify the Investor in writing of the termination of the Merger Agreement promptly after the termination of the Merger Agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect (except that the provisions of Section 7(g) through (k), this Section 8, Sections 10 through 12 and Section 14 of this Subscription Agreement will survive any termination of the Subscription Agreement and continue indefinitely). Following the Termination Event, any monies paid by the Investor to the Issuer in connection with this Subscription Agreement shall promptly (and in any event within one Business Day) be returned to the Investor without any deduction for or on account of any tax, withholding, charges, or set-off.

9.[Intentionally Omitted.]

10.Miscellaneous.

(a)Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Securities acquired under this Subscription Agreement, if any, to the extent permitted by their terms) may be transferred or assigned without the prior written consent of each of the other parties. Notwithstanding the foregoing, this Subscription Agreement and the Investor’s rights and obligations hereunder may be assigned to one or more fund or account managed by the same investment manager as the Investor or by or to an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of the Issuer. Prior to such assignment being valid, any such assignee shall agree in writing to be bound by the terms of this Subscription Agreement. Notwithstanding the foregoing, no assignment pursuant to clause (i) of this Section 10 shall relieve the Investor of its obligations under this Subscription Agreement.

(b)The Issuer may request from the Investor such additional information as the Issuer deems reasonably necessary to register the resale of the Securities and evaluate the eligibility of the Investor to acquire the Securities. Investor agrees to promptly provide such information as may reasonably be requested to the extent readily available. The Issuer agrees to keep any such information provided by Investor confidential except: (i) as necessary to include in any registration statement the Issuer is required to file under this Subscription Agreement; (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities; or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Issuer’s securities are listed for trading. The Investor acknowledges and agrees that if it does not provide the Issuer with such requested information, the Issuer may not be able to register the Investor’s Shares for resale pursuant to Section 8. In such event, Investor also agrees that, without any liability under this Subscription Agreement, the Issuer may reject the Investor’s Subscription Amount prior to the Closing Date in the event the Investor fails to provide such additional information requested by the Issuer to evaluate the Investor’s eligibility or the Issuer’s determines that the Investor is not eligible. The Investor acknowledges that the Issuer and/or the SPAC may file a form of this Subscription Agreement with the SEC as an exhibit to a Current Report on Form 8-K or a registration statement of SPAC.

(c)The Investor acknowledges that the Issuer, Forge Nano and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Schedule A. Prior to the Closing, the Investor agrees to promptly notify the Issuer and Forge Nano if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 7 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify the Issuer and Forge Nano if they are no longer accurate in any respect). If the Issuer receives such notice from Investor, the Issuer will use commercially reasonable efforts to promptly notify the Placement Agents. The Investor acknowledges and agrees that each purchase by the Investor of Securities from the Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties in this Subscription Agreement (as modified by any such notice) by the Investor as of the time of such purchase contained in this Subscription Agreement. Prior to the Closing, the Issuer agrees to promptly notify the Investor if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 5 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality or Issuer Material Adverse Effect, in which case the Issuer shall notify the Investor if they are no longer accurate in any respect). The Issuer acknowledges and agrees that each sale by the Issuer of the Securities to the Investor will constitute a reaffirmation of their respective acknowledgments, understandings, agreements, representations and warranties in this Subscription Agreement (as modified by any such notice) as of the time of such purchase.

(d)The Issuer, the Investor, Forge Nano and the Placement Agents are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy of this Subscription Agreement to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered under this Subscription Agreement. The foregoing clause of this Section 11(d) shall not, however, give the Placement Agents any rights other than those expressly set forth in this Subscription Agreement.

(e)All of the agreements, representations and warranties made by each party in this Subscription Agreement shall survive the Closing.

(f)This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties. No failure or delay of either party in exercising any right or remedy under this Subscription Agreement shall operate as a waiver of such right or remedy. Nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties under this Subscription Agreement are cumulative and are not exclusive of any rights or remedies that the parties would otherwise have.

(g)This Subscription Agreement (including Schedule A) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of the Subscription Agreement. Except as set forth in Section 7 with respect to any indemnified person, Section 8, Section 10(c), Section 10(d), Section 10(f), this Section 10(g), the last sentence of Section 10(k) and Section 11 with respect to the persons specifically referenced in that Section, and Section 6 and Section 10(c) with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties, and their respective successors and assigns. The parties acknowledge and agree that only those persons specifically referenced in the preceding sentence are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(h)Except as otherwise provided in this Subscription Agreement, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives, and permitted assigns. The agreements, representations, warranties, covenants and acknowledgments contained in this Subscription Agreement shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i)If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired by such court and shall continue in full force and effect so long as this Subscription Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Subscription Agreement and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(j)This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or any other form of electronic delivery (including.pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or other transmission method)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k)The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. Consequently, the parties acknowledge and agree that a party shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement. The parties also acknowledge and agree that the foregoing equitable remedies shall be in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l)If any change in the number, type or classes of authorized shares of the Issuer (including the Shares), other than as contemplated by the Merger Agreement, or any agreement contemplated by the Transaction, shall occur between the date of this Subscription Agreement and immediately prior to the Closing by reason of reclassification, recapitalization, share division or consolidation, exchange or readjustment of shares, or any share dividend, the number of Shares issued to the Investor and per share purchase price shall be appropriately adjusted to reflect such change.

(m)This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related), including matters of validity, construction, effect, performance and remedies.

(n)Each party under this Subscription Agreement, and any person asserting rights as a third party beneficiary in accordance with Section 10(g) may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated under this Subscription Agreement or any related document (“Legal Dispute”) shall be brought exclusively in the federal and state courts sitting in the Borough of Manhattan in the City of New York within the State of New York (collectively the “Chosen

Courts”). Each party under this Subscription Agreement consents to the jurisdiction of the Chosen Courts in any such suit, action or proceeding. To the fullest extent permitted by law, each party irrevocably waives, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in the Chosen Courts or that any such suit, action or proceeding that is brought in the Chosen Courts has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(n) is pending before the Chosen Courts, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of the Chosen Courts. Each party and any person asserting rights as a third party beneficiary may do so only if he, she or it waives, and shall not assert as a defense in any Legal Dispute, that: (a) such party is not personally subject to the jurisdiction of the Chosen Courts for any reason; (b) such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts; (c) such party’s property is exempt or immune from execution; (d) such action, suit or proceeding is brought in an inconvenient forum; or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(n) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED UNDER THIS SUBSCRIPTION AGREEMENT AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED UNDER THIS SUBSCRIPTION AGREEMENT. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(o)The Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Securities may be pledged by Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Investor effecting a pledge of Securities shall not be required to provide the Issuer with any notice thereof or otherwise make any delivery to the Issuer pursuant to this Subscription Agreement. The Issuer hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by Investor.

(p)Any notice or communication required or permitted under this Subscription Agreement to any Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page. Any such communication or notice shall be deemed to be given and received: (i) when so delivered personally; (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email; or (iii) three Business Days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to SPAC.

If to the Issuer, to:

Archimedes Tech SPAC Partners II Co.
2093 Philadelphia Pike #1968
Claymont, DE 19703
Attn: Long Long, CEO
E-mail: [*********]

If to Forge Nano, to:

Forge Nano, Inc.
12300 Grant St. #100
Thornton, CO 80241
Attn: Paul Lichty, CEO
E-mail: [*********]

11.Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, and is expressly disclaiming reliance on any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, nor any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of the Issuer expressly contained in this Subscription Agreement, in making its investment or decision to invest in the Issuer. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreements related to the private placement of the Securities (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any party to the Merger Agreement or any Non-Party Affiliate (as defined below) other than the Issuer and the SPAC as expressly provided for in this Subscription Agreement, shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to: (x) this Subscription Agreement or any Other Subscription Agreements related to the private placement of the Securities or other Equity Interests; (y) the negotiation of this Subscription Agreement, its subject matter or the private placement of the Securities; or (z) the transactions contemplated under this Subscription Agreement or under any Other Subscription Agreements related to the private placement of the Securities or other Equity Interests. Without limiting the generality of the foregoing, the prohibition on liability set forth in the preceding sentence shall apply only to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with: (i) the purchase of the Securities or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement; (ii) any written or oral representations made or alleged to be made in connection with this Subscription Agreement, as expressly provided in this Subscription Agreement; or (iii) any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Issuer, the Placement Agents or any Non-Party Affiliate concerning the Issuer, the Placement Agents, any of their respective controlled affiliates, this Subscription Agreement or the transactions contemplated under this Subscription Agreement. “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equity holder or affiliate of the Issuer, the Placement Agents or any of the Issuer’s or the Placement Agents’ controlled affiliates or any family member of the foregoing.

12.Disclosure. The Investor agrees to treat all information received in connection with the Transaction as confidential until a Current Report on Form 8-K announcing, among other things, the execution of the Merger Agreement (the “Disclosure Document”) is publicly filed by the Issuer with the SEC (the “Disclosure Time”), which, to the extent not previously disclosed, shall disclose all material terms of the transactions contemplated under this Subscription Agreement and by the Other Subscription Agreements and the Merger Agreement, the Transaction and any other material, nonpublic information that the Issuer, the SPAC or any of their respective officers, directors, affiliates, employees or agents, including, without limitation, the Placement Agents have provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of the Issuer, the Investor shall not be in possession of any material, non-public information received from the Issuer, the SPAC or any of their respective officers, directors, affiliates, employees or agents, including, without limitation, the Placement Agents. Upon the Disclosure Time, the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer, the SPAC or any of their respective affiliates, officers, directors, employees or agents, including, without limitation, the Placement Agents, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, neither the Issuer nor the SPAC shall publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except: (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities; (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the SPAC’s securities are listed for trading; or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 12. Prior to any disclosure permitted under the preceding sentence, to the extent permitted under law, each of the Issuer and the SPAC shall use commercially reasonable efforts to provide the Investor with prior written notice of such disclosure and shall reasonably consult with the Investor regarding such disclosure.

13.Open-Market Purchases. At the Investor’s election, 10,000,000 shares of Common Stock subscribed hereby may be reduced on a one-for-one share basis (the “Reduction Right”) by up to an aggregate of Open-Market Purchase Shares and Currently Owned Shares, as applicable. For the avoidance of doubt, any such exercise of the Reduction Right shall neither reduce the number of Warrants to be issued by the Issuer to the Investor as set forth on the Investor’s signature page hereto, nor impair the Investor’s eligibility to receive the Additional Warrants or Reset Warrants, as described in Sections 1(b) or 1(d) of this Subscription Agreement. For the purposes of this Section 13: (i) “Open-Market Purchase Shares” means any Purchaser Ordinary Shares (as defined in the Merger Agreement) purchased by the Investor for its own account pursuant to open-market transactions with third parties prior to the Record Date and held through the Closing Date; and (ii) “Currently Owned Shares” means any Purchaser Ordinary Shares the Investor beneficially owns as of the date of this Subscription Agreement that are held through the Closing Date; and (iii) “Record Date” means the record date established for voting at the extraordinary general meeting of the SPAC held to approve the Transaction.

14.Additional Agreements.

(a)Subject to Section 12, none of the Issuer, the SPAC nor any of their respective controlled affiliates and subsidiaries (if any) (collectively, the “Company Group”) shall identify, or permit any of its employees, agents or representatives to identify, the Investor (whether in connection with the Issuer or the SPAC or in the Investor’s capacity as an investor in Issuer and/or the SPAC) in any written or oral public communications or issue any press release or other disclosure of the Investor’s name or the name of any of its affiliates, or any derivative of any of the foregoing names (collectively, the “Investor Names”), in each case except: (i) as authorized in writing by the Investor in each such instance (electronic mail to suffice); or (ii) as required by applicable law, legal process or regulatory request (“Applicable Law”). Subject to Section 12, if disclosure is required pursuant the preceding sentence, the disclosing member of the Company Group will, as soon as practicable, notify the Investor of such requirement (except where prohibited by Applicable Law) so that the Investor (or its applicable affiliate) may seek a protective order or other appropriate remedy prior to such disclosure. Notwithstanding the foregoing, the Issuer and the SPAC may make disclosures to an auditor or governmental or regulatory authority pursuant to any routine investigation, inspection, examination or inquiry without providing the Investor with any notification thereof, unless the Investor is the subject of any such investigation, inspection, examination or inquiry (in which case the preceding sentence shall govern).

(b)The Issuer, on behalf of itself and the other Company Parties (as defined below), acknowledges and agrees that the acquisition of the Securities and the execution and adoption of this Subscription Agreement are not intended to establish, and shall not establish, an investment advisory relationship by and among, (i) on the one hand, the Investor or any affiliate, or any of its or their members, owners, partners, officers, directors, employees, agents or representatives (each, an “Investor Party”), and (ii) on the other hand, any member of the Company Group or any of their respective officers, directors, shareholders, partners, members, employees, agents or representatives (each, a “Company Party”), whereby any Investor Party serves as an investment adviser to any Company Party or that would otherwise result in any Investor Party meeting the definition of an investment adviser in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended, with respect to any Company Party. Further, the Issuer, on behalf of itself and the other Company Parties, acknowledges and agrees that the Company Parties are not relying upon any Investor Party for investment advice, analysis or recommendations regarding any investment or potential investment.

(c)From the date hereof until the Standstill Termination Date, the Issuer shall not, without the prior written consent of the Investors who purchased at least a majority of the shares of Common Stock under the Subscription Agreements, issue, enter into any agreement to issue or announce the issuance of any shares of Common Stock, or Common Stock Equivalents, in each case other than an Exempt Issuance. For the avoidance of doubt, prior to the Closing Date, Forge Nano shall be permitted to issue (and any such issuance shall be an “Exempt Issuance” for the purpose of this clause (c)), Series D preferred convertible equity, par value $0.0001 per share, of Forge Nano, Inc., and any equity securities issued in conversion thereof (which shall automatically, directly or indirectly, be exchanged for securities of the Company pursuant to the Merger Agreement).

(d)The Investor hereby acknowledges and agrees that it will not, and will cause each affiliate and each person acting at the Investor’s or its affiliates’ direction or pursuant to any understanding with the Investor or its affiliates to not, directly or indirectly offer, sell, pledge, contract to sell or sell any option to purchase, or engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, in each case that result in the Investor having a net short cash position in respect of the Securities or any securities of the SPAC from the date hereof until the Reset Termination Date (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, nothing contained herein shall prohibit the Investor from (i) any purchase of securities by the Investor, its affiliates or any person or entity acting on behalf of the Investor or any of its affiliates in an open market transaction after the execution of this Subscription Agreement, or (ii) any sale (including the exercise of any redemption right) of securities of the SPAC or the Issuer (A) held by the Investor, its affiliates or any person or entity acting on behalf of the Investor or any of its affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Investor, its affiliates or any person or entity acting on behalf of the Investor or any of its affiliates in an open market transaction after the execution of this Subscription Agreement. Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the Transaction (including the Investor’s affiliates, as applicable) from entering into any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such the Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such the Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Subscription Agreement and/or makes investments decisions with respect to the Securities held by the Investor.

15.Definitions. In addition to the terms defined elsewhere in this Subscription Agreement: (a) capitalized terms that are not otherwise defined in this Subscription Agreement have the meanings given to such terms in the Warrant Certificate and (b) the following terms have the meanings set forth in this Section 15:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities” means shares of Common Stock, the Warrants, the Warrant-Related Shares, the Additional Warrants (and any shares of Common Stock issuable upon exercise thereof) and the Reset Warrants (and any shares of Common Stock issuable upon exercise thereof).

“Standstill Termination Date” shall mean the date that is six months from the effective date of the Registration Statement.

“Warrant Certificate” means the warrant certificate evidencing the Warrants subscribed hereby in the form set forth in Exhibit A to this Subscription Agreement.

“Warrants” means, collectively, the warrants (each, a “Warrant”) delivered to the Investor at the Closing in accordance with the terms of this Subscription Agreement, each such Warrant exercisable for the purchase of one shares of Common Stock at an exercise price of $10.00 per share, which Warrants shall be exercisable immediately and have a term of exercise equal to five years, in the form of the Warrant Certificate and subject to adjustment and reset as set forth therein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile

By:
Name:
Title:

Name in which Securities are to be registered	Date:
(if different):

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Email:

Number of shares of Common Stock Subscribed: 10,000,000

Number of Warrants Subscribed: 15,000,000

Aggregate Subscription Amount: $100,000,000

☐

If at any time the Investor would beneficially own shares of Common Stock representing in excess of 9.9% of the outstanding shares of Common Stock, Investor elects to be subject to the “Beneficial Ownership Limitation” set forth in Sections 2(f) and 3(m) of the Warrant Certificate.

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, each of the Issuer, Forge Nano and the SPAC has accepted this Subscription Agreement as of April,       2026.

ATII HOLDINGS INC.

By:
Name:
Title:

FORGE NANO, INC.

By:
Name:
Title:

ARCHIMEDES TECH SPAC PARTNERS II CO.

By:
Name:
Title:

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

This Schedule must be completed by the Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box in either Section A, Section B or Section C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
☐	We are subscribing for the Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.
B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.☐We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.☐We are not a natural person.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of USD 5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of USD 5,000,000;

☐

Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of USD 5,000,000; or

☐	Any trust with assets in excess of USD 5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

C.	QUALIFIED PURCHASER STATUS

(Please check the applicable subparagraphs):

1.☐A corporation, partnership, limited liability company, trust or other organization that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in the Issuer, and less than 40% of the assets of which will consist of interests in the Issuer (calculated as of the time of the Investor’s execution of this Subscription Agreement); (ii) owns not less than USD 5,000,000 in investments; and (iii) is owned directly or indirectly solely by or for two or more natural persons who are related as siblings or spouses (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons.

2.☐A trust: (i) that is not described in paragraph (3) of this Section C; (ii) that was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (iii) with respect to which each of the settlors and other contributors of assets, trustees, and other authorized decision makers is a person described in paragraph (1), (2) or (3) of this Section C.

3.☐An entity that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in the Issuer, and less than 40% of the assets of which will consist of interests in the Issuer (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (ii) has discretionary investment authority with regard to at least USD 25,000,000 of investments, whether for its own account or for the account of other persons that are themselves accurately described by one or more other paragraphs of this Section C.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Exhibit A

Form of Warrant Certificate

ANNEX I

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

[PUBCO]

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Warrant Shares: [ ]	Initial Exercise Date: [●], [●]

THIS WARRANT TO PURCHASE SHARES OF COMMON STOCK (this “Warrant”) certifies that, for value received, [         ] or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [●], [●]1 (the “Termination Date”) but not thereafter, to subscribe for and purchase from [Pubco], a Delaware corporation (the “Company”), up to [        ] shares (as subject to adjustment hereunder, the “Warrant Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”). The purchase price of one Warrant Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1.Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Schedule A hereto.

1 NTD: Five years after Initial Exercise Date.

Section 2.Exercise.

(a)	Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency that the Company may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company), as applicable, of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Not later than the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the exercise on a net-issuance basis procedure specified in Section 2(c) below is available and specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
(b)

Exercise Price. The exercise price per Warrant Share under this Warrant shall be $10.00, subject to adjustment hereunder as set forth in Section 3 (the “Exercise Price”), but in each case can in no event be less than the Par Value.

(c)

Net-Issuance Exercise. This Warrant may also be exercised, in whole or in part, at such time on a “net-issuance” basis (which will entail that the cash payment to be made is limited to the Par Value of each Warrant Share purchased) in which the Holder shall be entitled to receive a number of Warrant Shares determined as follows:

X = ((A - B) x C) / A

where:

(X) =	the number of Warrant Shares to be issued to the Holder on a net-issuance basis;
(A) =

as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day, (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day or (3) executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day), or (ii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder, minus the Par Value; and
(C) =

the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than on a net-issuance basis.

The number of Warrant Shares that would be surrendered by the Holder in connection with any exercise on a net-issuance basis would be equal to C-X.

If Warrant Shares are issued on a net-issuance basis, the parties acknowledge and agree that by virtue of the Holder having to make payment to the Company of the Par Value in cash, the exemption from registration provided under Section 3(a)(9) of the

Securities Act shall not be available to the Holder, such that the Warrant Shares issued thereby will be “restricted securities” and the holding period of the Warrant Shares being issued may not be tacked on to the holding period of this Warrant.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised on a net-issuance basis pursuant to this Section 2(c).

(d)Mechanics of Exercise.

(i)

Delivery of Warrant Shares Upon Exercise. The Company shall cause its transfer agent to issue the Warrant Shares and thereupon the Warrant Shares to be transmitted to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system if there is an effective resale registration statement permitting the resale of the Warrant Shares by the Holder and the Holder is contemporaneously reselling such Warrant Shares pursuant to such resale registration statement, and otherwise by physical delivery of a certificate, or reasonable evidence of issuance by book entry of ownership of the Warrant Shares registered on the books of the transfer agent in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the later of (i) the Standard Settlement Period after the delivery to the Company of the Notice of Exercise, and (ii) seven (7) Trading Days after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”); provided, however, in any event, the Company shall not be obligated to deliver Warrant Shares purchased until it has received the aggregate Exercise Price for such Warrant Shares. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(ii)

Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)

Rescission Rights. If the Company fails to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date (subject to receipt of the aggregate Exercise Price for the applicable exercise (or, in the case of exercise on a net-issuance basis, the aggregate Par Value of the Warrant Shares being purchased), then the Holder will have the right to rescind such exercise prior to the delivery of the Warrant Shares.

(iv)

No Fractional Shares or Scrip. No fractional Warrant Shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. As to any fraction of a Warrant Share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

(v)

Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any capital, stamp, issue, financial transaction and registration or transfer tax or other incidental expense payable in the United States, or in any other jurisdiction in which the Company may be domiciled or resident or to whose taxing jurisdiction it may be generally subject, in respect of the issuance, transfer or delivery of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder (“Specified Taxes”); provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all transfer agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares pursuant to the terms of this Warrant. If the Company shall fail to pay any Specified Taxes, the Holder shall be entitled to tender and pay the same and the Company covenants to reimburse and indemnify the Holder in respect of any payment thereof and any penalties payable in respect thereof.

(e)

Entitlement in respect of Warrant Shares. Warrant Shares issued and delivered on exercise of this Warrant will be validly issued, fully paid and non-assessable, and the Holder shall be entitled to all rights, distributions or payments in respect of such Warrant Shares from the record date or other due date for the establishment of entitlement for which falls on or after the relevant Exercise Date, except in any such case for any right excluded by mandatory provisions of applicable law. The Holder shall not be entitled to any rights, distributions or payments in respect of any Warrant Shares the record date or other due date for the establishment of entitlement for which falls prior to the date when the Warrant Shares are issued and delivered to the Holder.

(f)

Holder’s Exercise Limitations. The Holder may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 2(f); however, the Holder shall not be subject to this Section 2(f) unless he, she or it makes such election. If the election is made, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the Holder may specify) (the “Beneficial Ownership Limitation”) of the outstanding shares of Common Stock. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder, its Affiliates and Attribution Parties shall include the number of Warrant Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Warrant Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein that are beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith (other than as it relates to a Holder relying on the number of shares of Common Stock issued and outstanding as provided by the Company pursuant to this Section). To the extent that the limitation contained in this Section 2(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and, of which portion of this Warrant is exercisable up to the Beneficial Ownership Limitation shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s good faith determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case, subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of this Warrant that are not in compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are not in compliance with the Beneficial Ownership Limitation. For purposes of this Section 2(f), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Beneficial Ownership Limitation applicable to the Holder, provided, however, that any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3.Certain Adjustments.

(a)

Subdivision, consolidation or reclassification. If the Company at any time while this Warrant is outstanding: (i) subdivides outstanding Common Stock into a larger number of shares, (ii) combines (including by way of a reverse share split) outstanding Common Stock into a smaller number of shares or (iii) issues by reclassification of the Common Stock into any capital shares of the Company, then in each case the Exercise Price shall be adjusted by multiplying the Exercise Price by the following fraction:

(A/B)

where:

(A) =	is the aggregate number of shares of Common Stock issued and outstanding immediately before such subdivision, consolidation, reclassification or such change, as the case may be; and
(B) =	is the aggregate number of shares of Common Stock issued and outstanding immediately after such subdivision, consolidation, reclassification or such change, as the case may be.

The number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)	[Reserved].
(c)

VWAP Reset. If on the twenty-first trading day (the “Reset Termination Date”) following the six-month anniversary of the Closing, the VWAP of the Common Stock for the twenty Trading Day period commencing on the date that is six months after the Closing Date (the “Measurement Price”) is less than the Exercise Price then in effect, then the Exercise Price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) [$7.28]/[$5.00].

(d)

Adjustment Upon Issuance or Deemed Issuance of Common Stock. If and whenever during the period commencing on the execution date of the Subscription Agreement and ending on the Termination Date the Company issues or sells, or in accordance with this Section 3(d) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding the issuance of shares of Common Stock as a stock dividend, which shall adjust the Exercise Price as provided in Section 3(f), and shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company in connection with any Exempt Issuance) for Proceeds (the “New Issuance Price”) less than the Exercise Price then in effect (each such issue, sale or deemed issuance or sale, a “Dilutive Issuance”), where the aggregate amount of Proceeds received by the Company, together with such all prior issuances and sales (excluding, for the avoidance of doubt, any Exempt Issuance) conducted for the purpose of raising capital by the Company on or after the execution date of the Subscription Agreement that were excluded from this Section 3(d) by this clause, exceeds $500,000, then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.

For purposes of determining the adjusted Exercise Price under this Section 3(d), the following shall be applicable:

(i)

Options and Convertible Securities. The consideration per share received by the Company for shares of Common Stock deemed to have been issued pursuant to Section 3(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing

(1)

the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such

Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)

the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) deemed to be issued pursuant to Section 3(d)(ii) upon the issuance of such Options or Convertible Securities.

(ii)	Deemed Issuance of Common Stock Subject to Options and Convertible Securities.
(1)

If the Company at any time or from time to time shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be outstanding and to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)

If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than (x) proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 3(a) above and (y) automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein), the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price, which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(d)(ii)(2), if the terms of any Option or Convertible Security that was outstanding as of the Initial Exercise Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(d)(ii)(2) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iii)	Calculation of Consideration Received.
(1)

In case one or more Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) each such Option will be deemed to have been issued for the Option Value of such Option and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued or sold for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value of each such Options; provided, that, no share of Common Stock shall be deemed to have been issued for less than a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of any such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (A) one divided by (2) the total number of shares of Common Stock issued or issuable in the integrated transaction (including the number of shares underlying any Options and Convertible Securities).

(2)

If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the closing sale price of such publicly traded securities on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the holders of a majority in interest of this Warrant and the other common stock purchase warrants with substantially the same terms as this Warrant, with an initial exercise price of $10.00 per share, issued on the Initial Exercise Date, and then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority in interest of this Warrant and the other common stock purchase warrants, with an initial exercise price of $10.00 per share, issued on the Initial Exercise Date, and then outstanding. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(iv)

Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(v)

Expiration or Termination of Options or Convertible Securities. Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Securities (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Exercise Price pursuant to the terms of Section 3(d), the Exercise Price shall be readjusted to such Exercise Price as would have obtained had such Option or Convertible Securities (or portion thereof) never been issued.

(e)

Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time after the Initial Exercise Date the Company grants, issues or sells pro rata to the record holders of shares of Common Stock any rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock (“Purchase Rights”) at a price per share of Common Stock that is less than the VWAP of the Common Stock for the twenty Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such Purchase Rights, then in each case the Exercise Price shall be adjusted based on the following formula:

EP1 = EP0 x (OS0 + Y) / (OS0 + X)

where:

EP0	is the Exercise Price in effect immediately prior to the close of business on the Record Date for the issuance of such Purchase Rights;
EP1	is the Exercise Price in effect immediately after the close of business on the Record Date for the issuance of such Purchase Rights;
OS0	is the aggregate number of shares of Common Stock issued and outstanding immediately prior to the close of business on the Record Date for the issuance of such Purchase Rights;
X	is the aggregate number of shares of Common deliverable pursuant to such Purchase Rights; and
Y

is the number of shares of Common Stock equal to (i) the aggregate price payable to exercise such Purchase Rights, divided by (ii) the VWAP for the Common Stock for the twenty Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such Purchase Rights.

Any adjustment to the Exercise Price made under this Section 3(e) shall be made successively whenever any such Purchase Rights are issued and shall become effective immediately after the close of business on the Record Date for the issuance of such Purchase Rights. To the extent that shares of Common Stock are not delivered after the expiration of such Purchase Rights, the Exercise Price shall be increased to the Exercise Price that would then be in effect had the decrease with respect to the issuance of such Purchase Rights been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such Purchase Rights are not so issued, the Exercise Price shall be increased to the Exercise Price that would then be in effect if the Record Date for the issuance of such Purchase Rights had not occurred.

For purposes of this Section 3(e), in determining whether any Purchase Rights entitle the holders to subscribe for or purchase shares of Common Stock at a price per share of Common Stock that is less than the VWAP of the Common Stock for the twenty Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such Purchase Rights, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such Purchase Rights and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(f)

Adjustment for Dividends. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then in each case the Exercise Price shall be adjusted by multiplying the Exercise Price by the following fraction:

A - B

A

where:

(A) =	is the VWAP of one Warrant Share on the Ex-Date in respect of such Distribution; and
(B) =

is the portion of the Fair Market Value of the Distribution attributable to one Warrant Share, with such portion being determined by dividing the Fair Market Value of the Distribution by the number of shares of Common Stock entitled to receive the Distribution).

(g)	Fundamental Transaction.
(i)

If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (other than to the Company or a subsidiary of the Company), (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of shares of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding shares of Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the shares of Common Stock or any compulsory share exchange pursuant to which the shares of Common Stock are effectively converted into or exchanged for other securities, cash or property (other than as a result of a share subdivision, consolidation or reclassification of shares of Common Stock covered by Section 3(a)), or (v) the Company, directly or indirectly, in one or more related transactions consummates a share or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share or share purchase agreement or other business combination) or 50% or more of the voting power of the common equity of the Company (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of Warrant Shares for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For the avoidance of doubt, the Transaction shall be deemed not to be a Fundamental Transaction.

(ii)

For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of shares of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction in which less than seventy percent (70%) of the consideration receivable by the holders of shares of Common Stock in the applicable Fundamental Transaction is payable in the form of common equity of the Company or in the Successor Entity (or any holding company that owns 100% of the common equity interests of the Company or the Successor Entity, as appliable) that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted prior to or immediately following such Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable concurrently with the consummation of the Fundamental Transaction (or, if later, the later of (i) the date of the public announcement of the applicable Fundamental Transaction and (ii) within 30 days of the earlier of (A) the consummation of the Fundamental Transaction and (B) the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, that if holders of shares of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received shares of Common Stock or common stock of the Successor Entity (which Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds (or such other consideration) within the later of (i) five Business Days of the Holder’s election and (ii) the date of consummation of the Fundamental Transaction.

(iii)

The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(g) pursuant to written agreements in form and substance reasonably satisfactory to the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of capital shares of such Successor Entity (or its parent entity) equivalent to the Warrant Shares acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, (and solely if the holders of the Common Stock (and Common Stock Equivalents) immediately prior to consummation of the applicable Fundamental Transaction do not beneficially own upon consummation of such Fundamental Transaction, directly or indirectly (including through any one or more holding companies that owns 100% of the common equity interests of the Company or the Successor Entity), at least 50% of the voting power of the common equity of the Company or the Successor Entity, as applicable, with an exercise price which applies the Exercise Price hereunder to the shares of capital stock received by holders of shares of Common Stock in such Fundamental Transaction, but taking into account the relative value of the Warrant Shares and the value of such capital shares and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder.

(h)

Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(i)

Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 3, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein).

(j)	Notice to Holder.

(i)

Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(ii)

Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the shares of Common Stock, (B) the Company shall declare a redemption of the shares of Common Stock, (C) the Company shall authorize the granting to all holders of shares of Common Stock rights or warrants to subscribe for or purchase any capital shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the shares of Common Stock, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the shares of Common Stock are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the shares of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that, notwithstanding the foregoing, any notice delivery requirement hereunder shall also be deemed satisfied by filing or furnishing such communication with the Commission via the EDGAR system; provided, further, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided to the Holder in accordance with the terms of this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, unless determined by the Company that such filing would be harmful to the Company at such time, in which case the Company shall file such Form 8-K as soon as is reasonably practicable in its discretion. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(k)

Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

(l)	Transaction. Notwithstanding the foregoing, no adjustment to the Exercise Price shall be made as a result of the Transaction.
(m)	Redemption.
(i)

All but not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time commencing on the two-year anniversary of the Closing and ending on the Termination Date, upon notice to the Holder as provided in clause (ii) below, at the price of $0.01 per Warrant (“Redemption Price”), provided that the closing price of the Common Stock equals or exceeds $35.00 per share (subject to adjustment in accordance with Section 3(a) hereof), on each of twenty (20) Trading Days within any thirty (30) Trading Day period ending on the third Trading Day prior to the date on which notice of redemption is given; provided, that in the event that the Holder elects to exercise its Warrants in connection with any such redemption and such exercise would result in the Holder beneficially owning (as calculated in accordance with Section 2(f) hereof) shares of Common Stock in excess of the Beneficial Ownership Limitation, then any shares of Common Stock issued pursuant to such exercise in excess of the Beneficial Ownership Limitation shall instead be held in reserve by the Company and issued to the Holder as promptly as reasonably practicable following written notice from the Holder that the receipt of such shares will not cause the Holder to beneficially own shares of Common Stock in excess of the Beneficial Ownership Limitation.

(ii)

In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date to the Holders at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder received such notice.

(iii)

The Warrants may be exercised, for cash at the Company’s discretion, at any time after notice of redemption shall have been given by the Company pursuant to this clause (m) and prior to the Redemption Date. In the event the Company determines to require all Holders to exercise their Warrants on a “cashless basis”, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants. On and after the Redemption Date, the Holder shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

Section 4.Transfer of Warrant.

(a)

Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b)

New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto, and if applicable, shall reflect any adjustment to the Exercise Price prior to the date of such transfer or exchange.

(c)

Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

(d)

Transfer Restrictions. This Warrant and the Warrant Shares may only be transferred in compliance with U.S. state and federal securities laws and, if the transfer occurs on or prior to the Reset Termination Date, subject to the transferee agreeing to restrictions consistent with Section 14(d) of the Subscription Agreement in form and substance reasonably acceptable to the Company as a condition to such transfer. In connection with any transfer of this Warrant or the Warrant Shares other than pursuant to an effective registration statement, the Company may require the transferor to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of this Warrant or the Warrant Shares under the Securities Act.

(e)

Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.Miscellaneous.

(a)

No Rights as a Holder of Warrant Shares Until Exercise. This Warrant does not entitle the Holder to any rights as a holder of shares of Common Stock prior to the exercise hereof as set forth in Section 2(d)(i).

(b)

Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any certificate evidencing ownership of Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

(c)

Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

(d)	Provision for Issuance of Underlying Shares.
(i)

The Company covenants that, during the period the Warrant is outstanding, it will reserved from its authorized but unissued Common Stock a number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the exercise of any purchase rights under this Warrant (without regard to any limitation on exercise set forth herein and assuming an Exercise Price equal to the lower of (i) [$7.28]/[$5.00] and (ii) the Exercise Price then in effect). The Company will take all such reasonable action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

(ii)

The Company will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. The Company will use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii)

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(e)

Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the Borough of Manhattan in the City of New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Warrant), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of this

Warrant, then, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

(f)

Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(g)

Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

(h)

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via email at the e-mail address as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time, at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via email attachment at the e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto, or to such other address as the Company or the Holder may indicate by a notice delivered to the other from time to time.

(i)

Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any shares of Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(j)

Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

(k)

Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(l)	Amendment. This Warrant may be modified, waived or amended or the provisions hereof waived with the written consent of the Company and the Holder.
(m)

Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(n)	Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to Purchase Common Stock to be duly executed by their respective authorized signatories as of the date first indicated above.

[PUBCO]		Address for Notice:

By:
Name:
	Title:	Email:

With a copy to (which shall not constitute notice):

IN WITNESS WHEREOF, the undersigned have caused this Warrant To Purchase Common Stock to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:

Signature of Authorized Signatory of Purchaser:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Authorized Signatory:

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Warrant Shares:

EIN Number:

SCHEDULE A

“Action” means any action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the applicable party, threatened against or affecting the applicable party or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable contemplated Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable contemplated Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the highest VWAP during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 3(g), (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date and (E) a zero cost of borrow.

“Bloomberg” means Bloomberg L.P.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Closing Date” means the Trading Day on which the Transaction is consummated.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any debt, preference shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of Common Stock, and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, shares of Common Stock.

“Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock and any securities of the Company that when paired with one or more other securities of the Company or another entity entitles the holder thereof to receive, shares of Common Stock.

“Ex Date” means, in relation to any Distribution, the first Trading Day on which the Common Stock is traded ex-the relevant Distribution.

“Exempt Issuance” means the issuance of (a) any securities of the Company to employees, officers or directors, consultants, contractors, vendors or other agents of the Company or its subsidiaries pursuant to any share or option plan duly adopted for such purpose or any other compensatory arrangement with a director, executive officer, employee or agent approved by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company or its subsidiaries, (b) securities pursuant to the Purchase Agreements or the Merger Agreement and securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreements or the Merger Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Closing Date, provided that such securities have not been amended since the Closing Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with share consolidations, share divisions and automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such securities which are not more favorable to the holder thereof than the anti-dilution and similar provisions set forth herein) or to extend the term of such securities, (c) any securities of the Company at or prior to the Closing Date to the investors listed on Schedule B hereto, in each case including any “affiliate” (as defined in Rule 144 under the Securities Act) thereof, for aggregate proceeds not exceeding $60 million, (d) the Underlying Shares, and (e) securities issued pursuant to any merger, acquisition or strategic transaction or partnership, provided that (i) such securities are issued as “restricted securities” (as defined in Rule 144) or are issued pursuant to an effective registration statement pursuant to the Securities Act and (ii) any such issuance shall only be to a Person (or to direct or indirect the equityholders and/or debtholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset that the Company determines in good faith is similar, reasonably related, incidental or ancillary to the then business or operations of the Company and its subsidiaries or their assets or is otherwise to be used or useful in such business or operations, but any such Exempt Issuance shall not include a transaction in which the Company is issuing securities (x) primarily for the purpose of raising capital, including an at-the-market offering, or (y) to an entity whose primary business is investing in securities (excluding, for the avoidance of doubt, any holding company or parent of a Person described above).

“Fair Market Value” means, on any date:

(a)	in the case of a cash Distribution, the amount of such cash Distribution;
(b)

the case of a Distribution of Securities (including shares of Common Stock), Spin-Off Securities, options, warrants or other rights or assets that are publicly traded on a Relevant Stock Exchange, the arithmetic mean of the daily VWAP of such Securities; and

(c)

in the case of Securities, Spin-Off Securities, options, warrants or other rights or assets that are not publicly traded on a Relevant Stock Exchange, an amount equal to the fair market value of such Securities, Spin-Off Securities, options, warrants or other rights or assets as determined in good faith by the Board of Directors of the Company, on the basis of a commonly accepted market valuation method and taking account of such factors as it considers appropriate, including the market price per share of Common Stock, the dividend yield of a share of Common Stock, the volatility of such market price, prevailing interest rates and the terms of such Securities, Spin-Off Securities, options, warrants or other rights or assets, and including as to the expiration date and exercise price or the like (if any) thereof.

“Merger Agreement” means the Agreement and Plan of Merger, dated April 20, 2026 (as may be amended, supplemented or otherwise modified from time to time), by and among the Company and the other parties thereto.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Option Value” means the value of an Option based on the Black-Scholes Option Pricing model obtained from the “OV” function on Bloomberg determined as of (A) the Trading Day prior to the public announcement of the issuance of the applicable Option, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of the applicable Option as of the applicable date of determination, (ii) an expected volatility equal to the greater of 40% and the 100 day volatility obtained from the HVT function on Bloomberg as of (A) the Trading Day immediately following the public announcement of the applicable Option if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iii) the underlying price per share used in such calculation shall be the highest weighted average price of the shares of Common Stock during the period beginning on the Trading Day prior to the execution of definitive documentation relating to the issuance of the applicable Option and ending on (A) the Trading Day immediately following the public announcement of such issuance, if the issuance of such Option is publicly announced or (B) the Trading Day immediately following the issuance of the applicable Option if the issuance of such Option is not publicly announced, (iv) a zero cost of borrow and (v) a 360 day annualization factor, provided, however, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, in no event shall the Option Value exceed a fraction of the aggregate consideration received (excluding the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities) equal to (1) the number of shares of Common Stock underlying such Option divided by (2) the total number of shares of Common Stock issued or issuable in the integrated transaction (including the number of shares underlying such Option).

“Par Value” means the par value of one share of Common Stock at such time.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding, whether commenced or threatened.

“Proceeds” means, in respect of any Dilutive Issuance:

(i)

in the case of an issuance by the Company of new shares of Common Stock (in each case other than upon exercise of rights of conversion into, or exercise or exchange for, or the right to otherwise acquire, any shares of Common Stock issuable pursuant to Options and Convertible Securities), the aggregate amount of the gross proceeds received by the Issuer in respect of such Dilutive Issuance;

(ii)	in the case of an issuance of Options and Convertible Securities, the aggregate amount of consideration received or receivable by the Company determined in accordance with Section 3(d)(i)(1).

“Purchase Agreements” means the several Subscription Agreements, between the Company and certain original holders of warrants to purchase common stock, with an initial exercise price of $10.00 per share, issued on the Initial Exercise Date, as amended, modified or supplemented from time to time in accordance with its terms.

“Relevant Stock Exchange” means:

(a)

in respect of the Common Stock, the Trading Market or, if at the relevant time the Common Stock is not at that time listed or traded on the Trading Market, the principal stock exchange or securities market on which the Common Stock then listed, quoted, traded or dealt in; and

(b)

In respect of any Securities (other than Common Stock), Spin-Off Securities, options, warrants or other rights or assets, the principal stock exchange or securities market on which such Securities, Spin-Off Securities, options, warrants or other rights or assets are then listed, quoted, traded or dealt in.

“Securities” means any securities including, but not limited to, shares of Common Stock and other capital stock of the Company, restricted share units, or options, warrants or other rights to subscribe for or purchase or acquire shares of Common Stock or any other capital stock of the Company.

“Spin-Off Securities” means equity share capital of an entity other than the Company or options, warrants or other rights to subscribe for or purchase equity share capital of an entity other than the Company.

“Subscription Agreement” means the Subscription Agreement, dated as of the date hereof, between the Company and the initial Holder of this Warrant.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction” means the transactions contemplated by the Merger Agreement.

“Transaction Documents” means this Warrant, the other warrants to purchase common stock, with substantially the same terms as this Warrant, with an initial exercise price of $10.00 per share, issued on the Initial Exercise Date, the Subscription Agreement and all exhibits and schedules thereto.

“Underlying Shares” means the Warrant Shares issuable upon exercise of this Warrant and the other warrants to purchase common stock, with substantially the same terms as this Warrant, with an initial exercise price of $10.00 per share, issued on the Initial Exercise Date.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), with each such Trading Day weighted equally regardless of the aggregate trading volume for such Trading Day, (b) if OTCQB or OTCQX is not a Trading Market, the arithmetic mean of the daily volume weighted average prices of the Common Stock for each of the 20 Trading Days preceding such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, calculated in the same manner as clause (a), (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the average of the highest closing bid price and the lowest closing ask price of the Common Stock for the 20 Trading Days preceding such date, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company. For the avoidance of doubt, the daily volume weighted average price for each individual Trading Day shall be determined by Bloomberg L.P. in accordance with its standard methodology, and the VWAP for the applicable period shall be calculated by summing such daily values and dividing by the number of Trading Days in the measurement period (i.e., 20 Trading Days), such that each Trading Day’s price is given equal weight irrespective of trading volume.

EXHIBIT A

NOTICE OF EXERCISE

TO:	[PUBCO]

Attn:

Email:

(1)

The undersigned hereby elects to purchase              Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)	Payment shall take the form of (check applicable box):
☐	in lawful money of the United States; or
☐

if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the exercise on a net-issuance basis procedure set forth in subsection 2(c).

(3)	Please issue said Warrant Shares in the name of, and deliver any cash payable for any fractional Warrant Shares to, the undersigned or in and to such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

(4)

In connection with the exercise of this Warrant, or the portion hereof above designated, the undersigned acknowledges, represents to and agrees with the Company that the undersigned is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company and has not been an “affiliate” (as defined in Rule 144 under the Securities Act) during the three months immediately preceding the date hereof.

(5)

The undersigned further acknowledges (and if the undersigned is acting for the account of another person, that person has confirmed that it acknowledges) that the Warrant Shares received upon exercise of this Warrant (or securities represented thereby) have not been registered under the Securities Act and are “restricted securities”.

(6)	The undersigned further certifies that either:
(a)

The undersigned is, and at the time Warrant Shares are delivered upon exercise of this Warrant will be, the holder of the Warrant Shares, and the undersigned is not a U.S. person (as defined in Regulation S under the Securities Act) and is located outside the United States (within the meaning of Regulation S) and acquired, or have agreed to acquire and will have acquired, the Warrants being exercised and the Warrant Shares and being delivered upon exercise outside the United States.

OR

(b)	The undersigned is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) acting for its own account or for the account of one or more qualified institutional buyers and the undersigned is (or such account or accounts are) the sole beneficial owner(s) of the Warrant Shares to be received upon exercise of this Warrant.

The undersigned hereby instructs the Company register the Warrant Shares in the name of:

1.	Name of Beneficial Owner to receive Warrant Shares:
2.	Address of Beneficial Owner to receive Warrant Shares:
3.	Number of Warrant Shares to be issued:
4.	Beneficial Owner’s Tax ID Number:
5.	Contact Name and Tel No/email address:

For any settlement inquiries, please contact [     ]:

[ ]
[SIGNATURE OF HOLDER]
Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

Signature Guarantee

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Warrant Shares are to be issued other than to and in the name of the registered holder.

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please Print)

Address:

(Please Print)

Phone Number:

Email Address:

Dated: ,

Holder’s Signature:

Holder’s Address:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Pubco and Forge Nano are each Delaware corporations. Section 145 of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party (or is threatened to be made a party) to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may also indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. The DGCL provides that Section 145 of the DGCL is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Pubco’s and Forge Nano’s bylaws each contain provisions that require it to indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of such entity or, while a director or officer of such entity, is or was serving at the request of such as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person, to the fullest extent permitted by the DGCL, as it may be amended from time to time.

In addition, the Current Forge Nano Charter and the Proposed Charter contain provisions requiring such entity to indemnify and advance expenses to any director incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to such entity a written undertaking to repay such amount if it shall ultimately be determined that such director is not entitled to be indemnified by such entity.

As permitted by Section 102(b)(7) of the DGCL, the Current Forge Nano Charter and Pubco’s Certificate of Incorporation (as will be in effect upon completion of the Business Combination) each contains provisions eliminating the personal liability of directors to such entity or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under the DGCL.

Pubco expects to maintain standard policies of insurance under which coverage is provided (a) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act by such persons in their respective capacities as officers and directors Pubco, and (b) to Pubco with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1†**

Agreement and Plan of Merger, dated April 20, 2026, by and among Archimedes Tech SPAC Partners II Co., ATII Holdings Inc., ATII Merger Sub Inc., ATII Merger Sub II, LLC and Forge Nano, Inc. (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement)

2.2*	Plan of Merger
3.1**	Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 filed on the Company’s Current Report on Form 8-K, filed on February 14, 2025)
3.2*	Form of Amended and Restated Certificate of Incorporation of Pubco (included as Annex B-1 to the proxy statement/prospectus, which is a part of this Registration Statement)
3.3*	Form of Bylaws of Pubco (included as Annex B-2 to the proxy statement/prospectus, which is a part of this Registration Statement).
3.4*	Plan of Merger
4.1*	Specimen Warrant Certificate
4.2**

Warrant Agreement, dated February 10, 2025, by and between Archimedes Tech SPAC Partners II Co. and Odyssey Transfer and Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 filed on the Company’s Current Report on Form 8-K, filed on February 14, 2025).

4.3*	Form of Ascent Warrant Agreement (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed on April 20, 2026)
4.4*	Warrant to Purchase Shares of Common Stock, dated January 31, 2020, by and among Forge Nano, Inc. and Saoradh Energy Partners LLC
4.5*	Warrant to Purchase Stock, dated May 24, 2022, by and among Forge Nano, Inc. and Silicon Valley Bank
4.6*	Stock Purchase Warrant, dated April, 2023, by and among Forge Nano, Inc. and OIC Investment Agent, LLC
4.7*	Common Stock Purchase Warrant, dated April, 2023, by and among Forge Nano, Inc. and OIC Investment Agent, LLC
4.8**	Form of PIPE Warrant Certificate (included as Annex I to the proxy statement/prospectus, which is a part of this Registration Statement)

5.1*	Opinion of Loeb & Loeb LLP

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrisson LLP regarding tax matters.
8.2*	Opinion of Loeb & Loeb LLP regarding tax matters

10.1**

Letter Agreement, dated February 10, 2025, by and among Archimedes Tech SPAC Partners II Co., its officers, its directors and Archimedes Tech SPAC Sponsors II LLC (incorporated by reference to Exhibit 10.1 filed on the Company’s Current Report on Form 8-K, filed on February 14, 2025).

10.2**

Investment Management Trust Agreement, dated February 10, 2025, by and between Archimedes Tech SPAC Partners II Co. and Odyssey Transfer and Trust Company (incorporated by reference to Exhibit 10.2 filed on the Company’s Current Report on Form 8-K, filed on February 14, 2025).

10.3**

Registration Rights Agreement, dated February 10, 2025, by and among Archimedes Tech SPAC Partners II Co., Archimedes Tech SPAC Sponsors II LLC and the holders signatory thereto (incorporated by reference to Exhibit 10.3 filed on the Company’s Current Report on Form 8-K, filed on February 14, 2025).

10.4**

Private Placement Warrants Purchase Agreement, dated February 10, 2025, by and between Archimedes Tech SPAC Partners II Co. and ATII Holdings (incorporated by reference to Exhibit 10.4 filed on the Company’s Current Report on Form 8-K, filed on February 14, 2025).

Exhibit No.	Description
10.5**

Administrative Services Agreement, dated February 10, 2025, by and between Archimedes Tech SPAC Partners II Co. and Archimedes Tech SPAC Sponsors II LLC (incorporated by reference to Exhibit 10.7 filed on the Company’s Current Report on Form 8-K, filed on February 14, 2025).

10.6**	Purchaser Support Agreement (included as Annex C to the proxy statement/prospectus, which is a part of this Registration Statement)
10.7**	Form Lock-Up Agreement (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement)
10.8**	Form of Amended and Restated Registration Rights Agreement (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement)
10.9*+	Forge Nano Holdings Inc. 2026 Omnibus Incentive Plan
10.10**	Form of PIPE Subscription Agreement (included as Annex H to the proxy statement/prospectus, which is a part of this Registration Statement)
10.11*	OIC Credit Facility, dated April, 2023, by and among Forge Nano, as borrower, the lenders from time to time party thereto, and OIC Investment Agent, LLC, as administrative agent and collateral agent
10.12*	Amended and Restated Loan and Security Agreement, dated May 24, 2022, by and among Forge Nano and Silicon Valley Banks

23.1***	Consent of WithumSmith+Brown, PC.
23.2***	Consent of Baker Tilly US, LLP.
23.3***	Consent of WithumSmith+Brown, PC.

23.4*	Consent of Loeb & Loeb, LLP (included as part of Exhibit 5.1 hereto).

24.1**	Power of Attorney (contained on the original signature page to this registration statement).

97.1*	Clawback Policy
99.1*	Form of Preliminary Proxy Card.
99.2**	Consent of Paul Lichty to be named as a Director of Pubco.
99.3**	Consent of Michael Danner to be named as a Director of Pubco.
99.4**	Consent of Millicent Pitts-DiCicco to be named as a Director of Pubco.
99.5**	Consent of Jimmy Smith to be named as a Director of Pubco.
99.6**	Consent of Ben Landen to be named as a Director of Pubco.
99.7**	Consent of David Goggins to be named as a Director of Pubco.

99.8***	Consent of Kamal Bherwani to be named as a Director of Pubco.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107**	Calculation of Registration Fee Table
*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.
+	Indicates a management or compensatory plan.
†

Certain schedules and similar attachments to this Exhibit have been omitted or redacted in accordance with Items 601(a)(5), 601(b)(2)(ii) or 601(b)(10)(iv) of Regulation S-K. ATII agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

Item 22. Undertakings.

The registrants each hereby undertake as follows:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the each registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)

Each registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)

Each registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Claymont, Delaware, on the 22nd day of June, 2026.

ATII Holdings Inc.

By:	/s/ Long Long
	Name:	Long Long
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Long Long	Chief Executive Officer, Chief Financial Officer and Director	June 22, 2026
Long Long	(principal executive officer and
principal financial and accounting officer)

Pursuant to the requirements of the Securities Act of 1933, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thornton, Colorado, on the 22nd day of June, 2026.

FORGE NANO, INC.

By:	/s/ Paul Lichty
	Name:	Paul Lichty
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title	Date

/s/ Paul Lichty	Chief Executive Officer and Director	June 22, 2026
Paul Lichty	(principal executive officer)

/s/ Michael Kleinberg	Chief Financial Officer	June 22, 2026
Michael Kleinberg	(principal financial and accounting officer)

*	Director	June 22, 2026
Millicent Pitts-DiCicco

*	Director	June 22, 2026
David Goggins

*	Director	June 22, 2026
Michael Danner

*	Director	June 22, 2026
Jimmy Smith

*By:	/s/ Michael Kleinberg
Name: Michael Kleinberg
Title: Attorney-in-Fact